As filed with the Securities and Exchange Commission on November 10, 2004

Registration No. 333-72184

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 9

TO

FORM S-4

REGISTRATION STATEMENT

Under The Securities Act of 1933

CBOT Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6231 (Primary Standard Industrial Classification Code Number) 141 West Jackson Boulevard Chicago, Illinois 60604 (312) 435-3500	36-4468986 (I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carol A. Burke

Executive Vice President and Chief of Staff

CBOT Holdings, Inc. and

Board of Trade of the City of Chicago, Inc.

141 West Jackson Boulevard

Chicago, Illinois 60604

(312) 435-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph P. Gromacki Michael T. Wolf Jenner & Block LLP One IBM Plaza Chicago, Illinois 60611 (312) 222-9350

Approximate date of commencement of proposed sale to public: As promptly as practicable after this Registration Statement becomes effective and the satisfaction or waiver of certain other conditions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this document may change. We may not complete the transactions described in this document, and issue the securities described in this document, until the registration statement is filed with the Securities and Exchange Commission and is declared effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROXY STATEMENT AND PROSPECTUS (SUBJECT TO CHANGE) DATED NOVEMBER 10, 2004

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

141 WEST JACKSON BOULEVARD

CHICAGO, ILLINOIS 60604

Dear Members:

We are sending you this proxy statement and prospectus in connection with an important membership vote on a proposed restructuring of the Chicago Board of Trade. The proposed “restructuring transactions” result from an extensive evaluation process that evolved through time to recognize not only the benefits of restructuring to improve our competitiveness and achieve structural flexibility but also the importance of preserving our ability to provide trading benefits and opportunity to our members. The restructuring transactions are designed to convert our organization from a not-for-profit membership company into a for-profit stock company, modernize our corporate governance structure and enable us, following a further approval by our stockholders after the restructuring, to facilitate public markets for our equity securities and engage in capital-raising transactions and other securities issuances.

As a result of the completion of the restructuring transactions, you will receive a combination of interests consisting of shares of Class A common stock of a new holding company, “CBOT Holdings,” and one of the five series of memberships in a nonstock subsidiary, the “CBOT subsidiary,” that corresponds to the class of CBOT membership that you currently hold. You will receive your shares of Class A common stock of CBOT Holdings as a dividend from the CBOT and, as a result of a merger, your existing CBOT membership will be converted into and exchanged for your new Class B membership in the CBOT subsidiary. Our members will receive a total of 49,359,836 shares of Class A common stock of CBOT Holdings and up to 3,617 combinations of interests, each consisting of Class A common stock of CBOT Holdings and a Class B membership in the CBOT subsidiary.

The Class A common stock of CBOT Holdings will represent an equity ownership interest in that company, and will have some traditional features of common stock, including equal per share dividend, voting and liquidation rights. Each series of Class B membership in the CBOT subsidiary will represent trading rights and privileges in the restructured CBOT that correspond to the trading rights and privileges currently associated with one of the current classes of membership in the CBOT. The shares of Class A common stock of CBOT Holdings and Class B memberships in the CBOT subsidiary will be subject to certain transfer restrictions. We do not currently intend to list either the Class A common stock of CBOT Holdings or the memberships in the CBOT subsidiary on any stock exchange immediately following completion of the restructuring transactions.

Our Full and Associate Members will be asked to vote on five propositions relating to the restructuring transactions at a special meeting called for this purpose. No other class of membership will be entitled to vote on the restructuring transactions. The restructuring transactions will be approved if Full and Associate Members, voting together as a single class based on their respective voting rights, cast at least 300 votes at the special membership meeting and each proposition is approved by the Full and Associate Members in accordance with the current certificate of incorporation and bylaws, rules and regulations of the CBOT and applicable law. No members have entered into any arrangement with us to vote in favor of any of these propositions. Our board of directors has approved the restructuring transactions and recommends that Full and Associate Members approve each of the propositions.

WE URGE YOU TO READ THIS DOCUMENT CAREFULLY, INCLUDING THE “ RISK FACTORS” SECTION THAT BEGINS ON PAGE 21.

Sincerely,

/s/    CHARLES P. CAREY

Charles P. Carey

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This document is dated         , 2004 and was first mailed, with the form of proxy, to members on or about         , 2004.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

141 WEST JACKSON BOULEVARD

CHICAGO, ILLINOIS 60604

NOTICE OF SPECIAL MEETING

To Our Voting Members:

A special membership meeting will be held at 2:30 p.m., Central Time, on              , 2004, in the Visitor Center Theater, Fifth Floor, at our offices at 141 West Jackson Boulevard, Chicago, Illinois 60604. The purpose of the meeting is for Full and Associate Members of the CBOT to vote on five propositions relating to the restructuring transactions: (1) the approval and adoption of the agreement and plan of merger that will facilitate the restructuring of the CBOT; (2) the approval and adoption of new bylaws of the CBOT, as well as technical amendments to the bylaws of the CBOT identifying the current members of the CBOT as “members” for corporate law purposes; (3) the approval and ratification of the equity allocation established by the settlement of the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs; (4) the approval and ratification of the agreements among the CBOT, CBOT Holdings and Chicago Board Options Exchange relating to the “CBOE exercise right” of Full Members to become a member of the CBOE without having to purchase a membership; and (5) the approval and ratification of changes to our corporate governance structure and all other restructuring-related matters.

At the special meeting, Full and Associate Members will be entitled to vote on these matters. Full Members will be entitled to one vote for each Full Membership owned and Associate Members will be entitled to one-sixth of one vote for each Associate Membership owned. In accordance with our certificate of incorporation, bylaws, rules and regulations, no other class of membership will be entitled to vote on the restructuring transactions. Unless ALL FIVE of these propositions are approved, the restructuring transactions will not be completed.

We have enclosed a proxy ballot for your use in voting on the propositions. The special meeting of the membership and related proxy ballot solicitation will be conducted in accordance with our certificate of incorporation, bylaws and rules and regulations and applicable law.

In connection with the proxy ballot solicitation, please note the following:

•	Please mark the enclosed proxy ballot with respect to each proposition and provide your signature, printed name and date where indicated, and enclose and seal the completed proxy ballot in the gold envelope addressed to the Secretary of the CBOT. Each proxy ballot must be signed in order to be effective.

•	Print your name in the upper left-hand corner of the gold envelope and deliver or mail it to the Secretary’s Office. Alternatively, you may submit your completed proxy ballot to the Secretary’s Office by depositing the proxy ballot in the ballot box located in the fourth floor lobby of our offices between the hours of 8:00 a.m. and 2:15 p.m., Central Time, on , 2004.

Proxy ballots that are duly executed and submitted with no voting direction as to a given proposition will be counted for purposes of constituting a quorum but will not be treated as votes cast with respect to such proposition. Proxies that are marked both “FOR” and “AGAINST” a given proposition will not be counted for purposes of constituting a quorum and will not be treated as votes cast with respect to such proposition. Proxy ballots must be received at the Board of Trade of the City of Chicago, Inc., Office of the Secretary, 141 West Jackson Boulevard, Chicago, Illinois 60604 prior to 2:15 p.m., Central Time, on             , 2004 in order to be counted.

Returning your completed proxy ballot will not prevent you from voting in person at the special meeting of the membership if you are present and wish to vote. Please note, however, that if you vote by proxy ballot, you will not need to attend the special meeting of the membership, or take any further action in connection with the special meeting, because you already will have directed the proxy how you wish to vote with respect to the propositions. You may revoke your proxy ballot any time before the special meeting of the membership by providing written notice to the Secretary or by submission of a later-dated proxy ballot.

Our board of directors has carefully considered and approved the restructuring transactions and recommends that Full and Associate Members of the CBOT vote “FOR” each of the five propositions relating to the restructuring transactions being submitted for their approval.

By Order of the Board of Directors,

/s/ PAUL J. DRATHS

Paul J. Draths

Vice President and Secretary

                        , 2004

Page
Summary	1
Risk Factors	21
The Restructuring Transactions	36
Capitalization	75
Selected Consolidated Financial Data	76
Management’s Discussion and Analysis of Financial Condition and Results of Operations	78
Our Business	106
Management and Executive Compensation	136
Description of Capital Stock of CBOT Holdings	151
Description of Class B Memberships in the CBOT Subsidiary	161
Comparison of the Rights of Members of the CBOT Prior to and After Completion of the Restructuring Transactions and After the Second Approval and Initial Public Offering	168
Shares and Memberships Eligible for Future Sale	180
Material U.S. Federal Income Tax Consequences of the Restructuring Transactions	182
Special Meeting and Proxy Information	184
Legal Matters	191
Experts	191
Additional Information	191
Deadline for Inclusion in 2005 Proxy Statement	192
Where You Can Find More Information	192

Appendix A
Board of Trade of the City of Chicago, Inc. and Subsidiaries’ Financial Statements	A-1
Appendix B
Pro Forma Financial Information of Board of Trade of the City of Chicago, Inc. and Subsidiaries	B-1
Appendix C
Agreement and Plan of Merger	C-1
Appendix D
Appendix D-1: August 7, 2001 Agreement between the Board of Trade of the City of Chicago, Inc. and Chicago Board Options Exchange Incorporated	D-1
Appendix D-2: October 7, 2004 Letter Agreement among the Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago Board Options Exchange Incorporated	D-2
Appendix E
Form of Amended and Restated Certificate of Incorporation of CBOT Holdings, Inc.	E-1
Appendix F
Form of Amended and Restated Bylaws of CBOT Holdings, Inc.	F-1
Appendix G
Form of Amended and Restated Certificate of Incorporation of the Board of Trade of the City of Chicago, Inc.	G-1
Appendix H
Form of Amended and Restated Bylaws of the Board of Trade of the City of Chicago, Inc.	H-1
Appendix I
Form of Technical Amendments to the Amended and Restated Bylaws of the Board of Trade of the City of Chicago, Inc.	I-1
Appendix J
Status of Certain Current CBOT Rules and Regulations as a Result of the Restructuring Transactions	J-1

i

SUMMARY

In this summary, we highlight selected information described in greater detail elsewhere in this document. This summary does not contain all of the information contained in this document which you should consider before voting on the propositions relating to the restructuring transactions and may not contain all of the information that is important to your individual situation. Consequently, you should read this entire document very carefully before voting on the propositions relating to the restructuring transactions.

Our Business (See page 106)

Established in 1848, we are a leading futures and options on futures exchange. Our more than 3,600 members trade over 50 different futures contracts and options on futures contracts on our markets through our open outcry markets and/or our electronic trading system. We are currently the third largest futures exchange in the world, based on contract volume for future and options on futures contracts in 2003. The volume of contracts traded on our markets in 2003 was about 454 million contracts, which was a record number of contracts traded on our markets in any given year. In October 2004, we broke this previous record with about 494 million contracts traded on our markets year to date in 2004.

We offer markets in futures contracts and options on futures contracts in four broad product categories: agricultural products, interest rate products, stock market indices and metals. In particular, we offer markets in agricultural products such as wheat, corn, soybeans and rough rice, and interest rate products such as U.S. Treasury bonds and notes, Federal Funds Rate, interest rate swaps, and municipal bonds and notes, and German debt instruments, including Bunds, Bobls and Schatz. In addition, our stock market index markets include the Dow Jones Industrial Average and our metals markets include full-sized and mini-sized contracts for gold and silver.

We also engage in market surveillance and financial supervision activities designed to ensure market integrity and provide financial safeguards for users of our markets. Further, we market and distribute real-time and historical market data generated from trading activity in our markets to users of our products and related cash and derivative markets.

Our principal executive offices are located at 141 West Jackson Boulevard, Chicago, Illinois 60604, and our telephone number is (312) 435-3500.

Our Proposed Restructuring (See page 53)

The restructuring transactions will change our organization from a not-for-profit company with members to a for-profit company with stockholders. This type of transaction is sometimes called a demutualization. The for-profit company will be CBOT Holdings. After the restructuring transactions, our members will become stockholders of CBOT Holdings, a stock, for-profit holding company that will initially hold as its principal asset an interest in the CBOT, which will become a nonstock, for-profit subsidiary of CBOT Holdings and will continue to operate our futures exchange business, and members of the CBOT subsidiary with trading rights and privileges at the futures exchange operated by the CBOT subsidiary. The restructuring transactions are designed to:

•	demutualize our organization by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to our members, while maintaining the CBOT as a nonstock subsidiary of CBOT Holdings;

•	modernize our corporate governance structure by, among other things, adopting new mechanisms for initiating and voting on stockholder and member proposals, providing for a modest reduction in the size of our board and modifying the nomination and election process for directors as well as the terms of office and qualifications of directors; and

•	facilitate the creation of public markets for equity securities of CBOT Holdings and engage in capital-raising transactions and other securities issuances following a subsequent approval by the stockholders of CBOT Holdings.

We believe that the restructuring of our exchange will enable us to enhance our competitiveness within the futures industry, including within both the open outcry and electronic trading markets, while preserving our ability to provide trading benefits and opportunities to our members. We believe that the restructuring transactions will allow us to:

•	maximize the value of our business by adopting a for-profit approach to business with a view towards optimizing volume, efficiency and liquidity in the markets we provide;

•	increase our ability to respond more efficiently to changes within the industry, markets and regulations that govern us by modernizing our corporate governance structure;

•	continue to provide trading benefits and opportunities to our members;

•	segregate more easily our different lines of business into separate subsidiaries through a holding company structure, which could provide greater flexibility in administration and allow these subsidiaries to focus more effectively on particular markets, products or services;

•	distribute profits from the operation of our business to our stockholders as permitted by applicable law; and

•	facilitate the creation of public markets for the equity securities of CBOT Holdings and engage in capital-raising transactions and other securities issuances following a subsequent approval by the stockholders of CBOT Holdings.

We do not believe that the completion of the restructuring transactions will cause any interruption to the day-to-day operation of our businesses, including our electronic trading system.

As a result of the restructuring transactions, each CBOT member will receive:

•	shares of Class A common stock of CBOT Holdings, designated in three series to be known as Series A-1, A-2 and A-3; and

•	one of the five series of Class B memberships in the CBOT subsidiary that corresponds to the class of CBOT membership currently held.

The number of shares of Class A common stock of CBOT Holdings to be received by each member will be determined in accordance with our settlement of a lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs challenging our previously proposed allocation methodology. Of the total shares of Class A common stock to be received by each member, about one-third will be issued as Series A-1, about one-third will be issued as Series A-2 and about one-third will be issued as Series A-3. The Class A common stock is being issued in three series in order to implement certain transfer restrictions applicable to the shares. The three series of Class A common stock will be identical except that the transfer restrictions associated with each series will be of a different duration.

Class A Common Stock of CBOT Holdings (See page 151)

The Class A common stock of CBOT Holdings will represent an equity ownership interest in that company and will have traditional features of common stock, including dividend, voting and liquidation rights. The Class A common stock will provide the holder with the right to receive dividends as determined by the CBOT

Holdings board of directors and the right to share in the proceeds of liquidation, in each case ratably on the basis of the number of shares held. We do not currently anticipate that CBOT Holdings will pay dividends on its common stock for the foreseeable future.

The holders of the Class A common stock will have the right to vote on all matters upon which the stockholders of CBOT Holdings will be entitled to vote generally, including the election of directors. On all such matters, the holders of Series A-1, A-2 and A-3 common stock will vote as a single class, with equal per share voting rights. The holders of Class A common stock will also have the right to vote on any proposal for any transaction either involving the sale of a significant amount of CBOT Holdings’ assets to a third party or in which CBOT Holdings proposes to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary. Further, it will require the approval of the holders of the Class A common stock of CBOT Holdings for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any of the following proposals:

•	any merger of the CBOT subsidiary with a third party;

•	any transaction involving the sale of a significant amount of the CBOT subsidiary’s assets to a third party;

•	any transaction in which the CBOT subsidiary proposes to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary; or

•	any dissolution or liquidation of the CBOT subsidiary.

Amendments to the certificate of incorporation of CBOT Holdings will generally require the approval of the board of directors of CBOT Holdings and the approval of a majority of the outstanding shares of Class A common stock. In addition, the board of directors of CBOT Holdings will have the authority to adopt, amend or repeal the bylaws of CBOT Holdings without the approval of stockholders. However, the holders of Class A common stock will also have the right to initiate, without the approval of the board of directors of CBOT Holdings, proposals to adopt, amend or repeal the bylaws of CBOT Holdings. The holders of Class A common stock can also make non-binding recommendations that the board of directors of CBOT Holdings consider proposals that, as a matter of Delaware law, require the approval of the board of directors of CBOT Holdings.

Allocation of CBOT Equity Ownership Interests Among CBOT Members in the Restructuring Transactions (See page 69)

The methodology for allocating equity ownership interests in CBOT Holdings among the five classes of CBOT members was established by the terms of the settlement of the lawsuit brought in 2000 by certain Associate Members, Government Investment Market Memberships or “GIMs,” Index, Debt and Energy Market Memberships or “IDEMs” and Commodity Options Market Memberships or “COMs” regarding the allocation of equity ownership interests among the classes of CBOT members pursuant to the contemplated restructuring strategy. This lawsuit challenged an allocation methodology previously proposed in connection with the restructuring of the CBOT. In February 2004, the CBOT and representatives of a certified class of plaintiffs consisting of the Associate Members, GIMs, IDEMs and COMs entered into an agreement to settle such lawsuit, which was approved by the Circuit Court of Cook County, Illinois in a final judgment order entered on September 20, 2004 as fair, adequate, reasonable and in the best interest of all CBOT members. Under the terms of the settlement agreement, Full Members are to receive 77.65%, in the aggregate, of the CBOT equity to be distributed to CBOT members in the restructuring transactions, and Associate Members, GIMs, IDEMs and COMs are to receive 22.25%, in the aggregate, of the CBOT equity to be distributed to CBOT members, with the 22.25% to be allocated based on the following ratio: 1.00 : 0.50 : 0.11 : 0.25 to each Associate Member, GIM, IDEM and COM, respectively. We refer to this allocation of equity ownership interests in CBOT Holdings among the five classes of CBOT members as the “settlement allocation.”

Under the terms of the settlement agreement, the six Associate Members, GIMs, IDEMs and COMs serving as plaintiff class representatives are to receive 0.10%, in the aggregate, of the CBOT Holdings equity ownership interests to be distributed to CBOT members as plaintiff class representative compensation. In addition, the settlement agreement provides for certain contractual rights of Associate Members, GIMs, IDEMs, and COMs.

The following table shows the number of shares of Class A common stock to be received by our members in respect of each current CBOT membership and each current class of CBOT membership in the restructuring transactions. In addition, the table shows the relative voting power of the holders of the Class A common stock by class of current CBOT membership immediately following the completion of the restructuring transactions.

CBOT Holdings Class A Common Stock

to be Received for each Current CBOT Membership and each Class of Current CBOT Membership,

and the Relative Voting Power at CBOT Holdings

Current Class of CBOT Membership	Number of Current Members[1]	Shares of Class A Common Stock to be Received for each Current CBOT Membership	Shares of Class A Common Stock to be Received by each Current Class of CBOT Membership[1]	Relative Voting Power at CBOT Holdings of each Current Class of CBOT Membership[1]
Full	1,402		38,327,876	77.65%
Series A-1		9,114
Series A-2		9,112
Series A-3		9,112

Total		27,338
Associate	803		8,030,000	16.27%
Series A-1		3,334
Series A-2		3,333
Series A-3		3,333

Total		10,000
GIM	128		640,000	1.30%
Series A-1		1,668
Series A-2		1,666
Series A-3		1,666

Total		5,000
IDEM	641		705,100	1.43%
Series A-1		368
Series A-2		366
Series A-3		366

Total		1,100
COM	643		1,607,500	3.26%
Series A-1		834
Series A-2		833
Series A-3		833

Total		2,500

Sub-Total	3,617		49,310,476	99.91%

Plaintiff Class Representative Compensation			49,360	0.10%

Grand Total			49,359,836	100.00%

[1]	Based upon the number of Full and Associate Members, GIMs, IDEMs and COMs on November 5, 2004. The sum of the percentages do not total exactly 100.00% as the result of rounding.

This table reflects the allocation of 49,360 additional shares of CBOT Holdings Class A common stock that will be distributed in the restructuring transactions as plaintiff class representative compensation to the six Associate Members, GIMs, IDEMs and COMs serving as plaintiff class representatives in connection with the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs.

For purposes of the restructuring transactions, each holder of a one-half Associate Membership will be treated as a GIM. This means that, if you hold a one-half Associate Membership, you will receive what the table above indicates will be received by a GIM.

Class B Memberships in the CBOT Subsidiary (See page 161)

There will be five series of Class B memberships issued to our members, with each series corresponding to one of the five current classes of CBOT membership. The Class B membership will represent trading rights and privileges in the exchange operated by the CBOT subsidiary. With respect to each series of Class B membership, the trading rights and privileges will be substantially identical to those currently associated with the corresponding class of CBOT membership. Full Members who have not requested that the CBOE exercise right privilege associated with their Full Membership be issued by the CBOT will retain the right to request that the CBOT subsidiary issue such CBOE exercise right privilege after the restructuring transactions.

The Class B memberships will not entitle the holders to the right to receive any dividends or distributions, including the proceeds from liquidation, from the CBOT subsidiary. The holders of Series B-1 and B-2 memberships will have the exclusive right among members (including the Class A member) to vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on, whether or not approved by the board of directors, any proposals to amend the bylaws of the CBOT subsidiary. Under Delaware law, proposals to amend the certificate of incorporation must be adopted and approved by the board of directors of the CBOT subsidiary prior to being submitted to the holders of Series B-1 and B-2 memberships for their approval. However, the holders of Series B-1 and B-2 memberships can also make non-binding recommendations that the board of directors consider proposals that, as a matter of Delaware law, require the approval of the board of directors of the CBOT subsidiary.

The board of directors of the CBOT subsidiary will also have the right to amend the bylaws of the CBOT subsidiary, which will include the rules and regulations. However, the holders of Series B-1 and B-2 memberships will have the exclusive right among members to vote on proposals by the board of directors of the CBOT subsidiary to amend the bylaws of the CBOT subsidiary in a manner that would adversely affect the following “core rights”:

•	the allocation of products that holders of any series of Class B membership may trade on the exchange operated by the CBOT subsidiary (that is, the elimination of any product from a holder’s trading rights and privileges);

•	the requirement that, subject to certain limited exceptions, holders of Class B memberships will be charged transaction fees for trades of the CBOT subsidiary’s products that are lower than the transaction fees charged to someone who is not a holder of a Class B membership for the same products;

•	the membership and eligibility requirements to become a holder of a Class B membership or to exercise the associated trading rights or privileges;

•	the commitment to maintain current open outcry markets so long as each such market is deemed liquid; and

•	the requirement that any proposal to offer electronic trading between 6:00 a.m., Central Time, and 6:00 p.m., Central Time, of agricultural products currently traded on our open outcry markets be approved by the holders of Series B-1 and B-2 memberships in the CBOT subsidiary.

On all such matters, each holder of a Series B-1 membership will be entitled to one vote per membership and each holder of a Series B-2 membership will be entitled to one-sixth of one vote per membership. These voting rights are based on the voting rights currently associated with Full and Associate Memberships in the CBOT.

In addition, pursuant to the terms of the settlement agreement, unless and until a “change of control” of the CBOT subsidiary occurs, the CBOT subsidiary will be contractually prohibited from adopting any amendment to its certificate of incorporation, bylaws or rules and regulations that would adversely affect the contract trading rights of Associate Members, GIMs, IDEMs and COMs as in effect as of February 2, 2004.

The following table shows the number and type of Class B memberships to be received in respect of each current CBOT membership and each current class of CBOT membership. In addition, the table shows the relative voting power of the holders of the Class B memberships, by class of CBOT membership, immediately following the completion of the restructuring transactions on those matters on which Class B memberships are entitled to vote.

Class B Memberships in the CBOT Subsidiary

to be Received for each Current CBOT Membership and each Class of Current CBOT Membership,

and the Relative Voting Power at the CBOT Subsidiary

Current Class of CBOT Membership	Number of Current Members [1]	Number and Series of Class B Membership to be Received for each Current CBOT Membership	Number and Series of Class B Membership to be Received by each Current Class of CBOT Membership[1]	Relative Voting Power at the CBOT Subsidiary of each Current Class of CBOT Membership[1]
Full	1,402	1 Series B-1	1,402 Series B-1	91.29%
Associate	803	1 Series B-2	803 Series B-2	8.71%
GIM	128	1 Series B-3	128 Series B-3	0.00%
IDEM	641	1 Series B-4	641 Series B-4	0.00%
COM	643	1 Series B-5	643 Series B-5	0.00%

Total	3,617			100.00%

[1]	Based upon the number of Full and Associate Members, GIMs, IDEMs and COMs on November 5, 2004.

Transfer Restrictions (See pages 153 and 164)

The shares of Series A-1, A-2 and A-3 common stock of CBOT Holdings will generally be subject to a complete restriction on transfer. However, stockholders may transfer all, but not less than all, of the shares of Series A-1, A-2 and A-3 common stock of CBOT Holdings if all such shares are transferred together with the Class B membership associated with such shares. For example, if you are a Full Member of the CBOT, you will receive as part of the restructuring transactions 9,114, 9,112 and 9,112 shares of Series A-1, A-2 and A-3 common stock of CBOT Holdings, respectively, and one Series B-1 membership in the CBOT subsidiary. In order to utilize this exception to the restriction on transfer, you will only be able to transfer your Series A-1, A-2 and A-3 common stock of CBOT Holdings if you transfer all 9,114, 9,112 and 9,112 shares of your Series A-1, A-2 and A-3 common stock of CBOT Holdings, respectively, together with your Series B-1 membership in the CBOT subsidiary. In addition to this exception to the restriction on transfer, your Series A-1, A-2 and A-3 common stock of CBOT Holdings may be transferred by operation of law or in connection with certain bona fide pledges. This restriction on transfer may be removed or reduced only with the approval of the board of directors and the approval of a majority of the holders of outstanding Class A common stock of CBOT Holdings.

Similarly, the Class B memberships in the CBOT subsidiary will also generally be subject to a complete restriction on transfer. However, holders of Class B memberships in the CBOT subsidiary may transfer a Class B membership if such Class B membership is transferred together with the shares of Series A-1, A-2 and A-3 common stock of CBOT Holdings associated with such Class B membership. For example, if you are an Associate Member of the CBOT, you will receive as part of the restructuring transactions 3,334, 3,333 and 3,333 shares of Series A-1, A-2 and A-3 common stock of CBOT Holdings, respectively, and one Series B-2 membership in the CBOT subsidiary. In order to utilize this exception to the restriction on transfer, you will only be able to transfer your Series B-2 membership in the CBOT subsidiary if you transfer all of your 3,334, 3,333 and 3,333 shares of your Series A-1, A-2 and A-3 common stock of CBOT Holdings, respectively, together with your Series B-2 membership in the CBOT subsidiary. In addition to this exception to the restriction on transfer, your Class B memberships in the CBOT summary may be transferred by operation of law or in connection with certain bona fide pledges. This restriction on transfer may be removed or reduced only with the approval of the board of directors of the CBOT subsidiary and a majority of the holders of outstanding Series B-1 and B-2 memberships in the CBOT subsidiary, voting together as a single class based on their respective voting rights.

Because the restrictions on transfer of the Class A common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary are in effect reciprocal and imposed pursuant to the certificates of incorporation of both entities, we expect that no amendment to either certificate of incorporation would be made unless amendments to both certificates of incorporation are made. Upon a subsequent approval of the stockholders of CBOT Holdings, certain additional exceptions to the general restrictions on transfer applicable to the Class A common stock of CBOT Holdings and Class B memberships in the CBOT subsidiary would take effect.

Implementation of the Restructuring Transactions (See page 53)

The restructuring transactions will be implemented through two principal steps:

•	a dividend to distribute shares of Class A common stock of CBOT Holdings to our members; and

•	a merger to convert our members’ existing memberships into new Class B memberships in the CBOT subsidiary.

The Dividend. The CBOT board of directors will declare a special dividend to the CBOT members consisting of shares of Class A common stock of CBOT Holdings then held by the CBOT. This dividend, which will not be paid until immediately after the effectiveness of the merger described below, will have the effect of distributing all of the outstanding shares of Class A common stock of CBOT Holdings to our members. The dividend will specify the exact number of shares of Class A common stock of CBOT Holdings to be distributed to each CBOT member in connection with the restructuring transactions, based on the settlement allocation. Pursuant to this distribution of Class A common stock of CBOT Holdings, all of the CBOT equity in the CBOT will be distributed to our members pursuant to this dividend in accordance with the settlement allocation.

Currently, the CBOT holds all of the outstanding shares of common stock of CBOT Holdings. Before the completion of the restructuring transactions, the shares held by the CBOT will be reclassified into the 49,310,476 shares of Class A common stock that will be distributed to our members pursuant to the dividend described above and the 49,360 shares of Class A common stock that will be distributed in the restructuring transactions as plaintiff class representative compensation to the six Associate Members, GIMs, IDEMs and COMs serving as plaintiff class representatives in connection with the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs.

The Merger. After the declaration of the dividend by the CBOT board of directors, but before the dividend is paid, a newly formed, nonstock, for-profit indirect subsidiary of CBOT will merge into the CBOT. After the merger, the CBOT will become a nonstock, for-profit corporation and a subsidiary of CBOT Holdings and, as such, will have a separate board of directors from that of CBOT Holdings. Pursuant to the merger, each current CBOT membership will be converted into and exchanged for a Class B membership of the applicable series in the CBOT subsidiary.

Also, as a result of the merger, CBOT Holdings will become the holder of the sole Class A membership in the CBOT subsidiary. Currently, CBOT Holdings holds the sole membership in the subsidiary that will merge into the CBOT pursuant to the merger as described above. We sometimes refer to this subsidiary as the “CBOT merger sub.” Pursuant to the merger, this membership will be converted into and exchanged for the Class A membership in the CBOT subsidiary. This Class A membership will entitle CBOT Holdings to the exclusive right to receive all dividends and distributions, including proceeds upon liquidation, from the CBOT subsidiary. The Class A membership held by CBOT Holdings may not be transferred by CBOT Holdings without an amendment to the certificate of incorporation of the CBOT subsidiary, which will require the approval of the board of directors of the CBOT subsidiary and the holders of Series B-1 and B-2 memberships in the CBOT subsidiary.

Our Corporate Structure Before and After the Restructuring

In order to help you to understand the restructuring transactions and how they will affect our corporate organizational structure, the following charts show, in simplified form, the structure of our company before and immediately after the completion of the restructuring transactions:

BEFORE THE RESTRUCTURING TRANSACTIONS

IMMEDIATELY AFTER THE RESTRUCTURING TRANSACTIONS

Changes in Rights and Obligations Resulting from the Restructuring Transactions (See page 168)

As a result of the restructuring transactions, you will become stockholders in CBOT Holdings, a Delaware stock, for-profit holding company, and members of the CBOT subsidiary, a Delaware nonstock, for-profit corporation that will be a subsidiary of the holding company. Certain of your rights and obligations will change as a result of this change in our organizational structure. In addition, certain of your rights and obligations will also change because of changes to our organization documents, which are designed to modernize our corporate governance structure, to be implemented in connection with the completion of the restructuring transactions. Also, certain of your rights and obligations will change if and when there is a subsequent approval of the CBOT Holdings stockholders after the restructuring transactions. The following is a summary of certain of the changes in your rights and obligations expected to occur in connection with completion of the restructuring transactions. You should consider carefully these differences in your rights and obligations before voting on the propositions relating to the restructuring transactions.

Ability to Issue Capital Stock and Pay Dividends. Currently, the CBOT does not have the ability to issue capital stock. Upon the completion of the restructuring transactions and subject in some cases to a subsequent approval of CBOT Holdings stockholders as described more fully below, CBOT Holdings will generally have the ability to issue 200,000,000 shares of Class A common stock, initially divided into unrestricted Class A common stock and three series of restricted Class A common stock, designated Series A-1, A-2 and A-3; one share of Class B common stock; and 20,000,000 shares of preferred stock. Upon the completion of the restructuring transactions, the CBOT subsidiary will not have the ability to issue capital stock.

As a Delaware nonstock, not-for-profit corporation, the CBOT is currently permitted to declare and pay dividends under Delaware law; however, in view of its not-for-profit status, the CBOT has not historically done so. CBOT Holdings will be for-profit and will generally have the ability to declare and pay dividends to its common stockholders out of its “surplus,” as defined under Delaware law. The CBOT subsidiary will also have the ability to declare and pay dividends, but only to CBOT Holdings as the holder of the sole Class A membership in the CBOT subsidiary.

Voting Rights. Upon the completion of the restructuring transactions, you will have the right to vote as holder of Class A common stock of CBOT Holdings on all matters upon which stockholders will be entitled to vote generally, including the election of directors, and, if you are a holder of Series B-1 or B-2 memberships in the CBOT subsidiary, you will have the right to vote on certain matters reserved for the Series B-1 and B-2 members of the CBOT subsidiary, including amendments to the certificate of incorporation, amendments to the bylaws that are proposed by the Series B-1 and B-2 members and amendments to the bylaws, which will include the rules and regulations, of the CBOT subsidiary that would adversely affect certain core rights associated with the members’ trading rights and privileges. Although the current “petition process” of members will not continue to exist following completion of the restructuring transactions, CBOT Holdings, upon the written request of holders of 10% of the outstanding shares of Class A common stock, and the CBOT subsidiary, upon the written request of 10% of the voting power of all outstanding memberships, will be required to call a special meeting of the stockholders and members, respectively.

Amendments to the Charter and Bylaws. Currently, amendments to our certificate of incorporation must be adopted by the board of directors and approved by at least a majority of votes cast at an annual or special meeting of the membership at which at least 300 votes are cast. Upon the completion of the restructuring transactions, amendments to the certificates of incorporation of CBOT Holdings must be adopted by the board of directors of CBOT Holdings and approved by a majority of the outstanding shares of Class A common stock of CBOT Holdings. Amendments to the certificate of incorporation of the CBOT subsidiary must be adopted by the board of directors and approved by a majority of the Series B-1 and B-2 memberships in the CBOT subsidiary, voting together as a single class based upon their respective voting rights.

Amendments to the CBOT’s bylaws, which include the rules, must be approved by at least a majority of votes cast by Full and Associate Members at an annual or special meeting of the membership at which at least 300 votes are cast, and amendments to the CBOT’s regulations, which are not part of the bylaws, must be approved by the board of directors. Upon the completion of the restructuring transactions, the board of directors of CBOT Holdings will have the authority to adopt, amend or repeal the bylaws of CBOT Holdings without the approval of the stockholders. However, the Class A common stockholders will be entitled to initiate and vote on, without the approval of the board of directors, proposals to adopt, amend or repeal the bylaws, which proposals will be approved by a majority of the votes cast. The board of directors of the CBOT subsidiary will have the authority to amend the bylaws, which will include both the rules and regulations, of the CBOT subsidiary without the approval of the members, except for amendments that would adversely affect the core rights. In addition, the holders of Series B-1 and B-2 memberships will also have the exclusive right among members to initiate and vote on proposals to amend the bylaws, which proposals will be approved by a majority of the votes cast.

Size, Composition and Classification of Board of Directors. The board of directors of the CBOT currently consists of 18 directors, including the Chairman, the Vice-Chairman, the President and Chief Executive Officer (non-voting), nine directors who are Full Members, two directors who are Associate Members and four directors who are not members. Directors other than the President and Chief Executive Officer and the four non-member directors are elected for either two- or three-year terms. The four non-member directors are appointed to serve four-year terms.

Upon the completion of the restructuring transactions, there will be a board of directors for both CBOT Holdings and the CBOT subsidiary rather than the single board of directors of the CBOT that exists today. The boards of directors of CBOT Holdings and the CBOT subsidiary will be reduced in size to 16 directors, classified into two classes, consisting of seven and eight directors, respectively, each elected to serve for two-year terms, and the President and Chief Executive Officer. The boards of directors of CBOT Holdings and the CBOT subsidiary will consist of the Chairman, the Vice-Chairman, the President and Chief Executive Officer (who will serve as a non-voting director), eight directors who will be holders of Series B-1 memberships in the CBOT subsidiary, two directors who will be holders of Series B-2 memberships in the CBOT subsidiary and three directors who will be independent.

Director Nomination Process. Currently, Full and Associate Members elect five persons, four of whom must be Full Members and one of whom must be an Associate Member, to serve on the nominating committee. The nominating committee nominates candidates to stand for election to the board of directors. In addition, Full and Associate Members have the right to petition, which petition must be signed by at least 40 such members, to nominate other candidates to stand for election to the board of directors.

After the restructuring transactions, the holders of the Class A common stock of CBOT Holdings will elect five persons, four of whom must be Series B-1 members of the CBOT subsidiary and one of whom must be a Series B-2 member of the CBOT subsidiary, to serve on the nominating committee. The nominating committee will recommend to the board of directors nominations of persons to stand for election as directors of CBOT Holdings. In addition, holders of Class A common stock of CBOT Holdings will also be entitled to nominate persons to stand for election as directors of CBOT Holdings if the nominee is qualified and the stockholder satisfies certain advance notice requirements. If a stockholder satisfies each of these conditions and delivers a petition executed by at least 40 persons who are both holders of Class A common stock of CBOT Holdings and holders of a Series B-1 membership in the CBOT subsidiary, CBOT Holdings will, to the extent that it prepares and delivers a proxy statement and form of proxy, at its own expense, include the name of such nominee and all other information related to such nominee that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy.

The members of the board of directors of CBOT Holdings will be automatically designated as members of the board of directors of the CBOT subsidiary upon their election to the board of directors of CBOT Holdings.

Elimination of Action By Written Consent. Currently, Full and Associate Members have the ability to take action by written consent. Upon the completion of the restructuring transactions, the ability to take action by written consent will be eliminated.

Contractual Rights of Associate Members, GIMs, IDEMs and COMs Under the Settlement Agreement (See pages 130 and 163)

As part of the settlement of the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs, we agreed to grant certain contractual rights to the Associate Members, GIMs, IDEMs, and COMs. These rights, which are set forth in the settlement agreement, provide that the CBOT or the CBOT subsidiary:

•	will not amend its certificate of incorporation, bylaws or rules and regulations in a manner that adversely affects the contract trading rights of any of the Associate Members, GIMs, IDEMs or COMs in effect as of February 2, 2004;

•	will charge the same transaction fees, surcharges or other fees for transactions executed on the exchange in any given contract to each of the Full Members, Associate Members, GIMs, IDEMs and COMs; and

•	will cause any membership dues, assessments or similar charges that are assessed against the membership to be made in accordance with, or in a ratio at least as favorable to the Associate Members, GIMs, IDEMs and COMs as the settlement equity allocation.

These rights, which may only be amended by the affirmative vote of a majority of votes cast by the members or membership interest holders of each of the affected classes, cease to be effective upon a “change of control” of the CBOT as provided in the settlement agreement. You should understand that these rights will remain in effect, regardless of whether Full and Associate Members approve these restructuring transactions until such time as there is a change of control of the CBOT or the settlement agreement is amended in accordance with its terms.

Changes in Our Corporate Governance and Capital Structure After a Second Approval (see pages 65 and 168)

The restructuring transactions are designed to permit CBOT Holdings to facilitate the creation of public markets for its equity securities and engage in capital-raising transactions and other securities issuances following a subsequent approval of the stockholders of CBOT Holdings. In particular, certain changes to our corporate governance and capital structure will be implemented if and when the holders of at least a majority of the outstanding Class A common stock of CBOT Holdings approve a proposition to provide the board of directors of CBOT Holdings the authority to approve the issuance of additional authorized capital stock without further action by the stockholders. We refer to this approval as the “second approval.” These changes will be implemented either at the time of the second approval or in connection with a “qualified initial public offering” of CBOT Holdings, which is a public offering of Class A common stock of CBOT Holdings that has occurred after the second approval, that has been underwritten by one or more nationally recognized underwriting firms and following which shares of Class A common stock of CBOT Holdings are listed on a national securities exchange. This could be an offering of newly-issued shares by CBOT Holdings, an offering of shares owned by CBOT Holdings stockholders or a combination of both, as determined by the board of directors of CBOT Holdings.

These changes are generally designed to:

•	authorize the board of directors to approve the issuance of any additional authorized and unissued capital stock following the second approval;

•	phase out the transfer restrictions applicable to the Series A-1, A-2 and A-3 common stock of CBOT Holdings 180, 360 and 540 days, respectively, following a qualified initial public offering, and provide for certain additional limited exceptions to the transfer restrictions applicable to the Series A-1, A-2 and A-3 common stock of CBOT Holdings for “permitted transfers” and Board-approved exceptions following the second approval;

•	remove the transfer restrictions applicable to the Class B memberships in the CBOT subsidiary, which require that each Class B membership be transferred only in connection with a transfer of the related restricted Class A common stock in the CBOT subsidiary, following the second approval;

•	restructure the boards of directors of CBOT Holdings and the CBOT subsidiary and implement new nomination procedures in connection with the election of directors to both boards of directors; and

•	eliminate the right of stockholders of CBOT Holdings to cause CBOT Holdings to call a special meeting of stockholders and increase the vote required for the holders of Class A common stock of CBOT Holdings to approve amendments to the certificate of incorporation of CBOT Holdings and certain significant corporate transactions involving CBOT Holdings and the CBOT subsidiary.

You are not being asked to give the second approval at this time. We currently intend to solicit the second approval from the CBOT Holdings stockholders as soon as reasonably practicable following the completion of the restructuring transactions. However, you should understand that we are not obligated to seek the second approval and thus we cannot assure you as to whether or when it will occur. Further, even if we were to seek the second approval in the future, we cannot assure you that it would be obtained. Therefore, it is possible that the changes described above may never take effect and thus the objectives described above may never be realized. Even if these changes were to take effect after the second approval, we cannot assure you that we will be able to achieve the expected benefits, such as the creation of a public market for our equity securities or the financial flexibility to engage in capital-raising or other transactions.

We would only seek the second approval after the restructuring transactions are completed if we determine, as of that time, that to do so remains in the best interests of CBOT Holdings and its stockholders. Our decision with respect to whether and when we would seek a second approval will depend on a number of factors, including:

•	our assessment of the feasibility of achieving the objectives of the changes to be implemented upon the second approval;

•	then current market conditions, including their effect on our ability to facilitate the creation of public markets for our equity securities;

•	our assessment of our need for the financial flexibility to engage in capital-raising or other transactions; and

•	other conditions affecting the business of CBOT Holdings, including the business of the CBOT subsidiary.

Conditions to Completing the Restructuring Transactions (See page 74)

Although we are asking Full and Associate Members to vote to approve the propositions relating to the restructuring transactions at this time, we will not be obligated to complete the restructuring transactions unless and until each of the following conditions has been satisfied or waived:

•	the Full and Associate Members, voting together as a single class based on their respective voting rights, shall have approved each of the five propositions being submitted for their approval in accordance with applicable law;

•	we shall have received any approvals required by the Commodity Futures Trading Commission, or “CFTC”, in connection with changes to our corporate governance structure and we shall have confirmed with the CFTC that implementation of the restructuring transactions will not have a material adverse effect on our current contract market designation, and we have received any other governmental or regulatory approvals and authorizations determined by us to be necessary;

•	we shall have received each required material third party consent that the failure to obtain would, in the sole and absolute determination of the board of directors, have a material adverse effect on CBOT Holdings or the CBOT subsidiary;

•	there shall be no court order or other regulation prohibiting or restricting the restructuring transactions; and

•	our board of directors shall not have determined that the restructuring transactions are no longer in the best interests of the CBOT and its members or that the restructuring transactions are not fair to each class of CBOT membership.

We currently intend to complete the restructuring transactions as soon as reasonably practicable following the satisfaction of these conditions. However, if the restructuring transactions are approved but not all of the conditions to closing are satisfied, it is possible that the restructuring transactions may not be completed for a significant period of time after the membership vote on the restructuring transactions. During any such time interval, it is possible that circumstances related to the business or financial condition of the CBOT, or financial, economic or other circumstances, could change significantly and in a manner not considered at the time our board of directors initially approved the restructuring transactions or at the time our members voted on the propositions relating to the restructuring transactions.

Impact of Restructuring Transactions on the CBOE Exercise Right (See page 132 and Appendix D)

CBOE Exercise Right. Since we created the CBOE in 1973, our Full Members have had a legal right, known as the CBOE exercise right, to become members of that exchange without having to purchase a membership on that exchange. Over the last several years, since we first announced our desire to pursue a strategic restructuring of the CBOT, the CBOE has stated publicly its view that, if completed, the restructuring transactions would extinguish the CBOE exercise right under certain circumstances. Because we believed that the CBOE’s position violated a 1992 agreement between us and the CBOE which addresses the exercise right, and because the exercise right is valuable to our Full Members, we, among other things, initiated litigation in the Circuit Court of Cook County, Illinois against the CBOE to protect the exercise right. Later, the parties entered into discussions in order to address the situation, including the effect of the restructuring transactions on the exercise right.

On August 7, 2001, the CBOT entered into an agreement with the CBOE for the stated purpose of resolving the dispute between the parties regarding the exercise right within the context of the restructuring transactions and electronic trading generally at the CBOT. Subject to satisfaction of certain conditions, including, among other things, approval of such agreement by the membership of the CBOE, approval of the agreement by the SEC as an interpretation of the certificate of incorporation of the CBOE and the effectiveness of the registration statement of which this document is part, the parties agreed, among other things, to clarify the nature and scope of the exercise right in the context of the CBOT’s proposed strategic restructuring and the expanded operation of the CBOT’s electronic trading system. In addition, the CBOT agreed to dismiss pending litigation and the CBOE agreed to withdraw its proposed interpretation and rule change that had been filed with the SEC and to take no further action to amend, modify, or otherwise limit, or terminate or cause to expire, the exercise right as a result of the completion of the restructuring transactions except as contemplated in the agreement. On August 13, 2001, the CBOE withdrew its proposed interpretation and rule changes filing.

On October 7, 2004, the CBOT, CBOT Holdings and the CBOE entered into a letter agreement that, among other things, confirmed the parties’ understanding that the restructuring transactions referred to in the August 7,

2001 agreement shall be deemed to refer to the restructuring transactions as described in this document. Thus, as a result of our agreements with the CBOE, we believe that the restructuring transactions will not impact the validity of the CBOE exercise right of our Full Members. Of course, there can be no assurance that the CBOE will not challenge the exercise right in the future, notwithstanding that we have entered into this agreement, because the parties could disagree about the interpretation of the agreement.

Full and Associate Members are being asked to approve and ratify these agreements with the CBOE related to the CBOE exercise right. We have included as Appendices D-1 and D-2 to this document a copy of each of these agreements. We urge you to review carefully these agreements before voting on the propositions relating to the restructuring transactions.

CBOE Exercise Right Privileges. A CBOE exercise right privilege is an exercise right that has been unbundled from the other rights and privileges associated with a Full Membership, which may be bought, sold or leased separate and apart from such Full Membership. If a holder of a CBOE exercise right privilege is also in possession, either as an owner or a delegate, of all of the other rights and privileges represented by a Full Membership, such holder may utilize the CBOE exercise right to exercise and become a member of the CBOE without having to purchase a membership on such exchange.

If you hold a Full Membership immediately prior to completion of the restructuring transactions and have not previously requested that the CBOT issue to you the CBOE exercise right privilege associated with your Full Membership, you will continue to have the right to request that the CBOT issue to you the CBOE exercise right privilege that will be associated with the Series B-1 membership in the CBOT subsidiary received in exchange for your Full Membership upon completion of the restructuring transactions. CBOE exercise right privileges that have been issued and are outstanding immediately prior to completion of the restructuring transactions will remain outstanding following the completion of the restructuring transactions.

CBOE Offer to Purchase. The CBOE has publicly announced that it intends to make an offer to our Full Members to purchase, for cash, CBOE exercise right privileges through a modified “dutch auction” process at a purchase price of $60,000 to $100,000 per CBOE exercise right privilege. Although the CBOE announced an intention to make such offer to purchase in the fourth quarter of 2004, we understand from the CBOE that their offer to purchase has been delayed pending completion of a regulatory process. We further understand that the CBOE intends to fund this offer to purchase and related fees and expenses with available working capital and an underwritten financing in the amount of $50 million through Bank of America. We cannot assure you that the CBOE will actually make this offer to purchase or, if the CBOE does make this offer to purchase, that it will be made on these terms. We are not involved in the CBOE offer to purchase, and we make no recommendation whatsoever whether Full Members should participate in this offer to purchase if made.

Members Will Not be Taxed by the Federal Government Upon Receipt of Shares or Memberships in the Restructuring Transactions (See pages 72 and 182)

We have received a ruling from the Internal Revenue Service that, for U.S. federal income tax purposes, you will not recognize any gain or loss strictly as a result of receiving shares of Class A common stock of CBOT Holdings and Class B memberships in the CBOT subsidiary and that CBOT Holdings will not recognize any gain or loss strictly as a result of CBOT Holdings receiving the Class A membership in the CBOT subsidiary in connection with the restructuring transactions as proposed in 2002. We have received a supplemental ruling from the IRS confirming that certain aspects of the proposed restructuring transactions, which have been modified following the receipt of the initial ruling and, as a result, are not covered by such ruling, will not affect the validity of the initial ruling that CBOT members will not recognize gain with respect to the receipt of Class B memberships of the CBOT subsidiary, including any associated right to trade on the CBOT or the CBOE. These modifications include modifications to the proposed voting rights, procedures to amend the bylaws and rules and regulations, procedures to nominate directors, rights to call special meetings, board composition and transfer restrictions. Assuming this non-recognition treatment, the tax basis in your membership will carry over to your Class A common stock of CBOT Holdings and memberships in the CBOT subsidiary.

We have received an opinion of Kirkland & Ellis, tax counsel to the CBOT and CBOT Holdings, to the effect that the discussion set forth at “Material U.S. Federal Income Tax Consequences of the Restructuring Transactions” represents its opinion as to the material U.S. federal income tax consequences of the restructuring transactions, subject to the qualifications set forth therein, and are based on reasonable interpretation of existing law. The tax consequences discussed in the opinion and the IRS ruling are identical.

In particular, as described more fully at “Material U.S. Federal Income Tax Consequences of the Restructuring Transactions,” it is the opinion of Kirkland & Ellis that:

•	No gain or loss will be recognized by a CBOT member with respect to the receipt of Class A common stock of CBOT Holdings or the Class B memberships in the CBOT subsidiary, including any associated right to trade on the CBOT or CBOE.

•	The aggregate basis in a member’s current membership will carry over to the property received and must be allocated to the various components. If the equity rights and the trading rights and other non-equity rights are treated as separate property for tax purposes, the basis in the equity rights will be allocated among the equity rights received in proportion to their fair market values, and the basis in the existing trading rights and other non-equity rights will carry over to the basis of the trading rights and other non-equity rights received.

•	The holding period of the Class A common stock of CBOT Holdings or the Class B memberships in the CBOT subsidiary, will include the period for which such person’s current membership has been held, provided that such membership is held as a capital asset or property described in Code Section 1231 on the date of the distribution of the stock or memberships, as the case may be.

•	The CBOT will not recognize any gain or loss upon its demutualization and creation of the holding company structure.

No Gain or Loss for Accounting Purposes will be Recognized by the CBOT as a Result of the Restructuring Transactions (See pages 72 and 182)

Certain aspects of the restructuring transactions will be treated in a manner similar to a reorganization of entities under common control. Under this method of accounting, no gain or loss for accounting purposes will be recognized, and the assets and liabilities of the CBOT will each appear on the books of CBOT Holdings at the same recorded amounts as on the books of the CBOT.

Regulatory Matters Relating to the Restructuring Transactions (See page 73)

The completion of the restructuring transactions is subject to our receipt of any approvals required by the CFTC in connection with the proposed changes to our certificate of incorporation, bylaws and rules and regulations that will be made in connection with the restructuring transactions and confirmation by the CFTC that implementation of the restructuring transactions will not have a material adverse effect on our current contract market designation. We are currently in the process of reviewing such proposed changes with the CFTC. We currently expect that, pursuant to applicable CFTC regulations, the CFTC will make its determinations regarding such changes within 45 days following membership approval of the propositions relating to the restructuring transactions. However, under certain circumstances, this process could take much longer.

In addition, the restructuring transactions may be subject to certain regulatory requirements of other state, federal and foreign governmental agencies and authorities. We are currently working to evaluate and comply, as applicable, in all material respects with these requirements and do not currently anticipate that they will delay the completion of the restructuring transactions.

No Stock Exchange Listing; Markets for Shares and Memberships (See page 71)

We have no current plans to seek the listing of the Class A common stock of CBOT Holdings or the memberships of the CBOT subsidiary on any stock exchange upon the completion of the restructuring transactions. However, we would seek the listing of our Class A common stock in connection with any qualified initial public offering after a second approval.

No market presently exists for the Class A common stock of CBOT Holdings. While we cannot provide any assurances in this regard, we currently believe that markets for the Class A common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary may develop that are similar to the current markets for CBOT memberships. The current markets for memberships in the CBOT should facilitate the development of new markets for the Class A common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary.

Risk Factors (See page 21)

There are significant risks associated with the restructuring transactions that you should consider very carefully before voting on the matters being submitted for your consideration. These risks include our ability to implement in a timely and successful manner changes to our organizational and corporate governance structure that are required in order to operate more efficiently. Although we have a long history of operating as a successful member-owned institution, significant changes will be required in the manner in which we evaluate and undertake activities.

Absence of Appraisal Rights (See page 72)

Members who object to the restructuring transactions will not have appraisal rights under Delaware law. If the restructuring transactions are completed and regardless of whether you voted for or against the restructuring transactions, your membership in the CBOT will be eliminated and you will receive shares of common stock of CBOT Holdings and memberships in the CBOT subsidiary, in each case, as described in this document.

CBOT Members Entitled To Vote (See page 184)

Although this document will be mailed to all CBOT members for informational purposes, you are eligible to vote at the special meeting only if you are a Full or Associate Member at the time of the special meeting at which a vote on the restructuring transactions will be taken. With regard to each of the propositions described below, each Full Member will be entitled to one vote per Full Membership and each Associate Member will be entitled to one-sixth of one vote per Associate Membership. GIMs, IDEMs and COMs are not eligible to vote on the restructuring transactions because they do not currently have any voting rights.

Propositions to be Voted Upon by Full and Associate Members (See page 185)

Full and Associate Members are being asked to approve the restructuring transactions by voting on the following five propositions:

(1)	the approval of the agreement and plan of merger relating to a merger that will facilitate the demutualization of the CBOT;

(2)	the approval of new bylaws of the CBOT, which will become the bylaws of the CBOT subsidiary, and certain technical amendments to the current CBOT bylaws identifying the CBOT members as “members” for purposes of Delaware corporation law;

(3)	the approval and ratification of the settlement allocation established by the terms of the settlement agreement;

(4)	the approval and ratification of the agreements among the CBOT, CBOT Holdings and CBOE relating to the CBOE exercise right; and

(5)	the approval and ratification of changes to our corporate governance structure, including the ability to issue capital stock and pay dividends, new voting rights, new charter and bylaw amendment procedures, new board classification, new director nomination procedures and elimination of action by written consent, and all other matters relating to the restructuring transactions.

Proposition (1) will be approved if a majority of the voting power of Full and Associate Members, voting together as a single class based upon their respective voting rights, vote in favor of the approval of proposition (1). Propositions (2), (3), (4) and (5) will be approved if Full and Associate Members, voting together as a single class based upon their respective voting rights, cast at least 300 votes at the special meeting, in person or by proxy ballot, and at least a majority of the votes cast are in favor of propositions (2), (3), (4) and (5).

Our directors and officers hold memberships entitling them to cast an aggregate of 13 3/6 votes on the propositions, representing about 0.9% of the total votes that may be cast.

Each of these propositions is a separate matter to be voted upon, but each proposition is expressly conditioned upon the approval of each of the other propositions. This means that ALL FIVE propositions must be approved or ratified, as applicable, in order for us to be able to complete the restructuring transactions. The restructuring transactions will not be completed if the Full and Associate Members do not approve or ratify, as applicable, each of these five propositions.

As part of the vote on the restructuring transaction, Full and Associate Members are being asked to “ratify” certain matters. Ratification in this context refers to the approval by members of matters for which their approval is not necessarily legally required. Although we are not aware of case law addressing the effect of ratification by members of a Delaware nonstock corporation, we believe, based on certain cases addressing ratification by stockholders, that ratification may under certain circumstances be effective to approve actions taken by a corporation and its board of directors, even if the actions are challenged by some of the members, provided that such actions are not against public policy (such as actions involving waste, fraud or similar egregious misconduct). We thus believe that ratification by Full and Associate Members of the matters relating to the restructuring transactions should extinguish any claim by such members (other than for waste, fraud or similar egregious misconduct or based on lack of proper disclosure) against the CBOT and its directors based on these transactions, including a claim alleging unfairness of these transactions to one or more classes of membership or alleging any deficiency in the process of developing the terms of these transactions or the CBOT board of directors’ consideration or approval of these transactions.

Recommendation of the CBOT Board of Directors (See page 74)

Our board of directors has determined that the restructuring transactions are in the best interests of the CBOT and its members and that the restructuring transactions are fair to each class of CBOT membership. Our board of directors has approved the restructuring transactions and recommends that Full and Associate Members vote “FOR” each of the five propositions being submitted for their approval in connection with the restructuring transactions.

Additional Information Regarding the Restructuring Transactions (See page 191)

If you have any questions about the restructuring transactions, including how to submit your proxy ballot if you are a Full or Associate Member, or if you would like to request additional copies of this document or the proxy ballot, please contact the CBOT as indicated below:

Board of Trade of the City of Chicago, Inc.

141 West Jackson Boulevard

Chicago, Illinois 60604

Attention: Secretary

You may also obtain free copies of this document (and certain other documents publicly filed by the CBOT) at the website of the Securities and Exchange Commission at www.sec.gov, and you may obtain certain of these documents at the CBOT’s website at www.cbot.com. We are not incorporating the contents of the websites of the SEC or the CBOT or any other person into this document, but we are providing this information for your convenience.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth a summary of consolidated financial and other information for the CBOT. The balance sheet data as of December 31, 2003 and 2002 and operating data for the years ended December 31, 2003, 2002 and 2001 have been derived from the audited consolidated financial statements and related notes included in Appendix A of this document. The balance sheet data as of September 30, 2004 and operating data for the nine months ended September 30, 2004 and 2003 have been derived from the unaudited condensed consolidated financial statements and related notes included in Appendix A of this document. The balance sheet data as of December 31, 2001, 2000 and 1999 and operating data for the years ended December 31, 2000 and 1999 have been derived from audited financial statements and related notes and the balance sheet data as of September 30, 2003 have been derived from unaudited condensed consolidated financial statements and related notes not included in this document. The balance sheet and operating data as of and for the nine months ended September 30, 2004 and 2003 include, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of such data. The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire year. The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and the related notes, the unaudited pro forma condensed consolidated financial statements and other financial information included elsewhere in this document.

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(dollars in thousands, except per share data)
Operating Data
Total revenues	$296,556	$282,394	$381,302	$308,273	$251,731	$214,753	$207,869
Operating expenses	221,984	187,184	265,581	249,952	240,174	225,556	225,885

Income (loss) from operations	74,572	95,210	115,721	58,321	11,557	(10,803)	(18,016)
Income taxes (credit)	30,966	22,491	22,074	24,010	5,297	952	(3,091)

Income (loss) before cumulative effect of change in accounting principle and minority interest	43,606	72,719	93,647	34,311	6,260	(11,755)	(14,925)
Cumulative effect of change in accounting principle—net of tax of $36(1) and $2,026(2), respectively	—	—	—	—	(51)	—	(2,920)

Income (loss) before minority interest	43,606	72,719	93,647	34,311	6,209	(11,755)	(17,845)
Minority interest in (income) loss of subsidiary	1,100	(41,162)	(62,940)	—	—	—	6,933

Net income (loss)	$44,706	$31,557	$30,707	$34,311	$6,209	$(11,755)	$(10,912)

Balance Sheet Data
Total assets	$447,640	$438,696	$483,981	$354,197	$341,891	$359,074	$358,736
Total liabilities	149,887	146,579	169,758	135,161	156,419	180,151	168,512
Short-term borrowings	19,831	18,070	19,665	10,714	18,398	27,083	6,500
Long-term borrowings	31,671	48,473	50,045	42,857	58,324	64,286	87,500
Minority interest	1,540	41,162	62,940	—	—	—	—
Total equity	296,213	250,955	251,283	219,036	185,472	178,923	190,224
Pro forma Data(3)
Total assets	$447,640	$438,696	$483,981	$354,197	$341,891	$359,074	$358,736
Total liabilities	149,887	146,579	169,758	135,161	156,419	180,151	168,512
Short-term borrowings	19,831	18,070	19,665	10,714	18,398	27,083	6,500
Long-term borrowings	31,671	48,473	50,045	42,857	58,324	64,286	87,500
Minority interest	1,540	41,162	62,940	—	—	—	—
Total equity	296,213	250,955	251,283	219,036	185,472	178,923	190,224
Net income (loss)	44,706	31,557	30,707	34,311	6,209	(11,755)	(10,912)
Net income (loss) per share(4)	0.91	0.64	0.62	0.70	0.13	(0.24)	(0.22)
Other Data
Current ratio(5)	2.10	2.35	2.37	1.86	1.12	0.69	1.01
Working capital (deficit)	$89,158	$95,653	$115,622	$53,406	$8,883	$(24,305)	$351
Capital expenditures	28,608	24,506	46,062	22,675	16,358	38,497	25,165
Interest coverage ratio(6)	21.41	33.04	30.11	13.27	2.72	N/A	N/A
Number of full time employees at end of period	718	682	694	657	661	711	846
Sales price per full CBOT membership—High	$950	$450	$555	$453	$415	$642	$633
Low	413	310	310	240	290	255	400

(1)	In 2001, the CBOT adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, requiring recognition of all derivative instruments in the Consolidated Statements of Financial Condition as either assets or liabilities and the measurement of those instruments at fair value. SFAS No. 133 also requires changes in the fair value of derivative instruments to be recorded each period in current earnings or other comprehensive income depending on the intended use of the derivatives.
(2)	In 1999, the CBOT adopted Statement of Position (“SOP”) 98-5, “Reporting on the Costs of Start-Up Activities.” SOP 98-5 requires that start-up activities be expensed as incurred. Previously, start-up activities were capitalized and amortized.
(3)	Reflects the conversion of members’ equity to common stock of CBOT Holdings.
(4)	Based on 49,359,836 shares issued and outstanding immediately following the completion of the restructuring transactions.
(5)	Equals current assets divided by current liabilities.
(6)	Equals the sum of income from operations plus interest expense, divided by interest expense.

RISK FACTORS

If we complete the restructuring transactions, each CBOT member will become a stockholder of CBOT Holdings and a member of the CBOT subsidiary. Therefore, you should carefully consider each of the following risks and uncertainties, and all other information set forth in this document, before deciding whether to vote for or against the five propositions relating to the restructuring transactions. The following risks relate to:

•	the restructuring transactions, particularly the demutualization of the CBOT;

•	our business in general and the industry in which we operate;

•	regulations applicable to our business and litigation in which we are, or may be, involved;

•	changes in our corporate governance structure that will be implemented as part of the restructuring transactions; and

•	changes in our corporate governance and capital structure that will be implemented if and when the second approval would occur.

In this section, we describe all of the material risks and uncertainties that are presently known to us.

Risks Relating to the Restructuring Transactions

We are subject to the following risks in connection with the restructuring transactions, particularly our demutualization. Certain other risks relating to changes in our governing documents in connection with the restructuring transactions are described below, see “—Risks Relating to Changes in Our Corporate Governance Structure.”

We Have No Internal Experience in Operating as a For-Profit Futures Exchange

Since our formation over 150 years ago, we have operated as a mutual (or member-owned) organization for the benefit of our members, focused on delivering member benefits and enhancing member opportunity at reasonable cost. After the restructuring transactions, our business will also be operated for the long-term benefit of our stockholders rather than solely for the purpose of delivering member benefits and enhancing member opportunity. Our management has limited experience operating a for-profit business. Consequently, our transition to for-profit operations will be subject to risks, expenses and difficulties that we cannot predict and may not be capable of handling in an efficient manner.

Our Holding Company Structure May Not Achieve its Intended Benefits

We believe that the proposed holding company structure contemplated by the restructuring transactions will provide us increased flexibility to operate in a manner that will allow us to pursue our strategic goals while preserving for our exchange subsidiary certain desirable attributes of nonstock membership corporations. We may not realize the expected benefits of the holding company structure if market conditions, the regulatory environment or other circumstances limit us from pursuing our strategic goals. As a result, we could incur the costs of maintaining a holding company structure without realizing all of the intended benefits.

CBOT Holdings Will be Dependent Upon Distributions and Dividends from its Operating Subsidiaries to Meet its Obligations

Upon the completion of the restructuring transactions, CBOT Holdings will have no business operations of its own. CBOT Holdings will be a holding company and its only significant asset will initially consist of the Class A membership in the CBOT subsidiary. This Class A membership will entitle CBOT Holdings to all dividends and distributions, including proceeds upon liquidation, from the CBOT subsidiary. As a result, after the restructuring transactions CBOT Holdings will rely exclusively upon distributions from the CBOT subsidiary in order to meet its obligations. We currently expect that most of the earnings and cash flow of the CBOT subsidiary will initially be retained and used by it in its operations, including for purposes of servicing debt obligations it may have now or incur in the future.

The CBOE Exercise Right Could be Challenged Further by the CBOE

Notwithstanding that we and the CBOE have entered into the August 7, 2001 agreement and related October 7, 2004 letter agreement, in light of issues raised by the CBOE from time to time in the past regarding the CBOE exercise right, we cannot assure you that the CBOE will not take other actions in the future to challenge or interfere with the exercise right in reliance upon its interpretation of these agreements, the 1992 agreement or article fifth (b) of the CBOE’s certificate of incorporation, which created the exercise right in 1973. We also cannot assure you that the CBOE will not otherwise be successful in terminating the CBOE exercise right or preventing Full Members from exercising such right in the future in response to future actions taken by CBOT Holdings or the CBOT subsidiary in implementing their business strategies, especially in the area of electronic trading. For more information on the exercise right and the CBOE’s recent attempts to restrict the scope of the exercise right, see “Our Business—Legal Proceedings—Chicago Board Options Exchange Dispute.”

We Have Not Determined or Received Any Opinion Regarding the Value of the CBOT Before or After the Restructuring Transactions or the Value of the Securities and/or Memberships You Will Receive in the Restructuring Transactions Compared to the Value of the Memberships You Currently Own

We have not determined the value of the CBOT in its current form as a nonstock, not-for-profit corporation or its value as a stock, for-profit holding company after the restructuring transactions. In addition, we have not determined the value of the Class A common stock of CBOT Holdings, including shares of Class A common stock to be paid to the plaintiff class representatives pursuant to the settlement agreement, and Class B memberships in the CBOT subsidiary that will be issued in respect of the existing CBOT memberships in connection with the restructuring transactions. We have neither sought nor received any professional opinions from financial advisors or other third parties regarding any such potential value differential. Thus, we can give you no assurance that the value of CBOT Holdings and/or the CBOT subsidiary will be at least equal to the value of the CBOT or that the value of the Class A common stock of CBOT Holdings and/or the Class B memberships in the CBOT subsidiary will be at least equal to the value of the corresponding memberships in the CBOT that you currently own.

Full Members Will Experience Dilution of Their Relative Voting Power at CBOT Holdings

As a result of the allocation of Class A common stock of CBOT Holdings among all five classes of our members and the limitation on the voting rights of Class B members of the CBOT subsidiary resulting from the completion of the restructuring transactions, Full Members will experience a dilution of their voting power at CBOT Holdings on general matters relative to the voting power of Associate Members, GIMs, IDEMs and COMs on such matters.

Our current certificate of incorporation and bylaws provide that the Full Members are entitled to one vote per membership and Associate Members are entitled to one-sixth of one vote per membership on all matters subject to a membership vote, while GIMs, IDEMs and COMs do not have the right to vote on any matters. Upon the completion of the restructuring transactions, the holders of the Class A common stock of CBOT Holdings will have the right to vote on all matters upon which the stockholders of CBOT Holdings will be entitled to vote generally, including the election of directors. By virtue of their receipt of shares of Class A common stock pursuant to the restructuring transactions, GIMs, IDEMs and COMs who do not currently have voting rights in the CBOT will also be entitled as common stockholders to vote on all matters submitted to the stockholders of CBOT Holdings for a vote.

As a result, upon the completion of the restructuring transactions, Class A common stockholders of CBOT Holdings who were Full Members of the CBOT will hold about 77.65% of the voting power of CBOT Holdings, compared to about 91.29% of the voting power of the CBOT held prior to the completion of the restructuring transactions. See “The Restructuring Transactions—Allocation of CBOT Equity Ownership Interests Among CBOT Members in the Restructuring Transactions” and “Description of Capital Stock of CBOT Holdings.”

Full Members and GIMs Will Experience Dilution of Their Relative Liquidation Rights

As a result of the allocation of Class A common stock of CBOT Holdings among all five classes of our members and the exclusive right of CBOT Holdings as the sole Class A member of the CBOT subsidiary to share in the proceeds of liquidation of the CBOT subsidiary resulting from the completion of the restructuring transactions, Full Members and GIMs will experience dilution of their liquidation rights in CBOT Holdings relative to the liquidation rights of Associate Members, IDEMs and COMs.

Our current certificate of incorporation and bylaws provide that our members would share in the proceeds upon liquidation in a ratio of 1.000 : 0.167 : 0.111 : 0.005 : 0.005 for each Full Member, Associate Member, GIM, IDEM and COM, respectively. This represents an implied allocation of liquidation proceeds among Full Members, Associate Members, GIMs, IDEMs and COMs as follows: 6.00 : 1.00 : 0.67 : 0.03 : 0.03. Upon the completion of the restructuring transactions, CBOT Holdings Class A common stockholders will have the right to share in the proceeds of liquidation of CBOT Holdings pro rata on the basis of the number of shares of Class A common stock owned and CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the exclusive right to share in the proceeds of liquidation of the CBOT subsidiary.

Accordingly, upon the completion of the restructuring transactions, the proceeds upon liquidation would be shared among the holders of Class A common stock of CBOT Holdings in accordance with the settlement allocation used to allocate equity in CBOT Holdings pursuant to the restructuring transactions, which, after giving effect to the plaintiff class representative compensation but before allocating the plaintiff class representative compensation among the six plaintiff class representatives, is 2.73 : 1.00 : 0.50 : 0.11 : 0.25 to each Full Member, Associate Member, GIM, IDEM and COM, respectively. This will increase the liquidation rights of stockholders who are currently Associate Members, IDEMs and COMs and will reduce in a corresponding manner the relative liquidation rights of stockholders who are now Full Members and GIMs. See “The Restructuring Transactions—Allocation of CBOT Equity Ownership Interests Among CBOT Members in the Restructuring Transactions” and “Description of Capital Stock of CBOT Holdings.”

We May Incur Material, Unanticipated Costs in Connection with the Restructuring Transactions

Because we have been pursuing our proposed restructuring for such a long time, we have already incurred substantial expenses in connection with the restructuring transactions. Moreover, we have planned for additional expenditures that will be necessary for the completion of these transactions. Further, we may incur additional significant costs and expenses greater than those we have planned for in connection with the restructuring transactions. We cannot assure you that these additional costs will not be material to our business.

We Will Be Unable to Complete the Restructuring Transactions Unless We Can Obtain Necessary Regulatory Approvals, Including from the CFTC

In order to complete the restructuring transactions, we currently anticipate that we will ask the CFTC to approve changes to our certificate of incorporation, bylaws and rules and regulations and to confirm that implementation of the restructuring transactions will not have a material adverse effect on our current contract market designation. We are in the process of reviewing such proposed changes with the CFTC. We currently expect that, under applicable CFTC regulations, within 45 days following membership approval of the propositions relating to the restructuring transactions, the CFTC will make its determinations regarding such changes. However, under certain circumstances, this process could take much longer. If these CFTC approvals and any other necessary regulatory approvals or authorizations cannot be obtained, we may not be able to complete the restructuring transactions and any delay in the implementation of the restructuring transactions caused by the CFTC or other regulators may jeopardize the expected benefits of the restructuring transactions. Generally speaking, depending on the circumstances, it could take several months to receive the necessary approvals from the CFTC. We cannot assure you that the CFTC and other regulatory approvals will be obtained in connection with the restructuring transactions or, if obtained, that the approvals will be timely received.

The Absence of a Prior Public Market Limits Our Ability to Predict Whether and to What Extent a Public Market Will Develop in Our Shares

There is currently no public market for the shares of Class A common stock of CBOT Holdings as such common stock will be newly issued securities and subject to significant transfer restrictions. The transfer restrictions applicable to the Series A-1, A-2 and A-3 common stock of CBOT Holdings will cause such common stock to generally be linked together with the Class B memberships in the CBOT subsidiary for an indefinite period of time, unless and until there occurs the second approval. Although we currently expect that the boards of directors of CBOT Holdings and the CBOT subsidiary will not, for the forseeable future, consider seeking the removal and/or reduction of these transfer restrictions in the absence of the second approval, it is possible that such transfer restrictions could be removed and/or reduced at some point in the future. If this occurs, we cannot assure you that a market will develop for such common stock. Moreover, even if the Series A-1, A-2 and A-3 common stock of CBOT Holdings were to convert into unrestricted Class A common stock and become freely tradable, we do not know whether third parties would find the shares of unrestricted Class A common stock of CBOT Holdings to be an attractive investment, or whether firms would be interested in making a market for such common stock. Consequently, we cannot at this time assure you that any trading market for any shares of our capital stock will develop or, if any market develops, how strong it may be.

There is Uncertainty as to the Effect the Restructuring Transactions Will Have on the Application of Our Rule Concerning Claims Against the Proceeds of a Transfer of a Membership After the Restructuring Transactions

Under our current rules and regulations, proceeds from the transfer of a membership are subject to certain prior claims of other members against the seller of that membership. As a result of the restructuring transactions, our members will receive a combination of interests consisting of both Class A common stock of CBOT Holdings and Class B memberships in the CBOT subsidiary. The Class A common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary will generally be linked together for an indefinite period of time, unless and until there occurs the second approval. Due to this linkage and the unique characteristics of the resulting combinations of interests, we believe that there is significant uncertainty concerning the application of this rule after the restructuring transactions. Absent special circumstances, proceeds from the transfer of shares of Class A common stock of CBOT Holdings will not be subject to the prior claims of the holders of Class B memberships in the CBOT subsidiary unless and to the extent that such holders have otherwise perfected a security interest in the transferred shares of Class A common stock of CBOT Holdings, such as receiving a pledge of such shares. The rules and regulations of the CBOT subsidiary will provide that the proceeds of any transfer of Class B memberships in the CBOT subsidiary will be subject to the priority of payments provision that is currently applicable to the transfer of CBOT memberships. However, we are not aware of any court that has considered the applicability of such a provision in the context of linked common stock and memberships. Accordingly, while we currently intend to retain this provision in the rules and regulations of the CBOT subsidiary, there is uncertainty as to whether, how and to what extent the priority of payments provision would be enforced in accordance with its terms. As a result, we cannot provide you any assurances as to the continued enforceability of this priority of payments provisions after the completion of the restructuring transactions and you may wish to consider the implementation of special procedures to protect your interests in this regard.

Risks Relating to Our Business

Our business, and thus the value of the Class A common stock to be issued by CBOT Holdings and the Class B memberships to be issued by the CBOT subsidiary, are subject to the following risks, which include risks relating to the industry in which we operate.

Intense Competition Could Materially Adversely Affect Our Market Share and Financial Performance

The futures industry is highly competitive. Many of our competitors and potential competitors are more established or have greater financial resources than we do. Many of our competitors also have greater access to capital markets as well as more substantial marketing capabilities and technological and personnel resources. We expect that competition will intensify in the future. For example, on February 8, 2004, Eurex, the world’s largest derivatives exchange, launched a registered U.S. exchange initially offering futures and options on futures contracts on U.S. Treasury notes and bonds. Eurex has stated its intention to offer a full range of derivatives on U.S. interest rates, indexes and equities, many of which are products currently offered by us.

Competitive pressures may cause us to re-evaluate our current business model and strategy. For example, in an industry where substantially all derivatives are traded electronically, the concept of an open outcry exchange, including the services we provide and our sources of revenue, may change swiftly and substantially. Increased development of the electronic trading markets could substantially increase competition for some or all of the products and services we currently provide.

In addition, our competitors may:

•	respond more quickly to competitive pressures due to their corporate governance structures, which may be more flexible and efficient than our corporate governance structure;

•	develop similar products that are preferred by our customers;

•	develop non-traditional alternative risk transfer products that compete with our products;

•	price their products and services more competitively;

•	develop and expand their network infrastructures and service offerings more efficiently;

•	adapt more swiftly to new or emerging technologies and changes in client requirements;

•	utilize better, more user-friendly and more reliable technology;

•	take greater advantage of acquisitions, alliances and other opportunities;

•	more effectively market, promote and sell their products and services;

•	better leverage existing relationships with clients and strategic partners or exploit better recognized brand names to market, distribute and sell their services; and

•	exploit regulatory disparities between traditional, regulated exchanges and alternative markets that benefit from a reduced regulatory burden and a lower-cost business model.

Our current and prospective competitors are numerous and include securities exchanges, futures and options exchanges, market data and information vendors, electronic communications networks, crossing systems and similar entities, consortia of large customers and some of our clearing member firms and interdealer brokerage firms. We may also face competition from computer software companies and media and technology companies. The number of businesses providing internet-related financial services, or “e-commerce” businesses, has grown rapidly, and other companies have entered into, or are forming, joint ventures or consortia to provide services similar to those provided by us. Further, many of our competitors, including Eurex, the Chicago Mercantile Exchange, or the “CME”, and the New York Mercantile Exchange are already for-profit companies with more modern corporate governance structures that enable them to make decisions more quickly and efficiently and enhance their overall competitiveness. Moreover, the CME has the ability to raise capital through the issuance of equity securities and has already engaged in such capital-raising activity. For more information concerning the competitive nature of our industry and the challenges we face, see “Our Business—Competition.”

As a result of this intense competition, we cannot assure you that we will be able to retain our current customers or attract new customers to our markets, products and services. In addition, we cannot assure you that we will not lose customers because of more economical alternatives offered from competitors with comparable or possibly superior products, services or trade execution services. Our business could be adversely affected if we fail to attract new customers or lose a substantial number of our current customers to competitors.

We Depend on Our Executive Officers and Other Key Personnel

Our future success depends in large part upon the continued service of our executive officers, as well as various key management, technical and trading operations personnel. We believe that it is difficult to hire and retain executive management with the skills and abilities desirable for managing and operating a futures exchange. The loss of key management such as our President and Chief Executive Officer, Bernard W. Dan, our Executive Vice President and Chief of Staff, Carol A. Burke, our Executive Vice President, William M. Farrow III, our Executive Vice President and Chief Operating Officer, Bryan T. Durkin, or our Senior Vice President and Chief Financial Officer, Glen M. Johnson, could have a material adverse effect on our business, financial condition and operating results. We cannot assure you that any of our key personnel will not voluntarily terminate his or her employment with us. However, we have entered into employment agreements, each of which contains certain non-compete provisions, with each of Bernard W. Dan and Carol A. Burke in an attempt to ensure the continuation of their employment.

Our future success also depends, in significant part, upon our ability to recruit and retain highly skilled and often specialized individuals as employees, particularly in light of the rapid pace of technological advances. The level of competition in our industry for people with these skills is intense, and from time to time we have experienced losses of key employees. Significant losses of key personnel, particularly to other employers with which we compete, could have a material adverse effect on our business, financial condition and operating results.

We May Not Effectively Manage Our Growth

We intend to develop and expand our business, including both our open outcry and electronic trading systems. This growth may place a significant strain on our management, personnel, systems and other resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology workforce. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively, and our failure to do so could have a material adverse effect on our business, financial condition and operating results.

Our Decision to Operate Both Open Outcry Trading and Electronic Trading Systems, Including Our Commitment to Maintain Open Outcry Markets, May Materially Adversely Affect Our Operating Costs, Markets and Profitability

It is expensive in terms of costs and management and other resources to continue operating two trading systems for the same products. Our current business strategy involves the operation of both pit-based, open outcry trading and electronic trading systems for our products. In addition, the certificate of incorporation of the CBOT subsidiary will contain a provision generally requiring the CBOT subsidiary to maintain current open outcry markets so long as each such market is deemed liquid under the terms of the certificate of incorporation unless the discontinuance of any such market is approved by the holders of Series B-1 and B-2 memberships in the CBOT subsidiary in accordance with the certificate of incorporation of the CBOT subsidiary. As a result, the CBOT subsidiary will be obligated under the terms of its certificate of incorporation to provide financial and other support to these markets. We may not have sufficient resources to adequately fund or manage both trading systems. This may result in resource allocation decisions that adversely impact one or both systems. Also, if we continue to operate both trading systems, liquidity on each may be less than the liquidity on a competitive unified trading system, making our trading systems less attractive and less competitive. As a result, our total revenues may be lower than if we operated only open outcry trading or only electronic trading. Moreover, to the extent that we continue to operate two trading systems, our boards and management may make decisions which are designed to enhance the continued viability of two separate trading systems. These decisions may have a negative impact on the overall competitiveness of each trading system.

We are Subject to Certain Risks Associated with the Globalization of Our Business

We expect that the expansion of our electronic markets will increase the portion of our business that is generated from outside the United States. The globalization of our business presents a number of inherent risks, including the following:

•	potential difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

•	the evolving global tax treatment of electronic commerce, and the possibility that foreign governments could adopt onerous or inconsistent tax policies with respect to taxation of products traded on our markets or of the services that we provide;

•	tax rates in certain foreign countries may exceed those of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•	listed derivatives markets are regulated in most developed nations, and it may be impractical for us to secure or maintain the regulatory approvals necessary for our markets to be accessible from one or more nations;

•	certain of our expenses are denominated in foreign currencies, which exposes us to the risk of fluctuating exchange rates and we may not fully eliminate this risk through our hedging activity;

•	general economic and political conditions in the countries from which our markets are accessed may have an adverse effect on our trading from those countries; and

•	it may be difficult to enforce our intellectual property rights in certain foreign countries.

As we expand our business globally, our success will be dependent, in part, upon our ability to anticipate and manage these and other risks effectively. We cannot assure you that these and other factors will not have a material adverse effect on our business as a whole.

Our Market Data Fees May be Reduced or Eliminated Due to Industry Consolidation Among Market Data Vendors

We license our market data to vendors who distribute such data to persons or entities that use or monitor our markets. For the nine months ended September 30, 2004, our revenue from the sale of market data represented about 16% of our total revenue. Due to industry consolidation among our market data vendors, our year-end subscription levels decreased 8% and 11% during 2003 and 2002, respectively. As a result, our market data revenues decreased $2.4 million and $8.3 million during 2003 and 2002, respectively. If we continue to experience declining subscription levels, we can expect to continue to lose market data fee revenue if we are unable to recover that lost revenue through terminal usage fees, transaction fees or the development of alternative market data products.

We May Not Be Successful in Executing Our Electronic Trading Strategy

We have committed substantial resources to develop our electronic trading capabilities. We began to offer our products electronically over the a/c/e system in August 2000 and, upon the termination of our contractual arrangements relating to that system on December 31, 2003, we transferred our electronic trading operations to the LIFFE CONNECT® system provided by LIFFE Administration and Management, which we refer to as “LIFFE.” In implementing the a/c/e system and in transitioning from the a/c/e system to LIFFE CONNECT®, we have balanced the desire to maximize system functionality against the associated costs, in both capital expenditure and time to market. While we believe these decisions will benefit our electronic trading capabilities, we cannot assure you these initiatives will be successful. The failure to successfully execute our electronic trading strategy could have a material adverse impact on our operations.

We Are Subject to Certain Risks Relating to the Operation of an Electronic Trading Market

In January 2004, LIFFE became the supplier of our electronic trading system. We cannot assure you that our decision to transition to the LIFFE CONNECT® system will achieve the functionality and cost benefits that we currently expect. In addition, we are subject to risks relating generally to the provision of electronic transaction services which include our failure or inability to:

•	acquire, develop or implement new, enhanced or updated versions of electronic trading software;

•	attract independent software vendors to write front-end software that effectively accesses our electronic trading system;

•	increase the number of devices, such as trading and order routing terminals, capable of sending orders to our floor and to our electronic trading system; and

•	respond effectively to technological developments or service offerings by competitors.

If our electronic trading operations are not successful, our business or future financial condition or operating results could be materially adversely affected.

We May Be Unable to Keep Up With Rapid Technological Changes

To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and features of our proprietary software, network distribution systems and other technologies. The financial services and e-commerce industries are characterized by rapid technological change, changes in use and customer requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render obsolete our existing proprietary technology and systems. Our success will depend, in part, on our ability to:

•	develop or license leading technologies useful in our business;

•	enhance our existing services;

•	develop new services and technology that address the increasingly sophisticated and varied needs of our existing and prospective clients; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

We cannot assure you that we will be able to successfully implement new technologies or adapt our proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. We cannot assure you that we will be able to respond in a timely manner to changing market conditions or customer requirements, and a failure to so respond could have a material adverse effect on our business, financial condition and operating results.

Computer and Communications Systems Failures and Capacity Constraints Could Harm Our Reputation and Our Business

Our failure to operate, monitor or maintain our computer systems and network services, including those systems and services related to our electronic trading system, or, if necessary, to find replacements for our technology in a timely and cost-effective manner, could have a material adverse effect on our reputation, business, financial condition and operating results. We rely and expect to continue to rely on third parties for various computer and communications systems, such as telephone companies, on-line service providers, data processors, clearance organizations and software and hardware vendors. Our systems or those of our third party providers may fail, causing one or more of the following effects:

•	unanticipated disruptions in service to customers;

•	slower response times;

•	delays in trade execution;

•	decreased customer satisfaction;

•	incomplete or inaccurate accounting, recording or processing of trades;

•	financial losses;

•	security breaches;

•	litigation or other customer claims; and

•	regulatory sanctions.

Our status as a CFTC registrant requires that our trade execution and communications systems be able to handle anticipated present and future peak trading volume. Heavy use of our computer systems during peak trading times or at times of unusual market volatility could cause our systems to operate slowly or even to fail for periods of time. We monitor system loads and performance and regularly implement system upgrades to handle estimated increases in trading volume. However, we cannot assure you that our estimates of future trading volume will be accurate or that our systems will always be able to accommodate actual trading volume without failure or degradation of performance. System failure or degradation could lead our customers to file formal complaints with industry regulatory organizations, file lawsuits against us or cease doing business with us or could lead the CFTC or other regulators to initiate inquiries or proceedings for failure to comply with applicable laws and regulations.

In addition, we cannot assure you that we will not experience system failures, outages or interruptions that will materially adversely affect our business. Any failures that cause an interruption in service or decrease our responsiveness, including failures caused by customer error or misuse of our systems, could impair our reputation, damage our brand name and have a material adverse effect on our business, financial condition and operating results.

We Depend on Third Party Suppliers for Services That Are Important to Our Business

We depend on a number of suppliers, such as banking, clearing and settlement organizations, telephone companies, online service providers, data processors and software and hardware vendors for elements of our trading, clearing and other systems, as well as communications and networking equipment, computer hardware and software and related support and maintenance. In particular, we rely upon the CME to provide certain clearing services as part of the CME/CBOT Common Clearing Link and LIFFE as part of the LIFFE CONNECT® system. Thus, CME and LIFFE are two of our critical third party suppliers. We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs. An interruption in or the cessation of service by any service provider and our inability to make alternative arrangements in a timely manner, or at all, could have a material adverse effect on our business, financial condition and operating results.

Our Networks and Those of Our Third Party Service Providers May be Vulnerable to Security Risks

We expect the secure transmission of confidential information over public networks to continue to be a critical element of our operations. Our networks and those of our third party service providers, our member firms and our customers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our information or cause interruptions or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and operating results. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Although we intend to continue to implement industry-standard security measures, these measures may prove to be inadequate and result in system failures and delays that could lower trading volume and have an adverse effect on our business, financial condition and operating results.

Declines in the Global Financial Markets May Materially Adversely Affect Our Business

Adverse economic and political conditions may cause declines in global financial markets and may affect our operating results. The global financial services business is, by its nature, risky and volatile and is directly affected by many national and international factors that are beyond our control. Any one of these factors may cause a substantial decline in the global financial services markets, resulting in reduced trading volume. These events could materially adversely affect our business. These factors include:

•	economic and political conditions in the United States and elsewhere in the world;

•	wavering institutional/consumer confidence levels;

•	the availability of cash for investment by mutual funds and other wholesale and retail investors; and

•	legislative and regulatory changes.

Strategic Alliances May Not Produce the Results We Expect

We currently believe that strategic alliances could play an important role in our long-term success. In this regard, we may seek to enter into alliances or other arrangements with other parties. However, we cannot assure you that we will be successful in either developing, or fulfilling the objectives of, any such alliance. Further, our participation in these alliances may strain our resources and may limit our ability to pursue other strategic and business initiatives, which could materially adversely affect our business.

Our Business is Subject to Risks Related to Our Real Estate Holdings

Revenue from our real estate operations represented about 5% of our operating revenue for the nine months ended September 30, 2004. Lower occupancy rates, market rental rates and non-renewal of leases by tenants could have a material adverse effect on revenue from building operations. Any decrease in leased space could also affect future building service revenue if there is no corresponding demand for the vacated office space. Furthermore, most of our tenants are engaged in businesses that are directly or indirectly related to the brokerage/trading industry or related areas of financial services and adverse business conditions affecting those businesses could have a material adverse effect on our occupancy rates and building services revenues.

Risks Relating to Regulation and Litigation

We are subject to the following risks in connection with the regulation of, and litigation relating to, our business.

We May Not Be Able to Maintain Our Self-Regulatory Responsibilities

Some financial services regulators have publicly stated their concerns about the ability of a financial exchange, organized as a for-profit corporation, to adequately discharge its self-regulatory responsibilities. Our regulatory programs and capabilities contribute significantly to our brand name and reputation. Although we believe that we will be permitted to maintain these responsibilities, we cannot assure you that we will not be required to modify or restructure our regulatory functions in order to address these or other concerns. Any such modifications or restructuring of our regulatory functions could entail material costs, for which we have not currently planned.

We Are Subject to Significant Risks of Litigation

Many aspects of our business involve substantial risks of liability. For example, dissatisfied customers frequently make claims regarding quality of trade execution, improperly settled trades, mismanagement or even fraud against their service providers. We may become subject to these claims as the result of failures or malfunctions of systems and services provided by us. We could incur significant legal expenses defending claims, even those without merit. Although the Commodity Exchange Act and our CFTC-approved disclaimer and limitation of liability rules offer us some protections, an adverse resolution of any lawsuits or claims against us could have a material adverse effect on our reputation, business, financial condition and operating results.

We are currently subject to various litigation matters. We cannot assure you that we will be successful in defending any of these matters, and resulting adverse judgments could have a material adverse effect on our financial condition. In addition, we have been subject to legal proceedings and claims as a result of the restructuring transactions in the past and it is possible that other claims could be brought in the future. For example, while we have entered into a settlement agreement relating to the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs such that we can move forward with our proposed restructuring at this time, this dispute has resulted in a substantial delay in our progress to complete the restructuring transactions. See “Our Business—Legal Proceedings.”

Any Infringement by Us on Patent Rights of Others Could Result in Litigation and Could Materially Adversely Affect Our Operations

Our competitors as well as other companies and individuals may obtain, and may be expected to obtain in the future, patents that concern products or services related to the types of products and services we offer or plan to offer. We cannot assure you that we are or will be aware of all patents containing claims that may pose a risk of infringement by our products, services or technologies. Claims of infringement are not uncommon in our industry. For example, in August 2004, Trading Technologies International, Inc. filed a lawsuit against eSpeed, Inc., alleging infringement of certain patents relating to Trading Technologies’ trading software. Although we do not believe that Trading Technologies has sued other exchanges and related entities, Trading Technologies has indicated that it intends to protect its intellectual property and we cannot assure you that Trading Technologies will not take such actions in the future.

In general, if one or more of our products, services or technologies were to infringe patents held by others, we may be required to stop developing or marketing the products, services or technologies, to obtain licenses to develop and market the services from the holders of the patents or to redesign the products, services or technologies in such a way as to avoid infringing on the patent claims. If we were unable to obtain these licenses, we may not be able to redesign our products, services or technologies to avoid infringement, which could materially adversely affect our business, financial condition and operating results.

We May Not Be Able to Protect Our Intellectual Property Rights

We rely primarily on trade secret, copyright, service mark, trademark law and contractual protections to protect our proprietary technology and other proprietary rights. Notwithstanding that we take precautions to protect our intellectual property rights, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We also seek to protect our software and databases as trade secrets and under copyright law. We have copyright registrations for certain of our software, user manuals and databases. The copyright protection accorded to databases, however, is fairly limited. While the arrangement and selection of data generally are protectable, the actual data are not, and others may be free to create databases that would perform the same function. In some cases, including a number of our most important products, there may be no effective legal recourse against duplication by competitors. In addition, in the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources, either of which could adversely affect our business.

Member Misconduct Could Harm Us and is Difficult to Detect

Although we perform significant self-regulatory functions, there have been a number of highly publicized cases involving fraud or other misconduct in the futures industry in recent years. We run the risk that the holders of Class B memberships in the CBOT subsidiary, other persons who use our markets or our employees will engage in fraud or other misconduct, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

The Legal Framework for Our Industry Has Been Modified to Lower Barriers to Entry and Decrease Continuing Regulatory Costs for Competitors

Our industry has been subject to several fundamental regulatory changes, including changes in the statute under which we have operated since 1974. In the past, the Commodity Exchange Act generally required all futures contracts to be executed on an exchange that has been approved by the CFTC. The exchange trading requirement was modified by CFTC regulations to permit privately negotiated swap contracts to be transacted in the over-the-counter market. The CFTC exemption under which the over-the-counter derivative market operated precluded the over-the-counter market from avoiding CFTC regulation for exchange-like electronic transaction systems and clearing. These regulatory restrictions on the over-the-counter market were repealed by the Commodity Futures Modernization Act of 2000. It is possible that the chief beneficiaries of the Commodity Futures Modernization Act will be over-the-counter dealers and competitors that operate or intend to open electronic trading facilities or to conduct their futures business directly among themselves on a bilateral basis. The customers who may access such electronic exchanges or engage in such bilateral private transactions are the same customers who conduct the vast majority of their financial business on regulated exchanges. The Commodity Futures Modernization Act also permits banks, broker-dealers and some of their affiliates to engage in foreign exchange futures transactions for or with retail customers without being subjected to regulation under the Commodity Exchange Act.

In the future, our industry may become subject to new regulations or changes in the interpretation or enforcement of existing regulations. We cannot predict the extent to which any future regulatory changes may adversely affect our business. For more information about potential changes in our regulatory environment, see “Our Business—Regulation—Changes in Existing Laws and Rules.”

Risks Relating to Changes in Our Corporate Governance Structure

The following risks relate to the significant changes to our corporate governance structure that will occur as part of the restructuring transactions.

Certain of Our Proposed Changes to Our Corporate Governance Structure May Reduce the Influence of the Members in the Day-to-Day Management and Operation of Our Business

If we complete the restructuring transactions, our members will have a lesser ability to control the day-to-day management and operation of our business. After the restructuring transactions, the holders of the Class A common stock of CBOT Holdings will have the right to vote on all matters upon which the stockholders of CBOT Holdings are entitled to vote generally, including the election of directors. The holders of Class A common stock of CBOT Holdings will also have the right to vote on any proposal that would have CBOT Holdings sell a significant amount of its assets to a third party or acquire, invest in or enter into a business in competition with the CBOT subsidiary’s then existing business. Further, it will require the consent of the Class A common stockholders of CBOT Holdings for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any proposal to merge the CBOT subsidiary with a third party, to sell a significant amount of the CBOT subsidiary’s assets to a third party, to cause the CBOT subsidiary to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary or to dissolve or liquidate the CBOT subsidiary.

In addition, the holders of the Class A common stock of CBOT Holdings will be entitled to initiate and vote on proposals to adopt, repeal, or amend the bylaws of CBOT Holdings and make non-binding recommendations that the board of directors consider proposals that, as a matter of Delaware law, require the approval of the board of directors of CBOT Holdings. Any proposal by stockholders of CBOT Holdings may be brought to a vote at an annual meeting in accordance with the bylaws of CBOT Holdings, which will generally require advance notice of any proposal not less than 20, nor more than 60, days in advance of the first anniversary of the mailing of proxy materials for the preceding year’s annual meeting. Stockholders holding at least 10% of the outstanding Class A common stock (that is, 4,935,984 shares) may also require that a special meeting be called. Any stockholder proposal will require the approval of a majority of the votes cast at such annual or special meeting. Stockholders will not have authority to take action by written consent of stockholders.

The holders of Series B-1 and B-2 memberships in the CBOT subsidiary will have the exclusive right among members (including the Class A member of the CBOT subsidiary) to vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on any proposals to amend the bylaws of the CBOT subsidiary whether or not approved by the board of directors. The board of directors of the CBOT subsidiary will also have the right to amend the bylaws of the CBOT subsidiary. However, the holders of Series B-1 and B-2 memberships in the CBOT subsidiary will have exclusive right among members to vote on proposals by the board of directors of the CBOT subsidiary to amend the bylaws of the CBOT subsidiary in a manner that would adversely affect the core rights. However, pursuant to the settlement agreement, until a change of control of the CBOT subsidiary, the CBOT subsidiary will be contractually prohibited from adopting an amendment to its certificate of incorporation, bylaws or rules and regulations that adversely affects the contract trading rights of Associate Members, GIMs, IDEMs and COMs in effect as of February 2, 2004.

CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on all matters not reserved for Series B-1 and B-2 members of the CBOT subsidiary. In addition, CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on any proposal to merge the CBOT subsidiary with a third party, to sell a significant amount of the CBOT subsidiary’s assets to a third party, to cause the CBOT subsidiary to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary or to dissolve or liquidate the CBOT subsidiary. However, it will require the consent of the Class A common stockholders of CBOT Holdings (who will, at least until the second approval, consist only of persons who are also members of the CBOT subsidiary) for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any such proposal.

In addition to these changes to voting rights and the manner of amending the certificate of incorporation and bylaws of CBOT Holdings and the CBOT subsidiary, we will be making changes to the size and classification of our board of directors and the manner in which directors are nominated. Also, we will eliminate the ability of our members to take action by written consent.

Collectively, these changes may reduce the influence of our members and may lead to decisions and outcomes that differ from those made under our current certificate of incorporation, bylaws and rules and regulations.

Moreover, additional changes to our corporate governance structure that would take effect upon the occurrence of the second approval and a qualified initial public offering of CBOT Holdings could even further reduce the influence of our members, as described more fully below.

Effects of Certain Provisions Could Enable the Board of Directors of CBOT Holdings to Prevent or Delay a Change of Control

Some of the provisions of the certificate of incorporation and bylaws of CBOT Holdings, could, together or separately:

•	discourage potential acquisition proposals;

•	delay or prevent a change in control; or

•	limit the price that investors might be willing to pay in the future for shares of the Class A common stock of CBOT Holdings.

CBOT Holdings’ certificate of incorporation and bylaws will provide, among other things, that the Class A common stock of CBOT Holdings will be subject to significant transfer restrictions and that Class A common stockholders may not take action by written consent. In addition, the board of directors of CBOT Holdings will be classified into two separate classes with staggered terms. These provisions could prevent or delay a change of control or could limit the price some investors might be willing to pay in the future for shares of Class A common stock of CBOT Holdings.

Following the completion of the restructuring transactions, a change of control of the CBOT subsidiary could not occur without the consent of CBOT Holdings as the holder of the sole Class A membership. Moreover, as described in greater detail elsewhere in this document, the consent of the Class A common stockholders of CBOT Holdings (who will, at least until the second approval, consist only of persons who are also members of the CBOT subsidiary) must be obtained in order for CBOT Holdings to vote in favor of a change of control transaction involving the CBOT subsidiary.

Delaware Law May Protect Decisions of the Board of Directors That Have Differing Effects on the Holders of Class A and Class B Memberships in the CBOT Subsidiary

In the context of stock corporations, Delaware law generally provides that a board of directors owes an equal duty to all stockholders, regardless of class or series, and does not provide separate or additional duties to any particular group of stockholders. As a nonstock corporation with multiple classes of memberships, the board of directors of the CBOT subsidiary may have similar obligations to the holders of each class of membership. Moreover, the certificate of incorporation of the CBOT subsidiary will include unique provisions that are intended to protect the core rights, which include a commitment to maintain current open outcry markets so long as each such market is deemed liquid under the terms of the certificate of incorporation unless the discontinuance of any such market is approved by the holders of Series B-1 and B-2 memberships in the CBOT subsidiary in accordance with the certificate of incorporation. Such provisions may have the effect of requiring the board of directors to make certain decisions that would benefit one or more series of Class B members in the CBOT subsidiary but not the Class A member, or which would affect the Class A member and one or more series of Class B members in the CBOT subsidiary differently.

More generally, the board of directors of the CBOT subsidiary may make decisions that may have the effect of benefitting one class of membership over the other, or which affect the holders of each class or series of membership differently. Delaware law will generally protect these decisions so long as the board of directors of the CBOT subsidiary acts in a disinterested, informed manner with respect to these decisions, in good faith and in the belief that it is acting in the best interests of the corporation and its members generally.

Risks Relating to the Second Approval

The following risks relate to significant changes to our corporate governance and capital structure that will be implemented if and when the second approval occurs.

If the restructuring transactions are completed, certain additional changes to our corporate governance and capital structure would take effect following the occurrence of the second approval. Generally speaking, these changes are designed to permit us to facilitate the creation of public markets for our equity securities by enabling us to pursue a public offering that would result in the listing of our securities on a national securities exchange and to engage in capital-raising and other transactions involving the issuance of securities by providing us with additional authorized but unissued capital stock that would be available for issuance by our board without further stockholder approval.

We currently expect that CBOT Holdings will solicit the second approval as soon as reasonably practicable following completion of the restructuring transactions. However, we cannot assure you that we will seek the second approval in the future or, if we seek the second approval, that it would be obtained. Therefore, you should understand that it is possible that these changes may never take effect and thus these objectives may never be realized. Even if these changes were to take effect after a second approval, we cannot assure you that we will be able to achieve the expected benefits, such as the creation of a public market for our equity securities or the financial flexibility to engage in capital-raising or other transactions.

Furthermore, from and after the time of the second approval, additional transfers of Class A common stock of CBOT Holdings would be permitted and these transfers could result in CBOT Holdings being owned, in whole or in part, by persons who are not also members of the CBOT subsidiary. Under these circumstances, certain of the proposed changes to our corporate governance structure, which are described in greater detail elsewhere in this document, could reduce even further the influence of the members in the day-to-day management and operation of our business, including the exchange business.

THE RESTRUCTURING TRANSACTIONS

Overview

As a result of rapidly evolving changes in the futures industry, principally the increasing importance of electronic trading, we have determined that it is necessary to restructure our organization in order to enhance its competitiveness. Over the last several years, with the assistance of various outside advisors, we have conducted an ongoing and extensive evaluation process with respect to our need to restructure. Over time, this process evolved and we came to recognize not only the benefits of restructuring to improve our competitiveness and achieve structural flexibility but also the importance of preserving our ability to provide trading benefits and opportunity to our members. As a result of this process, we have developed, and are proposing for approval by our Full and Associate Members, a series of transactions designed to restructure the CBOT.

The restructuring transactions are designed to demutualize our organization by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to our members while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings in which the CBOT members will hold memberships entitling them to certain trading rights and privileges on the exchange operated by such subsidiary. These restructuring transactions are also designed to modernize our corporate governance structure by, among other things, adopting new mechanisms for initiating and voting on stockholder and member proposals, providing for a modest reduction in the size of our board and modifying the nomination and election process for directors as well as the terms of office and qualifications of directors, as described in greater detail elsewhere in this document. Finally, the restructuring transactions are designed to permit CBOT Holdings to facilitate the creation of public markets for its equity securities and engage in capital-raising transactions and other securities issuances following the second approval. We believe that the restructuring transactions will enable us to enhance our competitiveness within the futures industry, including both the open outcry and electronic trading markets, while preserving our ability to provide member benefits and opportunity.

We currently anticipate that we will complete the restructuring transactions as soon as reasonably practicable following membership approval of the restructuring transactions, subject to receiving any required regulatory approvals from the CFTC. However, our obligation to complete the restructuring transactions is subject to satisfaction or waiver of a number of conditions, including, among others, a condition that our board of directors shall not have determined that the restructuring transactions are no longer in the best interests of the CBOT and its members or are not fair to each class of CBOT membership. For more information about CFTC approvals and other conditions to our obligation to complete the restructuring transactions, see “—Regulatory Matters,” and “—Conditions to Completing the Restructuring Transactions.”

Background of the Restructuring Transactions

Development of the Restructuring Strategy

Competitive conditions in the futures industry have changed significantly in the last decade or more due to innovations in the computer and communications industries. As a result, maintaining our competitive position has become increasingly challenging. To meet the challenges and opportunities associated with the increasing importance of electronic trading, in 1992 we began to make our products available for electronic trading.

Notwithstanding the success of our electronic trading initiatives, the strategy committee of our board of directors concluded in early 1999 that changes to our organizational structure were desirable in order to respond to the increasingly competitive challenges presented by electronic trading as well as other exchanges. This conclusion was adopted in a strategic plan approved by our board of directors in August 1999.

In addition, in July 1999, our board of directors established a restructuring task force, composed of directors and non-director members of the CBOT. The restructuring task force was charged with developing a restructuring strategy designed to modernize our organizational structure and a corporate governance mechanism designed to position us to compete more effectively in the evolving marketplace.

Over the following six months, the restructuring task force conducted an extensive strategic analysis, assisted by the management of the CBOT, A.T. Kearney, Inc., a management consulting firm, Merrill Lynch & Co., an investment banking firm, Kirkland & Ellis, as legal counsel to the CBOT and the board of directors, and Piper Marbury Rudnick & Wolfe, as special legal counsel to the restructuring task force.

As part of this strategic analysis, the restructuring task force, together with its advisors, reviewed our business, including our organizational and corporate governance structures, and current industry trends and practices. The findings of the restructuring task force formed the basis for a recommendation to our board of directors, which included objectives for a restructuring strategy and a detailed business outline, including alternative organizational structures.

January 2000 Board Meeting. In January 2000, our board of directors approved a general restructuring strategy recommended by the restructuring task force, subject to the board of directors’ further review, consideration and approval of the definitive terms and structure of the transactions designed to implement the strategy, which had not yet been formulated. The restructuring strategy generally contemplated the restructuring of the CBOT into two separate stock, for-profit companies, one conducting the CBOT’s open outcry business and the other conducting the CBOT’s electronic trading business, and the distribution of shares of stock in both companies to the current CBOT members. The strategy also contemplated the possibility that the then proposed electronic trading company might conduct an offering of shares of its stock to the public at or around the time of its separation from the open outcry company.

In addition, our board of directors at such time appointed two special committees of the board. One committee, the implementation committee, initially consisted of nine members of the board of directors and was chaired by the then current Chairman of our board, David P. Brennan. The other members of the implementation committee were Charles P. Carey, Andrew J. Filipowski, Harold W. Lavender, Peter C. Lee, Veda Kaufman Levin, James P. McMillin, Joseph Niciforo and Michael P. Ryan. The implementation committee was directed to develop and recommend for the board’s further review, consideration and approval the definitive terms and structure of the transactions designed to implement the restructuring strategy.

The other special committee of the board of directors, the independent allocation committee, was composed solely of outside or non-member directors of the board and was chaired by former Illinois Governor James R. Thompson, the Chairman of the law firm, Winston & Strawn. The other members of the independent allocation committee were Dr. Robert S. Hamada, the Dean and Edward Eagle Branch Distinguished Service Professor of Finance at the University of Chicago Graduate School of Business, Robert H. Michel, a former Republican leader of the U.S. House of Representatives and Senior Advisor at the law firm of Hogan & Hartson, and Ralph H. Weems, an independent farmer and former president of the American Soybean Association. Since no mechanism existed in our certificate of incorporation, bylaws or rules and regulations for allocating ownership in our organization among members in connection with a restructuring such as that contemplated by the restructuring transactions, the independent allocation committee was directed to develop and recommend for the board’s further review, consideration and approval an appropriate and fair allocation of value among the members of the CBOT in connection with the transactions to implement the restructuring strategy, including the allocation to CBOT members of shares of stock of the then proposed open outcry trading and electronic trading companies.

The implementation committee continued the work of the restructuring task force with assistance from the management of the CBOT and its outside advisors as of such time, including A.T. Kearney, Merrill Lynch, Kirkland & Ellis and Piper Marbury Rudnick & Wolfe. In particular, the implementation committee worked to develop the definitive terms and structure of transactions designed to effectuate the restructuring strategy, including a preliminary step necessary in order to proceed with the implementation of the restructuring strategy. This step involved the reincorporation of the CBOT in Delaware as a nonstock, not-for-profit corporation and was designed to cause the CBOT to be governed under a more modern and well developed legal framework so that the CBOT could more effectively accomplish its purposes. Among other things, unlike the law of Illinois then applicable to the CBOT, Delaware law provided the CBOT a more direct procedure pursuant to which it could change its status from that of a nonstock, not-for-profit corporation to that of a stock, for-profit corporation.

In addition to developing the terms of the transactions required to implement the reincorporation of the CBOT in Delaware, the implementation committee further refined and developed the original restructuring strategy. Concurrently, the independent allocation committee, together with its advisors, the law firm of Winston & Strawn, as its sole special counsel, and the investment banking firm of William Blair & Company, L.L.C., as its sole financial advisor, worked to develop a recommended methodology for an appropriate and fair allocation of shares of common stock in both companies among the members in connection with implementation of the original restructuring strategy. The independent allocation committee developed an allocation for recommendation as fair to the full board based on such methodology and requested that William Blair give an opinion as to whether the proposed allocation was fair from a financial point a view to the various classes of members. In addition, because our electronic trading business was then conducted by Ceres and the restructuring strategy at that time contemplated reorganizing our electronic trading into a separate company and eliminating Ceres, Arthur Andersen LLP was retained by us to prepare a valuation analysis of Ceres and the limited partnership interests.

In early May 2000, the independent allocation committee submitted to our board of directors its initial report, which summarized the allocation methodology recommended as appropriate by the independent allocation committee and recommended as fair an allocation of shares of common stock in both companies among the members in the ratio of 5.0 : 1.0 : 0.5 : 0.06 : 0.07 to each Full Member, Associate Member, GIM, IDEM and COM, respectively, which we refer to as the “allocation ratio,” in respect of their memberships in connection with the implementation of the original restructuring strategy. In reaching this conclusion, the independent allocation committee received and considered an opinion of William Blair that the proposed allocation ratio was fair, from a financial point of view, to each of the five classes of members. You should be aware that, as described below, the allocation ratio will not be used to determine the allocation of equity in CBOT Holdings. Such allocation will be made in accordance with the settlement allocation established by the settlement agreement, which was approved on September 20, 2004, by the Circuit Court of Cook County, Illinois as fair, adequate and reasonable and in the best interests of all CBOT members. For more information about the allocation, see “—Allocation of CBOT Equity Ownership Interests Among CBOT Members in the Restructuring Transactions.” Neither the independent allocation committee nor William Blair & Company, L.L.C. has expressed any view on the settlement allocation.

Also in May 2000, our board of directors received a report prepared by the implementation committee, which provided additional information regarding, and refined certain aspects of, the original restructuring strategy. This report also contained a detailed description of the transactions required in order to implement the Delaware reincorporation and recommended that the Delaware reincorporation be approved and submitted to the CBOT membership for its approval.

May 2000 Board Meeting. At its May 16, 2000 meeting, our board of directors approved the transactions necessary to effect the Delaware reincorporation and directed that such transactions be submitted to the CBOT membership for a ballot vote. Following member approval, the reincorporation of the CBOT in Delaware as a nonstock, not-for-profit corporation was completed in August 2000. Shortly thereafter, we formed eCBOT as a wholly owned subsidiary of the CBOT for the purpose of later reorganizing our electronic trading business. The CBOT assigned its general and limited partnership interests in Ceres to eCBOT in September 2000.

At the same May 2000 meeting, our board of directors also approved and adopted the report of the independent allocation committee, including its recommendation regarding the methodology to be used with respect to the allocation of shares of common stock of the then proposed open outcry trading and electronic trading companies among Full and Associate Members, GIMs, IDEMs and COMs in respect of their memberships and the allocation of such shares in accordance with the allocation ratio, subject to any changes in the factors underlying the assumptions that were used or reviewed in the preparation of the independent allocation committee report and taking into account any adjustments to such allocation resulting from the terms of the reorganization of our electronic trading business, and further subject to the board’s further review, consideration and approval of transactions necessary to implement the restructuring strategy. At this time, William Blair, as financial advisor to the independent allocation committee, delivered its opinion to the independent allocation committee and the board of directors that, based upon and subject to the matters set forth in the opinion, the proposed allocation ratio of shares of common stock in the then proposed open outcry trading and electronic trading companies to each Full Member, Associate Member, GIM, IDEM and COM, respectively, was fair, from a financial point of view, to each of the five classes of members. At this time, Arthur Andersen provided a report to the board regarding its preliminary valuation analysis of Ceres as of May 16, 2000.

The board of directors also approved at this meeting the report of the implementation committee as a description of the restructuring strategy as it was then envisioned by the board of directors, subject to any changes in the factors underlying the assumptions that were used or reviewed in the preparation of the report, and subject to the board’s further review, consideration and approval of the transactions necessary to implement the restructuring strategy.

Following the May board meeting, the management of the CBOT, with the assistance of its outside advisors, then primarily consisting of Merrill Lynch, Kirkland & Ellis and Cap Gemini Ernst & Young, a management consulting firm, conducted an evaluation process with respect to the implementation of the original restructuring strategy and worked to develop detailed business plans for the then proposed open outcry trading and electronic trading companies envisioned by the original restructuring strategy.

Based upon this evaluation process and further analysis, management of the CBOT and the executive committee of our board of directors concluded that the original restructuring strategy should be substantially revised in light of a number of factors, including increasing competitive pressures in the industry, the adverse changes in the capital markets, further review and analysis regarding the implementation and execution of the separate business plans of the then proposed open outcry trading and electronic trading companies, the overall financial status of the CBOT and the need for the CBOT to demutualize as quickly as possible so that it could enhance its competitive posture and improve its decision-making capability.

August 2000 Board Meeting. On August 31, 2000, management of the CBOT and the executive committee recommended to the board of directors that the original restructuring strategy be abandoned in favor of a substantially revised restructuring strategy. After careful consideration of the matters discussed and presented, the board of directors approved a revised restructuring strategy, which involved demutualizing the CBOT but not restructuring the CBOT into two separate, competing companies. Specifically, the revised strategy contemplated the following:

•	converting the CBOT into a single Delaware stock, for-profit corporation, which would be focused on updated open outcry trading with enhanced technology, and distributing shares of common stock in such stock, for-profit company, representing both trading rights and privileges and equity ownership, to the current members;

•	adopting a revised corporate governance structure, which would include substantially eliminating the membership petition process, streamlining the board of directors and making certain other changes to implement a more efficient decision-making process for the company; and

•	reorganizing and consolidating the CBOT’s electronic trading business, part of which is currently operated by Ceres, into eCBOT, which would be operated as a wholly owned subsidiary of the for-profit company.

At this time, the board of directors determined that the original two-company strategy should be abandoned and that a simple demutualization plan involving the conversion of the CBOT into a single stock, for-profit company should be pursued instead. The board concluded that the revised strategy would enable each of the two businesses to be operated independently and in a more competitive manner but under a common ownership structure that would allow substantial sharing of resources and infrastructure.

The board’s approval of the revised strategy was subject to its further review, consideration and approval of the definitive terms and structure of transactions designed to implement the revised restructuring strategy, including an appropriate and fair allocation of common stock of the then proposed stock, for-profit company among the members. On August 31, 2000, our board directed the executive committee and the management of the CBOT to develop and recommend for its further review and consideration the definitive terms and structure of transactions designed to implement this revised restructuring strategy.

Following the August board meeting, management and the executive committee, with the assistance of the CBOT’s advisors, primarily consisting of Merrill Lynch and Kirkland & Ellis, worked to develop the terms and structure of transactions designed to implement the revised restructuring strategy. In addition, Arthur Andersen LLP was retained by us and our eCBOT subsidiary to prepare a valuation analysis of Ceres and its limited partnership interests in connection with the reorganization and consolidation of our electronic trading business, part of which is currently operated by Ceres, into eCBOT. Shortly thereafter, Arthur Andersen was also engaged to evaluate the fairness, from a financial point of view, to Ceres and each class of its limited partners of the consideration to be received by each limited partner in exchange for their respective limited partnership interests pursuant to a merger involving Ceres that would reorganize and consolidate the electronic trading business into eCBOT (which we sometimes refer to as the “Ceres merger”). Concurrently, the independent allocation committee consulted with its legal and financial advisors and updated its recommendation as fair of an allocation in accordance with the allocation ratio of shares of common stock of the single company among the members in respect of their memberships in the context of the transactions to implement the revised restructuring strategy. The independent allocation committee requested that its financial advisor give an opinion as to whether the proposed allocation was fair from a financial point of view to the various classes of members.

November 2000 Board Meeting. On November 21, 2000, the independent allocation committee reported on and provided to our board of directors its updated recommendation regarding the allocation of shares of common stock of the then proposed stock, for-profit company among the members in respect of their memberships in connection with the restructuring transactions. The independent allocation committee recommended as fair an allocation in accordance with the allocation ratio of shares of common stock of the proposed stock, for-profit company among the members in respect of their memberships in connection with the restructuring transactions. The independent allocation committee indicated that, in reaching this recommendation, it received and considered an updated opinion of William Blair that the proposed allocation ratio was fair, from a financial point of view, to each of the five classes of CBOT members.

At the same meeting, Arthur Andersen reported to our board regarding its valuation of Ceres and its limited partnership interests as of October 31, 2000. Arthur Andersen also reported that, subject to a review of the final terms of the restructuring transactions, it was prepared to deliver its opinion that the consideration to be received by each limited partner of Ceres in exchange for their respective limited partnership interests pursuant to the Ceres merger was fair, from a financial point of view, to Ceres and to each class of the Ceres limited partners.

December 2000 Board Meeting. At the December 12, 2000 meeting of the board of directors, the then current status of the restructuring transactions was reviewed and discussed. At this meeting, management and the executive committee presented to the board of directors a detailed update regarding the restructuring transactions. At this meeting, the board received a report from management regarding the restructuring transactions and the CBOT’s business strategy. The board also received a report from Kirkland & Ellis concerning certain legal matters relating to the restructuring transactions.

In early January 2001, the executive committee met to consider certain refinements to the restructuring transactions proposed by the new Chairman of the Board, who had been elected in December 2000 and assumed office in January 2001. These refinements primarily related to the composition of the board of directors of the then proposed stock, for-profit company, the provisions to be included in the certificate of incorporation concerning certain core rights associated with the trading rights and privileges of certain common stockholders and clarifications regarding the importance of considering the expected effects, if any, of the restructuring transactions on the exercise right in making any determination that the restructuring transactions remain in the best interests of the CBOT and its members.

At its briefing meeting on January 9, 2001, the board of directors received a further update concerning the status of the restructuring transactions, including the refinements recommended by the executive committee and management. These matters were reviewed and discussed. Kirkland & Ellis answered questions with respect to certain aspects of the restructuring transactions.

On January 16, 2001, the independent allocation committee, which, following the expiration of the terms of Dr. Hamada and Mr. Michel as directors as of January 1, 2001, was then comprised of Governor Thompson and Mr. Weems, held a meeting for the purpose of considering the refinements to the restructuring transactions recommended by the executive committee and management. William Blair and Winston & Strawn, as advisors to the independent allocation committee, participated in this meeting. The independent allocation committee updated its recommendation as fair of an allocation in accordance with the allocation ratio of shares of common stock among the members in respect of their memberships and requested that William Blair give an opinion as to whether the proposed allocation ratio was fair from a financial point of view to the various classes of members.

January 2001 Board Meeting. On January 16, 2001, immediately following the meeting of the Independent Allocation Committee, a meeting of the board of directors was held for the purpose of considering the restructuring transactions. At this meeting, management and the executive committee presented to the board of directors for its review and consideration the proposed restructuring transactions. The board also received a report from the executive committee and management regarding the restructuring transactions and the CBOT’s business strategy, including the business purposes of the restructuring transactions. The independent allocation committee reported to the board of directors that it had reviewed the refinements to the restructuring transactions recommended by the executive committee and management and confirmed its updated recommendation as fair of an allocation in accordance with the allocation ratio of shares of common stock of the then proposed stock, for-profit company among the members in respect of their memberships in connection with the restructuring transactions, as provided to the board at the November 21, 2000 meeting. The independent allocation committee indicated that, in reaching this recommendation, it received and considered an updated opinion of William Blair that the proposed allocation ratio was fair, from a financial point of view, to each of the five classes of CBOT members.

The board also received a report from Kirkland & Ellis concerning certain legal matters relating to the restructuring transactions as well as an overview of the terms and structure of the restructuring transactions. Kirkland & Ellis answered questions with respect to certain aspects of the restructuring transactions and provided an update regarding the then current status of various litigation and other matters relating to the restructuring transactions.

In addition, the board received an update from Arthur Andersen regarding its valuation of Ceres and the limited partnership interests as of November 30, 2000. Merrill Lynch, then the financial advisor to the CBOT in connection with the restructuring transactions, answered questions with respect to certain aspects of the restructuring transactions, the capital markets generally, industry trends and the competitive challenges currently facing the CBOT.

At this time, our board of directors approved and adopted the recommendation of the independent allocation committee regarding the allocation in accordance with the allocation ratio of shares of common stock of the then proposed stock, for-profit company among the Full and Associate Members, GIMs, IDEMs and COMs in respect of their memberships in connection with the restructuring transactions, subject to any changes in the factors underlying the assumptions that were used or reviewed in the preparation of the independent allocation committee updated report. In connection therewith, William Blair, as financial advisor to the independent allocation committee, delivered its opinion to the independent allocation committee and the board of directors that, based upon and subject to the matters set forth in the opinion, the proposed allocation ratio was fair, from a financial point of view, to each of the five classes of CBOT members.

Also at this time, Arthur Andersen delivered its opinion to the board of directors that, based on and subject to the matters set forth in the opinion, the consideration to be received by each limited partner in exchange for their respective limited partnership interests pursuant to the Ceres merger was fair, from a financial point of view, to Ceres and each class of its limited partners.

After careful consideration of the matters discussed and presented at this meeting, our board of directors determined that the restructuring transactions, taken as a whole, including the allocation methodology to be utilized in the demutualization for the allocation of shares of common stock of the then proposed stock, for-profit company among Full and Associate Members, GIMs, IDEMs and COMs in respect of their memberships and the allocation of such shares in accordance with the allocation ratio, and the terms of the Ceres merger, were in the best interests of CBOT and its members and fair to all classes of CBOT members. Accordingly, our board approved and authorized the restructuring transactions and determined to recommend to the membership of the CBOT that they vote to approve the restructuring transactions.

The board’s approval of the restructuring transactions was subject to its determination, at the time of the mailing of the proxy statement and prospectus relating to the restructuring transactions, that the restructuring transactions remain in the best interests of the CBOT and its members and remain fair to all classes of CBOT members. For more information, see “—Conditions to Completing the Restructuring Transactions.”

Following the January 2001 board meeting, management and the executive committee, with the assistance of Kirkland & Ellis, worked to refine the terms and structure of the transactions designed to implement the revised restructuring strategy. Throughout this process, management and the executive committee continued to review the restructuring transactions to determine whether such transactions continued to achieve in the best possible way the organization’s objectives with respect to the revised restructuring strategy, and whether the restructuring transactions offered the optimal organizational structure in light of further changes in competitive pressures in the industry, the continued adverse condition of the capital markets and the refinement of the CBOT’s long-term strategic objectives.

During the summer of 2001, representatives of the CBOT and the CBOE met from time to time to discuss matters pertaining to the impact of the proposed restructuring on the exercise right.

As a result of the ongoing review of the proposed restructuring transactions, management of the CBOT and the executive committee of our board of directors determined that the board of directors should adopt certain refinements to the restructuring transactions, designed, in part, to provide the CBOT additional structural flexibility while retaining certain benefits associated with nonstock membership corporations in a manner that is consistent with the objectives of the revised restructuring strategy, including refinements designed to demutualize the CBOT by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to the current CBOT members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings in which the CBOT members would hold memberships entitling them to certain trading rights and privileges on the exchange operated by such subsidiary.

On September 13, 2001, the independent allocation committee held a meeting for the purpose of reviewing the proposed refinements to the restructuring transactions recommended by management and the executive committee. William Blair and Winston & Strawn, as advisors to the independent allocation committee, participated in the meeting. Kirkland & Ellis, as counsel to the CBOT, attended a portion of the meeting at the invitation of the independent allocation committee to review these refinements to the restructuring transactions and developments with respect to the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs. For more information on this lawsuit, see “Our Business—Legal Proceedings—Lawsuit Brought by Certain Associate Members, GIMs, IDEMs, and COMs.”

On September 24, 2001, the independent allocation committee held another meeting for the purpose of considering the proposed refinements to the restructuring transactions. William Blair and Winston & Strawn, as advisors to the independent allocation committee, participated in the meeting. The independent allocation committee updated its recommendation as fair of an allocation in accordance with the allocation ratio of shares of common stock of the proposed holding company among the CBOT members in respect of their memberships and instructed William Blair to give an opinion as to whether the proposed allocation was fair from a financial point of view to the various classes of members.

September 2001 Board Meeting. On September 24, 2001, at a special meeting of the board of directors, management of the CBOT and the executive committee recommended that the board of directors adopt and approve the proposed refinements to the restructuring transactions, which are designed, in part, to implement a holding company structure. Specifically as modified by the proposed refinements, the restructuring transactions contemplated the following:

•	demutualizing the CBOT by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to our members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings;

•	adopting a revised corporate governance structure, which would include substantially eliminating the membership petition process, adopting a more modern mechanism for initiating and voting on stockholder proposals and making certain other changes designed to improve the CBOT’s corporate decision-making process; and

•	reorganizing and consolidating the CBOT’s electronic trading business, part of which is currently operated by Ceres, into eCBOT, which would be operated as a wholly owned subsidiary of the CBOT subsidiary.

In connection with this recommendation, the board of directors received a report from Kirkland & Ellis concerning certain legal matters relating to the refinements to the restructuring transactions as well as an overview of the terms and structure of the restructuring transactions, as modified by the refinements recommended by management and the executive committee and a preliminary draft of an amendment to the registration statement indicating changes necessary to implement such refinements. In addition, Kirkland & Ellis made a presentation to the board of directors regarding certain legal issues relating to the proposed refinements to the restructuring transactions. These matters were reviewed and discussed. Kirkland & Ellis answered questions with respect to certain aspects of the restructuring transactions.

After careful consideration of the matters discussed and presented at this meeting, our board of directors determined that it was appropriate to defer further consideration of the proposed refinements to the restructuring transactions in order to provide the directors with additional time to more carefully review and evaluate the proposed refinements. Accordingly, a special meeting of the board was scheduled for October 2, 2001.

October 2001 Board Meeting. On October 2, 2001, at the special meeting of the board, the independent allocation committee of the board reported on its resolution confirming its recommendation as fair of an allocation in accordance with the allocation ratio of shares of common stock of CBOT Holdings among the CBOT members in respect of their memberships in connection with the restructuring transactions as modified by the proposed refinements. The independent allocation committee indicated that, in reaching this recommendation, it received and considered an updated opinion of William Blair that the proposed allocation ratio was fair, from a financial point of view, to each of the five classes of CBOT members.

At the same meeting of the board of directors, Arthur Andersen reported regarding, and delivered to the board of directors of the CBOT, a valuation of Ceres and the limited partnership interests of Ceres as of June 30, 2001, and its opinion, dated as of October 2, 2001, to the effect that the distributions of cash payments to each of the limited partners of Ceres in exchange for their respective limited partnership interest as merger consideration pursuant to the Ceres merger, as proposed in connection with the restructuring transactions, as modified by the proposed refinements, was fair, from a financial point of view, to Ceres and each class of the limited partners of Ceres.

In addition, the board of directors reviewed and discussed the proposed refinements to the restructuring transactions as set forth in a then current draft registration statement and in a report prepared by Kirkland & Ellis, which had previously been distributed to the board in connection with the special meeting of the board of directors on September 24, 2001, concerning certain legal matters relating to the restructuring transactions as well as an overview of the terms and structure of the restructuring transactions as modified by the proposed refinements. Kirkland & Ellis answered questions with respect to certain aspects of the proposed refinements and with respect to the restructuring transactions generally.

After careful consideration of the matters discussed and presented, the board of directors determined that the refinements to the restructuring transactions, taken as a whole, were advisable, desirable and in the best interests of the CBOT and its members and fair to all classes of CBOT members, and approved and authorized the refinements to the restructuring transactions, including refinements designed to demutualize the CBOT by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to the current CBOT members, while maintaining the CBOT subsidiary as a for-profit, nonstock subsidiary of CBOT Holdings.

The board’s approval of the refinements to the restructuring transactions was subject to its determination, at the time of the mailing of the proxy statement and prospectus relating to the restructuring transactions, that the refinements to the restructuring transactions remain in the best interests of the CBOT and its members and remain fair to all classes of CBOT members.

On December 18, 2001, the independent allocation committee held a meeting for the purpose of considering the restructuring transactions as then proposed. William Blair and Winston & Strawn, as advisors to the independent allocation committee, participated in this meeting. The independent allocation committee updated its recommendation as fair of an allocation in accordance with the allocation ratio of shares of common stock of CBOT Holdings among the members in respect of their memberships and requested that William Blair give an opinion as to whether the proposed allocation was fair from a financial point of view to the various classes of members.

December 2001 Board Meeting. On December 18, 2001, at a regular meeting of the board of directors, the board of directors of the CBOT reviewed and considered the restructuring transactions to be proposed to the CBOT membership and considered whether to approve the mailing of a proxy statement and prospectus relating to the restructuring transactions to the CBOT membership in connection with their consideration of the restructuring transactions. At this meeting, management and the executive committee addressed the board of directors concerning the proposed restructuring transactions. The independent allocation committee reported to the board of directors that it had held a meeting immediately prior to this board meeting to consider the restructuring transactions, including its earlier recommendation regarding the allocation of shares of common stock of CBOT Holdings among the members in respect of their memberships in connection with the restructuring transactions as presented to the board at the October 2, 2001 meeting. The independent allocation committee confirmed at this time its prior recommendation as fair of an allocation in accordance with the allocation ratio of shares of common stock of CBOT Holdings among the members in respect of their memberships in connection with the restructuring transactions. The independent allocation committee indicated that, in reaching this recommendation, it received and considered William Blair’s letter, dated December 18, 2001, updating its opinion, dated September 24, 2001, that the proposed allocation ratio was fair, from a financial point of view, to each of the five classes of members.

The board also received a report from Kirkland & Ellis concerning the proposed restructuring transactions, including certain legal matters relating to the restructuring transactions. Kirkland & Ellis answered questions with respect to certain aspects of the restructuring transactions and provided a report regarding the then current status of various litigation and other matters relating to the restructuring transactions.

In addition, the board received a report from Arthur Andersen regarding its valuation of Ceres and the limited partnership interests as of November 30, 2001 and its opinion, dated as of October 2, 2001, to the effect that the distributions of cash payments to each of the limited partners of Ceres in exchange for their respective limited partnership interest as merger consideration pursuant to the Ceres merger, as proposed in connection with the restructuring transactions was fair, from a financial point of view, to each of the classes of Ceres partnership interests.

After careful consideration of the matters discussed and presented at this and previous meetings, the CBOT board of directors determined that the restructuring transactions, taken as a whole, including the allocation methodology to be utilized in the demutualization for the allocation of shares of common stock of CBOT Holdings among the Full Members, Associate Members, GIMs, IDEMs and COMs in respect of their memberships and the allocation of such shares in accordance with the allocation ratio and the terms of the Ceres merger, were in the best interests of the CBOT and its members and were fair to all classes of CBOT members and approved the mailing of the proxy statement and prospectus relating to the restructuring transactions.

Following the December 2001 board meeting, management and the executive committee considered an additional refinement to the restructuring transactions that would help ensure that in the immediate future only CBOT members would be holders of the common stock of CBOT Holdings. After careful consideration of this matter, management and the executive committee determined to recommend that the board of directors approve transfer restrictions designed to link CBOT Holdings common stock with the CBOT subsidiary memberships until such time as the board of directors determines to remove such transfer restrictions.

January 2002 Board Meeting. On January 17, 2002, at a special meeting of the board of directors of the CBOT, the CBOT board considered and, subject to confirmation by the independent allocation committee of its recommendation regarding the proposed allocation of CBOT Holdings common stock among the CBOT members, approved certain modifications to the transfer restrictions that would be applicable to the CBOT Holdings common stock and the Class B memberships in the CBOT subsidiary.

Following the January 2002 board meeting, management and the executive committee continued to review the restructuring transactions to determine whether the transactions as then contemplated would best achieve the organization’s objectives with respect to the restructuring strategy. In connection with this review, management and the executive committee determined that the objectives of the organization would be best achieved by proposing further refinements to the corporate governance structure that are generally designed to provide members of the CBOT subsidiary and stockholders of CBOT Holdings more rights than was previously contemplated as part of the restructuring transactions. In addition, as a result of recent revisions to the CBOT’s relationship with the Eurex Group and certain tax and other financial considerations, management and the executive committee determined that a reorganization of the electronic trading business at the time the restructuring transactions are completed would no longer best serve to achieve the organization’s objectives. Accordingly, management and the executive committee determined to recommend that the board of directors approve refinements to the proposed restructuring transactions to delay the reorganization of the electronic trading business until the termination of the CBOT’s arrangements with the Eurex Group, which were scheduled to occur in December 2003.

In the spring of 2002, in connection with the preparation of materials relating to the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs, management learned that certain data relating to historical contract volume attributable to each membership class, which was previously provided by the CBOT to the independent allocation committee and William Blair was inaccurate. In particular, the inaccurate data overstated the amount of historical contract volume attributable to Full Members and IDEMs of the CBOT. As a result of this discovery, management conducted a thorough review of the process previously utilized to generate such data, corrected this process and delivered revised data to the independent allocation committee and its financial advisor. On March 9, 2002, the independent allocation committee held a meeting for the purpose of discussing the inaccuracies in the historical contract volume data and the impact, if any, of such revised information on the fairness of the allocation ratio.

During the summer of 2002, management and the executive committee, with the assistance of the CBOT’s advisors, continued to work to develop and refine the terms and structure of the restructuring transactions.

On September 13, 2002, the independent allocation committee held a meeting for the purpose of reviewing the proposed refinements to the restructuring transactions proposed to or adopted by the board of directors subsequent to the committee’s meeting in March 2002 and the circumstances related to the CBOT’s discovery of inaccuracies in the historical contract volume data provided to the committee. William Blair and Winston & Strawn participated in the meeting. In addition, Kirkland & Ellis attended a portion of the meeting at the invitation of the independent allocation committee to provide an update on the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs described in greater detail elsewhere in this document. On September 17, 2002, the independent allocation committee held another meeting for the purpose of considering the proposed refinements to the restructuring transactions, and the revised historical volume data. William Blair and Winston & Strawn, as advisors to the independent allocation committee, participated in this meeting. The independent allocation committee updated its recommendation as fair of an allocation in accordance with the allocation ratio of shares of common stock of CBOT Holdings among the CBOT members in respect of their memberships and requested that William Blair give an opinion as to whether the proposed allocation was fair from a financial point of view to the various classes of members.

September 2002 Board Meeting. On September 17, 2002, at a regular meeting of the board of directors, the executive committee recommended that the board of directors adopt the proposed refinements to the restructuring transactions, including refinements to the proposed corporate governance structure generally designed to provide members of the CBOT subsidiary and stockholders of CBOT Holdings greater rights than previously contemplated as part of the restructuring transactions, and delay the reorganization of the electronic trading business until the termination of the CBOT’s contractual arrangements with the Eurex Group, which occurred in December 2003.

The independent allocation committee reported to the board of directors that it had held a meeting immediately prior to this board meeting to consider, among other things, the proposed refinements to the restructuring transactions. The independent allocation committee confirmed at this time its prior recommendation as fair of an allocation in accordance with the allocation ratio of shares of common stock of CBOT Holdings among the CBOT members in respect of their memberships. The independent allocation committee indicated that, in reaching this recommendation, it received and considered William Blair’s opinion, dated September 17, 2002, that the proposed allocation ratio was fair, from a financial point of view, to each of the five classes of CBOT members.

The board also received a report from Kirkland & Ellis concerning the proposed restructuring transactions, including certain legal matters relating to the restructuring transactions. Kirkland & Ellis answered questions with respect to certain aspects of the restructuring transactions and provided a report regarding matters relating to the restructuring transactions.

At the meeting, David Vitale, the then President and Chief Executive Officer of the CBOT and a non-voting director, noted to the CBOT board of directors that he disagreed with the determinations made by the CBOT with regard to certain terms of the restructuring transactions. In particular, Mr. Vitale expressed his disagreement with the refinements to the corporate governance structure designed to provide members of the CBOT subsidiary and stockholders of CBOT Holdings greater rights than previously contemplated. As described in greater detail elsewhere in this document, Mr. Vitale voluntarily resigned from his positions with the CBOT in November 2002. For more information, see “Management and Executive Compensation.”

After careful discussion of the matters discussed and presented at this and previous meetings, the CBOT board of directors determined that the restructuring transactions, taken as a whole, including the allocation methodology to be utilized in the demutualization for the allocation of shares of common stock of CBOT Holdings among the Full and Associate Members, GIMs, IDEMs, and COMs in respect of their memberships and the allocation of such shares in accordance with the allocation ratio are in the best interests of the CBOT and its members and are fair to all classes of CBOT members.

The board’s approval of the restructuring transactions was subject to its determination, at the time of the mailing of the proxy statement and prospectus relating to the restructuring transactions, that the restructuring transactions remain in the best interest of the CBOT and its members and remain fair to all classes of CBOT members.

In August 2003, the CBOT retained Kevin M. Forde, Ltd, and Charles P. Carey, the chairman of the board of directors, retained the Law Offices of Peter B. Carey, as legal counsel in connection with the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs, including a possible settlement of the lawsuit. Beginning in early September 2003, Messrs. Forde and Carey commenced settlement discussions with counsel for the plaintiff class. These settlement discussions, which extended for over a four-month period, focused on numerous factors, including the discussion of the Illinois Appellate Court in its decision reversing the Circuit Court’s decision concerning the fairness of the allocation ratio and the value of the CBOT’s memberships. In addition, the settlement negotiations included discussion of such quantitative measures as the volume traded by the various membership classes, the relative member liquidation rights and voting rights, the previous distributions from Ceres to the various membership classes and the terms of other exchange demutualizations with multiple membership classes. The settlement negotiations also included discussion of such qualitative measures as the length and expense of further litigation and the overwhelming support of the members for the settlement agreement, as indicated by the March 2004 advisory vote of the members.

During the course of these settlement discussions, updates were provided to our chairman of the board of directors, executive committee of the board of directors and board of directors at various meetings from time to time regarding the status of such settlement discussions as well as the status of the underlying litigation. In particular, the board of directors received and reviewed, among other things, the decision of the Illinois Appellate Court, which included the court’s statements regarding the use of seat value ratios as the dominant factor in any fair allocation methodology. In this regard, the board of directors considered the Illinois Appellate Court’s observation to the effect that seat market values encompass membership rights with respect to trading, voting, liquidation and CBOE exercise rights.

In addition, the board of directors reviewed the previous report of William Blair to the independent allocation committee, together with all supporting data and analysis, regarding the independent allocation committee’s recommended allocation, deposition testimony from certain representatives of William Blair, legal advice from the Law Offices of Peter B. Carey regarding various settlement issues under negotiation, legal advice from Jenner & Block LLP, counsel to the CBOT in connection with the restructuring transactions, regarding various settlement issues under negotiation and their impact on the proposed restructuring of the CBOT, seat value records for Full Members, Associate Members, GIMs, IDEMs and COMs from 1991 through 2003, financial information provided by management of the CBOT concerning the liquidation of Ceres and information related to membership trading rights, fees, dues and assessments provided by CBOT management.

The board of directors also received various reports on the status of the settlement negotiations, including updates and summaries of each aspect of the proposed settlement, including share allocation, certain contractual rights to be granted to Associate Members, GIMs, IDEMs and COMs, attorneys fees, releases, the effect of dismissal with prejudice as well as the sunset and further assurances obligations.

This process culminated in a proposed settlement of the lawsuit in January 2004, as discussed in greater detail below.

January 2004 Board Meeting. On January 21, 2004, the board of directors held a special meeting for the purpose of considering the terms of a proposed settlement of the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs challenging the allocation ratio. The Law Offices of Peter B. Carey participated in the meeting. In addition, Jenner & Block and Kevin M. Forde, Ltd. participated in the meeting.

At the request of the Chairman, Ms. Carol A. Burke, Executive Vice President and Chief of Staff of the CBOT, outlined the matters to be addressed at the meeting and outside counsel addressed the board of directors regarding the status of the litigation and summarized the terms and conditions of the proposed settlement as set forth in a form of binding memorandum of understanding, a draft of which had been provided to directors prior to the meeting, calling out in particular any differences from the terms as described to the board at prior meetings. Counsel explained the terms of the settlement and the obligations of the CBOT with regard to the restructuring transactions and the proposed settlement allocation.

Counsel explained that, under the terms of the proposed settlement, among other things, the CBOT would intervene in the litigation and the plaintiffs would move for voluntary dismissal of the lawsuit. It was further explained that the CBOT would be obligated to present as soon as reasonably practicable following court approval of the settlement a restructuring proposal to the CBOT membership, which included a new settlement allocation of equity ownership interests in the restructured CBOT among the classes of CBOT members in accordance with the settlement agreement. Under the settlement allocation, 77.65% of the equity ownership interests in the CBOT to be distributed to CBOT members would be allocated to the Full Members of the CBOT in the aggregate and 22.35% would be allocated to the Associate Members and GIMs, COMs and IDEMs in the aggregate, with the 22.35% to be allocated, on an individual basis, in accordance with an allocation ratio as follows: AM - 1.0: GIM - 0.50: COM - 0.25: IDEM - 0.11. It was also noted that the proposed settlement contemplated certain compensation for the plaintiff class representatives in the form of 0.10% of the equity ownership interests in the CBOT that would come from the 22.35% to be allocated to the minority members. Counsel explained that the obligations of the CBOT with regard to the proposed restructuring and the new allocation of equity ownership interests would be subject to a “sunset date” after which time they would no longer apply.

Other terms of the proposed settlement, including certain contractual rights designed to protect the interests of Associate Members, GIMs, IDEMs and COMs, were discussed. It was noted that the CBOT would be obligated, upon the occurrence of certain events, to pay counsel for the plaintiffs in the litigation $7.5 million plus interest. Counsel also described certain releases and indemnification contemplated by the proposed settlement and explained that the proposed settlement would be submitted for court approval and that its implementation would be dependent upon such approval. It was noted that the binding memorandum of understanding would form the basis of a settlement agreement to be entered into by the CBOT and the plaintiff class representatives within a reasonable period of time following the execution of the memorandum of understanding.

The board also received a report from Jenner & Block concerning certain aspects of the proposed settlement, including the impact of the proposed settlement on the contemplated restructuring transactions and various other restructurings that might be considered by the CBOT. The fiduciary duties of the members of the board in consideration of the proposed settlement were reviewed and discussed. The prior consideration of the allocation ratio by the independent allocation committee and by the board as a whole in the context of the contemplated restructuring, as well as other restructurings previously contemplated by the CBOT, was also reviewed and discussed. In addition, the board reviewed its prior deliberations relating to the proposed settlement of the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs.

Ms. Burke then commented on the position of Kirkland & Ellis, counsel to the defendant class in the litigation, with regard to the proposed settlement. It was noted that such counsel, on behalf of its client, did not support the proposed settlement. Certain procedural aspects of the litigation were then reviewed and discussed.

The terms and conditions of the proposed settlement were then reviewed and discussed among the directors. Various questions were asked and answered. In addition, certain provisions of the draft memorandum of understanding were reviewed and commented on by the directors. It was noted by certain directors that the binding memorandum of understanding might be unclear with respect to whether additional equity ownership interests that could be awarded to the plaintiff class representatives by the court as plaintiff class representative compensation would be “stapled” to common stock and memberships, as contemplated by the proposed restructuring. The directors then engaged in a discussion of this point. It was agreed that the binding memorandum of understanding should be revised to make clear that any such additional equity ownership interests to be awarded to the plaintiff class representatives by the court as compensation shall be held in the same form and manner as the equity ownership interests held by other CBOT members (i.e., “stapled” if the equity ownership interests held by other CBOT members were “stapled”).

After careful consideration of these matters, and further discussion, the board voted by unanimous vote of all those directors present at the meeting to approve and authorize the binding memorandum of understanding as fair, reasonable and in the best interest of all CBOT members, subject to the requirement that the memorandum of understanding be clarified with regard to the plaintiff class representative compensation and with the understanding that a settlement agreement would later be executed.

In approving and authorizing the memorandum of understanding, the board of directors considered that that effectiveness of most of the obligations of the settlement agreement, including the settlement allocation, would be conditioned upon approval of the settlement agreement as fair, reasonable, adequate and in the best interests of the CBOT and all of its members by the Circuit Court of Cook County, Illinois, which could only occur after the Circuit Court conducted a hearing to consider the fairness of the settlement agreement, including the settlement allocation, at which Full and Associate Members, GIMs, IDEMs and COMs would have the ability to voice their opinions as to the merits of the settlement agreement (after appropriate notice and disclosure to the members as directed by the Circuit Court).

In addition, the board of directors considered that, if the Circuit Court were to approve the settlement agreement as fair, reasonable, adequate and in the best interests of the CBOT and all of its members, the principal effect of the settlement agreement, that is, the settlement allocation, would not be implemented until such time as the board of directors would approve a restructuring of the CBOT pursuant to which the equity ownership interests of the CBOT would be proposed to be allocated among the Full and Associate Members, GIMs, IDEMs and COMs. To that end, the board of directors contemplated that it would, to the extent appropriate, make a subsequent determination that the settlement allocation is in the best interests of the CBOT and its members and fair to all classes of CBOT members, in the context of the restructuring transactions, as part of its final approval of the restructuring transactions prior to the mailing of the proxy statement and prospectus relating to the restructuring transactions to the CBOT members.

Shortly following this meeting, the CBOT and the plaintiff class representatives entered into the binding memorandum of understanding, which had been revised to reflect this clarification.

On February 5, 2004, the members of the board received for their review the draft settlement agreement contemplated by the binding memorandum of understanding, as well as the CBOT counsel’s representation that the settlement agreement was consistent with the board-approved binding memorandum of understanding. On February 6, 2004, the CBOT and plaintiff class representatives entered into the settlement agreement, as contemplated by the binding memorandum of understanding.

As a result of the CBOT entering into the settlement agreement, the allocation ratio recommended as fair by the independent allocation committee and opined on by William Blair will not be used to determine the allocation of equity in CBOT Holdings. Such allocation will be made in accordance with the settlement allocation established by the settlement agreement. Furthermore, you should understand that the independent allocation committee has not been asked to make, and has not made, a recommendation, and William Blair has not been asked to render, and has not rendered, an opinion, with respect to the settlement allocation.

February 2004 Board Meeting. On February 10, 2004, the board of directors held a special meeting for the purpose of considering certain matters relating to the CBOT’s entry into the settlement agreement. Ms. Burke addressed the board regarding the actions proposed to be taken, which consisted of the board’s withdrawal and revocation of its prior offer to engage Kirkland & Ellis as counsel to the defendant class in the litigation and withdrawal of its prior authorization for payment of certain legal fees and expenses of defendant class counsel in connection with the lawsuit. After careful consideration of these matters, the board voted by unanimous vote of all those directors present at the meeting to approve and authorize the proposed actions.

Over the following several months, management of the CBOT and the executive committee of our board of directors continued to evaluate the proposed restructuring transactions. The CBOT engaged Credit Suisse First Boston to provide financial advice in connection with the restructuring transactions, including with respect to the conditions that would be necessary or appropriate in order for the CBOT to facilitate the creation of public markets for the equity securities of the restructured CBOT and permit the restructured CBOT to engage in capital-raising transactions and other securities issuances, subject to the further approval of the CBOT members.

August 2004 Board Meeting. At its August 17, 2004 meeting, the board of directors considered certain proposed modifications to the restructuring transactions, which were designed to permit CBOT Holdings to facilitate conditions for the creation of public markets for its equity securities and engage in capital-raising transactions and other securities issuances following a subsequent approval by the stockholders of CBOT Holdings. Generally speaking, these modifications included authorizing additional shares of common stock and preferred stock, which shares would not be available for issuance by the board of directors until after the second approval; implementing a new system of transfer restrictions such that the Class A common stock of CBOT Holdings would automatically become transferable at staggered dates following the completion of a qualified initial public offering of CBOT Holdings; and creating a corporate governance structure after a qualified initial public offering that would be more consistent with those of other public companies. At this meeting, the board of directors received a report from Jenner & Block concerning certain legal matters relating to the proposed modifications to the restructuring transactions. After careful consideration of the matters discussed and presented at this and previous meetings, the CBOT board of directors determined that the proposed modifications to the restructuring transactions were in the best interests of the CBOT and its members and approved proceeding with the implementation of such modifications. As noted above, the board’s approval of the proposed modifications remained subject to its further determination, at the time of the mailing of the proxy statement and prospectus relating to the restructuring transactions, that the restructuring transactions remain in the best interest of the CBOT and its members and remain fair to all classes of CBOT members.

As described in greater detail elsewhere in this document, the Court of Cook County, Illinois held a hearing on September 10, 2004 to determine the fairness of the settlement allocation. On September 20, 2004, the court entered a final order approving the settlement agreement as fair, reasonable and adequate and in the best interests of the CBOT and all of its members. For more information, see “Our Business—Legal Proceedings—Lawsuit Brought By Certain Associate Members, GIMs, IDEMs and COMs.”

2004 Board Meeting. On                         , 2004, the board of directors held a meeting at which they reviewed and considered the restructuring transactions to be proposed to the CBOT membership and considered whether to approve the mailing of a proxy statement and prospectus relating to the restructuring transactions to the CBOT membership in connection with their consideration of the restructuring transactions.

[Description of final board meeting to come, based on actual meeting]

After careful consideration of the matters discussed and presented at this and previous meetings, the board of directors determined that the restructuring transactions, taken as a whole, including the settlement allocation to be utilized in the restructuring transactions for the allocation of shares of Class A common stock of CBOT Holdings among Full Members, Associate Members, GIMs, IDEMs and COMs in respect of their memberships, were in the best interests of the CBOT and its members and were fair to all classes of CBOT members and approved the mailing of the proxy statement and prospectus relating to the restructuring transactions to the CBOT membership.

Reasons for the Restructuring Strategy

Our restructuring strategy is designed to respond to significant competitive challenges currently faced by the CBOT and to enhance the long-term value of the CBOT for its members. Current industry trends, including increased electronic trading of derivative securities, may threaten the long-term viability of traditional open outcry exchanges, including the CBOT. In fact, as reported by Futures Industry Magazine, in 1999, Eurex, an electronic derivatives exchange, overtook the CBOT to become the world’s largest derivatives exchange based on contract volume. We believe that these industry trends are related, in large part, to shifting priorities of investors and members of exchanges, new entrants in the market place, rapid advances in technology and electronic trading and the realignment of key industry participants.

Shifting Priorities of Investors and Members. We believe that institutional investors are demanding greater liquidity, lower cost and more efficient trade execution, enhanced access and a sophisticated supporting infrastructure. In addition, traditional open outcry exchanges are competing with new electronic markets, which are generally lower cost, more accessible, very focused, faster in trade execution and, increasingly, more liquid, and the over-the-counter derivatives markets. These pressures are forcing traditional open outcry exchanges, such as the CBOT, to modernize in order to remain competitive.

New Entrants in the Marketplace. Members of exchanges are also under increasing pressure from clients and new entrants in the marketplace. For example, on February 8, 2004, Eurex launched a registered U.S. exchange operated under U.S. regulation, initially offering futures and options on future contracts on U.S. Treasury notes and bonds. As a result of these competitive pressures, we believe that members of exchanges are generally concerned about the long-term value of their memberships.

Advances in Technology and Electronic Trading. Technological innovations are creating new competitors and encouraging the development of electronic trading systems that are challenging traditional open outcry exchanges. Based on industry trends outside the United States, we expect that electronic trading will account for virtually all overseas trading in the near future.

Some leading exchanges are already fully electronic and other leading exchanges are aggressively pursuing an electronic trading model. We believe that major securities exchanges and quotation systems, such as the New York Stock Exchange and the Nasdaq Stock Market, are under pressure from electronic communications networks. About one dozen electronic communications networks have been established in the United States, many during the last four years, by leading investment banks, broker-dealers and market markers, which are aligning themselves with multiple alternative systems. For example, according to Internet Trading Magazine, Goldman Sachs has made investments in four electronic communications networks. In addition, according to a special study prepared by the SEC’s Division of Market Regulation, electronic communications networks have already captured about one-third of Nasdaq’s trading volume.

The CBOT is facing increasing competition from electronic competitors. For example, Cantor/eSpeed has introduced an electronic trading system for cash bonds, futures on Treasury bonds and block over-the-counter derivatives trades for large derivatives dealers. In addition, BrokerTec, which is owned by several of the largest United States and European investment banks, currently provides electronic, inter-dealer brokerage for Treasury bonds and euro-denominated sovereign debt and introduced an electronic trading system for futures and other derivatives during the fourth quarter of 2001. While we have taken steps to enhance our competitiveness relative to electronic competitors, including our entry into an arrangement that grants eSpeed a license to distribute CBOT products on its electronic marketplaces, we believe that we will continue to be subject to intense competition from electronic competitors.

Industry Realignment. Some exchanges that have restructured in response to industry pressures have demutualized and have become for-profit entities. Through demutualization, exchanges are streamlining their corporate governance structure, quickening their organizational decision-making, improving their access to capital and technology and enhancing their ability to quickly enter into strategic alliances. The CME, the New

York Mercantile Exchange and the Hong Kong Futures Exchange, among others, have already demutualized. Some exchanges have announced that they are planning initial public offerings to raise capital necessary for strategic endeavors. The CME, Deutsche Börse, Toronto Stock Exchange, Euronext.liffe, the Australian Stock Exchange and OM Grüppen AB are already publicly-held corporations. The New York Stock Exchange and Nasdaq have also each indicated at various times in the past that they have considered initial public offerings.

In addition to demutualization, we believe that the futures industry will consolidate pursuant to mergers and alliances of exchanges in order to achieve the economies of scale and expanded geographic reach necessary to remain competitive in a rapidly changing marketplace.

Objectives of the Restructuring Strategy

As described more fully above, we have determined that it is desirable for the CBOT to restructure in response to the shifting priorities of investors and members, advances in technology and electronic trading and industry realignment. In response, we are proposing for your approval the restructuring transactions described in this document, which are intended to better position us to achieve the following objectives:

•	maximize the value of our business by demutualizing and adopting a for-profit approach to business with a view towards optimizing volume, efficiency and liquidity in the markets we provide;

•	increase our ability to respond more efficiently to changes within the industry, markets and regulations that govern us by modernizing our corporate governance structure;

•	preserve our ability to provide member benefits and opportunity;

•	enable us to segregate more easily our different lines of business into separate subsidiaries through a holding company structure, which could provide greater flexibility in administration and allow these subsidiaries to focus more effectively on particular markets, products or services;

•	provide us the ability to distribute profits from the operation of our business to our stockholders as permitted by applicable law; and

•	permit CBOT Holdings to facilitate the creation of public markets for its equity securities and engage in capital-raising transactions and other securities issuances following the second approval.

With these objectives in mind, as part of the process that led to the development of the restructuring transactions, we evaluated a number of restructuring alternatives as described below at “—Strategic Alternatives Considered.”

Strategic Alternatives Considered

We initially considered four principal restructuring strategies, taking into account the relevant associated business, legal, tax and regulatory issues. Each alternative strategy incorporated a variation of the corporate structure and equity ownership of the entities. The principal restructuring strategies we considered included the following:

•	maintaining the CBOT in its current form as a parent company and creating a separate electronic trading company as a subsidiary;

•	restructuring the CBOT into two separate and independent for-profit, stock companies, one to conduct the open outcry trading business and the other to conduct the electronic trading business;

•	organizing a single demutualized holding company with an open outcry subsidiary and an electronic trading company subsidiary; and

•	operating the electronic trading business through the parent company and creating a subsidiary to operate our open outcry markets.

For some time, we considered pursuing a strategy of restructuring the CBOT into two separate for-profit, stock companies. As autonomous entities, each with a separate business focus, we initially believed that each of the companies would be well positioned to make independent strategic business decisions and pursue appropriate business opportunities. We believed that, as for-profit, stock companies, each would have the financial and decision-making flexibility to pursue alliances and joint ventures, as well as the resources to make necessary technology investments.

In late August 2000, we concluded that such a strategy was no longer appropriate in light of a number of factors, including increasing competitive pressures in the industry, adverse changes in the capital markets, further review and analysis regarding the implementation and execution of separate business plans for the two independent companies, the overall financial status of the CBOT and the need for the CBOT to demutualize as quickly as possible so that it could enhance its competitive posture and improve its decision-making capability. Accordingly, we ultimately rejected the two-company strategy and determined to adopt a strategy of demutualizing the CBOT and operating the electronic trading company as a wholly owned subsidiary.

Following further evaluation and analysis, we concluded that, under then-existing conditions, the revised restructuring strategy would achieve benefits similar to those associated with the creation of two separate companies, while preserving our flexibility to consider pursuing one or more value-enhancing transactions in the future, as described above at “—Overview.” Among other things, the revised strategy was designed to encourage independent operation of the electronic trading business in a competitive manner, but under a common ownership structure that will allow substantial sharing of resources and infrastructure. We believe that the restructuring transactions, as most recently refined, will enable us to successfully implement this strategy.

We reconsidered the holding company structure as a strategic alternative as a result of further changes in competitive pressures in the industry, the continued adverse condition of the capital markets and the refinement of our long-term strategic objectives. We believe the holding company structure represents a refinement of the previously approved restructuring transactions that is consistent with the revised restructuring strategy adopted in August 2000 in that it encourages independent operation of the electronic trading business under a common ownership structure while providing us additional structural flexibility to organize our business in a manner that will allow us to achieve our long-term strategic objectives. In addition, we believe that the holding company structure will allow us to maintain the CBOT as a nonstock membership corporation, which will provide us with certain benefits associated with such form of organization.

More recently, we considered the advantages to the restructured CBOT and its stockholders/members of the availability of public markets for the equity securities of the corporation and the financial flexibility provided by the ability to engage in capital-raising transactions and other securities issuances. We then modified our restructuring strategy to reflect these advantages, subject to receiving a subsequent approval of the CBOT members following the completion of the restructuring transactions.

Description of the Restructuring Transactions

The restructuring transactions are designed to:

•	demutualize our organization by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to our members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings in which the CBOT members will hold memberships representing the trading rights and privileges on the exchange operated by such subsidiary;

•	modernize our corporate governance structure by, among other things, adopting new mechanisms for initiating and voting on stockholder and member proposals, providing for a modest reduction in the size of our board and modifying the nomination and election process for directors as well as the terms of office and qualifications of directors; and

•	permit CBOT Holdings to facilitate the creation of public markets for its equity securities and engage in capital-raising transactions and other securities issuances following the second approval.

We believe that the completion of the restructuring transactions and demutualization of our exchange will provide us with an opportunity to enhance our competitiveness within the futures industry, including within both the open outcry and electronic trading markets, while preserving our ability to provide member benefits and opportunity. As a demutualized exchange, we plan to adopt a for-profit approach to our business, with a view towards optimizing volume, efficiency and liquidity in the markets we provide, which is intended to maximize the value of our business and at the same time provide member benefits and opportunity. In particular, we expect that the proposed changes to our corporate governance structure will increase our ability to respond more efficiently to changes within the industry, markets and the regulations that govern us, while preserving important rights for our members. Also, to the extent that we expand our business in the future, we believe that our proposed holding company structure will enable us to segregate more easily our different lines of business into separate subsidiaries, which we believe could provide greater flexibility in administration and allow these entities to focus more effectively on particular markets, products or services. In addition, our transformation to a for-profit enterprise will provide us with the ability to distribute profits from the operation of our business to our stockholders as permitted by applicable law. Finally, our new capital structure and the revisions to our corporate governance structure that may be implemented upon the second approval would permit us to facilitate the creation of public markets for our equity securities and engage in capital-raising transactions and other securities issuances.

The Demutualization

We will demutualize our organization by establishing a stock, for-profit holding company, CBOT Holdings, which will become the parent company of the CBOT subsidiary. As a result, the CBOT, which will continue to operate the exchange, will exist as a subsidiary of CBOT Holdings. After the demutualization, our members will hold interests in both companies: shares of Class A common stock of CBOT Holdings and Class B memberships of various series in the CBOT subsidiary. However, as described in greater detail elsewhere in this document, transfer restrictions will apply to these interests and will have the effect of creating combinations of interests. In addition, after the demutualization, CBOT Holdings will hold the sole Class A membership in the CBOT subsidiary, which will entitle CBOT Holdings to the right to all dividends and distributions, including proceeds upon liquidation, from the CBOT subsidiary. As a result, any dividends or other distributions would be paid to you in respect of your Class A common stock of CBOT Holdings and not in respect of your membership in the CBOT subsidiary.

The demutualization will be accomplished in two separate steps:

•	a dividend to distribute shares of Class A common stock to our members; and

•	a merger to convert our members’ existing memberships into new memberships.

The Dividend of Class A Common Stock of CBOT Holdings.

The reorganization of the CBOT and the implementation of the proposed holding company structure will be accomplished by the merger, which, as described below, will result in the CBOT becoming a subsidiary of CBOT Holdings. The merger will not, however, result in the distribution of shares of Class A common stock of CBOT Holdings to the CBOT members. Consequently, a separate mechanism will be utilized to effect the distribution of shares of Class A common stock of CBOT Holdings to the CBOT members.

Currently, the CBOT holds all of the outstanding shares of common stock of CBOT Holdings. Prior to the completion of the restructuring transactions, the board of directors of CBOT Holdings, and the CBOT as sole stockholder, will approve the reclassification of CBOT Holding’s capital stock into 200,000,000 shares of Class A common stock, initially divided into unrestricted Class A common stock and three series of restricted Class A common stock, designated Series A-1, A-2 and A-3 and one share of Class B common stock.

Immediately prior to the completion of the restructuring transactions, the board of directors of the CBOT will declare a special dividend to the CBOT members consisting of 49,310,476 shares of Class A common stock of CBOT Holdings, then held by the CBOT, allocated among the member classes in accordance with the settlement allocation. This dividend will not be paid until immediately following the effectiveness of the merger described below. The dividend will specify the exact number of shares of each of the applicable series of Class A common stock of CBOT Holdings to be distributed to each CBOT member in connection with the restructuring transactions, based on the settlement allocation as described in greater detail elsewhere in this document. In addition, 49,360 shares of Class A common stock will be distributed in the restructuring transactions as plaintiff class representative compensation to the six Associate Members, GIMs, IDEMs and COMs serving as plaintiff class representatives in connection with the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs. All of the equity interests of the CBOT will be distributed among the CBOT members in the restructuring transactions.

The following table indicates the number of shares of Class A common stock of CBOT Holdings to be paid to CBOT members in respect of each current CBOT membership and in respect of each current class of CBOT membership in the restructuring transactions. In addition, the table indicates the relative voting power of the holders of the common stock of CBOT Holdings (by class of current CBOT membership) immediately following the completion of the restructuring transactions.

CBOT Holdings Class A Common Stock

to Be Received for each Current CBOT Membership and each Class of Current CBOT Membership,

and the Relative Voting Power at CBOT Holdings

Current Class of CBOT Membership	Number of Current Members[1]	Shares of Common Stock to be Received for each Current CBOT Membership	Shares of Common Stock to be Received by each Current Class of CBOT Membership[1]	Relative Voting Power at CBOT Holdings of each Current Class of CBOT Membership[1]
Full	1,402		38,327,876	77.65%
Series A-1		9,114
Series A-2		9,112
Series A-3		9,112

Total		27,338
Associate	803		8,030,000	16.27%
Series A-1		3,334
Series A-2		3,333
Series A-3		3,333

Total		10,000
GIM	128		640,000	1.30%
Series A-1		1,668
Series A-2		1,666
Series A-3		1,666

Total		5,000
IDEM	641		705,100	1.43%
Series A-1		368
Series A-2		366
Series A-3		366

Total		1,100
COM	643		1,607,500	3.26%
Series A-1		834
Series A-2		833
Series A-3		833

Total		2,500

Sub-Total	3,617		49,310,476	99.91%

Plaintiff Class Representative Compensation			49,360	0.10%

Grand Total			49,359,836	100.00%

[1]	Based upon the number of Full and Associate Members, GIMS, IDEMs and COMs on November 5, 2004. The sum of the percentages identified above do not aggregate to 100.00% as a result of rounding.

This table reflects the allocation of 49,360 additional shares of Class A common stock of CBOT Holdings that will be distributed in the restructuring transactions as plaintiff class representative compensation to the six Associate Members, GIMs, IDEMs and COMs serving as plaintiff class representatives in connection with the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs.

Immediately following the restructuring transactions, our members will be the only common stockholders of CBOT Holdings.

For more information regarding the common stock of CBOT Holdings, and the respective rights and privileges of such stock, see “Description of Capital Stock of CBOT Holdings.” For more information regarding the determination of the methodology for allocating shares of common stock of CBOT Holdings among the CBOT members, see “—Allocation of CBOT Equity Ownership Interests Among CBOT Members in the Restructuring Transactions.”

The Merger. After the declaration of the dividend by the CBOT board of directors as described above, but before such dividend is paid, the merger will be completed. The merger will effect the reorganization of the CBOT into a holding company structure and the conversion of the existing CBOT memberships into Class B memberships in the CBOT subsidiary. The merger also results in CBOT Holdings being the holder of the sole Class A membership in the CBOT subsidiary.

We have formed two subsidiaries, CBOT Holdings, Inc. and CBOT Merger Sub, Inc., for the purpose of effecting the merger. CBOT Holdings, a Delaware stock, for-profit corporation, is currently a direct and wholly owned subsidiary of the CBOT. CBOT merger sub, a Delaware nonstock, for-profit membership corporation, is currently a direct and wholly owned subsidiary of CBOT Holdings.

Pursuant to an agreement and plan of merger, CBOT merger sub will merge with and into the CBOT, which will result in the CBOT being the surviving entity. Upon the effectiveness of the merger, the CBOT will become a nonstock, for-profit corporation and a subsidiary of CBOT Holdings. As a result of completing the merger, the CBOT subsidiary will have two new classes of membership: a single Class A membership and Class B memberships (which will be issued in five separate series).

Class A Membership. CBOT Holdings will hold the sole Class A membership in the CBOT subsidiary, which will entitle CBOT Holdings to the exclusive right to receive all distributions, dividends and proceeds upon liquidation from the CBOT subsidiary. CBOT Holdings, as holder of the Class A membership, will have the right to vote on all matters not reserved to the Series B-1 and B-2 members of the CBOT subsidiary.

However, as described below, the holders of Series B-1 and Series B-2 memberships in the CBOT subsidiary will have the exclusive right among members (including the Class A member) to, among other things, vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on, whether or nor approved by the board of directors, any proposals to amend the bylaws of the CBOT subsidiary. In addition, CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on any of the following proposals:

•	any merger of the CBOT subsidiary with a third party;

•	any transaction (or series of related transactions) involving the sale of a significant amount of the CBOT subsidiary’s assets to a third party;

•	any transaction (or series of related transactions) in which the CBOT subsidiary proposes to acquire, invest in or enter into a business in competition with the CBOT subsidiary’s then existing business; or

•	any dissolution or liquidation of the CBOT subsidiary.

However, it will require the consent of the holders of the Class A common stock of CBOT Holdings (who will, at least until the second approval, consist only of persons who are also members of the CBOT subsidiary) for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any such proposal.

Class B Memberships. The Class B memberships will consist of five separate series: Series B-1, B-2, B-3, B-4 and B-5. Subject to certain restrictions that currently apply, including, in the case of Series B-3 memberships, that such memberships may not be sold or otherwise transferred without eliminating the associated trading rights and privileges, and satisfaction of the application and approval process applicable to CBOT membership candidates, each such series will represent the trading rights and privileges that correspond to one of the current classes of membership of the CBOT, as described below:

•	Series B-1 Members. The holder of a Series B-1 membership in the CBOT subsidiary will generally be entitled to execute trades in all futures and options contracts listed on the exchange operated by the CBOT subsidiary. Holders of Series B-1 memberships who also possess 27,338 shares of Class A common stock of CBOT Holdings and either a Series B-1 Membership that retains the right to have issued the CBOE exercise right privilege associated with it or an issued and outstanding CBOE exercise right privilege may, subject to certain requirements, exercise and become a member of the CBOE without having to purchase a membership in such exchange.

•	Series B-2 Members. The holder of a Series B-2 membership in the CBOT subsidiary will generally be entitled to execute trades in all futures and options contracts listed in the CBOT subsidiary’s Government Instrument Market, Index, Debt and Energy Market and Commodity Options Market.

•	Series B-3 Members. With certain exceptions described in greater detail elsewhere in this document, the holder of a Series B-3 membership in the CBOT subsidiary will generally be entitled to execute trades in all futures contracts listed in the CBOT subsidiary’s Government Instrument Market. Following the completion of the restructuring transactions, two Series B-3 memberships in the CBOT subsidiary will be convertible into one Series B-2 membership in the CBOT subsidiary, which may result in fewer members having the trading rights and privileges of GIMs and more members having the trading rights and privileges of Associate Members.

•	Series B-4 Members. The holder of a Series B-4 membership in the CBOT subsidiary will generally be entitled to execute trades in all futures contracts listed in the CBOT subsidiary’s Index, Debt and Energy Market.

•	Series B-5 Members. The holder of a Series B-5 membership in the CBOT subsidiary will generally be entitled to execute trades in all options contracts listed in the CBOT subsidiary’s Commodity Options Market.

The specific trading rights and privileges associated with each series of Class B membership in the CBOT subsidiary will generally be governed by the rules and regulations of the CBOT subsidiary. These rules and regulations will constitute a part of the bylaws of the CBOT subsidiary.

The holders of Series B-1 and B-2 memberships in the CBOT subsidiary will have the exclusive right among members to vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on any proposals to amend the bylaws, which will include the rules and regulations, of the CBOT subsidiary whether or not approved by the board of directors. Under Delaware law, proposals to amend the certificate of incorporation must be adopted and approved by the board of directors of the CBOT subsidiary prior to being submitted to the holders of Series B-1 and B-2 memberships in the CBOT subsidiary for their approval. However, the holders of Series B-1 and B-2 memberships in the CBOT subsidiary can also make non-binding recommendations that the board of directors consider proposals that, as a matter of Delaware law, require the approval of the board of directors of the CBOT subsidiary. You should understand, however, that the board of directors of the CBOT subsidiary will consider such non-binding recommendations in accordance with its fiduciary duties under applicable law and, accordingly, there can be no assurance that the board of directors of the CBOT subsidiary will approve any such proposal. Pursuant to the terms of the settlement agreement, until a change of control of the CBOT subsidiary, the CBOT subsidiary will be contractually prohibited from adopting an amendment to its certificate of incorporation, bylaws or rules and regulations that adversely affects the contract trading rights of Associate Members, GIMs, IDEMs and COMs, as described in our rules and regulations in effect as of February 2, 2004.

The board of directors of the CBOT subsidiary will also have the right to amend the bylaws of the CBOT subsidiary. However, the holders of Series B-1 and B-2 memberships in the CBOT subsidiary will have exclusive right among members to vote on proposals by the board of directors of the CBOT subsidiary to amend the bylaws of the CBOT subsidiary in a manner that would adversely affect the core rights described elsewhere in this document, subject to the contractual provisions of the settlement agreement discussed above, which prohibit the adoption of an amendment to the bylaws of the CBOT subsidiary that would adversely affect the contract trading rights of the Associate Members, GIMs, IDEMs and COMs as described in our rules and regulations in effect as of February 2, 2004. The holders of Series B-3, B-4 and B-5 memberships in the CBOT subsidiary will not have any voting rights with respect to the CBOT subsidiary.

Pursuant to the merger, members of the CBOT will receive one of the five series of Class B memberships in the CBOT subsidiary in respect of each membership held by such member. The following table indicates the number and series of Class B membership in the CBOT subsidiary to be received for each current CBOT membership and by each class of current CBOT membership. In addition, the table indicates the relative voting power of the holders of the Class B memberships in the CBOT subsidiary (by class of CBOT membership) immediately following the completion of the restructuring transactions on matters on which Class B memberships in the CBOT subsidiary are entitled to vote.

Class B Memberships in the CBOT Subsidiary

to be Received for each Current CBOT Membership, and by each Class of Current CBOT Membership and the Relative Voting Power at the CBOT Subsidiary of each Class of Current CBOT Membership

Current Class of CBOT Membership	Number of Current Members[1]	Number and Series of Class B Membership to be Received for each Current CBOT Membership	Number and Series of Class B Membership to be Received by each Current Class of CBOT Membership[1]	Relative Voting Power at the CBOT Subsidiary of each Current Class of CBOT Membership[1]
Full	1,402	1 Series B-1	1,402 Series B-1	91.29%
Associate	803	1 Series B-2	803 Series B-2	8.71%
GIM	128	1 Series B-3	128 Series B-3	0.00%
IDEM	641	1 Series B-4	641 Series B-4	0.00%
COM	643	1 Series B-5	643 Series B-5	0.00%

Total	3,617			100.00%

[1]	Based upon the number of Full and Associate Members, GIMs, IDEMs and COMs on November 5, 2004.

Modernization of Our Corporate Governance Structure

An objective of the restructuring transactions is the modernization of the corporate governance structure of the CBOT. Accordingly, the restructuring transactions will involve certain changes, which will largely occur as a result of the creation of a holding company structure and the adoption of a new certificate of incorporation and bylaws for CBOT Holdings and a new certificate of incorporation, bylaws and rules and regulations of the CBOT subsidiary. These changes are designed to modernize our corporate governance structure by:

•	adopting new mechanisms for initiating and voting on stockholder and member proposals;

•	providing for a modest reduction in the size of our board of directors; and

•	modifying the nomination and election process for our directors as well as the terms of office and qualifications of our directors.

Because you will receive interests in both CBOT Holdings and the CBOT subsidiary as a result of the completion of the restructuring transactions, you will have different rights and obligations in these two separate, but affiliated organizations based on the applicable corporate governance documents. Upon the completion of the restructuring transactions, you will be a stockholder of CBOT Holdings and a member of the CBOT subsidiary. Your rights as a stockholder of CBOT Holdings will resemble those of a stockholder of a public company, and your rights as a member of the CBOT subsidiary will more closely resemble your current trading rights and privileges as CBOT members.

Voting Rights

As a result of the restructuring transactions, you will hold interests in two companies rather than one: CBOT Holdings and the CBOT subsidiary. Your interests will entitle you to different rights with respect to voting on matters pertaining to the two companies, as described below.

CBOT Holdings. As compared to our current corporate governance structure as a not-for-profit, nonstock corporation, CBOT Holdings will have a corporate governance structure more customary for a for-profit, stock corporation. The holders of the Class A common stock of CBOT Holdings will have the right to vote on all matters upon which the stockholders of CBOT Holdings will be entitled to vote generally, including the election of directors to the board of directors of CBOT Holdings. On all such matters, the holders of Series A-1, A-2 and A-3 common stock will vote as a single class, with equal per share voting rights.

In addition, the holders of Class A common stock of CBOT Holdings will have the right to vote on any proposal for a transaction (or a series of related transactions) either involving the sale of a significant amount of CBOT Holdings’ assets to a third party or in which CBOT Holdings proposes to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary.

Further, it will require the consent of the Class A common stockholders of CBOT Holdings for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any merger of the CBOT subsidiary with a third party, any transaction (or series of related transactions) involving the sale of a significant amount of the CBOT subsidiary’s assets to a third party, any transaction (or series of related transactions) in which the CBOT subsidiary proposes to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary or any dissolution or liquidation of the CBOT subsidiary.

For these purposes, a significant amount of the CBOT subsidiary’s assets means 10% of the fair market value of the assets, both tangible and intangible, of the CBOT subsidiary as of the time of the board approval of the proposed sale, as determined by the board of directors of the CBOT subsidiary, in its sole and absolute discretion. The board of directors of the CBOT subsidiary will determine, in its sole and absolute discretion, whether any business is in competition with the then existing business of the CBOT subsidiary (which will also include any businesses proposed as of such time).

The board of directors of CBOT Holdings will have the authority to, among other things, adopt and recommend for approval by the holders of the Class A common stock of CBOT Holdings amendments to the certificate of incorporation of CBOT Holdings. Any amendment to the certificate of incorporation of CBOT Holdings will require the approval of the board of directors of CBOT Holdings and the approval of a majority of the outstanding shares of Class A common stock of CBOT Holdings, voting together as a single class. In addition, the board of directors of CBOT Holdings will have the authority to adopt, amend or repeal the bylaws of CBOT Holdings without the approval of stockholders. However, the holders of the Class A common stock of CBOT Holdings will also have the right to initiate, without the approval of the board of directors of CBOT Holdings, proposals to adopt, repeal or amend the bylaws of CBOT Holdings. They can also make non-binding recommendations that the board of directors of CBOT Holdings consider proposals that, as a matter of Delaware law, require the approval of the board of directors of CBOT Holdings. You should understand, however, that the board of directors of CBOT Holdings will consider such non-binding recommendations in accordance with its fiduciary duties under applicable law and, accordingly, there can be no assurance that the board of directors of CBOT Holdings will approve any such proposal.

Proposals by the holders of the Class A common stock of CBOT Holdings may be initiated at an annual or special meeting of the stockholders of CBOT Holdings after satisfying certain advance notice requirements and, subject to applicable law, will require the approval of a majority of the votes cast at such annual or special meeting. The bylaws of CBOT Holdings will provide that one-third of the common stock of CBOT Holdings entitled to vote on a matter must be present in person or by proxy to constitute a quorum.

CBOT Subsidiary. The CBOT subsidiary will have a corporate governance structure that is designed to vest control of corporate governance matters generally with the holders of Series B-1 and B-2 memberships in the CBOT subsidiary, including with regard to amendments to the certificate of incorporation and bylaws of the CBOT subsidiary, but provides CBOT Holdings, as the holder of the Class A membership in the CBOT subsidiary, with limited voting rights.

In particular, the holders of Series B-1 and B-2 memberships in the CBOT subsidiary will have the exclusive right among members (including the Class A member of the CBOT subsidiary) to vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on any proposals to amend the bylaws of the CBOT subsidiary whether or not approved by the board of directors. In addition, the holders of Series B-1 and B-2 memberships in the CBOT subsidiary will have the exclusive right among members to vote on proposals by the board of directors of the CBOT subsidiary to amend the bylaws of the CBOT subsidiary in a manner that would adversely affect the core rights. Under Delaware law, proposals to amend the certificate of incorporation must be adopted and approved by the board of directors of the CBOT subsidiary prior to being submitted to the holders of Series B-1 and B-2 memberships in the CBOT subsidiary for their approval. However, the holders of Series B-1 and B-2 memberships can also make non-binding recommendations that the board of directors consider proposals that, as a matter of Delaware law, require the approval of the board of directors of the CBOT subsidiary. You should understand, however, that the board of directors of the CBOT subsidiary will consider such non-binding recommendations in accordance with its fiduciary duties under applicable law and, accordingly, there can be no assurance that the board of directors of the CBOT subsidiary will approve any such proposal.

The board of directors of the CBOT subsidiary will also have the right to amend the bylaws of the CBOT subsidiary. However, the approval of the holders of Series B-1 and B-2 memberships will be required to amend the bylaws of the CBOT subsidiary in a manner that would adversely affect the following core rights:

•	the allocation of products that a holder of a specific series of Class B membership is permitted to trade on the exchange facilities of the CBOT subsidiary, e.g., the elimination of any product from a holder’s trading rights and privileges;

•	the requirement that, subject to certain limited exceptions agreed to by the CBOT and CBOE, holders of Class B memberships will be charged transaction fees for trades of the CBOT subsidiary’s products for their accounts that are lower than the transaction fees charged to any participant who is not a holder of a Class B membership for the same products;

•	the membership and eligibility requirements to become a holder of a Class B membership or to exercise the associated trading rights or privileges;

•	the commitment to maintain current open outcry markets so long as each such market is deemed liquid under the terms of the certificate of incorporation of the CBOT subsidiary (this commitment to maintain current open outcry markets is described further below at “—Commitment to Maintain Open Outcry Markets”); and

•	the requirement that any proposal to offer electronic trading between the hours of 6:00 a.m., Central Time, and 6:00 p.m., Central Time, of agricultural contracts or agricultural products currently traded on our open outcry markets be approved by the holders of Series B-1 and B-2 memberships in the CBOT subsidiary.

Holders of Series B-1 and B-2 memberships in the CBOT subsidiary will have the exclusive right among members to vote on such amendments adversely affecting the core rights, as described above.

Member proposals may be initiated at an annual meeting of the members of the CBOT subsidiary or, after satisfying certain advance notice requirements, a special meeting of the members of the CBOT subsidiary and, subject to applicable law, will require the approval of a majority of votes cast at such special or annual meeting.

On such matters, the holders of Series B-1 memberships in the CBOT subsidiary will be entitled to one vote per membership and the holders of Series B-2 memberships in the CBOT subsidiary will be entitled to one-sixth of one vote per membership. These voting rights are based on the current voting rights of Full Members and Associate Members of the CBOT. The holders of Series B-3, B-4 and B-5 memberships in the CBOT subsidiary will not have the right to vote on any matters or to initiate any proposals. Subject to applicable law and subject to the right of the Series B-1 and B-2 members of the CBOT subsidiary to vote to discontinue a market, which shall require a vote of a majority of the voting power of the then outstanding Series B-1 and B-2 members of the CBOT subsidiary, the affirmative vote of a majority of the votes cast at any annual or special meeting called for such purpose shall be sufficient to constitute approval of all matters upon which the holders of Series B-1 and B-2 memberships in the CBOT subsidiary are entitled to vote, provided that quorum requirements have been met.

The bylaws of the CBOT subsidiary will provide that the holder of the Class A membership must be present in person or by proxy to constitute a quorum on matters upon which the holder of the Class A membership is entitled to vote and that one-third of the voting power of the Class B memberships entitled to vote must be present in person or by proxy in order to constitute a quorum on matters upon which the holders of Series B-1 and B-2 memberships in the CBOT subsidiary are entitled to vote. Based on the respective voting power of these two series of Class B memberships, any matter voted upon by the holders of such series could be approved by the holders of Series B-1 memberships in the CBOT subsidiary even though the holders of Series B-2 memberships in the CBOT subsidiary voted against the amendment. This result is consistent with the result that would be obtained under the CBOT’s existing certificate of incorporation, bylaws and rules and regulations with respect to matters voted on by Full Members and Associate Members as a single class.

CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on all matters not reserved to the Series B-1 and B-2 members of the CBOT subsidiary.

In addition, CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on any proposal to merge the CBOT subsidiary with a third party, to sell a significant amount of the CBOT subsidiary’s assets to a third party, that the CBOT subsidiary acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary or to dissolve or liquidate the CBOT subsidiary. For these purposes, a “significant amount” of assets means 10% of the fair market value of the assets of CBOT Holdings, both tangible and intangible, as of the time of the board approval of the proposed sale, as determined by the board of directors in its sole and absolute discretion. The board of directors of the CBOT subsidiary will determine, in its sole and absolute discretion, whether any business is in competition with the then existing business of the CBOT subsidiary (which will also include any businesses proposed as of such time). It will require the consent of the holders of a majority of the outstanding shares of Class A common stock of CBOT Holdings (who will, at least until the second approval, consist only of persons who are also members of the CBOT subsidiary) for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any such proposal.

As described in greater detail elsewhere in this document, pursuant to the terms of the settlement agreement, until a change of control of the CBOT subsidiary, the CBOT subsidiary will be contractually prohibited from adopting an amendment to its certificate of incorporation, bylaws or rules and regulations that adversely affects the contract trading rights of Associate Members, GIMs, IDEMs and COMs as described in our rules and regulations in effect as of February 2, 2004.

Commitment to Maintain Open Outcry Markets.    The certificate of incorporation of the CBOT subsidiary will provide that, subject to the following terms and conditions, the CBOT subsidiary will be obligated to maintain current open outcry markets and provide financial support to each such market for technology, marketing and research, which the board of directors determines, in its sole and absolute discretion, is reasonably necessary to maintain each such open outcry market.

Notwithstanding the foregoing, the board of directors of the CBOT subsidiary may discontinue any current open outcry market at such time and in such manner as it may determine if the board of directors determines, in its sole and absolute discretion, that a market is no longer “liquid” in accordance with the criteria described below or the holders of a majority of the voting power of the then outstanding Series B-1 and B-2 memberships in the CBOT subsidiary, voting together as a single class based on their respective voting power, approve the discontinuance of such open outcry market. A market is “liquid” for this purpose if, as measured on a quarterly basis:

•	a comparable exchange-traded product exists, the open outcry market has maintained at least 30 percent of the average daily volume of such comparable product, including for calculation purposes, volume from exchange-for-physicals transactions in such open outcry market; or

•	no comparable exchange-traded product exists, the open outcry market has maintained at least 40 percent of the average quarterly volume in that market as maintained by the CBOT in 2001, including, for calculation purposes, volume from exchange-for-physicals transactions in such open outcry market.

The commitment to maintain open outcry markets will not apply to markets introduced following the completion of the restructuring transactions.

Board of Directors.    After the completion of the restructuring transactions, there will be two boards of directors, one for CBOT Holdings and one for the CBOT subsidiary, rather than one. However, as explained in greater detail below, we currently expect that the same persons will serve on both of these boards.

The directors serving on the board of directors of the CBOT immediately prior to the completion of the restructuring transactions will continue as the boards of directors of CBOT Holdings and the CBOT subsidiary immediately following the completion of the restructuring transactions. The continuing directors will serve for the duration of their current terms with the exception of the current public directors, whose terms will end in connection with the first annual election following the completion of the restructuring transactions. It is currently expected that this annual election will occur in the first or second quarter of 2005.

The size of the board of directors of CBOT Holdings will then be reduced from 18 directors to 16 directors in connection with the first annual meeting of stockholders to be held following the completion of the restructuring transactions.

The board of directors of CBOT Holdings will consist of the Chairman of the Board, who will be a holder of a Series B-1 membership in the CBOT subsidiary; a Vice-Chairman of the Board, who will be a holder of a Series B-1 membership in the CBOT subsidiary; eight directors, who will be holders of Series B-1 memberships in the CBOT subsidiary; two directors, who will be holders of Series B-2 memberships in the CBOT subsidiary; three directors, who will be “independent” within the meaning of the certificate of incorporation and bylaws of CBOT Holdings; and the President and Chief Executive Officer of CBOT Holdings, who will be a non-voting director.

Except as described below, each director of CBOT Holdings will be elected to serve as a director until the second annual meeting following his or her election and will not be subject to term limits. Directors shall be entitled to serve only so long as they retain the qualifications of the directorship for which they were nominated and elected. For information regarding the executive officers of CBOT Holdings, see “Management and Executive Compensation—Directors and Executive Officers.”

The elected directors of CBOT Holdings will be classified into two classes of directors consisting of eight directors and seven directors, respectively. The first class of directors will consist of the Chairman of the Board;

four directors, who will be holders of Series B-1 memberships in the CBOT subsidiary; one director, who will be a holder of a Series B-2 membership in the CBOT subsidiary; and two independent directors. The second class of directors will consist of the Vice-Chairman of the Board; four directors, who will be holders of Series B-1 memberships in the CBOT subsidiary; one director, who will be a holder of a Series B-2 membership in the CBOT subsidiary; and one independent director. The President and Chief Executive Officer will, upon appointment to such position, automatically become a non-voting director.

The members of the board of directors of CBOT Holdings will be automatically designated as members of the board of directors of the CBOT subsidiary upon their election to the board of directors of CBOT Holdings. In addition, it will be a qualification for service as a director of the CBOT subsidiary that such director also serve at the same time on the board of directors of CBOT Holdings.

Nomination Procedures for Directors. The holders of Class A common stock of CBOT Holdings will have the right to elect a nominating committee to recommend to the board of directors nominations of persons to stand for election as directors of CBOT Holdings. The nominating committee will be composed of five holders of Class A common stock of CBOT Holdings, four of whom will be persons who also hold Series B-1 memberships in the CBOT subsidiary and the fifth of whom will be a person who also holds a Series B-2 membership in the CBOT subsidiary. Except as described below, each member of the nominating committee of CBOT Holdings will be elected to serve as a member of the nominating committee until the third annual meeting following his or her election. No member of the nominating committee may be elected or appointed to serve again as a member of the nominating committee until the third annual meeting following the annual meeting at which his or her term ended. However, there is no other limit to the number of terms a member of the nominating committee may serve.

The members of the nominating committee of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the nominating committee of CBOT Holdings immediately following the completion of the restructuring transactions. The continuing members of the nominating committee will serve for the duration of their current terms.

Although the nominating committee will provide nominations to the board of directors of CBOT Holdings, the board of directors of CBOT Holdings will make an independent determination, in accordance with its fiduciary duties, to nominate individuals to serve as directors. The nominating committee will also be responsible for nominating individuals to serve as members on the nominating committee. In addition to nominations recommended by this committee, the holders of Class A common stock of CBOT Holdings will also be entitled to nominate persons to stand for election as directors of CBOT Holdings if the nominee is qualified and the stockholder satisfies certain advance notice requirements. If the stockholder satisfies each of these conditions and delivers a petition executed by at least 40 persons who are both Class A common stockholders of CBOT Holdings and holders of a Series B-1 membership in the CBOT subsidiary, CBOT Holdings will, to the extent it prepares and delivers a proxy statement and form of proxy, at its own expense, include the name of such nominee and all other information related to such nominee, that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy.

Change of Control Provisions. CBOT Holdings’ certificate of incorporation and bylaws will contain certain provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts. The provisions will include:

•	a classified board of directors with staggered terms of office;

•	advance notice requirements for Class A common stockholder proposals;

•	application of the Delaware anti-takeover statute; and

•	a prohibition on the ability of Class A common stockholders to take action by written consent.

Changes in Corporate Governance and Capital Structure After a Second Approval

General. The restructuring transactions are designed to permit CBOT Holdings to facilitate the creation of public markets for its equity securities and engage in capital-raising transactions and other securities issuances following the second approval. In particular, certain changes to our corporate governance and capital structure will be implemented, either at that time or in connection with a qualified initial public offering of CBOT Holdings, if and when the holders of a majority of the outstanding Class A common stock approve a proposition to provide the board of directors of CBOT Holdings the authority to approve the issuance of additional authorized capital stock without further action by the stockholders.

For these purposes, a qualified initial public offering of CBOT Holdings means a public offering of Class A common stock, which has occurred following the second approval, that has been underwritten by one or more nationally recognized underwriting firms, following which shares of Class A common stock are listed on a national securities exchange. A qualified initial public offering of CBOT Holdings could be an offering of newly-issued shares by CBOT Holdings, an offering of shares owned by CBOT Holdings stockholders or a combination of both, as determined by the board of directors of CBOT Holdings.

Although completion of the restructuring transactions will establish the framework for the further changes to our corporate governance and capital structure that will become effective upon the second approval, you are not being asked to give the second approval. We currently intend to solicit the second approval from the CBOT Holdings stockholders as soon as reasonably practicable following the completion of the restructuring transactions. However, you should understand that we are not obligated to seek the second approval and thus we cannot assure you as to whether or when it will occur. Further, even if we were to seek the second approval in the future, we cannot assure you that it would be obtained. Therefore, it is possible that the changes described above may never take effect and thus the objectives described above may never be realized. Even if these changes were to take effect after the second approval, we cannot assure you that we will be able to achieve the expected benefits, such as the creation of public markets for our equity securities or the financial flexibility to engage in capital-raising or other transactions.

We would only seek a second approval after the restructuring transactions are completed if we determine, as of that time, that to do so remains in the best interests of CBOT Holdings and its stockholders. Our decision with respect to whether and when we would seek a second approval will depend on a number of factors, including:

•	our assessment of the feasibility of achieving the objectives of the changes to be implemented upon the second approval;

•	then current market conditions, including their effect on our ability to facilitate the creation of public markets for our equity securities;

•	our assessment of our need for the financial flexibility to engage in capital-raising or other transactions;

•	other conditions affecting the business of CBOT Holdings, including the business of the CBOT subsidiary.

Authorized Capital Stock. Under its certificate of incorporation, immediately following the completion of the restructuring transactions, the authorized capital stock of CBOT Holdings will consist of:

•	200,000,000 shares of Class A common stock, initially divided into unrestricted Class A common stock and three series of restricted Class A common stock, designated Series A-1, A-2 and A-3;

•	one share of Class B common stock; and

•	20,000,000 shares of preferred stock.

Immediately following the completion of the restructuring transactions, there will be 150,640,164 authorized and unissued shares of Class A common stock, one authorized and unissued share of Class B common stock and 20,000,000 authorized and unissued shares of preferred stock of CBOT Holdings. However, the board of directors of CBOT Holding will not have the ability to approve the issuance of any such additional authorized and unissued capital stock unless and until the second approval has occurred. Upon the occurrence of the second approval, CBOT Holdings would have the ability to issue additional shares of capital stock, including in connection with a public offering of shares of capital stock to investors who are not also members in the CBOT subsidiary, which could result in the ownership of CBOT Holdings being shared with persons who are not also members of the CBOT subsidiary.

In the event that the second approval has occurred, it is anticipated that the board of directors of CBOT Holdings would approve the issuance of the share of Class B common stock of CBOT Holdings to the subsidiary voting trust only in connection with the completion of a qualified initial public offering. The “subsidiary voting trust” is a voting trust formed solely for the purpose of holding the share of Class B common stock of CBOT Holdings and exercising the limited voting rights associated with the Class B common stock of CBOT Holdings described below at “—Board of Directors.”

Transfer Restrictions. If and when the second approval has occurred, additional exceptions to the transfer restrictions applicable to the Class A common stock of CBOT Holdings will become effective. In particular, subject to the right of CBOT Holdings to organize sales of Class A common stock, as described more fully below at “—Organized Sales,” the transfer restrictions applicable to the Series A-1, A-2 and A-3 common stock of CBOT Holdings will effectively terminate following completion of a qualified initial public offering, with the transfer restrictions on Series A-1, A-2 and A-3 common stock of CBOT Holdings expiring 180, 360 and 540 days, respectively, following such qualified initial public offering and such shares converting into unrestricted Class A common stock of CBOT Holdings. If, after the second approval has occurred, a qualified initial public offering has not occurred within three years of the second approval, the transfer restrictions discussed above will expire and all outstanding Series A-1, A-2 and A-3 common stock of CBOT Holdings will automatically convert into unrestricted Class A common stock of CBOT Holdings 180, 360 and 540 days, respectively, following the date that is three years after the second approval.

In addition, if and when the second approval occurs, certain additional exceptions to the general transfer restrictions discussed above, which we refer to as “permitted transfers,” will take effect:

•	“conversion transfers,” in which Series A-1, A-2 and A-3 common stock of CBOT Holdings is converted into unrestricted Class A common stock in connection with transfers to CBOT Holdings, transfers in a qualified initial public offering or an organized sale of Class A common stock, transfers to satisfy claims by the CBOT subsidiary or Class B Members of the CBOT, and other conversion transfers approved by the board of directors of CBOT Holdings; and

•	“non-conversion transfers,” in which Series A-1, A-2 and A-3 common stock of CBOT Holdings is not converted into unrestricted Class A common stock and remains subject to transfer restrictions in connection with transfers of the related Class B membership in the CBOT subsidiary, transfers to certain family members for estate planning or education purposes, bona fide pledges to lending institutions to secure trading right purchases, pledges to clearing members and other non-conversion transfers approved by the board of directors of CBOT Holdings.

After the second approval, the board of directors of CBOT Holdings will have the ability to reduce or eliminate the general transfer restrictions applicable to the Series A-1, A-2 and A-3 common stock of CBOT Holdings. Also, if and when the second approval occurs, the reciprocal restrictions on transfer applicable to Class B memberships in the CBOT subsidiary will terminate and Class B memberships in the CBOT subsidiary will thereafter be freely transferable without the applicable Series A-1, A-2 and A-3 common stock of CBOT Holdings, subject to satisfaction of any applicable membership requirements of the CBOT subsidiary.

Organized Sales. After completion of a qualified initial public offering, CBOT Holdings will have the right to conduct organized sales of Class A common stock of CBOT Holdings received immediately following, and as a result of the restructuring transactions, when the transfer restriction period applicable to the Series A-1, A-2 and A-3 common stock of CBOT Holdings is scheduled to expire. The purpose of this right is to enable CBOT Holdings to facilitate a more orderly distribution of Class A common stock of CBOT Holdings into the public marketplace. If CBOT Holdings elects to conduct an organized sale, no shares of the Series A-1, A-2 or A-3 common stock of CBOT Holdings for which transfer restrictions are scheduled to lapse or of any other series that is subject to transfer restrictions may be sold during the applicable transfer restriction period, except as part of the organized sale or in a permitted transfer.

In order for CBOT Holdings to elect to conduct an organized sale, it must provide the holders of Series A-1, A-2 and A-3 common stock of CBOT Holdings with a written notice of election to conduct an organized sale of the applicable series of Class A common stock for which transfer restrictions are scheduled to expire at least 60 days prior to the scheduled expiration of the applicable transfer restriction period. Holders of such series of Class A common stock of CBOT Holdings will have 20 days following receipt of that notice to provide CBOT Holdings with written notice of intent to participate in the organized sale with respect to such series, any other series that remain subject to transfer restrictions and any unrestricted Class A common stock. The written notice must specify the series of Class A common stock and the number of shares thereof and the number of shares of unrestricted Class A common stock that the holder has elected to include in the applicable organized sale. If such holders do not provide written notice to CBOT Holdings during that 20-day period, they will be deemed to have elected not to include any shares in the organized sale.

The actual number of shares that may be sold in an organized sale will depend on market conditions, investor demand and the requirements of any underwriters or placement agents and may be fewer than the aggregate number requested by stockholders to be included in the organized sale. In that event, there will be a reduction in the number of shares that individual holders may sell based on a cut-back formula to be adopted by the board of directors of CBOT Holdings. In the event of a “cut-back,” priority will be given first to shares of the series then scheduled to be released, second to shares of a series scheduled to be released from transfer restrictions at a later date and finally to unrestricted Class A common stock. The organized sale may take the form of an underwritten secondary offering, a private placement of Class A common stock to one or more purchasers, a repurchase of Class A common stock by CBOT Holdings or a similar process selected by the board of directors of CBOT Holdings. The stockholders’ right to participate in an organized sale will be contingent upon the execution of all agreements, documents and instruments required to effect such sale, including, if applicable, an underwriting agreement.

CBOT Holdings may proceed with the sale of fewer than all of the shares that have been requested to be included in an organized sale, including less than all of the shares of the series scheduled for release at the expiration of the related transfer restriction period. Additionally, CBOT Holdings will be under no obligation to complete the organized sale.

If less than all of the shares of the series scheduled to be released that a stockholder requests be sold in the related organized sale are sold in such organized sale, or the stockholder elects not to include all of the shares of the series scheduled for release in the applicable organized sale, the stockholder will be able to sell, on the 91st day after the later of the expiration of the related transfer restriction period and the completion of the organized sale, any of those shares that were not sold or included.

If CBOT Holdings elects to conduct an organized sale and does not complete such organized sale before 60 days after the expiration date of the related transfer restriction period the stockholder will be able to sell the shares of the series then scheduled to be released on the 61st day after the expiration date of the related transfer restriction period. However, if CBOT Holdings elects to conduct an organized sale undertaken in conjunction with the scheduled expiration of transfer restrictions applicable to the Series A-3 common stock of CBOT Holdings and does not complete such organized sale before 540 days following a qualified initial public offering the stockholder will be able to sell such shares on the expiration date of the transfer restriction period applicable to the Series A-3 common stock. If the organized sale is not completed within the applicable time frame, any shares of the series that would have been released at the expiration of the related transfer restriction period, but for the organized sale, will automatically convert into unrestricted Class A common stock on the 61st day after the expiration of the related transfer restriction period, except with respect to the last transfer restriction period, in which case the conversion will take place on the last day of the period.

If CBOT Holdings elects not to conduct an organized sale at the time of any scheduled expiration of transfer restriction applicable to a series of Class A common stock of CBOT Holdings, the shares of that series for which transfer restrictions are scheduled to expire will automatically convert into unrestricted Class A common stock of CBOT Holdings at the expiration of the applicable transfer restriction period.

Boards of Directors. Upon completion of a qualified initial public offering, the boards of directors of CBOT Holdings and the CBOT subsidiary will be reconstituted such that each is composed of 17 directors and classified into two classes of nine and eight directors, respectively, each elected to serve for two-year terms. On each board of directors, there will be 11 directors designated as “parent directors” and six directors designated as “subsidiary directors.” The six subsidiary directors will consist of four persons who hold Series B-1 memberships in the CBOT subsidiary and two persons who hold Series B-2 memberships in the CBOT subsidiary. Of the 17 directors, at least nine will be independent within the meaning of the certificate of incorporation and bylaws of CBOT Holdings. The board of directors of CBOT Holdings will be elected exclusively by the holders of the Class A common stock and the holder of the Class B common stock, respectively, beginning with the first annual election following completion of a qualified initial public offering, for two-year terms. The board of directors of the CBOT subsidiary will be designated or elected as follows: the 11 parent directors will be directors that are not elected but rather automatically designated as members of the board of directors of the CBOT subsidiary upon their election to the board of directors of CBOT Holdings and the six subsidiary directors will be elected exclusively by the holders of Series B-1 and B-2 memberships in the CBOT subsidiary beginning with the first annual election following completion of a qualified initial public offering for two-year terms.

Upon completion of a qualified initial public offering, the Chairman of the Board and Vice-Chairman of the Board of both CBOT Holdings and the CBOT subsidiary will be appointed by their respective boards of directors. It is anticipated that the President and Chief Executive Officer of CBOT Holdings will be nominated and elected to serve as one of the parent directors. If nominated and elected, the President and Chief Executive Officer will be a voting member of the boards of directors of CBOT Holdings and the CBOT subsidiary, with the same rights and privileges as other members of the boards of directors.

Board Nomination Procedures. Upon completion of a qualified initial public offering, the nominating committee of CBOT Holdings will be reconstituted and shall thereafter be a committee of the board of directors of CBOT Holdings, comprised entirely of at least three independent members of the board of directors of CBOT Holdings who have been appointed by the board of directors of CBOT Holdings. In addition, upon completion of a qualified initial public offering, the holders of the Series B-1 and B-2 memberships in the CBOT subsidiary will have the right to elect a nominating committee of the CBOT subsidiary to recommend to the board of directors of the CBOT subsidiary nominations of persons to stand for election as subsidiary directors. The nominating committee will be comprised of four persons who hold Series B-1 memberships in the CBOT subsidiary and one person who holds a Series B-2 membership in the CBOT subsidiary.

Voting Rights—Petition Process. Upon completion of a qualified initial public offering, the stockholders of CBOT Holdings will no longer have the right to require CBOT Holdings to call special meetings of the stockholders.

Governing Documents Upon Completion of Restructuring Transactions

You are being asked to approve the amended and restated bylaws of the CBOT, which will become the bylaws of the CBOT subsidiary; a technical amendment to the current bylaws of the CBOT identifying the holders of Full Memberships, Associate Memberships, GIMs, IDEMs and COMs, and clarifying the status of holders of GIM, IDEM and COM membership interests as members of the CBOT for purposes of Delaware corporation law; and all other matters relating to the restructuring transactions, including the proposed changes to our corporate governance structure as set forth in a new certificate of incorporation and bylaws for the holding company and the CBOT subsidiary as part of the restructuring transactions. We have included the form of the certificate of incorporation and bylaws of CBOT Holdings as Appendices E and F, respectively, to this document. In addition, we have included the form of the certificate of incorporation and bylaws of the CBOT subsidiary as Appendices G and H, respectively, to this document. Last, we have included the text of the proposed technical amendment to the current bylaws of the CBOT as Appendix I to this document.

The certificate of incorporation and bylaws of CBOT Holdings will become effective prior to the time the merger becomes effective, and the certificate of incorporation and bylaws of the CBOT subsidiary will become effective at the time the merger becomes effective. The technical amendment to the CBOT’s current bylaws will become effective immediately following membership approval of the restructuring transactions. By voting in favor of the propositions relating to the restructuring transactions, you will be voting to approve and adopt, among other things, this amendment to the CBOT bylaws in advance of the completion of the restructuring transactions. We urge you to review carefully all of the terms and conditions of the certificate of incorporation and bylaws of each of CBOT Holdings and the CBOT subsidiary before voting on the propositions relating to the restructuring transactions.

In addition, you are being asked to approve certain changes to the rules and regulations. We currently expect that these changes to our rules and regulations will take effect at the time that the certificate of incorporation of the CBOT subsidiary becomes effective. The form of the rules and regulations of the CBOT subsidiary as we currently expect such rules and regulations to be implemented immediately after the restructuring transactions (subject to other changes to the rules and regulations occurring after the date of this document), as well as the current rules and regulations of the CBOT, have been filed as exhibits to the registration statement of which this document is a part. We have included as Appendix J to this document a summary entitled “Status of Certain Current CBOT Rules and Regulations as a Result of the Restructuring Transactions,” which summarizes the changes to certain of the current rules and regulations that will occur as a result of the restructuring transactions. We urge you to review carefully the summary of the changes to the rules and regulations as well as the above-referenced exhibits before voting on the propositions relating to the restructuring transactions.

For more information about these changes to our corporate governance structure, and how such changes will affect your rights and obligations, see “Comparison of the Rights of Members of the CBOT Prior to and After Completion of the Restructuring Transactions and After the Second Approval and Initial Public Offering.”

Allocation of CBOT Equity Ownership Interests Among CBOT Members in the Restructuring Transactions

General. The methodology for allocating the equity of CBOT Holdings among the five classes of CBOT members in the restructuring transactions has been established by the terms of the settlement agreement. All of the equity ownership interests of the CBOT will be distributed among the CBOT members as Class A common stock of CBOT Holdings in the restructuring transactions.

Independent Allocation Committee and its Recommended Allocation. Since no mechanism exists in our certificate of incorporation, bylaws or rules and regulations for allocating ownership in our organization among our members in connection with a restructuring such as that contemplated by the restructuring transactions, our board of directors in 2000 appointed a special committee of the board of directors, comprised solely of public or independent directors of the board, to develop and recommend for adoption by the full board a fair allocation among the CBOT members of shares of common stock in the restructured organization. This committee, designated as the independent allocation committee, recommended to the board of directors as fair the allocation ratio, which provided for an allocation of shares of common stock of CBOT Holdings among the CBOT members in respect of their memberships in connection with the restructuring transactions in the ratio of 5.0 : 1.0 : 0.5 : 0.06 : 0.07 to each Full Member, Associate Member, GIM, IDEM and COM, respectively. An initial report regarding such allocation ratio was made by the independent allocation committee to the full board in May 2000. In addition, several updated reports and recommendations were made by the independent allocation committee to the full board at various times during 2000, 2001 and 2002. Our board of directors previously adopted this recommendation of the independent allocation committee regarding allocation in connection with earlier contemplated restructuring proposals that were not submitted to CBOT members and have been abandoned, as described in greater detail elsewhere in this document.

In reaching its conclusion regarding the allocation ratio, the independent allocation committee received and considered an opinion of William Blair & Company, L.L.C. generally to the effect that such allocation was fair from a financial point of view to each of the five classes of CBOT members. William Blair was retained by the independent allocation committee as the committee’s financial advisor to assist it in developing a recommendation with respect to the allocation and to deliver a written opinion as to the fairness, from a financial point of view, of the allocation of shares of common stock in the restructured organization among the CBOT members in respect of their memberships in connection with the restructuring transactions. As described more fully below, however, the allocation ratio will not be used in the restructuring transactions. Instead, the allocation of Class A common stock of CBOT Holdings will be made in accordance with the settlement allocation established by the settlement agreement. William Blair has not been asked to render, nor has it rendered, an opinion with respect to the settlement allocation. Similarly, the independent allocation committee has not been asked to make, nor has it made, a recommendation with respect to the settlement allocation.

Lawsuit Challenging the Independent Allocation Committee’s Recommended Allocation Ratio. In August 2000, certain Associate Members, GIMs, IDEMs and COMs initiated a lawsuit against certain Full Members, alleging that the allocation developed and recommended by our independent allocation committee was unfair and the allocation methodology used by the independent allocation committee improperly weighted members’ voting and liquidation rights as well as the historical distribution of market values of memberships. The plaintiffs sought a declaratory judgment that the allocation ratio was unfair to Associate Members, GIMs, IDEMs and COMs, and that the vote of Full Members in favor of the allocation ratio in connection with the restructuring transactions would constitute a breach of fiduciary duties allegedly owed by Full Members to Associate Members, GIMs, IDEMs and COMs. The complaint requested that the court enjoin Full Members from voting in favor of the allocation ratio and declare that the allocation ratio was unfair.

For more information about this lawsuit, see “Our Business—Legal Proceedings—Lawsuit Brought By Certain Associate Members, GIMs, IDEMs and COMs.”

Settlement of Minority Members Allocation Lawsuit and Settlement Allocation. On January 21, 2004, following extensive arm’s length settlement discussions that had commenced in mid-2003 between the CBOT and the representatives of a plaintiff class of all Associate Members, GIMs, IDEMs and COMs, the CBOT and the plaintiff class representatives entered into a memorandum of understanding with regard to the settlement of the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs. The memorandum of understanding contemplated that the parties would enter into a settlement agreement within a reasonable period of time thereafter.

On February 6, 2004, the CBOT and the plaintiff class representatives entered into a settlement agreement with regard to the settlement of the lawsuit. The settlement agreement provides, among other things, that any proposal approved by the CBOT board of directors that contemplates (a) a restructuring, recapitalization, consolidation, merger or sale of all or substantially all of the assets of the CBOT, or a sale, transfer or distribution by the CBOT of equity ownership interests (i.e., all common, preferred and other equity interests of any kind or nature) in the CBOT, and (b) an allocation by the CBOT of equity ownership interests in the CBOT among the classes of CBOT members will include a proposed allocation of equity ownership interests in the CBOT among the classes of CBOT members in accordance with an agreed settlement allocation.

The settlement allocation provides that, of the CBOT equity to be distributed to CBOT members in any such restructuring, Full Members would receive 77.65% in the aggregate and Associate Members, GIMs, IDEMs and COMs would receive 22.35% in the aggregate of the CBOT equity to be distributed to CBOT members in any such restructuring, with the 22.35% to be allocated based on the following ratio:

Associate Member	1.00
GIM	0.50
IDEM	0.11
COM	0.25

without giving effect to the plaintiff class representative compensation, as described below. Assuming 1,402 Full Members, 803 Associate Members, 128 GIMs, 641 IDEMs and 643 COMs, and after giving effect to the plaintiff class representative compensation but before allocating the plaintiff class representative compensation among the plaintiff class representatives, the settlement agreement provides for an overall allocation of CBOT equity among the CBOT members in the ratio of 2.73 : 1.00 : 0.50 : 0.11 : 0.25 to each Full Member, Associate Member, GIM, IDEM and COM, respectively. The settlement agreement also provides for a compensation award to the plaintiff class representatives in the total amount of 0.10 percent of the total equity ownership interests in the CBOT allocable to the CBOT members in a restructuring for the services they rendered and risk they assumed in the prosecution of the lawsuit. Such compensation will be paid, pro rata, out of the 22.35% of CBOT equity ownership interests otherwise allocable to the Associate Members, GIMs, IDEMs and COMs upon completion of any restructuring and will be held in the same form and manner as the CBOT equity ownership interests held by other CBOT members in connection with any restructuring contemplated by the settlement agreement.

The settlement agreement also provides that the CBOT will use commercially reasonable efforts to submit one or more proposals relating to a restructuring to a vote of the CBOT membership as soon as reasonably practicable following final approval of the settlement agreement by the Circuit Court of Cook County, Illinois and that the CBOT will include the settlement equity allocation among the proposals to be approved by the CBOT membership in connection with a restructuring. The settlement allocation is one of the propositions being submitted to Full and Associate Members for their approval pursuant to this document.

The CBOT’s obligations with regard to the settlement equity allocation are subject to a “sunset date,” which means that they will become null and void upon the earliest to occur of (a) completion of restructuring(s) pursuant to which all of the CBOT equity ownership interests have been allocated in accordance with the settlement equity allocation, (b) three years from the first vote by CBOT members to approve any restructuring and (c) five years from the final judgment order with respect to the settlement agreement. Because all of the equity interests of the CBOT will be distributed among the CBOT members pursuant to the settlement allocation in the restructuring transactions, the CBOT’s obligations with regard to the settlement allocation will become null and void upon the completion of the restructuring transactions. For purposes of the settlement agreement, the restructuring transactions will not be deemed to be “complete” unless and until the Full and Associate Members of the CBOT, voting together as a single class based on their respective voting rights, approve all five of the propositions relating to the restructuring transactions.

On May 18, 2004, the Circuit Court of Cook County, Illinois entered an order granting preliminary approval of the settlement agreement. On September 10, 2004, the court conducted a hearing on the fairness of the settlement agreement, including the settlement allocation. On September 20, 2004, the court entered a final order approving the settlement agreement and the terms therein, including, but not limited to, the plan for the allocation of equity among CBOT members upon completion of any restructuring, attorneys’ fees to be paid to the counsel for the plaintiff class representatives, the 0.10 percent compensation award to the plaintiff class representatives and the dismissal with prejudice of the claims of the plaintiff class against the Full Members and the CBOT, as fair, adequate, and reasonable and in the best interest of all CBOT members.

The statutory period for filing a notice of appeal of the court’s order expired and the court’s order became final and non-appealable on October 20, 2004. Upon expiration of the statutory period for filing a notice of appeal, counsel for the plaintiff class representatives became entitled to the initial payment of attorneys’ fees in the amount of $3,500,000 plus interest at the Prime Rate minus one percent.

For more information about the terms of the settlement agreement, see “Our Business—Legal Proceedings Lawsuit Brought By Certain Associate Members, GIMs, IDEMs and COMs.”

Markets for Shares and Memberships

No market presently exists for the Class A common stock of CBOT Holdings. Although we cannot provide any assurances in this regard, we currently believe that markets for the Class A common stock of CBOT

Holdings and the Class B memberships in the CBOT subsidiary may develop that are similar to the current markets for CBOT memberships. The current markets for memberships in the CBOT should facilitate the development of new markets for the Class A common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary.

U.S. Federal Income Tax Consequences

On September 30, 2002, we received a private letter ruling from the Internal Revenue Service that, for U.S. federal income tax purposes, you will not recognize any gain or loss strictly as a result of receiving shares of Class A common stock of CBOT Holdings and Class B memberships in the CBOT subsidiary and that CBOT Holdings will not recognize any gain or loss strictly as a result of CBOT Holdings receiving the Class A membership in the CBOT subsidiary in connection with the restructuring transactions as proposed in 2002. We have received a supplemental ruling from the IRS confirming that certain aspects of the proposed restructuring transactions, which have been modified following the receipt of the initial ruling and, as a result, are not covered by such ruling, will not affect the validity of the initial ruling to the effect that CBOT members will not recognize gain with respect to the receipt of Class B memberships in the CBOT subsidiary, including any associated right to trade on the CBOT or the CBOE. The modifications to the proposed restructuring transactions that necessitated the receipt of a supplemental ruling are unrelated to the conclusion that CBOT Holdings will not recognize any gain or loss strictly as a result of receiving the Class A membership of the CBOT subsidiary. Such modifications will consequently not affect the validity of the initial ruling to that effect, and a supplemental ruling to such effect was not, therefore, requested.

Based upon our understanding of the position of the IRS in the private letter ruling issued to the CBOT as well as rulings issued with respect to other exchanges involved in the process of demutualization and the opinion of our counsel as described elsewhere in this document:

•	you will not recognize gain or loss as a result of your receipt of shares of Class A common stock of CBOT Holdings and Class B memberships in the CBOT subsidiary or as a result of the receipt by CBOT Holdings of the Class A membership in the CBOT subsidiary;

•	assuming this non-recognition treatment, the aggregate basis in your current membership will carry over to your Class A common stock of CBOT Holdings and Class B memberships in the CBOT subsidiary;

•	the holding period of the Class A common stock of CBOT Holdings and Class B memberships in the CBOT subsidiary received by you will include the period for which you held your current membership, provided that you held your membership as a capital asset or property as described in Code Section 1231 on the date of the distribution of the Class A common stock of CBOT Holdings and Class B memberships in the CBOT subsidiary; and

•	we will not recognize any gain or loss upon our demutualization.

For more information, including the opinion of our counsel on these matters, see “Material U.S. Federal Income Tax Consequences of the Restructuring Transactions.”

Absence of Appraisal Rights

Members who object to the restructuring transactions will not have statutory appraisal or dissenters’ rights under applicable law. Appraisal or dissenters’ rights, if available, would have enabled members to demand payment of the fair value of their memberships in cash rather than accept the consideration to be received as a result of the restructuring transactions. Under Delaware law, these rights generally apply to transactions involving mergers or consolidations of stock corporations but not similar transactions involving only nonstock corporations. The demutualization will be accomplished by distribution of a dividend of shares of Class A common stock to our members and a merger of two nonstock corporations. Accordingly, if the restructuring transactions are completed, notwithstanding the fact that you may vote against the propositions relating to the restructuring transactions, you will become entitled to shares of Class A common stock of CBOT Holdings and a Class B membership in the CBOT subsidiary.

Accounting Matters

Certain aspects of the restructuring transactions will be treated similar to a reorganization of entities under common control. Under this method of accounting, no gain or loss will be recognized, and the assets and liabilities of the CBOT will appear on the books of CBOT Holdings at their same recorded amounts.

Regulatory Matters

In addition to those conditions described below at “—Conditions to Completing the Restructuring Transactions,” our obligation to complete the restructuring transactions is subject to:

•	receipt of any approvals required by the CFTC in connection with the proposed changes to our certificate of incorporation, bylaws and rules and regulations that will be made in connection with the restructuring transactions; and

•	receipt of confirmation by the CFTC that implementation of the restructuring transactions will not have a material adverse effect on our contract market designation.

We are currently in the process of reviewing such proposed changes with the CFTC. We currently expect that, pursuant to applicable CFTC regulations, the CFTC will make its determinations regarding such changes within 45 days following membership approval of the propositions relating to the restructuring transactions. However, under certain circumstances, this process could take much longer. Although we currently expect to receive these approvals from the CFTC, we can provide no assurance as to when or whether we will receive such approvals.

Also, the restructuring transactions may be subject to certain regulatory requirements of other state, federal and foreign governmental agencies and authorities, including those relating to the regulation of securities. We are currently working to evaluate and comply, as applicable, in all material respects with these requirements and do not anticipate that they will hinder, delay or restrict completion of the restructuring transactions.

In connection with our compliance with these regulatory requirements, we have engaged ABN AMRO to serve as a registered broker-dealer or dealer, as applicable, in certain jurisdictions to assist us with certain aspects of the membership vote relating to, and other matters regarding, the restructuring transactions. We agreed to pay ABN AMRO $50,000 plus reasonable expenses for their services and to indemnify them against potential liabilities arising out of its engagement. We note that, in the opinion of the SEC, indemnification against liabilities under the U.S. federal securities laws is against public policy expressed in the Securities Act of 1933, as amended, or the “Securities Act” and, therefore, this indemnification may be deemed unenforceable. We may adopt other special procedures in connection with these compliance efforts.

No filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, are required in connection with the restructuring transactions generally. However, if any CBOT member acquires enough securities in connection with the restructuring transactions to exceed any threshold stated in the regulations under this act, and if an exemption under those regulations does not apply, such member and the CBOT and CBOT Holdings, as applicable, could be required to make filings under this act, and the waiting period under the act would have to expire or be terminated before any issuance of shares to such member could be effected. A filing requirement could delay the distribution of shares to such member for several months or more.

Following effectiveness of the registration statement, of which this proxy statement and prospectus forms a part, we will be required to file periodic reports, including quarterly reports on Form 10-Q and annual reports on Form 10-K, and other information with the SEC. As soon as reasonably practicable following the completion of the restructuring transactions, we intend to register the securities offered pursuant to this document under the Securities and Exchange Act of 1934. Thereafter, we will be subject to certain additional obligations, including the obligation to file proxy solicitation materials with the SEC and the obligation to provide securityholders annual reports in connection with proxy solicitations.

Conditions to Completing the Restructuring Transactions

We will not be obligated to complete the restructuring transactions unless and until each of the following conditions has been satisfied or waived:

•	the Full Members and Associate Members, voting together as a single class based on their respective voting rights, shall have approved each of the five propositions being submitted for their approval in connection with the restructuring transactions in accordance with our certificate of incorporation, bylaws and rules and regulations and applicable law;

•	we shall have received any approvals required by the CFTC in connection with the changes to our certificate of incorporation, bylaws and rules and regulations that will be made in connection with the restructuring transactions and we shall have received confirmation from the CFTC that implementation of the restructuring transactions will not have a material adverse effect on the CBOT’s contract market designation, and we shall have received any other governmental or regulatory approvals and authorizations determined by us to be necessary or appropriate;

•	we shall have received each required material third party consent, which the failure to obtain would, in the sole and absolute determination of the board of directors, have a material adverse effect on CBOT Holdings or the CBOT subsidiary;

•	there shall be no court order or administrative or other regulation or similar decree prohibiting or restricting the completion of the restructuring transactions; and

•	our board of directors shall not have determined that the restructuring transactions are no longer in the best interests of the CBOT and its members or that the restructuring transactions are not fair to each class of CBOT membership.

We currently intend to complete the restructuring transactions as soon as reasonably practicable following the satisfaction of these conditions. However, if the restructuring transactions are approved but not all of the conditions to closing are satisfied, it is possible that the restructuring transactions may not be completed for a significant period of time after the membership vote on the restructuring transactions. During any such time interval, it is possible that circumstances related to the business or financial condition of the CBOT, or financial, economic or other circumstances could change significantly and in a manner not considered at the time our board of directors initially approved the restructuring transactions or at the time our members voted on the propositions relating to the restructuring transactions.

Recommendation of the CBOT Board of Directors

Our board of directors has determined that the restructuring transactions are in the best interests of the CBOT and its members and that the restructuring transactions are fair to each class of CBOT membership. The board of directors has approved the restructuring transactions and recommends that Full Members and Associate Members vote “FOR” each of the propositions relating to the restructuring transactions.

Each of the five propositions relating to the restructuring transactions being submitted for your approval is expressly conditioned upon approval of each of the other propositions. This means that, unless ALL FIVE of these propositions are approved, the restructuring transactions will not have been approved by the members and, accordingly, will not be completed.

CAPITALIZATION

We set forth below the historical capitalization of the CBOT and a pro forma capitalization of CBOT Holdings giving effect to the restructuring transactions. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical consolidated unaudited financial statements of the CBOT and the unaudited pro forma condensed consolidated financial statements of CBOT Holdings included elsewhere in this document.

	As of September 30, 2004
	Actual	Pro Forma After Effects of Issuance of Common Stock(1)
	(in thousands)
Long-term debt	$31,671	31,671
Members’ equity	296,213	—
Stockholders’ equity:
Class A common stock, $0.001 par value, 200,000,000 shares authorized, 49,359,836 shares issued and outstanding	—	49
Class B common stock, $0.001 par value, 1 share authorized, none issued and outstanding	—	—
Preferred stock, $0.001 par value, 20,000,000 shares authorized, none issued and outstanding	—	—
Additional paid-in capital	—	296,164

Total stockholders’ equity	—	296,213

Total capitalization	$327,884	$327,884

(1)	Pro forma data reflects such adjustments as necessary, in the opinion of management, to reflect the conversion of members’ equity to Class A common stock of CBOT Holdings.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial and other data for the CBOT. The balance sheet data as of December 31, 2003 and 2002 and operating data for the years ended December 31, 2003, 2002 and 2001 have been derived from the audited consolidated financial statements and related notes included in Appendix A of this document. The balance sheet data as of September 30, 2004 and operating data for the nine months ended September 30, 2004 and 2003 have been derived from the unaudited condensed consolidated financial statements and related notes included in Appendix A of this document. The balance sheet data as of December 31, 2001, 2000 and 1999 and operating data for the years ended December 31, 2000 and 1999 have been derived from audited financial statements and related notes and the balance sheet data as of September 30, 2003 have been derived from unaudited condensed consolidated financial statements and related notes not included in this document. The balance sheet and operating data as of and for the nine months ended September 30, 2004 and 2003 include, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of such data. The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire year. The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and related notes, the unaudited pro forma condensed consolidated financial statements and other financial information included elsewhere in this document.

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(in thousands)
Operating Data
Revenues:
Exchange fees	$156,731	$211,789	$285,815	$204,963	$134,968	$102,180	$104,759
Clearing fees	54,832	—	1,158	—	—	—	—
Market data(1)	48,118	42,115	55,850	58,258	66,509	61,060	54,028
Building(2)	16,089	14,870	20,061	25,239	24,828	24,530	22,653
Services(3)	9,465	12,546	16,059	16,554	14,262	18,829	21,688
Other(4)	11,321	1,074	2,359	3,259	11,164	8,154	4,741

Total revenues	296,556	282,394	381,302	308,273	251,731	214,753	207,869
Expenses:
Salaries and benefits	52,820	47,517	64,122	59,315	59,141	56,973	64,600
Depreciation and amortization	33,757	22,473	32,869	37,438	44,228	40,704	36,831
Professional services	19,115	20,421	28,155	30,716	20,013	32,459	45,717
General and administrative expenses	14,638	11,383	18,455	11,171	12,618	14,537	21,084
Building operating costs	17,813	18,998	25,042	24,579	22,961	22,584	23,171
Information technology services	26,378	38,725	56,116	42,807	42,537	37,723	18,086
Contracted license fees	4,586	20,179	27,601	13,999	2,010	2,003	2,015
Programs(5)	8,053	3,090	5,891	3,449	1,847	3,539	7,280
Clearing services	40,162	—	972	—	—	—	—
Loss on impairment of long-lived assets	—	—	—	6,244	15,210	—	—
Interest	3,654	2,972	3,975	4,754	6,734	6,773	6,774
Litigation	—	—	—	10,735	3,000	—	—
Equity in loss of One Chicago	621	786	1,093	712	—	—	—
Severance and related costs	387	640	1,290	4,033	9,875	8,261	327

Operating expenses	221,984	187,184	265,581	249,952	240,174	225,556	225,885

Income (loss) from operations	74,572	95,210	115,721	58,321	11,557	(10,803)	(18,016)
Income taxes (credit)	30,966	22,491	22,074	24,010	5,297	952	(3,091)

Income (loss) before cumulative effect of change in accounting principle and minority interest	43,606	72,719	93,647	34,311	6,260	(11,755)	(14,925)
Cumulative effect of change in accounting principle—net of tax of $36(6) and $2,026(7), respectively	—	—	—	—	(51)	—	(2,920)

Income (loss) before minority interest	43,606	72,719	93,647	34,311	6,209	(11,755)	(17,845)
Minority interest in (income) loss of subsidiary	1,100	(41,162)	(62,940)	—	—	—	6,933

Net income (loss)	$44,706	$31,557	$30,707	$34,311	$6,209	$(11,755)	$(10,912)

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(dollars in thousands, except per share data)
Balance Sheet Data
Total assets	$447,640	$438,696	$483,981	$354,197	$341,891	$359,074	$358,736
Total liabilities	149,887	146,579	169,758	135,161	156,419	180,151	168,512
Short-term borrowings	19,831	18,070	19,665	10,714	18,398	27,083	6,500
Long-term borrowings	31,671	48,473	50,045	42,857	58,324	64,286	87,500
Minority interest	1,540	41,162	62,940	—	—	—	—
Total equity	296,213	250,955	251,283	219,036	185,472	178,923	190,224

Pro forma Data(8)
Total assets	$447,640	$438,696	$483,981	$354,197	$341,891	$359,074	$358,736
Total liabilities	149,887	146,579	169,758	135,161	156,419	180,151	168,512
Short-term borrowings	19,831	18,070	19,665	10,714	18,398	27,083	6,500
Long-term borrowings	31,671	48,473	50,045	42,857	58,324	64,286	87,500
Minority interest	1,540	41,162	62,940	—	—	—	—
Total equity	296,213	250,955	251,283	219,036	185,472	178,923	190,224
Net income (loss)	44,706	31,557	30,707	34,311	6,209	(11,755)	(10,912)
Net income (loss) per share(9)	0.91	0.64	0.62	0.70	0.13	(0.24)	(0.22)

Other Data
Current ratio(10)	2.10	2.35	2.37	1.86	1.12	0.69	1.01
Working capital (deficit)	$89,158	$95,653	$115,622	$53,406	$8,883	$(24,305)	$351
Capital expenditures	28,608	24,506	46,062	22,675	16,358	38,497	25,165
Interest coverage ratio(11)	21.41	33.04	30.11	13.27	2.72	N/A	N/A
Number of full time employees at end of period	718	682	694	657	661	711	846
Sales price per CBOT Full Membership—High	$950	$450	$555	$453	$415	$642	$633
—Low	413	310	310	240	290	255	400

(1)	Beginning in 2000, the CBOT repriced the distribution of market data. At the same time, the CBOT introduced a rebate to member firms for fees paid for market data. This rebate is offset against market data revenue and was discontinued in 2003.
(2)	Building revenue consists of rental payments received by the CBOT from tenants for leased space in buildings owned by the CBOT.
(3)	Services revenue consists of member services-related fees, workstation fees and charges to members for telecommunications, exchange floor and other services.
(4)	Other revenues consist of members’ dues, interest income, fines and other miscellaneous items. Members’ dues consist of dues on both CBOT and MidAmerica Commodity Exchange memberships. Dues on CBOT memberships were waived from 1989 through May 2000, and again from January 2002 to December 2003.
(5)	Program expenses include costs primarily related to marketing and communication programs.
(6)	In 2001, the CBOT adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, requiring recognition of all derivative instruments in the Consolidated Statements of Financial Condition as either assets or liabilities and the measurement of those instruments at fair value. SFAS No. 133 also requires changes in the fair value of derivative instruments to be recorded each period in current earnings or other comprehensive income depending on the intended use of the derivatives.
(7)	In 1999, the CBOT adopted Statement of Position (“SOP”) 98-5, “Reporting on the Costs of Start-Up Activities.” SOP 98-5 requires that start-up activities be expensed as incurred. Previously, start-up activities were capitalized and amortized.
(8)	Reflects the conversion of members’ equity to common stock of CBOT Holdings.
(9)	Based on 49,359,836 shares issued and outstanding immediately following the completion of the restructuring transactions.
(10)	Equals current assets divided by current liabilities.
(11)	Equals the sum of income from operations plus interest expense divided by interest expense.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This document contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of several factors, including the risks and uncertainties faced by us as described below and elsewhere in this document, including under “Risk Factors” above.

Overview

The primary business of the CBOT is the operation of markets for the trading of listed futures contracts and options on futures contracts for four broad product categories: agricultural products, interest rate products, stock market indices and metals. In addition to traditional open outcry markets, we offer electronic trading through the LIFFE CONNECT® system that was developed and implemented beginning in November 2003. Until December 2003, electronic trading was offered through the a/c/e system, which was based on a modified form of technology used at Eurex. We derive a substantial portion of our revenue from exchange fees relating to the trading in our markets, which accounted for 53% of our total revenues in the nine months ended September 30, 2004. In addition, we derive revenue from clearing fees, the sale of market data generated by trading in our markets and our real estate operations, which accounted for 18%, 16% and 5%, respectively, of our total revenue in the nine months ended September 30, 2004. In order to increase the volume of contracts traded on our markets and resulting revenues, we seek to develop and promote contracts designed to satisfy the trading, hedging and risk-management needs of our market participants.

Exchange Fees

The largest source of the CBOT’s operating revenues is exchange fee revenue. Exchange fee revenue is a function of three variables: (1) exchange fee rates, determined for the most part by contract type, trading mechanism and membership/customer status; (2) trading volume; and (3) transaction mix between contract type, trading mechanism and membership customer status. Because our trading fees are assessed on a per transaction basis, our exchange fee revenues are directly correlated to the volume of contracts traded on our markets. While exchange fee rates are established by the CBOT, trading volume and transaction mix are primarily influenced by factors outside the CBOT’s control. These external factors include: price volatility in the underlying commodities, interest rate or inflation volatility, changes in the U.S. Government monetary policy, weather conditions in relation to agricultural commodities, and national and international economic and political conditions.

Recent years have seen a steady increase in the total trading volume on futures exchanges. According to industry sources, total global volume on futures and options on futures was 2.1 billion, 2.6 billion and 3.3 billion contracts traded in 2001, 2002 and 2003, respectively, representing year over year growth of 27% during 2003 and 23% during 2002. Global trading volume continues to increase with volume levels in the first nine months of 2004 outpacing 2003 levels by 16% according to industry sources. The CBOT has also experienced consistent increases in trading volumes over the last several years. Total volume at the CBOT was 260.3 million, 343.9 million and 454.6 million contracts traded in 2001, 2002 and 2003, respectively, representing annual growth of 32% in both 2002 and 2003. Contract trading volume levels in 2002 and 2003 were consecutive CBOT record highs and our contract trading level in the first nine months of 2004 increased 32% over the same period of 2003.

The following chart illustrates trading volume across the different categories of products traded at the CBOT (in thousands):

Trading Volume By Product Category	2003		2002		Volume Change	Percent of Change
	Volume	% of Total	Volume	% of Total
Interest Rate	365,839	80%	268,021	78%	97,818	88%
Agricultural	72,983	16%	66,669	19%	6,314	6%
Stock Market Indices and Metals	15,769	4%	9,193	3%	6,576	6%

Total	454,591	100%	343,883	100%	110,708	100%

The growth in trading volume at the CBOT largely relates to interest rate products. Within interest rate products, 97% of the volume, and 85% of the volume increase from 2002 to 2003 relates to contracts on U.S. Treasury securities, which are comprised of contracts on 30-year U.S. Treasury bonds, as well as 10, 5 and 2-year Treasury notes. We believe that the recent growth in trading volume relating to contracts on U.S. Treasury securities is due to macro-economic factors as well as CBOT-specific factors.

Macro-economic factors that we believe affect trading volume relating to contracts on U.S. Treasury securities include volatility in the underlying cash markets for such securities, tightening of credit markets and the level of deficit spending by the U.S. government. Volatility in the underlying cash markets related to U.S. Treasury securities has increased in recent years which we believe has led to increased trading volume relating to contracts on U.S. Treasury securities traded at the CBOT. Also, we believe that recent corporate scandals and associated credit problems have led companies to become more conservative in the management of their credit risk and, therefore, have increased their use of derivative instruments on regulated exchanges such as the CBOT, which is regulated by the CFTC. Finally, we believe that recent deficit spending by the U.S. government has necessitated additional issuances of U.S. Treasury securities by the U.S. government which, in turn, increases trading volume relating to contracts on U.S. Treasury securities.

Some CBOT-specific factors that we believe affect trading volume relating to contracts on U.S. Treasury securities include expanded distribution, lower pricing and the shift from open outcry traded volume to electronic traded volume. During 2003, we expanded the distribution of our products to large European institutional trading firms to attract new trading volume. Also, we lowered the pricing on exchange fees at the beginning of 2003. Our management believes that trading volume may be more price elastic than previously imagined, especially for trading volume associated with customers from Europe. Finally, as discussed below in more detail, electronic trading is becoming a more significant source of our trading volume each year. In our experience, products historically offered for trading on our open outcry markets that are offered for trading on the electronic trading system generally tend to experience significant volume growth following their initial offering for trading on the electronic trading system.

While not certain, we expect that the macro-economic and CBOT-specific factors that contributed to past volume increases will continue to be factors that will drive future volume levels. Therefore, if these same factors continue to exist, we may experience similar increases in contract trading volume. However, additional factors may arise that could offset future increases in contract trading volume or result in a decline in contract trading volume, such as new or existing competition or other events. Accordingly, you should understand that our recent contract trading volume history may not be an indicator of future contract trading volume results.

Historically, we have classified our trading volume as either electronic or open outcry. Beginning in 2004 we began to recognize a third category of volume that had previously been attributed to open outcry volume. This new category relates to simultaneous transactions in both a cash market and a futures market which are privately negotiated and do not occur in either our open outcry markets or electronic trading system.

Electronic trading volume has become the largest source of total trading volume, and represents a substantial portion of the total increase in volume. Open outcry trading volume was relatively flat from 2002 to 2003. The following chart provides contract trading volume on our electronic trading system and open outcry markets (in thousands):

Trading Volume By Platform	2003		2002		Volume Change Variance	% of Change	% Change
	Volume	% of Total	Volume	% of Total
Electronic	235,718	52%	129,326	38%	106,392	96%	82%
Open outcry	218,873	48%	214,557	62%	4,316	4%	2%

Total	454,591	100%	343,883	100%	110,708	100%	32%

In February 2004, Eurex launched a U.S. operation called Eurex US. This operation offers futures and options on futures contracts in the U.S. that are similar to the contracts on U.S. Treasury securities currently traded at the CBOT, which accounted for approximately 78% of total volume at the CBOT during 2003. If Eurex US is successful in attracting significant volume away from us in these contracts, our financial and operating results could be materially adversely affected. We view this possibility to be a significant competitive threat. Accordingly, we devised a strategy to combat this threat that consisted of, among other things, lowering trading fees on selected futures contracts, developing a new electronic trading system, changing our clearing house provider to the CME and easing the restrictions on obtaining a membership classification which allows reduced trading fees. We believe that our electronic trading system is superior to that used by Eurex and that market customers prefer the transparency and liquidity that our trading model offers. However, due to this new competitive threat and other unforeseen developments, you should understand that our historical financial and operating results may not be indicative of future financial and operating results.

To date, the ability of Eurex US to capture a significant portion of volume in U.S. Treasury contracts has been limited. Even though Eurex US has not charged any trading fees since July of 2004, they have failed to garner more than 5% of volume in any period. Eurex US is awaiting regulatory approval for a clearing link that would allow cross-margining between Eurex’s contracts at their German-based operation and contracts at their U.S. operation. On October 21, 2004, the CFTC approved one phase of the proposed clearing link, which will allow contracts that originate on Eurex’s exchange in Germany to be cleared through Eurex US’s clearing house. Approval for clearing US-originated contracts on Eurex’s clearing house in Germany has not been sought yet. Eurex believes that the clearing link is paramount to the success of Eurex US. The preliminary results of Eurex US indicate they do not pose a significant threat to our volume in U.S. Treasury contracts. However, with the recent approval of part of the clearing link and the potential for the second phase of the link to be approved, it is possible our customers will prefer Eurex US’s contracts for these or other reasons and we may experience a future decline in trading volume from this competition.

Clearing Fees

In November 2003, we began to transition clearing services for certain products to the CME. This transition was completed by January 2004. Under the terms of our arrangement with the CME, we receive clearing fees in respect to each side of a trade made in our open outcry markets and electronic trading system that is cleared through the CME/CBOT Common Clearing Link. We received no clearing fees under our arrangement for clearing services provided by our former clearing house provider. In the first nine months of 2004, we received $54.8 million of clearing fees. The aggregate amount of clearing fees received by us is based upon contract trading volume in our products and, therefore, will fluctuate based on the same factors that affect our trading volume.

Market Data

We derive additional revenue from the sale of market data generated by trading in our markets. Because we are the primary market for our products, our price information has value as a key indicator of the financial and agricultural markets. To some extent, revenues from the sales of our market data are also dependent upon volume, as well as our ability to remain a primary market and to respond to innovations in technology that may affect the availability and price of market data. These revenues may also be subject to legislative and regulatory changes. Sales of market data accounted for 15% of our total revenues in 2003 and 16% in the first nine months of 2004.

Building Revenues

We rent commercial space in the buildings that we own. These revenues are generally affected by market rental rates, lease renewals and business conditions in the financial services industry in which most of our tenants operate. Building expenses are dependent on variable utility costs, cleaning expenses, real estate taxes and other general operating costs.

The current commercial real estate market in Chicago is very competitive due to overall excesses in available business space. During 2002, a significant tenant vacated over 200,000 square feet of office space. Due to the competitive real estate market, we were not able to obtain new tenants for all the space or at the same lease rates, which led to reduced building revenues in 2003 of $5.2 million. We are already aware that we will lose another tenant, who leases approximately 50,000 square feet of office space, at the end of 2004. If we continue to have difficulty finding new tenants at historical lease rates, the revenues from real estate operations will continue to be adversely affected.

Membership Dues

Our board of directors currently possesses the authority to levy assessments on our memberships. These assessments are levied on an as-needed basis and are generally nonrecurring in nature. The memberships in the CBOT subsidiary existing after completion of the restructuring transactions will be subject to assessment on substantially the same terms.

Operating Expenses

Our expenses generally support our open outcry markets and electronic trading systems, and are mainly fixed in nature, meaning that the overall expense structure is generally independent of trading volume. Salaries and benefits represent our largest expense category and are mostly dependent upon our staffing requirements and the overall employment market. Other significant operating expenses in recent years are expenses associated with enhancements to our trading systems, license fees to our electronic trading system providers, litigation expenses and development of the restructuring transactions.

Alliances

Due to increasing competitive pressures in the futures industry, we review our competitive position on an ongoing basis and from time to time consider, and engage in discussions with other parties regarding, various strategic alliances, acquisitions, divestitures and other arrangements in order to continue to compete effectively, improve our financial results, increase our business and allocate our resources efficiently. For example, in April 2003, we entered into an agreement with the CME to establish the CME/CBOT Common Clearing Link pursuant to which clearing and related services are provided to the CBOT. In addition, in December 2002, the CBOT and eSpeed, Inc. entered into an arrangement that grants eSpeed a license to distribute CBOT products on its multiple buyer/multiple seller real-time electronic marketplaces. We have also entered into memoranda of understanding with several international exchanges, such as the Tokyo International Financial Futures Exchange, the Taiwan Exchange, the Dalian Exchange and the Sydney Futures Exchange in order to exchange various information and cooperate on issues such as development of new products, changes to existing contract specifications and trading methods and other areas of mutual interest. Further, we have entered into agreements with the Minneapolis Grain Exchange, the Kansas City Board of Trade and the Winnipeg Commodity Exchange to provide them access to our electronic trading platform beginning in the fourth quarter of 2004. Also, we will act as the three exchanges’ sole distributor of market data. It is important for us to form strategic partnerships to bring together the necessary expertise and resources to address competitive pressures and meet new market demands.

Segments

We have identified two reportable operating segments: exchange trading and real estate operations. The exchange trading segment primarily consists of revenue and expenses from both traditional open outcry trading activities and electronic trading platform activities, as well as from the sale of related market data to vendors and from clearing services. The real estate operations segment consists of revenue and expenses from renting and managing our real estate. The CBOT allocates indirect expenses to each operating segment.

Results of Operations

Nine months ended September 30, 2004 compared to nine months ended September 30, 2003

Revenues. Consolidated operating revenues for the nine months ended September 30, 2004 were $296.6 million, an increase of 5%, from $282.4 million in the corresponding period of 2003. The following chart provides revenues by source and by percent of total revenues for the nine months ended September 30:

	2004		2003		Variance
	in thousands	% of Total	in thousands	% of Total	in thousands	% Change
Exchange fees	$156,731	53%	$211,789	75%	$(55,058)	-26%
Clearing fees	54,832	18%	—	0%	54,832	—
Market data	48,118	16%	42,115	15%	6,003	14%
Building	16,089	5%	14,870	5%	1,219	8%
Services	9,465	3%	12,546	4%	(3,081)	-25%
Dues	9,315	3%	—	0%	9,315	—
Other	2,006	1%	1,074	0%	932	87%

Total revenues	$296,556	100%	$282,394	100%	$14,162	5%

Trading volume during the first nine months of 2004 was 446.6 million contracts, a 32% increase from the 339.3 million contracts in the first nine months of 2003. The increase in trading volume we experienced compares favorably with the 16% volume increase experienced in the global futures markets as a whole in the first nine months of 2004. Open outcry trading volume for the current period increased 16% to 174.0 million contracts compared to 150.2 million contracts in the first nine months of 2003. Electronic trading volume increased 45% to 253.2 million contracts in 2004 versus 174.9 million contracts in 2003. The percentage of electronic trading to total trading volume increased from 52% in the first nine months of 2003 to 57% in the first nine months of 2004. Other trading volume was 19.4 million contracts and 14.2 million contracts in the first nine months of 2004 and 2003, respectively. Other contract trading volume represents transactions that do not occur in either our open outcry markets or electronic trading system.

Despite the increased contract trading volume described above, revenues from exchange fees decreased 26%, or $55.1 million, from $211.8 million in the first nine months of 2003 to $156.7 million in the first nine months of 2004. In February 2004, the CBOT decreased trading fees on selected contracts traded in our electronic trading system in response to market conditions. Due to this fee reduction, the average fee per contract traded fell to $0.35 in the first nine months of 2004 versus $0.62 in the first nine months of 2003. The decision to reduce trading fees made in February was revisited in July. Based upon current operating results and ongoing competitive threats, as well as other factors, we decided to maintain our current fee structure. We continuously evaluate the fees that we charge on all types of trades and may decide to adjust fees in the future.

Open outcry trading fees were $67.8 million for the nine months ended September 30, 2004, a 31% increase compared to $51.8 million in the prior year period. The increase primarily related to a 30% current period increase in volume on agricultural products such as corn, wheat and soybeans; contracts which are almost entirely traded in our open outcry pits. We believe we experienced increased trading of agricultural products due to several factors that create market uncertainty or volatility. We believe there are relatively tight supplies of the major agricultural commodities due to increased international demand and poor growing conditions in the first part of the year. Also, there is increased market uncertainty due to the emergence of multiple crop years. The U.S. is no longer the primary producer of certain agricultural commodities. For instance, Brazil and Argentina’s combined soybean production is now estimated to be greater than the U.S.’s total production. Finally, we believe that there is an overall increase in the awareness and knowledge of price risk management strategies, that producers locked in record level prices early in the year and that investors are recognizing new opportunities within the agricultural futures industry. The average open outcry fee per contract traded was $0.39 for the nine months ended September 30, 2004, compared to $0.35 for the same period of the prior year due to a pricing increase for certain trades made at the end of 2003. Volume discounts reduced open outcry trading fees by $0.6 million and $0.9 million in the first nine months of 2004 and 2003, respectively.

Electronic trading fees were $60.7 million in the first nine months of 2004, 57% less than the $141.2 million in the prior year period. The trading fee reductions in response to market conditions made in February 2004 were for selected contracts traded on the electronic trading system. Such contracts represented about 92% of total electronic trading volume, which led to the decreased electronic trading fee revenue despite increased electronic trading volume. The average electronic trading fee per contract traded was $0.24 for the nine months ended September 30, 2004, compared to $0.81 for the prior year period. Additionally, volume discounts reduced electronic trading fees by $1.8 million and $13.5 million in the first nine months of 2004 and 2003, respectively. We expect to maintain our current pricing structure in the immediate future and therefore expect that we will continue to experience lower electronic trading fees this year relative to prior periods.

Other contract trading volume fees were $28.2 million in the first nine months of 2004 versus $18.8 million in the same period of 2003. Other contract trading volume represents transactions, such as non-trade allocations and exchange for physical transactions, that do not occur in either our open outcry markets or electronic trading system.

Beginning in November 2003, we began to receive clearing fees in respect to each side of a trade made in our open outcry markets and electronic trading system that is cleared through the CME/CBOT Common Clearing Link. Clearing fee revenues in the first nine months of 2004 were $54.8 million. We paid $40.2 million of this fee to the CME, which payment is recorded as clearing services expense. Prior to the establishment of the CME/CBOT Common Clearing Link, our members cleared transactions executed in our open outcry markets and electronic trading system through another third-party provider of clearing services who billed our members directly for clearing services, so no clearing fee revenue or expense was recorded in the first nine months of 2003.

Market data revenues were $48.1 million in the first nine months of 2004, a 14% increase from $42.1 million in the first nine months of 2003. The main component of market data revenues, quote fees, increased by $5.2 million, or 13%, due to a pricing increase for real time quote feeds instituted in January 2004. Other market data revenues increased $0.8 million from the previous year. The increase in quote fee pricing was offset to a degree by a reduction in the average number of market data subscriptions in the current period versus the same prior year period which is consistent with recent trends as industry consolidation has reduced the total subscription demand for market data. This trend is expected to continue in the future. However, subscription levels during the first nine months of 2004 were relatively flat in comparison with levels at year end 2003. It is possible that this stabilization is a result of reaching a sustainable level for market data subscriptions; nevertheless, we may continue to see subscription levels decrease in the future. However, we expect that the new market data products we have offered, or may offer in the future, will help to alleviate any future reduction in revenues we may experience from decreased market data subscriptions. For instance, in May 2003 we introduced a web-based quote and charting application called CBOT Advantage. Revenues from this new offering were $0.6 million in the first nine months of 2004. We also introduced DataExchange in June 2004, which provides web-based access to 30 years of historical CBOT market data. While DataExchange revenues were not significant in the current period, we expect both new products to provide future growth in our market data revenues.

Building revenues from leased office space were $16.1 million for the nine months ended September 30, 2004, an 8% increase from $14.9 million for the same period of 2003. The increase in the current year primarily resulted from an increase in the occupancy rate in the buildings owned by the CBOT due to the procurement of new tenants to occupy some of the space vacated by a significant tenant in 2002.

Member dues of $9.3 million were recognized in the first half of 2004 related to a six month dues assessment made in January 2004. The dues were levied by our board of directors to provide us with adequate funds to meet increased financial demands associated with competitive pressures such as the launch of Eurex US. The need for an additional dues levy was reviewed by the board of directors in July 2004 at which time it was decided that an additional dues levy was unnecessary. The board of directors reevaluated this decision in October 2004 and decided to rescind the original dues assessment as a result of a perceived reduced threat of competition. No dues were assessed during 2003.

Operating Income. Income from operations decreased 22% to $74.6 million in the first nine months of 2004. Operating income from the exchange trading segment decreased $23.7 million, or 24%, to $73.2 million in the first nine months of 2004. Operating income from the real estate operations segment increased $3.1 million from an operating loss of $1.7 million in the first nine months of 2003.

The exchange trading segment decrease is largely the result of a $36.6 million, or 21%, increase in segment expenses offset to a degree by a $12.9 million, or 5%, improvement in segment revenues. The significant contributors to the variance in segment expenses related to increased expenses for clearing services and depreciation in the amounts of $40.2 million and $11.3 million, respectively, offset to a degree by reduced license fees of $15.6 million. Depreciation increased from the first nine months of 2003 due to the LIFFE CONNECT® system that was capitalized at the end of 2003. As discussed above, no clearing service expenses were recorded in the first nine months of 2003 due to the arrangement with the clearing house utilized at that time to bill customers directly for clearing services. License fees decreased in the current period due to the change in our provider of electronic trading software. Exchange trading segment revenues increased due to the clearing fees and dues recognized in the first nine months of 2004 of $54.8 million and $9.3 million, respectively, neither of which generated revenue in the first nine months of 2003. These increases to segment revenues were offset by decreased exchange fee revenue of $55.1 million due to the fee reductions discussed above.

The real estate operations segment increased by $3.1 million from a loss of $1.7 million in the first nine months of 2003, primarily as a result of increased building revenue of $1.5 million as building vacancy was reduced from 2003 levels due to the procurement of new tenants. Building segment results were also favorably affected by reduced building operating costs and interest expense of $1.2 million and $0.5 million, respectively.

Expenses. Operating expenses totaled $222.0 million for the nine months ended September 30, 2004, compared to $187.2 million for the nine months ended September 30, 2003, a 19% increase. Operating expenses as a percent of total revenues increased from 66% in the first nine months of 2003, to 75% in the first nine months of 2004, thereby lowering the operating margin to 25% in the first nine months of 2004 from 34% in the first nine months of 2003. In the current period, we experienced significant operating expense increases in clearing services and depreciation due to our new clearing arrangement and enhanced electronic trading software. However, we experienced sizable decreases in our technology costs and license fees due to more favorable licensing and operating agreements with the provider of our new electronic trading software as compared to those with our previous provider. We believe that our current level of operating expenses is commensurate with the new business model we created in the last year and that our future operating expenses will be comparable to the current period. The following chart illustrates operating expenses and income from operations in total and as a percent of total revenues for the nine months ended September 30:

	2004		2003		Variance
	in thousands	% of Total	in thousands	% of Total	in thousands	% Change
Total revenues	$296,556	100%	$282,394	100%	$14,162	5%

Expenses:
Salaries and benefits	52,820	18%	47,517	17%	5,303	11%
Depreciation and amortization	33,757	11%	22,473	8%	11,284	50%
Professional services	19,115	6%	20,421	7%	(1,306)	-6%
General and administrative expenses	14,638	5%	11,383	4%	3,255	29%
Building operating costs	17,813	6%	18,998	7%	(1,185)	-6%
Information technology services	26,378	9%	38,725	14%	(12,347)	-32%
Contracted license fees	4,586	2%	20,179	7%	(15,593)	-77%
Programs	8,053	3%	3,090	1%	4,963	161%
Clearing services	40,162	14%	—	0%	40,162	—
Interest	3,654	1%	2,972	1%	682	23%
Equity in loss of One Chicago	621	0%	786	0%	(165)	-21%
Severance and related costs	387	0%	640	0%	(253)	-40%

Operating expenses	221,984	75%	187,184	66%	34,800	19%

Income from operations	$74,572	25%	$95,210	34%	$(20,638)	-22%

Salaries and benefits were $52.8 million in the first nine months of 2004, an 11% increase from $47.5 million for the same period of 2003. Salaries, incentive pay and payroll taxes increased $3.1 million in 2004 due to higher staffing levels as well as merit increases. We employed 5% more full time employees at the end of September 2004 as compared with September 2003. Also, medical insurance and pension costs increased $1.6 million and $0.8 million, respectively, in the current period.

Depreciation and amortization charges increased $11.3 million from $22.5 million in the first nine months of 2003 to $33.8 million in the first nine month
s of 2004. This increase relates to depreciation of $11.0 million recorded on new software and equipment placed into service after the third quarter of 2003 related to the LIFFE CONNECT® electronic trading system and the CME/CBOT Common Clearing Link.

Professional service expenses decreased $1.3 million to $19.1 million in the first nine months of 2004. The largest variance in profession services was in consultant expenses which decreased $2.0 million compared to the prior year. This decrease was offset to a degree by increased expenses related to the current restructuring process in the amount of $0.6 million. We anticipate similar usage levels of professional resources in the next few years as we continue to enhance and maintain the technology supporting both our electronic and open outcry trading venues.

General and administrative expenses increased $3.3 million to $14.6 million in the nine months ended September 30, 2004. Expenses for leased computers and computer hardware increased $2.3 million in the current period primarily due to increased needs for computers and servers to facilitate our increasing reliance on technology to support our electronic and open outcry trading venues. Losses on foreign currency transactions were $0.8 million in 2004 versus $0.3 million in 2003. The other significant fluctuation in general and administrative expenses was travel expenses, which increased $0.5 million. General and administrative expenses, other than foreign currency gains and losses, tend to be relatively fixed and, therefore, do not vary significantly from period to period. Gains and losses on foreign currency transactions, however, are based upon the spot rate between the U.S. dollar and the British pound sterling, the currency in which we have liabilities with our electronic trading software provider. Our general policy to mitigate the potential change in the value of the dollar versus the pound is to utilize foreign currency forward contracts when the future payment time and amount is known, such as for scheduled debt payments or fixed support payments. We do not utilize foreign currency forward contracts when the payment timing or amount is uncertain and therefore we will continue to have potential fluctuations in foreign currency gains and losses in the future. As of September 30, 2004, we had forward contracts related to approximately 42.0 million pounds sterling ($72.7 million) which relate to scheduled payments on existing debt and firm commitments through 2008.

Information technology services were $26.4 million in the first nine months of 2004, a 32% decrease from $38.7 million in the first nine months of 2003. The decrease is mostly the result of the change in the fourth quarter of 2003 to the new electronic trading system LIFFE CONNECT®. The operating costs paid to maintain the LIFFE CONNECT® system were approximately $11.8 million less than those paid to operate the previous a/c/e system due to more favorable operating agreements on the new electronic trading system.

Contracted license fees in the first nine months of 2004 were $4.6 million, a 77% decrease from $20.2 million in the prior year. The decrease primarily relates to the licensing arrangements in place for the electronic trading system being used in each period. Such fees were $1.5 million and $18.0 million in 2004 and 2003, respectively. The license for the LIFFE CONNECT® system is fixed for the term of the license agreement. The a/c/e system software license was comprised of a fixed fee as well as a variable quarterly fee based on daily a/c/e system volume. Other license fees were $3.0 million and $2.2 million in the first nine months of 2004 and 2003, respectively.

Program costs increased $5.0 million to $8.1 million in the first nine months of 2004. The increase relates to efforts to increase our presence in new markets, specifically in Europe and Asia. In the first nine months, we spent $1.6 million on a program to connect new users in Europe to our electronic trading system. We also experienced current period increases in advertising and trade relation expenses of $1.7 million and $0.6 million, respectively, in our active pursuit of new interest in our exchange products, both in the United States and abroad. Also, market maker program expenses increased $0.6 million during 2004 as we strive to generate increased liquidity in specific exchange contracts.

Building operating costs in the first nine months of 2004 decreased 6%, to $17.8 million, largely the result of lower real estate tax expense of $1.8 million in the current period related to decreasing tax rates imposed on commercial property by the county in which we are located. Interest expense increased $0.7 million primarily due to new debt acquired after the first half of 2003 related to the new electronic trading platform. As discussed above, clearing service expense was $40.2 million in the current period with no such expense recorded in the prior year.

Finally, minority interest in the loss of a subsidiary was $1.1 million in the nine months ended September 30, 2004 versus $41.2 million of minority interest in the income of a subsidiary in the first nine months of 2003. Ceres, the subsidiary in which we recognize a minority interest, was dissolved as of December 31, 2003. The loss in the current year related to Ceres represents wind up activities as the assets of Ceres are being liquidated, which is expected to be completed in the fourth quarter of 2004. We do not anticipate that we will incur future substantial losses as the liquidation progresses through the remainder of the year.

The provision for income taxes was $31.0 million for the nine months ended September 30, 2004, compared to $22.5 million a year earlier. The effective tax rate was 42% and 24% for 2004 and 2003, respectively. The prior period rate was lower than the current year largely because of the minority interest recorded in each period. Excluding the effects of the recorded minority interest, the effective tax rate would have been 41% and 42% for the first nine months of 2004 and 2003, respectively. These rates were higher than the corporate federal and state combined rate of 40% due to expenses that are non-deductible for tax purposes, such as those related to the restructuring transactions.

Year ended December 31, 2003 compared to year ended December 31, 2002

Revenues. Consolidated operating revenues for the year ended December 31, 2003 were $381.3 million, an increase of 24%, from $308.3 million in the corresponding period of 2002. The following chart illustrates revenues by source and by percent of total revenues:

	2003		2002		Variance
	in thousands	% of Total	in thousands	% of Total	in thousands	% Change
Exchange fees	$285,815	75%	$204,963	66%	$80,852	39%
Market data	55,850	15%	58,258	19%	(2,408)	-4%
Building	20,061	5%	25,239	8%	(5,178)	-21%
Services	16,059	4%	16,554	5%	(495)	-3%
Clearing fees	1,158	0%	—	0%	1,158	—
Other	2,359	1%	3,259	1%	(900)	-28%

Total revenues	$381,302	100%	$308,273	100%	$73,029	24%

Trading volume during 2003 was 454.6 million contracts, a 32% increase from 343.9 million contracts in 2002. The increase in trading volume experienced at the CBOT is comparable to the 27% increase experienced globally on futures markets in 2003 as customers utilize our products to mitigate risks they face in their businesses. Open outcry trading volume for the current period increased slightly to 218.9 million contracts compared to 214.6 million contracts in the prior year. Trading volume for electronic trading increased 82% to 235.7 million contracts in 2003 versus 129.3 million contracts in 2002. The percentage of electronic trading to total trading volume increased from 38% in 2002 to 52% in 2003.

Due to the increased trading volume described above, revenues from exchange fees increased 39%, or $80.8 million, from $205.0 million in 2002 to $285.8 million in 2003. The average fee per contract traded was $0.63 and $0.60 for the year ended December 31, 2003 and December 31, 2002, respectively.

Open outcry fees were $96.9 million for the year ended December 31, 2003, a 2% decrease compared to $98.7 million in the prior year period. In January 2003, management decreased the individual member fees on open outcry trades by three cents at all volume levels. This fee reduction primarily accounted for the $1.8 million decrease in open outcry fees. The average open outcry fee per contract traded was $0.44 for the year ended December 31, 2003, compared to $0.46 for the same period of the prior year. Volume discounts reduced open outcry trading fees by $1.3 million and $2.4 million in 2003 and 2002, respectively.

Electronic trading fees were $188.9 million in 2003, 78% higher than the $106.3 million in the prior year. In October 2002, management decreased the individual member fees on electronic trades by five cents at all volume levels. The increased electronic trading volume described above, offset to a degree by this fee reduction, largely accounted for the higher electronic trading fees. The average electronic trading fee per contract traded was $0.80 for the year ended December 31, 2003, compared to $0.82 for the prior year. Volume discounts reduced electronic trading fees by $18.4 million and $7.4 million in 2003 and 2002, respectively.

Market data revenues were $55.9 million in 2003, a 4% decrease from $58.3 million in 2002. The main component of market data revenues, quote fees, decreased by $6.7 million, or 11%, due to a reduction in the average number of terminal subscriptions in the current period. This was offset to a degree by a $3.6 million reduction in rebates to member firms for terminal subscription fees, as the rebate program was discontinued at the end of 2002. The reduction in terminal subscriptions is consistent with recent trends as industry consolidation has reduced the total subscription demand for market data. This trend is expected to continue in the future.

Building revenues from leased office space were $20.1 million for the year ended December 31, 2003, a 21% decrease from $25.2 million for the same period of 2002. One of our more significant tenants paid a $0.8 million lease termination penalty in the first quarter of 2002. The building revenues attributable to this tenant in 2002 were about $4.5 million, excluding the early termination penalty. If the space occupied by the tenant cannot be leased at similar lease rates or in a timely manner, building revenues could continue to be significantly affected in the future.

Beginning in November 2003, we began to receive clearing fees in respect of each side of a trade made in our open outcry markets and electronic trading system that is cleared through the CME/CBOT Common Clearing Link. Prior to the CME/CBOT Common Clearing Link, our members cleared transactions executed in our open outcry markets and electronic trading system through another third-party provider of clearing services who billed our members directly for clearing services, so no clearing fee revenue or expense was record in 2003 prior to November 2003. Clearing fee revenues in 2003 of $1.2 million represent fees charged to customers for the clearing of trades. The CBOT paid $1.0 million of this fee to the CME, which payment is recorded as clearing services expense. Both clearing fee revenue and clearing services expense are recognized in the period the clearing is performed.

Service revenues decreased in 2003 to $16.1 million from $16.6 million a year earlier. A trading floor efficiency fee of $2.5 million was charged in 2002. No such fee was charged in 2003. Trading floor efficiency fees may be assessed when determined necessary based upon management’s review of operational funding requirements. Service revenues in 2003 included $2.6 million of one-time charges to member firms to offset costs incurred by the CBOT to install data lines between member firms and the trading host database for the LIFFE CONNECT® system that was developed and implemented in November 2003.

Operating Income. Income from operations increased 98%, or $57.4 million, to $115.7 million in 2003. Operating income from the exchange trading segment increased 74% to $117.5 million in 2003. This increase is mainly the result of higher segment revenues of $78.2 million coupled with lower depreciation of $4.2 million and the absence of a $10.7 million and a $6.2 million charge for a litigation settlement and an asset impairment charge, respectively, that were recorded in 2002. These improvements to operating income were offset to a degree by an increase in license fees of $13.6 million, as well as increased technology expenses of $13.3 million. The real estate operations segment increased by $7.4 million to a loss of $1.8 million in the current year, primarily as a result of higher segment revenues of $3.2 million and lower corporate overhead allocation of $2.0 million. This segment’s revenues were higher due to increased charges of $8.4 million for space used by the CBOT within the building. Building rent for third party customers decreased by $5.2 million.

Expenses. Operating expenses totaled $265.6 million for the year ended December 31, 2003, compared to $250.0 million for the year ended December 31, 2002, a 6% increase. Operating expenses as a percent of total revenues decreased from 81% in 2002, to 70% in 2003, thereby raising the operating margin to 30% in 2003 from 19% in the prior year. The following chart illustrates operating expenses and income from operations in total and as a percent of total revenues:

	2003		2002		Variance
	in thousands	% of Total	in thousands	% of Total	in thousands	% Change
Total revenues	$381,302	100%	$308,273	100%	$73,029	24%
Expenses:
Salaries and benefits	64,122	17%	59,315	19%	4,807	8%
Depreciation and amortization	32,869	9%	37,438	12%	(4,569)	-12%
Professional services	28,155	7%	30,716	10%	(2,561)	-8%
General and administrative expenses	18,455	5%	11,171	4%	7,284	65%
Building operating costs	25,042	7%	24,579	8%	463	2%
Information technology services	56,116	15%	42,807	14%	13,309	31%
Contracted license fees	27,601	7%	13,999	5%	13,602	97%
Programs	5,891	2%	3,449	1%	2,442	71%
Clearing services	972	0%	—	0%	972	—
Loss on impairment of long-lived assets	—	0%	6,244	2%	(6,244)	-100%
Interest	3,975	1%	4,754	2%	(779)	-16%
Litigation	—	0%	10,735	3%	(10,735)	-100%
Equity in loss of One Chicago	1,093	0%	712	0%	381	54%
Severance and related costs	1,290	0%	4,033	1%	(2,743)	-68%

Operating expenses	265,581	70%	249,952	81%	15,629	6%

Income from operations	$115,721	30%	$58,321	19%	$57,400	98%

Salaries and benefits were $64.1 million in 2003, an 8% increase from $59.3 million for the same period of 2002. Salaries and pension costs increased $3.0 million and $1.6 million, respectively, in 2003. Offsetting these increases, was $2.0 million of capitalized salaries related to work performed by CBOT staff on the development of the LIFFE CONNECT® system. Severance costs of $3.4 million related to a separation agreement with the CBOT’s former President and Chief Executive Officer were recorded in 2002. Also, severance costs related to ongoing staff reductions of $1.3 million and $0.6 million were recorded in 2003 and 2002, respectively.

General and administrative expenses increased $7.3 million to $18.5 million in the year ended December 31, 2003. In the second quarter of 2002, the CBOT instituted a policy to lease personal computers and computer hardware as opposed to purchasing them. Such lease costs were $0.9 million in 2002 compared to $4.2 million in 2003, an increase of $3.3 million. Losses on foreign currency transactions was $2.1 million in 2003 versus $1.4 million of foreign currency gains in 2002. The CBOT has commitments and obligations denominated in both euros and pounds sterling. During 2003, the exchange rate between the U.S. dollar and the euro and between the U.S. dollar and the pound sterling increased by 20% and 11%, respectively. Other fluctuations included increased telecommunications expenses of $1.3 million related to a one-time payment of $0.8 million to a vendor to settle billing disputes, increased bad debt expense of $1.1 million and decreased loss on disposal of fixed assets of $1.5 million.

Depreciation and amortization charges decreased $4.6 million from $37.4 million in 2002 to $32.9 million in 2003. The first quarter of 2002 included $6.2 million of depreciation related to the a/c/e system. In April 2002, the CBOT began licensing the a/c/e system software and thereby relinquished any ownership rights to the software. Accordingly, 2003 does not include depreciation related to the a/c/e system. This decrease was offset to a degree by depreciation of $3.4 million recorded on new equipment placed into service during 2003 related to the LIFFE CONNECT® system.

Information technology services were $56.1 million in 2003, a $13.3 million, or 31%, increase from $42.8 million in 2002. In the year ended December 31, 2003, the CBOT recorded $4.4 million of expense related to the installation of new data lines to link member firms with the LIFFE CONNECT® system being developed. A portion of these costs have been recovered from member firms and is presented in service revenues. Information technology services also were affected by increased a/c/e system operations costs of $7.8 million, which were higher because of additional operating charges related to the increased electronic trading volume during 2003, and also because of foreign currency fluctuation between the US dollar and the euro, the currency in which the a/c/e system operations costs are denominated.

Contracted license fees were $27.6 million in the year ended December 31, 2003, versus $14.0 million in the prior year. The license fees primary relate to the licensing arrangement for the a/c/e system software that became effective in April of 2002. Such fees were $24.5 million and $12.0 million in 2003 and 2002, respectively. The a/c/e system software license was denominated in euros and comprised of a fixed fee as well as a variable quarterly fee based on daily a/c/e system volume. Volume on the a/c/e system increased about 81% during the year and, as mentioned previously, the average exchange rate between the US dollar and the euro increased 20% as well. These increases, coupled with the full year of a/c/e system software license fees in 2003 versus nine months in 2002, led to the higher a/c/e system software license fees. Other license fees were $3.1 million and $2.0 million in 2003 and 2002, respectively.

Professional service expenses decreased 8% to $28.2 million in 2003. Consultant expenses increased $2.0 million and legal expenses decreased $5.0 million, in 2003 compared to the prior year. The CBOT utilized more consultant resources during 2003 because of the development and implementation of the new electronic trading system. Legal expenses in 2002 included $5.7 million related to representation on a patent litigation lawsuit that had no activity during 2003 as the lawsuit has been settled. Professional services also included amounts related to the current demutualization plan of $3.0 million and $3.3 million in 2003 and 2002, respectively.

Building operating costs in 2003 increased 2%, to $25.0 million, mainly the result of higher general insurance expense of $0.6 million. Interest expense decreased $0.8 million largely due to reductions in outstanding debt. Finally, program costs increased $2.4 million for the most part due to increased expenses of $2.6 million related to market maker programs. Market maker programs, which began in 2002, were expanded during 2003 to generate increased liquidity in designated exchange products.

Minority interest in the income of a subsidiary was $62.9 million in the year ended December 31, 2003. The CBOT only recognizes minority interest in this subsidiary when we have accumulated net income. Since the subsidiary had accumulated losses during the year ended December 31, 2002, no minority interest was recorded in that period. The minority interest relates to the income of Ceres. Ceres was formed by the CBOT for the purpose of engaging in electronic trading activities related to financial and futures markets. The CBOT, through eCBOT, as general partner, holds a 10% interest in Ceres. Members of the CBOT are limited partners of Ceres. Under the terms of the Ceres partnership agreement, income and losses are allocated to the general partner and limited partners based on their partnership interests. Losses in excess of limited partner capital accounts are allocated to eCBOT, as general partner. Electronic volume in 2002 and 2003 increased to the extent that Ceres was able to recuperate the accumulated costs of offering an electronic trading platform and became profitable on an accumulated basis during the middle of 2003. We ceased conducting our electronic trading business through Ceres as of December 31, 2003. Ceres was dissolved on December 31, 2003 and is currently being liquidated.

The provision for income taxes was $22.1 million for the year ended December 31, 2003, compared to $24.0 million a year earlier. The effective tax rate was 19% and 41% for 2003 and 2002, respectively. The current period rate was lower than the prior year largely because of the minority interest recorded in 2003. Excluding the effect of the minority interest, the effective tax rate for the current period would have been 42%. This rate, as well as the prior period rate, were higher than the corporate federal and state combined rate of 40% due to expenses that are non-deductible for tax purposes, such as those related to the restructuring transactions.

Year ended December 31, 2002 compared to year ended December 31, 2001

Revenues. Consolidated operating revenues for the year ended December 31, 2002 were $308.3 million, an increase of 22%, from $251.7 million in the corresponding period of 2001. In the fourth quarter of 2001, a comprehensive study was conducted by the CBOT addressing the fees charged for various trading activities. Based on the results of this study, in 2002, the CBOT revised our fee structure, which took effect throughout the year. The following chart illustrates revenues by source and by percent of total revenues:

	2002		2001		Variance
	in thousands	% of Total	in thousands	% of Total	in thousands	% Change
Exchange fees	$204,963	66%	$134,968	54%	$69,995	52%
Market data	58,258	19%	66,509	26%	(8,251)	-12%
Building	25,239	8%	24,828	10%	411	2%
Services	16,554	5%	14,262	6%	2,292	16%
Dues	—	0%	9,027	4%	(9,027)	-100%
Other	3,259	1%	2,137	1%	1,122	53%

Total revenues	$308,273	100%	$251,731	100%	$56,542	22%

Trading volume during 2002 was 343.9 million contracts, a 32% increase from 260.3 million contracts in 2001. Open outcry trading volume for the current period increased 3% to 214.6 million contracts compared to 207.8 million contracts in the prior year. Trading volume for electronic trading increased 146% to 129.3 million contracts in 2002 versus 52.6 million contracts in 2001. During 2002, all electronic trading occurred through the a/c/e system. Since the launch of the a/c/e system, the percentage of electronic trading to total trading volume has progressively increased from approximately 12% at the inception of the a/c/e system to an average of 20% and 38% in 2001 and 2002, respectively.

Due to the increased trading volume and revised fee structure described above, as well as the increased proportion of electronic trading, which has higher fees than open outcry trading, revenues from exchange fees increased 52%, or $70.0 million, from $135.0 million in 2001 to $205.0 million in 2002. The average fee per contract traded was $0.60 for the year ended December 31, 2002, compared to $0.52 for the same period of the prior year.

Open outcry fees were $98.7 million for the year ended December 31, 2002, a 5% increase compared to $94.0 million in the prior year period. The revised fee structure implemented in 2002, as well as the increased volume in open outcry trading mentioned above, resulted in increased open outcry fees. Fees charged to members and delegates were $7.7 million higher, while fees charged to non-members decreased $0.3 million compared to the prior year. Volume discounts offered as part of the revised fee structure lowered open outcry trading fees by $2.4 million.

Electronic trading fees were $106.3 million in 2002, 159% higher than the $41.0 million recorded in the prior year. The increased electronic trading volume described above, as well as the revised fee structure implemented in 2002, accounted for the higher electronic trading fees. The increased electronic trading revenue accounted for 93% of the total increase in exchange fee revenue. Fees charged to members and delegates for electronic trading increased $37.7 million in 2002, while fees charged to non-members were $36.9 million higher than the prior year. Volume discounts offered as part of the revised fee structure reduced electronic trading fees by $7.4 million.

In April 2002, our board of directors approved additional waivers and fee reductions of several categories of fees charged by us. Fee reductions and waivers varied by product type and customer class and were used as an incentive to increase volume in such product or class. In the year ended December 31, 2002, trading caps, volume discounts, waivers and credits reduced potential exchange fee revenues by approximately 13% of total exchange fee revenue.

Market data revenues were $58.3 million in 2002, a 12% decrease from $66.5 million in 2001. The main component of market data revenues, quote fees, decreased by $7.8 million, or 12%, in the current period due to a reduction in the average number of terminal subscriptions in 2002 versus 2001. This was offset to a degree by a $0.2 million reduction in rebates to member firms for terminal subscription fees. These rebates, which were $3.4 million and $3.6 million in 2002 and 2001, respectively, will be discontinued in 2003. The reduction in terminal subscriptions is consistent with recent trends as industry consolidation has reduced the total subscription demand for market data.

Building revenues from leased office space were $25.2 million for the year ended December 31, 2002, slightly higher than $24.8 million for the same period of 2001. One of our more significant tenants, whose lease was scheduled to expire in June 2003, vacated as of the end of 2002 and paid a $0.8 million lease termination penalty. The building revenues attributable to this tenant were $4.5 million and $5.4 million in the year ended December 31, 2002 and 2001, respectively, excluding the early termination penalty.

Service revenues increased in 2002 to $16.6 million from $14.3 million a year earlier, generally the result of new fees charged to all traders for services provided by the CBOT. One such fee, the trading floor efficiency fee, which was charged in the first six months of 2002, was waived for the remainder of the year. If trading floor efficiency fees had been charged for the remainder of the year revenues would have increased by $2.5 million.

Membership dues were not assessed in 2002. Member dues recorded in 2001 totaled $9.0 million. Trading floor efficiency fees and member dues may be assessed when determined necessary based upon management’s review of operational funding requirements. Trading floor efficiency fees and member dues are independent of fees charged for trading and are not believed to have an effect on trading volume or the number of memberships outstanding.

Operating Income. Income from operations increased 405%, or $46.8 million, to $58.3 million in 2002. Operating income from the exchange trading segment increased 253%, or $48.4 million, to $67.5 million in 2002. The increase in exchange trading operating income was mainly the result of higher segment revenues of $56.1 million, offset by an increase in litigation expenses in 2002 of $7.7 million related to a patent infringement lawsuit. Also, the relinquishment of our co-ownership of the a/c/e system in exchange for a non-exclusive, royalty-bearing license for the use of such software resulted in decreases of $6.2 million and $9.0 million for depreciation and asset impairment charges, respectively, offset by $12.0 million of additional license fees in 2002. The real estate operations segment decreased by $1.6 million to a loss of $9.2 million in 2002, mostly as a result of higher insurance and security costs following the terrorist attacks of September 11, 2001.

Expenses. Operating expenses totaled $250.0 million for the year ended December 31, 2002, compared to $240.2 million for the year ended December 31, 2001, a 4% increase. Operating expenses as a percent of total revenues decreased from 95% in 2001, to 81% in 2002, thereby raising the operating margin to 19% in 2002 from 5% in the prior year. The following chart illustrates operating expenses and income from operations in total and as a percent of total revenues:

	2002		2001		Variance
	in thousands	% of Total	in thousands	% of Total	in thousands	% Change
Total revenues	$308,273	100%	$251,731	100%	$56,542	22%
Expenses:
Salaries and benefits	59,315	19%	59,141	23%	174	0%
Depreciation and amortization	37,438	12%	44,228	18%	(6,790)	-15%
Professional services	30,716	10%	20,013	8%	10,703	53%
General and administrative expenses	11,171	4%	12,618	5%	(1,447)	-11%
Building operating costs	24,579	8%	22,961	9%	1,618	7%
Information technology services	42,807	14%	42,537	17%	270	1%
Contracted license fees	13,999	5%	2,010	1%	11,989	596%
Programs	3,449	1%	1,847	1%	1,602	87%
Loss on impairment of long-lived assets	6,244	2%	15,210	6%	(8,966)	-59%
Interest	4,754	2%	6,734	3%	(1,980)	-29%
Litigation	10,735	3%	3,000	1%	7,735	258%
Equity in loss of One Chicago	712	0%	—	0%	712	—
Severance and related costs	4,033	1%	9,875	4%	(5,842)	-59%

Operating expenses	249,952	81%	240,174	95%	9,778	4%

Income from operations	$58,321	19%	$11,557	5%	$46,764	405%

At the end of 2001, the CBOT decided to pursue licensing the a/c/e system software, as opposed to making capital investments to upgrade future versions. Accordingly, an impairment adjustment was recorded in 2001 to revalue the a/c/e system software to its net realizable value of $12.5 million, which was to be completely amortized through June 2002, at which time a licensing agreement was projected to be in place. The new licensing arrangement actually became effective in April 2002. Accordingly, the March 31, 2002 book value of $6.2 million for the a/c/e system software was expensed as a loss on long-lived assets.

Salaries and benefits were $59.3 million in 2002, a slight increase from $59.1 million for the same period of 2001. Notable variances from the prior year included increased incentive pay of $1.1 million offset by decreased salaries of $0.7 million, the latter of which is the result of lower staffing levels due to restructuring activity in 2001.

During 2001, 50 employees were terminated and $9.9 million of severance and related costs were incurred related to ongoing staff reductions at the CBOT. During 2002, $4.0 million of severance and related costs were recorded. In November 2002, the CBOT entered into a general release and separation agreement, which terminated the employment of David J. Vitale, the Chief Executive Officer and President. In accordance with the agreement, the CBOT is to continue to pay Mr. Vitale’s base salary at a rate of $1.3 million per annum through December 2004 as well as amounts for administrative support services and health and 401(k) benefits. Additionally, the CBOT is obligated to pay a performance bonus to Mr. Vitale of $0.5 million. To reflect this arrangement, in November 2002, the CBOT recorded severance expense and an equal liability in the amount of approximately $3.4 million, which represented the present value of the future payments calculated using a 4.7% discount rate. The liability will be accreted over the term of the agreement. Additionally, $0.6 million of expenses were recorded relating to the elimination of 18 additional employees.

General and administrative expenses decreased $1.4 million to $11.2 million in the year ended December 31, 2002, down from $12.6 million in 2001. The decrease was largely the result of $1.9 million less in bad debt expenses and $1.2 million more in foreign currency transaction gains in 2002, offset by increases in travel and meeting expenses, rental and lease costs and loss on fixed asset disposals of $0.5 million, $0.5 million and $0.4 million, respectively.

Depreciation and amortization charges decreased 15% from $44.2 million in 2001 to $37.4 million in 2002. The first quarter of 2002 included $6.2 million of accelerated depreciation related to the impairment adjustment made to the a/c/e system software at the end of 2001. At December 31, 2001, the CBOT revalued the a/c/e system software to its net realizable value of $12.5 million, which was initially intended to be completely amortized through June 2002. As discussed above, the remaining book value at March 31, 2002 was expensed as a loss on long-lived assets. Depreciation on the a/c/e system software in 2002 was approximately $6.2 million, $8.4 million less than the $14.6 million in 2001, accounting for the overall reduction to depreciation and amortization in 2002.

Information technology services were $42.8 million in 2002, a slight increase from $42.5 million in 2001, primarily the result of $0.8 million spent in 2002 to research third party software for enhancing electronic floor trading systems. This was offset by decreased a/c/e operations costs of $0.7 million.

Contracted license fees were $14.0 million in the year ended December 31, 2002, versus $2.0 million in the prior year. License fees in 2002 include $12.0 million of the fees related to the new licensing arrangement for the a/c/e system software that became effective in April of this year. The a/c/e system software license obligates the CBOT to make royalty payments of 2.5 million euros (equal to $2.6 million at December 31, 2002) quarterly, as well as a variable quarterly fee denominated in euros, which, for contracts existing prior to the execution of the license agreement, is a function of daily a/c/e system volume in excess of the minimum number of contracts specified in the license agreement and the rate that is determined based on the number of contracts traded on the a/c/e system in a single day as specified in the license agreement. For a/c/e system contracts created subsequent to the execution of the license agreement, the variable fee is calculated as a fixed percentage of the exchange fees generated by these contracts. As trading volume on the a/c/e system has increased since its inception and is currently expected to continue to do so, the variable portion of the fee is expected to increase over the duration of the license. Other license fees were $2.0 million in both 2002 and 2001.

Professional service expenses increased 53%, or $10.7 million, to $30.7 million in 2002. Consultant expenses and legal expenses increased $7.5 million and $4.6 million, respectively, in 2002 compared to the prior year. Consultant expenses increased for the most part due to increased spending on information technology projects. Costs associated with the patent rights litigation brought by Electronic Trading Systems, Inc., which has been settled, and the soybean antitrust litigation, which has been decided in our favor, accounted for the increase in legal expenses. Professional services also included amounts related to the restructuring transactions of $3.3 million and $4.6 million in 2002 and 2001, respectively.

Building operating costs increased 7% in 2002 to $24.6 million, from $23.0 million in 2001, mainly as a result of increased security personnel costs of $0.5 million, increased insurance costs of $0.6 million and increased leasing costs of $0.3 million.

Interest expense decreased 29%, or $2.0 million, due to reductions in outstanding debt. Finally, program costs increased from $1.8 million to $3.4 million due to higher expenses related to trade relations.

The provision for income taxes was $24.0 million for the year ended December 31, 2002, compared to $5.3 million in the year earlier period. The effective tax rate for 2002 was 41%. This rate is slightly higher than the corporate federal and state combined rate of 40% due to non-deductible expenses, primarily related to the costs associated with the restructuring transactions.

Financial Position

At September 30, 2004, total assets were $447.6 million, a $36.4 million decrease from the December 31, 2003 balance of $484.0 million. Cash and cash equivalents decreased $31.6 million which reflects cash payments of $60.3 million to the limited partners of Ceres for their minority interests in the liquidation of Ceres, $75.8 million of net cash flows from operations and cash payments of $28.6 million and $18.7 million for capital expenditures and debt repayments, respectively. Restricted cash, at September 30, 2004 increased $6.8 million from year end 2003 levels as a result of the placement into escrow of $3.5 million to secure payment of attorney fees as well as a $3.3 million increase in margin collateral required under foreign currency forward contracts in place. The escrow for attorney fees relates to payments potentially required under the settlement agreement associated with the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs. The increased margin collateral is a result of our increased use of foreign currency forward contracts in an attempt to mitigate our exposure to fluctuations in the pound sterling, the currency in which many of our obligations with our current electronic trading software supplier are denominated. Finally, property and equipment, net of accumulated depreciation, decreased $5.1 million from December 31, 2003. The change to property and equipment reflects capital acquisitions of $28.6 million and recorded depreciation of $33.5 million.

At December 31, 2003, total assets were $484.0 million, an increase of $129.8 million from December 31, 2002. Accounts receivable were $9.3 million higher, mostly as a result of increased exchange fee revenues. Property and equipment, net of accumulated depreciation, was $264.5 million at December 31, 2003, an increase of $37.1 million from December 31, 2002. The increase in net property and equipment during the current period was mainly a function of capital acquisitions of $69.7 million and recorded depreciation of $32.5 million. The capital acquisitions amount includes approximately $48.0 million related to implementation of the LIFFE CONNECT® system, discussed in more detail below.

Our rules and regulations specify minimum financial requirements for delivery of physical commodities, maintenance of capital requirements and deposits on pending arbitration matters. To satisfy these requirements, member firms have deposited U.S. Treasury securities with us. These deposits are not considered our assets, nor does any interest earned on these deposits accrue to us; accordingly, they are not reflected in the consolidated financial statements included in Appendix A of this document. The aggregate market value of these securities on deposit was $5.6 million as of September 30, 2004 and $16.3 million and $11.5 million as of December 31, 2003 and December 31, 2002, respectively.

Total liabilities at September 30, 2004 decreased $20.0 million from December 31, 2003 to $150.0 million. Accounts payable decreased $15.0 million from December 31, 2003 to a balance of $13.0 million partly due to a $11.1 million reduction in the amounts owed to our electronic trading software providers. Our obligations to such providers was lower because we were only supporting one electronic trading platform during 2004 whereas we were supporting two at the end of 2003. Also, total debt was reduced as a result of debt payments of $18.7 million made in the first nine months of 2004. These liability decreases were offset by a $10.3 million increase in fees accrued for our clearing service provider. Clearing service fees increased because the fees are paid quarterly in arrears and at year end 2003 our clearing arrangement had been in effect for about one month and only on a limited basis.

Total liabilities at December 31, 2003 increased 26%, or $34.6 million, to $169.8 million, largely the result of increased debt and deferred tax liability of $16.1 million and $9.5 million, respectively. Financing activities included payments of $10.7 million on senior notes and $26.8 million of new debt related to financed capital acquisitions of equipment for the LIFFE CONNECT® system software under a financing arrangement with LIFFE. Total debt increased to $69.7 million, from $53.6 million at year-end 2002.

Current liabilities were 36% higher at $84.5 million at December 31, 2003, as compared to $62.0 million at December 31, 2002. This increase was mostly the result of a $9.0 million increase in the current portion of long-term debt, as well as an $8.7 million increase in accounts payable. Accounts payable were higher largely due to year-end accruals for uninvoiced work done on the development and implementation of the LIFFE CONNECT® system.

Liquidity and Capital Resources

Our operations are the major source of our liquidity. In addition, working capital requirements can be met through an available revolving line of credit. Cash requirements principally consist of capital expenditures for technology enhancements as well as scheduled debt repayments. At September 30, 2004, we had $111.1 million in cash and $20.0 million in an available, unused revolving line of credit. At December 31, 2003, we had $142.7 million in cash as well as the $20.0 million line of credit.

We anticipate that current cash balances and future funds generated through operations will be sufficient to meet cash requirements currently and in the long-term. If the cash flows from operations are significantly affected due to the competition from Eurex discussed above, we currently have a variety of capital options for satisfying short-term cash needs, such as the unused revolving line of credit and the ability to assess dues on the membership of the CBOT at our board of directors’ discretion. In the past we have also used assets of the company to secure loans when necessary.

Net Cash Flows from Operating Activities

Net cash provided by operating activities totaled $75.8 million and $66.9 million for the nine months ended September 30, 2004 and 2003, respectively. The $8.9 million increase in cash from operations in 2004 was largely a result of $13.1 million of increased net income in the current period.

Net cash provided by operating activities totaled $114.2 million, $79.4 million and $54.7 million for 2003, 2002 and 2001, respectively. The increase of $34.8 million in 2003 was generally attributable to the $57.4 million increase in income from operations in 2003. This was offset to some degree by increased income tax receivables, prepaid expenses and other assets of $9.8 million, $8.5 million and $8.5 million, respectively. Income tax receivables increased over the prior year due to tax savings related to capital acquisitions made during the year that qualify for an accelerated tax life. Several contracts entered into during 2003 that related to the new electronic trading system required prepayment of various fees. These prepaid amounts are included in either prepaid or other assets depending on the future period to which they relate and account primarily for the increases in these account balances at December 31, 2003. The $24.7 million increase in cash flows from operations in 2002 principally relates to the $28.1 million increase in net income in 2002.

Net Cash Flows used in Investing Activities

Net cash used in investing activities totaled $89.0 million and $24.5 million in the nine months ended September 30, 2004 and 2003, respectively. We ceased conducting our electronic trading business through Ceres as of December 31, 2003. Ceres was dissolved on December 31, 2003 and is currently being liquidated. Cash used for investing in 2004 largely related to a $60.3 million liquidation payment to the limited partners of Ceres. This $60.3 million liquidation payment represented a substantial portion of the $62.9 million recorded at December 31, 2003 related to the limited partners’ minority interest. The remaining limited partners’ minority interest is expected to be paid during the fourth quarter of 2004 as the business and operations of Ceres are wound-up. Cash used for capital acquisitions in the first nine months of 2004 and 2003 was $28.6 million and $24.5 million, respectively.

Net cash used in investing activities totaled $46.9 million, $24.1 million and $15.8 million for 2003, 2002 and 2001, respectively. These amounts primarily related to capital acquisitions in each year.

Capital Expenditures

Capital acquisitions during the first nine months of 2004 and 2003 totaled $28.6 million and $48.3 million, respectively. In the 2003 period, $23.8 million of the capital additions were acquired via financing arrangements. In 2003 approximately $38.3 million of the capital acquisitions related to development of the LIFFE CONNECT®

system software. In 2004, approximately $9.0 million related to enhancements on this system software, whereas $7.1 million related to a project to automate trade matching of contracts executed in our open outcry arenas.

Capital acquisitions during 2003 amounted to $69.7 million. Of this amount $46.1 million was acquired with cash whereas $23.7 million was acquired via financing arrangements. The capital acquisitions in 2003 were mainly related to the development of the LIFFE CONNECT® system software and the CME/CBOT Common Clearing Link. We estimate capital acquisitions during 2004 will approximate $40 million.

We are currently planning an $18.5 million, two-year building renovation that will include cleaning and renovating the limestone facade, elevator modernization, lobby renovation and other infrastructure improvements. In addition, we plan on updating the lighting in the lobby. Our objective is to make the 141 W. Jackson building more appealing for office tenants.

On June 23, 2004, a proposal was approved by the Chicago City Council redesignating the property-tax classification for our landmark building at 141 W. Jackson in Chicago as “Class L” in order to help us renovate it. The Class L classification is expected to lower our property taxes by approximately $17 million over 12 years beginning in 2006. The reduction in property-tax assessments associated with the Class L designation is available to owners renovating landmark buildings. The north facade and lobby of the 141 W. Jackson building have been city landmarks since 1977, but a separate ordinance extended a protected status to all four facades.

Net Cash Flows used in Financing Activities

Net cash used in financing activities for the first nine months of 2004 and 2003 totaled $18.4 million and $10.5 million, respectively, which largely related to repayments of long-term debt.

Net cash used in financing activities totaled $10.4 million, $22.7 million and $13.9 million for 2003, 2002 and 2001, respectively. These amounts predominantly relate to proceeds and repayments of long-term debt.

Long-Term and Short-Term Debt

During the first quarter of 2004 and 2003, the CBOT made scheduled payments of $10.7 million on senior notes payable. Also, in the third quarter of 2004, a scheduled principal repayment of $7.9 million was made on the LIFFE financing agreement.

During 2003, the CBOT made a scheduled payment of $10.7 million on the senior notes. During 2002, the CBOT paid $10.7 million on the senior notes, repaid a $4.3 million note due to Eurex related to the a/c/e system and made an $8.0 million early payment to retire a secured note payable due in 2004. During 2001, the CBOT paid $10.7 million on the senior notes and repaid a $7.3 million revolving credit facility. To finance the retirement of the revolving credit facility, the CBOT received proceeds of $10.0 million from the issuance of a note payable secured by selected CBOT assets. Other financing payments in 2001 included $4.2 million net paydown on a note payable to Eurex related to the a/c/e system and $2.0 million on the asset secured note.

See Note 3 to the consolidated financial statements for further discussion of debt activity.

Contractual Obligations

The following aggregates contractual commitments and obligations that affect the CBOT’s financial condition and liquidity position as of December 31, 2003 (in thousands):

	Payments due by period
Contractual Obligations	Total	2004	2005 to 2006	2007 to 2008	2009 and beyond
Long-term debt obligations	$69,710	$19,665	$39,330	$10,715	$0
Interest on long-term debt	5,837	$2,554	$2,918	$365
Capital lease obligations	0
Operating lease obligations	9,329	4,547	4,778	4
Purchase obligations (1)	137,538	30,035	61,632	45,871
Other long-term liabilities reflected on the Balance Sheet under GAAP (2)	8,000	2,000	6,000

Total	$230,414	$58,801	$114,658	$56,955	$0

(1)	Purchase obligations include scheduled payments to LIFFE in connection with the operation of our electronic trading system and minimum required payments to the CME in connection with the CME/CBOT Common Clearing Link.
(2)	Other long-term liabilities relate to payments due from a settlement agreement in a patent rights lawsuit entered in 2002 and exclude approximately $29.7 million related to deferred tax liabilities and post-employment benefit plans due to the uncertainty of the timing of eventual payments.

LIFFE Agreements

In January 2003, our board of directors selected LIFFE to become the supplier of the CBOT’s electronic trading system upon the expiration of then-current arrangements with the Eurex Group. On January 10, 2003, we entered into a software license agreement with LIFFE for use of the LIFFE CONNECT® system software, which was amended in April 2004 and subsequently amended and restated in August 2004. The initial term of the license is five years from the date the system became available for use in a real-time live trading environment, which occurred on November 24, 2003. The license fee for the entire initial term was prepaid in the amount of 5.0 million pounds sterling ($8.2 million). The license fee will be amortized over the life of the license.

In March 2003, we entered into a development services agreement with LIFFE with respect to the implementation of the LIFFE CONNECT® system software. Under the terms of the agreement, LIFFE provided the equipment, software modifications and testing necessary to provide the required functionality of our electronic trading system. Costs under this agreement are expected to approximate 8.4 million pounds sterling ($15.0 million) during 2004.

In May 2003, we entered into a managed services agreement with LIFFE pursuant to which LIFFE will provide us services related to the operation and support of the LIFFE CONNECT® system software, which agreement was amended and restated in August 2004. The costs of services provided under the agreement, which will approximate 6.8 million pounds sterling ($12.0 million) during 2004, will be expensed as incurred. Also, in May 2003, we entered into a finance agreement with LIFFE which allowed us to finance the costs under the development services agreement signed in March 2003. Under the terms of the finance agreement, we financed 15.1 million pounds sterling ($24.2 million) related to the development services agreement. Amounts financed are due in equal annual installments over three years. Interest was prepaid at the time of the borrowing at an effective rate of approximately 5.6%.

In August 2003, we entered into a relocation services agreement with LIFFE to establish a local data center for the LIFFE CONNECT® system software, to modify the architecture on the software system to include the local data center and to relocate components of the software system to the local data center. The term of the agreement has been extended by mutual agreement of the parties and both parties continue to work to satisfy their obligations under the agreement obligations. During 2004, we expect to make payments to LIFFE of $10.0 million under the terms of the relocation services agreement.

CME Clearing Services Agreement

In April of 2003, we entered into a clearing services agreement with the CME pursuant to which the CME began providing clearing and related services for some CBOT products on November 24, 2003 and on all CBOT products beginning on January 2, 2004. The initial term of the clearing services agreement is four years, with optional three year renewals. On March 1, 2004, the initial term was extended by one year to January 10, 2009.

Under the terms of the clearing services agreement, we are responsible for costs associated with the establishment and maintenance of all telecommunications equipment and services required under the clearing services agreement. In addition, we will collect a clearing fee on each side of a trade made on our open outcry markets or electronic trading system. A portion of this fee will be payable to the CME for their clearing services provided. The fee payable to the CME varies based on transaction volume and is guaranteed to be at least $4.5 million per quarter.

Ceres Liquidation

We ceased conducting our electronic trading business through Ceres as of December 31, 2003. Ceres was dissolved on December 31, 2003 and is currently in the process of being liquidated with its assets distributed to its partners in accordance with the terms of the Ceres limited partnership agreement. Beginning January 1, 2004, we conducted all of our electronic trading business through eCBOT. As a result of the liquidation of Ceres, the holders of memberships in the CBOT subsidiary will no longer participate in the electronic trading business of the CBOT as limited partners of Ceres, but rather as members of the CBOT. The carrying value of the minority interest of the limited partners of Ceres at December 31, 2002 on our financial statements was zero, as the losses of Ceres that were allocated to the limited partners exceeded the capital of such partners. During 2003, the earnings of Ceres exceeded the accumulated losses through December 31, 2002 and at December 31, 2003, the carrying value of the limited partners’ minority interest in Ceres on our financial statements was $62.9 million. In January 2004, $60.3 million was paid to the limited partners of Ceres as a liquidating distribution. About $2.6 million of the limited partners’ minority interest was retained in Ceres as a reserve available to satisfy potential future obligations of Ceres. As of September 30, 2004 the reserve had a balance of $1.5 million. It is currently expected that the remaining assets of Ceres will be distributed to its limited partners in the fourth quarter of 2004.

OneChicago, LLC Venture

In October 2001, we became a minority interest holder in the venture OneChicago, LLC which we refer to as OneChicago with the CBOE and the CME. OneChicago is a for-profit company whose business is to facilitate the electronic trading of single-stock futures. Pursuant to the joint venture agreement, we were obligated to make capital contributions of approximately $1.0 million, which was satisfied in February 2002. While not obligated to make further capital contributions to OneChicago, we may elect to participate in additional capital requests to maintain our relative ownership in OneChicago. We have made such voluntary contributions totaling approximately $1.9 million as of September 30, 2004.

Legal Issues

We have been named as a defendant in various lawsuits.

On August 26, 2002, we entered into a settlement agreement with eSpeed, Inc. and Electronic Trading Systems Inc., to settle a patent rights lawsuit brought by eSpeed, Inc. in the United States District Court for the Northern District of Texas, Dallas Division, alleging that the CBOT, the CME and their suppliers had infringed upon the patents of eSpeed, Inc. In accordance with the patent rights settlement agreement, we are obligated to pay $15.0 million over a five-year period, which consisted of payments of $5.0 million made in September 2002, $2.0 million made in September 2003, and $2.0 million made in September 2004, with three subsequent annual payments of $2.0 million. The effect of the patent rights settlement agreement was recorded in the third quarter of 2002 and, net of amounts previously accrued, was approximately $10.7 million of expense ($6.3 million after tax). This amount is net of a discount of $1.3 million arising from the determination of the present value of the foregoing annual payments using a 4.7% discount rate.

In October 2003, a lawsuit was filed in the U.S. District Court of the District of Columbia by Eurex U.S. against the CBOT and the CME alleging that the CBOT and CME have engaged in anti-competitive behavior. On December 12, 2003, the CBOT filed in the U.S. District Court for the District of Columbia a motion to dismiss the amended complaint and a motion to transfer the action to the U.S. District Court for the Northern District of Illinois. The CBOT’s grounds for dismissal included Eurex’s failure to state a cause of action under U.S. antitrust laws and Eurex’s inability to demonstrate any harm to competition resulting from the CBOT stating its views on Eurex’s pending application to become a U.S. regulated exchange. On September 2, 2004, the United States District Court for the District of Columbia granted the CBOT’s motion to transfer the case to the United States District for the Northern District of Illinois. The District Court denied the CBOT’s motion to dismiss as moot in light of its ruling on the transfer motion.

In February 2004, we entered into a settlement agreement to settle a lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs in the Circuit Court of Cook County, Illinois over the proposed allocation of equity in a restructuring of the CBOT. Under the terms of the settlement agreement, we are obligated to pay $3.5 million in attorney fees and expenses upon entry of a final judgment order by the Circuit Court of Cook County, Illinois County Department, Chancery Division. In addition, upon an affirmative vote by CBOT members in favor of a restructuring, we are obligated to pay an additional $4.0 million in attorney fees, provided that such a vote occurs within 5 years from the final judgment order and that a restructuring is completed within 3 years from the date of the first vote by CBOT members regarding a restructuring.

On May 18, 2004, the Circuit Court of Cook County, Illinois entered an order granting preliminary approval of the settlement agreement. On September 10, 2004, the court conducted a hearing on the fairness of the settlement agreement. On September 20, 2004, the court entered a final order, approving the settlement agreement as fair, reasonable and adequate and in the best interests of the CBOT and all of its members.

On October 20, 2004, the statutory period for appeals of the court’s final order expired and the order became final and non-appealable. Upon expiration of the statutory period for filing a notice of appeal, counsel for the plaintiff class representatives became entitled to the initial payment of attorneys’ fees in the amount of $3,500,000 plus interest at the Prime Rate minus one percent.

On May 7, 2004 the CBOT, the CME, the CBOE and OneChicago, LLC were sued in the U.S. District Court for the Northern District of Illinois for alleged infringement of United States patent 5,963,923 entitled “System and Method for Trading Having Principal Market Maker.” The CBOT filed an answer to the complaint on June 28, 2004. A claim construction hearing is scheduled for December 1, 2004.

CBOT management believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on the CBOT’s financial position, results of operations or cash flows.

Critical Accounting Policies

The information provided below describing critical accounting policies is pursuant to SEC Financial Reporting Release No. 60 directing registrants to include a discussion of “critical” accounting policies or methods used in the preparation of financial statements.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual amounts could differ from those estimates. The following represents those critical accounting policies where materially different amounts would be reported under different conditions or using different assumptions.

Receivables

At December 31, 2003, accounts receivable, net of allowances, were $33.2 million. Net receivables were determined based upon our evaluation of known requirements, aging of receivables, historical experience and the current economic environment. Amounts associated with potential bad debts, net of expected recoveries, are reflected in net accounts receivable. These types of allowances are reflected as a reduction of revenue upon the determination that such allowances are reasonably estimatible and probable. While we believe we have appropriately considered known or expected outcomes, our customers’ ability to pay their obligations, including those to us, could be adversely affected by such factors as contraction in exchange trading volume or a general decline in the economy.

Exchange Fee Rebates

Clearing firms designate the membership/customer status for each trade submitted to the CBOT, which determines the exchange fee rate applied to the trade. If clearing firms subsequently identify errors in the designations of the membership/customer status, they may request a rebate for the incorrectly charged exchange fee rate. Prior to October 1, 2001, clearing firms could submit requests for adjustments relating to trading activity during the past five years. Subsequent to October 1, 2001, the period for adjustment was reduced to one year. We provide an accrual for exchange fee rebates based on our historical pattern of rebates processed, and records the liability as a reduction of exchange fee revenue. We regularly analyzes the historical rebate trend and makes adjustments to recorded reserves as appropriate. Rebates charged against exchange fee revenue in 2003 amounted to approximately $2.8 million, or 1 percent of gross exchange fee revenue. A one-percentage point increase in the rebates to related gross exchange fee revenue would decrease net sales and operating income by approximately $2.8 million.

The following provides a reconciliation of the accrual for exchange fee rebates, as of, and for the years ended December 31, (in thousands):

	2003	2002	2001
Accrual for exchange fee rebates—beginning of year	$2,568	$3,899	$3,381
Provision	2,846	2,160	1,163
Payments	(1,063)	(3,491)	(645)

Accrual for exchange fee rebates—end of year	$4,351	$2,568	$3,899

Real Estate Taxes

We own three buildings in the downtown Chicago area. Real estate taxes are assessed on these buildings based upon the market value as determined by the taxing agency. Real estate taxes are received and payable in the year following the assessment year. Therefore, we must estimate the real estate tax liability for a year before the actual assessment has been determined. We use historical increases in tax rates, as well as the assistance of outside real estate counsel, to determine the appropriate real estate tax liability to record.

Long-lived Assets

Long-lived assets to be held and used by us are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. We base our evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present that would indicate that the carrying amount of the asset may not be recoverable, we determine whether an impairment has occurred through the use of an undiscounted cash flows analysis of assets at the lowest level for which identifiable cash flows exist. In the event of an impairment, we recognize a loss for the difference between the carrying amount and the estimated value of the asset as measured using quoted market prices or, in the absence of quoted market prices, a discounted cash flow analysis.

Pension and Post-retirement Benefits

We offer pension benefits and post-retirement health care benefits to many of our employees. We engage outside actuaries to calculate our obligations and costs under these programs. With the assistance of outside actuaries, we must develop long-term assumptions, the most significant of which are the health care cost trend rate, discount rate and the expected return on plan assets which for 2003, we estimated to be 11.0%, 6.0% and 8.5%, respectively. A difference between the assumed rates and the actual rates, which will not be known for decades, can be significant in relation to the obligations and the annual cost recorded for these programs. Note 6 to the consolidated financial statements describes the impact of a one-percentage point change in the health care cost trend rate; however, there can be no certainty that a change would be limited to only one percentage point.

Litigation

We account for litigation losses in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies. Under SFAS No. 5, loss contingency provisions are recorded for probable losses at management’s best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. Accordingly, we are often initially unable to develop a best estimate of loss, and therefore the minimum amount, which could be zero, is recorded. We have no recorded reserve for legal proceedings as management does not believe there is a probable or estimable loss.

Market Risk

We provide markets for trading futures and options on futures. However, we do not trade futures and options on futures for our own account. We invest available cash in highly liquid, short-term investment grade paper. We do not believe there is significant risk associated with these short-term investments. Our long-term debt pays interest at a weighted fixed rate of 6.37%. Based on a comparison of the terms of our existing long-term debt and the terms currently available for similar borrowings, management estimates the fair value of the long-term debt approximates the carrying value. A one percent change in interest rates would change the fair value of long-term debt by approximately $1.1 million.

Foreign Currency Risk

We have from time to time entered into arrangements that are related to the provision of our electronic trading software that are denominated in euros and pounds sterling. As a result, we are exposed to movements in foreign currency exchange rates. The primary purpose of our foreign currency hedging activities is to manage the volatility associated with foreign currency purchases of materials and services and liabilities created in the normal course of business. We do not rely on economic hedges to manage risk.

We enter into forward contracts when the timing of the future payment is certain. When the exact foreign currency amount is known, such as under fixed service agreements, we treat this as a firm commitment and identify the hedge instrument as a fair value hedge. When the foreign currency amount is variable, such as under variable service agreements, we treat this as a forecasted transaction and identify the hedge instrument as a cash flow hedge. At the time we enter into a forward contract, the forecasted transaction or firm commitment is identified as the hedged item and the forward contract is identified as the hedge instrument. We measure hedge ineffectiveness using the forward rates for hedges at each reporting period. In all forward contracts, the critical terms of the hedging instrument and the hedged item match. At each reporting period we verify that the critical terms of the contract continue to be the same.

In connection with our arrangements with Eurex, we previously utilized foreign currency forward contracts that we identified as cash flow hedges. These cash flow hedges were intended to offset the effect of exchange rate fluctuations on forecasted purchases of variable monthly services denominated in euros. These contracts designated as cash flow hedges had notional amounts approximating $3.4 million (3.1 million euros) at December 31, 2003 and $16.0 million (15.8 million euros) at December 31, 2002. Gains and losses on these instruments were deferred in other comprehensive income (OCI) until the underlying transaction was recognized in earnings. Gains before income taxes of approximately $0.1 million and $0.2 million were deferred in OCI at December 31, 2003 and December 31, 2002, respectively, and were reclassified into general and administrative expense as the underlying transactions were recognized. There were no gains or losses recorded on these cash flow hedges related to hedge ineffectiveness.

We currently utilize foreign currency forward contracts that we identified as fair value hedges. These are intended to offset the effect of exchange rate fluctuations on firm commitments for purchases of fixed annual and quarterly services denominated in pounds sterling associated with our arrangements with LIFFE. These contracts designated as fair value hedges had notional amounts approximating $7.7 million (4.4 million pounds sterling) and $56.2 million (32.5 million pounds sterling) at December 31, 2003 and at September 30, 2004, respectively. Gains and losses on these hedge instruments, as well as the gains and losses on the underlying hedged item, are recognized currently in general and administrative expense. There were no gains or losses recorded on these fair value hedges related to hedge ineffectiveness.

Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board or “FASB”, issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of APB No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for disposal of a segment of a business. The adoption of SFAS No. 144, in January 2002, did not have an impact on our financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN 45 are effective for financial statements that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The adoption of FIN 45 did not have an impact on our consolidated financial statements for the year ended December 31, 2003.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses the financial accounting and reporting for obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset. This statement amends SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Companies. The adoption of SFAS No. 143 did not have an impact on our financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The adoption of SFAS No. 146 did not have an impact on our financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which amends SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock- based employee compensation. (Under the fair value based method, compensation cost for stock options is measured when options are issued.) In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements of the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The adoption of SFAS No. 148 did not have an impact on our financial position or results of operations.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51 (“ARB 51”), Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 will require the consolidation of a variable interest entity whereby an enterprise will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both.

In December 2003, the FASB issued FIN 46R Consolidation of Variable Interest Entities, an interpretation of ARB 51 (as revised December 2003). The primary objectives of FIN 46R are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (Variable Interest Entities) and how to determine when and which business enterprise should consolidate the Variable Interest Entity (the Primary Beneficiary). The disclosure requirements of FIN 46R are required in all financial statements issued after March 15, 2004, if certain conditions are met. We do not have any variable interest entities and therefore, FIN 46R will not impact our financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003 and establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The adoption of SFAS No. 150 did not have an impact on our financial position or results of operations.

In December 2003, the FASB issued SFAS No. 132 (revised December 2003) (“SFAS No. 132R”), Employers’ Disclosures about Pensions and Other Postretirement Benefits to revise employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, Employers’ Accounting for Pensions, No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. This Statement retains the disclosure requirements contained in SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, which it replaces. Additional disclosures include information describing the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. SFAS No. 132R is effective for financial statements with fiscal years ending after December 15, 2003. The interim-period disclosures required by this Statement are effective for interim periods beginning after December 15, 2003. As of December 31, 2003, the CBOT has adopted the disclosure requirements of SFAS No. 132R.

Quarterly Comparisons

Our operating results may fluctuate as a result of, among other things, trading volume. The information below sets forth by quarter our income statement data for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002 (in thousands):

	Nine Months Ended September 30, 2004
	1st Quarter	2nd Quarter	3rd Quarter
Revenues	$100,885	$102,096	$93,575
Expenses	74,236	73,773	73,975

Income from operations	$26,649	$28,323	$19,600

Net income	$16,018	$16,522	$12,166

	Year Ended December 31, 2003
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenues	$81,544	$95,932	$104,918	$98,908
Expenses	55,871	66,696	64,617	78,397

Income from operations	$25,673	$29,236	$40,301	$20,511

Net income	$14,832	$9,861	$6,864	$(850)

	Year Ended December 31, 2002
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Revenues	$72,803	$75,401	$86,517	$73,552
Expenses	60,171	52,963	66,535	70,283

Income from operations	$12,632	$22,438	$19,982	$3,269

Net income	$7,278	$13,470	$11,667	$1,896

In both the first and second quarter of 2004, we recorded $4.7 million of membership dues revenue. The dues assessment was made to provide us with adequate funds to meet increased financial demands associated with competitive pressures such as the launch of Eurex US. The need for an additional dues levy was reviewed by the board of directors in July 2004 at which time it was decided that an additional dues levy was unnecessary.

In the fourth quarter of 2003, we recorded $3.4 million in charges related to support agreements for the new electronic trading system that became operational during November, as well as $2.7 million in depreciation on assets placed into service related to the new electronic trading system.

In the second, third and fourth quarters of 2003, we recorded minority interest in the income of a subsidiary of $12.8 million, $28.3 million and $21.8 million, respectively. We only recognize minority interest in this subsidiary when we have accumulated net income. Since the subsidiary had accumulated losses prior to the second quarter of 2003, no minority interest was recorded previously.

In the first quarter of 2002, we recorded a $6.2 million pretax charge to eliminate the carrying value of the a/c/e system software, as our ownership of the a/c/e system software was replaced with a licensing agreement.

In the third quarter of 2002, the effect of patent litigation was recorded and, net of amounts previously accrued, was $10.7 million of expense.

In the fourth quarter of 2002, we recorded employment termination costs related to the general release and separation agreement with our former President and Chief Executive Officer of $3.4 million.

OUR BUSINESS

Overview

Established in 1848, we are a leading futures and options on futures exchange. CBOT members trade over 50 different futures contracts and options on futures contracts on our markets through our open outcry markets and/or our electronic trading system. According to publicly reported data, we are currently the third largest futures exchange in the world based on contract volume for futures and options on futures contracts for the year ended December 31, 2003. The volume of contracts traded on our markets in 2003 was about 454 million contracts, which was a record number of contracts traded on our markets in any given year. In October 2004, we broke this previous record with about 494 million contracts traded on our markets year to date in 2004.

We offer markets in futures contracts and options on futures contracts in four broad product categories: agricultural products, interest rate products, stock market indices and metals. In particular, we offer markets in agricultural products such as wheat, corn, soybeans and rough rice and interest rate products such as U.S. Treasury bonds and notes, Federal Funds Rate, interest rate swaps, municipal bonds and notes, and German debt instruments, including Bunds, Bobls and Schatz. In addition, our stock market index markets include the Dow Jones Industrial Average and our metals markets include full-sized and mini-sized contracts for gold and silver.

As a general matter, futures contracts are contracts made to buy or sell a commodity or financial instrument at a specific date in the future, which are standardized according to the quality, quantity and delivery time and location for the underlying commodity or financial instrument. Options on futures contracts are contracts that provide the buyer the right and the seller the obligation to buy or sell, respectively, a futures contract at a certain price for a limited period of time. Futures contracts and options on futures contracts provide the means for hedging (or risk management), speculation and asset allocation, and are used in nearly all sectors of the global economy.

Because of its ease of use and its many economic benefits, trading of futures contracts and options on futures contracts has expanded to include numerous and varied markets throughout the world. The increased importance of futures contracts can be seen in the dramatic growth in contract volume traded over the past decade. We believe that this growth is a result of the need for efficient forward pricing and risk management mechanisms. Futures exchanges such as the CBOT enable raw material producers and users, financial intermediaries, and international trading firms to manage their price, interest rate, and exchange rate risk. Further, speculators throughout the world can interpret the information that converges on our exchange floor to enter the futures markets as investors.

Our business is comprised of two operating segments: exchange trading operations and real estate operations. Exchange trading operations consist of both traditional open outcry trading activities and electronic trading platform activities, as well as the sale of related market data and the provision of clearing services. Real estate operations consist of rental and management activities related to the buildings that we own. A more detailed discussion of these segment activities follows.

The following chart depicts the growth in annual futures and options on futures contract volume traded on the CBOT since 1994:

Source: CBOT records

From our origins as a market for trading cash grain, we have evolved into a major financial center, offering a diverse range of contracts based on interest rates, agricultural commodities, equity and equity indices, metals and other underlying instruments and risk-based activities. These contracts have been developed through our extensive research and development efforts and through relationships with market participants and other financial institutions. We offer our members the ability to execute transactions in our open outcry markets which provide our members with a centralized location to meet and transact with other members and on our electronic trading system which is operated pursuant to our relationship with LIFFE. Members may be individual traders, who risk their personal capital and provide significant liquidity to our markets, or floor brokers who are executing transactions on behalf of customers or member firm proprietary accounts.

We also engage in extensive regulatory compliance activities, including market surveillance and financial supervision activities, designed to ensure market integrity and provide financial safeguards for users of our markets. Our electronic trading system and traditional open outcry systems provide market participants the ability to determine current market prices, known as “price discovery,” and trade-matching services that offer market participants price transparency, anonymity and immediacy. Further, we market and distribute valuable real-time and historical market data generated from trading activity in our markets to users of our products and related cash and derivative markets and financial information providers.

Our market participants include many of the world’s largest banks, investment firms and agricultural corporations. Other market users include financial institutions, such as public and private pension funds, mutual funds, hedge funds and other managed funds, insurance companies, corporations, commercial banks, professional independent traders and retail customers. Our users can be broadly categorized as hedgers or speculators, depending on whether they transfer risk or accept risk. Hedgers are market participants who seek to transfer price risk in an underlying commodity, e.g., soybeans, or a financial instrument, such as U.S. Treasury bonds. Speculators, on the other hand, accept price risk and attempt to make profits through buying and selling futures contracts by anticipating price changes and generally have no interest in making or taking delivery of the underlying commodity or instrument.

Industry

Futures contracts were developed primarily in the midwestern United States during the mid-1800s as a mechanism to assist agricultural producers and commercial users to manage the price risks they faced as a result of problems associated with supply and demand, transportation and storage of crops. The CBOT, generally recognized as the first organized exchange for futures contracts, was organized in 1848. By the mid-1860s, most of the features of modern futures contracts were being utilized by the CBOT and its participants, including standardized quality, quantity, and time and location of delivery as well as a margining system, that is, a system for depositing funds with the exchange to guarantee performance of futures contracts.

The futures industry that developed in the late-1800s and early-1900s largely served agricultural producers and commercial users. However, the advent of futures contracts based upon financial futures, which developed following the move towards floating exchange rates between U.S. and Western European countries in the early 1970s, greatly expanded the uses and benefits of futures contracts. Today, the futures industry makes available for trading futures contracts based upon interest rates, agricultural commodities, currencies, equities and equity indices, and other underlying instruments and risk-based activities.

We believe there are currently approximately 57 futures exchanges located in approximately 33 countries. The top 15 futures exchanges in order of volume of futures and options on futures contracts for the year ended December 31, 2003 based on publicly reported data are: Eurex, a joint venture of Deutsche Börse and the Swiss Exchange, CME, CBOT, London International Financial Futures and Options Exchange, Mexican Derivatives Exchange, New York Mercantile Exchange, Bolsa de Mercadorias & Futuros, Tokyo Commodities Exchange, Shanghai Futures Exchange, London Metals Exchange, Korea Stock Exchange, Sydney Futures Exchange, Singapore Futures Exchange, International Petroleum Exchange and National Stock Exchange of India. Based on this data, in the United States, the top four futures exchanges are the CME, the CBOT, the New York Mercantile Exchange and the New York Board of Trade.

Presently, the futures industry is experiencing significant and rapid changes due to relaxation of regulatory barriers and advances in technology. Foreign exchanges and exchange-like enterprises operated by or for banks and broker-dealers have gained increased access to U.S. markets as a result of regulatory changes. The ability of computer and telecommunications systems today to efficiently and economically bring buyers and sellers together presents new challenges to centralized open outcry auction markets. These changes are lowering barriers to entry and creating a lower-cost business model, forcing traditional open outcry exchanges to streamline their operations and reduce costs. We believe that large market users and the threat of competition have forced exchanges to seek more efficient trading, processing and clearing facilities. Collectively, these developments are changing the way the futures industry operates.

Products

We believe that the range and diversity of the products that may be traded on our exchange facilities contributes significantly to our success. We offer markets in futures contracts and options on futures in four product categories: agricultural products, interest rate products, stock market indices and metals. We have a business development division to support market participants and foster the trading and development of current and future products. Our business development staff meet regularly with market users, members and clearing members to determine whether our current products, facilities and services meet the participants’ needs and whether modifications or enhancements are necessary. Our business development staff also develop new product ideas in consultation with market users and other financial institutions. For example, in 2003 we launched mini-sized Dow futures-options, the first all electronic options products, in response to a perceived market need.

The following chart depicts the distribution of trading volumes across our four major product categories for the ten months ended October 31, 2004:

•	agricultural products;

•	interest rate products;

•	stock index products; and

•	metal products

Source: CBOT records

Agricultural Products

Agricultural products are the core product area from which we started. We have maintained a strong franchise in our agricultural products, including contracts based on soybeans, soybean oil and meal, corn, wheat, oats, rough rice and other agricultural commodities. Our market users include agricultural producers, grain elevators, food processors and retail customers. Our agricultural products represented about 15% of all contracts traded at the CBOT in the ten months ended October 31, 2004. Our trading volumes in these products since 1994 are illustrated in the following chart. We believe that continuing consolidation and restructuring in the agricultural sector and the reduction or elimination of government subsidies could provide growth in our agricultural markets as large producers and processors are more likely to adopt formal hedging and risk management programs.

Interest Rate Products

Eighty-one percent of all of the contracts traded at the CBOT during the ten months ended October 31, 2004 were either financial futures or options on financial futures contracts. Our interest rate product line includes our U.S. Treasury ten-year note futures and options contract, which is currently our largest single product based on trading volume, comprising about 52% of our financial product volume in the ten months ended October 31, 2004. Our other interest rate products include U.S. Treasury bond futures and options, five-year and two-year U.S. Treasury note futures and options, federal agency futures and options, Fed Funds futures, interest rate swap futures, mortgage futures and options as well as municipal note index futures and options. In addition, in April 2004, we began to offer markets for contracts on German debt instruments, including Bunds, Bobls and Schatz futures.

The overall volume of our interest rate products for the ten months ended October 31, 2004 was up 30% compared to the same period of 2003. Volume in our interest rate products continues to constitute a significant part of our business. The following chart indicates the annual trading volume of interest rate futures and options on the CBOT since 1994.

Source: CBOT records

Within interest rate products, 96% of the current year volume relates to contracts on U.S. Treasury securities, which are comprised of contracts on 30-year U.S. Treasury bonds, as well as 10, 5 and 2-year Treasury notes. We believe that the recent growth in trading volume relating to contracts on U.S. Treasury securities is due to macro-economic factors as well as CBOT-specific factors.

Macro-economic factors that we believe affect trading volume relating to contracts on U.S. Treasury securities include volatility in the underlying cash markets for such securities, tightening of credit markets and the level of deficit spending by the U.S. government. Volatility in the underlying cash markets related to U.S. Treasury securities has increased in recent years which we believe has led to increased trading volume relating to contracts on U.S. Treasury securities traded at the CBOT. Also, we believe that recent corporate scandals and associated credit problems have led companies to become more conservative in the management of their credit risk and, therefore, have increased their use of derivative instruments on regulated exchanges such as the CBOT, which is regulated by the CFTC. Finally, we believe that recent deficit spending by the U.S. government has necessitated additional issuances of U.S. Treasury securities by the U.S. government which, in turn, increases trading volume relating to contracts on U.S. Treasury securities.

Some CBOT-specific factors that we believe affect trading volume relating to contracts on U.S. Treasury securities include expanded distribution, lower pricing and the shift from open outcry traded volume to electronic traded volume. During 2003, we expanded the distribution of our products to large European institutional trading firms to attract new trading volume. Also, we lowered the pricing on exchange fees at the beginning of 2003. Our management believes that trading volume may be more price elastic than previously imagined, especially for trading volume associated with customers from Europe. Finally, electronic trading is becoming a more significant source of our trading volume each year. In our experience, products historically offered for trading on our open outcry markets that are offered for trading on the electronic trading system generally tend to experience significant volume growth following their initial offering for trading on the electronic trading system.

While not certain, we expect that the macro-economic and CBOT-specific factors that contributed to past volume increases will continue to be factors that will drive future volume levels. Therefore, if these same factors continue to exist, we may experience similar increases in contract trading volume. However, additional factors may arise that could offset future increases in contract trading volume or result in a decline in contract trading volume, such as new or existing competition or other events. Accordingly, you should understand that our recent contract trading volume history may not be an indicator of future contract trading volume results.

Market participants take advantage of the flexibility and liquidity of the interest rate products we list. Our market users generally include banks, broker/dealers and other financial institutions, all of whom must cope with interest rate risk that arises naturally from their core business activities, e.g., lending, borrowing, underwriting fixed-income securities, or from their dealing in interest rate swaps, structured derivative products and other over-the-counter products. A significant number of our member firms are affiliates of major domestic and international banks who utilize our interest rate markets for their proprietary trading activities. Asset managers also use our interest rate products to lengthen or shorten the effective duration of their portfolios. We believe that our contracts are especially useful for this purpose where physical restructuring of a portfolio is difficult or where futures transaction costs are less than cash market transaction costs.

Source: CBOT records

Stock Market Index Products

Futures and options on futures contracts on stock market indices are intended to allow traders and investors the opportunity to invest in the entire market, in selected portions of the market or in the relative performances of the various market sectors relative to one another and relative to the entire market. Market users of these products include public and private pension funds, investment companies, mutual funds, insurance companies and other financial services companies that benchmark their investment performance to different segments of the equity markets. We currently offer futures and options on futures contracts on the Dow Jones Industrial AverageSM. In addition, we also offer mini-sized futures and options contracts on the Dow Jones Industrial AverageSM.

We are able to offer contracts on the Dow Jones Industrial AverageSM as a result of a licensing arrangement we entered into with Dow Jones & Company, Inc. in 1997, which is currently scheduled to terminate in 2007. This arrangement provides us a non-transferable and exclusive worldwide license to use such indices and various other indices published by Dow Jones, including the Dow Jones Transportation AverageSM, the Dow Jones Global IndexesSM, the Dow Jones Utilities AverageSM, the Dow Jones Composite AverageSM, the Dow Jones SmallCap IndexSM, the Dow Jones MidCap IndexSM and the Dow Jones LargeCap IndexSM, as the basis for standardized exchange traded futures and options on futures contracts.

As depicted in the following chart, our equity index product trading volumes have generally increased since the introduction of the Dow Jones indices in late 1997, from about 0.9 million contracts in 1997 to about 15.5 million contracts in 2003. In the ten months ended October 31, 2004, equity index trading volume was about 15.8 million contracts.

Source: CBOT records

Metals

For many people, buying and storing metals in the physical form such as coins, bullions or bars is not a practical choice as an investment. The most likely alternatives to purchasing metals in the physical form are some form of stock ownership, futures or options on futures. We currently offer mini-size gold and silver futures contracts. Additionally, we began to offer full-size contracts on gold and silver futures on our electronic platform beginning in October 2004.

Execution Facilities

We offer our members the ability to execute transactions in our open outcry markets, which provide our members with a centralized location to meet and transact with other members, and on our electronic trading system, which is operated pursuant to our relationship with LIFFE.

Open Outcry Trading Markets

We offer our members the ability to execute transactions in our products in our open outcry markets. The types of products available for trading in our open outcry markets by our members varies based upon class of membership. See “—Our Members.”

General. In the traditional open outcry trading environment, traders who risk personal capital, or floor brokers, may execute orders for institutional, commercial, proprietary and retail customers and bid and offer in an open outcry auction arena. This environment facilitates discovery of market prices. We believe that the CBOT has a strong history of providing a venue that offers its users tremendous liquidity, access to trading opportunities, and a reliable and stable trading environment.

Open outcry trading occurs in individual arenas and represented about 38% of our total volume in the first 10 months of 2004. The trading pits are the centralized meeting place for floor brokers and independent traders to trade contracts. Orders for market participants not on the trading floor are relayed to brokers for execution in the trading pits. The trading floors, which cover about 115,150 square feet, have booths surrounding the trading pits from which clearing member firm personnel can communicate with customers regarding current market activity and prices and receive orders either electronically or by telephone. In addition, our trading floors display current market information and news on wallboards hung above the pits.

We have enhanced our open outcry through automation and lower fees to help us maintain liquidity for market users. To do this, we have streamlined processes involving order entry, trade execution and open outcry price discovery. The basis for maintaining an open outcry trading system is our belief that many market participants find this system to be an efficient mechanism for price discovery. The open outcry system leverages our members’ market-making expertise by utilizing hundreds of speculators to facilitate liquidity and to provide floor brokers with a mechanism to manage execution risk for customers. We believe that the open outcry system is regarded as having a long-standing history as an environment of integrity, stability and reliability.

Technology Supporting Our Open Outcry Markets. In order to maintain the viability and growth of the open outcry trading markets, we have invested and, to the extent that our resources permit, we plan to continue to invest in technology. We intend to seek to continue our development of technology to provide market participants with rapid, reliable and cost-effective transaction processing. However, we cannot assure you that we will be able to fund technology in the future. This approach will focus on the following applications.

•	Order Transmission Systems. Our Order Direct application protocol interface enables our members to transmit orders electronically to and from the open outcry trading pits and any other firm or broker, and provides an entry point for Internet-based orders from customers and branch offices. This application has resulted in increased order and confirmation speed, reduced transaction costs, decreased risk of error, improved customer account tracking and bookkeeping and faster clearing reconciliation. eOpenoutcry.com is our web-enabled, browser-based software system that allows trade order entry, execution and confirmation display via the Internet, enhancing member access to the trading floor while reducing transaction costs.

•	Trade Execution Systems. Our customers may select one of two trade execution systems for executing transactions in our open outcry trading markets. COMET is our booth-based order entry device that fulfills the need for fast and efficient electronic order delivery to the trading floor while preserving the firm’s choice of delivery method to the broker. In keeping with the firm’s preference, COMET orders may be “flashed” by hand, delivered by wireless headset or delivered electronically to the broker for execution. COMET then enables the trade data to be electronically routed to the firm’s bookkeeping system and to the clearing location on a real-time basis.

In addition, Electronic Clerks are our order receipt and deck management devices for brokers. Using a hard-wired or wireless Electronic Clerk, unit brokers may receive orders from multiple member firms. Orders are automatically organized by price and order type for ease and speed of execution and trade confirmations are automatically returned to the originator.

•	Floor Operations Technology. Floor operations technology consists of the pricing and quotation network as well as the data network. The pricing and quotation network collects and disseminates in real time all CBOT pricing data. The internal data network connects futures commission merchants and other building occupants with the floor and one another for all CBOT pricing data. The pricing quotation network comprises price reporters who monitor the price fluctuation in each of the pits and use an electronic data network to communicate this information. As trades are executed, the reporters enter the price data into the pricing network. The price network transmits the data to the wall board display system, the historical data library and the data services network for re-transmittal through information providers such as Bloomberg. The current data network is a traditional wired network. Substantially all futures commission merchant offices have the capability to access the network in order to communicate with other offices and the floor. Most futures commission merchants have external data connections as well as Internet access.

Electronic Trading System

We offer our members and certain non-members who have permission from a CBOT clearing member the ability to execute transactions in most of our products in our electronic trading system.

Generally, trading in our electronic trading system takes place by submitting an order through a trading application (front-end software) into our electronic trading system’s central order book. Having received the orders, the electronic trading system’s trading host stores all orders in a central order book and performs order matching with corresponding orders (this is an electronic representation of the marketplace) where the criteria for determining order priority is dependent on the contract being traded. An order placed on our electronic trading system may be revised or withdrawn at any time during a trading session prior to its execution. After a trade has been executed on our electronic trading system, confirmation of execution is sent to the trading application. In addition, trade details are also sent from the trading host to the CME/CBOT Common Clearing Link.

The CBOT has made its products available for electronic trading since 1992, initially, on the Globex system, and, beginning in 1994, on Project A®, which was operated through the electronic trading division of Ceres until its decommissioning in August 2000. In August 2000, Project A® was replaced by the a/c/e system, which was the product of an alliance between the CBOT and certain affiliates and Deutsche Borse AG, the Swiss Stock Exchange and their jointly owned subsidiaries, Eurex Zurich AG and Eurex Frankfurt AG.

In January 2004, we replaced the a/c/e system with the LIFFE CONNECT® system, an electronic trading system designed and built by LIFFE. We also understand that the LIFFE CONNECT® system has been selected to serve as the electronic marketplaces of the Tokyo International Financial Futures Exchange, Nasdaq LIFFE Markets and Euronext.liffe to trade a wide range of fixed income and equity derivatives products.

We believe that the LIFFE CONNECT® system is the world’s most widely accessible electronic trading system for derivatives, taking markets for our products directly to traders at 556 locations in 26 countries worldwide. In addition to its accessibility and diversity of product offerings with over 250 products currently listed, we believe that the LIFFE CONNECT® system offers the benefits of reliability, high speed transaction executions and the scalability to permit it to handle high trading volumes. Among other benefits, the LIFFE CONNECT® system currently provides its users the following features:

•	support for complex trading strategies, recognizing 36 types of strategies, with the opportunity to construct each strategy with up to 32 legs;

•	the calculation of “implied” pricing, which provides an instant price for complex strategy trades;

•	protections designed to ensure that traders are quoted the best price and that there is no legging risk; that is, all the parts of a strategy will be executed or none at all;

•	two options for market structure, including price/time priority and pro-rata algorithms; and

•	dynamic price limits, which move automatically with the market, reducing the potential for mis-trades that periodically affect other markets.

In addition, we believe that the LIFFE CONNECT® system has a widely accepted application programming interface making it easy and economical for independent software vendors and member developers to build front-ends for users. More than 15 independent software vendors have built front-end trading applications specific to the requirements of brokers, market makers and proprietary traders.

In order to facilitate connectivity to the LIFFE CONNECT® system, there are now six points of presence (POPs) that route orders to the host. These POPs are located in major financial centers, including Chicago, New York, London, Paris, Amsterdam and Gibraltar. This arrangement offers flexibility and choice of connections, including direct access through our electronic trading system’s network, access through a service provider (SP) or access through a member’s own network.

We currently operate the LIFFE CONNECT® system as our electronic trading system pursuant to a license agreement with LIFFE that provides us a license to use the LIFFE CONNECT® system software for a period of five years, commencing November 24, 2003. In addition, we have entered into various other agreements with LIFFE related to the operation and support of the LIFFE CONNECT® system.

The chart below illustrates monthly contract trading volume on our electronic trading system for the months of September 2000 through October 2004:

Source: CBOT records

Clearing Services

We provide a full range of clearing services for every contract traded through our exchange, whether executed in our open outcry markets or electronic trading system. In November 2003, we began to transition clearing services for certain products to the CME, clearing through the CME/CBOT Common Clearing Link. The CBOT had discretion in selecting the CME from alternative service providers. In addition, in this arrangement, we are the primary obligor, have sole latitude in establishing prices charged to our customers, determine the service specifications and bear the credit risk. As a result of the factors, we account for clearing fee revenue and clearing services expense on a gross basis in accordance with EITF 99-19. In addition to clearing services, the CME/CBOT Common Clearing Link allows us to provide processing for all clearing functions, including post-execution trade processing, position management, collateral management and settlement. A single clearing guarantee fund covers both CBOT and CME products, with the combined assets maintained by the CME clearing house.

Prior to the establishment of the CME/CBOT Common Clearing Link in January 2004, our members cleared transactions through another third-party clearing services provider, Board of Trade Clearing Corporation. We terminated our arrangements with this provider in order to provide our clearing members the benefits of the CME/CBOT Common Clearing Link. These benefits include:

•	all position reporting and open interest calculation for the CBOT and CME are done only once and in the same, consistent manner;

•	firms do not have to incur the expenses associated with moving collateral between two clearing houses, eliminating the need for costly operational support of a cross-margin arrangement between the CBOT and CME;

•	reduced contributions by firms to risk capital pools or guarantee funds;

•	reductions in direct clearing-related fees (transaction fees and ancillary fees);

•	operational efficiencies created by firms being able to combine clearing operations for two exchanges into a single back office; and

•	simplified business practices (i.e., a single set of systems interfaces, including formats for data files, trade messages and reports and a standardized online interface).

Market Data

Our markets generate valuable information regarding the prices of our products and the trading activity in those markets. We sell our market data, which includes bids, offers, trades and trade size, to vendors who redistribute the data to persons or entities that use our markets or that monitor general economic conditions. Such persons and entities include financial information providers, futures commission merchants, banks, broker-dealers, public and private pension funds, investment companies, mutual funds, insurance companies, hedge funds, commodity pools, individual investors and other financial services companies or organizations.

We believe the market data supplied by the CBOT enhances trading activity in our products and trading activity in related cash and derivatives markets. The dissemination of real-time data generates revenue and supports our customer bases with timely market information. In general, the price information is sent via dedicated networks to over 140 worldwide quote vendors and subvendors. These firms consolidate our market data and information with data from other exchanges and third party data and news services and the firms resell the consolidated data and information to their subscribers. These quote vendors distribute our market data through dedicated networks, the Internet and wireless handheld devices.

As of September 30, 2004, our market data was displayed on about 140,000 screens worldwide. Revenue from market data represented about 16% of our total revenue in the nine months ended September 30, 2004. Our annual revenue from market data has recently declined to under $56 million in 2003 from a high of more than $66 million in 2001 due to industry consolidation, which reduced the total subscription demand for market data. If we continue to experience declining subscription levels, we can expect to continue to lose market data fee revenue if we are unable to recover that lost revenue through terminal usage fees, transaction fees or the development of alternative market data products.

Building Services

Our building services division operates the CBOT’s commercial real estate assets. In total, we own and manage three buildings, with over 1.5 million square feet of commercial space in the aggregate, in the central business district of the City of Chicago. As of September 30, 2004, the buildings were about 85% occupied, with about 35% of the total space used by the CBOT itself.

Tenants pay market rates for rent. The majority of tenant leases have terms of three to five years, with large tenants having leases for up to fifteen years. As of September 30, 2004, the largest tenant, other than the CBOT itself, leased 4% of the rentable area and the next five largest tenants leased about 13% of our commercial space. We manage both the real estate and the general services relating to such real estate such as cleaning, power and telephone services. Building services generated about 5% of our total revenue in the nine months ended September 30, 2004.

We have spent considerable resources so that all three buildings have advanced electrical, mechanical and telecommunication infrastructure and services. The demographics of the tenants of our commercial space have begun to widen beyond traditional brokerage/trading service firms to include other financial services firms, which we believe is due to the location and desirable electrical, telecommunications and mechanical infrastructure of our buildings.

We are currently planning an $18.5 million, two-year renovation that will include cleaning and renovating the limestone facade, elevator modernization, lobby renovation and other infrastructure improvements. In addition, we plan to update the lighting in the lobby. Our objective is to make the 141 W. Jackson building more appealing for office tenants.

On June 23, 2004, a proposal was approved by the Chicago City Council redesignating the property-tax classification for our landmark building at 141 W. Jackson in Chicago as “Class L” in order to help us renovate it. The Class L classification is expected to lower our property taxes by about $17 million over 12 years, beginning in 2006. The reduction in property-tax assessments associated with the Class L designation is available to owners renovating landmark buildings. The north facade and lobby of the 141 W. Jackson building have been city landmarks since 1977, but a separate ordinance extended a protected status to all four facades.

Marketing and Advertising

Our marketing department targets both institutional and retail customers. Our marketing programs for institutional customers are designed to educate highly sophisticated traders, portfolio managers, corporate treasurers and other market professionals about innovative uses of our products, such as new hedging and risk management strategies. We also seek to educate these users about changes in product design, margin requirements and new clearing services. Our marketing typically involves the development of personal relationships with professional traders who actively use our markets. We participate in a number of domestic and international trade shows and seminars regarding futures and options and other marketing events designed to inform market users about our products. Through these relationships and programs, we attempt to determine the needs of our customer base and we use this information in our product development and product maintenance efforts.

Our advertising strategy is based on both targeted direct contact and cooperative venture advertising techniques. We utilize direct mail, electronic mail and fax networking extensively. We also support CBOT product-specific advertising.

Competition

According to publicly reported data, we are currently the third largest futures exchange in the world based on contract volume for futures and options on futures contracts for the year ended December 31, 2003. The top fifteen futures exchanges in order of volume of futures and options on futures contracts for the year ended December 31, 2003 based on publicly reported data are:

•	Eurex, a joint venture of Deutsche Börse and the Swiss Exchange;

•	CME;

•	CBOT;

•	London International Financial Futures and Options Exchange;

•	Mexican Derivatives Exchanges;

•	New York Mercantile Exchange;

•	Bolsa de Mercadorias & Futuros;

•	Tokyo Commodities Exchange;

•	Shanghai Futures Exchange;

•	London Metals Exchange;

•	Korea Stock Exchange;

•	Sydney Futures Exchange;

•	Singapore Futures Exchange;

•	International Petroleum Exchange; and

•	National Stock Exchange of India.

Based on this data, in the United States, the top four futures exchanges are:

•	the CME;

•	the CBOT;

•	the New York Mercantile Exchange; and

•	the New York Board of Trade.

Of these top U.S. exchanges, the CME and the New York Mercantile Exchange have already demutualized. Moreover, the CME has the ability to raise capital through the issuance of equity securities and has already engaged in such capital-raising activity.

We face a variety of competitors and competing marketplaces and products. We compete by offering market participants efficient, cost-effective and liquid marketplaces for trade execution through both traditional open outcry and electronic trading systems, broadly disseminated and transparent market and quotation data, access to market making, superior product design and innovative technology. Additionally, we are continually enhancing our products and providing additional efficiencies to our customers. We are committed to improving the technology, services, market integrity and liquidity that will continue to make us an industry leader in volume of trades executed.

In addition to competition from futures exchanges that offer comparable derivative products, we also face competition from other exchanges, from electronic trading systems, from consortia of end users and futures commission merchants and from technology firms. Other futures exchanges have trading systems and financial market expertise that may lead them to consider listing copies of our products. In particular, on February 8, 2004, Eurex US began trading with markets for futures and options on 2-, 5- and 10-year Treasury notes, and 30-year Treasury bonds, thereby directly competing with us in the U.S. interest rate market. For information concerning legislative changes that may make it easier for potential competitors to enter our markets, see “—Regulation—Changes in Existing Laws and Rules.”

Electronic trading firms that currently specialize in the trading of equity securities have electronic trade execution and routing systems that could be used to trade products that compete with our products. In an industry where all derivatives are traded electronically, the concept of an exchange, including the services we provide and our sources of revenue, may change swiftly and substantially. Increased development of the electronic trading markets could substantially increase competition for some or all of the products and services we currently provide. For more information, see “Risk Factors—Risks Relating to Our Business—Intense Competition Could Materially Adversely Affect Our Market Share and Financial Performance.” Typically, while these firms have advanced electronic and Internet technology, significant capitalization and competitive pricing, we believe they lack the overall market liquidity and neutrality offered by our electronic trading and open outcry trading systems.

Consortia owned by member firms and large market participants also may become our competitors, particularly with respect to our Treasury futures and options contracts. In addition, technology companies, market data and information vendors, and front end software vendors also represent potential competitors because, as purveyors of market data, these firms typically have substantial distribution capabilities. As technology firms, they also have access to trading engines that can be connected to their data and information networks. Additionally, technology and software firms that develop trading systems, hardware and networks but who are otherwise outside of the financial services industry may be attracted to enter our markets.

Strategic Alliances, Acquisitions, Divestitures and other Arrangements

Due to increasing competitive pressures in the futures industry, we review our competitive position on an ongoing basis and from time to time consider, and engage in discussions with other parties regarding, various strategic alliances, acquisitions, divestitures and other arrangements in order to continue to compete effectively, improve our financial results, increase our business and allocate our resources efficiently. For example, in April 2003, we entered into an agreement with the CME to establish the CME/CBOT Common Clearing Link, pursuant to which the CME provides clearing and related services to the CBOT. In addition, in December 2002, the CBOT and eSpeed, Inc. entered into an arrangement that grants eSpeed a license to distribute CBOT products on its multiple buyer/multiple seller real-time electronic marketplaces. We have also entered into memoranda of understanding with several international exchanges, such as the Tokyo International Financial Futures Exchange, the Taiwan Exchange, the Sydney Futures Exchange and the Dalian Exchange in order to exchange information about listings of new products, changes to existing contract specifications and trading methods. Further, we have entered into agreements with the Minneapolis Grain Exchange, the Kansas City Board of Trade and the Winnipeg Commodity Exchange to provide them access to our electronic trading platform beginning in the fourth quarter of 2004. Also, we will act as the three exchanges’ sole distributor of market data. It is important for us to form strategic partnerships to bring together the necessary expertise and resources to address competitive pressures and meet new market demands.

Our Members

We are currently owned by our members. For this reason, our organization is sometimes referred to as a “mutual” organization. Members and individuals who have leased seats from members can execute trades for their own accounts or for the accounts of customers of clearing member firms. The trades of members and lessees of memberships for their own accounts qualify for lower fees in recognition of the market liquidity that their trading activity provides. Members and lessees also benefit from market information advantages that may accrue from their proximity to trading activity on the trading floors.

Currently, there are the following classes of CBOT memberships:

•	Full;

•	Associate;

•	GIM (and one-half Associate Memberships, as described below);

•	IDEM; and

•	COM.

Each class of CBOT membership has associated with it different trading rights and privileges. The specific trading rights and privileges associated with each class of CBOT membership are governed by our rules and regulations. In addition, as a result of the settlement of the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs, the Associate Members, GIMs, IDEMs and COMs are the beneficiaries of certain contractual rights, which are set forth in the settlement agreement. All membership applicants are reviewed and approved by us in accordance with the membership and eligibility requirements set forth in our rules and regulations.

Currently, members may be assessed trading floor efficiency fees and member dues, which are charged when deemed necessary based upon management’s review of capital requirements. Trading floor efficiency fees and member dues are independent of fees charged for trading and are not believed to have an effect on trading volume or the number of memberships outstanding.

Currently, CBOT memberships may be purchased or sold pursuant to transfer mechanisms established by our rules and regulations. We are currently evaluating appropriate transfer mechanisms, whether internal or external to the CBOT, to facilitate the transfer of the Class A common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary.

Price Ranges for Memberships

The following table contains, for the periods indicated, the high and low sales prices of memberships of each class of membership in the CBOT, reported in thousands.

	Full with Exercise Right Privilege		Full w/o Exercise Right Privilege		Exercise Right Privilege		Associate		GIM*		IDEM		COM
Calendar Year	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
1998
First Quarter	$780	$714	n/a	n/a	n/a	n/a	$487	$434	—	—	$90	$66	$147	$132
Second Quarter	725	483	n/a	n/a	n/a	n/a	410	210	$125	$115	57	28	130	62
Third Quarter	495	384	n/a	n/a	n/a	n/a	195	120	89	61	36	20	69	44
Fourth Quarter	545	431	n/a	n/a	n/a	n/a	226	175	—	—	33	20	71	48
1999
First Quarter	600	490	n/a	n/a	n/a	n/a	282	186	100	75	30	25	70	55
Second Quarter	633	560	n/a	n/a	n/a	n/a	246	220	—	—	36	26	75	54
Third Quarter	620	530	n/a	n/a	n/a	n/a	235	155	—	—	32	24	60	47
Fourth Quarter	475	400	n/a	n/a	n/a	n/a	180	127	—	—	33	24	46	37
2000
First Quarter	520	410	n/a	n/a	n/a	n/a	150	105	70	58	27	16	37	30
Second Quarter	642	472	n/a	n/a	n/a	n/a	138	90	50	50	17	6	37	22
Third Quarter	507	328	n/a	n/a	n/a	n/a	100	61	40	21	8	4	22	14
Fourth Quarter	350	255	n/a	n/a	n/a	n/a	80	50	31	23	6	1	18	11
2001
First Quarter	350	290	n/a	n/a	n/a	n/a	85	62	36	31	8	1	20	12
Second Quarter	350	316	n/a	n/a	n/a	n/a	82	65	39	33	8	6	21	16
Third Quarter	360	312	n/a	n/a	n/a	n/a	106	75	49	40	11	7	24	20
Fourth Quarter	415	315	n/a	n/a	n/a	n/a	135	70	38	38	21	10	25	21
2002
First Quarter	453	407	n/a	n/a	n/a	n/a	170	105	—	—	20	12	32	22
Second Quarter	317	240	n/a	n/a	n/a	n/a	130	90	55	52	16	12	28	21
Third Quarter	330	282	n/a	n/a	n/a	n/a	132	108	63	63	35	18	28	22
Fourth Quarter	330	285	n/a	n/a	n/a	n/a	142	127	—	—	27	20	27	24

	Full with Exercise Right Privilege		Full w/o Exercise Right Privilege		Exercise Right Privilege		Associate		GIM*		IDEM		COM
Calendar Year	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
2003
First Quarter	395	310	n/a	n/a	n/a	n/a	163	127	71	66	36	25	32	25
Second Quarter	390	350	n/a	n/a	n/a	n/a	160	115	75	70	33	26	42	33
Third Quarter	450	345	n/a	n/a	n/a	n/a	194	140	91	91	28	20	34	30
Fourth Quarter	555	430	n/a	n/a	n/a	n/a	190	150	78	72	23	12	42	30
2004
First Quarter	650	413	n/a	n/a	n/a	n/a	242	168	89	87	28	18	58	36
Second Quarter	950	675	—	—	—	—	433	260	175	146	45	26	89	63
Third Quarter	925	810	—	—	—	—	400	300	145	140	45	23	87	61
Fourth Quarter (as of November 5, 2004)	1,200	925	—	—	—	—	479	370	195	180	59	40	130	90

*	For purposes of this table, one-half participation interests in Associate Memberships are treated as GIMs.

Source: CBOT records.

On August 30, 2000, the day prior to the date of public announcement of the refined restructuring strategy, which contemplated the restructuring transactions, the closing price for Associate Memberships in the CBOT was $73,000, as reported by the CBOT. No Full Memberships, GIMs, IDEMs or COMs were purchased or sold on August 30, 2000. On August 30, 2000, the bid and ask prices for Full Memberships, GIMs, IDEMs and COMs were $335,000 and $400,000, $25,000 and $40,000, $4,200 and $5,000 and $14,000 and $16,500, respectively.

Individual Members

Currently, our membership committee reviews applicants and conducts proceedings to determine whether candidates meet our membership and eligibility requirements. Additionally, registration or a temporary license to act as either a floor broker or a floor trader must be granted by the National Futures Association before an individual can begin trading on our trading floors. All members must be guaranteed or qualified to trade by a clearing member before they may personally execute a transaction on our markets.

Full Members. Our Full Members are entitled to execute trades in all futures and options contracts listed on the CBOT. Currently, Full Members are also entitled to the CBOE exercise right, as described in greater detail elsewhere in this document. As of November 5, 2004, there were 1,402 Full Memberships.

Associate Members. Our Associate Members are entitled to execute trades in all futures and options contracts listed in the CBOT’s Government Instruments Market, Index, Debt and Energy Market and Commodity Options Market. As of November 5, 2004, there were 803 Associate Memberships.

GIMs/One-Half Associate Members. The holder of a GIM Membership is a member entitled to execute trades in all futures contracts assigned to the market category known as the “Government Instrument Market,” which includes contracts in certain U.S. government and agency securities, certain foreign government securities and certain domestic certificates of deposit. We are currently phasing out GIM Memberships by converting each GIM Membership into a one-half Associate Membership upon the sale of such membership and permitting the conversion of two one-half Associate Memberships into one Associate Membership. In addition, upon the sale or transfer of a GIM Membership, and the resulting conversion into a one-half Associate Membership, the associated trading rights and privileges are eliminated. Following the completion of the restructuring transactions, two Series B-3 memberships in the CBOT subsidiary will be convertible into one Series B-2 membership in the CBOT subsidiary, which may result in fewer members having the trading rights and privileges of GIMs and more members having the trading rights and privileges of Associate Members. As of November 5, 2004, there were 124 GIM Memberships and 4 one-half Associate Memberships.

For purposes of the restructuring transactions, including for purposes of determining the number of shares of Class A common stock of CBOT Holdings and the appropriate series of Class B membership in the CBOT subsidiary to be distributed in connection with the restructuring transactions, all one-half Associate Memberships shall be treated as GIM Memberships. In addition, we sometimes in this document refer to one-half Associate Members as GIMs, as the context requires.

IDEMs. The holder of an IDEM Membership is a member entitled to execute trades in all futures contracts assigned to the market category known as the “Index, Debt and Energy Market,” which includes contracts in certain stock and bond indices, money market instruments and metals. As of November 5, 2004, there were 641 IDEM Memberships.

COMs. The holder of a COM Membership is a member entitled to execute trades in all options contracts assigned to the market category known as the “Commodity Options Market,” which includes contracts in U.S. Treasury bond futures options and all other options contracts listed for trading by the CBOT. As of November 5, 2004, there were 643 COM Memberships.

Clearing Members

CBOT Clearing Members are CBOT members or member firms that meet the CBOT’s capital and membership requirements to clear any futures or options listed for trading on the CBOT’s exchange and receive the approval of the CBOT to become Clearing Members. These requirements include that:

•	in order for a CBOT Clearing Member firm to clear only its own trades, such firm must have one Full Membership registered on behalf of the firm;

•	in order for a CBOT Clearing Member firm to clear trades for others, such firm must have registered two Full Memberships on behalf of the firm; and

•	a sole proprietor may be a CBOT Clearing Member if such sole proprietor clears trades exclusively for his own account.

Capital requirements for CBOT Clearing Members have been established jointly by the CBOT and the CME. These capital requirements specify minimal financial requirements that are designed to assure the integrity of the clearing mechanism. CBOT Clearing Members are eligible to clear only CBOT products. In order to clear CME products, such person or firm must become a CME Clearing Member.

CBOE Exercise Right Privileges. A CBOE exercise right privilege is an exercise right that has been unbundled from the other rights and privileges associated with a Full Membership, which may be bought, sold or leased separate and apart from such Full Membership. If a holder of a CBOE exercise right privilege is also in possession, either as an owner or a delegate, of all of the other rights and privileges represented by a Full Membership, such holder may utilize the CBOE exercise right to exercise and become a member of the CBOE without having to purchase a membership on such exchange. If you hold a Full Membership immediately prior to completion of the restructuring transactions and have not previously requested that the CBOT issue to you the CBOE exercise right privilege associated with your Full Membership, you will continue to have the right to request that the CBOT issue to you the CBOE exercise right privilege that will be associated with the Series B-1 membership in the CBOT subsidiary received in exchange for your Full Membership upon the completion of the restructuring transactions. CBOE exercise right privileges that have been issued and are outstanding immediately prior to the completion of the restructuring transactions will remain outstanding following the completion of the restructuring transactions.

Other Business Relationships and Subsidiaries

Ceres Trading Limited Partnership. Ceres Trading Limited Partnership was formed in 1992 as a Delaware limited partnership for the purpose of conducting electronic trading business of the CBOT. Our wholly owned subsidiary, eCBOT, is currently the general partner and each CBOT member a limited partner of Ceres. The CBOT ceased conducting its electronic trading business through Ceres as of December 31, 2003. Ceres was dissolved on December 31, 2003 and is currently in the process of being liquidated with its assets distributed to its partners in accordance with the terms of the Ceres limited partnership agreement. As a result of the liquidation of Ceres, the holders of memberships in the CBOT subsidiary will no longer participate in the electronic trading business of the CBOT as limited partners of Ceres, but rather as members of the CBOT. However, as the general partner of Ceres, eCBOT remains potentially liable for any contingent claims brought by third parties against Ceres. In January 2004, $60.3 million was paid to the limited partners of Ceres, which represented a substantial portion of the assets of Ceres. Approximately $2.6 million of Ceres’ assets was reserved for potential future liabilities of Ceres. As of September 30, 2004, this reserve had a balance of $1.5 million. It is currently expected that the remaining reserve will be distributed to the limited partners of Ceres in the fourth quarter of 2004.

Electronic Chicago Board of Trade, Inc. eCBOT was formed in 2000 as a wholly owned subsidiary of the CBOT in anticipation of the expected reorganization of the CBOT’s electronic trading business. In September 2000, the CBOT assigned its general partnership interest in Ceres to eCBOT. Following termination of the CBOT’s arrangements with the Eurex Group in December 2003, Ceres was dissolved as described above and is currently in the process of being liquidated.

OneChicago, LLC. The CBOT is a minority interest holder in OneChicago, LLC, a joint venture formed by CBOE and the CME. OneChicago is an electronic exchange that makes available for trading single-stock futures and narrow-based indices. From its launch on November 8, 2002, OneChicago traded on twenty-one single-stock futures, and has expanded to over eighty single-stock futures and fifteen narrow-based indices. As a result of CBOT’s participation in the joint-venture, CBOT members are automatically members of OneChicago and can trade through existing memberships and accounts.

Taiwan Exchange. On August 25, 2003, we announced that we had entered into a memorandum of understanding with the Taiwan Futures Exchange to pursue cooperative and potential joint business initiatives between the two exchanges. Under the terms of the agreement, the two exchanges will share information on market and product development and potentially work toward developing markets for new derivative products.

Dalian Exchange. On November 17, 2003, we announced that we had entered into a memorandum of understanding with the Dalian Commodity Exchange in Dalian, China in order to pursue potential joint business initiatives. The agreement calls for the sharing of information on market and product development between the two exchanges and for the two exchanges to potentially work towards developing markets for new derivative products.

Tokyo International Financial Futures Exchange. On March 10, 2004, we announced that we had entered into a memorandum of understanding with the Tokyo International Financial Futures Exchange in order to exchange information such as the listing of new products, changes in contract specifications and trading methods, and to discuss cooperation on new product research.

Tokyo Grain Exchange. On March 18, 2004, we announced that we had entered into a memorandum of understanding with the Tokyo Grain Exchange in order to share information about listings of new products, changes to existing contract specifications and trading methods. The agreement also calls for the two exchanges to begin jointly developing new products and cooperating on educational and in marketing programs.

Sydney Futures Exchange. On October 13, 2004, we announced that we had entered into a memorandum of understanding with the Sydney Futures Exchange in order to cooperate on joint product development and the distribution of each exchange’s products.

Intellectual Property

We regard our brand name and logos and substantial portions of our marketing elements, products, market data, software and technology as proprietary, and we attempt to protect these elements by relying on trademark, service mark, copyright and trade secret laws, contracts, restrictions on disclosure and other methods. For example, with respect to trademarks, we currently have registered marks in 16 countries.

We are undertaking a review of our intellectual property to identify property and methods of doing business which should be protected, as well as the extent of current protection for that property and the availability of additional protection. We believe that our various trade and service marks have been registered where needed. Recent legal developments allowing patent protection for methods of doing business hold the possibility of additional protection, which we are examining.

Employees

As of October 31, 2004, we had 722 full-time employees and 21 part-time employees. These numbers do not include 72 full-time employees and 19 part-time employees of C-B-T Corporation, our subsidiary engaged in managing our properties, which operates the CBOT building located at 141 West Jackson Boulevard.

We consider our relations with our employees to be good. Fifty-nine of the 91 C-B-T Corporation employees are represented by one of the following unions:

•	Chicago & North East Illinois District Council of Carpenters;

•	United Brotherhood of Carpenters & Joiners of America;

•	International Union of Operating Engineers Local 399, AFL-CIO; and

•	Local 1, Service Employees International Union, SEIU, AFL-CIO.

Facilities

Our principal executive offices are located at 141 West Jackson Boulevard, Chicago, Illinois 60604. Our telephone number is (312) 435-3500.

We own the three buildings, located at the property at 141 West Jackson Boulevard, which consist of a total of about 1,523,077 square feet. We occupy about 536,549 square feet of office, trading floor and support space. We lease the remaining space in this building to third parties. The trading area has state-of-the-art wallboard price display systems, order routing and communications systems.

In addition, we lease 1,191 square feet of office space at 1455 Pennsylvania N.W. in Washington, D.C. This space houses our government relations operations. The current lease on the Washington office space expired on January 31, 2001 and is currently being renewed on a month-to-month basis. We currently expect that this lease will be renegotiated on terms satisfactory to us.

We lease 1,880 square feet of office space at 1 George Yard in London, England, which is used by our European marketing staff. The current lease on the London office expires in December 2013.

We believe that our facilities are adequate for our current operations and that additional space can be obtained if needed.

Regulation

Regulation of the U.S. Futures Exchange Industry

Our operations are subject to extensive regulation by the CFTC under the Commodity Exchange Act. The Commodity Exchange Act generally requires that futures trading in commodities be conducted on a commodity exchange designated as a contract market by the CFTC. That act establishes non-financial criteria for an exchange to be designated to list futures and options contracts. Designation as a contract market for the trading of a specified futures contract is non-exclusive. This means that the CFTC may designate additional exchanges as contract markets for trading the same or similar contracts. For information regarding the CFTC approvals required as a condition to our obligation to complete the restructuring transactions, see “The Restructuring Transactions—Regulatory Matters.”

We are a self-regulatory organization that is subject to the oversight of the CFTC. In order to guard against default risk with respect to contracts traded on the CBOT, we have instituted detailed risk management policies and procedures. To manage the risk of financial non-performance, we have established minimum capital requirements for all futures commission merchant member firms. In addition we operate and maintain systems to:

•	ensure that futures commission merchant members maintain capital in excess of the risk based capital requirement adopted by the CME;

•	require that all clearing futures commission merchant member firms electronically file a financial statement each month and that all other futures commission merchant members, electronically file quarterly financial statements. Firms are placed on additional reporting, i.e., daily, weekly or monthly reporting, when necessary;

•	analyze futures commission merchant member firms financial statements with a state-of-the-art computer system designed to immediately detect financial violations and unfavorable financial trends;

•	require that all futures commission merchant member firms collect initial and variation margin from their customers;

•	on a daily basis, collect large trader information to determine those firms that may have increased financial exposure and, whenever necessary, contact firms to ensure financial compliance;

•	during volatile market conditions, simulate the effect of market moves on large trader positions in order to identify those firms that have increased risk exposure; and

•	exercise broad disciplinary authority over member firms, including the ability to issue fines in the case of serious rule violations, and in the case of a financially distressed firm, we may take various emergency actions to protect customers, other member firms and the CBOT.

We also have surveillance and compliance operations and procedures to monitor and enforce compliance with rules pertaining to the trading, position sizes, delivery obligations and financial condition of members.

Changes in Existing Laws and Rules

Additional legislation or regulation, or changes in existing laws and rules or their interpretation, may directly affect our mode of operation and our profitability. In 2003, Congress adopted amendments to the Commodity Exchange Act that will reduce the cost and burdens of listing new contracts for trading. The CFTC has adopted rules to implement those changes. Other amendments to the Commodity Exchange Act have been adopted by Congress that might be less favorable to our business. The regulations under which we have operated since 1974 have been changed in a manner that will permit unregulated competitors and competitors in other regulated industries to attempt to trade our products in their own trading facilities without the same regulatory costs we bear.

The Commodity Exchange Act generally requires all futures contracts to be executed on an exchange that has been approved by the CFTC. For many years, the exchange trading requirement was modified by CFTC regulations to permit privately negotiated swap contracts to be transacted in the over-the-counter market. The CFTC exemption, under which the over-the-counter derivative market operated, precluded the over-the-counter market from using exchange-like electronic transaction systems and clearing unless specific permission, including the imposition of specific conditions, was granted by the CFTC. These limitations on the exemptions granted to the over-the-counter market were called into question by a November 1999 report of the President’s

Working Group on Financial Markets, which is made up of the Treasury Secretary, the Chairmen of the SEC and the CFTC and the Board of Governors of the Federal Reserve System.

The working group advocated a complete exemption from the Commodity Exchange Act for some principal-to-principal derivative exchanges that provide electronic trade execution services comparable to those performed by us. The customers who may access those exempt exchanges are also significant customers of regulated exchanges like ours. The working group recommended equivalent treatment for the existing electronic markets operated by regulated exchanges or their affiliates and further recommended legislation that would permit CFTC-regulated clearing organizations to clear futures, options on futures contracts and OTC derivatives that are not securities or securities options. In contrast, the working group recommended permitting banks and SEC-regulated clearing organizations to clear financial derivative contracts, as well as equities, government securities, repurchase and reverse repurchase agreements and other instruments. Finally, the working group recommended permitting banks and broker-dealers, and their affiliates, to operate currency futures markets for retail customers without being subject to regulation under the Commodity Exchange Act. All of the working group proposals, if adopted, would likely increase the number and quality of competitors who provide execution and clearing services for standardized derivative contracts.

In February 2000, the CFTC staff released a report advocating the passage of broad regulatory exemptions to create a regulatory environment that would permit the futures industry to accommodate itself to real world competitive conditions. Its goal was regulation by oversight rather than proscription. The degree of regulation proposed was directly related to the characteristics of the product and the type of customer that has direct or indirect access to the market, with retail customer markets being subject to greater regulation. The CFTC’s proposal would treat open outcry markets and electronic trading market in the same way.

During 2000, Congress considered legislation to implement the suggestions of the working group and the CFTC. On October 19, 2000, the U.S. House of Representatives passed that legislation in a bill numbered H.R. 4541, by a vote of 377 to 4. Further amendments were made to that bill and, as amended, it was reintroduced in the House of Representatives as H.R. 5660 on December 14, 2000. The U.S. House of Representatives and Senate each passed H.R. 5660 on December 15, 2000. It was signed into law by President William J. Clinton on December 21, 2000 as the Commodity Futures Modernization Act of 2000.

The Commodity Futures Modernization Act provides a series of exclusions from the Commodity Exchange Act that would allow our competitors to trade futures contracts identical to the ones that we offer without any form of regulation or oversight by the CFTC under certain circumstances. Generally those exclusions are available to markets limited to financial products traded among institutions, whether traded electronically or not. We too could comply with those exclusions and operate markets that are outside CFTC jurisdiction. If we chose to remain subject to CFTC jurisdiction, the Commodity Futures Modernization Act replaces the current rigid and rigorous statutory requirements exchanges now face with flexible core principles that exchanges—called contract markets or derivatives transaction execution facilities—would need to satisfy subject to CFTC oversight. In addition, if we elect to trade our non-agricultural contracts on the derivatives transaction execution facility platform, banks and broker-dealers would become qualified to act as a sales force for our contracts, thus expanding our sales force substantially. Finally, the Commodity Futures Modernization Act lifts the current ban on trading in single-stock futures subject to the coordinated oversight of the CFTC and SEC, providing U.S. futures exchanges with the opportunity to compete for this new market.

The Commodity Futures Modernization Act’s new regulatory framework for exchanges could reduce our regulatory costs and enhance our ability to deliver cost-effective services to our customers. The new framework will also make it easier for others to compete with us at lower regulatory cost. Thus, the regulatory framework may provide greater regulatory advantages for some of our competitors than it does for us.

Legal Proceedings

From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. As of the date of this document, except as described below, we are not a party to any litigation or other legal proceeding that, in our opinion, could have a material adverse effect on our business, operating results or financial condition.

Lawsuit Brought By Certain Associate Members, GIMs, IDEMs and COMs.

On August 11, 2000, eight Associate Members, GIMs, IDEMs and COMs filed a complaint, on behalf of themselves and persons or entities who own Associate Memberships, GIMs, IDEMs and COMs (excluding the 1,402 individuals who hold Full Memberships and any entity that owns a Full Membership in addition to owning an Associate Membership or other membership interest), with the Circuit Court of Cook County, Illinois. The complaint named as defendants five persons holding Full Memberships owned by corporations with multiple Full Memberships in the CBOT and a defendant class of all 1,402 Full Members.

The complaint alleged that the allocation ratio was unfair and the allocation methodology used by the independent allocation committee improperly weighted members’ voting and liquidation rights as well as the historical distribution of market values of memberships. The plaintiffs sought a declaratory judgment that the allocation was unfair to Associate Members, GIMs, IDEMs and COMs, and that the vote of Full Members in favor of the allocation in connection with the restructuring transactions would constitute a breach of fiduciary duties allegedly owed by Full Members to Associate Members, GIMs, IDEMs and COMs. The complaint requested that the court enjoin Full Members from voting in favor of the allocation and declare that the proposed allocation is unfair.

On January 9, 2001, the defendants moved to dismiss the case on the grounds that the complaint did not sufficiently allege that the defendants would breach any fiduciary duties to Associate Members, GIMs, IDEMs and COMs by voting in favor of the restructuring. On January 25, 2001, the court denied defendants’ motions to dismiss without ruling on the merits of the dispute, including whether Full Members owe fiduciary duties to the plaintiffs or whether the allocation was actually unfair. On February 6, 2001, a motion to compel arbitration under the CBOT rules and regulations, which provide for arbitration of disputes between members at the CBOT, and to stay the proceedings in Illinois court was filed on behalf of individual defendant Steinborn. On February 8, 2001, a similar motion to compel arbitration and stay proceedings was filed on behalf of the additional individual defendants. On March 23, 2001, the court granted the defendants’ motions to compel arbitration and stay proceedings. On April 20, 2001, the plaintiffs filed an appeal of the court’s order granting the defendant’s motion to compel arbitration. On November 15, 2001, the Illinois appellate court reversed the circuit court’s decision, holding that the five named defendants had waived their right to arbitration. The circuit court subsequently denied a motion by the five named defendants to dismiss the case as moot and certified the above described plaintiff and defendant classes. The CBOT assumed the defense of the Full Members named as defendants in the complaint and of the defendant class.

On May 31, 2002, defendants moved for summary judgment on the grounds that Full Members do not owe a fiduciary duty to Associate Members or membership interest holders and that Delaware’s business judgment rule protects the allocation decision made by the independent allocation committee and the board of directors. On August 8, 2002, the court granted defendants’ motion for summary judgment, holding that Full Members do not owe fiduciary duties to Associate Members and membership interest holders. On September 6, 2002, plaintiffs filed a motion asking the court to reconsider its decision to dismiss the case and terminate this litigation. On December 16, 2002, the court denied plaintiff class representatives’ motion for reconsideration. On January 14, 2003, plaintiff class representatives filed a notice of appeal.

On July 16, 2003, the Illinois appellate court reversed and remanded the cause to the circuit court for a fairness hearing. A petition for rehearing and petition for certificate of importance were filed by the defendant class on August 7, 2003. These petitions were denied by the court on December 17, 2003. On January 21, 2004, the defendant class filed a petition for leave to appeal to the Illinois supreme court. That petition was denied on March 24, 2004.

In August 2003, the CBOT retained Kevin M. Forde, Ltd, and Charles P. Carey, the chairman of the board of directors of the CBOT, retained the Law Offices of Peter B. Carey, as legal counsel in connection with the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs, including a possible settlement of this lawsuit. Beginning in early September 2003, Messrs. Forde and Carey commenced settlement discussions with counsel for the plaintiff class. These settlement discussions, which extended for over a four-month period, focused on numerous factors, with an emphasis on the discussion of the Illinois appellate court in reversing the Circuit Court’s decision concerning the fairness of the allocation ratio and the value of the CBOT’s memberships. In addition, the settlement negotiations included discussions such quantitative measures as the volume traded by the various membership classes, the relative member liquidation rights and voting rights, the previous distributions from Ceres to the various membership classes and the terms of other exchange demutualizations with multiple membership classes. The settlement negotiations also included discussions on such qualitative measures as the length and expense of further litigation and the overwhelming support of the members for the settlement agreement, as indicated by the March 2004 advisory vote of the members.

On January 21, 2004, the CBOT and the plaintiff class representatives entered into a binding memorandum of understanding with regard to the settlement of the lawsuit. The binding memorandum of understanding contemplated that the parties would enter into a settlement agreement within a reasonable period of time thereafter.

On February 6, 2004, the CBOT and the plaintiff class representatives entered into a settlement agreement with regard to the settlement of the lawsuit. At that time, the plaintiff class representatives filed a motion for voluntary dismissal of the lawsuit, with prejudice, contingent upon a final judgment order with regard to the settlement agreement coming into effect. The CBOT filed a motion for leave to intervene in the case to become a party to the lawsuit for purposes of settlement and any other proceedings or events necessary or incident to implementation of the settlement agreement, and the plaintiff class representatives and the CBOT filed a joint motion to stay and remand, requesting that the Illinois supreme court stay the appellate proceedings and remand the case to the circuit court to give preliminary and final approval to the settlement agreement, and to consider the plaintiff class representatives’ motion for voluntary dismissal.

The settlement agreement provides that any proposal approved by the CBOT board of directors that contemplates (a) a restructuring, recapitalization, consolidation, merger or sale of all or substantially all of the assets of the CBOT, or a sale, transfer or distribution of CBOT equity (i.e., all common, preferred and other equity interests of any kind or nature) in the CBOT, and (b) an allocation by the CBOT of CBOT equity among the classes of CBOT members will include a proposed allocation of equity in the CBOT among the classes of CBOT members in accordance with the agreed settlement allocation. The restructuring transactions which are the subject of this document include a proposed allocation of the equity in the CBOT, consisting of the Class A common stock of CBOT Holdings, among the classes of CBOT members in accordance with the settlement allocation.

The settlement allocation provides that, of the CBOT equity to be distributed to CBOT members in any such restructuring, Full Members would receive 77.65% in the aggregate and Associate Members, GIMs, IDEMs and COMs would receive 22.35% in the aggregate, with the 22.35% to be allocated among these members based on the following ratio:

Associate Member	1.00
GIM	0.50
IDEM	0.11
COM	0.25

The settlement agreement also provides for a compensation award to the plaintiff class representatives in the total amount of 0.10 percent of the total equity ownership interests in the CBOT allocable to the CBOT members in a restructuring for the services they rendered and risk they assumed in the prosecution of the lawsuit. Such compensation would be paid, pro rata, out of the minority members’ 22.35% of CBOT equity ownership interests upon completion of any restructuring and would be held in the same form and manner as the CBOT equity ownership interests held by other CBOT members in connection with any restructuring contemplated by the settlement agreement.

The settlement agreement also provides that the CBOT will use commercially reasonable efforts to submit one or more proposals relating to a restructuring to a vote of the CBOT membership as soon as reasonably practicable following final approval of the settlement agreement by the court and that the CBOT will include the settlement allocation among the proposals to be approved by the CBOT membership in connection with a restructuring. The settlement allocation is one of the propositions being submitted to Full and Associate Members for their approval pursuant to this document.

In addition to developing a settlement allocation, the settlement agreement also provides for certain rights that the CBOT must afford to the Associate Members, GIMs, IDEMs and COMs unless and until a change of control of the CBOT subsidiary occurs. These rights are as follows:

•	the CBOT will not adopt any amendment to its certificate of incorporation, bylaws or rules and regulations that has an adverse effect on the contract trading rights of each of the classes of minority members in effect as of February 2, 2004;

•	the CBOT will charge to each existing class of membership the same transaction fee, surcharge or any other fee and will institute the same fee caps, if any, for transactions executed on the exchange in any given contract that they are entitled to trade as a member; and

•	the CBOT will cause any membership dues, assessments, or other similar charges that are assessed against memberships to be assessed in accordance with, or in a ratio that is at least as favorable to the Associate Members, GIMs, IDEMs and COMs as the settlement allocation.

Any modifications to these rights must be approved by the affirmative vote of a majority of votes cast by the members of each of the affected classes.

The settlement agreement provides for the payment of attorneys’ fees and expenses by the CBOT to the counsel to the plaintiff class representatives. Following October 20, 2004, the date on which the order of the Circuit Court approving the settlement agreement became final and non-appealable, the CBOT arranged for payment to counsel to the plaintiff class representatives of an amount equal to $3,500,000 in attorneys’ fees and expenses, together with interest on that amount from February 5, 2004 until the date of payment at the Prime Rate minus one percent. Upon the affirmative vote by the CBOT’s members in favor of any restructuring occurring prior to the sunset date, as defined below, the CBOT will be obligated to pay to counsel to the plaintiff class representatives an additional $4,000,000 in attorneys’ fees and expenses and interest thereon from October 20, 2004 through the date an affirmative vote by the CBOT’s members in favor of any restructuring is taken at the Prime Rate minus one percent. To secure payment of the $4,000,000, on November 2, 2004, the CBOT arranged for delivery of a letter of credit in a face amount equal to $4,000,000 payable to the plaintiff class counsel upon the affirmative vote by the CBOT members prior to the sunset date in favor of any restructuring and naming Sachnoff & Weaver, agent for the counsel to the plaintiff class representatives, as beneficiary.

The CBOT’s obligations with regard to the agreed settlement allocation are subject to a “sunset date,” meaning that such obligations will become null and void upon the earliest to occur of (a) completion of restructuring(s) pursuant to which all of the CBOT equity ownership interests have been allocated in accordance with the agreed settlement allocation, (b) three years from the first vote by CBOT members to approve any restructuring and (c) five years from the final order with respect to the settlement agreement. If a restructuring is completed as a merger, consolidation or combination of the CBOT with an unaffiliated third-party, clause (a) will be satisfied if all of the equity ownership interests in the CBOT have been allocated among the classes of CBOT members in accordance with the settlement allocation. For purposes of the settlement agreement, the restructuring will not be deemed to be approved unless and until the Full and Associate Members of the CBOT, voting together as a single class based on their respective voting rights, approve all five of the propositions relating to the restructuring transactions. Because all of the equity ownership interests in the CBOT will be allocated among the classes of CBOT members as a result of the distribution of Class A common stock of CBOT Holdings in accordance with the settlement allocation in the restructuring transactions, the CBOT’s obligations with regard to the settlement allocation will become null and void upon the completion of the restructuring transactions. We note that the additional “authorized” shares of capital stock of CBOT Holdings do not in any way affect our obligations under the settlement agreement. Although these additional shares will be authorized under the certificate of incorporation of CBOT Holdings, they cannot be issued unless and until there is a second approval. Any additional capital stock of CBOT Holdings that might be issued in the future, following the second approval, would have a dilutive effect on the shares of Class A common stock of CBOT Holdings issued to the CBOT members in connection with the restructuring transactions.

As part of the approved settlement agreement, both the CBOT and the plaintiffs released all claims of any kind that they have or might have against the other party arising out of or related to the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs or resolved by the settlement agreement including, but not limited to, all claims based upon or arising out of any fact or circumstance through the date of the settlement agreement relating to (1) the allocation of CBOT equity in connection with any restructuring and (2) any transaction fees or surcharges, dues, assessments, or other charges of the same character imposed by the CBOT on the minority members. In addition, the plaintiffs agreed not to claim that a vote by the Full Members taken pursuant to the settlement agreement after a final order has come into effect and before the sunset date for or against the settlement allocation constitutes a breach of fiduciary duty by the Full Members. Both parties retain the right to seek judicial enforcement of the settlement agreement, with respect to which the circuit court has continuing jurisdiction.

In addition, as part of the approved settlement agreement, the plaintiffs dismissed with prejudice their claims against the defendant class of Full Members. The legal effect of the dismissal with prejudice is to bar future lawsuits by the plaintiffs against Full Members for any claims arising out of the subject matter of the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs. The plaintiffs also released the defendant class members who did not request exclusion from the class or object to the settlement agreement from all claims for breach of fiduciary duty for any acts from the beginning of time through April 20, 2004, the date of the first amendment to the settlement agreement.

The plaintiff class representatives have agreed that they will not assert any claim to oppose either the decision to dissolve and liquidate Ceres or the distribution of the partnership assets. The plaintiff class has not released any claims relating, among other things, to (w) whether any assets which were distributed by Ceres were properly distributed to or owned by Ceres, (x) the propriety of any prior or future revenues paid to Ceres from the CBOT or any other source, (y) the propriety of any prior or future payment in any amount by the CBOT to Ceres or (z) the propriety of any prior or future transfer of assets in any amount from the CBOT to Ceres.

The CBOT has agreed to defend, indemnify and hold harmless the plaintiff class representatives and the counsel to the plaintiff class representatives against claims of any kind made against them and any fees, costs and expenses resulting therefrom relating to the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs or the implementation of the settlement agreement, with the exception of any fees, costs and expenses incurred in connection with defending the fairness of the settlement agreement or the minority member lawsuit. The CBOT, so long as it performs its duties under the indemnification provisions of the settlement agreement, is not required to pay any additional attorneys’ fees or expenses aside from those payments to plaintiff class counsel as described above. In connection with any efforts by the plaintiff class representatives or plaintiff class counsel to enforce the indemnification provisions of the settlement agreement, the prevailing party in any such suit will be entitled to collect its reasonable costs and attorneys’ fees from the other party.

On September 20, 2004, the court entered a final order approving the settlement agreement and the terms therein, including, but not limited to, the plan for the allocation of equity among CBOT members upon completion of any restructuring, attorneys’ fees to be paid to the counsel for the plaintiff class representatives, the 0.10 percent compensation award to the plaintiff class representatives and the dismissal with prejudice of the claims of the plaintiff class against the Full Members and the CBOT, as fair, adequate, and reasonable and in the best interest of all CBOT members. On October 20, 2004, the statutory period for appeals of the court’s final order expired and the order became final and non-appealable.

Chicago Board Options Exchange Dispute. Since 1973, when we created the CBOE, our Full Members have had a legal right to become members of the CBOE without having to purchase a membership on such exchange pursuant to the exercise right. Over the last several years, the CBOE has stated publicly its view that, if consummated, the restructuring transactions would extinguish the exercise right under certain circumstances.

In response, on June 30, 2000, we filed a complaint against the CBOE seeking declaratory and injunctive relief with respect to our Delaware reincorporation. Specifically, we sought a declaration that becoming a Delaware not-for-profit corporation would not violate a 1992 agreement between the parties or serve to extinguish the exercise right of our Full Members. On August 3, 2000, after the CBOE agreed in court that it would take no action to extinguish or limit the exercise right based solely on the reincorporation of the CBOT in Delaware, the court dismissed the CBOT’s complaint. On August 30, 2000, the CBOE filed a proposed rule change with the SEC consisting of a proposed interpretation of the exercise right. On October 10, 2000, the CBOE filed an amendment to its proposed rule change and interpretation and sought SEC approval of its position. In its filing, the CBOE stated that the exercise right would be terminated:

•	for any Full Member, if that Full Member sells or otherwise transfers any of the stock and other interests received as a result of completing the restructuring transactions in exchange for his or her Full Membership;

•	for all Full Members, if the CBOT by expanding electronic trading on the a/c/e system or otherwise, allows non-members to trade directly on the CBOT on the same basis as members; or

•	for all Full Members, if CBOT members who exercise their right to become members of the CBOE are able to trade all of the CBOT’s products and the CBOE’s products simultaneously.

On October 17, 2000, the CBOT filed a second complaint seeking a declaration that the restructuring transactions would not extinguish the exercise right and an injunction prohibiting the CBOE from taking any action to the contrary. On January 19, 2001, the circuit court dismissed Count I of our complaint for failure to sufficiently allege breach of the 1992 agreement by the CBOE and for failure to allege damages. The court also dismissed Count II of the complaint as preempted by federal law, holding that this matter should be resolved in the first instance by the SEC. The court’s ruling did not address the merits of the dispute, including whether or not the CBOE’s position breached the 1992 agreement. Under this ruling, the SEC would have been free to determine whether the CBOE could take the actions described above with respect to the exercise right in connection with its proposed rule change and interpretation filed with the SEC. In response, on February 16, 2001, the CBOT filed an amended complaint, seeking a declaration by the court that the CBOE breached the 1992 agreement by adopting its proposed rule change and submitting it to the SEC for approval without the written consent of the CBOT. In addition, the CBOT sought an injunction prohibiting the CBOE from attempting to amend or modify its Rule 3.16(b), relating to the exercise right, adopted pursuant to the 1992 agreement, without our written consent, in violation of its obligations’ under the 1992 agreement. Finally, the CBOT sought a declaration that certain elements of its proposed restructuring comply with the CBOT’s obligations under the 1992 agreement.

On November 17, 2000, the SEC requested public comment on the CBOE’s proposed rule change. On December 11, 2000 we filed a comment letter with the SEC challenging the legal validity of the proposed rule change and urging the SEC not to approve it. On February 12, 2001, we filed a supplementary comment letter with the SEC summarizing the proposed restructuring transactions and notifying the SEC of developments at the circuit court.

On February 26, 2001, the CBOE filed with the SEC a letter in support of its proposed rule change and in response to our filed opposition to that proposed rule change. The CBOE’s letter took the position that after the restructuring transactions the CBOT will not be a membership corporation and therefore will not satisfy one of the conditions for retention of the exercise right under the 1992 agreement. The CBOE further claimed that the a/c/e system gives our members who exercise the right to become CBOE members the ability to trade on the CBOE trading floor and through the CBOT at the same time, activity that the CBOE claimed is incompatible with the exercise right. The CBOE also claimed that the exercise right may be terminated after the completion of the restructuring transactions because certain non-trading rights, including voting rights, of the current Full Members of the CBOT will change in connection with the completion of the restructuring transactions.

In March 2001, representatives of the CBOT initiated discussions with representatives of the CBOE to arrange for a settlement of this dispute. On March 28, 2001, we entered into an agreement with the CBOE for the purpose of facilitating our discussions regarding possible settlement of this dispute. Pursuant to this agreement, the CBOE agreed to request that the SEC refrain from approving the CBOE’s filing with the SEC (File No. SR-CBOE-00-44) and the CBOT has agreed not to seek to have the registration statement of which this document forms a part declared effective by the SEC, in each case so long as such agreement remains in effect. In addition, we agreed with the CBOE that each party would file one or more joint requests for an extension of time such that the CBOE’s answer or response to the CBOT’s amended complaint in Illinois circuit court would not be due any sooner than 14 days after the termination of the agreement. This agreement remained in effect through August 1, 2001.

On August 7, 2001, the CBOT entered into an agreement with the CBOE for the stated purpose of resolving the dispute between the parties regarding the exercise right within the context of the restructuring transactions and electronic trading generally at the CBOT.

This agreement is subject to a number of conditions, including that the agreement must be approved by the membership of the CBOE.

•	the restructuring transactions must be approved by the membership of the CBOT; and

•	the CBOT must receive a favorable ruling from the IRS and any required approvals by the CFTC.

In connection with this agreement, the CBOE withdrew its proposed interpretation and rulemaking request on August 13, 2001, and the CBOT filed a notice of voluntary dismissal of its litigation in the circuit court relating to the exercise right, on August 17, 2001. In addition, the CBOE agreed that it would take no action to amend, modify or otherwise limit, or terminate or cause to expire, whether by interpretation or otherwise, the exercise right as a result of the completion of the restructuring transactions, except as contemplated in the settlement agreement.

The August 2001 agreement provides, among other things, that:

•	in order to exercise the right to become a member at the CBOE, an individual must be the owner (or delegate of such owner) of (A) 27,338 shares of Class A common stock of CBOT Holdings and (B) either (1) one Series B-1 membership in the CBOT subsidiary which retains the right to have issued the exercise right privilege associated with it or (2) one Series B-1 membership in the CBOT subsidiary and one issued and outstanding exercise right privilege;

•	the CBOT has created and will maintain incentives to promote the continued value of a CBOT membership, and any questions that may arise as to the continued meaningfulness of such preferences and incentives shall be submitted to binding arbitration in accordance with the terms of the August 2001 agreement, as amended;

•	if a Series B-1 member delegates his or her membership rights to an individual who exercises and becomes a member of the CBOE, such Series B-1 member will relinquish all member trading rights at both the CBOT and the CBOE, and may trade only at customer rates at the CBOT unless the Series B-1 member owns another CBOT membership that entitles such member to member trading rights and transaction rates;

•	the delegates of Series B-1 members who have exercised their right to trade at the CBOE may trade on the CBOT’s electronic trading platform only at customer rates;

•	if a Series B-1 member is present on the CBOE’s trading floor or is logged on to the CBOE’s electronic trading platform at the time an order is entered or altered on the CBOT’s electronic trading system by or on behalf of such member, then such member will be charged CBOT customer rates for trades resulting from the execution of such orders;

•	the CBOT will issue the exercise right privilege only once with respect to each of its 1,402 Series B-1 memberships and in no event shall the CBOT issue more than 1,402 exercise right privileges in the aggregate;

•	the CBOT shall furnish to the CBOE and shall update on a current basis a list of all holders and delegates of Series B-1 memberships, specifying by membership number those Series B-1 memberships in respect of which exercise right privileges have been issued; and

•	the CBOT shall amend its rules and regulations, effective no later than the consummation of the restructuring transactions, to the extent necessary to implement the provisions of the August 2001 agreement.

The CBOT and the CBOE agreed that the August 2001 agreement and the 1992 agreement reflect the complete and exclusive understanding and agreement of the parties concerning the exercise right and supercede all prior proposals and communications between the parties on that subject. In addition, the parties agreed that a Series B-1 member may delegate all of its trading rights and privileges of Full Membership to an individual who will then be eligible to become a regular CBOE member, provided that if a Series B-1 member delegates some, but not all of its appurtenant trading rights, then neither the member nor the delegate will be eligible to be a CBOE regular member. The parties also agreed that the CBOT would issue, upon written request, to any Full Member an exercise right privilege which could be unbundled from the Full Membership and could be bought, sold or leased separate and apart from the Full Membership.

On October 7, 2004, the CBOT, CBOT Holdings and the CBOE entered into a letter agreement that, among other things, confirmed the parties understanding that the restructuring transactions referred to in the August 7, 2001 agreement shall be deemed to refer to the restructuring transactions as described in this document.

Notwithstanding entry into the August 7, 2001 agreement and related October 7, 2004 letter agreement, we cannot assure you that the CBOE will not take other actions in the future to challenge or interfere with the exercise right or that it will not otherwise be successful in terminating the exercise right or preventing Full Members from exercising such right in the future. For more information about these risks, see “Risk Factors—Risks Relating to the Restructuring Transactions—The CBOE Exercise Right Could be Challenged Further by the CBOE.”

Full Members and Associate Members are being asked to approve and ratify the agreements recently entered into by us and the CBOE. We have included as Appendices D-1 and D-2 to this document a copy of the August 7, 2001 agreement and related October 7, 2004 letter agreements, respectively. We urge you to review carefully all four agreements before voting on the propositions relating to the restructuring transactions.

Eurex Litigation. On October 15, 2003, Eurex US filed an antitrust action in federal court against the CBOT and the CME alleging that the companies illegally attempted to block its entrance into the U.S. market and charging the CBOT and the CME with having violated the Sherman Act, among other things, by offering financial inducements, valued at over $100 million, to shareholders of The Clearing Corporation to vote against a proposed restructuring of The Clearing Corporation. Eurex subsequently amended its complaint to make additional charges, including a claim that the CBOT and the CME misrepresented Eurex’s qualifications in their lobbying of Congress and the CFTC.

On December 12, 2003, the CBOT filed in the U.S. District Court for the District of Columbia a motion to dismiss the amended complaint and a motion to transfer the action to the U.S. District Court for the Northern District of Illinois. On September 2, 2004, the United States District Court for the District of Columbia granted the CBOT’s motion to transfer the case to the United States District Court for the Northern District of Illinois. The district court denied the CBOT’s motion to dismiss as moot in light of its ruling on the transfer motion.

Garber Patent Rights Litigation. On May 7, 2004, the CBOT, the CME, the CBOE and OneChicago, LLC were sued in the U.S. District Court for the Northern District of Illinois for alleged infringement of United States patent 5,963,923 entitled “System and Method for Trading Having Principal Market Maker.” The CBOT filed an answer to the complaint on June 28, 2004. A claim construction hearing is scheduled for December 1, 2004.

MANAGEMENT AND EXECUTIVE COMPENSATION

Directors and Executive Officers

Board of Directors—Current

The CBOT board of directors currently consists of 18 directors, including:

•	the Chairman of the Board;

•	the Vice Chairman of the Board;

•	nine elected directors who are Full Members and of whom at least two are nonresident;

•	four non-member directors;

•	two elected directors who are Associate Members; and

•	the President and Chief Executive Officer, who serves as a non-voting member of the board.

Board of Directors—Upon Completion of The Restructuring Transactions

The directors serving on the board of directors of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the boards of directors of both CBOT Holdings and the CBOT subsidiary immediately following the completion of the restructuring transactions. The continuing directors will serve for the duration of their current terms and will be subject to the same qualifications that are in effect immediately prior to the completion of the restructuring transactions, with the exception of the current public directors, whose terms will end in connection with the first annual election following the completion of the restructuring transactions. It is currently expected that this annual election will occur in the first or second quarter of 2005.

The size of the board of directors of CBOT Holdings will be reduced from 18 directors to 16 directors in connection with the first annual meeting of stockholders following the completion of the restructuring transactions. The board of directors of CBOT Holdings will then consist of:

•	the Chairman of the Board, who will be a holder of a Series B-1 membership in the CBOT subsidiary;
•	a Vice Chairman of the Board, who will be a holder of a Series B-1 membership in the CBOT subsidiary;
•	eight directors, who will be holders of Series B-1 memberships in the CBOT subsidiary;
•	two directors, who will be holders of Series B-2 memberships in the CBOT subsidiary;
•	three directors, who will be “independent” within the meaning of the certificate of incorporation and bylaws of CBOT Holdings; and
•	the President and Chief Executive Officer of CBOT Holdings, who will be a non-voting director.

Except as described below, each director of CBOT Holdings will be elected to serve as a director until the second annual meeting following their election and will not be subject to term limits. Directors will remain entitled to serve, however, only for so long as they retain the qualifications of the directorship for which they were nominated and elected.

The elected directors of CBOT Holdings will be classified into two classes of directors consisting of eight directors and seven directors, respectively. The first class of directors will consist of:

•	the Chairman of the Board;
•	four directors, who will be holders of Series B-1 memberships in the CBOT subsidiary;
•	one director, who will be a holder of a Series B-2 membership in the CBOT subsidiary; and
•	two independent directors.

The second class of directors will consist of:

•	the Vice Chairman of the Board;

•	four directors, who will be holders of Series B-1 memberships in the CBOT subsidiary;
•	one director, who will be a holder of a Series B-2 membership in the CBOT subsidiary; and
•	one independent director.

The President and Chief Executive Officer will, upon appointment to such position, automatically become a non-voting director and will remain a non-voting director for so long as such person remains the President and Chief Executive Officer.

At the first annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions, the stockholders will elect seven directors, consisting of two of the directors from the second class of directors and five directors from the first class of directors. The directors of the second class will be elected to serve until the second annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions, and the directors of the first class will be elected to serve until the third annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions. Thereafter, each class of directors will be elected at every other annual meeting, beginning with the second class at the second annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions.

The following chart describes the directors and the terms that such directors are expected to be elected to at each of the first, second and third annual elections following completion of the restructuring transactions:

First Annual Meeting	Second Annual Meeting	Third Annual Meeting
Two Year Term	Two Year Term	Two Year Term
1 Chairman of the Board	1 Vice Chairman of the Board	1 Chairman of the Board
1 Series B-1 director	4 Series B-1 directors	4 Series B-1 directors
1 Series B-2 director	1 Series B-2 director	1 Series B-2 director
2 independent directors	1 independent director	2 independent directors

One Year Term
1 independent director
1 Series B-1 director

The members of the board of directors of CBOT Holdings will be automatically designated as members of the board of directors of the CBOT subsidiary upon their election to the board of directors of CBOT Holdings. In addition, it will be a qualification for service as a director of the CBOT subsidiary that such director also serve at the same time on the board of directors of CBOT Holdings.

The holders of Class A common stock of CBOT Holdings will have the right to elect the nominating committee of CBOT Holdings, which will recommend to the board of directors of CBOT Holdings persons to stand for election as directors of CBOT Holdings. The nominating committee will be composed of five holders of Class A common stock of CBOT Holdings, four of whom will be persons who also hold Series B-1 memberships in the CBOT subsidiary and the fifth of whom will be a person who also holds a Series B-2 membership in the CBOT subsidiary. Except as described below, each member of the nominating committee will be elected to serve as a member of the nominating committee until the third annual meeting following his or her election. No member of the nominating committee may be elected or appointed to serve again as a member of the nominating committee until the third annual meeting following the annual meeting at which his or her term ended. However, there is no other limit to the number of terms a member of the nominating committee may serve.

The members of the nominating committee of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the nominating committee of CBOT Holdings immediately following the completion of the restructuring transactions. The continuing members of the nominating committee will serve for the duration of their current terms. Although the nominating committee will recommend nominees to the board of directors of CBOT Holdings, the board of directors of CBOT Holdings will exercise its own judgment in approving nominees to serve as directors. The nominating committee will also be responsible for nominating individuals to serve as members on the nominating committee.

Board of Directors—Upon the Second Approval

If and when the second approval occurs, there will be certain changes to our corporate governance structure that will take effect upon completion of a qualified initial public offering of CBOT Holdings, as described in greater detail elsewhere in this document. These changes will affect the composition of the boards of directors of CBOT Holdings and the CBOT subsidiary as well as the manner in which directors are nominated and elected to these boards.

Upon completion of a qualified initial public offering of CBOT Holdings, the boards of directors of CBOT Holdings and the CBOT subsidiary will be reconstituted such that each is composed of 17 directors and classified into two classes of nine and eight directors, respectively, each elected to serve two-year terms. On each board of directors, there will be 11 directors designated as parent directors and six directors designated as subsidiary directors. The six subsidiary directors will consist of four persons who hold Series B-1 memberships in the CBOT subsidiary and two persons who hold Series B-2 memberships in the CBOT subsidiary. Of the 17 directors, at least nine will be independent directors.

The board of directors of CBOT Holdings will be elected exclusively by the holders of the Class A common stock of CBOT Holdings and the holder of the sole share of Class B common stock of CBOT Holdings, respectively, beginning with the first annual election following completion of a qualified initial public offering, for two-year terms. The board of directors of the CBOT subsidiary will be designated or elected as follows: the 11 parent directors will be directors that are not elected but rather automatically designated as members of the board of directors of the CBOT subsidiary upon their election to the board of directors of CBOT Holdings and the six subsidiary directors will be elected exclusively by the holders of Series B-1 and B-2 memberships in the CBOT subsidiary beginning with the first annual election following completion of a qualified initial public offering, for two-year terms.

The Chairman of the Board and Vice Chairman of the Board of both CBOT Holdings and the CBOT subsidiary will be appointed by their respective boards of directors. It is anticipated that the President and Chief Executive Officer of CBOT Holdings will be nominated and elected to serve as one of the parent directors and, if so nominated and elected, will be a voting member of both boards.

The nominating committee of CBOT Holdings will be reconstituted and shall be a committee of the board of directors of CBOT Holdings, comprised entirely of at least three independent directors appointed by the board. In addition, the holders of Series B-1 and B-2 memberships in the CBOT subsidiary will elect a nominating committee of the CBOT subsidiary to recommend to the board of directors of the CBOT subsidiary nominations of persons to stand for election as subsidiary directors. The nominating committee of the CBOT subsidiary will be comprised of four persons who hold Series B-1 memberships in the CBOT subsidiary and one person who holds a Series B-2 membership in the CBOT subsidiary.

For more information, see “Description of Capital Stock of CBOT Holdings” and “Description of Class B Memberships in the CBOT Subsidiary.”

Current Directors and Executive Officers

Set forth below are the names, ages and positions of the persons currently serving as directors and executive officers of each of CBOT Holdings and the CBOT. As described above, immediately following the completion of the restructuring transactions, the boards of directors of both CBOT Holdings and the CBOT subsidiary will consist of the members of the board of directors of the CBOT immediately prior to the completion of the restructuring transactions. We currently expect that, subject to resignation or removal, the current executive officers of each of CBOT Holdings and the CBOT will continue to serve as executive officers of CBOT Holdings and the CBOT subsidiary, respectively, immediately following the completion of the restructuring transactions. However we can provide no assurances in this regard.

CBOT Holdings

Name	Age	Positions Held
Charles P. Carey	51	Chairman of the Board of Directors
Bernard W. Dan	43	President and Chief Executive Officer, Director
Carol A. Burke	53	Executive Vice President and Chief of Staff
William M. Farrow III	49	Executive Vice President
Glen M. Johnson	56	Senior Vice President and Chief Financial Officer
CBOT
Name	Age	Positions Held
Charles P. Carey	51	Chairman of the Board
Robert F. Corvino	47	Vice Chairman of the Board
Bernard W. Dan	43	President and Chief Executive Officer, Director
Carol A. Burke	53	Executive Vice President and Chief of Staff
William M. Farrow III	49	Executive Vice President
Bryan T. Durkin	43	Executive Vice President and Chief Operating Officer
Glen M. Johnson	56	Senior Vice President and Chief Financial Officer
Peter F. Borish	45	Director
John E. Callahan	63	Director
Mark E. Cermak	52	Director
Jackie Clegg	42	Director
Brent M. Coan	39	Director
James A. Donaldson	59	Director
Howard R. Feiler	40	Director
James P. McMillin	45	Director
Nickolas J. Neubauer	58	Director
C. C. Odom, II	62	Director
M.B. Oglesby, Jr.	62	Director
Gary V. Sagui	53	Director
Frank S. Serrino	45	Director
James R. Thompson	68	Director
Michael D. Walter	55	Director

Set forth below is a description of the backgrounds of the persons named in the tables above.

Charles P. Carey was elected as Chairman of the Board of the CBOT in March 2003. He also serves on the executive committee, and has been a member of the CBOT since 1978. Mr. Carey is a partner in the firm, Henning and Carey, a division of First Futures (Refco), a commodity trading firm. He holds one Full Membership in the CBOT.

Robert F. Corvino was appointed Vice Chairman of the Board of the CBOT in March 2003 after serving as a director since January 2000. He is also a member of the executive committee, the finance committee and the floor financial committee, of which he is the Chairman. Mr. Corvino is a member of RCH Trading LLC, a registered broker-dealer. From November 1985 to May 2000, Mr. Corvino was an independent trader. In addition, he receives compensation from us in exchange for his service as a market maker with respect to swap and agency futures contracts. In 2002 and 2003, Mr. Corvino earned $48,750 and $105,948, respectively, for serving in such capacity. He holds one Full Membership in the CBOT.

Bernard W. Dan was appointed by the board to serve as President and Chief Executive Officer in November 2002. He served as an Executive Vice President from July 2001 until his appointment. From 1985 until July 2001, Mr. Dan worked in a number of different senior capacities for Cargill Investor Services Inc. and its affiliates, including, Asia Pacific Regional Head, Head of Global Execution and, most recently, President.

Carol A. Burke has served as Executive Vice President and Chief of Staff since November 2002 and served as Executive Vice President and General Counsel since February 1995 and Senior Vice President and General Counsel since April 1994. Prior to that time, Ms. Burke held other positions in the President’s office and the Legal Department of the CBOT.

William M. Farrow III has served as an Executive Vice President since July 2001. From 1996 until July 2001, Mr. Farrow served as Senior Vice President for Bank One Corp. As Senior Vice President his responsibilities included eCommerce/eBusiness management, technology sales management and technology platform development and conversion.

Bryan T. Durkin has served as Executive Vice President since December 2003. Prior to that, Mr. Durkin served as Senior Vice President and Administrator, Office of Investigations & Audits and Order Routing from February 2000 to June 2001. From December 1999 to February 2000, Mr. Durkin served as Senior Vice President, Office of Investigations & Audits. From December 1993 through December 1999, he served as Vice President & Deputy Administrator, Office of Investigations & Audits.

Glen M. Johnson has served as Senior Vice President and Chief Financial Officer since February 1995. From December 1982 to February 1995, he was Vice President and Treasurer of the CBOT.

Peter F. Borish was appointed by the board of directors to serve as a public director in April 2004. Mr. Borish has served as Senior Managing Director of Business Development of OneChicago, LLC since 2001. He has also served as a principal of Computer Trading Corporation, which was formed to manage assets in the futures markets and which uses trading and risk management models that he created, since 1995. From 1986 to 1994, Mr. Borish led a team of researchers, traders and systems at Tudor Investment Corporation.

John E. Callahan has served as a director since March 2002, and is a member of the finance committee. He is currently an independent trader. From December 1999 to July 2001, Mr. Callahan was a Managing Member of Callahan DPM, LLC. Prior to December 1999, for over twenty years, he was an independent market maker for the CBOE. Mr. Callahan holds one Full Membership in the CBOT.

Mark E. Cermak has served as a director since January 2000, and is the Chairman of the regulatory compliance committee and the joint CBOE/CBOT advisory committee and is a member of the finance committee and the executive committee. He is currently a President of O’Connor & Co. LLC, a clearing member of the CBOT, a position he has held since January 1995. Mr. Cermak is a director of the New England Grain and Feed Council and holds one Full Membership in the CBOT.

Jackie Clegg was appointed by the board of directors to serve as a public director in September 2003. Ms. Clegg has served as the Managing Partner of the strategic consulting firm, Clegg International Consultants, LLC since August 2001. From 1997 through July 2001, Ms. Clegg was Vice Chair of the Board of Directors and First Vice President of the Export-Import Bank (Ex-Im Bank), where she also held the position of Chief Operating Officer from 1999 through September 2000.

Brent M. Coan has served as a director since March 2004, and is a member of the finance committee and the soybean oil committee. From 1999 to 2001, he was a member of the technology committee. Mr. Coan has been a member of the CBOT since 1989 and is currently an independent trader. From 1991 to 2001, he was President of Harbour Management, Inc., a commodity trading advisory firm. Mr. Coan holds one Full Membership in the CBOT.

James A. Donaldson has served as a non-resident director since March 2004. Mr. Donaldson has been a member of the exchange since 1968 and is currently an independent trader. From 1973 to 1981, he was a general partner of Kelly Grain Company. From 1981 to 1985, he held the positions of Executive Vice President and Secretary of Kelly Commodities, Inc. Mr. Donaldson holds one Full Membership in the CBOT.

Howard R. Feiler has served as a director since March 2002. He is chairman of the audit committee and is a member of the finance committee, the regulatory compliance committee, the audit committee and the appellate committee. From 1995 to 2001, he was a member of the Treasury Bond Pit Committee. Mr. Feiler has been a bond trader/broker for AH&J Brokerage, Inc. since January 1999. From 1986 to 1998 he was employed as a vice president at Lehman Brothers. Mr. Feiler holds one Associate Membership in the CBOT.

James Patrick McMillin has served as a director since January 2000, and is a member of the human resources committee. Since May 2003, Mr. McMillin has served as a Vice President with Raymond James & Associates, Inc., a financial services company. From July 2001 to May 2003, he served as Area Director for CSI, Inc., a software engineering company. From August 2000 to July 2001, Mr. McMillin served as an Account Sales Manager at Comdisco Inc., a provider of equipment leasing and network services, data protection and financial and technology management. Prior to that, Mr. McMillin traded financial futures at the CBOT. Mr. McMillin is a director of Hinsdale Bank and Trust, a community bank, and holds one Associate Membership in the CBOT.

Nickolas J. Neubauer has served as a director since March 2003 and is a member of the executive committee, audit committee and human resources committee. Previously, he served as Chairman of the Board of the CBOT from January 2001 to 2003. He has been an independent trader at the CBOT since February 1978. He is the President of Sano Corporation, an Arizona real estate corporation that he founded in 1991. He owns one Full Membership in the CBOT and two CBOE memberships.

C. C. Odom, II has served as a director since March 2002, and is a member of the executive committee, the finance committee and the Chairman of the lessors committee. Mr. Odom is currently employed by Alexander Consulting & Billing (from 1999), Frontier Health (from 2000), and RBC Development (from 1997). He also serves on the board of directors of Mission Road Development and the South Texas Community Foundation, both of which are charitable in nature. Prior to his current employment, Mr. Odom was employed at Alamo Capital Funding from 1993 to 2000. Mr. Odom holds one Full Membership in the CBOT.

M.B. Oglesby, Jr., was appointed by the board of directors to serve as a public director in May 2003. Mr. Oglesby has been Vice Chairman at BKSH & Associates, a firm which provides Washington government relations services to a select number of domestic and international clients, since September 2002. He served as Chief of Staff to the U.S. Trade Representative, Robert B. Zoellick, from February 2001 to June 2002. Prior to such time, Mr. Oglesby served as Chairman of Oglesby Properties and President and Chief Executive Officer of the Association of American Railroads. He currently serves on the board of directors of the Bear Stearns Funds.

Gary V. Sagui has served as a director since March 2002, and is a member of the finance committee and the regulatory compliance committee. Since 1989, he has been an individual trader. Mr. Sagui holds one Full Membership, one Associate Membership and one IDEM Membership in the CBOT.

Frank S. Serrino has served as a director since March 2003. He has been a member of the CBOT since 1995 and is the President of Serrino Trading Co., Inc., serving as trader and manager-owner of the firm. Mr. Serrino owns one Full Membership in the CBOT. In addition, by virtue of his relationship with the firm of Serrino Trading Co., Inc., Mr. Serrino may also be deemed to beneficially own one Full Membership, six Associate Memberships and three COM Memberships in the CBOT.

James Robert Thompson, Jr., has served as a director since February 1991. Governor Thompson has been the Chairman of the law firm of Winston & Strawn, a national law firm that acts as counsel for the independent allocation committee of our board of directors, since January 1991. From January 1977 to January 1991, he was the Governor of the State of Illinois. He serves on the audit and human resources committees and is Chairman of the independent allocation committee of our board of directors. Governor Thompson is a director of FMC Corporation, a diversified chemicals company; FMC Technologies, Inc., a manufacturer of products utilized in the oil and gas industry; Hollinger International Inc., a newspaper publisher; Prime Retail, Inc., a real estate investment trust specializing in factory outlet centers; Prime Group Realty Trust, a real estate investment trust focused on industrial properties, and MAXIMUS, Inc., a consulting company.

Michael D. Walter has served as a director since January 2000, and is a member of the audit committee and the human resources committee. Since October 1996, he has been Senior Vice President, Commodity Procurement and Economic Strategies of ConAgra Foods, Inc. From February 1989 to September 1996, Mr. Walter was President of ConAgra Specialty Grain Cos. Mr. Walter is Chairman of the Board of European Oat Millers, an oat milling company, and a director of ConAgra Malt, a worldwide manufacturer of malt. By virtue of his relationship with ConAgra, Mr. Walter may be deemed to beneficially own one Full Membership in the CBOT.

Committees of Directors

It is currently expected that, upon the completion of the restructuring transactions, the board of directors of CBOT Holdings will have an executive committee, finance committee, audit committee and human resources committee. Each of these committees is described in greater detail below.

Executive Committee

It is expected that CBOT Holdings will have an executive committee of the board of directors that will consist of the Chairman of the Board, Vice Chairman of the Board, the President, who shall be a non-voting member of the executive committee, and three directors who are Class B members of the CBOT subsidiary. Two of the Class B members may be nominated by the Chairman of the Board, subject to the approval of the board of the directors. The other Class B member shall be elected by the board of the directors upon the nomination of directors who are Class B members of the CBOT subsidiary. The Chairman of the Board will be the chairman of the executive committee. To be eligible to serve on the executive committee, a director must have served at least one year as a director.

The executive committee will exercise the authority of the full board of directors when the board is not in session, except as required by the certificate of incorporation or bylaws of CBOT Holdings or applicable law.

Finance Committee

It is expected that CBOT Holdings will have a finance committee of the board of directors. The Chairman of the Board, with the approval of the board of directors, will appoint the members of the finance committee, which shall consist of seven members of the board of directors. All finance committee members shall be Series B-1 members of the CBOT subsidiary, except that one finance committee member may be a Series B-2 member of the CBOT subsidiary.

Each year the Chairman of the Board shall appoint the chairman of the finance committee for a one-year term.

The finance committee will, among other things, oversee the monetary affairs of CBOT Holdings, including cash flow, balance sheet, financing activities and investment of capital, review and recommend annual budgets and capital expenditure plans for approval of the board of directors, review and recommend specific capital expenditures over an amount to be determined by the board of directors, establish revenue-sharing policies for joint ventures and alliances, review and recommend service, transaction processing and other service fee structures and review and recommend membership dues policy.

Audit Committee

It is expected that CBOT Holdings will have an audit committee of the board of directors. The audit committee will be composed of three members of the board of directors nominated by the Chairman of the Board and approved by the board of directors. It is currently expected that the members of the audit committee will be independent within the meaning of SEC rules and regulations and that one member will be an “audit committee financial expert” within the meaning of SEC rules and regulations.

The audit committee will be responsible for, among other things, recommending and hiring the outside auditor to conduct an annual audit of the financial affairs of CBOT Holdings, approving the scope of such audits, ensuring that adequate financial reporting systems and controls are in place, reviewing the audit findings and management’s response to those findings and ensuring the effectiveness of outside auditors and the internal financial audit staff.

Human Resources Committee

It is expected that CBOT Holdings will have a human resources committee of the board of directors which will be composed of five members of the board of directors, including the Chairman of the Board. The chairman of the human resources committee shall be the Chairman of the Board. The other members of the human resources committee shall be nominated by the Chairman of the Board and approved by the board of directors.

The human resources committee will be responsible for, among other things, establishing human resource policies, approving, up to certain specified levels which the board of directors from time to time shall establish, senior management compensation specifically as follows: officer salaries (excluding the salary of the President) and, in conjunction with the president, non-officer salaries, reviewing and recommending senior management appointments, reviewing senior management evaluations, development and succession plans; reviewing and recommending basic organizational structure and evaluating the performance of the president.

Other Committees

In addition to these committees, it is currently expected that CBOT Holdings and the CBOT subsidiary will maintain certain other board and non-board committees as currently composed, including regulatory, disciplinary and membership committees at the CBOT subsidiary. It is also currently expected that CBOT Holdings and the CBOT subsidiary may create additional non-board advisory bodies and other non-board committees comprised of directors, officers and stockholders or members, as appropriate.

Nominating Committee

Upon the completion of the restructuring transactions, the holders of Class A common stock of CBOT Holdings will have the right to elect a nominating committee to be composed of five holders of Class A common stock of CBOT Holdings, four of whom will be Series B-1 members of the CBOT subsidiary and the fifth of whom will be a Series B-2 member of the CBOT subsidiary. This committee will review the qualifications of potential candidates and will propose to the then-sitting board of directors for their review and approval nominees for vacant positions or positions expected to be vacant on the board of directors. The nominating committee will also be responsible for nominating individuals to serve as members of the nominating committee.

Except as described below, each member of the nominating committee will be elected to serve as a member of the nominating committee until the third annual meeting following his or her election. No member of the nominating committee may be elected or appointed to serve again as a member of the nominating committee until the third annual meeting following the annual meeting at which his or her term ended. However, there is no other limit to the number of terms a member of the nominating committee may serve.

The members of the nominating committee of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the nominating committee of CBOT Holdings immediately following the completion of the restructuring transactions. The continuing members of the nominating committee will serve for the duration of their current terms. Although the nominating committee will recommend nominees to the board of directors of CBOT Holdings, the board of directors of CBOT Holdings will exercise its own judgment in approving nominees to serve as directors. The nominating committee will also be responsible for nominating individuals to serve as members on the nominating committee.

Director Compensation

We currently expect that each independent director of CBOT Holdings will receive an annual fee of $40,000, plus a meeting attendance fee of $1,500 for each meeting of the board or committee thereof that they attend. All directors of CBOT Holdings will receive reimbursement of expenses for travel to meetings.

We currently expect that directors of the CBOT subsidiary will not receive any fees, except that all directors of the CBOT subsidiary will receive reimbursement of expenses for travel to meetings to the extent such meetings do not coincide with meetings of the board of directors of CBOT Holdings.

Our current Chairman of the Board, Charles P. Carey, who was elected in March 2003, was paid a total of $192,258 in director’s fees in 2003 and is expected to be paid a total of $240,000 in director’s fees in 2004. Our former Chairman of the Board, Nickolas J. Neubauer, who served until March 2003, was paid $47,742 in director’s fees in 2003.

Executive Compensation

The following table and the related notes set forth information relating to the compensation paid to each of the named executive officers of the CBOT, consisting of the CBOT’s chief executive officers and each of the next four most highly compensated of the CBOT’s current executive officers, for services rendered during the year ended December 31, 2003.

	CBOT FY 2003 Annual Compensation
Name and Principal Position	Salary	Bonus(1)	Other Annual Compensation(2)	Total
Bernard W. Dan
President and Chief Executive Officer	$800,000	$500,000	$85,181	$1,385,181

Carol A. Burke
Executive Vice President and Chief of Staff	575,000	200,000	151,881	926,881

William M. Farrow III
Executive Vice President	450,000	325,000	28,308	803,308

Bryan T. Durkin
Executive Vice President & COO	325,000	150,000	33,563	508,563

Glen M. Johnson
Senior Vice President & CFO	272,000	50,000	79,540	401,540

(1)	Bonuses for services performed in 2003 by named executive officers were paid in January 2004, except for Mr. Dan who received his bonus during 2003 upon signing an employment agreement.
(2)	Executives under contract with the CBOT are entitled to participate in all employee benefit plans and to receive all other fringe benefits as are from time to time made available to the senior management of the CBOT, which includes the CBOT contribution to a qualified 401(k) savings plan and the CBOT contribution to a non-qualified plan.

The following table presents the amount of each category of “Other Annual Compensation” paid by the CBOT with respect to each of the named executive officers:

Name	401(k) Matching Contribution	Supplemental(1)	Other(2)	Total
Mr. Dan	$42,000	$24,488	$18,693	$85,181

Ms. Burke	24,000	95,758	32,123	151,881

Mr. Farrow	12,750	—	15,558	28,308

Mr. Durkin	5,000	15,117	13,446	33,563

Mr. Johnson	4,680	49,792	25,068	79,540
(1)	Supplemental income consists of 401(k) excess payments made to executives to compensate them for amounts they were not able to contribute to their 401(k) plan due to limitations imposed under federal law and payments made under the CBOT excess plan, described more fully below.
(2)	Other income consists of taxable fringe benefits and premiums on split dollar life insurance policies paid by the CBOT on behalf of the named executive officers. As described more fully under “—Certain Business Relationships,” the CBOT ceased making premium payments on split dollar life insurance policies in December 2003.

Employee Benefit Plans

401(k) and Thrift Plan

CBOT Holdings and its subsidiaries will maintain the 401(k)-type plan currently sponsored by us and currently known as the “Employee Savings Plan.” This is a defined contribution retirement plan intended to qualify under Section 401 of the Internal Revenue Code. Employees of CBOT Holdings and its subsidiaries will be eligible to participate in this plan after completing three months of continuous employment.

The following table describes the elective employee and matching employer contributions as defined under this plan, and the vesting of employer contributions:

Employee Contributions*	Employer Contributions
Basic Pre-Tax 1-4%	100% Match up to 4%
Voluntary Pre-Tax 5-30%	None
Voluntary After-Tax 1-10%	None
Vesting	25% after working each of the first two calendar years. Participants become fully vested after completing three years of service.

*	Subject to limits (Employee Contributions restricted to a combined limit of 40%) and other statutory annual limits.

Pension Plan

CBOT Holdings and its subsidiaries will also maintain a non-contributory defined benefit pension plan that provides a predetermined amount of retirement income to eligible participants and their beneficiaries. To participate in this plan, an employee must complete one year of employment and be 21 years of age. The policy will be to fund currently required pension costs to the extent allowed for a tax deduction by the IRS. Participants become fully vested in the plan after five years of vesting service. One year of vesting service is obtained by completing 1,000 hours of work in a calendar year after age 18.

Assuming the participant retires at age 65, the following table sets forth the retirement income for the qualified pension plan before a reduction of an amount equal to 50 percent of the participant’s primary social security benefit.

PENSION PLAN TABLE

Final Average Compensation	Years of Service
	15	20	25	30	35
$ 125,000	$37,500	$50,000	$62,500	$62,500	$62,500
$ 150,000	$45,000	$60,000	$75,000	$75,000	$75,000
$ 175,000	$52,500	$70,000	$87,500	$87,500	$87,500
$ 200,000	$60,000	$80,000	$100,000	$100,000	$100,000
$ 250,000	$75,000	$100,000	$100,000	$100,000	$100,000
$ 300,000	$90,000	$100,000	$100,000	$100,000	$100,000
$ 400,000	$100,000	$100,000	$100,000	$100,000	$100,000
$ 450,000	$100,000	$100,000	$100,000	$100,000	$100,000
$ 500,000	$100,000	$100,000	$100,000	$100,000	$100,000
$ 600,000	$100,000	$100,000	$100,000	$100,000	$100,000

A plan participant’s retirement benefit is determined by taking the difference between 50% of his final average compensation (based on participant’s highest 60 consecutive months of earnings) and 50% of his or her primary social security benefit. But if the participant is credited with less than 25 years of benefit service, then the benefit amount is multiplied by a fraction, the numerator of which is the actual years of benefit service and the denominator of which is 25.

Any participant who had both attained age 50 and was fully vested in his accrued benefit under the terms of the plan as of September 1, 1985, will have his retirement benefit determined by taking the difference between 65 percent of his final average compensation and 50 percent of his primary social security benefit. But if the participant is credited with less than 25 years of benefit service, then the benefit amount is multiplied by a fraction, the numerator of which is the actual years of benefit service and the denominator of which is 25.

All earnings disclosed as “Other Annual Compensation” for each of the five named executives is included in the compensation covered by the plan, except for Other Annual Compensation amounts consisting of payment in lieu of vacation, payments for sick days earned over plan limits and payments for the tax effect on Exec-u-care and 401K payments in excess of qualified limits. Covered compensation for 2003 for Mr. Dan, Ms. Burke, Mr. Farrow, Mr. Durkin and Mr. Johnson was $1,750,000, $800,000, $800,000, $400,000 and $317,000, respectively. As of December 31, 2003, the estimated credited years of service under the CBOT pension plan for Mr. Dan, Ms. Burke, Mr. Farrow, Mr. Johnson and Mr. Durkin are 2, 21, 2, 26 and 21, respectively.

CBOT Excess Plan

CBOT Holdings and its subsidiaries will maintain our non-qualified plans that are not subject to the Employee Retirement Income Security Act of 1974. Officers of the CBOT whose compensation limits their benefits under certain sections of federal law are compensated at year end for any benefit shortfall based on current actuarial assumptions that mirror the defined benefit or defined contribution plans. These year-end payments are intended to make up for the reduction in qualified pension plan benefits payable to those certain employees because of the limitations imposed under federal law.

CBOT Holdings and its subsidiaries also will maintain a nonqualified supplemental pension plan for certain former employees. The liability for this nonqualified plan is funded by life insurance on the lives of the participating employees. CBOT Holdings and its subsidiaries will succeed to the trust established by us for the purpose of administering the nonqualified plan.

Health Plan

CBOT Holdings and its subsidiaries will maintain the health plan currently sponsored by us which provides multiple medical and dental coverage options covering qualified participants and their eligible dependents. New employees are eligible to participate in the plan if working on a full-time basis after 30 days of consecutive active service. Plan funding is accomplished through a combination of fully insured and self-funded arrangements. Employees contribute specified amounts to the plan, depending on the medical or dental option elected and the number of dependents covered. The administration of claims is performed by insurance carriers and paid claims administrators.

Insurance Benefit Plan

CBOT Holdings and its subsidiaries will maintain our non-contributory welfare plan providing life, disability and accidental death and dismemberment benefits to eligible participants. New employees are eligible to participate in the plan if working on a full-time basis after 30 days of consecutive active service. The plan pays certain insurance carriers premiums through which designated benefits are paid.

Non-Qualified Plans

CBOT Holdings and its subsidiaries will maintain our non-qualified plans that are not subject to the Employee Retirement Income Security Act of 1974. Employees whose compensation limits their benefits under Section 415 of the Internal Revenue Code are compensated at year end for any benefit shortfall based on current actuarial assumptions that mirror the defined benefit or defined contribution plans.

CBOT Holdings and its subsidiaries also will maintain a nonqualified supplemental pension plan for certain former employees. The liability for this nonqualified plan is funded by life insurance on the lives of the participating employees. CBOT Holdings and its subsidiaries will succeed to the trust established by us for the purpose of administering the nonqualified plan.

Frozen Extended Leave Bank

Any banked sick time that CBOT employees had accumulated prior to January 1, 2002 was deposited into a Frozen Extended Leave Bank. No additional time can be added to this bank and there are only two situations where the Frozen Extended Leave Bank can be used. The first situation is retirement. Employees who retire from the CBOT will be paid 100% of the balance in their bank. The second situation is an extended leave of absence. Employees with time in their Frozen Extended Leave Bank can use this time to be paid 100% of their pay while absent from work because of a Short Term Disability and/or Family Medical Leave of Absence. The CBOT accrues the value of hours in the Frozen Extended Leave Bank for employees based on a calculation that assumes the likelihood that they will meet the requirements for retirement from the CBOT. Glen Johnson, Senior Vice President and Chief Financial Officer of the CBOT, has reached retirement eligibility status and has hours in his Frozen Extended Leave Bank equal to approximately $0.1 million.

Employment-Related Agreements

Vitale Separation Agreement

In November 2002, in connection with the resignation of David J. Vitale, our President and Chief Executive Officer, we entered into a general release and separation agreement with Mr. Vitale which terminated certain terms of Mr. Vitale’s employment agreement. Under the agreement, the CBOT is obligated to continue to pay Mr. Vitale’s base salary at a rate of $1,250,000 per annum through December 31, 2004 and was obligated to pay Mr. Vitale a performance bonus of $500,000 and Mr. Vitale’s supplemental 401(k) plan payment for the calendar year ended December 31, 2002. The CBOT was required to provide Mr. Vitale with all health benefits covering Mr. Vitale as of the date of termination, and to provide Mr. Vitale with an office, clerical assistance and a parking space at its facilities, through November 30, 2003. In addition, Mr. Vitale remained vested in the appreciation units granted as incentive awards vested on or before March 31, 2003 and retained the right to exercise such vested appreciation units on or before March 31, 2003.

Under the agreement, Mr. Vitale agreed to release and discharge the CBOT, its affiliates, directors, officers, members, employees, representatives and insurers from any and all claims suits, demands, causes of action and other liabilities arising from any matter occurring on or prior to the date of the Agreement. The failure of Mr. Vitale to comply with these obligations will result in the termination of Mr. Vitale’s ability to exercise his vested appreciation units.

Other Agreements

We also have an Executive Employment Agreement with Carol A. Burke, our Executive Vice President and Chief of Staff. The term of the agreement began May 18, 1999 and ran until May 18, 2002. The employment period under the agreement is extended for one calendar month for each calendar month after May 2001 that Ms. Burke serves under her agreement. The CBOT and Ms. Burke each have the right to provide notice to the other party to their respective agreements of their intent to cease extending such agreement and, upon such notice, the term of such agreement shall terminate 12 calendar months following the furnishing of notice of such intent. The agreement provides for a base salary of $500,000 and annual increases as determined by our board of directors in its sole discretion. The agreement provides that the executive is entitled to participate in all of our employee benefit plans that are generally available to senior management, including post-employment medical and dental benefits.

In the event of Ms. Burke’s disability, she would receive her base compensation for the first year during which she is under the disability. After the first year, she would receive one-half of her base pay during the remainder of the disability, but not beyond the end of the employment term. This disability pay would be reduced to the extent she receives payments from other sources such as insurance as a result of the disability. We may terminate her if the disability is total and permanent, in which case she would be entitled to her base compensation through the end of the employment term. Pursuant to the agreement, Ms. Burke agrees to certain non-competition provisions during the employment term and for one year thereafter.

We have also entered into an Employment Agreement with Bernard W. Dan, our President and Chief Executive Officer. The term of the agreement began September 1, 2003 and will terminate on December 31, 2006. The term may be extended for successive two-year terms if the CBOT notifies Mr. Dan at least six months prior to the expiration of the initial or any successive term.

The agreement provides for an annual base salary of $800,000 in 2003, $900,000 in 2004, $950,000 in 2005 and $1,000,000 in 2006, or such higher salary as our board of directors may determine in its sole discretion. In addition to the base salary, Mr. Dan is entitled to receive a cash performance bonus, which shall be determined by our board of directors based upon Mr. Dan’s performance and upon our operating results during the year, but which shall not be less than $500,000 for 2003, $200,000 for 2004, $300,000 for 2005 and $400,000 for 2006. The agreement also provides that Mr. Dan is entitled to participate in all of our employee benefit plans that are generally available to senior management.

In the event of Mr. Dan’s death or disability, Mr. Dan is entitled to receive the amount of base salary and the minimum performance bonus that he would have received had he remained employed by us for 18 months after the date that his employment is terminated by such death or disability. Pursuant to the agreement, Mr. Dan is subject to certain non-competition provisions while he is employed by us and for one year thereafter.

We have entered into an arrangement with William M. Farrow pursuant to which he will be entitled to one year of his current annual salary should his employment be terminated other than for cause.

Beneficial Ownership of Management and Directors

The following table lists the shares of capital stock of CBOT Holdings that will be beneficially owned following the completion of the restructuring transactions by each of the directors, each of the executive officers named in the summary compensation table included at “—Executive Compensation” and CBOT Holdings’ directors and executive officers as a group. Except as otherwise indicated below, this information is based on the beneficial ownership known to us by those persons of CBOT memberships as of November 5, 2004. There was no person known to us to be the beneficial owner of more than five percent of the membership interests of CBOT as of such date and none of the persons listed in the table below are currently expected to beneficially own one percent or more of any of the shares of common stock of CBOT Holdings.

Name of Beneficial Owner	Number of Shares of Class A Common Stock	Percent of Class
Bernard W. Dan	—	—
Carol A. Burke	—	—
William M. Farrow III	—	—
Glen M. Johnson	—	—
Bryan T. Durkin	—	—
Charles P. Carey	27,338	*
Robert F. Corvino	27,338	*
Peter F. Borish	—	—
John E. Callahan	27,338	*
Mark E. Cermak	27,338	*
Jackie Clegg	—	*
Brent M. Coan	27,338	*
James A. Donaldson	27,338	*
Howard R. Feiler	10,000	*
James P. McMillin	10,000	*
Nickolas J. Neubauer	27,338	*
C. C. Odom, II	27,338	*
M.B. Oglesby, Jr.	—	—
Gary V. Sagui	38,438	*
Frank S. Serrino(1)	122,176	*
James R. Thompson	—	—
Michael D. Walter(2)	27,338	*
Directors and Executive Officers as a group (22 persons)	426,656	*

*Indicates	percent of class owned is not more than 1%.
(1)	Includes 94,838 shares of Class A common stock owned by Serrino Trading Co., Inc., which Mr. Serrino may be deemed to beneficially own. Mr. Serrino disclaims such beneficial ownership.
(2)	Includes 27,338 shares of Class A common stock owned by ConAgra Trade Group, Inc., which Mr. Walter may be deemed to beneficially own. Mr. Walter disclaims such beneficial ownership.

Our directors and officers hold memberships entitling them to cast an aggregate of 13 3/6 votes on each of the propositions, representing about 0.9% of the total votes that may be cast. As described above, certain of our directors own memberships of various classes in the CBOT. As a result, their interests may differ from and conflict with your interests.

Certain Business Relationships

Our Vice Chairman of the Board, Robert F. Corvino, receives compensation from us in exchange for his service as a market-maker with respect to swap and agency futures contracts. In 2002 and 2003, Mr. Corvino earned $48,750 and $105,948, respectively, for serving in such capacity.

James Robert Thompson, Jr., has served as a director since February 1991. Governor Thompson has been the Chairman of the law firm of Winston & Strawn, a national law firm that acts as counsel for the independent allocation committee of our board of directors, since January 1991.

In 1989, as a benefit to some of our key executives, including Carol A. Burke and Glen M. Johnson, we entered into an arrangement to pay the premiums to provide split dollar life insurance on behalf of such executives. As part of this program, the premiums on these policies accumulated as cash surrender value and such cash surrender value was to be repaid to us upon the termination of employment or death of the employee. As a result of uncertainty as to whether the payment of premiums by the CBOT on split dollar life insurance policies would constitute a personal loan prohibited under the Sarbanes-Oxley Act of 2002, in December 2003, we ceased making premium payments under such policies, recovered the aggregate amount of premium payments made under such policies, and transferred the policies to Ms. Burke and Mr. Johnson together with any remaining cash surrender value. At the time of transfer, the cash surrender value of the policies received by Ms. Burke and Mr. Johnson were about $74,000 and $73,000, respectively.

DESCRIPTION OF CAPITAL STOCK OF CBOT HOLDINGS

We describe generally below the material terms of the capital stock, certificate of incorporation and bylaws of CBOT Holdings. However, this description is not complete. For a complete description of the terms of the capital stock, certificate of incorporation and bylaws of CBOT Holdings, we refer you to the forms of amended and restated certificate of incorporation and bylaws of CBOT Holdings, which are attached as Appendices E and F, respectively, to this document. We urge you to read those documents carefully before voting on the propositions relating to the restructuring transactions.

Authorized Capital Stock

Under its certificate of incorporation, the authorized capital stock of CBOT Holdings will consist of:

•	200,000,000 shares of Class A common stock, $0.001 par value per share, initially divided into unrestricted Class A common stock and three series of restricted Class A common stock, designated Series A-1, Series A-2 and Series A-3;

•	one share of Class B common stock, $0.001 par value per share; and

•	20,000,000 shares of preferred stock, $0.001 par value per share.

Immediately following completion of the restructuring transactions, there will be issued and outstanding 16,457,138 shares of Series A-1 common stock, 16,451,349 shares of Series A-2 common stock and 16,451,349 shares of Series A-3 common stock, all of which will be validly issued, fully paid and non-assessable. The three series of Class A common stock will be identical, except that the transfer restrictions associated with each series will be of a different duration. Although there will be 150,640,164 additional authorized shares of Class A common stock, one authorized share of Class B common stock and 20,000,000 authorized shares of preferred stock of CBOT Holdings, the board of directors of CBOT Holdings will not have the ability to approve the issuance of any additional capital stock unless and until the second approval has occurred.

Upon the occurrence of the second approval, CBOT Holdings would have the ability to issue additional shares of capital stock, including in connection with a public offering of shares of capital stock to investors who are not also members in the CBOT subsidiary. This could result in the ownership of CBOT Holdings being shared with persons who are not also members of the CBOT subsidiary.

In the event that the second approval has occurred, it is anticipated that the CBOT Holdings board of directors would approve the issuance of the sole share of Class B common stock of CBOT Holdings to the subsidiary voting trust only in connection with the completion of a qualified initial public offering. The sole share of Class B common stock of CBOT Holdings would then be held by the trust in order to facilitate the election of subsidiary directors to the board of directors of CBOT Holdings, as described in greater detail elsewhere in this document.

Common Stock of CBOT Holdings

General

The Class A common stock of CBOT Holdings will represent an equity interest in CBOT Holdings and will generally have traditional features of common stock, including, dividend, voting and liquidation rights. The Class A common stock of CBOT Holdings may be issued as a single class, without series, or as determined from time to time by the board of directors, either in whole or in part in two or more series.

Dividends

Subject to the limitations under Delaware law and any preferential dividend rights of outstanding preferred stock, holders of common stock of CBOT Holdings will be entitled to receive proportionately such dividends or other distributions as may be declared by the board of directors of CBOT Holdings out of funds legally available therefore. It is not currently anticipated that CBOT Holdings will pay dividends on its common stock in the foreseeable future. However, CBOT Holdings may later determine to pay dividends out of its available surplus.

General Voting Rights

Unless otherwise required by the certificate of incorporation of CBOT Holdings or applicable law, holders of Class A common stock of CBOT Holdings, including the Series A-1, A-2 and A-3 common stock, will be entitled to one vote per share with respect to all matters upon which the stockholders of CBOT Holdings are entitled to vote generally, including amendments to the certificate of incorporation, mergers, sales of all or substantially all of the corporate assets or property or a dissolution. Holders of Class A common stock of CBOT Holdings will also be entitled to one vote per share on the election of directors to the board of directors of CBOT Holdings, subject to the special rights of the holder of the sole share of Class B common stock to elect six subsidiary directors to the board of directors of CBOT Holdings at and following the first annual election after completion of a qualified initial public offering. Except with respect to such special rights of the holder of the Class B common stock, the holder of the Class B common stock shall have no other rights to vote.

The common stock of CBOT Holdings will not have cumulative voting rights.

Special Voting Rights of the Class A Common Stock

The holders of Class A common stock of CBOT Holdings will have the right to vote on any proposal for a transaction (or series of related transactions) either involving the sale of a significant amount of CBOT Holdings’ assets to a third party or in which CBOT Holdings proposes to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary. Further, it will require the approval of the holders of the Class A common stock of CBOT Holdings for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any of the following proposals:

•	any merger of the CBOT subsidiary with a third party;

•	any transaction (or series of related transactions) involving the sale of a significant amount of the CBOT subsidiary’s assets to a third party;

•	any transaction (or series of related transactions) in which the CBOT subsidiary proposes to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary; or

•	any dissolution or liquidation of the CBOT subsidiary.

For these purposes, a “significant amount” of assets means 10% of the fair market value of the assets, both tangible and intangible, of CBOT Holdings as of the time of the board approval of the proposed sale, as determined by the board of directors of CBOT Holdings in its sole and absolute discretion. The board of directors of CBOT Holdings will determine, in its sole and absolute discretion, whether any business is in competition with the then existing business of the CBOT subsidiary (which will also include any business proposed as of such time).

Proposals for CBOT Holdings to engage in such transactions or to vote its Class A membership in the CBOT subsidiary in favor of such transactions will be adopted only if a majority of the outstanding shares of Class A common stock are voted in favor of the proposal.

Special Voting Rights of the Class B Common Stock

Beginning with the first annual election following the completion of a qualified initial public offering, the holder of the sole share of Class B common stock will be entitled to vote to elect six subsidiary directors to the board of directors of CBOT Holdings. However, the holder of the sole share of Class B common stock will be the subsidiary voting trust, which will be obligated to vote to elect to the board of directors of CBOT Holdings the subsidiary directors who have been elected to serve on the board of directors of the CBOT subsidiary by the Series B-1 and B-2 members of the CBOT subsidiary. Thus, the voting rights of the sole share of Class B common stock should ensure that, following the issuance of such share, the persons elected to board of directors of the CBOT subsidiary by the Series B-1 and B-2 members of the CBOT subsidiary will also be elected to serve on the board of directors of CBOT Holdings.

No Conversion, Preemptive or Subscription Rights

The holders of common stock of CBOT Holdings will have no conversion, preemptive or subscription rights, other than the automatic conversion terms of the Series A-1, A-2 and A-3 common stock of CBOT Holdings described below at “—Transfer Restrictions.”

Liquidation Rights

Subject to any preferential dividend rights of outstanding preferred stock, upon any liquidation, dissolution or winding up of CBOT Holdings, whether voluntary or involuntary, holders of common stock of CBOT Holdings will be entitled to receive pro rata such assets as are available for distribution to stockholders. In other words, each share of common stock of CBOT Holdings shall have equal liquidation rights.

Transfer Restrictions

The shares of Series A-1, A-2 and A-3 common stock of CBOT Holdings will generally be subject to a complete restriction on transfer. Notwithstanding this restriction on transfer, stockholders may transfer all, but not less than all, of their shares of Series A-1, A-2 and A-3 common stock of CBOT Holdings if all such shares are transferred together with the Class B membership associated with such shares (i.e., 9,114, 9,112 and 9,112 shares of Series A-1, A-2 and A-3 common stock of CBOT Holdings, respectively, with one Series B-1 membership in the CBOT subsidiary, 3,334, 3,333 and 3,333 shares of Series A-1, A-2 and A-3 common stock of CBOT Holdings, respectively, with one Series B-2 membership in the CBOT subsidiary, 1,668, 1,666 and 1,666 shares of Series A-1, A-2 and A-3 common stock of CBOT Holdings, respectively, with one Series B-3 membership in the CBOT subsidiary, 368, 366 and 366 shares of Series A-1, A-2 and A-3 common stock of CBOT Holdings, respectively, with one Series B-4 membership in the CBOT subsidiary, and 834, 833 and 833 shares of Series A-1, A-2 and A-3 common stock of CBOT Holdings, respectively, with one Series B-5 membership in the CBOT subsidiary). In addition to this exception to the restriction on transfer, your Series A-1, A-2 and A-3 common stock of CBOT Holdings may be transferred by operation of law or in connection with certain bona fide pledges.

This restriction on transfer may be removed or reduced if the board of directors and holders of Class A common stock of CBOT Holdings approve an amendment to the relevant provision of the certificate of incorporation of CBOT Holdings.

In addition to the restrictions discussed above, pursuant to the Securities Act, shares of Class A common stock of CBOT Holdings received in connection with the restructuring transactions by “affiliates” of CBOT Holdings may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. See “Shares and Memberships Eligible for Future Sale.”

If and when the second approval has occurred, additional exceptions to the transfer restrictions discussed above will become effective. In particular, subject to the right of CBOT Holdings to conduct organized sales of Class A common stock of CBOT Holdings, as described more fully below at “—Organized Sales,” the transfer restrictions applicable to the Series A-1, A-2 and A-3 common stock of CBOT Holdings will effectively terminate following completion of a qualified initial public offering, with the transfer restrictions on Series A-1, A-2, and A-3 common stock of CBOT Holdings expiring 180, 360 and 540 days, respectively, following such qualified initial public offering and such shares converting into unrestricted Class A common stock of CBOT Holdings. If, after the second approval has occurred, a qualified initial public offering has not occurred within three years of the second approval, the transfer restrictions discussed above will expire and all outstanding Series A-1, A-2 and A-3 common stock of CBOT Holdings will automatically convert into unrestricted Class A common stock of CBOT Holdings 180, 360 and 540 days, respectively, following the date that is three years after the second approval.

In addition, if and when the second approval has occurred, certain additional exceptions to the general transfer restrictions discussed above, which we refer to as “permitted transfers,” will take effect:

•	“conversion transfers,” in which Series A-1, A-2 and A-3 common stock of CBOT Holdings is converted into unrestricted Class A common stock in connection with transfers to CBOT Holdings, transfers in a qualified initial public offering or an organized sale of Class A common stock of CBOT Holdings, transfers to satisfy exchange claims and other conversion transfers approved by the board of directors of CBOT Holdings; and

•	“non-conversion transfers,” in which Series A-1, A-2 and A-3 common stock of CBOT Holdings is not converted into unrestricted Class A common stock of CBOT Holdings and remains subject to transfer restrictions in connection with transfers of the related Class B membership in the CBOT subsidiary, transfers to certain family members for estate planning or education purposes, bona fide pledges to lending institutions to secure trading right purchases, pledges to clearing members and other non-conversion transfers approved by the board of directors of CBOT Holdings.

After the second approval, the board of directors of CBOT Holdings will have the ability to reduce or eliminate the general transfer restrictions applicable to the Series A-1, A-2 and A-3 common stock of CBOT Holdings.

As described more fully below at “Description of Class B Memberships in the CBOT Subsidiary,” if and when the second approval has occurred, the reciprocal restrictions on transfer applicable to Class B memberships in the CBOT subsidiary will terminate and Class B memberships will thereafter be freely transferable without the applicable Series A-1, A-2 and A-3 common stock of CBOT Holdings, subject to satisfaction of any applicable membership requirements of the CBOT subsidiary.

The sole share of Class B common stock of CBOT Holdings will generally be subject to a complete restriction on transfer. However, the board of directors of CBOT Holdings may authorize the transfer of the share of Class B common stock of CBOT Holdings upon receipt of direction to transfer such share of Class B common stock of CBOT Holdings from the CBOT subsidiary following approval of such direction by the Series B-1 and B-2 members of the CBOT subsidiary.

Organized Sales

After completion of a qualified initial public offering, CBOT Holdings will have the right to conduct organized sales of Class A common stock of CBOT Holdings received immediately following, and as a result of, the restructuring transactions when the transfer restriction period applicable to the Series A-1, A-2 and A-3 common stock is scheduled to expire. The purpose of this right is to enable CBOT Holdings to facilitate a more orderly distribution of Class A common stock of CBOT Holdings into the public marketplace. If CBOT Holdings elects to conduct an organized sale, no shares of the Series A-1, A-2 or A-3 common stock of CBOT Holdings for which transfer restrictions are scheduled to expire (as a result of the automatic conversion of such shares as discussed above) or of any other series that is subject to transfer restrictions may be sold during the applicable transfer restriction period, except as part of the organized sale or in a permitted transfer.

In order for CBOT Holdings to elect to conduct an organized sale, it must provide the holders of Series A-1, A-2 and A-3 common stock with a written notice of election to organize the sale of the applicable series of Class A common stock for which transfer restrictions are scheduled to expire at least 60 days prior to the scheduled expiration of the applicable transfer restriction period. Holders of such series of Class A common stock of CBOT Holdings will have 20 days following receipt of that notice to provide CBOT Holdings with written notice of intent to participate in the organized sale with respect to such series, any other series that remain subject to transfer restrictions and any unrestricted Class A common stock. The written notice must specify the series of Class A common stock and the number of shares thereof, and the number of shares of unrestricted Class A common stock that the holder has elected to include in the applicable organized sale. If such holders do not provide written notice to CBOT Holdings during that 20-day period, they will be deemed to have elected not to include any shares in the organized sale.

The actual number of shares that may be sold in an organized sale will depend on market conditions, investor demand and the requirements of any underwriters or placement agents and may be fewer than the aggregate number requested by stockholders to be included in the organized sale. In that event, there will be a reduction in the number of shares that individual holders may sell based on a cut-back formula to be adopted by the board of directors of CBOT Holdings. In the event of such a cut-back, priority will be given first to shares of the series then scheduled to be released, second to shares of a series scheduled to be released from transfer restrictions at a later date and finally to unrestricted Class A common stock. The organized sale may take the form of an underwritten secondary offering, a private placement of Class A common stock to one or more purchasers, a repurchase of Class A common stock by CBOT Holdings or a similar process selected by the board of directors of CBOT Holdings. The stockholders’ right to participate in an organized sale will be contingent upon the execution of all agreements, documents and instruments required to effect such sale, including, if applicable, an underwriting agreement.

CBOT Holdings may proceed with the sale of fewer than all of the shares that have been requested to be included in an organized sale, including less than all of the shares of the series scheduled for release at the expiration of the related transfer restriction period. Additionally, CBOT Holdings will be under no obligation to complete the organized sale.

If less than all of the shares of the series scheduled to be released that a stockholder requests be sold in the related organized sale are sold in such organized sale, or the stockholder elects not to include all of the shares of the series scheduled for release in the applicable organized sale, the stockholder will be able to sell, on the 91st day after the later of the expiration of the related transfer restriction period and the completion of the organized sale, any of those shares that were not sold or included (i.e., such shares will automatically convert into unrestricted shares of Class A common stock on such date).

If CBOT Holdings elects to conduct an organized sale, it will be required to complete such organized sale no later than 60 days after the expiration date of the related transfer restriction period. If the organized sale is not completed within 60 days following the applicable expiration date, any shares of the series that would have been released at the expiration of the related transfer restriction period, but for the organized sale, will automatically convert into unrestricted Class A common stock on the 61st day after the expiration of the related transfer restriction period. However, any organized sale undertaken in conjunction with the scheduled expiration of transfer restrictions applicable to the Series A-3 common stock of CBOT Holdings must be completed no later than 540 days following a qualified initial public offering. If such sale is not completed within 540 days following a qualified initial public offering, all issued and outstanding shares of Series A-3 common stock shall automatically convert into unrestricted Class A common stock on the 541st day following the qualified initial public offering.

If CBOT Holdings elects not to conduct an organized sale at the time of any scheduled expiration of transfer restrictions applicable to a series of Class A common stock of CBOT Holdings, the shares of that series for which transfer restrictions are scheduled to expire will automatically convert into unrestricted Class A common stock of CBOT Holdings at the expiration of the applicable transfer restriction period.

Preferred Stock

If and when the second approval has occurred, the board of directors of CBOT Holdings will be authorized to issue shares of preferred stock in one or more series; to establish from time to time the number of shares to be included in each series; and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Furthermore, the board of directors of CBOT Holdings may increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders of CBOT Holdings. At such time, the board of directors of CBOT Holdings may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A common stock of CBOT Holdings. CBOT Holdings currently has no plans to issue any shares of preferred stock.

Other Certificate of Incorporation and Bylaw Provisions

Board of Directors

The directors serving on the board of directors of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the boards of directors of both CBOT Holdings and the CBOT subsidiary immediately following the completion of the restructuring transactions. The continuing directors will serve for the duration of their current terms with the exception of the current public directors, whose terms will end in connection with the first annual election following the completion of the restructuring transactions. It is currently expected that this annual election will occur in the first or second quarter of 2005.

The size of the board of directors of CBOT Holdings will be reduced from 18 directors to 16 directors in connection with the first annual meeting of stockholders following the completion of the restructuring transactions. The board of directors of CBOT Holdings will then consist of:

•	the Chairman of the Board, who will be a holder of a Series B-1 membership in the CBOT subsidiary;

•	a Vice Chairman of the Board, who will be a holder of a Series B-1 membership in the CBOT subsidiary;

•	eight directors, who will be holders of Series B-1 memberships in the CBOT subsidiary;

•	two directors, who will be holders of Series B-2 memberships in the CBOT subsidiary;

•	three directors, who will be “independent” within the meaning of the certificate of incorporation and bylaws of CBOT Holdings; and

•	the President and Chief Executive Officer of CBOT Holdings, who will be a non-voting director.

Except as described below, each director of CBOT Holdings will be elected to serve as a director until the second annual meeting of such corporation following their election and will not be subject to term limits.

The elected directors of CBOT Holdings will be classified into two classes of directors consisting of eight directors and seven directors, respectively. The first class of directors will consist of:

•	the Chairman of the Board;

•	four directors, who will be holders of Series B-1 memberships in the CBOT subsidiary;

•	one director, who will be a holder of a Series B-2 membership in the CBOT subsidiary; and

•	two independent directors.

The second class of directors will consist of:

•	the Vice Chairman of the Board;

•	four directors, who will be holders of Series B-1 memberships in the CBOT subsidiary;

•	one director, who will be a holder of a Series B-2 membership in the CBOT subsidiary; and

•	one independent director.

The President and Chief Executive Officer will, upon appointment to such position, automatically become a non-voting director.

At the first annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions, the holders of Class A common stock of CBOT Holdings will elect seven directors, consisting of two of the directors from the second class of directors and five directors from the first class of directors. The directors of the second class will be elected to serve until the second annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions, and the directors of the first class will be elected to serve until the third annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions. Thereafter, each class of directors will be elected at every other annual meeting, beginning with the second class at the second annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions.

Upon completion of a qualified initial public offering, the board of directors will be reconstituted such that it is composed of 17 directors and classified into two classes of nine and eight directors, respectively, each elected to serve for two-year terms. There will be 11 directors designated as “parent directors” and six directors designated as “subsidiary directors,” who will be elected exclusively by the holders of the Class A common stock of CBOT Holdings and the holder of the sole share of Class B common stock of CBOT Holdings, respectively, beginning with the first annual election following completion of a qualified initial public offering. The six subsidiary directors will consist of four persons who hold Series B-1 memberships in the CBOT subsidiary and two persons who hold Series B-2 memberships in the CBOT subsidiary. Of the 17 directors, at least nine will be independent within the meaning of the certificate of incorporation and bylaws of CBOT Holdings.

Upon completion of a qualified initial public offering, the Chairman of the Board and Vice-Chairman of the Board will be appointed by the board of directors rather than elected by the stockholders of CBOT Holdings. It is anticipated that the President and Chief Executive Officer of CBOT Holdings will be nominated and elected to serve as one of the parent directors. If nominated and elected, the President and Chief Executive Officer will be a voting member of the board of directors, with the same rights and privileges as other members of the board of directors of CBOT Holdings.

Nomination Procedures for Directors

The holders of Class A common stock of CBOT Holdings will have the right to elect a nominating committee to recommend to the board of directors nominations of persons to stand for election as directors of CBOT Holdings. The nominating committee will be composed of five holders of Class A common stock of CBOT Holdings, four of whom will be persons who also hold Series B-1 memberships in the CBOT subsidiary and the fifth of whom will be a person who also holds a Series B-2 membership in the CBOT subsidiary. Except as described below, each member of the nominating committee of CBOT Holdings will be elected to serve as a member of the nominating committee until the third annual meeting following his or her election. No member of the nominating committee may be elected or appointed to serve again as a member of the nominating committee until the third annual meeting following the annual meeting at which his or her term ended. However, there is no other limit to the number of terms a member of the nominating committee may serve.

The members of the nominating committee of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the nominating committee of CBOT Holdings immediately following the completion of the restructuring transactions. The continuing members of the nominating committee will serve for the duration of their current terms.

Although the nominating committee will provide nominations to the board of directors of CBOT Holdings, the board of directors of CBOT Holdings will make an independent determination, in accordance with its fiduciary duties, to nominate individuals to serve as directors. In addition to nominations recommended by this committee, the holders of Class A common stock of CBOT Holdings will also be entitled to nominate persons to stand for election as directors of CBOT Holdings if the nominee satisfies applicable qualifications to serve as a director and such stockholder satisfies certain advance notice requirements. If such stockholder satisfies each of these conditions and delivers a petition executed by at least 40 persons who are both holders of Class A common stock of CBOT Holdings and holders of a Series B-1 membership in the CBOT subsidiary, CBOT Holdings will, to the extent it prepares and delivers a proxy statement and form of proxy, at its own expense, include the name of such nominee and all other appropriate information related to such nominee that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy.

Upon completion of a qualified initial public offering, the nominating committee of CBOT Holdings will be reconstituted and shall thereafter be a committee of the board of directors of CBOT Holdings, composed entirely of at least three independent members of the board of directors of CBOT Holdings who have been appointed by the board of directors of CBOT Holdings. However, upon completion of a qualified initial public offering, the holders of Class A common stock of CBOT Holdings will continue to be entitled to directly nominate persons to stand for election as directors of CBOT Holdings if the nominee is qualified and such stockholder satisfies certain advance notice requirements. Furthermore, if, upon completion of a qualified initial public offering, such stockholder satisfies such requirements and delivers a petition executed by at least 40 persons who are both holders of Class A common stock of CBOT Holdings and holders of a Series B-1 membership in the CBOT subsidiary, CBOT Holdings will continue, to the extent it prepares and delivers a proxy statement and form of proxy to its stockholders, at its own expense, to include the name of such nominee and all other information related to such nominee that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy.

Advance Notice Procedures

Advance notice must be delivered to CBOT Holdings of any business to be brought by a stockholder before an annual meeting of stockholders and of any nominations by stockholders of persons for election to the CBOT Holdings board of directors or nominating committee at an annual or special meeting of stockholders.

Generally, for business to be brought before an annual meeting of stockholders, such advance notice provisions will require that a stockholder must give written notice to the secretary of CBOT Holdings not less than 20, nor more than 60, days prior to the first anniversary of the date on which CBOT Holdings first mailed its proxy materials for the preceding year’s annual meeting of stockholders. In each case, the notice must set forth specific information regarding such stockholder and each director nominee or other business proposed by such stockholder, as applicable, as provided in the bylaws. Except as described below with respect to nominations by stockholders of CBOT Holdings for persons to be elected to the board of directors of CBOT Holdings at a special meeting of stockholders at which directors are to be elected, stockholders will not be permitted to make proposals, or bring other business, at a special meeting of stockholders.

Nominations by stockholders for persons to be elected to the CBOT Holdings board of directors at a special meeting of the stockholders, if directors are to be elected at such meeting, generally will require that a stockholder give written notice to the secretary of CBOT Holdings not later than the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the CBOT Holdings board of directors.

If nominations are made in accordance with such advance notice procedures, CBOT Holdings shall, to the extent it prepares and delivers a proxy statement and form of proxy, at its own expense, include the name of such nominee and all other information related to such nominee that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy in the event that:

•	a stockholder proposes to nominate an individual for election or reelection as a director of CBOT Holdings or election to the nominating committee;

•	such stockholder has satisfied each of the terms and conditions described above for the nomination of such nominee; and

•	such stockholder has delivered to the secretary of CBOT Holdings a written petition, executed by at least 40 persons who are both holders of a Series B-1 membership in the CBOT subsidiary and holders of Class A common stock of CBOT Holdings, proposing to nominate such nominee.

Special Meetings of Stockholders

The Chairman of the Board or the board of directors of CBOT Holdings may call special meetings of the stockholders. In addition, the Chairman of the Board or the board of directors of CBOT Holdings will be required to call a special meeting upon the written request of the holders of at least 10% of outstanding Class A common stock of CBOT Holdings. However, upon completion of a qualified initial public offering, the holders of Class A common stock of CBOT Holdings will no longer have the right to require CBOT Holdings to call a special meeting of the stockholders.

No Action by Written Consent of Stockholders

All actions of the holders of Class A common stock must be taken by a vote of the holders of Class A common stock at an annual or special meeting, and Class A common stockholders are not permitted to take action by written consent without a meeting. The holder of the sole share of Class B common stock of CBOT Holdings is permitted to take action by written consent.

Amendment of Certificate of Incorporation

The approval of the board of directors of CBOT Holdings and the approval of a majority of the outstanding shares of Class A common stock of CBOT Holdings will be required in order to amend the certificate of incorporation.

Amendment of Bylaws

The board of directors of CBOT Holdings will have the authority to adopt, amend or repeal the bylaws of CBOT Holdings without the approval of stockholders. However, the holders of the Class A common stock of CBOT Holdings will have the right to initiate, without the approval of the board of directors of CBOT Holdings, proposals to adopt, amend or repeal the bylaws of CBOT Holdings. The approval of a majority of the votes cast at any annual or special meeting of the holders of Class A common stock of CBOT Holdings is required in order to adopt, repeal or amend the bylaws in response to such stockholder proposals.

Delaware Anti-Takeover Statute

CBOT Holdings will elect to be subject to a Delaware anti-takeover statute. Subject to certain exceptions, this statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon the completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of this statute, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock or a person who is an affiliate of the corporation and who did own, within three years prior to the date of determination whether the person is an “interested stockholder,” 15% or more of the corporation’s voting stock.

Limitation of Liability of Directors

As authorized by Delaware law, a director of CBOT Holdings will not be personally liable to CBOT Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to CBOT Holdings or its stockholders;

•	for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided by Delaware law; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited CBOT Holdings and its stockholders.

CBOT Holdings will indemnify its directors, officers, committee members and employees and may indemnify its agents to the fullest extent permitted by law. The bylaws will also permit CBOT Holdings to secure insurance on behalf of any officer, director, committee member, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the bylaws would permit indemnification.

Transfer Agent

We have selected ComputerShare Investor Services LLC to serve as the initial stock transfer agent and registrar for the Class A common stock of CBOT Holdings following the completion of the restructuring transactions.

Book Entry

The Class A common stock of CBOT Holdings will be initially issued as uncertificated shares registered in book-entry form. As a result, no certificates representing your shares of Class A common stock of CBOT Holdings will be mailed to you upon the completion of the restructuring transactions. Instead of receiving share certificates, you will receive account statements reflecting your respective ownership interest in shares of Class A common stock of CBOT Holdings. Your book-entry shares will be held with our transfer agent, ComputerShare Investor Services LLC, who will serve as the initial registrar for the common stock of CBOT Holdings. However, any holder of Class A common stock of CBOT Holdings who would like to receive a physical certificate evidencing his or her shares of Class A common stock of CBOT Holdings will be able to obtain a certificate at any time at no charge by contacting the transfer agent.

Although stockholders are entitled pursuant to applicable law to receive physical stock certificates evidencing their shares, our stock transfer agent has advised us that physical certification of shares may make it more difficult to verify stock ownership to the CBOE for the purpose of facilitating the utilization of the CBOE exercise right and, as a result, could delay the utilization of the exercise right by Full Members who request such certification. Thus, you may wish to consider this before requesting physical certification of your shares if you are a holder of a CBOE exercise right privilege.

DESCRIPTION OF CLASS B MEMBERSHIPS IN THE CBOT SUBSIDIARY

We describe generally below the material terms of the Class B memberships, certificate of incorporation and bylaws of the CBOT subsidiary. However, this description is not complete. For a complete description of the terms of the capital stock, certificate of incorporation and bylaws of the CBOT subsidiary, we refer you to the forms of amended and restated certificate of incorporation and bylaws of the CBOT Subsidiary, which are attached as Appendices G and H, respectively, to this document. We urge you to read those documents carefully before voting on the propositions relating to the restructuring transactions.

Class B Memberships

General

The Class B memberships in the CBOT subsidiary will consist of five separate series: Series B-1, Series B-2, Series B-3, Series B-4 and Series B-5. Subject to certain restrictions that currently apply, including, in the case of Series B-3 memberships in the CBOT subsidiary, that such memberships may not be sold or otherwise transferred without eliminating the associated trading rights and privileges, and satisfaction of the application and approval process applicable to CBOT membership candidates, each such series will represent the trading rights and privileges that correspond to one of the current classes of membership of the CBOT, as described below:

•	Series B-1 Members. The holder of a Series B-1 membership in the CBOT subsidiary will generally be entitled to execute trades in all futures and options contracts listed on the exchange operated by the CBOT subsidiary. Holders of Series B-1 memberships in the CBOT subsidiary who possess 27,338 shares of Class A common stock of CBOT Holdings and either a Series B-1 membership in the CBOT subsidiary that retains the right to have issued the CBOE exercise right privilege associated with it or an issued and outstanding CBOE exercise right privilege may, subject to certain requirements, exercise and become a member of the CBOE without having to purchase a membership in such exchange.

•	Series B-2 Members. The holder of a Series B-2 membership in the CBOT subsidiary will generally be entitled to execute trades in all futures and options contracts listed in the CBOT subsidiary’s Government Instrument Market, Index, Debt and Energy Market and Commodity Options Market.

•	Series B-3 Members. With certain exceptions described in greater detail elsewhere in this document, the holder of a Series B-3 membership in the CBOT subsidiary will generally be entitled to execute trades in all futures contracts listed in the CBOT subsidiary’s Government Instrument Market. Following the completion of the restructuring transactions, two Series B-3 memberships in the CBOT subsidiary will be convertible into one Series B-2 membership in the CBOT subsidiary, which may result in fewer members having the trading rights and privileges of GIMs and more members having the trading rights and privileges of Associate Members.

•	Series B-4 Members. The holder of a Series B-4 membership in the CBOT subsidiary will generally be entitled to execute trades in all futures contracts listed in the CBOT subsidiary’s Index, Debt and Energy Market.

•	Series B-5 Members. The holder of a Series B-5 membership in the CBOT subsidiary will generally be entitled to execute trades in all options contracts listed in the CBOT subsidiary’s Commodity Options Market.

The specific trading rights and privileges associated with each series of Class B membership in the CBOT subsidiary will generally be governed by the rules and regulations of the CBOT subsidiary. These rules and regulations will constitute a part of the bylaws of the CBOT subsidiary.

Authorized Memberships

Under its certificate of incorporation, the CBOT subsidiary will be authorized to issue a maximum of 3,681 Class B memberships, comprised of 1,402 Series B-1, 867 Series B-2, 128 Series B-3, 641 Series B-4 and 643

Series B-5 memberships, and one Class A membership. Based on CBOT membership as of November 5, 2004, immediately following the completion of the restructuring transactions, one Class A membership, 1,402 Series B-1 memberships, 803 Series B-2 memberships, 128 Series B-3 memberships, 641 Series B-4 memberships and 643 Series B-5 memberships in the CBOT subsidiary would be outstanding. Of course, these numbers will change if and to the extent that GIMs are transferred and one-half Associate Memberships are converted into Associate Memberships after this date and prior to the completion of the restructuring transactions. The memberships in the CBOT subsidiary will be validly issued.

Distribution and Dividend Rights

The Class B memberships in the CBOT subsidiary will not be entitled to receive any dividends or distributions, including the proceeds from liquidation, from the CBOT subsidiary. CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the exclusive right to receive all dividends as may be declared by the board of directors of the CBOT subsidiary out of funds legally available therefor and all distributions that may be made to members in accordance with applicable law upon the dissolution or liquidation of the CBOT subsidiary.

Voting

The holders of the Series B-1 and B-2 memberships in the CBOT subsidiary will have the exclusive right among members to vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on any proposals to amend the bylaws of the CBOT subsidiary whether or not approved by the board of directors. Under Delaware law, proposals to amend the certificate of incorporation must be adopted and approved by the board of directors of the CBOT subsidiary prior to being submitted to the holders of Series B-1 and B-2 memberships in the CBOT subsidiary for their approval. However, the holders of Series B-1 and B-2 memberships in the CBOT subsidiary can also make non-binding recommendations that the board of directors consider proposals that, as a matter of Delaware law, require the approval of the board of directors of the CBOT subsidiary. You should understand, however, that the board of directors of the CBOT subsidiary will consider such non-binding recommendations in accordance with its fiduciary duties under applicable law and, accordingly, we cannot assure you that the board of directors of the CBOT subsidiary will approve any such proposal.

The board of directors of the CBOT subsidiary will also have the right to amend the bylaws of the CBOT subsidiary. However, the approval of the holders of Series B-1 and B-2 memberships in the CBOT subsidiary will be required to amend the bylaws of the CBOT subsidiary in a manner that would adversely affect the following core rights:

•	the allocation of products that a holder of a specific series of Class B membership in the CBOT subsidiary is permitted to trade on the exchange facilities of the CBOT subsidiary, e.g., the elimination of any product from a holder’s trading rights and privileges;

•	the requirement that, subject to certain limited exceptions agreed to by the CBOT and CBOE, holders of Class B memberships in the CBOT subsidiary will be charged transaction fees for trades of the CBOT subsidiary’s products for their accounts that are lower than the transaction fees charged to any participant who is not a holder of a Class B membership for the same products;

•	the membership and eligibility requirements to become a holder of a Class B membership in the CBOT subsidiary or to exercise the associated trading rights or privileges;

•	the commitment to maintain current open outcry markets so long as each such market is deemed liquid; and

•	the requirement that any proposal to offer electronic trading between the hours of 6:00 a.m., Central Time, and 6:00 p.m., Central Time, of agricultural contracts or agricultural products currently traded on our open outcry markets be approved by the holders of Series B-1 and B-2 memberships in the CBOT subsidiary.

Holders of Series B-1 and B-2 memberships in the CBOT subsidiary will have the exclusive right among members to vote on such bylaw amendments adversely affecting core rights as described above.

Member proposals may be initiated at an annual meeting of the members of the CBOT subsidiary or, after satisfying certain advance notice requirements, special meetings of the members of the CBOT subsidiary and, subject to applicable law, will require the approval of a majority of votes cast at such annual or special meeting.

Holders of Series B-1 memberships in the CBOT subsidiary will have one vote per membership and holders of Series B-2 memberships in the CBOT subsidiary will have one-sixth of one vote per membership in any vote on any matter on which the holders of such memberships are entitled to vote. These voting rights are based on the current voting rights of Full Members and Associate Members of the CBOT. Holders of Series B-3, B-4 and B-5 memberships in the CBOT subsidiary will not have the right to vote on any matters or to initiate any proposal. Subject to applicable law, the affirmative vote of a majority of the votes cast at any annual or special meeting called for such purpose shall be sufficient to constitute approval of all matters upon which the holders of Series B-1 and B-2 memberships are entitled to vote, provided that quorum requirements have been met.

CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on matters not reserved to the Series B-1 and B-2 members of the CBOT subsidiary. In addition, CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on any of the following proposals:

•	any merger of the CBOT subsidiary with a third party;

•	any transaction (or series of related transactions) involving the sale of a significant amount of the CBOT subsidiary’s assets to a third party;

•	any transaction (or series of related transactions) in which the CBOT subsidiary proposes to acquire, invest in or enter into a business in competition with the CBOT subsidiary’s then existing business; or

•	any dissolution or liquidation of the CBOT subsidiary.

However, it will require the consent of holders of the Class A common stock of CBOT Holdings (who will, until at least the time of the second approval, consist only of persons who also hold Class B memberships in the CBOT subsidiary) for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any such proposal.

Pursuant to the terms of the settlement agreement, until a change of control of the CBOT subsidiary, the CBOT subsidiary will be contractually prohibited from adopting an amendment to its certificate of incorporation, bylaws or rules and regulations that adversely affects the contract trading rights of Associate Members, GIMs, IDEMs and COMs as described in our rules and regulations in effect as of February 2, 2004.

The bylaws of the CBOT subsidiary will provide that the holder of the Class A membership in the CBOT subsidiary must be present in person or by proxy to constitute a quorum on matters upon which the Class A membership is entitled to vote and that one-third of the voting power of the Class B memberships in the CBOT subsidiary entitled to vote must be present in person or by proxy in order to constitute a quorum on matters upon which the holders of Series B-1 and B-2 memberships in the CBOT subsidiary are entitled to vote. Based on the respective voting power of these two series of Class B memberships, any matter voted upon by the holders of such series could be approved by the holders of Series B-1 memberships in the CBOT subsidiary even though the holders of Series B-2 memberships in the CBOT subsidiary voted against the amendment. This result is consistent with the result that would be obtained under the CBOT’s existing certificate of incorporation, bylaws and rules and regulations with respect to matters voted on by Full Members and Associate Members as a single class.

The Chairman of the Board or the board of directors of the CBOT subsidiary will have the ability to call a special meeting of the members of the CBOT subsidiary and will be required to call a special meeting of the members of the CBOT subsidiary upon the written request of at least 10% of the voting power of the holders of Series B-1 and B-2 memberships in the CBOT subsidiary. The certificate of incorporation of the CBOT subsidiary will provide that one-third of the voting power of the Class B memberships in the CBOT subsidiary entitled to vote must be present in person or by proxy in order to constitute a quorum.

Transfer Restrictions

The sole Class A membership in the CBOT subsidiary held by CBOT Holdings may not be transferred by CBOT Holdings without an amendment to the certificate of incorporation of the CBOT subsidiary, which will require the approval of the board of directors of the CBOT subsidiary and the approval of holders of the Series B-1 and B-2 memberships in the CBOT subsidiary.

The holders of Class B memberships in the CBOT subsidiary may transfer a Class B membership in the CBOT subsidiary if such Class B membership in the CBOT subsidiary is transferred together with the shares of Class A common stock of CBOT Holdings associated with such Class B membership in the CBOT subsidiary. For example, if you are an Associate Member of the CBOT and receive as part of the restructuring transactions 3,334, 3,333 and 3,333 shares of Series A-1, A-2 and A-3 common stock of CBOT Holdings, respectively, and one Series B-2 membership in the CBOT subsidiary, you will only be able to transfer your Series B-2 membership in the CBOT subsidiary, if you transfer all 3,334, 3,333 and 3,333 shares of your Series A-1, A-2 and A-3 common stock of CBOT Holdings, respectively, together with your Series B-2 membership in the CBOT subsidiary. In addition to this exception to the restriction on transfer, your Class B memberships in the CBOT summary may be transferred by operation of law or in connection with certain bona fide pledges.

This restriction on transfer may be removed or reduced if the board of directors and the holders of the Series B-1 and B-2 memberships in the CBOT subsidiary approve an amendment to the relevant provision of the certificate of incorporation of the CBOT subsidiary. Because a reciprocal restriction appears in the certificate of incorporation of CBOT Holdings, we expect that no amendment would be made unless amendments to both certificates of incorporation would be made.

If and when the second approval has occurred, such restriction on transfer will lapse and Class B memberships in the CBOT subsidiary will thereafter be freely transferable without the applicable Series A-1, A-2 and A-3 common stock in CBOT Holdings, subject to satisfaction of any applicable membership requirements of the CBOT subsidiary.

Conversion, Preemption, or Subscription Rights

Holders of Class B memberships in the CBOT subsidiary will not be entitled to conversion, preemption or subscription rights from the CBOT subsidiary, other than the right of holders of Series B-3 memberships in the CBOT subsidiary to convert any two Series B-3 memberships in the CBOT subsidiary into one Series B-2 membership in the CBOT subsidiary.

Liquidation Rights

In the event of the full liquidation of the CBOT subsidiary, holders of Class B memberships in the CBOT subsidiary will not be entitled to any distributions. CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the exclusive right to receive all distributions upon the liquidation of the CBOT subsidiary.

Other Certificate of Incorporation or Bylaw Provisions

Board of Directors

The members of the board of directors of CBOT Holdings will be automatically designated as members of the board of directors of the CBOT subsidiary upon their election to the board of directors of CBOT Holdings. In addition, it will be a qualification for service as a director of the CBOT subsidiary that such director also serve at the same time on the board of directors of CBOT Holdings.

Upon completion of a qualified initial public offering of CBOT Holdings, the board of directors of the CBOT subsidiary will be reconstituted such that it will be composed of 17 directors and classified into two classes of nine and eight directors, respectively. There will be 11 directors designated as “parent directors” and six directors designated as “subsidiary directors.” The 11 parent directors will be directors who are not elected but rather automatically designated as members of the board of directors of the CBOT subsidiary upon their election to the board of directors of CBOT Holdings. The parent directors will continue to hold such directorship for so long as they remain members of the board of directors of CBOT Holdings. The six subsidiary directors will be elected exclusively by the holders of Series B-1 and B-2 memberships in the CBOT subsidiary, beginning with the first annual election following completion of an initial public offering for two-year terms. The six subsidiary directors will consist of four persons who hold Series B-1 memberships in the CBOT subsidiary and two persons who hold Series B-2 memberships in the CBOT subsidiary.

Upon completion of a qualified initial public offering of CBOT Holdings, the Chairman of the Board and Vice-Chairman of the Board will be appointed by the board of directors of the CBOT subsidiary and it is anticipated that the Chairman of the Board and Vice-Chairman of the Board of the CBOT subsidiary will be the same persons that serve as the Chairman of the Board and Vice-Chairman of the Board of CBOT Holdings, respectively. It is further anticipated that the President and Chief Executive Officer of CBOT Holdings will serve as one of the parent directors. If serving as a member of the board of directors, the President and Chief Executive Officer will be a voting member with the same rights and privileges as other directors on the board of directors of the CBOT subsidiary.

Nomination Procedures for Subsidiary Directors

Upon completion of a qualified initial public offering of CBOT Holdings, the holders of the Series B-1 and B-2 memberships in the CBOT subsidiary will have the right to elect a nominating committee to recommend to the board of directors of the CBOT subsidiary nominations of persons to stand for election as subsidiary directors of the CBOT subsidiary. As described above at “Description of Capital Stock of CBOT Holdings—Board of Directors,” upon completion of a qualified initial public offering of CBOT Holdings, persons elected to serve as subsidiary directors of the CBOT subsidiary will be elected by the subsidiary voting trust, as the holder of the sole share of Class B common stock of CBOT Holdings, to serve as subsidiary directors of CBOT Holdings.

The nominating committee will be composed of four persons who hold a Series B-1 membership in the CBOT subsidiary and one person who holds a Series B-2 membership in the CBOT subsidiary. Except as described below, each member of the nominating committee of the CBOT subsidiary will be elected to serve as a member of the nominating committee until the third annual meeting following his or her election. No member of the nominating committee may be elected or appointed to serve again as a member of the nominating committee until the third annual meeting following the annual meeting at which his or her term ended. However, there is no other limit to the number of terms a member of the nominating committee may serve.

The members of the nominating committee of CBOT Holdings immediately prior to the completion of the qualified initial public offering of CBOT Holdings will continue as members of the nominating committee of the CBOT subsidiary immediately following the completion of a qualified initial public offering of CBOT Holdings. The continuing members of the nominating committee will serve for the duration of their current terms.

Although the nominating committee will provide nominations to the board of directors of the CBOT subsidiary, the board of directors of the CBOT subsidiary will make an independent determination, in accordance with its fiduciary duties, to nominate individuals to serve as directors. In addition to nominations made by this committee, the holders of Series B-1 memberships in the CBOT subsidiary will also be entitled to nominate persons to stand for election as subsidiary directors of the CBOT subsidiary if the nominee is qualified and such stockholder satisfies certain advance notice requirements. If such Series B-1 member of the CBOT subsidiary satisfies each of these conditions and delivers a petition executed by at least 40 persons who are holders of a Series B-1 membership in the CBOT subsidiary, the CBOT subsidiary will, to the extent it prepares and delivers a proxy statement and form of proxy, at its own expense, include the name of such nominee and all other appropriate information related to such nominee that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy.

Advance Notice Procedures

Advance notice must be delivered to the CBOT subsidiary of any business to be brought by a Series B-1 or B-2 member of the CBOT subsidiary before an annual meeting of stockholders and of any nominations by Series B-1 and B-2 members of persons for election to the CBOT subsidiary board of directors.

Generally, such advance notice provisions will require that a Series B-1 or B-2 member of the CBOT subsidiary must give written notice to the secretary of the CBOT subsidiary not less than 20, nor more than 60, days prior to the first anniversary of the date on which the CBOT subsidiary first mailed its proxy materials for the preceding year’s annual meeting of members. In each case, the notice must set forth specific information regarding such member and each director nominee or other business proposed by such member, as applicable, as provided in the bylaws.

Nominations by Series B-1 and B-2 members of the CBOT subsidiary for persons to be elected to the CBOT subsidiary board of directors at a special meeting of the members, if directors are to be elected at such meeting, generally will require that Series B-1 and B-2 members of the CBOT subsidiary give written notice to the secretary of the CBOT subsidiary not later than the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the CBOT subsidiary board of directors.

If nominations are made by Series B-1 members of the CBOT subsidiary in accordance with such advance notice procedures, the CBOT subsidiary shall, to the extent it prepares and delivers a proxy statement and form of proxy, at its own expense, include the name of such nominee and all other information related to such nominee that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy in the event that:

•	a Series B-1 member proposes to nominate an individual for election or reelection as a director of the CBOT subsidiary;

•	such member has satisfied each of the terms and conditions described above for the nomination of such nominee; and

•	such member has delivered to the secretary of the CBOT subsidiary a written petition executed by at least 40 persons who are holders of a Series B-1 membership proposing to nominate such nominee.

Special Meetings of Members

The Chairman of the Board or the board of directors may call special meetings of the members. In addition, the Chairman of the Board or the board of directors will be required to call a special meeting upon the written request of the holders of at least 10% of the voting power of all outstanding memberships entitled to vote on the action proposed to be taken at such meeting.

No Action by Written Consent of Members

All member actions by Series B-1 and B-2 members of the CBOT subsidiary must be taken by a vote of the Series B-1 and B-2 members of the CBOT subsidiary at an annual or special meeting, and such members are not permitted to take action by written consent without a meeting. CBOT Holdings, as the sole Class A member of the CBOT subsidiary, is permitted to take action by written consent.

Amendment of Certificate of Incorporation

As described above at “—Voting,” the approval of not less than a majority of the Series B-1 and B-2 memberships in the CBOT subsidiary, voting together as a single class based upon their respective voting rights, will be required in order to amend the certificate of incorporation.

Amendment of Bylaws

As described above at “—Voting,” the approval of a majority of the Series B-1 and B-2 memberships in the CBOT subsidiary, voting together as a single class based upon their respective voting rights, will be required in order to adopt, repeal or amend the bylaws in response to a member proposal.

Limitation of Liability of Directors

As authorized by Delaware law, a director of the CBOT subsidiary will not be personally liable to the CBOT subsidiary or its members for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the CBOT subsidiary or its members;

•	for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends, distributions or unlawful members’ repurchases or redemptions as provided by Delaware law; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in the CBOT subsidiary’s certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter members or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the CBOT subsidiary and its members.

The CBOT subsidiary will indemnify its directors, officers, committee members and employees and may indemnify its agents to the fullest extent permitted by law. The bylaws will also permit the CBOT subsidiary to secure insurance on behalf of any officer, director, committee member, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the bylaws would permit indemnification.

COMPARISON OF THE RIGHTS OF MEMBERS OF THE CBOT

PRIOR TO AND AFTER COMPLETION OF THE RESTRUCTURING TRANSACTIONS

AND AFTER THE SECOND APPROVAL AND INITIAL PUBLIC OFFERING

Overview

As a result of the restructuring transactions, the CBOT will be demutualized by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of Class A common stock of CBOT Holdings to our members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings in which our members will hold memberships representing trading rights and privileges on the exchange operated by such subsidiary. In addition, in connection with the restructuring transactions, our board of directors has approved and adopted, and we are proposing for your consideration, certain changes to our certificate of incorporation, bylaws and rules and regulations. Generally speaking, these changes are designed to implement a more modern and efficient corporate governance structure, while maintaining for our members important rights with respect to the core rights relating to the trading rights and privileges associated with Class B membership, as well as other voting rights, and rights to initiate proposals to repeal or amend the bylaws, rules, and regulations of the CBOT. In addition, these changes are also designed to permit us to facilitate the creation of public markets for the equity securities of CBOT Holdings and engage in capital-raising transactions and other securities issuances following a subsequent approval by the holders of Class A common stock of CBOT Holdings.

You are being asked to approve the amended and restated bylaws of the CBOT, which will become the bylaws of the CBOT subsidiary, and a technical amendment to the current bylaws of the CBOT identifying the holders of Full Memberships, Associate Memberships, GIMs, IDEMs and COMs, and clarifying the status of holders of GIMs, IDEMs and COMs as members of the CBOT for purposes of Delaware corporation law; all other matters relating to the restructuring transactions, including the proposed changes to our corporate governance structure as set forth in a new certificate of incorporation and bylaws for the holding company and the CBOT subsidiary as part of the restructuring transactions. The certificate of incorporation and bylaws of CBOT Holdings will become effective prior to the time the merger becomes effective, and the certificate of incorporation and bylaws of the CBOT subsidiary will become effective at the time the merger becomes effective. The technical amendment to the CBOT’s current bylaws will become effective immediately following membership approval of the restructuring transactions. In addition, you are being asked to approve certain changes to the rules and regulations, including such other changes to the rules and regulations as our board of directors reasonably determines are appropriate to complete the restructuring transactions. We currently expect that these changes to our rules and regulations will take effect at the time that the certificate of incorporation of the CBOT subsidiary becomes effective. By voting in favor of the propositions relating to the restructuring transactions, Full Members and Associate Members will be voting to approve and adopt this amendment to the CBOT’s bylaws in advance of the completion of the restructuring transactions. Upon the effectiveness of these changes to our corporate governance structure, certain of your rights and obligations as stockholders of CBOT Holdings and as members of the CBOT subsidiary will change from those that you currently have as members of the CBOT. In this section, we will describe those changes that we believe to be material. We urge you to carefully review and consider these changes in your rights and obligations before voting on the propositions relating to the restructuring transactions.

The forms of certificate of incorporation and bylaws of CBOT Holdings are attached as Appendices E and F, respectively, to this document and the forms of certificate of incorporation and bylaws of the CBOT subsidiary are attached as Appendices G and H, respectively, to this document. Our current certificate of incorporation, bylaws and rules and regulations have been filed as exhibits to the registration statement of which this document forms a part. In addition, the form of the rules and regulations of the CBOT subsidiary, which, subject to changes to the rules and regulations occurring from time to time after the date of this document, we currently expect to be the rules and regulations of the CBOT subsidiary immediately after the completion of the restructuring transactions, has been filed as an exhibit to the registration statement. A summary of the status of certain current CBOT rules and regulations as a result of the restructuring transactions is attached as Appendix J to this document. We urge you to review and consider carefully each of these documents before voting on the propositions relating to the restructuring transactions.

We briefly summarize below some of the rights and obligations of members/stockholders under the applicable certificates of incorporation, bylaws and rules and regulations (1) today, (2) immediately following completion of the restructuring transactions and (3) following the occurrence of the second approval.

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Voting Rights—General

CBOT

Full and Associate Members have the right to vote on all matters submitted to a vote of the general membership, including the election of directors.

Each Full Member is entitled to one vote per Full Membership, and each Associate Member is entitled to one-sixth of one vote per Associate Membership.

CBOT Holdings

The holders of Class A common stock of CBOT Holdings will have the right to vote on all matters upon which the stockholders of CBOT Holdings will be entitled to vote generally, including the election of directors. Each share of Class A common stock of CBOT Holdings will be entitled to one vote per share. On all such matters, the holders of Series A-1, A-2 and A-3 common stock will vote as a single class, with equal per share voting rights.

It will require the approval of a majority of the outstanding shares of Class A common stock in order for CBOT Holdings to engage in certain significant business transactions or to vote its Class A membership in the CBOT subsidiary in favor of the CBOT subsidiary engaging in certain significant business transactions.

CBOT Subsidiary

The holders of Series B-1 and B-2 memberships in the CBOT subsidiary will have the exclusive rights among members to vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary that have already been adopted and approved by the board of directors and to initiate and vote on any proposals to amend the bylaws of the CBOT

CBOT Holdings

The holders of Class A common stock of CBOT Holdings will have the right to vote on all matters upon which the stockholders of CBOT Holdings will be entitled to vote generally, subject to the special rights of the holder of Class B common stock to elect subsidiary directors of the board of directors of the CBOT Holdings at and following the first election after completion of a qualified initial public offering. Each share of Class A common stock of CBOT Holdings will be entitled to one vote per share.

Beginning with the first annual election following the completion of a qualified initial public offering, the holder of the sole share of Class B common stock will be entitled to vote in the election of subsidiary directors to the board of directors of CBOT Holdings.

It will require the approval of a majority of the outstanding shares of Class A common stock in order for CBOT Holdings to engage in certain significant business transactions or to vote its Class A membership in the CBOT subsidiary in favor of the CBOT subsidiary engaging in certain significant business transactions.

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subsidiary whether or not previously approved by the board of directors.

The holders of Series B-1 and B-2 memberships in the CBOT subsidiary can also make non-binding recommendations that the board of directors consider proposals in accordance with its fiduciary duties that, as a matter of Delaware law, require the approval of the board of directors of the CBOT subsidiary.

The holders of Series B-1 and B-2 memberships in the CBOT subsidiary will have one vote per membership and one-sixth of one vote per membership, respectively, on any matter on which they are entitled to vote.

CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on all matters not reserved for Series B-1 and B-2 members of the CBOT subsidiary. In addition, CBOT Holdings will have the right to vote on any proposal that contemplates the CBOT subsidiary engaging in certain significant business transactions.

CBOT Subsidiary

The holders of Series B-1 and B-2 memberships in the CBOT subsidiary will have the exclusive rights among members to vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary that have already been adopted and approved by the board of directors and to initiate and vote on any proposals to amend the bylaws of the CBOT subsidiary whether or not previously approved by the board of directors.

The holders of Series B-1 and B-2 memberships in the CBOT subsidiary can also make non-binding recommendations that the board of directors consider proposals in accordance with its fiduciary duties that, as a matter of Delaware law, require the approval of the board of directors of the CBOT subsidiary.

The holders of Series B-1 and B-2 memberships in the CBOT subsidiary will have one vote per membership and one-sixth of one vote per membership, respectively, on any matter on which they are entitled to vote.

CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on all matters not reserved for Series B-1 and B-2 members of the CBOT subsidiary.

In addition, CBOT Holdings will have the right to vote on any proposal that contemplates the CBOT subsidiary engaging in certain significant business transactions.

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Voting Rights—Core Rights

The concept of “core rights” does not currently exist.	The holders of Series B-1 and B-2 memberships in the CBOT subsidiary will have the exclusive right among members to vote on proposals by the board of directors of the CBOT subsidiary to amend the bylaws, which will include the rules and regulations, of the CBOT subsidiary in a manner that would adversely affect the core rights.	The holders of Series B-1 and B-2 memberships in the CBOT subsidiary will have the exclusive right among members to vote on proposals by the board of directors of the CBOT subsidiary to amend the bylaws, which will include the rules and regulations, of the CBOT subsidiary in a manner that would adversely affect the core rights.

Voting Rights—Petition Process

CBOT

Full and Associate Members are entitled to propose amendments to the bylaws, including the rules. Twenty-five or more such voting members have the right to petition for the board of directors’ approval to call a special meeting of the members for the purpose of voting on amendments to the bylaws, including the rules. If the board of directors does not approve such a special meeting, 100 or more such voting members have the right to petition for such special meeting and the board of directors will then call such special meeting.

CBOT Holdings

CBOT Holdings will be required to call a special meeting of the stockholders for the purpose of amending the bylaws of CBOT Holdings or to vote on other proposals upon the written request of at least 10% (or 4,935,984 shares) of the outstanding shares of Class A common stock of CBOT Holdings.

CBOT Holdings

Upon completion of a qualified initial public offering, the holders of Class A common stock of CBOT Holdings will no longer have the right to require CBOT Holdings to call a special meeting of the stockholders.

CBOT Subsidiary

The CBOT subsidiary will be required to call a special meeting of

CBOT Subsidiary

The CBOT subsidiary will be required to call a special meeting of the members for the purpose of amending the bylaws, including the rules and regulations, of the CBOT subsidiary or to vote on other proposals upon the written request of at least 10% of the voting power (or 154 votes) of all outstanding memberships entitled to vote on the action proposed to be taken at such meeting.

the members for the purpose of amending the bylaws, including the rules and regulations, of the CBOT subsidiary or to vote on other proposals upon the written request of at least 10% of the voting power (or 154 votes) of all outstanding memberships entitled to vote on the action proposed to be taken at such meeting.

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Charter Amendments

CBOT

Amendments to our certificate of incorporation must be adopted by the board of directors and approved by at least a majority of votes cast at an annual or special meeting of the membership at which at least 300 votes are cast.

CBOT Holdings

Amendments to the certificate of incorporation of CBOT Holdings must be adopted by the board of directors and approved by a majority of the outstanding shares of Class A common stock of CBOT Holdings, voting together as a single class.

CBOT Subsidiary

Amendments to the certificate of incorporation of the CBOT subsidiary must be adopted by the board of directors and approved by a majority of the Series B-1 and B-2 memberships in the CBOT subsidiary, voting together as a single class based upon their respective voting rights.

Pursuant to the settlement agreement, until a change of control of the CBOT subsidiary, the CBOT subsidiary will be contractually prohibited from adopting an amendment to its certificate of incorporation that adversely affects the contract trading rights of Associate Members, GIMs, IDEMs and COMs, as described in our rules and regulations in effect as of February 2, 2004.

CBOT Holdings

Amendments to the certificate of incorporation of CBOT Holdings must be adopted by the board of directors and approved by a majority of the outstanding shares of Class A common stock of CBOT Holdings, voting together as a single class.

CBOT Subsidiary

Amendments to the certificate of incorporation of the CBOT subsidiary must be adopted by the board of directors and approved by a majority of the Series B-1 and B-2 memberships in the CBOT subsidiary, voting together as a single class based upon their respective voting rights.

Pursuant to the settlement agreement, until a change of control of the CBOT subsidiary, the CBOT subsidiary will be contractually prohibited from adopting an amendment to its certificate of incorporation that adversely affects the contract trading rights of Associate Members, GIMs, IDEMs and COMs, as described in our rules and regulations in effect as of February 2, 2004.

Bylaw Amendments

CBOT

Amendments to our bylaws, which include the rules, must be approved by at least a majority of votes cast at an annual or special meeting of the membership at which at least 300 votes are cast.

The board of directors must approve amendments to our regulations, which are not part of our bylaws.

CBOT Holdings

The board of directors of CBOT Holdings will have the authority to adopt, amend or repeal the bylaws of CBOT Holdings without the approval of the stockholders. However, the Class A common stockholders will be entitled to initiate and vote on, without the approval of the board of directors, proposals to adopt, amend or

CBOT Holdings

The board of directors of CBOT Holdings will have the authority to adopt, amend or repeal the bylaws of CBOT Holdings without the approval of the stockholders. However, the Class A common stockholders will be entitled to initiate and vote on, without the approval of the board of directors, proposals to adopt, amend or repeal

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repeal the bylaws, which proposals will be approved by a majority of the votes cast.

CBOT Subsidiary

The board of directors of the CBOT subsidiary will have the authority to amend the bylaws, which will include the rules and regulations, of the CBOT subsidiary without the approval of the members, except for amendments that would adversely affect the core rights. See also “—Voting Rights—Core Rights.” In addition, the holders of Series B-1 and B-2 memberships will also have the exclusive right among members to initiate and vote on proposals to amend the bylaws, which proposals will be approved by a majority of the votes cast.

Pursuant to the settlement agreement, until a change of control of the CBOT subsidiary, the CBOT subsidiary will be contractually prohibited from adopting an amendment to its bylaws that adversely affects the contract trading rights of Associate Members, GIMs, IDEMs and COMs, as described in our rules and regulations in effect as of February 2, 2004.

the bylaws, which proposals will be approved by a majority of the votes cast.

CBOT Subsidiary

The board of directors of the CBOT subsidiary will have the authority to amend the bylaws, which will include the rules and regulations, of the CBOT subsidiary without the approval of the members, except for amendments that would adversely affect the core rights. See also “—Voting Rights—Core Rights.” In addition, the holders of Series B-1 and B-2 memberships will also have the exclusive right among members to initiate and vote on proposals to amend the bylaws, which proposals will be approved by a majority of the votes cast.

Pursuant to the settlement agreement, until a change of control of the CBOT subsidiary, the CBOT subsidiary will be contractually prohibited from adopting an amendment to its bylaws that adversely affects the contract trading rights of Associate Members, GIMs, IDEMs and COMs, as described in our rules and regulations in effect as of February 2, 2004.

Board of Directors

CBOT

The board of directors of the CBOT consists of 18 directors, including: the Chairman, the Vice-Chairman, the President and Chief Executive Officer (non-voting), nine directors who are Full Members, two directors who are Associate Members and four directors who are not members.

Directors other than the President and Chief Executive Officer and the

CBOT Holdings and CBOT Subsidiary

Following the initial annual meeting of CBOT Holdings after the completion of the restructuring transactions, the board of directors of CBOT Holdings will consist of 16 directors, including: the Chairman, the Vice-Chairman, the President and Chief Executive Officer (who will serve as a non-voting director), eight directors

CBOT Holdings and CBOT Subsidiary

Upon completion of a qualified initial public offering, the boards of directors of CBOT Holdings and the CBOT subsidiary will be reconstituted such that each is comprised of 17 directors and classified into two classes of nine and eight directors, respectively, each elected to serve for two-year terms. Eleven directors will be

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four non-member directors are elected for either two- or three-year terms. The four non-member directors are appointed to serve four-year terms. The President and Chief Executive Officer’s appointment coincides with his term as President and Chief Executive Officer.

who will be holders of Series B-1 memberships in the CBOT subsidiary, two directors who will be holders of Series B-2 memberships in the CBOT subsidiary and three directors who will be independent within the meaning of the certificate of incorporation and the bylaws of CBOT Holdings.

The elected directors of CBOT Holdings will be classified into two classes of directors consisting of eight directors and seven directors, respectively. Directors other than the President and Chief Executive Officer will generally serve two-year terms. The President and Chief Executive Officer will, upon appointment to such position, automatically become a non-voting director.

The members of the board of directors of CBOT Holdings will be automatically designated as members of the board of directors of the CBOT subsidiary upon their election to the board of directors of CBOT Holdings.

designated as “parent directors” and six directors will be designated as “subsidiary directors.” The six subsidiary directors will consist of four persons who hold Series B-1 memberships in the CBOT subsidiary and two persons who hold Series B-2 memberships in the CBOT subsidiary. Of the 17 directors, at least nine will be independent within the meaning of the certificate of incorporation and bylaws of CBOT Holdings.

The parent directors and subsidiary directors on the board of directors of CBOT Holdings will be elected exclusively by the holders of the Class A common stock of CBOT Holdings and the holder of the sole share of the Class B common stock of CBOT Holdings, respectively, beginning with the first annual election following completion of a qualified initial public offering, for two-year terms. The board of directors of the CBOT subsidiary will be designated or elected as follows: the 11 parent directors will be directors that are not elected but rather automatically designated as members of the board of directors of the CBOT subsidiary upon their election to the board of directors of CBOT Holdings and the six subsidiary directors will be elected exclusively by the holders of Series B-1 and B-2 memberships in the CBOT subsidiary beginning with the first annual election following completion of a qualified initial public offering for two-year terms.

Upon completion of a qualified initial public offering, the Chairman of the Board and Vice-Chairman of the Board of CBOT Holdings and the CBOT subsidiary will be appointed by their respective boards of directors. It is anticipated that the

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President and Chief Executive Officer of CBOT Holdings will be nominated and elected to serve as one of the parent directors and will be a voting member of both boards of directors.
Nomination Process

CBOT

The Full and Associate Members elect five persons, four of which must be Full Members and one of which must be an Associate Member, to serve on the nominating committee. The nominating committee nominates candidates to stand for election to the board of directors.

Full and Associate Members have the right to petition, which petition must be signed by at least 40 such members, to nominate other candidates to stand for election to the board of directors.

CBOT Holdings and CBOT Subsidiary

The holders of the Class A common stock of CBOT Holdings will elect five persons, four of which must be Series B-1 members of the CBOT subsidiary and one of which must be a Series B-2 member of the CBOT subsidiary, to serve on the nominating committee. The nominating committee will recommend to the board of directors nominations of persons to stand for election as directors of CBOT Holdings.

Holders of Class A common stock of CBOT Holdings will also be entitled to nominate persons to stand for election as directors of CBOT Holdings if the nominee is qualified and the stockholder satisfies certain advance notice requirements.

In addition, if a stockholder satisfies each of these conditions and delivers a petition executed by at least 40 persons who are both holders of Class A common stock of CBOT Holdings and holders of a Series B-1 membership in the CBOT subsidiary, CBOT Holdings will, to the extent that it prepares and delivers a proxy statement and form of proxy, at its own expense, include the name of such nominee and all other information related to such nominee that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy.

CBOT Holdings

Upon completion of a qualified initial public offering, the nominating committee of CBOT Holdings shall thereafter be a committee of the board of directors of CBOT Holdings, comprised entirely of at least three independent members of the board of directors of CBOT Holdings who have been appointed by the board of directors of CBOT Holdings.

Holders of Class A common stock of CBOT Holdings will also be entitled to nominate persons to stand for election as directors of CBOT Holdings if the nominee is qualified and such stockholder satisfies certain advance notice requirements.

In addition, if a stockholder satisfies each of these conditions and delivers a petition executed by at least 40 persons who are both holders of Class A common stock and holders of a Series B-1 membership in the CBOT subsidiary, CBOT Holdings will, to the extent that it prepares and delivers a proxy statement and form of proxy, at its own expense, include the name of such nominee and all other information related to such nominee that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy.

CBOT Subsidiary

Upon completion of a qualified initial public offering of CBOT

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Holdings, the holders of the Series B-1 and B-2 memberships will elect a nominating committee to recommend to the board of directors of the CBOT subsidiary nominations of persons to stand for election as directors of the CBOT subsidiary.

Holders of Series B-1 memberships in the CBOT subsidiary will also be entitled to nominate persons to stand for election as subsidiary directors of the CBOT subsidiary if the nominee is qualified and the member satisfies certain advance notice requirements.

In addition, if a Series B-1 member of the CBOT subsidiary satisfies each of these conditions and delivers a petition executed by at least 40 persons who are holders of a Series B-1 membership in the CBOT subsidiary, the CBOT subsidiary will, to the extent that it prepares and delivers a proxy statement and form of proxy, at its own expense, include the name of such nominee and all other appropriate information related to such nominee that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy.

Dividends

CBOT	CBOT Holdings	CBOT Holdings

Nonstock, not-for-profit corporations are permitted to declare and pay dividends under Delaware law; however, in view of its not-for-profit status, the CBOT has not historically done so.	CBOT Holdings will be for-profit and will generally have the ability to declare and pay dividends to its common stockholders out of its “surplus,” as defined under Delaware law.	CBOT Holdings will be for-profit and will generally have the ability to declare and pay dividends to its common stockholders out of its “surplus,” as defined under Delaware law.

	CBOT Subsidiary	CBOT Subsidiary

	The CBOT subsidiary will also have the ability to declare and pay dividends as described above. However, the CBOT subsidiary may only declare and pay	The CBOT subsidiary will also have the ability to declare and pay dividends as described above. However, the CBOT subsidiary may only declare and pay dividends to

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	dividends to CBOT Holdings as the holder of the sole Class A membership in the CBOT subsidiary.	CBOT Holdings as the holder of the sole Class A membership in the CBOT subsidiary.

Authorized Capital

CBOT	CBOT Holdings	CBOT Holdings

The CBOT is prohibited from issuing any capital stock.

CBOT Holdings will be authorized to issue 200,000,000 shares of Class A common stock, initially divided into unrestricted Class A common stock and three series of restricted Class A common stock, designated Series A-1, A-2 and A-3; one share of Class B common stock; and 20,000,000 shares of preferred stock.

CBOT Holdings will be authorized to issue 200,000,000 shares of Class A common stock, initially divided into unrestricted Class A common stock and three series of restricted Class A common stock, designated Series A-1, A-2 and A-3; one share of Class B common stock; and 20,000,000 shares of preferred stock.

	Immediately following completion of the restructuring transactions, there will be 150,640,164 authorized and unissued shares of Class A common stock, one authorized and unissued share of Class B common stock and 20,000,000 authorized and unissued shares of preferred stock. However, the board of directors of CBOT Holding will not have the ability to approve the issuance of any such additional authorized and unissued capital stock unless and until there is a second approval.	Immediately following completion of the restructuring transactions, there will be 150,640,164 authorized and unissued shares of Class A common stock, one authorized and unissued share of Class B common stock and 20,000,000 authorized and unissued shares of preferred stock. Upon the occurrence of the second approval, CBOT Holdings will have the ability to issue the additional shares of Class A common stock, the share of Class B common stock and the shares of preferred stock.

	CBOT Subsidiary	CBOT Subsidiary

	The CBOT subsidiary will be prohibited from issuing any capital stock.	The CBOT subsidiary will be prohibited from issuing any capital stock.

Proceeds of Memberships

CBOT	CBOT Holdings	CBOT Holdings

Upon transfer of any membership, including both voluntary transfers by members and board of directors initiated transfers, the proceeds from such transfer will be applied according to a priority distribution set forth in the rules and regulations.	We believe that there is significant uncertainty concerning the application of the rules relating to the proceeds of membership after the completion of the restructuring transactions. Absent special circumstances, proceeds from the	We believe that there is significant uncertainty concerning the application of the rules relating to the proceeds of membership after the completion of the restructuring transactions. Absent special circumstances, proceeds from the

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Such priority distribution provides that any proceeds go first to satisfying certain debts owed to the clearing services provider, then to satisfying any debts owed to the CBOT by such transferring member, then in payment of claims filed by primary clearing members for trading losses owed by such transferring member, and finally to satisfaction of claims filed by other members for repayment of loans made to the transferring member to finance the purchase of a membership or for contractual debts owed by the transferring member to such other member. After such priority claims have been satisfied, any surplus will be paid to the transferring member.	transfer of shares of Class A common stock of CBOT Holdings will not be subject to the prior claims of the holders of Class B memberships in the CBOT subsidiary unless and to the extent that such holders have otherwise perfected a security interest in the transferred shares of Class A common stock of CBOT Holdings, such as receiving a pledge of such shares. The rules and regulations of the CBOT subsidiary will provide that the proceeds of any transfer of Class B memberships in the CBOT subsidiary will be subject to the priority of payments provision that is currently applicable to the transfer of CBOT memberships. However, we are not aware of any court that has considered the applicability of such a provision in this context. Accordingly, while we currently intend to retain this provision in the rules and regulations of the CBOT subsidiary, there is uncertainty as to whether, how and to what extent the priority of payments provision would be enforced in accordance with its terms.	transfer of shares of Class A common stock of CBOT Holdings will not be subject to the prior claims of the holders of Class B memberships in the CBOT subsidiary unless and to the extent that such holders have otherwise perfected a security interest in the transferred shares of Class A common stock of CBOT Holdings, such as receiving a pledge of such shares. The rules and regulations of the CBOT subsidiary will provide that the proceeds of any transfer of Class B memberships in the CBOT subsidiary will be subject to the priority of payments provision that is currently applicable to the transfer of CBOT memberships. However, we are not aware of any court that has considered the applicability of such a provision in this context. Accordingly, while we currently intend to retain this provision in the rules and regulations of the CBOT subsidiary, there is uncertainty as to whether, how and to what extent the priority of payments provision would be enforced in accordance with its terms.

Assessments and Dues

CBOT	CBOT Holdings	CBOT Holdings

The board of directors of the CBOT possesses the authority to levy assessments upon the CBOT membership as it may deem necessary or advisable to meet certain anticipated operating deficits.	The common stock of CBOT Holdings will be issued as fully paid and non-assessable. As such, CBOT Holdings will have no authority to assess its stockholders.	The common stock of CBOT Holdings will be issued as fully paid and non-assessable. As such, CBOT Holdings will have no authority to assess its stockholders.

	CBOT Subsidiary	CBOT Subsidiary

	The board of directors of the CBOT subsidiary will continue to possess the authority to levy assessments upon the CBOT subsidiary membership on	The board of directors of the CBOT subsidiary will continue to possess the authority to levy assessments upon the CBOT subsidiary membership on substantially the

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	substantially the same terms as the board of directors of the CBOT, subject to applicable law.	same terms as the board of directors of the CBOT, subject to applicable law.

Change of Control Provisions

CBOT	CBOT Holdings	CBOT Holdings

Although the membership application process may serve as a deterrent to persons considering unsolicited tender offers or other unilateral takeover proposals, the CBOT does not generally have mechanisms to protect against such actions.

CBOT Holdings will have certain mechanisms designed to deter persons considering unsolicited tender offers or other unilateral takeover proposals without negotiating with its board of directors, including the following:

•        a classified board of directors with two staggered terms of office;

•        advance notice requirements for stockholder proposals;

•        application of the Delaware anti-takeover statute; and

•        a prohibition on the ability of stockholders to take action by written consent.

CBOT Holdings will have certain mechanisms designed to deter persons considering unsolicited tender offers or other unilateral takeover proposals without negotiating with its board of directors, including the following:

•        a classified board of directors with two staggered terms of office;

•        advance notice requirements for stockholder proposals;

•        application of the Delaware anti-takeover statute; and

•        a prohibition on the ability of stockholders to take action by written consent.

	CBOT Subsidiary	CBOT Subsidiary

	Although the membership application process may serve as a deterrent to persons considering unsolicited tender offers or other unilateral takeover proposals, the CBOT subsidiary will not generally have mechanisms to protect against such actions. However, as a subsidiary of CBOT Holdings, it will benefit from certain protective mechanisms applicable to CBOT Holdings, as described above.	Although the membership application process may serve as a deterrent to persons considering unsolicited tender offers or other unilateral takeover proposals, the CBOT subsidiary will not generally have mechanisms to protect against such actions. However, as a subsidiary of CBOT Holdings, it will benefit from certain protective mechanisms applicable to CBOT Holdings, as described above.

SHARES AND MEMBERSHIPS ELIGIBLE FOR FUTURE SALE

The 49,359,836 shares of Class A common stock of CBOT Holdings, designated Series A-1, A-2 and A-3 shares, to be distributed in connection with the restructuring transactions will generally be subject to a complete restriction on transfer. Notwithstanding this restriction on transfer, stockholders may transfer all, but not less than all, of the shares of Series A-1, A-2 and A-3 common stock of CBOT Holdings associated with a Class B membership in the CBOT subsidiary if all such shares of common stock are transferred together with the Class B membership associated with such shares.

The Class B memberships in the CBOT subsidiary generally will be subject to a complete restriction on transfer. Notwithstanding this restriction on transfer, the holders of Class B memberships in the CBOT subsidiary may transfer a Class B membership if such Class B membership is transferred together with all, but not less than all, of the shares of Class A common stock of CBOT Holdings associated with such Class B membership.

The foregoing restrictions on transfer of Series A-1, A-2 and A-3 common stock of CBOT Holdings may be removed or reduced if the board of directors and stockholders of CBOT Holdings approve an amendment to the relevant provision in the certificate of incorporation of CBOT Holdings, and the restrictions on the transfer of Class B memberships in the CBOT subsidiary may be removed or reduced if the board of directors of the CBOT subsidiary and holders of the Series B-1 and B-2 memberships in the CBOT subsidiary approve an amendment to the relevant provision in the certificate of incorporation of the CBOT subsidiary. Because the restrictions are in effect reciprocal and are imposed in the certificate of incorporation of both entities, we expect that no such amendment to either certificate of incorporation would be made unless amendments to both certificates of incorporation would be made.

In addition, the exercise of the trading rights and privileges associated with the Class B memberships will be subject to substantially the same restrictions that currently apply to the memberships in the CBOT, including, in the case of Series B-3 memberships in the CBOT subsidiary, that such memberships may not be sold or transferred without eliminating the associated trading rights and privileges, and satisfaction of the application and approval process applicable to CBOT membership candidates. Under that process, any adult, other than an employee of the CBOT subsidiary, of good character, reputation, financial responsibility and credit will be eligible to become a holder of a Class B membership in, and exercise trading rights and privileges at the, CBOT subsidiary. Candidates will be reviewed to determine whether they meet applicable requirements in accordance with the rules and regulations of the CBOT subsidiary.

In addition, if and when the second approval has occurred, additional exceptions to the transfer restrictions discussed above will become effective. In particular, subject to the right of CBOT Holdings to organize sales of Class A common stock, as described in greater detail elsewhere in this document, the transfer restrictions applicable to the Series A-1, A-2 and A-3 common stock of CBOT Holdings will effectively terminate following completion of a qualified initial public offering, with the transfer restrictions on Series A-1, A-2 and A-3 common stock of CBOT Holdings expiring 180, 360 and 540 days, respectively, following such qualified initial public offering and such shares converting into unrestricted Class A common stock of CBOT Holdings. If, after the second approval has occurred, a qualified initial public offering has not occurred within three years of the second approval, the transfer restrictions discussed above will expire and all outstanding Series A-1, A-2 and A-3 common stock of CBOT Holdings will automatically convert into unrestricted Class A common stock 180, 360 and 540 days respectively, following the date that is three years after the second approval. Also, if and when the second approval has occurred, permitted transfers will take effect, as described in greater detail elsewhere in this document.

Also, if and when the second approval has occurred, the reciprocal restrictions on transfer applicable to Class B memberships in the CBOT subsidiary will expire and Class B memberships in the CBOT subsidiary will thereafter be freely transferable without the applicable Series A-1, A-2 and A-3 common stock of CBOT Holdings, subject to satisfaction of any applicable membership requirements of the CBOT subsidiary.

Pursuant to the Securities Act, securities received in connection with the restructuring transactions by “affiliates” may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act.

Sales of substantial amounts of Class A common stock of CBOT Holdings in the open market, or the availability of such shares for sale, could adversely affect the price of our Class A common stock and/or our other capital stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

OF THE RESTRUCTURING TRANSACTIONS

The following general discussion constitutes the opinion of Kirkland & Ellis, tax counsel to CBOT Holdings and the CBOT, as to the material U.S. federal income tax consequences of the completion of the restructuring transactions, subject to the qualifications described below. This opinion is based upon the Internal Revenue Code of 1986, as amended, the United States Treasury Department regulations promulgated thereunder, judicial authority and current administrative rulings and practice now in effect, all of which are subject to change at any time, including with possible retroactive effect, or different interpretations. This opinion is also based on a private letter ruling received from the IRS on September 30, 2002, and a supplemental ruling received from the IRS on January 22, 2004, regarding the consequences discussed herein. This opinion does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular CBOT member in light of such member’s particular circumstances or to CBOT members subject to special treatment under the U.S. federal income tax laws, and this opinion does not discuss any aspects of state, local or foreign tax laws.

In the private letter rulings issued to the CBOT as well as rulings issued to other exchanges involved in the process of demutualization, the Internal Revenue Service has adopted the position that:

•	the equity component (e.g., the rights to dividends and other distributions of profits and rights to liquidation proceeds) of a membership or stock is to be treated as separate property from the trading rights (e.g., the right to trade certain contracts on the CBOT’s exchange) and other non-equity rights associated with that membership or stock so that the demutualization will be treated, in effect, as two exchanges, an exchange of the equity components and an exchange of the trading rights and other non-equity rights; and

•	the taxability of each exchange must be tested under the relevant provisions of the Code applicable to the particular property rights.

Thus, we understand that, under this IRS position, the exchange of the equity components will be tested for tax-free status under the corporate reorganization or corporate formation provisions, as applicable, and the exchange of the trading rights and other non-equity rights will be treated as taxable or not based on whether there is any significant modification in the legal rights associated with those rights under Code Section 1001, which provides for recognition of gain or loss on the sale or exchange of property. In its private letter ruling issued to the CBOT, the IRS ruled that (1) the exchange of equity components will be tax-free under the corporate formation provisions and (2) the exchange of the trading rights and other non-equity rights will not be taxable because there will not be a significant modification in the legal rights associated with these rights. As discussed below, the CBOT has received a supplemental ruling that certain changes to the post-restructuring governance structure of CBOT Holdings and the CBOT subsidiary adopted after the initial ruling request was filed will not affect the September 30, 2002, ruling regarding the tax-free exchange of trading rights and other non-equity rights.

Based upon the foregoing, it is the opinion of Kirkland & Ellis that:

•	No gain or loss will be recognized by a CBOT member with respect to the receipt of Class A common stock of CBOT Holdings or the Class B memberships of the CBOT subsidiary, including any associated right to trade on the CBOT or CBOE.

•	The aggregate basis in a member’s current membership will carry over to the property received and must be allocated to the various components. If the equity rights and the trading rights and other non-equity rights are treated as separate property for tax purposes, the basis in the equity rights will be allocated among the equity rights received in proportion to their fair market values, and the basis in the existing trading rights and other non-equity rights will carry over to the basis of the trading rights and other non-equity rights received. It is not entirely clear how basis will be allocated between trading rights and other non-equity rights and equity rights because no separate market exists for those property rights. Members of the CBOT who intend to sell some but not all of their stock or memberships should consult their own tax advisors.

•	The holding period of the Class A common stock of CBOT Holdings or the Class B memberships of the CBOT subsidiary, will include the period for which such person’s current membership has been held, provided that such membership is held as a capital asset or property described in Code Section 1231 on the date of the distribution of the stock or memberships, as the case may be.

•	The CBOT will not recognize any gain or loss upon its demutualization and creation of the holding company structure.

On October 30, 2001, the CBOT filed a request for the ruling with the IRS, and on September 30, 2002, the CBOT received a ruling from the IRS that the restructuring transactions will have the foregoing effects. On January 22, 2004, we received a supplemental ruling from the IRS confirming that certain aspects of the proposed restructuring transactions, which have been modified following the receipt of the initial ruling and, as a result, are not covered by such ruling, will not affect the validity of the initial ruling to the effect that CBOT members will not recognize gain with respect to the receipt of Class B memberships of the CBOT subsidiary, including any associated right to trade on the CBOT or the CBOE. These modifications include modifications to the proposed voting rights, procedures to amend the bylaws and rules and regulations, procedures to nominate directors, rights to call special meetings, board composition, and transfer restrictions. This ruling will generally be binding on the IRS. Although an IRS ruling can be revoked or modified retroactively under some extraordinary circumstances, we are not aware of any such circumstances that would cause the IRS to revoke or modify any such ruling with respect to the restructuring transactions.

Pursuant to the settlement agreement between the CBOT and certain of its minority members (as described in detail in “Our Business — Legal Proceedings — Lawsuit Brought By Certain Associate Members, GIMs, IDEMs and COMs”), the CBOT will be obligated to pay such members’ attorneys’ fees and expenses upon the occurrence of certain events. The CBOT intends to take the position that such payment will not result in the recognition of income by such members. This position is not without doubt, however, and it is possible that the IRS may treat the payment of such attorneys’ fees and expenses as a taxable deemed dividend or reorganization consideration taxable as a dividend to the extent of gain to those members. If the IRS were to successfully assert such a position, an affected CBOT member would recognize ordinary income in the amount of the deemed dividend or consideration and should be allowed to increase the tax basis of his or her CBOT Holdings Class A common stock received in the restructuring. We express no opinion on this issue and each member of a minority class should consult his or her own tax advisor.

Moreover, under the proposed settlement, a portion of the CBOT Holdings Class A common stock otherwise receivable by the minority members (i.e., the Associate Members, COMs, GIMs and IDEMs) will be transferred instead to the plaintiff class representatives in that litigation for the services they rendered and risk they assumed in the prosecution of the litigation. The affected minority members would be treated as receiving those shares and then exchanging them in a taxable transaction in which gain or loss is recognized to the extent of the difference between the fair market value of the shares of common stock deemed surrendered and their tax basis. Any such value would be added to the tax basis of the CBOT Holdings Class A common stock retained by the minority members.

Because of the complexity of the tax laws, and because the tax consequences of the restructuring transactions to you may be affected by matters not discussed in this section, you are urged to consult your own tax advisor with respect to your own particular circumstances and with respect to the specific tax consequences of the restructuring transactions to you, including the applicability and effect of state, local and foreign tax laws and any proposed changes in applicable tax laws.

SPECIAL MEETING AND PROXY INFORMATION

Persons Making the Solicitation

The proxy solicitation of our Full and Associate Members being made pursuant to this document is being conducted on behalf of the CBOT board of directors in accordance with our certificate of incorporation, bylaws and rules and regulations and applicable law.

Time and Place of Special Meeting

The special meeting will be held on             ,                    , 2004 at 2:30 p.m., Central Time, in the Visitor Center Theater, Fifth Floor, at our executive offices located at 141 West Jackson Boulevard, Chicago, Illinois 60604.

Matters To Be Approved

Full Members and Associate Members are being asked to approve each of the following five propositions relating to the restructuring transactions described more fully in this document:

(1) The approval and adoption of the agreement and plan of merger, which provides for the merger of the CBOT merger sub with and into the CBOT that will facilitate the demutualization of the CBOT and the adoption of a new amended and restated certificate of incorporation of the CBOT to take effect upon effectiveness of such merger;

(2) The approval and adoption of the amended and restated bylaws of the CBOT, which will become the bylaws of the CBOT subsidiary, and technical amendments to the bylaws of the CBOT identifying the holders of Full Memberships, Associate Memberships, GIMs, IDEMs and COMs, and clarifying the status of holders of GIM, IDEM and COM membership interests as “members” of the CBOT for purposes of Delaware corporation law;

(3) The approval and ratification of the allocation of all CBOT equity (i.e., the CBOT Holdings Class A common stock) among the classes of CBOT members in accordance with the settlement allocation established by the settlement of the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs, as reflected in the settlement agreement;

(4) The approval and ratification of the agreements relating to the CBOE exercise right entered into among the CBOT, CBOT Holdings and the CBOE; and

(5) The approval and ratification of our proposed changes to our corporate governance structure, as set forth in the amended and restated certificate of incorporation and bylaws for each of CBOT Holdings and the CBOT subsidiary, and certain changes to the rules and regulations of the CBOT subsidiary, which, collectively, will facilitate our demutualization and the modernization of certain aspects of our corporate governance structure, and all other aspects of the restructuring transactions. Our changed corporate governance structure will include the ability to issue capital stock and pay dividends, new voting rights, a new manner of amending the charter and bylaws, a new classification of the boards of directors, a new manner of nominating directors and the elimination of the ability of CBOT members to take action by written consent.

As described in greater detail below, in order for the restructuring transactions to be completed, ALL FIVE of these propositions must be approved by the Full and Associate Members, voting together as a single class based on their respective voting rights, in accordance with our certificate of incorporation, bylaws and rules and regulations and applicable law.

Eligibility to Vote

Although this document will be mailed to all CBOT members, you are eligible to vote at the special meeting only if you are a Full Member or Associate Member as of the date for the special meeting of the CBOT membership at which a vote on the restructuring transactions will be taken. In accordance with our certificate of incorporation, bylaws and rules and regulations, GIMs, IDEMs and COMs are not eligible to vote on the restructuring transactions.

Description of Propositions

There are five separate propositions being submitted to the CBOT membership for consideration in connection with the restructuring transactions. We will describe each of these five propositions below:

Proposition 1: Approval and Adoption of the Merger Agreement Relating to the Merger

This proposition is to approve and adopt the agreement and plan of merger entered into on                      , 2004, by and among the CBOT, CBOT Holdings and CBOT merger sub, a transitory subsidiary of CBOT Holdings formed for the purpose of effectuating the merger. The agreement and plan of merger provides for the merger described in greater detail elsewhere in this document, which will facilitate the demutualization of the CBOT and the adoption, as of the effective time of the merger, of an amended and restated certificate of incorporation of the CBOT in the form set forth as Appendix G to this document. Accordingly, approval of the agreement and plan of merger also constitutes approval of the form of amended and restated certificate of incorporation of the CBOT subsidiary. The agreement and plan of merger for the merger is attached to this document as Appendix C.

Upon the filing of the certificate of merger relating to the merger with the Secretary of State in Delaware, as required by the agreement and plan of merger, the merger of the CBOT merger sub with and into the CBOT will occur. As a result of the merger, the CBOT will become a wholly owned subsidiary of CBOT Holdings, with CBOT Holdings becoming the holder of the sole Class A membership in the CBOT subsidiary. The merger of the CBOT merger sub with and into the CBOT and the distribution by the CBOT of the Class A common stock of CBOT Holdings to the CBOT members in accordance with the settlement allocation by means of a dividend, collectively, constitute what we sometimes refer to as the demutualization of the CBOT. The distribution by the CBOT of the Class A common stock of CBOT Holdings to the CBOT members will not occur if the merger is not completed.

Proposition 2: Approval and Adoption of Changes to the CBOT’s Bylaws

This proposition is to approve and adopt the amendment and restatement of the CBOT’s bylaws, which will become the amended and restated bylaws of the CBOT subsidiary, and technical amendments to the CBOT’s bylaws.

The amendment and restatement of the bylaws of the CBOT is generally designed to implement certain of the proposed changes to our corporate governance structure, which will become effective upon the completion of the reorganization merger. The technical amendments will identify the holders of Full Memberships, Associate Memberships, GIMs, IDEMs and COMs, and clarify that holders of GIM, IDEM and COM membership interests are “members” of the CBOT for purposes of Delaware law and will become effective immediately following membership approval of the restructuring transactions. Obtaining member approval of these changes to the bylaws of the CBOT is required under the current certificate of incorporation and bylaws of the CBOT.

The form of the amended and restated bylaws of the CBOT subsidiary is included as Appendix H to this document and the form of technical amendments to the CBOT’s bylaws is included as Appendix I to this document.

Proposition	3: Approval and Ratification of the Settlement Allocation

This proposition is to approve and ratify the allocation of all CBOT equity ownership interests (i.e., CBOT Holdings Class A common stock) among the classes of CBOT members in accordance with the settlement allocation established by the settlement of the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs.

The settlement allocation provides for an allocation of the CBOT equity ownership interests among the CBOT members such that the Full Members would receive 77.65% in the aggregate of the CBOT equity to be distributed to CBOT members in the restructuring transactions, and Associate Members, GIMs, IDEMs and

COMs would receive 22.25% in the aggregate of the CBOT equity ownership interests to be distributed to CBOT members to be allocated based on a ratio of 1.00 : 0.50 : 0.11 : 0.25 to each Associate Member, GIM, IDEM and COM, respectively. In addition, under the terms of the settlement agreement, the five Associate Members, GIMs IDEMs and COMs serving as plaintiff class representative are to receive 0.10% in the aggregate of the CBOT equity to be distributed to CBOT members as plaintiff class representative compensation.

Proposition	4: Approval and Ratification of Certain Agreements with the CBOE Relating to the CBOE Exercise Right

This proposition is to approve and ratify the execution, delivery and performance by the CBOT and CBOT Holdings of certain agreements among the CBOT, CBOT Holdings and the CBOE relating to the CBOE exercise right.

On August 7, 2001, the CBOT entered into an agreement with the CBOE for the stated purpose of resolving the dispute between the parties regarding the CBOE exercise right within the context of the restructuring transactions.

On October 7, 2004, the CBOT, CBOT Holdings and the CBOE entered into a letter agreement that, among other things, confirmed the parties’ understanding that the restructuring transactions referred to in the August 7, 2001 agreement shall be deemed to refer to the restructuring transactions as described in this proxy statement and prospectus.

Attached as Appendices D-1 and D-2 to this document are copies of the August 7, 2001 agreement and related October 7, 2004 letter agreements, respectively.

Proposition 5: Approval and Ratification of the Changes to Our Corporate Governance Structure and All Other Matters Relating to the Restructuring Transactions

This proposition is to approve and ratify the changes to our corporate governance structure of the CBOT and all other matters relating to the restructuring transactions, as described in greater detail elsewhere in this document.

This proposition includes the approval and ratification of the changes to our corporate governance structure contemplated by the new certificate of incorporation and bylaws for CBOT Holdings and the new certificate of incorporation and bylaws for the CBOT subsidiary. The effectiveness of the certificate of incorporation of the CBOT subsidiary will occur by operation of law upon the effectiveness of the merger as described above. The adoption of the new certificate of incorporation for CBOT Holdings requires the approval of the board of directors of CBOT Holdings and the approval of the CBOT, as sole stockholder of CBOT Holdings. It is currently anticipated that the new CBOT Holdings certificate of incorporation will become effective upon the filing of an amended and restated certificate of incorporation with the Secretary of State in Delaware, which we currently expect will occur immediately prior to the completion of the restructuring transactions. The amendment and restatement of the bylaws of CBOT Holdings requires the approval of the board of directors of CBOT Holdings, which we currently expect will become effective upon the completion of the restructuring transactions. The forms of the new amended and restated certificates of incorporation for CBOT Holdings and the CBOT subsidiary are attached as Appendices E and G to this document, respectively. The form of amended and restated bylaws of CBOT Holdings is attached as Appendix F to this document. The form of amended and restated bylaws of the CBOT subsidiary is attached as Appendix H to this document. Also included in this proposition is the approval and ratification of certain changes to the rules and regulations of the CBOT, as described in Appendix J to this document, which we expect will facilitate certain aspects of the demutualization and enhance the ability of the CBOT subsidiary to modernize certain aspects of its corporate governance. These changes to the rules and regulations will become effective upon the approval by the board of directors of the CBOT, which we currently expect will occur immediately prior to the completion of the restructuring transactions.

Specifically, this proposition includes the approval and ratification of the following changes to our corporate governance structure that will become effective upon the completion of the restructuring transactions:

Ability to Issue Capital Stock and Pay Dividends.    Currently, the CBOT does not have the ability to issue capital stock. Upon the completion of the restructuring transactions and subject in some cases to the second approval as described in greater detail elsewhere in this document, CBOT Holdings will generally have the ability to issue 200,000,000 shares of Class A common stock, initially divided into unrestricted Class A common stock and three series of restricted Class A common stock, designated Series A-1, A-2 and A-3; one share of Class B common stock; and 20,000,000 shares of preferred stock. Upon the completion of the restructuring transactions, the CBOT subsidiary will not have the ability to issue capital stock.

As a Delaware nonstock, not-for-profit corporation, the CBOT is currently permitted to declare and pay dividends under Delaware law; however, in view of its not-for-profit status, the CBOT has not historically done so. CBOT Holdings will be for-profit and will generally have the ability to declare and pay dividends to its common stockholders out of its “surplus,” as defined under Delaware law. The CBOT subsidiary will also have the ability to declare and pay dividends, but only to CBOT Holdings as the holder of the sole Class A membership in the CBOT subsidiary.

Voting Rights.    Upon the completion of the restructuring transactions, you will have the right to vote as holders of Class A common stock of CBOT Holdings on all matters upon which stockholders will be entitled to vote generally, including the election of directors, and, if you are a holder of Series B-1 or B-2 memberships in the CBOT subsidiary, you will have the right to vote on certain matters reserved for the Series B-1 and B-2 members of the CBOT subsidiary, including amendments to the certificate of incorporation, amendments to the bylaws that are proposed by the Series B-1 and B-2 members and amendments to the bylaws, which will include the rules and regulations, of the CBOT subsidiary that would adversely affect certain core rights associated with the members’ trading rights and privileges. Although the current “petition process” will not continue to exist following completion of the restructuring transactions, CBOT Holdings, upon the written request of holders of 10% of the outstanding shares of Class A common stock, and the CBOT subsidiary, upon the written request of 10% of the voting power of all outstanding memberships, will be required to call a special meeting of the stockholders and members, respectively.

Amendments to the Charter and Bylaws.    Currently, amendments to our certificate of incorporation must be adopted by the board of directors and approved by at least a majority of votes cast at an annual or special meeting of the membership at which at least 300 votes are cast. Upon the completion of the restructuring transactions, amendments to the certificates of incorporation of CBOT Holdings must be adopted by the board of directors of CBOT Holdings and approved by a majority of the outstanding shares of Class A common stock of CBOT Holdings. Amendments to the certificate of incorporation of the CBOT subsidiary must be adopted by the board of directors and approved by a majority of the Series B-1 and B-2 memberships in the CBOT subsidiary, voting together as a single class based upon their respective voting rights.

Amendments to the CBOT’s bylaws, which include the rules, must be approved by at least a majority of votes cast by Full and Associate Members at an annual or special meeting of the membership at which at least 300 votes are cast, and amendments to the CBOT’s regulations, which are not part of the bylaws, must be approved by the board of directors. Upon completion of the restructuring transactions, the board of directors of CBOT Holdings will have the authority to adopt, amend or repeal the bylaws of CBOT Holdings without the approval of the stockholders. However, the Class A common stockholders will be entitled to initiate and vote on, without the approval of the board of directors, proposals to adopt, amend or repeal the bylaws, which proposals will be approved by a majority of the votes cast. The board of directors of the CBOT subsidiary will have the authority to amend the bylaws, which will include both the rules and regulations, of the CBOT subsidiary without the approval of the members, except for amendments that would adversely affect the core rights. In addition, the holders of Series B-1 and B-2 memberships will also have the exclusive right among members to initiate and vote on proposals to amend the bylaws, which proposals will be approved by a majority of the votes cast.

Size, Composition and Classification of Board of Directors.    The board of directors of the CBOT currently consists of 18 directors, including the Chairman, the Vice-Chairman, the President and Chief Executive Officer (non-voting), nine directors who are Full Members, two directors who are Associate Members and four directors who are not members. Directors other than the President and Chief Executive Officer and the four non-member directors are elected for either two- or three-year terms. The four non-member directors are appointed to serve four-year terms.

Upon the completion of the restructuring transactions, there will be a board of directors for both CBOT Holdings and the CBOT subsidiary rather than the single board of directors of the CBOT that exists today. The boards of directors of CBOT Holdings and the CBOT subsidiary will be reduced in size to 16 directors, classified into two classes, consisting of seven and eight directors, respectively, each elected to serve for two-year terms, and the President and Chief Executive Officer. The boards of directors of CBOT Holdings and the CBOT subsidiary will consist of the Chairman, the Vice-Chairman, the President and Chief Executive Officer (who will serve as a non-voting director), eight directors who will be holders of Series B-1 memberships in the CBOT subsidiary, two directors who will be holders of Series B-2 memberships in the CBOT subsidiary and three directors who will be independent.

Director Nomination Process.    Currently, Full and Associate Members elect five persons, four of whom must be Full Members and one of whom must be an Associate Member, to serve on the nominating committee. The nominating committee nominates candidates to stand for election to the board of directors. In addition, Full and Associate Members have the right to petition, which petition must be signed by at least 40 such members, to nominate other candidates to stand for election to the board of directors.

Upon the completion of the restructuring transactions, the holders of the Class A common stock of CBOT Holdings will elect five persons, four of whom must be Series B-1 members of the CBOT subsidiary and one of whom must be a Series B-2 member of the CBOT subsidiary, to serve on the nominating committee. The nominating committee will recommend to the board of directors nominations of persons to stand for election as directors of CBOT Holdings. In addition, holders of Class A common stock of CBOT Holdings will also be entitled to nominate persons to stand for election as directors of CBOT Holdings if the nominee is qualified and the stockholder satisfies certain advance notice requirements. If a stockholder satisfies each of these conditions and delivers a petition executed by at least 40 persons who are both holders of Class A common stock of CBOT Holdings and holders of a Series B-1 membership in the CBOT subsidiary, CBOT Holdings will, to the extent that it prepares and delivers a proxy statement and form of proxy, at its own expense, include the name of such nominee and all other information related to such nominee that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy.

The members of the board of directors of CBOT Holdings will be automatically designated as members of the board of directors of the CBOT subsidiary upon their election to the board of directors of CBOT Holdings.

Elimination of Action By Written Consent.    Currently, Full and Associate Members have the ability to take action by written consent. Upon the completion of the restructuring transactions, the ability to take action by written consent will be eliminated.

In addition to these changes to our corporate governance structure, this proposition includes the ratification and approval of all other matters relating to the restructuring transactions not otherwise covered by the other propositions. Examples of such other matters relating to the restructuring transactions include the terms and conditions of the settlement agreement other than the settlement allocation, such as the contractual rights granted to the Associate Members, GIMs, IDEMs and COMs and the framework for the changes to the capital and corporate governance structure of CBOT Holdings and the CBOT subsidiary that would become effective upon the occurrence of the second approval, in each case as described in greater detail elsewhere in this document.

Propositions 3, 4 and 5 seek approval and ratification by the CBOT membership (in accordance with the current voting rights of CBOT members) of certain matters relating to the restructuring transactions. In this context, “ratification” refers to an expression of approval by members of one or more matters for which their approval is not required as a matter of law. Although we are not aware of case law addressing the effect of ratification by members of a Delaware nonstock corporation such as the CBOT, we believe, based on certain cases addressing ratification by stockholders of a Delaware corporation, that ratification may under certain circumstances be effective to protect actions taken by a corporation and its board of directors against certain claims by stockholders (or, in the case of the CBOT, members) challenging such actions, provided that such actions are not against public policy (such as actions involving waste, fraud or similar egregious misconduct). The CBOT thus believes that ratification by the Full and Associate Members of these matters should extinguish any claim by such members (other than for waste, fraud or similar egregious misconduct or based on lack of proper disclosure) against the CBOT and its directors, including a claim alleging unfairness of these transactions to one or more classes of membership or alleging any deficiency in the process of developing the terms of these transactions or the CBOT board of directors’ consideration or approval of these transactions. It is a condition to the CBOT’s obligation to complete the restructuring transactions that the CBOT membership approve each of the five propositions presented to them by the board of directors. For this reason, ratification of certain matters pursuant to propositions 4 and 5, as described above, will be required in order to complete the restructuring transactions.

Although you are being asked to approve each of these five propositions separately, each of these propositions is related to, and expressly conditioned upon the approval of, the other propositions. This means that we will not take any one or more of these actions relating to the restructuring transactions without taking all actions, subject to the terms and conditions of such transactions as described in greater detail elsewhere in this document. Accordingly, unless ALL FIVE of the propositions relating to the restructuring transactions are approved by the requisite vote of the members as described in this document, the restructuring transactions will NOT have been approved by the members and, accordingly, the restructuring transactions will not be completed.

Available Votes; Required Vote

Currently, there are 1,402 Full Members and 803 Associate Members of the CBOT. Under our certificate of incorporation, bylaws and rules and regulations, each Full Member will be entitled to one vote for each Full Membership owned and each Associate Member will have one-sixth of a vote for each Associate Membership owned. The restructuring transactions will be approved if Full Members and Associate Members, voting together as a single class based upon their respective voting rights, approve each of the four propositions set forth above. In accordance with applicable Delaware law, proposition (1) will be approved if a majority of the voting power of the Full Members and Associate Members, voting together as a single class based upon their respective voting rights, vote in favor of the approval of proposition (1). In accordance with the current certificate of incorporation and bylaws of the CBOT, propositions (2), (3), (4) and (5) will be approved if Full Members and Associate Members, voting together as a single class based upon their respective voting rights, cast at least 300 votes at the special meeting, whether in person or by proxy, and at least a majority of the votes cast are in favor of propositions (2), (3) and (4).

Under our certificate of incorporation, bylaws, rules and regulations, GIMs, COMs and IDEMs are not entitled to vote on the restructuring transactions.

Our directors and officers held memberships as of November 5, 2004 entitling them to cast an aggregate of 13 3/6 votes on the proposal, which would represent about 0.9% of the total votes that may be cast.

Board Recommendation

Our board of directors has determined that the restructuring transactions are in the best interests of the CBOT and its members and that the restructuring transactions are fair to each class of CBOT membership. Our board of directors has approved the restructuring transactions and recommends that Full and Associate Members vote “FOR” approval of the restructuring transactions, including ALL FIVE of the propositions relating to the restructuring transactions. Unless ALL FIVE of these propositions are approved, the restructuring transactions will NOT have been approved by the members and, accordingly, will NOT be completed.

Manner of Voting; Costs

You may vote on the propositions relating to the restructuring transactions by attending the special meeting in person and registering your vote. You may also vote by completing the enclosed proxy ballot and submitting it in accordance with its instructions.

In connection with the proxy ballot solicitation, please note the following instructions:

•	Please mark the enclosed proxy ballot with respect to each proposition and provide your signature, printed name and date where indicated, and enclose and seal the completed proxy ballot in the gold envelope addressed to the Secretary of the CBOT. Each proxy ballot must be signed in order to be effective.

•	Print your name in the upper left-hand corner of the gold envelope and deliver or mail it to the Secretary’s Office. Alternatively, you may submit your completed proxy ballot to the Secretary’s Office by depositing the proxy ballot in the ballot box located in the fourth floor lobby of our offices between the hours of 8:00 a.m. and 2:15 p.m., Central Time, on , 2004.

You may revoke your proxy at any time before it is voted at the meeting by:

•	sending written notice to Paul J. Draths at the Secretary’s Office, Board of Trade of the City of Chicago, Inc., 141 West Jackson Boulevard, Chicago, IL 60604;

•	submitting a later dated proxy ballot; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not automatically revoke your proxy ballot. All properly executed and unrevoked proxy ballots will be voted at the special meeting or at any adjournment of the special meeting.

You may vote “FOR” or “AGAINST” in the vote on each of the propositions relating to the restructuring transactions. Proxy ballots that are duly executed and submitted with no voting direction as to a given proposition will be counted for purposes of constituting a quorum but will not be counted as a vote cast for or against such proposition. A proxy ballot with respect to such proposition that has more than one box marked for a given proposition, e.g., both “FOR” and “AGAINST,” will not be counted for purposes of constituting a quorum and will not be counted as a vote cast for or against such proposition. Your proxy ballot must be received prior to 2:15 p.m., Central Time, on                                          , 2004 to be counted.

To obtain a replacement proxy ballot, please call Paul J. Draths, Vice President and Secretary of the CBOT, at (312) 435-3500 between the hours of 7:30 a.m. and 4:30 p.m., Central Time.

All proxies, ballots and tabulations that identify the vote of a particular member will be kept confidential, except as necessary to allow the third-party inspectors designated with respect to the vote on the propositions relating to the restructuring to certify the voting results or to meet other legal requirements. At the CBOT’s request, such inspectors may provide the CBOT with a list of members who have not voted and periodic status reports on the aggregate vote. These status reports may include breakdowns of vote totals by different types of membership classes. However, it is currently expected that the CBOT will not be able to determine how individual members voted.

The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person or by telephone.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for CBOT Holdings by Morris, Nichols, Arsht & Tunnell. As described herein, Kirkland & Ellis will issue an opinion of counsel with respect to the tax consequences of the receipt by CBOT Holdings of the Class A membership in the CBOT subsidiary and the receipt by members of Class A common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary. Kirkland & Ellis has in the past represented CBOT Holdings and the CBOT and their respective boards of directors and continues to represent CBOT Holdings and the CBOT and their respective boards of directors in limited matters, including the tax aspects of the restructuring transactions. Morris, Nichols, Arsht & Tunnell acts as special Delaware counsel to CBOT Holdings and the CBOT.

EXPERTS

The consolidated financial statements of the Board of Trade of the City of Chicago, Inc. and subsidiaries as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement, which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

The registration statement, of which this proxy statement and prospectus forms a part, includes as exhibits important business and financial information about the CBOT that is not included or delivered with this proxy statement and prospectus. You may obtain this information without charge by request to Paul Draths, Vice President and Secretary, Board of Trade of the City of Chicago, Inc., 141 West Jackson Boulevard, Chicago, Illinois, 60604; Telephone 312-435-3500. To ensure timely delivery, any request should be made at least five business days before the date of the meeting, or                             , 2004.

LIFFE CONNECT® is a registered trademark of LIFFE Administration and Management. Certain other trademarks used herein are the property of their respective owners.

On January 26, 2001, the CBOT initially filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (Registration No. 333-54370), including a combined proxy statement and prospectus, relating to its proposed restructuring, which was subsequently amended on March 6, 2001, March 26, 2001, April 6, 2001 and May 2, 2001. In addition, the CBOT and its predecessor have filed various communications relating to its proposed restructuring with the Securities and Exchange Commission pursuant to Rule 425 under the Securities Act of 1933, as amended. As a result of certain refinements to its proposed restructuring that result in CBOT Holdings being the issuer of securities in the restructuring, the CBOT has withdrawn its Registration Statement on Form S-4 as of October 24, 2001 and caused CBOT Holdings to file a Registration Statement on Form S-4 (Registration No. 333-72184), of which this document forms a part, relating to the restructuring transactions, as described in this document. All communications relating to the restructuring transactions described in this document and previously filed with the Securities and Exchange Commission by the CBOT and its predecessor pursuant to Rule 425 under the Securities Act of 1933, as amended, shall be deemed to refer to the restructuring transactions described in this document.

DEADLINE FOR INCLUSION IN 2005 PROXY STATEMENT

The deadline for submitting stockholder proposals for inclusion in CBOT Holdings’ proxy statement for first annual meeting following the completion of the restructuring transactions will be February 3, 2005 which, as required under the bylaws of CBOT Holdings, is the date that will be 20 calendar days prior to the one year anniversary of the date the CBOT delivered ballot materials in connection with the 2004 annual election.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the securities being offered in connection with the restructuring transactions.

This proxy statement and prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. Consistent with the rules and regulations of the SEC, some items of information are contained in exhibits to the registration statement. Statements made in this proxy statement and prospectus as to the content of any contract, agreement or other document filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete. You should refer to the corresponding exhibit for a more complete description of the relevant matter and read all statements in this proxy statement and prospectus with due consideration of that exhibit.

Following effectiveness of the registration statement, CBOT Holdings will be required to file periodic reports and other information with the SEC. The SEC filings of CBOT Holdings are available to the public at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s web site at http://www.sec.gov. Information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

INDEX TO APPENDICES

Appendix A	Board of Trade of the City of Chicago, Inc. and Subsidiaries’ Financial Statements

Appendix B	Pro Forma Financial Information of Board of Trade of the City of Chicago, Inc. and Subsidiaries

Appendix C	Agreement and Plan of Merger

Appendix D-1	August 7, 2001 Agreement between the Board of Trade of the City of Chicago, Inc. and Chicago Board Options Exchange Incorporated

Appendix D-2	October 7, 2004 Letter Agreement among Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago Board Options Exchange Incorporated

Appendix E	Form of Amended and Restated Certificate of Incorporation of CBOT Holdings, Inc.

Appendix F	Form of Amended and Restated Bylaws of CBOT Holdings, Inc.

Appendix G	Form of Amended and Restated Certificate of Incorporation of the Board of Trade of the City of Chicago, Inc.

Appendix H	Form of Amended and Restated Bylaws of the Board of Trade of the City of Chicago, Inc.

Appendix I	Form of Technical Amendments to the Amended and Restated Bylaws of Board of Trade of the City of Chicago, Inc.

Appendix J	Status of Certain Current CBOT Rules and Regulations as a Result of the Restructuring Transactions

APPENDIX A

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

*	Prior to the completion of the restructuring transactions, CBOT Holdings has not begun doing business as a separate entity and, therefore does not have its own set of financial statements. As a result, the financial statements included are those of the CBOT, which will continue to operate the exchange after the restructuring transactions as a subsidiary of CBOT Holdings.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members

of the Board of Trade of the City of Chicago, Inc.

Chicago, Illinois

We have audited the accompanying consolidated statements of financial condition of the Board of Trade of the City of Chicago, Inc. and its subsidiaries (the “CBOT”) as of December 31, 2003 and 2002, and the related consolidated statements of income, members’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the CBOT’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the CBOT as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the CBOT adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities on January 1, 2001.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Chicago, Illinois

February 18, 2004

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2003 AND 2002

(In thousands)

ASSETS	2003	2002
CURRENT ASSETS:
Cash and cash equivalents:
Unrestricted	$137,127	$83,505
Held under deposit and membership transfers	5,539	2,285

Total cash and cash equivalents	142,666	85,790
Restricted cash	300	—
Accounts receivable—net of allowance of $4,580 and $3,897 in 2003 and 2002, respectively	33,218	23,960
Income tax receivable	10,781	1,013
Deferred income taxes	2,805	2,711
Prepaid expenses	10,387	1,918

Total current assets	200,157	115,392
PROPERTY AND EQUIPMENT:
Land	34,234	34,234
Buildings and equipment	314,474	309,964
Furnishings and fixtures	174,872	149,458
Computer software and systems	55,528	23,594
Construction in progress	9,368	2,796

Total property and equipment	588,476	520,046
Less accumulated depreciation and amortization	324,024	292,720

Property and equipment—net	264,452	227,326
OTHER ASSETS—net	19,372	11,479

TOTAL ASSETS	$483,981	$354,197

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$27,982	$19,291
Accrued real estate taxes	8,306	8,867
Accrued payroll costs	5,128	5,023
Accrued exchange fee rebates	4,351	2,568
Accrued employee termination	2,575	4,461
Accrued liabilities	10,857	8,621
Funds held for deposit and membership transfers	5,539	2,285
Current portion of long-term debt	19,665	10,714
Other current liabilities	132	156

Total current liabilities	84,535	61,986
LONG-TERM LIABILITIES:
Deferred income tax liabilities	20,230	10,683
Long-term debt	50,045	42,857
Other liabilities	14,948	19,635

Total long-term liabilities	85,223	73,175

Total liabilities	169,758	135,161

COMMITMENTS AND CONTINGENCIES (see Notes 7 and 10)	—	—

MINORITY INTEREST	62,940	—
MEMBERS’ EQUITY:
Members’ equity	251,232	220,163
Accumulated other comprehensive income (loss)	51	(1,127)

Total members’ equity	251,283	219,036

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$483,981	$354,197

See notes to consolidated financial statements.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

(In thousands)

	2003	2002	2001
REVENUES:
Exchange fees	$285,815	$204,963	$134,968
Market data	55,850	58,258	66,509
Building	20,061	25,239	24,828
Services	16,059	16,554	14,262
Clearing fees	1,158	—	—
Dues	—	—	9,027
Other	2,359	3,259	2,137

Total revenues	381,302	308,273	251,731
EXPENSES:
Salaries and benefits	64,122	59,315	59,141
Depreciation and amortization	32,869	37,438	44,228
Professional services	28,155	30,716	20,013
General and administrative expenses	18,455	11,171	12,618
Building operating costs	25,042	24,579	22,961
Information technology services	56,116	42,807	42,537
Contracted license fees	27,601	13,999	2,010
Programs	5,891	3,449	1,847
Clearing services	972	—	—
Loss on impairment of long-lived assets	—	6,244	15,210
Interest	3,975	4,754	6,734
Litigation	—	10,735	3,000
Equity in loss of OneChicago	1,093	712	—
Severance and related costs	1,290	4,033	9,875

Operating expenses	265,581	249,952	240,174

Income from operations	115,721	58,321	11,557
Income taxes (credit):
Current	13,399	22,884	19,709
Deferred	8,675	1,126	(14,412)

Total income taxes	22,074	24,010	5,297

Income before cumulative effect of change in accounting principle and minority interest	93,647	34,311	6,260
Cumulative effect of change in accounting principle—net of tax	—	—	(51)

Income before minority interest	93,647	34,311	6,209
Minority interest in income of subsidiary	(62,940)	—	—

Net income	$30,707	$34,311	$6,209

See notes to consolidated financial statements.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

Years Ended December 31, 2003, 2002 and 2001

(in thousands)

	Members’ Equity	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE—January 1, 2001	$178,923	$—	$178,923
COMPREHENSIVE INCOME:
Net income	6,209		6,209
Transition adjustment for adoption of new accounting pronouncement—net of tax of $(185)		277
Unrealized gains and losses on foreign exchange forward contracts—net of tax of $200		(299)
Reclass of foreign exchange forward contract net gains and losses—net of tax of $19		(29)

Total other comprehensive loss		(51)	(51)

Total comprehensive income			6,158
CAPITAL CONTRIBUTIONS	391		391

BALANCE—December 31, 2001	185,523	(51)	185,472
COMPREHENSIVE INCOME:
Net income	34,311		34,311
Unrealized gains and losses on foreign exchange forward contracts—net of tax of $(660)		989
Reclass of foreign exchange forward contract net gains and losses—net of tax of $529		(792)
Pension liability not yet recognized as net periodic pension cost—net of tax of $849		(1,273)

Total other comprehensive loss		(1,076)	(1,076)

Total comprehensive income			33,235
CAPITAL CONTRIBUTIONS	329		329

BALANCE—December 31, 2002	220,163	(1,127)	219,036
COMPREHENSIVE INCOME:
Net income	30,707		30,707
Unrealized gains and losses on foreign exchange forward contracts—net of tax of $(681)		1,021
Reclass of foreign exchange forward contract net gains and losses—net of tax of $745		(1,116)
Pension liability not yet recognized as net periodic pension cost—net of tax of $(849)		1,273

Total other comprehensive income		1,178	1,178

Total comprehensive income			31,885
CAPITAL CONTRIBUTIONS	362		362

BALANCE—December 31, 2003	$251,232	$51	$251,283

See notes to consolidated financial statements.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

(In thousands)

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,707	$34,311	$6,209
Adjustments to reconcile net income to net cash flows from operating activities:
Cumulative effect of change in accounting principle	—	—	51
Depreciation and amortization	32,869	37,438	44,228
Minority interest in income of subsidiary	62,940	—	—
Change in allowance for doubtful accounts	683	(11)	1,721
Loss on impairment of long-lived assets	—	6,244	15,210
(Gain) loss on foreign currency transaction	1,336	(1,452)	(422)
Loss on sale or retirement of fixed assets	85	1,568	1,162
Deferred income taxes (benefit)	8,675	1,126	(14,412)
Equity in loss of OneChicago	1,093	712	—
Changes in assets and liabilities:
Restricted cash	(300)	491	(491)
Accounts receivable	(8,239)	(701)	(2,488)
Income tax receivable	(9,775)	(1,013)	128
Prepaid expenses	(8,469)	1,287	51
Other assets	(8,471)	(899)	(850)
Accounts payable	8,691	2,504	(1,018)
Accrued real estate taxes	(561)	167	200
Accrued payroll costs	105	3,024	1,922
Accrued exchange fee rebates	1,783	(1,331)	518
Accrued employee termination	(1,886)	(1,077)	3,456
Due to joint venture	—	(5,169)	(3,770)
Accrued liabilities	2,236	513	1,255
Funds held for deposit and membership transfers	3,254	(51)	(2,317)
Other current liabilities	(24)	(2,164)	2,165
Other long-term liabilities	(2,565)	3,876	2,151

Net cash flows from operating activities	114,167	79,393	54,659
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(46,062)	(22,675)	(16,358)
Proceeds from sale of property and equipment	58	37	836
Investment in joint ventures	(935)	(1,441)	(293)

Net cash flows used in investing activities	(46,939)	(24,079)	(15,815)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(10,714)	(23,020)	(32,948)
Proceeds from long-term debt	—	—	18,675
Capital contributions from members	362	329	391

Net cash flows used in financing activities	(10,352)	(22,691)	(13,882)

NET INCREASE IN CASH AND CASH EQUIVALENTS	56,876	32,623	24,962
CASH AND CASH EQUIVALENTS—Beginning of year	85,790	53,167	28,205

CASH AND CASH EQUIVALENTS—End of year	$142,666	$85,790	$53,167

CASH PAID FOR:
Interest	$7,141	$4,897	$5,968

Income taxes	$23,174	$27,000	$16,414

NON-CASH FINANCING ACTIVITY:
Fixed assets acquired with debt	$23,656	$—	$—

See notes to consolidated financial statements.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2003, 2002 and 2001

1. Summary of Significant Accounting Policies

Basis of presentation

The consolidated financial statements include the accounts of the Board of Trade of the City of Chicago, Inc. and its wholly owned subsidiaries, including Electronic Chicago Board of Trade, Inc. (“eCBOT”) which has a controlling general partner interest in Ceres Trading Limited Partnership (“Ceres”) (collectively, the “CBOT”). CBOT, through Ceres, held a 50% ownership interest in CBOT/Eurex Alliance LLC (“CBOT/Eurex Alliance”) until its liquidation in December 2003. The CBOT also holds an approximate 9% interest in a joint venture called OneChicago, LLC (“OneChicago”). The CBOT accounts for its interests in CBOT/Eurex Alliance and OneChicago under the equity method. These investments are included in other assets on the Consolidated Statements of Financial Condition. All significant intercompany balances and transactions have been eliminated in consolidation.

Business and proposed restructuring transactions

The CBOT offers markets in futures contracts and options on futures contracts in four broad product categories: agricultural products, interest rate products, stock market indices and metals. In particular, the CBOT offers markets in agricultural products such as wheat, corn, soybeans and rough rice and interest rate products such as U.S. Treasury bonds and notes, Federal Funds Rate, interest rate swaps, municipal bonds and notes, and German debt instruments, including Bunds, Bobls and Schatz. In addition, the CBOT’s stock market index markets include the Dow Jones Industrial Average and Dow Jones Total Market Index and its metals markets include mini-sized contracts for gold and silver. The CBOT offers its members the ability to execute transactions in its open outcry markets which provide CBOT members with a centralized location to meet and transact with other members and on its electronic trading system, which is operated pursuant to the CBOT’s relationship with LIFFE Management and Administration (“LIFFE”). The CBOT also engages in market surveillance and financial supervision activities designed to ensure market integrity and provide financial safeguards for users of the markets. In addition, the CBOT markets and distributes real-time and historical market data generated for trading activity in its markets to users of its products and related cash and derivative markets. The CBOT also owns and operates three office buildings in the city of Chicago.

Over the last several years, the CBOT has conducted an ongoing and extensive evaluation process with respect to the structure of its organization and its competitiveness in the futures industry. As a result of this evaluation process, the CBOT has determined that it should restructure its organization in order to enhance its competitiveness.

The CBOT has developed, and is proposing for approval by its Full Members and Associate Members, a series of transactions designed to restructure the CBOT. These “restructuring transactions” are designed to:

•	“demutualize” the CBOT by creating a stock, for-profit holding company, referred to as “CBOT Holdings,” and distributing shares of common stock of CBOT Holdings to its members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings, referred to as the “CBOT subsidiary” and

•	modernize the CBOT’s corporate governance structure by, among other things, adopting new mechanisms for initiating and voting on stockholder and member proposals, providing for a modest reduction in the size of its board and modifying the nomination and election process for directors as well as the terms of office and qualifications of directors.

Completion of the restructuring transactions is subject to a number of conditions, including membership approval. The accompanying consolidated financial statements do not reflect the effects of the proposed restructuring transactions.

Use of estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements, such as estimates for bad debts, exchange fee rebates, real estate taxes and assumptions used for the calculation of pension and other postretirement benefit plan costs. Actual amounts could differ from those estimates.

Revenue recognition

The largest source of the CBOT’s operating revenues is exchange fees, which are assessed on trades made through the CBOT. These fees are recognized as revenue in the same period that the trades are matched and cleared. Exchange fee revenue is a function of three variables: (1) exchange fee rates, determined primarily by contract type, trading mechanism and membership/customer status, (2) trading volume and (3) transaction mix. Rebates on exchange fees arise primarily from the subsequent identification by clearing firms of misclassifications of the membership/customer status that had been reported by the clearing firms in their initial submission to the CBOT. Prior to October 1, 2001, clearing firms could submit requests for rebates relating to trading activity during the previous five years. Subsequent to October 1, 2001, the period for rebates was reduced to one year. The CBOT provides an accrual for exchange fee rebates based on its historical pattern of rebates processed. The following provides a reconciliation of the accrual for exchange fee rebates as of and for the years ended December 31 (in thousands):

	2003	2002	2001
Accrual for exchange fee rebates—beginning of year	$2,568	$3,899	$3,381
Provision	2,846	2,160	1,163
Payments	(1,063)	(3,491)	(645)

Accrual for exchange fee rebates—end of year	$4,351	$2,568	$3,899

The CBOT provides to market data vendors real time and delayed market data regarding the prices of the futures and options on futures contracts traded through the CBOT. Fees for market data, based on the number of subscribers, are remitted to the CBOT by market data vendors. The CBOT recognizes revenue for market data based on quotation services provided to market data vendors at the time services are rendered. Prior to 2003, rebates were available to member firms for one-third of their market data fees. These rebates were accrued in the month that the revenues were recorded and are reflected as a reduction in market data fees. The CBOT discontinued the rebate program effective January 1, 2003.

Revenues from the rental of office space are recognized over the life of the lease term, utilizing the straight-line method.

Service revenues consist primarily of telecommunication charges, badge fees, booth space rentals and membership application and registration fees, and are recognized when the services are provided. Additionally, service revenues in 2003 include one-time charges to customers for establishing connections between them and the CBOT’s new electronic trading platform that went into service in November of 2003.

The CBOT uses the CME as an external clearing house to guarantee, clear and settle every contract traded. The CBOT selected the CME to provide these clearing services through the CME/CBOT Common Clearing Link. The CBOT had discretion in selecting the CME from alternative service providers. The CBOT is the primary obligor in the arrangement, has sole latitude in establishing prices charged to CBOT customers, determines the service specifications and bears the credit risk. As a result, the CBOT accounts for clearing fee revenue and clearing services expense on a gross basis in accordance with EITF 99-19.

Member dues are determined by the Board of Directors of the CBOT based upon various factors including the CBOT’s cash and working capital requirements. Member dues are recognized over the period to which they relate.

Other revenue relates primarily to fines levied on members and members’ firms for rule infractions, as determined by the CBOT’s regulatory committees and board of directors, as well as interest income and changes in cash surrender values of insurance policies.

Cash and cash equivalents

For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include highly liquid investments with maturities of three months or less from date of purchase.

Cash held under deposit and membership transfers

When any membership is sold, the CBOT holds the proceeds of such sale before remitting the amount to the selling member for a specified period of time to allow other members to make claims against the selling member. “Cash held under deposit and membership transfers” consists of funds held by the CBOT from membership sales. Use of these funds is not restricted and the CBOT has an offsetting liability titled “Funds held for deposit and membership transfers.”

Restricted cash

Restricted cash consists of collateral required for purchase of foreign currency forward contracts.

Accounts receivable

The CBOT estimates an allowance for doubtful accounts based upon factors surrounding credit risk of specific customers. The following provides a reconciliation of the allowance for doubtful accounts as of, and for the years ended, December 31 (in thousands):

	2003	2002	2001
Allowance for doubtful accounts—beginning of year	$3,897	$3,908	$2,188
Bad debt expense	1,127	29	1,921
Charge-offs	(446)	(40)	(201)
Recoveries	2	—	—

Allowance for doubtful accounts—end of year	$4,580	$3,897	$3,908

Property and equipment

Property and equipment, excluding land, are reported at historical cost, net of accumulated depreciation and amortization. Land is reported at cost. In accordance with SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, computer software and systems include purchased software and systems, external costs specifically identifiable to the implementation of new systems and certain payroll and payroll-related costs for employees who are directly associated with and devote time to developing computer software for internal use. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, as follows:

Buildings	20 to 40 years
Building equipment	10 to 20 years
Furnishings and fixtures	3 to 10 years
Computer software and systems	3 to 5 years

Depreciation and amortization expense related to the above assets was $32.5 million, $35.4 million and $41.7 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Other assets

Other assets consist of the Dow Jones license fee (see Note 7), deferred rental brokerage and deferred tenant alterations (presented net of accumulated amortization), cash surrender values of executive life insurance policies, equity investments and long-term prepaid assets consisting of interest, license fees and service contracts. Amortization is computed using the straight-line method over the estimated useful lives of the assets, which range from 5 to 10 years. Amortization expense related to these assets was $0.4 million, $2.0 million and $2.5 million for the years ended December 31, 2003, 2002 and 2001, respectively. Accumulated amortization was $20.9 million and $20.5 million at December 31, 2003 and 2002, respectively. The cash surrender values of executive life insurance policies are marked to their fair value. Equity investments are recorded at their initial capital contributions and increased or reduced by the proportionate shares of the entities’ accumulated net income or loss. Long-term prepaid assets are expensed using the straight-line method over the duration that the payment relates.

Income taxes

The CBOT and its wholly owned subsidiaries file a consolidated federal income tax return. Income taxes are determined using the asset and liability method. Accordingly, deferred tax assets and liabilities are determined based upon the differences between financial statement carrying amounts and the tax bases of existing assets and liabilities, and are measured at the tax rates expected to be in effect when these differences reverse.

Long-lived assets

Long-lived assets to be held and used by the CBOT are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The CBOT bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that would indicate that the carrying amount of the asset may not be recoverable, the CBOT determines whether an impairment has occurred through the use of an undiscounted cash flows analysis of assets at the lowest level for which identifiable cash flows exist. In the event of an impairment, the CBOT recognizes a loss for the difference between the carrying amount and the estimated value of the asset as measured using quoted market prices or, in the absence of quoted market prices, a discounted cash flow analysis.

During the fourth quarter of 2001, formal discussions began and preliminary term sheets were shared regarding licensing a new version of the electronic trading platform. Based on management’s assessment of the probable outcome of these discussions, management concluded that the carrying value of the current electronic trading platform, included in computer software and systems, should be reduced. The carrying value represented the future undiscounted cash flows to be generated from the current electronic trading platform. As a result of management’s evaluation, a $15.2 million pretax charge was recorded in the fourth quarter of 2001 to adjust the carrying value of the current electronic trading platform to its estimated realizable value. The remaining carrying value of $12.5 million was to be completely amortized through June 2002, at which time a licensing agreement was projected to be in place. The new licensing arrangement actually became effective in April of 2002. Accordingly, three months of amortization was recorded through March 31, 2002, after which a $6.2 million pretax charge was recorded to reduce the remaining book value to zero.

Equity method investments

Equity method investments represent investments in which the CBOT has a 20-50% interest or is able to exercise significant influence. These investments are carried at the initial capital contributions increased or reduced by the proportionate shares of the entities’ accumulated net income or loss. Equity method investments are reviewed to determine whether any events or changes in circumstances indicate that the investment may be other than temporarily impaired. The CBOT bases its evaluation on its ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. In the event of an impairment, the CBOT would recognize a loss for the difference between the carrying amount and the estimated fair value of the equity method investment.

In January 2003, the members of CBOT/Eurex Alliance agreed to liquidate the Alliance by year-end 2003 and in December 2003 the liquidation was completed. No impairment adjustment was required as the carrying value of the investment was fully recovered upon liquidation.

Comprehensive income

Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) refers to revenues, expenses, gains and losses that are not included in net income, but rather are recorded directly in members’ equity. Accumulated other comprehensive income (loss) at December 31 consisted of the following (in thousands):

	2003	2002
Unrealized gains on foreign exchange forward contracts	$84	$243
Pension liability not recognized as net periodic pension cost	—	(2,122)
Less tax effect	(33)	752

Total	$51	$(1,127)

Derivative instruments held for purposes other than trading

The CBOT enters into derivative contracts as a means of reducing the CBOT’s foreign exchange exposure. The CBOT’s derivative program is monitored by senior management. The CBOT’s risk of loss is typically limited to the fair value of its derivative instruments and not to the notional or contractual amounts of those derivatives. Risks arise from changes in the fair value of the underlying instruments and, with respect to over-the-counter transactions, from the possible inability of counterparties to meet the terms of the contracts. The CBOT has strict policies regarding the financial stability and credit standing of its major counterparties. The CBOT attempts to limit its credit risk by dealing with creditworthy counterparties.

At the inception of these contracts, the contracts are evaluated in order to determine whether they may qualify for hedge accounting treatment. Hedge criteria include demonstrating the manner in which the hedge will reduce risk; identifying the specific asset, liability or firm commitment being hedged; and citing the time horizon being hedged. Regular evaluations are performed to ensure that continuing correlation exists between the hedge and the item being hedged.

On January 1, 2001, the CBOT adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. SFAS No. 133 requires recognition of all derivative instruments in the Consolidated Statements of Financial Condition as either assets or liabilities and the measurement of those instruments at fair value. SFAS No. 133 also requires changes in the fair value of the derivative instruments to be recorded each period in current earnings or other comprehensive income depending on the hedge designation and whether the hedge is highly effective. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated as a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the Consolidated Statements of Income when the hedged item affects earnings. For a derivative that does not qualify, or is not designated, as a hedge, changes in fair value are recognized in earnings.

On January 1, 2001, the CBOT recorded in the Consolidated Statements of Income an $87,000 pretax loss ($51,000 loss, after tax) as the cumulative effect of the change in the foregoing accounting principle. The loss related to derivatives that were either not designated as hedges or derivatives that had been used as fair-value type hedges prior to adoption of SFAS No. 133. In addition, the CBOT recorded a $462,000 pretax gain in other comprehensive income, reflecting the cumulative effect of the foregoing change in accounting principle, relating to derivatives that had been used as cash-flow type hedges prior to adoption of SFAS No. 133.

The CBOT formally measures effectiveness of its hedging relationships both at the hedge inception and on an ongoing basis in accordance with its risk management policy. The CBOT will discontinue hedge accounting prospectively if it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; when the derivative expires or terminates; when the derivative is de-designated as a hedge instrument, because it is probable that the forecasted transaction will not occur; or management determines that designation of the derivative as a hedge instrument is no longer appropriate.

Recent accounting pronouncements

In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for disposal of a segment of a business. The adoption of SFAS No. 144, in January 2002, did not have an impact on the CBOT’s financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN 45 are effective for financial statements that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The adoption of FIN 45 did not have an impact on the CBOT’s consolidated financial statements for the year ended December 31, 2003.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses the financial accounting and reporting for obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset. This statement amends SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Companies. The adoption of SFAS No. 143 did not have an impact on the CBOT’s financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146 nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The adoption of SFAS No. 146 did not have an impact on the CBOT’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148 , Accounting for Stock-Based Compensation—Transition and Disclosure, which amends SFAS No. 123, Accounting for Stock-Based Compensation. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. (Under the fair value based method, compensation cost for stock options is measured when options are issued.) In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements of the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The adoption of SFAS No. 148 did not have an impact on the CBOT’s financial position or results of operations.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 will require the consolidation of a variable interest entity whereby an enterprise will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The adoption of FIN 46 did not have an impact on the CBOT’s financial position or results of operations.

In December 2003, the FASB issued FIN 46R Consolidation of Variable Interest Entities, an interpretation of ARB 51 (as revised December 2003). The primary objectives of FIN 46R are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (Variable Interest Entities) and how to determine when and which business enterprise should consolidate the Variable Interest Entity (the Primary Beneficiary). The disclosure requirements of FIN 46R are required in all financial statements issued after March 15, 2004, if certain conditions are met. The CBOT does not have any variable interest entities and therefore, FIN 46R will not impact its financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003 and establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The adoption of SFAS No. 150 did not have an impact on the CBOT’s financial position or results of operations.

In December 2003, the FASB issued SFAS No. 132 (revised December 2003) (“SFAS No. 132R”), Employers’ Disclosures about Pensions and Other Postretirement Benefits to revise employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, Employers’ Accounting for Pensions, No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. This Statement retains the disclosure requirements contained in SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, which it replaces. Additional disclosures include information describing the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. SFAS No. 132R is effective for financial statements with fiscal years ending after December 15, 2003. The interim-period disclosures required by this Statement are effective for interim periods beginning after December 15, 2003. As of December 31, 2003, the CBOT has adopted the disclosure requirements of SFAS No. 132R.

Prior year reclassifications

Certain reclassifications have been made of prior year amounts to conform to current year presentations.

2. Minority Interests In Subsidiaries

Ceres was formed by the CBOT for the purpose of engaging in electronic trading activities related to financial and futures markets. The CBOT, through eCBOT, as general partner, holds a 10% interest in Ceres. Members of the CBOT are limited partners of Ceres. Under the terms of the Ceres partnership agreement, income and losses are allocated to the general partner and limited partners based on their partnership interests. Losses in excess of limited partner capital accounts are allocated to eCBOT, as general partner. The limited partners do not have rights that allow them to participate in the management of Ceres or rights that limit the CBOT’s ability to control the operations of Ceres. Accordingly, the CBOT controls Ceres and Ceres is accounted for as a consolidated subsidiary of the CBOT. On November 18, 2003, the Board of Directors of eCBOT, on behalf of eCBOT as general partner of Ceres, resolved to liquidate Ceres when the electronic trading system contractual arrangements with Deutsche Börse AG, the Swiss Stock Exchange and certain of their affiliates (collectively, the Eurex Group) terminated, which occurred on December 31, 2003.

The CBOT ceased conducting the electronic trading business through Ceres as of December 31, 2003. Ceres was dissolved on December 31, 2003 and is currently in the process of being liquidated in accordance with the terms of the Ceres limited partnership agreement. The CBOT will thereafter conduct their electronic trading business through eCBOT. As a result of the liquidation of Ceres, the holders of memberships in the CBOT subsidiary will no longer participate in the electronic trading business of the CBOT as limited partners of Ceres, but rather as members of the CBOT. The carrying value of the minority interest at December 31, 2002 was zero as the losses of Ceres that were allocated to the minority partners exceeded the capital of such partners. During 2003 the earnings of Ceres exceeded the accumulated losses through December 31, 2002 and at December 31, 2003, the carrying value of the minority interest in Ceres was $62.9 million. (See Note 16 for further discussion of the Ceres liquidation.)

3. Debt

Long-term debt at December 31 consisted of the following (in thousands):

	2003	2002
Private placement senior notes, due in annual installments through 2007, at an annual interest rate of 6.81%	$42,857	$53,571
LIFFE financing agreement	26,853	—

	69,710	53,571
Less current portion	19,665	10,714

Total	$50,045	$42,857

On January 15, 2002, the CBOT entered an agreement with LaSalle Bank National Association to provide the CBOT with a $20.0 million revolving credit facility (the “Revolver”). Interest related to the Revolver is payable monthly at the lower of LIBOR plus 2.75% or the bank’s prime rate. The Revolver contains certain covenants, which, among other things, require the CBOT to maintain certain equity levels and financial ratios, as well as restrict the CBOT’s ability to incur additional indebtedness, except in certain specified instances. The Revolver had a maturity date of one year from the closing date. On January 15, 2003, the Revolver was amended to extend the maturity date to January 13, 2004 and to change the interest rate to the lower of LIBOR plus 2.25% or the bank’s prime rate. No principal has been borrowed nor is outstanding on the Revolver.

In May of 2003, the CBOT signed a financing agreement with LIFFE which allowed the CBOT to finance the costs under a development services agreement signed with LIFFE in March of 2003 (see Note 14). Under the terms of the financing agreement, the CBOT financed 15.1 million pounds sterling ($26.9 million at December 31, 2003) related to the development services agreement. Amounts financed are due in equal annual installments over three years, beginning in July of 2004. Interest was prepaid at the time of the borrowing at an effective rate of approximately 5.6%. Prepaid interest related to the financing agreement of $2.7 million is being amortized to interest expense over three years using an effective interest rate method.

The aggregate amounts of required principal repayments on the CBOT’s long-term debt as of December 31, 2003 are as follows (in thousands):

2004	$19,665
2005	19,665
2006	19,665
2007	10,715

Total	$69,710

4. Income Taxes

The components of income tax expense for 2003 and 2002 are as follows (in thousands):

	2003	2002
Current:
Federal	$9,642	$19,058
State	3,757	3,826

Total current	13,399	22,884
Deferred:
Federal	8,566	919
State	109	207

Total deferred	8,675	1,126

Total	$22,074	$24,010

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. These temporary differences result in taxable or deductible amounts in future years. Differences between financial reporting and tax bases arise most frequently from differences in the timing of expense recognition.

Significant components of the CBOT’s deferred tax assets (liabilities) as of December 31, 2003 and 2002 are as follows (in thousands):

	2003	2002
Current deferred tax asset:
Allowance for bad debts	$1,937	$1,649
Exchange fee rebate accrual	1,007	1,066

Total current deferred tax asset	2,944	2,715
Current deferred tax liability:
Other	(139)	(4)

Total current deferred tax liability	(139)	(4)

Net current asset	$2,805	$2,711

Long-term deferred tax asset:
Dow Jones license amortization	$2,374	$2,657
Employee and retiree benefit plans	777	3,952
Ceres partnership	202	388
Other	2,503	2,729

Total long-term deferred tax asset	5,856	9,726
Long-term deferred tax liability:
Depreciation	(23,660)	(18,289)
Capitalized interest	(2,426)	(2,120)

Total long-term deferred tax liability	(26,086)	(20,409)

Net long-term liability	$(20,230)	$(10,683)

The CBOT has not established a valuation allowance at December 31, 2003 and 2002 as management believes that all deferred tax assets are fully realizable.

A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

	2003	2002	2001
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income tax rate—net of federal income tax effect	4.8	4.5	3.9
Non-deductible corporate restructuring costs	2.0	2.0	4.8
Other non-deductible expenses	0.6	0.2	2.5
Other—net	(0.6)	(0.5)	(0.4)

Effective income tax rate	41.8%	41.2%	45.8%

Minority interest has no tax effect since Ceres is a pass-through entity for tax purposes.

In the normal course of business, the CBOT’s tax returns are subjected to examination by various taxing jurisdictions. The CBOT’s returns for 1997 through 1999 were recently under examination and are currently pending a final settlement. The CBOT believes that the outcomes of these examinations will not have a material adverse affect on the CBOT’s financial position, results of operations or cash flows.

5. Membership

At December 31, 2003 and 2002, the membership of the CBOT consisted of the following classes and numbers of members:

	2003	2002
Full memberships	1,402	1,402
Associate memberships	800	793
Government Instruments Market membership interests (“GIM”)	134	148
Commodity Options Market membership interests (“COM”)	643	643
Index, Debt and Energy Market membership interests (“IDEM”)	641	641

The principal differences between the memberships relate to voting and trading rights, and member preferences in liquidation rights in dissolution. No mechanism currently exists in the CBOT’s certificate of incorporation or bylaws for allocating ownership among CBOT’s members.

6. Benefit Plans

Substantially all employees of the CBOT are covered by a noncontributory, defined benefit pension plan. The benefits of this plan are based primarily on the years of service and the employees’ average compensation levels. The CBOT’s funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. The plan assets are primarily invested in marketable debt and equity securities. The measurement date of plan assets and obligations is December 31.

The following provides a reconciliation of pension benefit obligation, plan assets, funded status and net periodic benefit expense of the plan as of, and for the years ended, December 31 (in thousands):

	2003	2002
Change in benefit obligation:
Benefit obligation—beginning of year	$25,297	$28,064
Service cost	1,539	1,312
Interest cost	1,761	1,669
Plan changes	—	40
Actuarial loss	3,265	3,376
Benefits paid	(1,700)	(9,164)

Benefit obligation—end of year	$30,162	$25,297

Change in plan assets:
Fair value of plan assets—beginning of year	$12,797	$17,948
Actual return on plan assets	2,682	(1,192)
Company contributions	8,000	5,205
Benefits paid	(1,700)	(9,164)

Fair value of plan assets—end of year	$21,779	$12,797

Accumulated benefit obligation	$(21,120)	$(16,595)
Effect of salary projection	(9,042)	(8,702)

Projected benefit obligation	(30,162)	(25,297)
Fair value of plan assets	21,779	12,797

Funded status	(8,383)	(12,500)
Unrecognized cost:
Actuarial and investment net losses	11,797	10,824
Prior service cost	32	37

Net amount recognized	$3,446	$(1,639)

Amounts recognized in the Consolidated Statements of Financial Condition consist of:

Prepaid benefit cost	$3,446	$—
Accrued benefit liability	—	(3,798)
Intangible asset	—	37
Accumulated other comprehensive income	—	2,122

Net amount recognized	$3,446	$(1,639)

The components of net periodic benefit cost are as follows:

	2003	2002	2001
Service cost	$1,539	$1,312	$1,519
Interest cost	1,761	1,669	1,872
Expected return on plan assets	(1,062)	(1,145)	(1,696)
Net amortization:
Transition asset	—	—	(204)
Unrecognized prior service cost	5	8	5
Unrecognized net loss	671	269	248

Net periodic benefit cost	2,914	2,113	1,744
Special termination benefits and settlements (Note 9)	—	—	4,226

Net periodic benefit cost after special termination benefits and settlements	$2,914	$2,113	$5,970

During 2001, the CBOT recorded special termination benefits of $3,170 for pension benefits and loss on settlements of $1,056. These benefits were primarily the result of 31 employees taking advantage of an early retirement program offered by the CBOT in 2001.

Employer contributions for the fiscal year ending December 31, 2004 are expected to total $6.0 million.

On December 8, 2003, the Medicare Act (the “Act”) was signed into law. The Act introduced a prescription drug benefit under Medicare (Medicare Part D), as well as federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In January 2004, the FASB issued FSP No. 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. This FSP provides companies with initial guidance on recognizing the effects of the prescription drug provisions of the Act. As allowed by the FSP, the CBOT elected to defer recognition until further guidance is issued by the FASB. As such, any measurement of the accumulated postretirement benefit obligations or net periodic postretirement benefit cost in the 2003 financial statements and accompanying footnotes do not reflect the effect of the Act. Upon issuance of further guidance, the CBOT may be required to change previously reported information.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits. This revised standard applies to public entities’ U.S. plans for fiscal years ending after December 15, 2003, except for the disclosure of expected future benefit payments, which becomes effective for the fiscal years ending after June 15, 2004. Disclosure requirements pertaining to public entities’ non-U.S. plans generally become effective for fiscal years ending after June 15, 2004.

The allocation of plan assets at December 31, 2003 and 2002, by asset category are as follows:

	2003	2002
Actual:
Equity securities	66%	58%
Debt securities	32	42
Other	2	—

Total	100%	100%

Target:
Equity securities	65%	65%
Debt securities	35	35
Other	—	—

Total	100%	100%

The investment objectives for the CBOT pension plan, established in conjunction with a comprehensive review of the current projected financial requirements of the plan and its funded status, are defined in the Investment Policy Statement. The objectives stated therein are as follows:

•	The primary objective of the plan is to preserve capital in real terms while maintaining the highest probability of ensuring future benefit payments to plan participants.

•	The secondary objective is to maximize returns within reasonable and acceptable levels of risk.

•	The desired investment objective is a long-term rate of return on assets greater than the rate of inflation as measured by the Consumer Price Index, based upon a five-year investment horizon.

•	The investments of the plan are diversified with the intent to minimize the risk of large investment losses.

•	The policy is based on the expectation that the volatility of a well-diversified portfolio is similar to that of the markets. Consequently, the volatility of the total portfolio, in aggregate, should be reasonably close to the volatility of a weighted composite of market indices.

The primary focus in developing an asset allocation range for the plan is the assessment of the plan’s investment objectives and the acceptable level of risk associated with achieving these objectives. To achieve these goals, the minimum and maximum allocation range for fixed and equity securities are as follows:

	Minimum	Maximum
Fixed	30%	100%
Equity	0	70
Cash equivalents	0	10

The assumptions used in the measurement of pension benefit obligation and net periodic benefit cost are as follows:

	2003	2002
Pension benefit obligation:
Discount rate	6.00%	6.50%
Rate of compensation increase	4.50	4.25

	2003	2002	2001
Net periodic benefit cost:
Discount rate	6.50%	7.25%	7.25%
Expected return on plan assets	8.50	9.00	9.00
Rate of compensation increase	4.25	5.00	5.00

In selecting the expected long-term rate of return on assets, the CBOT considered the average rate of earnings expected on the classes of funds invested or to be invested to provide for the benefits of the plan. This included considering the targeted asset allocation of the trust for the year and the expected returns likely to be earned over the next 20 years. Long-term historical returns of each asset class are considered during the development of the assumptions used for the expected return rate of each class.

The CBOT has a retiree benefit plan which covers all eligible employees, as defined. Employees retiring from CBOT on or after age 55, who have at least ten years of service, or after age 65 with five years of service, are entitled to postretirement medical and life insurance benefits. The CBOT funds benefit costs on a pay as you go basis. The measurement date of plan obligations is December 31.

The following provides a reconciliation of postretirement obligation, plan assets, funded status and net periodic benefit cost of the plan as of, and for the years ended, December 31 (in thousands):

	2003	2002
Change in benefit obligation:
Benefit obligation—beginning of year	$7,676	$4,823
Service cost	310	229
Interest cost	544	489
Actuarial loss	1,174	2,556
Benefits paid	(482)	(421)

Benefit obligation—end of year	$9,222	$7,676

Change in plan assets:
Fair value of plan assets—beginning of year	$—	$—
Company contributions	482	421
Benefits paid	(482)	(421)

Fair value of plan assets—end of year	$—	$—

Funded status:
Funded status of the plan at December 31	$(9,222)	$(7,676)
Unrecognized net loss	2,593	1,518
Unrecognized transition obligation	1,111	1,241

Accrued benefit cost (included in other long-term liabilities)	$(5,518)	$(4,917)

The components of net periodic benefit cost are as follows:

	2003	2002	2001
Service cost	$310	$229	$207
Interest cost	544	489	312
Net amortization:
Transition liability	130	130	130
Unrecognized net (gain) or loss	98	16	(51)

Net periodic benefit cost	1,082	864	598
Special termination benefits and curtailment (Note 9)	—	—	398

Net periodic benefit cost after special termination benefits and curtailment	$1,082	$864	$996

During 2001, the CBOT recorded special termination benefits and curtailment losses of $341 and $57, respectively, for postretirement obligations.

The assumptions used in the measurement of the postretirement obligation and the net periodic benefit cost are as follows:

	2003	2002
Postretirement obligation:
Discount rate	6.00%	6.50%
Rate of compensation increase	4.50	4.25

	2003	2002	2001
Net periodic benefit cost:
Discount rate	6.50%	7.25%	7.25%
Rate of compensation increase	4.25	5.00	5.00

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 11% in 2003 and 2002 (decreasing by 1% per year until a long-term rate of 5% is reached). If the health care cost trend rate assumptions were increased by 1% for each year, the accumulated postretirement benefit obligation as of December 31, 2003 would be increased by 9%. The effect of this change on the sum of the service costs and interest cost would be an increase of 14%. If the health care cost trend rate assumptions were decreased by 1% for each year, the accumulated postretirement benefit obligation as of December 31, 2003 would be decreased by 7%. The effect of this change on the sum of the service costs and interest cost would be a decrease of 6%.

The CBOT also maintains a qualified savings plan pursuant to Section 401(k) of the Internal Revenue Code. The plan is a defined contribution plan offered to eligible employees of the CBOT, who meet certain length of service requirements and elect to participate in the plan. The CBOT makes matching contributions to eligible employees based on a formula specified by the plan. The cost of these matching contributions amounted to approximately $1,343,000, $1,185,000 and $1,363,000 for the years ended December 31, 2003, 2002 and 2001, respectively. The CBOT also sponsors a nonqualified supplemental pension plan for former officers of the CBOT who elected to participate in the plan. The liability for this nonqualified plan is funded by life insurance policies on the lives of the participating employees. The CBOT has established a trust for the purpose of administering the nonqualified plan. The CBOT also has a health plan which provides benefits (hospital, surgical, major medical and short-term disability) for full-time salaried employees of the CBOT. The plan is funded by the CBOT as claims are paid. Employees may contribute specified amounts to extend coverage to eligible dependents. At December 31, 2003, the CBOT had an accrual for unprocessed health plan expenses of $150,000.

7. Commitments

Certain office space, data processing and office equipment are leased, generally on a month-to-month basis. Certain of these leases contain escalation clauses. Rental expense for the years ended December 31, 2003, 2002 and 2001 was $6,360,000, $2,919,000 and $1,956,000, respectively. The future minimum rental payments under non-cancelable leases in excess of one year that were in effect as of December 31, 2003 for the next five years are as follows (in thousands):

2004	$4,547
2005	3,968
2006	810
2007	2
2008	2

Building revenues relate primarily to the leasing of office and commercial space, generally for periods ranging from one to five years. Future minimum rentals under non-cancelable leases in effect as of December 31, 2003 are as follows (in thousands):

2004	$17,081
2005	11,544
2006	9,105
2007	5,927
2008	3,468

In December 2001, the CBOT renewed an agreement to license certain index and trademark rights, including the Dow Jones Industrial Average, the Dow Jones Transportation Average, the Dow Jones Utilities Average and the Dow Jones Global Indices. The license is a non-transferable and exclusive worldwide license to use these indices as the basis for standardized exchange-traded futures contracts and options on futures contracts. The agreement, which expires December 31, 2007 unless terminated by either party, requires the CBOT to pay Dow Jones annual royalties, based upon the trading volumes, with a minimum annual royalty requirement of $2.0 million. These annual royalty charges are recorded as contracted license fees expense in the year to which the payment relates.

In October 2001, the CBOT became a minority interest holder in the venture OneChicago with the Chicago Board Options Exchange and the Chicago Mercantile Exchange. OneChicago is a for-profit company whose business is to facilitate the electronic trading of single-stock futures. Pursuant to the joint venture agreement, the CBOT was obligated to make capital contributions of approximately $1.0 million, which was satisfied in February 2002. While not obligated to make further capital contributions to OneChicago, the CBOT may elect to participate in additional capital requests to maintain its relative ownership in OneChicago. The CBOT has made such voluntary contributions totaling approximately $1.7 million.

In December 2003, the CBOT agreed to become a partner in a joint venture to develop leveraged supply contracts based on agricultural commodities. The CBOT will hold a 30% interest in the joint venture and has agreed to make a capital contribution of $300,000.

8. Foreign Currency Forward Contracts

The CBOT has from time to time entered into arrangements that are related to the provision of its electronic trading software that are denominated in euros and pounds sterling. As a result, the CBOT is exposed to movements in foreign currency exchange rates. The primary purpose of the CBOT’s foreign currency hedging activities is to manage the volatility associated with foreign currency purchases of materials and services and liabilities created in the normal course of business. The CBOT does not rely on economic hedges to manage risk.

The CBOT enters into forward contracts when the timing of the future payment is certain. When the exact foreign currency amount is known, such as under fixed service agreements, the CBOT treats this as a firm commitment and identifies the hedge instrument as a fair value hedge. When the foreign currency amount is variable, such as under variable service agreements, the CBOT treats this as a forecasted transaction and identifies the hedge instrument as a cash flow hedge. At the time the CBOT enters into a forward contract, the forecasted transaction or firm commitment is identified as the hedged item and the forward contract is identified as the hedge instrument. The CBOT measures hedge ineffectiveness using the forward rates for hedges at each reporting period. In all forward contracts, the critical terms of the hedging instrument and the hedged item match. At each reporting period the CBOT verifies that the critical terms of the contract continue to be the same.

In connection with its arrangements with Eurex, the CBOT previously utilized foreign currency forward contracts that were identified as cash flow hedges. These cash flow hedges were intended to offset the effect of exchange rate fluctuations on forecasted purchases of variable monthly services denominated in euros. These contracts designated as cash flow hedges had notional amounts approximating $3.4 million (3.1 million euros) at December 31, 2003 and $16.0 million (15.8 million euros) at December 31, 2002. Gains and losses on these instruments were deferred in other comprehensive income (OCI) until the underlying transaction was recognized in earnings. Gains before income taxes of approximately $0.1 million and $0.2 million were deferred in OCI at December 31, 2003 and December 31, 2002, respectively, and were reclassified into general and administrative expense as the underlying transactions were recognized. There were no gains or losses recorded on these cash flow hedges related to hedge ineffectiveness.

The CBOT currently utilizes foreign currency forward contracts that are identified as fair value hedges. These are intended to offset the effect of exchange rate fluctuations on firm commitments for purchases of fixed annual and quarterly services denominated in pounds sterling associated with the CBOT’s arrangements with LIFFE. These contracts designated as fair value hedges had notional amounts approximating $7.7 million (4.4 million pounds sterling) at December 31, 2003. Gains and losses on these hedge instruments, as well as the gains and losses on the underlying hedged item, are recognized currently in general and administrative expense. There were no gains or losses recorded on these fair value hedges related to hedge ineffectiveness.

9. Severance and Related Costs

The severance and related costs incurred during 2003 of $1.3 million are related to ongoing staff reductions.

The severance and related costs incurred during 2002 of $4.0 million are primarily the result of the general release and separation agreement with the CBOT’s former president and chief executive officer, entered into in November 2002, in which the CBOT terminated an employment agreement and agreed to make payments through 2004 of approximately $3.4 million. Other severance and related costs incurred during 2002 of $0.6 million related to ongoing staff reductions.

The severance and related costs incurred during 2001 of $9.9 million consisted of $4.0 million of severance costs, $1.4 million of early retirement-related costs, $4.2 million of pension plan special termination benefits and settlement (see Note 6) and $0.4 million of retiree benefit plan special termination benefits and curtailment (see Note 6) for 84 employees who accepted early retirement or severance packages throughout the organization as a result of the proposed restructuring strategy.

The following table summarizes severance and related costs, the amounts paid and the accrual balances, exclusive of special termination benefits, curtailment and settlement expenses, summarized in Note 6, for the years ended December 31 (in thousands):

	2003	2002	2001
Accrued employee termination liability—beginning of year	$6,136	$7,743	$6,120
Employee termination costs	1,324	4,033	5,410
Cash payments	(4,885)	(5,640)	(3,787)

Accrued employee termination liability—end of year	$2,575	$6,136	$7,743

Amounts recognized in the Consolidated Statements of Financial Condition consist of:

	2003	2002	2001
Accrued employee termination (current liability)	$2,575	$4,461	$5,538
Other liabilities (long-term liability)	—	1,675	2,205

Total accrued employee termination liability	$2,575	$6,136	$7,743

10. Litigation

The CBOT has been named as a defendant in various lawsuits. Additionally, a customer’s Chapter 11 Plan Administrator issued a demand letter to the CBOT for the return of alleged preferential payments of $2.3 million. This matter was resolved in February of 2004 and the CBOT is to pay $70,000 related to the alleged preferential payments.

On August 27, 2002, the CBOT announced an agreement to settle a patent rights lawsuit brought by Electronic Trading Systems, Inc. In accordance with the settlement agreement, the CBOT is to pay $15.0 million over a five-year period, which consisted of an initial payment of $5.0 million made in September of 2002, with five subsequent annual payments of $2.0 million. The effect of the settlement agreement was recorded in the third quarter of 2002 and, net of amounts previously accrued, was approximately $10.7 million of expense ($6.3 million after tax). This amount is net of a discount of $1.3 million arising from the determination of the present value of the foregoing annual payments using a 4.7% discount rate.

In October of 2002, the CBOT obtained a favorable ruling on litigation that had alleged soybean antitrust violations. The plaintiff class of soybean farmers sought treble damages under Section 4 of the Clayton Act on the order of $50 million. In February of 2004, the U.S. Court of Appeals for the Seventh Circuit affirmed the judgment of the trial court in favor of the CBOT.

In October of 2003, a lawsuit was filed by Eurex U.S. against the CBOT and the Chicago Mercantile Exchange alleging antitrust violations. A motion to dismiss this suit has been filed and is pending along with a motion to transfer the case to U.S. District Court for the Northern District of Illinois.

CBOT management believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on the CBOT’s financial position, results of operations or cash flows.

11. Deposits of U.S. Treasury Securities

The rules and regulations of the CBOT require certain minimum financial requirements for delivery of physical commodities, maintenance of capital requirements and deposits on pending arbitration matters. To satisfy these requirements, member firms have deposited U.S. Treasury securities with the CBOT. These deposits are not considered assets of the CBOT, nor does any interest earned on these deposits accrue to the CBOT; accordingly, they are not reflected in the accompanying financial statements. The aggregate market value of these securities on deposit was $16.3 million and $11.5 million as of December 31, 2003 and 2002, respectively.

12. Operating Segments

Management has identified two reportable operating segments: exchange trading and real estate operations. The exchange trading segment primarily consists of revenue and expenses from both traditional open outcry trading activities and electronic trading platform activities, as well as from the sale of related market data to vendors. The real estate operations segment consists of revenue and expenses from renting and managing the real estate owned by the CBOT. The CBOT allocates indirect expenses to each operating segment.

During 2003, the CBOT adjusted its allocation methodology to better measure the performance of its operating segments. The segment information that follows has been restated to reflect this change. The CBOT evaluates segment performance based on revenues and income from operations. Intercompany transactions between segments have been eliminated. The accounting principles used for segment reporting are the same as those used for consolidated financial reporting. A summary by operating segment follows (in thousands):

	Year Ended December 31, 2003
	Exchange Trading	Real Estate Operations	Eliminations	Totals
Revenues:
Exchange fees	$285,815	$—	$—	$285,815
Market data	55,850	—	—	55,850
Building	—	20,061	—	20,061
CBOT space rent	—	25,539	(25,539)	—
Services	16,059	—	—	16,059
Clearing fees	1,158	—	—	1,158
Other	2,359	—	—	2,359

Total revenues	$361,241	$45,600	$(25,539)	$381,302

Depreciation and amortization	$18,773	$14,096	$—	$32,869

Income (loss) from operations	$117,538	$(1,817)	$—	$115,721

Total assets	$283,311	$200,670	$—	$483,981

Capital expenditures	$42,459	$3,603	$—	$46,062

	Year Ended December 31, 2002
	Exchange Trading	Real Estate Operations	Eliminations	Totals
Revenues:
Exchange fees	$204,963	$—	$—	$204,963
Market data	58,258	—	—	58,258
Building	—	25,239	—	25,239
CBOT space rent	—	17,177	(17,177)	—
Services	16,554	—	—	16,554
Other	3,259	—	—	3,259

Total revenues	$283,034	$42,416	$(17,177)	$308,273

Depreciation and amortization	$22,934	$14,504	$—	$37,438

Income (loss) from operations	$67,494	$(9,173)	$—	$58,321

Total assets	$148,705	$205,492	$—	$354,197

Capital expenditures	$20,563	$2,112	$—	$22,675

	Year Ended December 31, 2001
	Exchange Trading	Real Estate Operations	Eliminations	Totals
Revenues:
Exchange fees	$134,968	$—	$—	$134,968
Market data	66,509	—	—	66,509
Building	—	24,828	—	24,828
CBOT space rent	—	17,802	(17,802)	—
Services	14,262	—	—	14,262
Dues	9,027	—	—	9,027
Other	2,137	—	—	2,137

Total revenues	$226,903	$42,630	$(17,802)	$251,731

Depreciation and amortization	$29,170	$15,058	$—	$44,228

Income (loss) from operations	$19,128	$(7,571)	$—	$11,557

Total assets	$128,682	$213,209	$—	$341,891

Capital expenditures	$11,995	$4,363	$—	$16,358

13. Fair Value of Financial Instruments

Cash equivalents, accounts receivable and other current assets are carried at amounts which approximate fair value due to their short-term nature. Similarly, liabilities including accounts payable and accrued liabilities, the current portion of long-term debt, funds held for deposit and membership transfers and other liabilities are carried at amounts approximating fair value. Based on a comparison of the terms of the CBOT’s existing long-term debt and the terms currently available for similar borrowings, management estimates the fair value of the long-term debt approximates the carrying value.

14. LIFFE Agreement

In January 2003, the CBOT board of directors selected LIFFE to become the supplier of the CBOT’s electronic trading system upon the expiration of current arrangements with the Eurex Group. On January 10, 2003, the CBOT entered into a software license agreement with LIFFE for use of the LIFFE CONNECT® software system. The initial term of the license is five years from the date the system became available for use in a real-time live trading environment, which occurred on November 24, 2003. The license fee for the entire initial term was prepaid in the amount of 5.0 million pounds sterling ($8.2 million). The license fee is being amortized over the life of the license.

In March 2003, the CBOT signed a development services agreement with LIFFE with respect to the implementation of the LIFFE CONNECT® software system. Under the terms of the agreement, LIFFE provided the equipment, software modifications and testing necessary to provide the required functionality of the CBOT’s electronic trading system. The costs of the agreement are accounted for under the provisions of SOP 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use.

In May 2003, the CBOT signed a managed services agreement with LIFFE pursuant to which LIFFE will provide the CBOT services related to the operation and support of the LIFFE CONNECT® software system. The agreement began on November 24, 2003. The agreement replaced a similar agreement with the Eurex Group that provided the CBOT with operating services for the a/c/e software system. The costs of the agreement will be expensed as incurred.

In May 2003, the CBOT signed a finance agreement with LIFFE which allowed the CBOT to finance the costs under the development services agreement signed in March of 2003. Under the terms of the finance agreement, the CBOT financed 15.1 million pounds sterling ($24.2 million) related to the development services agreement. Amounts financed are due in equal annual installments over three years. Interest was prepaid at the time of the borrowing at an effective rate of approximately 5.6%.

In August 2003, the CBOT signed a relocation services agreement with LIFFE to establish a local data center for the LIFFE CONNECT® software system, to modify the architecture on the software system to include the local data center and to relocate components of the software system to the local data center.

15. CME Agreement

In April 2003, the CBOT signed a Clearing Services Agreement (the “Agreement”) with the Chicago Mercantile Exchange (“CME”) in which the CME began providing clearing and related services for some CBOT products on November 24, 2003 and in which they will provide such services on all CBOT products beginning on January 2, 2004. The implementation of the Agreement coincides with the replacement of the a/c/e electronic trading platform with the LIFFE CONNECT electronic trading platform. The initial term of the Agreement is four years, with optional three year renewals.

Under the terms of the Agreement, the CBOT was responsible for reimbursing the CME for initial development costs of $2.0 million. The CBOT is also responsible for costs associated with the establishment and maintenance of all telecommunications equipment and services required under the Agreement. As part of the Agreement, the CBOT will collect a clearing fee on each side of a trade made on a CBOT platform. A portion of this fee will be payable to the CME for their clearing services provided. This fee varies based on transaction volume and is guaranteed to the CME to be at least $4.5 million per quarter. Finally, the CBOT is liable to the CME in the case of a default on the Agreement in the amount of $8.0 million to $30.0 million, depending on the circumstances of default.

16. Subsequent Events

In January 2004, $60.3 million was paid to the minority partners of Ceres representing a substantial portion of the cash payment requirements under the liquidation (see Note 2). Approximately $2.6 million of the minority partners’ interest was retained for potential future liabilities of Ceres.

In January 2004, the CBOT signed a Memorandum of Understanding (the “MOU”) to settle a lawsuit between various members of the CBOT over the proposed allocation of equity in a contemplated restructuring of the CBOT. Under the terms of the MOU, the CBOT is obligated to pay $3.5 million in attorney fees and expenses upon a final order. In addition, upon an affirmative vote by the CBOT’s members in favor of the contemplated restructuring, the CBOT shall pay an additional $4.0 million in attorney fees, provided that such a vote occurs within 5 years from the final order and that the restructuring is completed within 3 years from the date of the first vote by the CBOT’s members regarding the restructuring.

In February 2004, the Revolver was amended to extend the maturity date to January 12, 2005 and to increase the CBOT’s ability to issue letters of credit (see Note 3).

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited, in thousands)

ASSETS	September 30, 2004	December 31, 2003
Current assets:
Cash and cash equivalents:
Unrestricted	$104,525	$137,127
Held under deposit and membership transfers	6,532	5,539

Total cash and cash equivalents	111,057	142,666
Restricted cash	7,103	300
Accounts receivable—net of allowance of $4,346 and $4,580 in 2004 and 2003, respectively	32,406	33,218
Income tax receivable	—	10,781
Deferred income taxes	1,407	2,805
Prepaid expenses	18,239	10,387

Total current assets	170,212	200,157
Property and equipment:
Land	34,234	34,234
Buildings and equipment	318,267	314,474
Furnishings and fixtures	180,231	174,872
Computer software and systems	61,926	55,528
Construction in progress	16,495	9,368

Total property and equipment	611,153	588,476
Less accumulated depreciation and amortization	351,839	324,024

Property and equipment—net	259,314	264,452
Other assets—net	18,114	19,372

Total assets	$447,640	$483,981

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$12,972	$27,982
Accrued real estate taxes	9,176	8,306
Accrued payroll costs	5,097	5,128
Accrued exchange fee rebates	2,539	4,351
Accrued employee termination	605	2,575
Accrued clearing services	11,080	—
Accrued liabilities	7,250	10,857
Funds held for deposit and membership transfers	6,532	5,539
Current portion of long-term debt	19,831	19,665
Income tax payable	2,145	—
Other current liabilities	3,827	132

Total current liabilities	81,054	84,535
Long-term liabilities:
Deferred income tax liabilities	23,220	20,230
Long-term debt	31,671	50,045
Other liabilities	13,942	14,948

Total long-term liabilities	68,833	85,223

Total liabilities	149,887	169,758
Minority interest	1,540	62,940
Members’ equity:
Members’ equity	296,213	251,232
Accumulated other comprehensive income	—	51

Total members’ equity	296,213	251,283

Total liabilities and members’ equity	$447,640	$483,981

See notes to consolidated financial statements.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2004	2003
Revenues:
Exchange fees	$156,731	$211,789
Clearing fees	54,832	—
Market data	48,118	42,115
Building	16,089	14,870
Services	9,465	12,546
Dues	9,315	—
Other	2,006	1,074

Total revenues	296,556	282,394
Expenses:
Salaries and benefits	52,820	47,517
Depreciation and amortization	33,757	22,473
Professional services	19,115	20,421
General and administrative expenses	14,638	11,383
Building operating costs	17,813	18,998
Information technology services	26,378	38,725
Contracted license fees	4,586	20,179
Programs	8,053	3,090
Clearing services	40,162	—
Interest	3,654	2,972
Equity in loss of OneChicago	621	786
Severance and related costs	387	640

Operating expenses	221,984	187,184

Income from operations	74,572	95,210
Income taxes
Current	26,545	19,407
Deferred	4,421	3,084

Total income taxes	30,966	22,491

Income before minority interest	43,606	72,719
Minority interest in (income) loss of subsidiary	1,100	(41,162)

Net income	$44,706	$31,557

See notes to consolidated financial statements.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$44,706	$31,557
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	33,757	22,473
Change in allowance for doubtful accounts	(234)	248
(Gain) loss on foreign currency transaction	361	(1,332)
Loss on sale or retirement of fixed assets	13	42
Deferred income taxes	4,420	3,074
Minority interest in income (loss) of subsidiary	(1,100)	41,162
Equity in loss of OneChicago	621	786
Changes in assets and liabilities:
Restricted cash	(6,803)	(300)
Accounts receivable	1,046	(11,599)
Income tax receivable / payable	12,926	(835)
Prepaid expenses	(7,852)	(4,662)
Other assets	707	(8,322)
Accounts payable	(15,010)	492
Accrued real estate taxes	870	(1,260)
Accrued payroll costs	(31)	(1,098)
Accrued exchange fee rebates	(1,812)	1,343
Accrued employee termination	(1,970)	(2,192)
Accrued clearing services	10,257	—
Accrued liabilities	(2,784)	1,975
Funds held for deposit and membership transfers	993	2,362
Other current liabilities	3,695	(17)
Other long-term liabilities	(1,006)	(7,043)

Net cash flows from operating activities	75,770	66,854
Cash flows from investing activities:
Acquisition of property and equipment	(28,608)	(24,506)
Proceeds from sale of property and equipment	229	44
Distribution to partners	(60,300)	—
Investment in joint ventures	(323)	—

Net cash flows used in investing activities	(89,002)	(24,462)
Cash flows from financing activities:
Repayments of borrowings	(18,652)	(10,714)
Capital contributions from members	275	252

Net cash flows used in financing activities	(18,377)	(10,462)

Net decrease in cash and cash equivalents	(31,609)	31,930
Cash and cash equivalents—beginning of period	142,666	85,790

Cash and cash equivalents—end of period	$111,057	$117,720

Cash paid for:
Interest	$3,346	$6,902

Income taxes (net of refunds)	$13,619	$20,250

Non-cash financing activity:
Fixed assets acquired with debt	$—	$23,808

See notes to consolidated financial statements.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nine Months Ended September 30, 2004 and 2003

(Unaudited)

1. Summary of Significant Accounting Policies

Basis of Presentation—The accompanying unaudited consolidated financial statements have been prepared pursuant to rules and regulations of the Securities and Exchange Commission and, therefore, do not include all information and footnote disclosures normally included in audited financial statements. However, in the opinion of management, all adjustments necessary to present fairly the results of operations, financial position and cash flows have been made. The consolidated financial statements include the accounts of the Board of Trade of the City of Chicago, Inc. and its wholly owned subsidiaries, including Electronic Chicago Board of Trade, Inc. (“eCBOT”) which has a controlling general partner interest in Ceres Trading Limited Partnership (“Ceres”) (collectively, the “CBOT”). CBOT, through Ceres, held a 50% ownership interest in CBOT/Eurex Alliance LLC (“CBOT/Eurex Alliance”) until its liquidation in December 2003. The CBOT also holds an approximate 9% interest in a joint venture called OneChicago, LLC (“OneChicago”). The CBOT accounts for its interests in CBOT/Eurex Alliance and OneChicago under the equity method. These investments are included in other assets on the Consolidated Statements of Financial Condition. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements, such as estimates for bad debts, exchange fee rebates, real estate taxes and assumptions used for the calculation of pension and other postretirement benefit plan costs. Actual amounts could differ from those estimates.

2. Debt

Long-term debt at September 30, 2004 and December 31, 2003 consisted of the following (in thousands):

	September 30, 2004	December 31, 2003
Private placement senior notes, due in annual installments through 2007, at an annual interest rate of 6.81%	$32,144	$42,857
LIFFE financing agreement	19,358	26,853

	51,502	69,710
Less current portion	19,831	19,665

Total	$31,671	$50,045

In the first quarter of 2004, an annual principal repayment of $10.7 million was made on the senior notes. In the third quarter of 2004, a scheduled principal repayment of $7.9 million was made on the LIFFE financing agreement. No additional payments or borrowings were made. LIFFE debt is denominated in pounds sterling.

The CBOT has an agreement with LaSalle Bank National Association to provide the CBOT with a $20.0 million revolving credit facility (the “Revolver”). Interest related to the Revolver is payable monthly at the lower of LIBOR plus 2.25% or the bank’s prime rate. The Revolver contains certain covenants, which, among other things, require the CBOT to maintain certain equity levels and financial ratios, as well as restrict the CBOT’s ability to incur additional indebtedness, except in certain specified instances. The Revolver had a maturity date of January 13, 2004. In February 2004, the Revolver was amended to extend the maturity date to January 12, 2005 and to increase the CBOT’s ability to issue letters of credit.

3. Comprehensive Income (net of tax)

	Nine Months Ended September 30,
	2004	2003
Unrealized gains and losses on foreign exchange forward contracts	$0	$837
Reclass of foreign exchange forward contract gains and losses—net	(51)	(727)

Total other comprehensive income, net of tax	(51)	110
Net income	44,706	31,557

Total comprehensive income	$44,655	$31,667

4. Foreign Currency Forward Contracts

The CBOT has arrangements with LIFFE related to the provision of its electronic trading software that are denominated in British pounds sterling and, as a result, the CBOT is exposed to movements in foreign currency exchange rates. The primary purpose of the CBOT’s foreign currency hedging activities is to manage the volatility associated with foreign currency purchases of materials and services and liabilities created in the normal course of business. The CBOT does not rely on economic hedges to manage risk.

The CBOT utilizes foreign currency forward contracts that are identified as fair value hedges. These are intended to offset the effect of exchange rate fluctuations on firm commitments for purchases of fixed annual and quarterly services denominated in pounds sterling. These contracts designated as fair value hedges had notional amounts approximating $54.1 million (31.3 million pounds sterling) at September 30, 2004. Gains and losses on these hedge instruments, as well as the gains and losses on the underlying hedged item, are recognized currently in general and administrative expense.

5. Litigation

The CBOT has been named as a defendant in various lawsuits. Additionally, a customer’s Chapter 11 Plan Administrator issued a demand letter to the CBOT for the return of alleged preferential payments of $2.3 million. This matter was resolved in February of 2004 and the CBOT paid $70,000 related to the alleged preferential payments.

In October of 2002, the CBOT obtained a favorable ruling on litigation that had alleged soybean antitrust violations. The plaintiff class of soybean farmers sought treble damages under Section 4 of the Clayton Act on the order of $50 million. In February of 2004, the U.S. Court of Appeals for the Northern District of Illinois affirmed the judgment of the trial court in favor of the CBOT.

In October 2003, a lawsuit was filed in the U.S. District Court of the District of Columbia by Eurex U.S. against the CBOT and the CME alleging that the CBOT and CME have engaged in anti-competitive behavior. On December 12, 2003, the CBOT filed in the U.S. District Court for the District of Columbia a motion to dismiss the amended complaint and a motion to transfer the action to the U.S. District Court for the Northern District of Illinois. The CBOT’s grounds for dismissal included Eurex’s failure to state a cause of action under U.S. antitrust laws and Eurex’s inability to demonstrate any harm to competition resulting from the CBOT stating its views on Eurex’s pending application to become a U.S. regulated exchange. On September 2, 2004, the United States District Court for the District of Columbia granted the CBOT’s motion to transfer the case to the United States District for the Northern District of Illinois. The District Court denied the CBOT’s motion to dismiss as moot in light of its ruling on the transfer motion.

In February 2004, the CBOT entered into a settlement agreement to settle a lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs in the Circuit Court of Cook County, Illinois over the proposed allocation of equity in a restructuring of the CBOT. Under the terms of the settlement agreement, the CBOT is obligated to pay $3.5 million in attorney fees and expenses upon entry of a final judgment order by the Circuit Court of Cook County, Illinois County Department, Chancery Division. In addition, upon an affirmative vote by CBOT members in favor of a restructuring, the CBOT is obligated to pay an additional $4.0 million in attorney fees, provided that such a vote occurs within 5 years from the final judgment order and that a restructuring is completed within 3 years from the date of the first vote by CBOT members regarding a restructuring.

On May 18, 2004, the Circuit Court of Cook County, Illinois entered an order granting preliminary approval of the settlement agreement. On September 10, 2004, the court conducted a hearing on the fairness of the settlement agreement. On September 20, 2004, the court entered a final order, approving the settlement agreement as fair, reasonable and adequate and in the best interests of the CBOT and all of its members.

On October 20, 2004, the statutory period for appeals of the court’s final order expired and the order became final and non-appealable. Upon expiration of the statutory period for filing a notice of appeal, counsel for the plaintiff class representatives became entitled to the initial payment of attorneys’ fees in the amount of $3,500,000 plus interest at the Prime Rate minus one percent.

On May 7, 2004, the CBOT, the CME, the CBOE and OneChicago, LLC were sued in the U.S. District Court for the Northern District of Illinois for alleged infringement of United States patent 5,963,923 entitled “System and Method for Trading Having Principal Market Maker.” The CBOT filed an answer to the complaint on June 28, 2004. A status hearing is scheduled for October 18, 2004.

CBOT management believes that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on the CBOT’s financial position, results of operations or cash flows.

6. Operating Segments

Management has identified two reportable operating segments: exchange trading and real estate operations. The exchange trading segment primarily consists of revenue and expenses from both traditional open outcry trading activities and electronic trading platform activities, as well as from the sale of related market data to vendors. The real estate operations segment consists of revenue and expenses from renting and managing the real estate owned by the CBOT. The CBOT allocates indirect expenses to each operating segment.

The CBOT evaluates segment performance based on revenues and income from operations. Intercompany transactions between segments have been eliminated. The accounting principles used for segment reporting are the same as those used for consolidated financial reporting. A summary by operating segment follows (in thousands):

	Nine Months Ended September 30, 2004
	Exchange Trading	Real Estate Operations	Eliminations	Totals
Revenues:
Exchange fees	$156,731	$—	$—	$156,731
Clearing fees	54,832			54,832
Market data	48,118			48,118
Building		16,089		16,089
CBOT space rent		19,388	(19,388)
Services	9,465			9,465
Dues	9,315			9,315
Other	2,006			2,006

Total revenues	$280,467	$35,477	$(19,388)	$296,556

Depreciation and amortization	$23,310	$10,447	$—	$33,757

Income (loss) from operations	$73,181	$1,391	$—	$74,572

Total assets	$265,915	$181,725	$—	$447,640

Capital expenditures	$24,078	$4,530	$—	$28,608

	Nine Months Ended September 30, 2003
	Exchange Trading	Real Estate Operations	Eliminations	Totals
Revenues:
Exchange fees	$211,789	$—	$—	$211,789
Market data	42,115			42,115
Building		14,870		14,870
CBOT space rent		19,154	(19,154)
Services	12,546			12,546
Other	1,074			1,074

Total revenues	$267,524	$34,024	$(19,154)	$282,394

Depreciation and amortization	$12,048	$10,425	$—	$22,473

Income (loss) from operations	$96,872	$(1,662)	$—	$95,210

Total assets	$249,905	$188,791	$—	$438,696

Capital expenditures	$22,710	$1,796	$—	$24,506

7. Benefit Plans

The components of net periodic pension benefit cost and other post retirement benefit cost are as follows (in thousands):

	Nine Months Ended September 30,
	2004	2003
Pension Benefits:
Service cost	$1,736	$687
Interest cost	1,497	1,321
Expected return on plan assets	(1,653)	(797)
Amortization of unrecognized prior service cost	2	3
Amortization of unrecognized net loss	623	504

Net periodic pension benefit cost	$2,205	$1,718

	Nine Months Ended September 30,
	2004	2003
Postretirement Benefits:
Service cost	$402	$157
Interest cost	513	408
Amortization of transition liability	97	97
Amortization of unrecognized net loss	158	74

Net periodic postretirement benefit cost	$1,170	$736

The CBOT has contributed $9.0 million to its pension plan during the nine months ended September 30, 2004 and expects to contribute an additional $3.0 million to the plan by December 31, 2004.

8. Subsequent Event

Member dues of $9.3 million were recognized in the first half of 2004 related to a six month dues assessment made in January 2004. The dues were levied by the board of directors to provide the CBOT with adequate funds to meet increased financial demands associated with competitive pressures such as the launch of Eurex US. The need for an additional dues levy was reviewed by the board of directors in July 2004 at which time it was decided that an additional dues levy was unnecessary. The board of directors reevaluated this decision in October 2004 and decided to rescind the original dues assessment as a result of a perceived reduced threat of competition.

APPENDIX B

PRO FORMA FINANCIAL INFORMATION

OF BOARD OF TRADE OF THE CITY OF CHICAGO, INC. AND SUBSIDIARIES

INDEX TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the issuance of 49,359,836 shares of Class A common stock, in connection with the proposed demutualization as described elsewhere in this document as if it had occurred (a) as of September 30, 2004, for purposes of the unaudited pro forma condensed consolidated statement of financial condition, and (b) as of the beginning of the year ended December 31, 2003 for purposes of the unaudited pro forma condensed consolidated statements of income and the condensed consolidated statement of members’ equity and stockholders’ equity.

The number of shares used in the calculation of net income per share is based on the shares to be issued to the members and are assumed to be outstanding from the beginning of the period.

The unaudited pro forma condensed consolidated financial statements are based on available information and on assumptions management believes are reasonable and that reflect the effects of the transactions described above. These unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and should not be construed to be indicative of the CBOT’s consolidated financial position or results of operations had these transactions been consummated on the dates assumed and do not in any way represent a projection or forecast of the CBOT’s consolidated financial position or results of operations for any future date or period. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the CBOT, together with the related notes and report of independent auditors, and with the information set forth under our “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

September 30, 2004

(in thousands)

		Issuance of Common Stock
ASSETS	Actual	Pro Forma Adjustments	Pro Forma Sub Total
Current assets:
Cash and cash equivalents:
Unrestricted	$104,525	$—	$104,525
Held under deposit and membership transfers	6,532		6,532

Total cash and cash equivalents	111,057	—	111,057
Restricted cash	7,103		7,103
Accounts receivable—net	32,406		32,406
Deferred income taxes	1,407		1,407
Prepaid expenses	18,239		18,239

Total current assets	170,212	—	170,212
Property and equipment:
Land	34,234		34,234
Buildings and equipment	318,267		318,267
Furnishings and fixtures	180,231		180,231
Computer software and systems	61,926		61,926
Construction in progress	16,495		16,495

Total property and equipment	611,153	—	611,153
Less accumulated depreciation and amortization	351,839		351,839

Property and equipment—net	259,314	—	259,314
Other assets—net	18,114		18,114

Total assets	$447,640	$—	$447,640

LIABILITIES, MEMBERS’ EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,972	$—	$12,972
Accrued real estate taxes	9,176		9,176
Accrued payroll costs	5,097		5,097
Accrued exchange fee rebates	2,539		2,539
Accrued employee termination	605		605
Accrued clearing services	11,080		11,080
Accrued liabilities	7,250		7,250
Funds held for deposit and membership transfers	6,532		6,532
Current portion of long-term debt	19,831		19,831
Income tax payable	2,145		2,145
Other current liabilities	3,827		3,827

Total current liabilities	81,054	—	81,054
Long-term liabilities:
Deferred income taxes	23,220		23,220
Long-term debt	31,671		31,671
Other liabilities	13,942		13,942

Total long-term liabilities	68,833	—	68,833

Total liabilities	149,887	—	149,887
Minority interest	1,540		1,540
Members’ equity	296,213	(296,213)	—
Common stock		49	49
Preferred stock		—	—
Additional paid-in capital		296,164	296,164

Total liabilities, members’ equity and stockholders’ equity	$447,640	$—	$447,640

The accompanying introduction and notes are an integral part of this

Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Nine Months Ended September 30, 2004

(in thousands, except per share data)

		Issuance of Common Stock
	Actual	Pro Forma Adjustments	Pro Forma Sub Total
Revenues:
Exchange fees	$156,731	$—	$156,731
Clearing fees	54,832		54,832
Market data	48,118		48,118
Building	16,089		16,089
Services	9,465		9,465
Dues	9,315		9,315
Other	2,006		2,006

Total revenues	296,556	—	296,556

Expenses:
Salaries and benefits	52,820		52,820
Depreciation and amortization	33,757		33,757
Professional services	19,115		19,115
General and administrative expenses	14,638		14,638
Building operating costs	17,813		17,813
Information technology services	26,378		26,378
Contracted license fees	4,586		4,586
Programs	8,053		8,053
Clearing services	40,162		40,162
Interest	3,654		3,654
Equity in loss of OneChicago	621		621
Severance and related costs	387		387

Operating expenses	221,984	—	221,984

Income from operations	74,572	—	74,572
Total income taxes	30,966	—	30,966

Income before minority interest	43,606	—	43,606
Minority interest in loss of subsidiary	1,100		1,100

Net income	$44,706	$—	$44,706

Net income per share			$0.91

Shares used in the calculation of net income per share			49,360

The accompanying introduction and notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Income.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2003

(in thousands, except per share data)

		Issuance of Common Stock
	Actual	Pro Forma Adjustments	Pro Forma Sub Total
Revenues:
Exchange fees	$285,815	$—	$285,815
Market data	55,850		55,850
Building	20,061		20,061
Services	16,059		16,059
Clearing fees	1,158		1,158
Other	2,359		2,359

Total revenues	381,302	—	381,302
Expenses:
Salaries and benefits	64,122		64,122
Depreciation and amortization	32,869		32,869
Professional services	28,155		28,155
General and administrative expenses	18,455		18,455
Building operating costs	25,042		25,042
Information technology services	56,116		56,116
Contracted license fees	27,601		27,601
Programs	5,891		5,891
Clearing services	972		972
Interest	3,975		3,975
Equity in loss of OneChicago	1,093		1,093
Severance and related costs	1,290		1,290

Operating expenses	265,581	—	265,581

Income from operations	115,721	—	115,721
Total income taxes	22,074	—	22,074

Income before minority interest	93,647	—	93,647
Minority interest in income of subsidiary	(62,940)		(62,940)

Net income	$30,707	$—	$30,707

Net income per share			$0.62

Shares used in the calculation of net income per share			49,360

The accompanying introduction and notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Income.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF MEMBERS’ EQUITY AND STOCKHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2004

(in thousands, except per share data)

		Issuance of Common Stock
	Actual	Pro Forma Adjustments	Pro Forma
Members’ equity	$296,213	$(296,213)	$—

Stockholders’ equity:
Class A common stock, $0.001 par value, 200,000,000 shares authorized, 49,359,836 shares issued and outstanding	$—	$49	$49
Class B common stock, $0.001 par value, 1 share authorized, none issued and outstanding		—	—
Preferred stock, $0.001 par value, 20,000,000 shares authorized, none issued and outstanding		—	—
Additional paid-in capital		296,164	296,164

Total stockholders’ equity	$—	$296,213	$296,213

The accompanying introduction and notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Members’ Equity and Stockholders’ Equity.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Consolidated Financial Statements reflect such adjustments as necessary, in the opinion of management, to reflect the conversion of members’ equity to common stock of CBOT Holdings.

Pro forma adjustments reflect the issuance of common stock and the conversion of members’ equity into stockholders’ equity, which is comprised of common stock and additional paid-in capital. Immediately following completion of the restructuring transactions, 49,359,836 shares of Class A common stock, with a par value of $0.001 per share will be issued and outstanding. Accordingly, common stock will have a value of $49,000 with the remaining equity balance of approximately $296,164,000 being transferred to additional paid-in capital.

The CBOT has estimated $26,659,000 for total expenses to be incurred in connection with the restructuring transactions. Through December 31, 2002, the CBOT recognized $19,516,000 of these expenses. For the nine months ended September 30, 2004 and the year ended December 31, 2003, the CBOT recognized $3,006,000 and $2,990,000, respectively of these expenses in the Unaudited Pro Forma Condensed Consolidated Statements of Income. The balance of the estimated expenses to be incurred in connection with the restructuring transactions, which approximates $1,147,000, is expected to be expended in the remainder of 2004 and early 2005.

Net income per share for the nine months ended September 30, 2004 and the year ended December 31, 2003 is calculated as follows (in thousands, except per share amounts):

	September 30, 2004	December 31, 2003
	After Issuance of Common Stock	After Issuance of Common Stock
Net income	$44,706	$30,707

Weighted average shares outstanding	49,360	49,360

Net income per common share	$0.91	$0.62

APPENDIX C

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of                   , 2004, by and among (1) the Board of Trade of the City of Chicago, Inc., a Delaware nonstock corporation (“CBOT”), (2) CBOT Merger Sub, Inc., a Delaware nonstock corporation (“CBOT Merger Sub”) and wholly owned subsidiary of CBOT Holdings, Inc., a Delaware stock corporation (“CBOT Holdings”) and a wholly owned subsidiary of CBOT, and (3) CBOT Holdings. CBOT, CBOT Merger Sub and CBOT Holdings are referred to collectively herein as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the CBOT’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which includes the CBOT’s Rules and Regulations (collectively, the “CBOT Organization Documents”), in each case, as may be amended from time to time prior to the Effective Time (as defined below) in accordance with the terms of the CBOT Organization Documents and applicable law.

WHEREAS, CBOT is pursuing a strategic restructuring involving, among other things, (A) the demutualization of CBOT by creating CBOT Holdings as a stock, for-profit holding company and (B) the modernization of CBOT’s corporate governance structure, in each case as further described in the Registration Statement (as defined below) (collectively, the “Restructuring Transactions”);

WHEREAS, as part of, and in order to effectuate, the Restructuring Transactions, prior to the Merger (as defined below), the board of directors of CBOT shall declare a dividend to the members of CBOT, with such dividend consisting of shares of Class A common stock of CBOT Holdings, designated as Series A-1, A-2 and A-3 (the “Dividend”);

WHEREAS, as part of, and in order to effectuate, the Restructuring Transactions, CBOT Merger Sub will merge with and into CBOT pursuant to this Agreement, with CBOT surviving and becoming a subsidiary of CBOT Holdings (the “Merger”);

WHEREAS, immediately following the Effective Time (as defined below), the members of CBOT will receive payment of the Dividend consisting of shares of the Class A common stock of CBOT Holdings;

WHEREAS, the boards of directors of CBOT, CBOT Merger Sub and CBOT Holdings have each determined that this Agreement and the Merger are advisable and approved, adopted and authorized the Merger, this Agreement and their respective performance of their respective obligations hereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged and agreed, the Parties hereby agree as follows:

ARTICLE I

BASIC TRANSACTION

A.    The Merger.

(1)    General.    On the terms and subject to the conditions of this Agreement, CBOT Merger Sub shall merge with and into CBOT (as of the Effective Time), with CBOT as the surviving entity (sometimes referred to herein as the “Surviving Corporation”), and CBOT shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in order to effectuate the Merger. The Merger shall become effective at such time as CBOT files the

Certificate of Merger or as is otherwise specified in the Certificate of Merger (the “Effective Time”). The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name of and on behalf of CBOT Merger Sub, CBOT or the members of the CBOT immediately prior to the Effective Time that the Surviving Corporation, in its sole and conclusive discretion, deems necessary or advisable in order to effect the transactions contemplated by this Agreement.

(2)    Surviving Entity.    At the Effective Time, CBOT Merger Sub shall be merged with and into CBOT, whereupon the separate existence of the CBOT Merger Sub shall cease, and CBOT shall be the surviving entity of the Merger in accordance with Section 255 of the Delaware General Corporation Law.

(3)    Closing.    The closing of the Merger (the “Closing”) shall take place at the offices of Jenner & Block LLP, One IBM Plaza, Chicago, Illinois, 60611, or at such other place, date and time as CBOT may determine (the “Closing Time”), which time shall be on or after the time at which all conditions to consummate the transactions contemplated hereby are satisfied or waived by CBOT.

(4)    Certificate of Incorporation; Bylaws; Rules and Regulations; Name.    From and after the Effective Time, and until thereafter amended in accordance with applicable law, the Amended and Restated Certificate of Incorporation attached to this Agreement and set forth as Appendix G to the proxy statement and prospectus (the “Proxy Statement and Prospectus”) contained in the Registration Statement (as defined below) shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation (the “Surviving Charter”). From and after the Effective Time, and until thereafter amended in accordance with applicable law, the Bylaws attached to this Agreement and set forth as Appendix H to the Proxy Statement and Prospectus, which shall include the Rules and Regulations of the CBOT in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (the “Surviving Bylaws” and together with the Surviving Charter, the “Surviving Organization Documents”).

(5)    Name.    The name of the Surviving Corporation shall remain “Board of Trade of the City of Chicago, Inc.”

(6)    Directors and Officers.    At the Effective Time, the directors and officers of CBOT in office immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation and shall, in such capacity, retain their respective positions and terms of office and tenures held thereby immediately prior to the Effective Time.

B.    Conversion and Exchange of Memberships.    At the Effective Time, by virtue of the Merger and without any action on the part of CBOT, CBOT Holdings, CBOT Merger Sub or any other Person:

(1)    Each CBOT Full Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one (1) Series B-1 membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

(2)    Each CBOT Associate Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one (1) Series B-2 membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

(3)    Each CBOT one-half participation interest in an Associate Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one (1) Series B-3 membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

(4)    Each CBOT GIM Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one (1) Series B-3 membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

(5)    Each CBOT IDEM Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one (1) Series B-4 membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

(6)    Each CBOT COM Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one (1) Series B-5 membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

(7)    The sole membership in CBOT Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one (1) Class A membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

Accordingly, from and after the Effective Time, the holder(s) of record of (i) CBOT Full Memberships immediately prior to the Effective Time shall be deemed to be the holders of Series B-1 memberships in the Surviving Corporation for and into which such CBOT Full Memberships are exchanged and converted, (ii) CBOT Associate Memberships immediately prior to the Effective Time shall be deemed to be the holders of Series B-2 memberships in the Surviving Corporation for and into which such CBOT Associate Memberships are exchanged and converted, (iii) CBOT one-half participation interests in Associate Memberships immediately prior to the Effective Time shall be deemed to be holders of Series B-3 memberships in the Surviving Corporation for and into which such CBOT one-half participation interests in an Associate Membership are exchanged and converted, (iv) CBOT GIM Memberships immediately prior to the Effective Time shall be deemed to be holders of Series B-3 memberships in the Surviving Corporation for and into which such CBOT GIM Memberships are exchanged and converted, (v) CBOT IDEM Memberships immediately prior to the Effective Time shall be deemed to be the holders of Series B-4 memberships in the Surviving Corporation for and into which such CBOT IDEM Memberships are exchanged and converted, (vi) CBOT COM Memberships immediately prior to the Effective Time shall be deemed to be the holders of Series B-5 memberships in the Surviving Corporation for and into which such CBOT COM Memberships are exchanged and converted, and (vii) the sole membership in CBOT Merger Sub immediately prior to the Effective Time shall be deemed to be the holder of the Class A membership in the Surviving Corporation for and into which such membership in CBOT Merger Sub is exchanged and converted, in each case, pursuant to the provisions of this Article I, B.

C.    Closing of Transfer Records.    From and after the Effective Time, transfers of CBOT Full Memberships, Associate Memberships, one-half participation interests in Associate Memberships, GIM Memberships, IDEM Memberships and COM Memberships outstanding prior to the Effective Time shall not be made on the books and records of the Surviving Corporation or otherwise.

ARTICLE II

CONDITIONS TO CLOSE

The obligation of the Parties to consummate the transactions contemplated hereby is subject to (A) the approval and adoption by the CBOT membership in accordance with applicable law of this Agreement and the Merger contemplated hereby, pursuant to a combined proxy statement and prospectus, dated                            , 2004, contained in that certain Registration Statement on Form S-4, Registration No. 333-72184, filed by CBOT Holdings relating to the Restructuring Transactions (as amended, the “Registration Statement”), and (B) satisfaction (or waiver by CBOT) of all other conditions to CBOT’s obligation to complete the Restructuring Transactions as described in the Registration Statement.

ARTICLE III

TERMINATION

A.    Termination of Agreement.    To the fullest extent permitted by applicable law, CBOT may, in its sole and exclusive discretion, terminate this Agreement at any time prior to the Effective Time.

B.    Effect of Termination.    If CBOT terminates this Agreement pursuant to Article III, A. above, all rights and obligations of the Parties shall terminate without any liability of any Party or Person to any other Party or Person.

ARTICLE IV

MISCELLANEOUS

A.    No Third Party Beneficiaries.    This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

B.    Entire Agreement.    This Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

C.    Succession and Assignment.    This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

D.    Counterparts.    This Agreement may be executed in one or more counterparts (including by means of telecopied signatures), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

E.    Headings.    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

F.    Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

G.    Amendments and Waivers.    To the fullest extent permitted by applicable law, the Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.

H.    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

I.    Construction.    Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The term “including” shall mean “including without limitation” and all variants shall have similarly inclusive, but not limiting, meanings.

J.    Further Assurances.    From time to time, as and when requested by either Party hereto, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, which documents, instruments or actions are consistent with, and customary and necessary for, the consummation of the transactions contemplated by this Agreement.

* * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

By:

Name:

Title:

CBOT MERGER SUB, INC.

By:

Name:

Title:

CBOT HOLDINGS, INC.

By:

Name:

Title:

6

APPENDIX D-1

AGREEMENT

This Agreement is made and entered into this 7th day of August, 2001 (“Effective Date”) by and between the Board of Trade of the City of Chicago, Inc., a Delaware non-stock corporation (the “CBOT”), and the Chicago Board Options Exchange Incorporated, a Delaware non-stock corporation (the “CBOE”).

WHEREAS, paragraph (b) of Article Fifth of CBOE’s Certificate of Incorporation (“Article Fifth(b)”) provides, among other things, that every present and future member of the CBOT who applies for membership in the Corporation and who otherwise qualifies shall, so long as he remains a member of the CBOT, be entitled to be a member of the CBOE (this right of members of the CBOT to become members of the CBOE is referred to herein as the “Exercise Right”;

WHEREAS, the CBOT and the CBOE entered into an Agreement dated as of September 1, 1992 (the “1992 Agreement”) for the purpose of resolving a dispute as to the meaning of certain terms as used in Article Fifth(b) and the nature and scope of the Exercise Right;

WHEREAS, the CBOT intends to pursue a strategic restructuring as specifically contemplated by that certain Registration Statement on Form S-4 (Registration No. 333-54370);

WHEREAS, additional disputes have arisen between the CBOT and the CBOE regarding the Exercise Right in the context of the CBOT’s proposed strategic restructuring and the expanded operation of CBOT’s electronic trading system proposed to be implemented in connection therewith; and

WHEREAS, the parties, in their own capacity and on behalf of their respective members, wish to resolve these additional disputes to their mutual benefit;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein (but subject to Section 11 below), the parties, in their own capacity and on behalf of their respective members, pursuant to the authorization of their respective Boards of Directors, agree as follows:

1.    DEFINITIONS.

For purposes of this Agreement, the definitions set forth in this Section 1, including revised definitions of certain terms previously defined in the 1992 Agreement, shall apply. Capitalized terms used but not further defined in this Agreement shall have the respective meanings ascribed to such terms in the 1992 Agreement.

(a) “Registration Statement” means that certain Registration Statement on Form S-4 filed by the CBOT with the Securities and Exchange Commission under the Securities Act of 1933 (Registration No. 333-54370).

(b) “CBOT Restructuring Transactions” means the proposed strategic restructuring of the CBOT and the related expansion of its electronic trading operations described in the Registration Statement, as amended by Amendments No. 1 through 4, and as further amended subject to the provisions of Section 11(b).

(c) “Exercise Right Coupon” means the instrument to be issued to each of the 1,402 CBOT Full Members pursuant to and as part of the CBOT Restructuring Transactions, which shall evidence and represent the Exercise Right and which shall, subject to satisfaction of the other conditions to being an Eligible CBOT Full Member as defined below, entitle the holder thereof to become an Exerciser Member.

(d) “Eligible CBOT Full Member” has the meaning set forth in the definition of that term in the 1992 Agreement, provided that upon consummation of the CBOT Restructuring Transactions and in the absence

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of any other material changes to the structure or ownership of the CBOT or to the trading rights and privileges appurtenant to a CBOT Full Membership not contemplated in the CBOT Restructuring Transactions, an individual shall be deemed to be an Eligible CBOT Full Member if the individual: (i) is the owner of (A) 25,000 shares of Class A Common Stock of the CBOT (such number being subject to anti-dilution adjustment in the event the Class A Common Stock is subject to a stock split, reverse split, stock dividend or other stock distribution made to existing shareholders, or the issuance of shares to existing shareholders at less than fair market value), and (B) one (1) share of Class B Common Stock, Series B-1, of the CBOT, and (C) one (1) Exercise Right Coupon, (ii) has not delegated any of the rights or privileges appurtenant to such ownership, and (iii) meets the applicable membership and eligibility requirements of the CBOT and is deemed to be a “CBOT Full Member” under the CBOT’s Rules and Regulations then in effect. CBOT Class A Common Stock, CBOT Class B Common Stock and Exercise Right Coupons may be separately bought and sold, and may be unbundled and rebundled, for purposes of qualifying the owner thereof as an Eligible CBOT Full Member.

(e)“Eligible CBOT Full Member Delegate” has the meaning set forth in the definition of that term in the 1992 Agreement, provided that upon consummation of the CBOT Restructuring Transactions and in the absence of any other material changes to the structure or ownership of the CBOT or to the trading rights and privileges appurtenant to a CBOT Full Membership not contemplated in the CBOT Restructuring Transactions, an individual shall be deemed to be an eligible CBOT Full Member delegate if the individual (i) is in possession of (A) 25,000 shares of Class A Common Stock of the CBOT (such number being subject to anti-dilution adjustment in the event the Class A Common Stock is subject to a stock split, reverse split, stock dividend or other stock distribution made to existing shareholders, or the issuance of shares to existing shareholders at less than fair market value), and (B) one (1) share of Class B Common Stock, Series B-1, of the CBOT, and (C) one (1) Exercise Right Coupon, (ii) holds one or more of the items listed in (i) above through delegation rather than ownership, and (iii) meets the applicable membership and eligibility requirements of the CBOT and is deemed to be a “CBOT Full Member Delegate under the CBOT’s Rules and Regulations then in effect. For the purposes of this provision, the words “in possession of” shall be deemed to include possession by ownership, lease, or, in the case of shares, by pledge or assignment agreement relating to such shares whereunder the owner of such shares is precluded from selling or transferring them during the term of such pledge or assignment agreement.

2.    THE CBOT’S AGREEMENTS.

(a) The CBOT agrees, in its own capacity and on behalf of its members, that only an individual who is an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate is a member of the CBOT within the meaning of Article Fifth(b) eligible to be an Exerciser Member, subject to the terms and conditions of this Agreement, and to the extent not inconsistent with this Agreement, the 1992 Agreement.

(b) The CBOT agrees that as part of the CBOT Restructuring Transactions it shall issue exactly 1,402 shares of Class B Common Stock, Series B-1, and exactly 1,402 Exercise Right Coupons, and shall distribute one (1) such share of Class B Common Stock and one (1) such Exercise Right Coupon to each of the 1,402 CBOT Full Members, and will not issue any additional shares of Class B Common Stock, Series B-1, or any additional Exercise Right Coupons. The CBOT shall also issue and distribute 25,000 shares of its Class A Common Stock to each of the 1,402 CBOT Full Members. CBOE for its own account and CBOE members will be free to purchase and to hold, lease or sell the Class B shares and the Exercise Coupons without limitation, and may also purchase, hold, lease or sell the Class A shares subject to the same terms as other purchasers of Class A shares.

(c) The CBOT agrees and represents that it has created and will maintain various incentives to promote the continued value of CBOT membership, including meaningful member and delegate fee preferences (applicable to the floor and electronic trading platform) and pit closing provisions as described in the Registration Statement. In addition, CBOT agrees to maintain seat ownership requirements for CBOT clearing firms. A schedule of such current fee preferences and incentives has been provided to CBOE by the

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CBOT and the CBOE has taken notice of the member and delegate fee preferences reflected in such schedule. These fee preferences and incentives are expected to serve the purpose of preventing mass migration of CBOT exercisers to CBOE. Any questions that may subsequently arise as to the continued meaningfulness of such preferences and incentives for this purpose, as they may be amended from time to time, shall be submitted to binding arbitration in accordance with Section 7 of this Agreement. The arbitration panel will have the authority: 1) to determine whether the member and delegate fee preferences and other incentives maintained by the CBOT remain meaningful for the purposes set forth in this Section 2(c); 2) if that determination is unfavorable to CBOT, to specify a remedy for CBOT’s failure to maintain meaningful fee preferences and incentives, including what CBOT must do to restore meaningful fee preferences and incentives; and 3) to prescribe the consequences of any failure by the CBOT to take any action required under the remedy specified by the arbitrators, including any failure to restore meaningful fee preferences and incentives in the manner specified, within thirty (30) days of the panel’s decision.

(d) The CBOT agrees that if a CBOT Full Member delegates his or her membership rights to a CBOT Full Member Delegate who exercises to become an Exerciser Member, the CBOT Full Member/delegator relinquishes all member trading rights at both the CBOT and the CBOE, and may trade only as a customer at customer rates at the CBOT unless the member/delegator owns another CBOT membership which entitles that member to member trading rights and transaction rates.

(e) The CBOT agrees that CBOT Full Member Delegates who are Exerciser Members of the CBOE may trade on the CBOT’s electronic trading platform only at customer rates. The CBOT agrees that CBOT Full Members who are Exerciser Members of the CBOE may trade on the CBOT’s electronic trading platform as a CBOT member at member rates only if they are not physically present on the CBOE trading floor and are not logged on to the CBOE’s electronic trading platform. If a CBOT Full Member is present on the CBOE trading floor or is logged on to the CBOE’s electronic trading platform at the time an order is entered or altered on the CBOT’s electronic trading platform by or on behalf of such member, then such member will be charged CBOT customer rates for trades resulting from the execution of such orders.

(f) The CBOT agrees to amend its rules, effective no later than the consummation of the CBOT Restructuring Transactions, to the extent necessary to implement the provisions of this Agreement.

(g) Within five (5) dates following the Effective Date of this Agreement, the CBOT will file a notice of voluntary dismissal of its amended complaint for declaratory and injunctive relief and damages, Civil Action No. 00CH1500, filed on February 16, 2001, in the Circuit Court of Cook County, Illinois, Chancery Division.

3.    THE CBOE’S AGREEMENTS.

(a) The CBOE agrees, in its own behalf and on behalf of its members, that an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate is a member of the CBOT within the meaning of Article Fifth(b), and is eligible to be an Exerciser Member upon satisfaction of the terms and conditions of this Agreement and, to the extent not inconsistent with the terms and conditions of this Agreement, the 1992 Agreement.

(b) The CBOE agrees to submit to binding arbitration in accordance with Section 7 of this Agreement questions concerning the continued meaningfulness of member and delegate fee preferences or other incentives for the purpose of preventing mass migration of CBOT exercisers to CBOE as described in Section 2(c).

(c) Within five (5) days following the Effective Date of this Agreement, the CBOE will withdraw and terminate its proposed rulemaking request (File No. SR-CBOE-00-44), initially filed with the Commission on August 30, 2000 and further agrees that it shall take no action to amend, modify or otherwise limit, or terminate or cause to expire, whether by interpretation or otherwise, the Exercise Right as a result of the completion of the CBOT’s Restructuring Transactions, except as contemplated herein.

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4.    ELECTRONIC TRADING.  The CBOT and CBOE are each free to develop, provide, maintain and use electronic trading platforms and to determine their respective trading hours and access policies for all their respective products without such action adversely affecting the Exercise Right except as such action may be inconsistent with the provisions of this Agreement.

5.    INFORMATION SHARING.  The parties agree to provide full information regarding the status of all members including exercisers and delegate exercisers on a current and continuing basis.

6.    FURTHER ASSURANCES.  The CBOT and the CBOE shall take such further steps toward ensuring that their respective memberships understand the implications of this Agreement as they shall reasonably agree, including, without limitation, the development of either a joint or separate “question and answer” publications, in either case subject to the approval of both the CBOT and the CBOE, and other appropriate materials for distribution to the membership of the CBOT and the CBOE. In addition, the CBOE and the CBOT will actively pursue cost-sharing and other mutually beneficial initiatives.

7.    ARBITRATION.  Questions subject to arbitration in accordance with Sections 2(c) and 3(b) of this Agreement shall be submitted to arbitration in Chicago, Illinois under the auspices of the American Arbitration Association (“AAA”) and pursuant to the Commercial Arbitration Rules of the AAA in effect at the time arbitration is initiated. The arbitration panel shall consist of three arbitrators: one arbitrator selected by each of the parties within 15 days after receipt of the demand for arbitration, and a neutral arbitrator selected by the two party-appointed arbitrators. If the two party-appointed arbitrators cannot agree upon a person to serve as the neutral arbitrator within 30 days after the parties have notified each other of the identity of the party-appointed arbitrators, the neutral arbitrator shall be selected by the AAA.

8.    GOVERNING LAW.  Except to the extent that this Agreement is governed by any law of the United States or of a rule or regulation adopted by a regulatory agency pursuant to any such law, this Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law doctrine.

9.    ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each party hereto, provided that no rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other party. It is expressly understood and agreed by the parties that the conversion of the CBOT from a Delaware non-stock, not-for-profit corporation into a Delaware stock, for-profit corporation pursuant to the CBOT Restructuring Transactions shall have no effect whatsoever on the validity or enforceability of this Agreement or the 1992 Agreement.

10.    OTHER AGREEMENTS.  The 1992 Agreement shall remain in full force and effect, and the CBOT and the CBOE hereby reaffirm all of their respective rights and obligations thereunder except that if any provision of the 1992 Agreement conflicts with any provision of this Agreement the provisions of this Agreement shall control. The CBOT and the CBOE agree that this Agreement and, to the extent consistent with this Agreement, the 1992 Agreement, reflect the complete and exclusive understanding and agreement of the parties concerning the Exercise Right, and supersede all prior proposals and communications (oral or written) by or between the parties on the same subject. The CBOT and the CBOE agree to be bound by this Agreement and not to take any action inconsistent with this Agreement.

11.    APPROVALS.

(a) The CBOT and CBOE mutually agree that it is appropriate, and within the meaning and spirit of Article Fifth(b), for the CBOE to interpret Article Fifth(b) in accordance with the provisions of this Agreement. The CBOT and the CBOE acknowledge that, as an interpretation of Article Fifth(b), this agreement must be filed with and approved by the Securities and Exchange Commission (“SEC”) in order to become effective. The CBOE will submit any rule changes required to implement this Agreement to the

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SEC for its review and approval. The CBOE also intends to submit this Agreement to the approval of the CBOE membership. The CBOE will use its best efforts to obtain approval from its membership and the SEC in the most expeditious manner possible. The CBOT intends to submit any rule changes required to implement this Agreement to the Commodity Futures Trading Commission (“CFTC”) for its review and approval. The CBOT will use its best efforts to obtain approval from the CFTC in the most expeditious manner possible. If the SEC, the CFTC, or both, refuse any of the above approvals unless certain changes are made, the parties agree to consider in good faith the adoption of the necessary changes as expeditiously as possible. If the SEC, the CFTC or the CBOE membership thereafter refuse their approval, despite the parties’ good faith efforts, this Agreement shall be null and void, as if never executed, and neither party shall be deemed to be in any way bound by any term or provision, including any agreement or acknowledgement, of this Agreement.

(b) This Agreement shall be attached as an exhibit to the CBOT’s Registration Statement and the material provisions of this Agreement shall be summarized in that Registration Statement. This Agreement shall be null and void, as if never executed, and neither party shall be deemed to be in any way bound by any term or provision, including any agreement or acknowledgement, of this Agreement if 1) the SEC does not declare the Registration Statement effective; 2) if the CBOE does not consent to amendments to the Registration Statement subsequent to Amendments No. 1 through 4 which consent shall not be unreasonably withheld; 3) the CBOT membership does not vote to approve the restructuring transactions described in the Registration Statement; 4) the CBOT does not receive a favorable ruling from the Internal Revenue Service (“IRS”), in form and substance satisfactory to the CBOT’s Board of Directors, relating to the restructuring transactions described in the Registration Statement; 5) the CBOT does not receive any required approvals by the CFTC relating to the restructuring transactions described in the Registration Statement; or 6) a court order or other government regulation prohibits or restricts the restructuring transactions described in the Registration Statement. The CBOT will use its best efforts to obtain approval from the SEC, the IRS and the CFTC in the most expeditious manner possible. If the SEC, the IRS or the CFTC refuse their approval unless certain changes are made, the CBOT agrees to consult with the CBOE and to consider in good faith the adoption of the necessary changes as expeditiously as possible.

CHICAGOBOARD OPTIONS EXCHANGE, INCORPORATED /s/ WILLIAM J. BRODSKY By: Chairman and CEO Title: /s/ MARK F. DUFFY By: Vice Chairman Title:	BOARDOF TRADE OF THE CITY OF CHICAGO, INC. /s/ NICKOLAS J. NEUBAUER By: Chairman Title: /s/ DAVID J. VITALE By: President and CEO Title:

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APPENDIX D-2

LETTER AGREEMENT

CBOT HOLDINGS, INC.

141 West Jackson Boulevard

Chicago, Illinois 60604

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

141 West Jackson Boulevard

Chicago, Illinois 60604

October 7, 2004

Chicago Board Options Exchange, Incorporated

400 South LaSalle Street

Chicago, Illinois 60605

Ladies and Gentlemen:

We refer to that certain Agreement, dated August 7, 2001 (the “August 7, 2001 Agreement”), by and between the Chicago Board Options Exchange, Incorporated, a Delaware nonstock corporation (the “CBOE”) and the Board of Trade of the City of Chicago, Inc., a Delaware nonstock, not-for-profit corporation (the “CBOT”), as amended by (1) a letter agreement, dated October 24, 2001 (the “October 24, 2001 Letter Agreement”), by and among the CBOE, the CBOT and CBOT Holdings, Inc, a Delaware stock, for-profit corporation (“CBOT Holdings”) and (2) a letter agreement, dated September 13, 2002 (the “September 13, 2002 Letter Agreement”), by and among the CBOE, the CBOT and CBOT Holdings, which collectively embody certain agreed upon interpretations of Article Fifth(b) of the CBOE’s Certificate of Incorporation intended to resolve disputes that had arisen concerning the Exercise Right. In addition, reference is made to that certain Agreement, dated December 17, 2003, by and between the CBOE and the CBOT (the “December 17, 2003 Agreement”), which embodies certain agreed upon interpretations of Article Fifth(b) of the CBOE’s Certificate of Incorporation intended to facilitate the issuance by the CBOT to each CBOT Full Member who requests such issuance an Exercise Right Privilege.

Capitalized terms used but not otherwise defined in this letter agreement shall have the meanings set forth in the August 7, 2001 Agreement, the December 17, 2003 Agreement and the 1992 Agreement, as applicable.

This letter agreement amends and restates in their entirety the October 24, 2001 Letter Agreement and the September 13, 2002 Letter Agreement and, upon execution and effectiveness of this letter agreement, the October 24, 2001 Letter Agreement and the September 13, 2002 Letter Agreement shall be of no further force and effect (except to the extent that the October 24, 2001 Letter Agreement rendered null and void and of no further force and effect the letter agreement executed by the parties hereto on October 19, 2001). Upon execution and effectiveness of this letter agreement, the October 24, 2001 Letter Agreement and the September 2001 Letter Agreement shall not modify or amend the August 7, 2001 Agreement in any manner whatsoever.

The purpose of this letter agreement is to specify the terms and conditions under which the August 7, 2001 Agreement will apply in the circumstances of the proposed restructuring of the CBOT as subsequently revised to, among other things, provide for a new allocation of CBOT equity among the five classes of its members, implement certain transfer restrictions, modify certain aspects of the CBOT’s corporate governance structure and implement certain provisions designed to permit CBOT Holdings to more easily facilitate conditions for the creation of public markets for its equity securities and engage in capital-raising transactions and other securities issuances following a subsequent approval by the stockholders of CBOT Holdings, in each case, as described in Amendment No. 8 to the Registration Statement on Form S-4 to be filed by CBOT Holdings on September 30, 2004 (referred to herein as the “Holdings Registration Statement”). In addition, the purpose of this letter

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agreement is to specify the terms and conditions under which the August 7, 2001 Agreement will apply in the circumstances of the proposed restructuring of the CBOT after giving effect to the possible issuance of Exercise Right Privileges in accordance with the terms of the December 17, 2003 Agreement and revisions to the proposed restructuring of the CBOT designed to replace the concept of a Class C membership of the CBOT Subsidiary with the concept of the Exercise Right Privilege. For purposes of this letter agreement, the term “CBOT Subsidiary” shall mean the CBOT, as reorganized into a for-profit, nonstock Delaware corporation in connection with the completion of the proposed restructuring of the CBOT and described in the Holdings Registration Statement.

It is our understanding, with which we ask you to evidence your agreement by signing a copy of this letter agreement in the space provided below, that subject to the conditions specified in this letter agreement, and in the absence of any other material changes to the structure or ownership of the CBOT Subsidiary or to the trading rights and privileges appurtenant to a CBOT Full Membership not contemplated in the CBOT Restructuring Transactions (as defined herein), the proposed restructuring of the CBOT as described in the Holdings Registration Statement will constitute “CBOT Restructuring Transactions” for the purposes of the August 7, 2001 Agreement such that upon the consummation of the proposed restructuring of the CBOT restructuring as so described, Eligible CBOT Full Members and Eligible CBOT Full Member Delegates will continue to be entitled to become Exerciser Members of the CBOE in accordance with Article Fifth(b), the 1992 Agreement, the August 7, 2001 Agreement and this letter agreement; provided that all references in the August 7, 2001 Agreement to 25,000 shares of Class A Common Stock of the CBOT, shares of Class B Common Stock, Series B-1, of the CBOT and the Exercise Right Coupon shall be deemed to refer to 27,338 shares of Class A common stock of CBOT Holdings (whether restricted or unrestricted and without regard to any series thereof), the Series B-1 memberships of the CBOT Subsidiary and the Exercise Right Privilege, respectively, including under circumstances where CBOT Holdings issues additional securities to any third party. In addition, all references in Sections 2 and 11 of the August 7, 2001 Agreement to the Registration Statement shall be deemed to refer to the Holdings Registration Statement.

In addition, it is our understanding that the December 17, 2003 Agreement will continue to be in full force and effect following completion of the proposed restructuring of the CBOT as described in the Holdings Registration Statement, except that, following completion of such restructuring, (1) the definitions of “Eligible CBOT Full Member” and “Eligible CBOT Full Member Delegate,” in each case, as defined by the August 7, 2001 Agreement, as amended by this letter agreement, will supercede the definitions of such terms set forth in the December 17, 2003 Agreement and (2) all references in the December 17, 2003 Agreement to the CBOT, CBOT Full Members or CBOT Full Memberships shall be deemed to be references to either the CBOT, CBOT Full Members or CBOT Full Memberships prior to completion of the proposed restructuring of the CBOT, respectively, or the CBOT Subsidiary, the holders of Series B-1 memberships in the CBOT Subsidiary or Series B-1 memberships in the CBOT Subsidiary following completion of the proposed restructuring of the CBOT, respectively, as the context may require. Without limiting the foregoing, the parties agree that the CBOT Subsidiary shall not issue an Exercise Right Privilege to the holder of a Series B-1 membership in the CBOT Subsidiary to the extent such Series B-1 member holds a Series B-1 membership in the CBOT Subsidiary received in connection with the proposed restructuring of the CBOT in exchange for a CBOT Full Membership with respect to which the CBOT has previously issued an Exercise Right Privilege.

Consistent with the foregoing, it is also our understanding that the last sentence in the definition of “Eligible CBOT Full Member” set forth in Section 1(d) of the August 7, 2001 Agreement, which states that CBOT Class A Common Stock, CBOT Class B Common Stock and Exercise Right Coupons (as amended herein to refer to the Class A common stock of CBOT Holdings, the Series B-1 memberships of the CBOT Subsidiary and the Exercise Right Privileges, respectively) may be separately bought and sold, is now to be read as being subject to the restrictions on transferability of the Class A common stock of CBOT Holdings and the Series B-1 memberships of the CBOT Subsidiary as provided by the terms of such instruments and as described in the Holdings Registration Statement.

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We wish to clarify the intent of the parties as reflected in Sections 2(a) and 3(a) of the August 7, 2001 Agreement, which provide that in determining who is an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate eligible to be an Exerciser Member, the terms of the 1992 Agreement will continue to apply to the extent they are not inconsistent with the August 7, 2001 Agreement. It is our understanding that the parties intended this to mean that in order to be an “Eligible CBOT Full Member” or an “Eligible CBOT Full Member Delegate” as defined in Section 1(d) or 1(e) of the August 7, 2001 Agreement, in addition to satisfying the requirements of one or the other of those Sections, a person must also be in possession of “all trading rights and privileges appurtenant to such CBOT Full Membership” as that term is defined in Section 1(c) of the 1992 Agreement.

This letter agreement will also confirm the understanding of the parties in respect of the meaning of the second sentence of paragraph (a) of Section 11 of the August 7, 2001 Agreement, which states in part that, “… this Agreement must be filed with and approved by the Securities and Exchange Commission (‘SEC’) in order to become effective.” The parties agree that the conditions of that sentence will be deemed to have been satisfied upon the approval by the Securities and Exchange Commission (“SEC”) of CBOE’s interpretation of paragraph (b) of Article Fifth of the CBOE Certificate of Incorporation as embodied in the August 7, 2001 Agreement as amended, which will be filed by CBOE as a proposed rule change pursuant to Rule 19b-4 under the Securities Exchange Act of 1934, as amended.

The agreed-upon conditions to the application of the August 7, 2001 Agreement to the proposed restructuring of the CBOT as described in the Holdings Registration Statement are the following:

(1) CBOT Holdings shall cause the CBOT Subsidiary to comply fully with each of the terms of the August 7, 2001 Agreement as modified by this letter agreement.

(2) CBOT Holdings will take no action, directly or indirectly, that, if taken by the CBOT Subsidiary itself, would amount to a violation of the terms of the August 7, 2001 Agreement as modified by this letter agreement, including but not limited to action that would cause the various incentives to promote the continued value of CBOT membership, including member and delegate fee preferences and pit closing provisions and seat ownership requirements for CBOT clearing firms as described in paragraph 2(c) of the August 7, 2001 Agreement, to no longer be meaningful for the purpose stated in said paragraph 2(c).

(3) In the event that questions arise as to whether CBOT Holdings has taken or proposes to take action that would have the effect of causing the various incentives to promote the continued value of CBOT membership, including member and delegate fee preferences and pit closing provisions and seat ownership requirements for CBOT clearing firms, to no longer be meaningful in violation of its obligation in paragraph (2) above, such questions shall be submitted to binding arbitration in accordance with Sections 2(c) and 7 of the August 7, 2001 Agreement, and the arbitrators will have the same authority as provided in the August 7, 2001 Agreement to decide such questions, to specify a remedy for CBOT Holding’s failure to honor its obligation not to take any such action, and to prescribe the consequences of any failure by CBOT Holdings to take any action required under any such remedy specified by the arbitrators within thirty (30) days of the arbitrators’ decision.

(4) The CBOT agrees that a CBOT Full Member or CBOT Full Member Delegate (following completion of the proposed restructuring of the CBOT, referred to as a holder or delegate of a Series B-1 membership in the CBOT Subsidiary, respectively) who is an Exerciser Member of the CBOE may not trade on the CBOT’s trading floor in the capacity of a CBOT Full Member at any time when such CBOT Full Member is logged on to the CBOE’s electronic trading platform unless such CBOT Full Member possesses another membership or membership interest that has not either been delegated or, in the case of another CBOT Full Membership, used as a basis to exercise and become a member of the CBOE, and that entitles such member to trade in a particular

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product. The CBOT agrees to amend its rules to the extent necessary to satisfy this condition as soon as reasonably practicable following the date of this letter agreement but, in any event, not later than December 1, 2004, and thereafter to maintain the effectiveness of such amended rules.

(5) CBOT Holdings agrees to furnish to the CBOE and to update on a current basis information showing for each CBOT Full Member and for each CBOT Full Member Delegate the number of shares of Class A common stock of CBOT Holdings owned by that person or by the person who has delegated such shares to that person in the case of a CBOT Full Member Delegate. For purposes of this paragraph (5), information pertaining to an event requiring an update hereunder shall be deemed to have been furnished “on a current basis” if it is furnished no later than the opening of business on the business day immediately following the day when such event occurred. CBOT Holdings further agrees to use commercially reasonable efforts to ensure that it has current access to the number of shares of Class A common stock of CBOT Holdings owned (whether beneficially or of record) by each CBOT Full Member or by the person who has delegated such shares to that person in the case of a CBOT Full Member Delegate.

(6) CBOT Holdings agrees not to issue shares of Class A common stock of CBOT Holdings to a CBOT Full Member unless an independent, nationally recognized investment banking or valuation firm shall have rendered its opinion to the board of directors of CBOT Holdings to the effect that the consideration to be received by CBOT Holdings in connection with such issuance is fair, from a financial point of view, to CBOT Holdings; provided, however, that no such opinion shall be required as a condition of issuance if the consideration per share to be received by CBOT Holdings in connection with such issuance shall be not less than, as applicable, either (i) the consideration per share received by CBOT Holdings in connection with any substantially concurrent or related issuance of Class A common stock of CBOT Holdings to any person other than a CBOT Full Member for a bona fide business purpose or (ii) the average of the closing prices of the Class A common stock of CBOT Holdings (as reported in the Consolidated Quotation System) over the period of five consecutive trading days ending on the third trading prior to the date of such issuance to a CBOT Full Member. Without limiting the foregoing, nothing herein shall limit the ability of CBOT Holdings to issue Class A common stock of CBOT Holdings in connection with the exercise of options granted pursuant to a broad-based equity incentive plan covering directors, officers and independent contractors or in connection with the exercise or conversion of stock purchase rights issued to all holders of Class A common stock of CBOT Holdings pursuant to a stockholders’ rights plan.

The CBOE hereby consents to the filing with the SEC of Amendment No. 8 to the Holdings Registration Statement, as filed on September 30, 2004. The CBOE hereby agrees that, if, after receiving the advice of outside legal counsel, it reasonably determines that the CBOE’s interpretation of paragraph (b) of Article Fifth of the CBOE Certificate of Incorporation as embodied in the August 7, 2001 Agreement, as amended, is required to be re-filed with and approved by the SEC in order for such interpretation to become effective, it will make all such required filings with the SEC promptly after the date hereof.

D-2-4

It is understood that Sections 6, 7, 8, 9, 10 and 11 of the August 7, 2001 Agreement as modified by this letter agreement shall be incorporated by reference herein, and that the provisions of those Sections shall be binding upon CBOT Holdings to the same extent as upon CBOT, except where the context otherwise requires.

Very truly yours,

CBOTHOLDINGS, INC. /s/ Bernard W. Dan Name: Its:
BOARDOF TRADE OF THE CITY OF CHICAGO, INC. /s/ Bernard W. Dan Name: Its:
Accepted and Agreed to this 7th day of October, 2004 CHICAGOBOARD OPTIONS EXCHANGE, INCORPORATED /s/ William J. Brodsky Name: Its:

D-2-5

APPENDIX E

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CBOT HOLDINGS, INC.

(Originally incorporated in the State of Delaware on August 15, 2001)

ARTICLE I

NAME

The name of the corporation is CBOT Holdings, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 9 Loockerman Street, in the City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III

CORPORATE PURPOSES

The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (as amended from time to time, the “DGCL”).

ARTICLE IV

CAPITAL STOCK

A.    Authorized and Available Shares.

1.    Authorized Shares. The total number of shares of capital stock which the Corporation shall have the authority to issue is two hundred and twenty million and one (220,000,001) shares, of which:

a.    two hundred million (200,000,000) shares shall be shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), which includes sixteen million four hundred fifty seven thousand one hundred thirty eight (16,457,138) shares that are designated Series A-1, Class A Common Stock, par value $0.001 per share (“Series A-1 Common Stock”), sixteen million four hundred fifty one thousand three hundred forty nine (16,451,349) shares that are designated Series A-2, Class A Common Stock, par value $0.001 per share (“Series A-2 Common Stock”) and sixteen million four hundred fifty one thousand three hundred forty nine (16,451,349) shares that are designated Series A-3, Class A Common Stock, par value $0.001 per share (“Series A-3 Common Stock”);

b.    one (1) share shall be a share of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”); and

c.    twenty million (20,000,000) shares shall be shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

The Series A-1 Common Stock, the Series A-2 Common Stock and the Series A-3 Common Stock shall be collectively referred to as “Restricted Class A Common Stock” and all other shares of Class A Common

Stock shall be referred to as “Unrestricted Class A Common Stock.” The Class A Common Stock, including the Series A-1 Common Stock, the Series A-2 Common Stock and the Series A-3 Common Stock, and the Class B Common Stock shall be collectively referred to as the “Common Stock” and the Common Stock and Preferred Stock shall be collectively referred to as the “Capital Stock.”

2.    Available Shares.

(a)    Immediately following the Effective Date (as that term is defined in Section A of Article VI below), there will be issued and outstanding forty-nine million three hundred fifty-nine thousand eight hundred thirty-six (49,359,836) shares of Restricted Class A Common Stock. At such time, there will be one hundred fifty million six hundred forty thousand one hundred sixty-four (150,640,164) shares of authorized but unissued Unrestricted Class A Common Stock, one (1) share of authorized but unissued Class B Common Stock and twenty million (20,000,000) shares of authorized but unissued Preferred Stock (collectively “Available Capital Stock”). Any issuance of shares of Available Capital Stock shall require the approval of both the Board of Directors (as that term is defined in Section A of Article V below) and the holders of a majority of the Class A Common Stock then outstanding, voting as a separate class (the “Stockholder Approval Requirement”); provided that the Stockholder Approval Requirement shall lapse and no longer be applicable following such time as the holders of a majority of the outstanding Class A Common Stock, voting together as a single class, approve a proposal to provide the Board of Directors the power to authorize the Corporation to issue all or any portion of the Available Capital Stock in one or more transactions of any nature when and if determined by the Board of Directors in its sole discretion (the “Second Approval”). In addition, after the Second Approval the Board of Directors shall be authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereon.

(b)    All shares of Restricted Class A Common Stock that automatically convert into Unrestricted Class A Common Stock pursuant to Sections (C) and (D) of Article IV shall be retired and shall not be reissued as shares of any series of Restricted Class A Common Stock, but shall instead resume the status of and become authorized and unissued shares of Unrestricted Class A Common Stock.

B.    Common Stock Voting Rights.

1.    General. Except as provided in Section B(3) of Article IV, each outstanding share of Class A Common Stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the Corporation for their vote.

2.    Special Voting Rights of the Class A Common Stock.

a.    In addition to any greater vote that is required by law, the affirmative vote of a majority of the votes cast by the holders of Class A Common Stock at any annual or special meeting of the stockholders shall be required to effect, in one transaction or in a series of related transactions, (i) any purchase by, investment in, or other acquisition or formation by the Corporation of any business or assets that are, or are intended to be, competitive, as determined by the Board of Directors in its sole and absolute discretion, with the business conducted or proposed to be conducted at such time by the Board of Trade of the City of Chicago, Inc., a for-profit nonstock corporation, which is a subsidiary of the Corporation (including any successor thereto, the “CBOT Subsidiary”), or (ii) any sale (or other transfer) to a third party of assets of the Corporation that constitute a significant amount of the total assets of the Corporation. For purposes of clause (ii) of the foregoing provision, a significant amount of the total assets of the Corporation shall mean 10% of the fair market value of the assets, both tangible and intangible, of the Corporation as of the time of approval by the Board of Directors of the proposed sale (or other transfer), as determined by the Board of Directors in its sole and absolute discretion.

b.    In addition to any greater vote that is required by law, in accordance with the terms of the certificate of incorporation of the CBOT Subsidiary, the affirmative vote of a majority of the votes cast by the holders of Class A Common Stock at any annual or special meeting of the stockholders of the Corporation shall be required to permit the Corporation to approve any of the following actions in its capacity as the holder of the Class A membership in the CBOT Subsidiary, in one transaction or in a series of related transactions: (a) any merger or consolidation of the CBOT Subsidiary with or into another entity, (b) any purchase by, investment in, or other acquisition or formation by the CBOT Subsidiary of any business or assets which are, or are intended to be, competitive, as determined by the Board of Directors of the CBOT Subsidiary in its sole and absolute discretion, with the business conducted or proposed to be conducted at such time by the CBOT Subsidiary, (c) any sale (or other transfer) to a third party of assets of the CBOT Subsidiary that constitute a significant amount of the total assets of the CBOT Subsidiary (as defined in the certificate of incorporation of the CBOT Subsidiary), or (d) any dissolution or liquidation of the CBOT Subsidiary.

3.    Special Voting Rights of the Class B Common Stock. The holder of the share of the Class B Common Stock shall have the exclusive right to vote in connection with the election of Subsidiary Directors (as such term is defined in Section B(3) of Article VI below) to the Board of Directors at any annual or special meeting of the stockholders of the Corporation occurring after a Qualified Initial Public Offering. The holder of the share of the Class B Common Stock shall have no other voting rights except as required by law. For purposes of this Certificate of Incorporation, the term “Qualified Initial Public Offering” shall mean an initial public offering of Class A Common Stock, which has occurred following the Second Approval, that has been underwritten by one or more nationally recognized underwriting firms, following which shares of Class A Common Stock are listed on a national securities exchange.

C.    Restriction on Transfer.

The shares of Restricted Class A Common Stock shall be subject to the following transfer restrictions, and no Restricted Class A Common Stock shall be sold, transferred or otherwise disposed of, except as follows:

1.    Transfers Prior to the Second Approval. Prior to the Second Approval, no share of Restricted Class A Common Stock may be sold, transferred or otherwise disposed of except (a) by operation of law, (b) as a Bona Fide Pledge (as such term is defined in Section C(4) of Article IV below) or (c) in a Membership Transfer (as such term is defined in Section C(4) of Article IV below).

2.    Transfers Between the Second Approval and a Qualified Initial Public Offering. Except as provided in the second sentence of this Section C(2) of Article IV, following the Second Approval and prior to a Qualified Initial Public Offering, subject to the authority of the Board of Directors to reduce the duration of or to remove the transfer restrictions associated with the Restricted Class A Common Stock and convert such Restricted Class A Common Stock into Unrestricted Class A Common Stock, no share of Restricted Class A Common Stock may be sold, transferred or otherwise disposed of except (a) by operation of law or (b) in a Permitted Transfer as such term is defined in Section C(4) of Article IV below. Notwithstanding the foregoing:

a.    on the date (the “Final A-1 Conversion Date”) that is one hundred eighty (180) days after the date that is three (3) years following the Second Approval, all transfer restrictions applicable to the Series A-1 Common Stock and set forth in this Section C(2) of Article IV shall expire and all issued and outstanding Series A-1 Common Stock shall automatically convert (without any action by the holder) into Unrestricted Class A Common Stock on the Final Conversion Date;

b.    on the date (the “Final A-2 Conversion Date”) that is three hundred sixty (360) days following the Final A-1 Conversion Date, all transfer restrictions applicable to the Series A-2 Common Stock and set forth in this Section C(2) of Article IV shall expire and all issued and outstanding Series A-1 Common Stock shall automatically convert (without any action by the holder) into Unrestricted Class A Common Stock; and

c.    on the date (the “Final A-3 Conversion Date”) that is five hundred forty (540) days following the Final A-1 Conversion Date, all transfer restrictions applicable to the Series A-3 Common Stock and set forth in this Section C(2) of Article IV shall expire and all issued and outstanding Series A-3 Common Stock shall automatically convert (without any action by the holder) into Unrestricted Class A Common Stock.

3.    Transfers Following a Qualified Initial Public Offering. Except as provided in the second sentence of this Section C(3) of Article IV, following a Qualified Initial Public Offering, subject to the authority of the Board of Directors to reduce the duration of or to remove the transfer restrictions associated with the Restricted Class A Common Stock and convert such Restricted Class A Common Stock into Unrestricted Class A Common Stock, no share of Restricted Class A Common Stock may be sold, transferred or otherwise disposed of except (a) by operation of law or (b) in a Permitted Transfer. Notwithstanding the foregoing, in each case subject to the Corporation’s right to conduct an Organized Sale (as such term is defined in Section D(1) of Article IV below) and the continuation of transfer restrictions pursuant to Section D of Article IV:

a.    On the date (the “A-1 Conversion Date”) that is one hundred eighty (180) days following the date of a Qualified Initial Public Offering, all transfer restrictions applicable to the Series A-1 Common Stock and set forth in this Section C(3) of Article IV shall expire and all issued and outstanding Series A-1 Common Stock shall automatically convert (without any action by the holder) into Unrestricted Class A Common Stock on the A-1 Conversion Date;

b.    On the date (the “A-2 Conversion Date”) that is three hundred sixty (360) days following the date of a Qualified Initial Public Offering, all transfer restrictions applicable to the Series A-2 Common Stock and set forth in this Section C(3) of Article IV shall expire and all issued and outstanding Series A-2 Common Stock shall automatically convert (without any action by the holder) into Unrestricted Class A Common Stock on the A-2 Conversion Date; and

c.    On the date (the “A-3 Conversion Date”) that is five hundred forty (540) days following the date of a Qualified Initial Public Offering, all transfer restrictions applicable to the Series A-3 Common Stock and set forth in this Section C(3) of Article IV shall expire and all issued and outstanding Series A-3 Common Stock shall automatically convert (without any action by the holder) into Unrestricted Class A Common Stock on the A-3 Conversion Date.

4.    Certain Additional Defined Terms Used in this Section C of Article IV.

a.    The term “Permitted Transfer” shall mean a Conversion Transfer or a Non-Conversion Transfer.

b.    The term “Conversion Transfer” shall mean any of the following:

i.       transfers to the Corporation;

ii.      transfers in a Qualified Initial Public Offering or in an Organized Sale;

iii.    transfers to satisfy claims by the CBOT Subsidiary or Class B Members of the CBOT Subsidiary as permitted or required under the certificate of incorporation, bylaws, rules and regulations of the CBOT Subsidiary; and

iv.     transfers approved as a Conversion Transfer by the Board of Directors.

c.    The term “Final Conversion Date” means each or all of the Final A-1 Conversion Date, the Final A-2 Conversion Date and the Final A-3 Conversion Date, as the context may require.

d.    The term “Non-Conversion Transfer” shall mean any of the following:

i.       a Membership Transfer;

ii.      transfers to (A) the transferor’s spouse or child; provided that the transferor received the applicable Restricted Class A Common Stock immediately following, and as a result of, completion of the transactions that restructured and demutualized the Board of Trade of the City of Chicago, Inc., a not-for-profit, nonstock Delaware corporation (the “Restructuring Transactions”), (B) a trust established for the benefit of the transferor or the transferor’s spouse or child, provided that the transferor received the applicable Restricted Class A Common Stock immediately following, and as a result of, completion of the Restructuring Transactions, (C) the beneficial owner of an individual retirement account, provided that the transferor is such individual retirement account, (D) the estate of a deceased holder of Restricted Class A Common Stock, provided that either (1) the deceased holder was a holder immediately following, and as a result of, completion of the Restructuring Transactions or (2) the deceased holder of Restricted Class A Common Stock was a member of the CBOT Subsidiary on the date of death, and such transfer was pursuant to the deceased holder’s will or the applicable laws of descent and distribution, or (E) the beneficiary of an estate referred to in clause (D) above, provided that the transferor is such estate and such beneficiary is the spouse or child of the deceased holder or a trust for the sole benefit of such spouse or child;

iii.    a Bona Fide Pledge

iv.     pledges as collateral to or assignment for the benefit of the CBOT Subsidiary and clearing members of the CBOT Subsidiary as permitted or required under the certificate of incorporation, bylaws, rules and regulations of the CBOT Subsidiary; and

v.      transfers approved as Non-Conversion Transfers by the Board.

e.    The term “Bona Fide Pledge” means a bona fide pledge to a commercial bank, a savings and loan institution or any other lending or financial institution or any Class B Member or clearing member of the CBOT Subsidiary as security for obligations of the holder incurred to acquire a membership in the CBOT Subsidiary.

f.    The term “Membership Transfer” means a sale, transfer or disposition of Restricted Class A Common Stock consummated in connection with and conditioned upon the sale, transfer or disposition of a Class B Membership in the CBOT Subsidiary, that results in the number of shares of each series of Restricted Class A Common Stock associated with the series of such Class B Membership, as set forth hereinafter in this Section C(4)(f) of Article IV, being simultaneously sold, transferred or disposed of to the same transferee of such Class B Membership in the CBOT Subsidiary. Except as provided in the last sentence of this Section C(4)(f) of Article IV, the number of shares of Restricted Class A Common Stock that may be sold, transferred or otherwise disposed of in accordance with the preceding sentence is as follows: at least nine thousand one hundred fourteen (9,114) shares of Series A-1 Common Stock, nine thousand one hundred twelve (9,112) shares of Series A-2 Common Stock and nine thousand one hundred twelve (9,112) shares of Series A-3 Common Stock with one (1) Series B-1 Membership in the CBOT Subsidiary; at least three thousand three hundred thirty-four (3,334) shares of Series A-1 Common Stock, three thousand three hundred thirty-three (3,333) shares of Series A-2 Common Stock and three thousand three hundred thirty-three (3,333) shares of Series A-3 Common Stock with one (1) Series B-2 Membership in the CBOT Subsidiary; at least sixteen hundred sixty-eight (1,668) shares of Series A-1 Common Stock, and sixteen hundred sixty-six (1,666) shares of Series A-2 Common Stock and sixteen hundred sixty-six (1,666) shares of Series A-3 Common Stock with one (1) Series B-3 Membership in the CBOT Subsidiary; at least three hundred sixty-eight (368) shares of Series A-1 Common Stock, three hundred sixty-six (366) shares of Series A-2 Common Stock and three hundred sixty-six (366) shares of Series A-3 Common Stock one (1) Series B-4 Membership in the CBOT Subsidiary; and at least eight hundred thirty-four (834) shares of Series A-1 Common Stock, eight hundred thirty-three (833) shares of Series A-2 Common Stock and eight hundred thirty-three (833) shares of Series A-3 Common Stock with one (1) Series B-5 Membership in the CBOT Subsidiary. Notwithstanding the foregoing, for purposes of satisfying the requirements of this Section C(4)(f) of Article IV, a holder of Restricted Class A Common Stock shall not be obligated to sell, transfer or dispose of any Class A Common Stock for which the applicable transfer restrictions have expired in connection with a Scheduled Conversion Date or Final Conversion Date or which have otherwise been reduced or removed by the Board of Directors and have converted into Unrestricted Class A Common Stock in order for such sale, transfer or disposal to constitute a Membership Transfer.

g.    The term “Scheduled Conversion Date” means each or all of the A-1 Conversion Date, the A-2 Conversion Date and the A-3 Conversion Date, as the context may require.

In addition, no share of Class B Common Stock may be sold, transferred, or otherwise disposed of except if such sale, transfer or disposition has been previously approved by the holders of a majority of the outstanding voting power of the CBOT subsidiary.

D.    Organized Sales.

1.    After completion of a Qualified Initial Public Offering, the Corporation will have the right to organize secondary sales of Class A Common Stock received immediately following, and as a result of, completion of the Restructuring Transactions, which may include an underwritten offering, a sale of Class A Common Stock to one or more purchasers in a limited offering or sales process, a repurchase by the Corporation of Class A Common Stock or such other sales process as the Board of Directors may reasonably determine, in connection with any Scheduled Conversion Date (each an “Organized Sale”).

2.    In order to exercise its right to conduct an Organized Sale in connection with a Scheduled Conversion Date, the Corporation shall deliver to the holders of all Restricted Class A Common Stock written notice of the Corporation’s intent to conduct an Organized Sale, such written notice to be delivered not later than at least sixty (60) days prior to the applicable Scheduled Conversion Date (the “Organized Sale Notification”). The Organized Sale Notification shall specify with reasonable specificity the nature of the proposed Organized Sale and the then anticipated timing of such proposed Organized Sale. For purposes of this Section D(2) of Article IV, the Organized Sale Notification shall be deemed to be delivered if deposited into the United States mail and sent first class mail to the holders’ addresses as they appear on the books and records of the Corporation.

3.    In order to exercise the election to participate in any Organized Sale, a holder of Restricted Class A Common Stock must provide the Corporation written notice of intent to participate in such Organized Sale as directed in the Organized Sale Notification, such notice to be provided no later than twenty (20) days following the date of mailing of the Organized Sale Notification (the “Participation Election”). In addition to any information identified in the Organized Sale Notification as being required to be set forth in the Participation Election, the Participation Election shall specify the series of Restricted Class A Common Stock (either shares of the Series scheduled to convert into Unrestricted Class A Common Stock in connection with such Organized Sale or shares of a series of Restricted Class A Common Stock for which the applicable transfer restriction is not yet scheduled to expire in connection with such Organized Sale) and the number of shares thereof and the number of shares of Unrestricted Class A Common Stock that the holder thereof has elected to include in the applicable Organized Sale and shall include a commitment by the holder to enter into agreements and provide such information as is customary for the type of Organized Sale proposed to be conducted provided such agreements contain commercially reasonable terms. In the event that holders of Restricted Class A Common Stock elect to include more shares in any Organized Sale than the Board of Directors determines in its sole discretion should be included in such Organized Sale, the Board of Directors shall develop in its sole and absolute discretion, a mechanism for determining the number of shares of Restricted Class A Common Stock and Unrestricted Class A Common Stock that may be included in such Organized Sale; provided that preference shall be given first to the series of Restricted Class A Common Stock that is scheduled to convert into Unrestricted Class A Common Stock in connection with the applicable Scheduled Conversion Date, second to Restricted Class A Common Stock that is scheduled to convert into Unrestricted Class A Common Stock in connection with subsequent Scheduled Conversion Dates (in order of occurrence and third to Unrestricted Class A Common Stock. Each Participation Election shall be irrevocable unless waived by the Corporation.

4.    Notwithstanding anything else to the contrary herein, the Corporation shall have no obligation to complete any Organized Sale or, if the Corporation completes an Organized Sale, to include any or all of the shares of Class A Common Stock identified in the Participation Elections related to such Organized Sale. In addition, the Corporation shall have no obligation to include any or all of the shares of Class A Common Stock identified in any Participation Election related to such Organized Sale to the extent the holder thereof has not provided such agreements and information as are required in order to complete such Organized Sale.

5.    Except as provided in the following sentence, if the Corporation elects to exercise its right to conduct an Organized Sale and does not complete such Organized Sale before sixty (60) days following the applicable Scheduled Conversion Date, all issued and outstanding shares of the Series of Restricted Class A Common Stock that is scheduled to convert into Unrestricted Class A Common Stock in connection with the applicable

Scheduled Conversion Date shall automatically convert (without any action by the holder) on the sixty-first (61st) day following such Scheduled Conversion Date. Notwithstanding the foregoing, if the Corporation elects to exercise its right to conduct an Organized Sale in connection with the Series A-3 Conversion Date and does not complete such Organized Sale before five hundred forty (540) days following a Qualified Initial Public Offering all issued and outstanding shares of Series A-3 Common Stock shall automatically convert into Unrestricted Class A Common Stock (without any action by the holder) on the five hundred forty-first day following a Qualified Initial Public Offering.

6.    Notwithstanding anything else in Section C of Article IV to the contrary, if the Corporation properly elects to conduct an Organized Sale in connection with any Scheduled Conversion Date in accordance with the terms of this Section D of Article IV, the applicable Scheduled Conversion Date shall be delayed for all shares of the applicable series of Restricted Class A Common Stock, including shares of Restricted Class A Common Stock not identified in Participation Elections with respect to such Organized Sale, until the ninety-first (91st) day following the later of the (a) applicable Scheduled Conversion Date and (b) date of completion of the applicable Organized Sale, at which time, all issued and outstanding shares of the series of Restricted Class A Common Stock subject to such Scheduled Conversion Date shall automatically convert (without any action by the holder) into Unrestricted Class A Common Stock on such Scheduled Conversion Date. If the Corporation elects not to conduct an Organized Sale in connection with any Scheduled Conversion Date, the applicable Scheduled Conversion Date will occur at the time set forth in Section (C)(3) of Article IV and all issued and outstanding shares of the series of Restricted Class A Common Stock subject to such Scheduled Conversion Date shall automatically convert (without any action by the holder) into Unrestricted Class A Common Stock on such Scheduled Conversion Date.

E.    Any purported sale, transfer or other disposition of Common Stock not in accordance with Sections C and D of Article IV shall be void and shall not be recorded on the books of, or otherwise recognized by, the Corporation. In connection with any sale, transfer or other disposition subject to Sections C and D of Article IV, the transferor shall notify the Corporation and its transfer agent, as applicable, as to which provision of Sections C and D of Article IV such sale, transfer or disposition is being effected in compliance with and shall furnish such documents or other evidence as the Corporation or its transfer agent may request to verify such compliance. The shares of Restricted Class A Common Stock may be represented by stock certificates that shall have a legend thereon with respect to the restrictions set forth in Sections C and D of Article IV.

Notwithstanding the foregoing provisions of this Section, none of the foregoing restrictions on transfer shall apply to shares of Common Stock held by the Board of Trade of the City of Chicago, Inc., a not-for-profit, nonstock corporation, or the CBOT Subsidiary or any successor thereto.

ARTICLE V

MANAGEMENT OF AFFAIRS

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    In accordance with Section 141(a) of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of a governing body, which shall be known as the “Board of Directors,” and the composition of which shall be as set forth in Article VI of this Certificate of Incorporation. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all powers and do all acts and things as may be exercised or done by the Corporation. In addition, pursuant to Section 141(a) of the DGCL, until the first annual election following a Qualified Initial Public Offering, the person appointed to serve as the President and Chief Executive Officer of the Corporation for so long as he or she serves in such capacity, shall be a director (the “President Director”). The President Director shall not be entitled to any voting rights held by other directors until a Qualified Initial Public Offering according to the procedures set forth in Section E of Article VI of this Certificate of Incorporation. Following a Qualified Initial Public Offering, the President Director will be entitled to the same voting rights held by other directors according to the procedures set forth in Section E of Article VI; provided that, at and after the first annual election following a Qualified Initial Public Offering, the President Director need not be the person serving as President and Chief Executive Officer and shall be subject to election and removal by the stockholders in accordance with this Certificate of Incorporation and applicable law.

B.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D.    Special meetings of stockholders of the Corporation may be called by the Chairman of the Board or by the Board of Directors acting pursuant to a resolution adopted by a majority of the members of the Whole Board having voting rights. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Until a Qualified Initial Public Offering, a special meeting shall be called by the Chairman of the Board or the Board of Directors upon receipt by the Secretary of the Corporation of a written demand of the holders of Class A Common Stock entitled to cast 10% of the total number of votes entitled to be cast at such meeting. Any such written demand shall specify the purpose of such special meeting and the special meeting so called shall be limited to the purpose so set forth. The written demand shall also specify the date of such special meeting that shall be a business day not less than sixty (60) nor more than ninety (90) days from the date of such written demand. Following a Qualified Initial Public Offering, the holders of Class A Common Stock shall have no right to demand that a special meeting of the stockholders be called pursuant to this Section D of Article V.

ARTICLE VI

BOARD OF DIRECTORS

A.    Initial Composition of the Board of Directors. Subject to the qualifications set forth in Section B of Article VI, the effectiveness of this amendment and restatement of this Certificate of Incorporation shall not change the size or composition of the Board of Directors and the directorships thereon shall continue to have the same voting rights (or no voting rights) associated therewith as were associated with such directorships immediately prior to the effective date of such amendment and restatement (the “Effective Date”), and, except as provided in this Section A of Article VI, the terms of all directors in office prior to the first annual meeting of stockholders following the Effective Date (the “Initial Meeting”) shall expire at the annual meeting of the Corporation corresponding to the expiration year associated with such directorships prior to the Effective Date. The terms of all non-member directors in office immediately prior to the Effective Date shall expire at the Initial Meeting.

B.    Qualifications for Directors.

1.    General Qualifications Prior to the Initial Meeting. For the period commencing on the Effective Date through the date of the Initial Meeting (or, with respect to any director in office immediately prior to the Initial Meeting, or any director appointed to complete the term of office of any director in office immediately prior to the Initial Meeting, whose term does not expire until a subsequent annual meeting of the stockholders (each, a “Holdover Director”), prior to such subsequent annual meeting), it shall be a qualification that each director satisfy the qualifications in effect with respect to such director’s directorship under the Amended and Restated Certificate of Incorporation of the Corporation in effect immediately prior to the Effective Date.

2.    General Qualifications for the Initial Meeting and Prior to a Qualified Initial Public Offering. Commencing with the Initial Meeting (except with respect to any Holdover Directors while serving as such, who shall be deemed to be either Series B-1 Directors or Series B-2 Directors, as defined below), and until a Qualified Initial Public Offering, the following qualifications for directors shall apply: three (3) directors, on the date of their first nomination or selection as nominees for the Board of Directors, shall be “independent directors” as such term is defined in the Bylaws (the “Independent Directors”); eight (8) directors, on the date of their first nomination or selection as nominees for the Board of Directors, shall be holders of Series B-1 memberships in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary (including any Holdover Directors elected or appointed as Full Member directors, as applicable, the “Series B-1 Directors”); two (2) directors, on the date of their first nomination or selection as nominees for the Board of Directors, shall be holders of Series B-2 memberships in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary (including any Holdover Directors elected or appointed as Associate Member directors, as applicable, the “Series B-2 Directors”); one (1) director, on the date of his or her first nomination or selection as a nominee for the Board of Directors, shall be a holder of a Series B-1 membership in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary, and shall serve as Vice-Chairman of the Board of Directors (the “Vice Chairman Director”); one (1) director, on the date of his or her first nomination or selection as a nominee for the Board of Directors, shall be a holder of a Series B-1 membership in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary, and shall serve as Chairman of the Board of Directors (the “Chairman Director”); and the President Director.

3.    General Qualifications Following a Qualified Initial Public Offering. Commencing with a Qualified Initial Public Offering, the following qualifications for directors shall apply: at least nine (9) directors, on the date of their first nomination or selection as nominees for the Board of Directors, shall be Independent Directors and six (6) directors shall be directors of the CBOT Subsidiary (the “Subsidiary Directors”). The Subsidiary Directors shall be composed of four (4) directors who, on the date of their first nomination or selection as nominees for the Board of Directors, shall be holders of Series B-1 memberships in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary and two (2) directors who, on the date of their first nomination or selection as nominees for the Board of Directors, shall be holders of Series B-2 memberships in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary. All directors who are not Subsidiary Directors shall be “Parent Directors.” In addition, the Chairman of the Board of Directors and the Vice-Chairman of the Board of Directors shall no longer be required to meet the qualifications specified in Section B(2) of Article VI above, and shall be appointed by the Board of Directors from among the members of the Board of Directors rather than elected by the stockholders of the Corporation.

4.    Regulatory Qualifications. No person shall serve on the Board of Directors (a) who is found by a final decision or settlement agreement (or absent a finding in the settlement agreement if any acts charged included a disciplinary offense) to have committed a disciplinary offense, as defined in Commodity Futures Trading Commission (“Commission”) Regulation 1.63 (a) (6); (b) whose Commission registration in any capacity has been revoked or suspended; (c) who is subject to an agreement with the Commission or any self-regulatory organization not to apply for registration; (d) who is subject to a denial, suspension or disqualification from serving on a disciplinary committee, oversight committee, arbitration panel or governing board of any self-regulatory organization as that term is defined in Section 3(a)(26) of the Securities Exchange Act of 1934; or (e) who has been convicted of any felony listed in Section 8a(2) (D) (ii) through (iv) of the Commodity Exchange Act; in each case, for a period of three years from the date of such final decision or settlement agreement or for such time as the person remains subject to any suspension or expulsion, or has failed to pay any portion of a fine imposed for committing a disciplinary offense, whichever is longer. All terms used in Section B(3) of Article VI shall be defined consistent with Commission Regulation 1.63(a).

5.    Failure to Continue to be Qualified. Any director who, at any time during his or her term of office, fails to continue to satisfy the qualifications under which he or she was last elected to the Board of Directors, or who ceases to qualify to serve on the Board of Directors under Section 5 B(2) and B(3) of Article VI, shall thereupon cease to be qualified as a director and the term of office of such person shall automatically end; provided that a Holdover Director elected or appointed as, or to complete the term of, a Full Member director shall remain qualified so long as such person is a holder of a Series B-1 membership in the CBOT Subsidiary and satisfies the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary, and a Holdover Director elected or appointed as, or to complete the term of, an Associate Member director shall remain qualified so long as such person is a holder of a Series B-2 membership in the CBOT Subsidiary and satisfies the qualifications and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary. Notwithstanding the foregoing, no action of such unqualified director, the Board of Directors or any committee thereof shall be rendered invalid or otherwise affected solely because such director becomes or at the time of such action was not qualified.

C.    Classification of Directors.

1.    Classification for the Initial Meeting and Prior to a Qualified Initial Public Offering. Commencing with the election of directors at the Initial Meeting, the number of directors constituting the Whole Board shall be sixteen (16) and the directors elected by the stockholders shall be divided into two classes, composed of eight directors and seven directors, respectively. In addition to those two classes, the Board of Directors shall also include the President Director. The first class of directors (“Class 1”) shall be composed of two (2) Independent Directors, one (1) Series B-2 Director, four (4) Series B-1 Directors and the Chairman Director. The second class of directors (“Class 2”) shall be composed of one (1) Independent Director, one (1) Series B-2 Director and four (4) Series B-1 Directors and the Vice Chairman Director.

2.    Classification Following a Qualified Initial Public Offering. Commencing with the completion of a Qualified Initial Public Offering, the number of directors constituting the Whole Board shall be seventeen (17) and the directors shall be divided into two classes, composed of nine directors and eight directors, respectively.

D.    Election of Directors.

1.    Initial Meeting. At the Initial Meeting, the following directors shall be elected for the terms set forth in this Section of D(1) Article VI:

A.    Class 1: The term of five of the eight directors whose directorships correspond to Class 1, who shall be one Series B-1 Director, one Series B-2 Director, two Independent Directors and the Chairman Director, shall expire at the Initial Meeting and a successor to each director shall be elected at the Initial Meeting. Each director duly elected shall be elected for a term of office ending at the second annual meeting of the Corporation following the Initial Meeting.

B.    Class 2: The term of two directors whose directorships correspond to Class 2, who shall be one Independent Director and one Series B-1 Director, shall expire at the Initial Meeting, and a successor to each director shall be elected for a term of office ending at the first annual meeting of the Corporation following the Initial Meeting.

2.    First Annual Meeting of Corporation Following Initial Meeting; Successive Meetings. At the first annual meeting of the Corporation following the Initial Meeting and each successive annual meeting of the Corporation occurring thereafter, directors shall be elected to succeed each director whose term shall expire. Each director duly elected shall be elected for a term of office ending at the second annual meeting of the Corporation following his or her election as director.

E.    Pursuant to Section 141(a) of the DGCL, until a Qualified Initial Public Offering, the President Director shall not be entitled to any voting rights generally held by directors of the Corporation, and shall hold office for a term expiring upon the termination, for any reason, of his or her position as President and Chief Executive Officer of the Corporation. Until a Qualified Initial Public Offering, any vacancy arising from the termination of the President and Chief Executive Officer of the Corporation shall automatically be filled upon the qualification of a successor President Director by appointment as President and Chief Executive Officer of the Corporation and such successor President Director shall hold office for a term expiring upon the termination, for any reason, of his or her position as President and Chief Executive Officer of the Corporation.

F.    Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

G.    Advance notice of stockholder nominations for the election of directors or the members of the Nominating Committee and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

H.    Commencing with the election of directors at the Initial Meeting, directors of the Corporation shall be removable by the stockholders only for cause; provided that, except as otherwise required by applicable law, the President Director may be removed from office only by the other directors in accordance with Section E of this Article VI and may not be removed from office by the stockholders.

ARTICLE VII

NOMINATING COMMITTEE

Until the first annual election following completion of a Qualified Initial Public Offering, the Corporation shall maintain an elected nominating committee (the “Nominating Committee”), which shall receive proposals from the stockholders of the Corporation regarding the nomination of individuals to serve as directors or as members of the Nominating Committee, review the qualifications of proposed individuals and such other individuals as the Nominating Committee may from time to time select and advise the Board of Directors of the Corporation as to its recommendations for the nomination of individuals to serve as directors of the Corporation or as members of the Nominating Committee. The members of the Nominating Committee may, but need not be, directors of the Corporation, and shall be subject to the qualifications set forth below in Section A of Article VII. After the first annual election following completion of a Qualified Initial Public Offering, the Nominating Committee will be dissolved and reconstituted as a committee of the Board of Directors in accordance with the terms and provisions of the Bylaws, shall not be subject to the requirements set forth hereinafter in this Article VII, and shall be composed entirely of directors who meet the independence requirements of (a) § 301 of the Sarbanes-Oxley Act of 2002 and (b) any applicable exchange rules of any exchange on which the Class A Common Stock of the Corporation are listed.

A.    Composition. The Nominating Committee shall be composed of five persons, including (a) four persons who shall (except with respect to Holdover Full Member Representatives while serving as such, who shall be deemed to be Series B-1 Members, as indicated below), on the date of their first nomination or selection as nominees for election to the Nominating Committee, be both stockholders and holders of Series B-1 memberships in the CBOT Subsidiary (“Series B-1 Members”) and (b) one person who shall (except with respect to the Holdover Associate Member Representative while serving as such, who shall be deemed to be a Series B-2 Member as indicated below), on the date of his or her first nomination or selection as a nominee for election to the Nominating Committee, be both a stockholder and the holder of a Series B-2 membership in the CBOT Subsidiary (the “Series B-2 Member”). Any member of the Nominating Committee who, at any time during his or her term of office, fails to continue to satisfy the qualifications under which he or she was last elected to the Nominating Committee shall thereupon cease to be qualified to serve as a member of the Nominating Committee and the term of office of such person on such committee shall automatically end. This amendment and restatement of this Certificate of Incorporation shall not change the size or composition of the Nominating Committee and the terms of all members of the Nominating Committee in office prior to the Initial Meeting, including the members thereof elected or appointed as Full Member representatives (the “Holdover Full Member Representatives,” who shall be deemed to be Series B-1 Members) and the member thereof elected or appointed as an Associate Member representative (the “Holdover Associate Member Representative,” who shall be deemed to be a Series B-2 Member) shall expire at the annual meeting of the Corporation corresponding to the expiration year associated with such terms prior to the Effective Date.

B.    Election.

1.    At the Initial Meeting, the term of one Series B-1 Member and the Series B-2 Member shall expire and a successor to each such member shall be elected by the stockholders for a term of office of three years.

2.    At the first annual meeting of the Corporation following the Initial Meeting, the terms of two Series B-1 Members shall expire and a successor to such member shall be elected by the stockholders for a term of office of three years.

3.    At the second annual meeting of the Corporation following the Initial Meeting, the term of one Series B-1 Member shall expire and a successor to such member shall be elected by the stockholders for a term of office of three years.

4.    Each successor member to each member elected hereunder shall be elected for a term of office of three years.

C.    Organization. The Nominating Committee shall elect its own chairman, who for so long as he or she serves in such capacity shall at all times be a Series B-1 Member.

D.    Term Limits. Members of the Nominating Committee may not be elected or appointed to serve again as a member of the Nominating Committee until the third annual meeting following the annual meeting at which his or her term ended. However, there is no other limit to the number of terms a member of the Nominating Committee may serve.

E.    Removal; Vacancies. Members of the Nominating Committee may be removed by the stockholders of the Corporation with or without cause. Any vacancies in the Nominating Committee shall be filled by the Board of Directors of the Corporation, and members so chosen shall hold their position for a term expiring at the next annual meeting of the stockholders.

ARTICLE VIII

AMENDMENT OF BYLAWS

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the members of the Whole Board having voting rights. The holders of Common Stock shall also have power to adopt, amend or repeal the Bylaws.

ARTICLE IX

LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. For purposes of this Article IX, the term “director” shall, to the fullest extent permitted by the DGCL, include any person who, pursuant to this Certificate of Incorporation, is authorized to exercise or perform any of the powers or duties otherwise conferred upon a board of directors by the DGCL.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

ARTICLE XI

SECTION 203

The Corporation hereby elects to be governed by Section 203 of the DGCL.

* * * *

APPENDIX F

FORM OF AMENDED AND RESTATED BYLAWS

OF

CBOT HOLDINGS, INC.

These Bylaws shall take effect at the effective time (the “Effective Time”) of the Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”) of CBOT Holdings, Inc. (the “Corporation”) to be filed with the Secretary of State of the State of Delaware in connection with, and immediately prior to, the demutualization and restructuring of the Board of Trade of the City of Chicago, Inc. (the “Restructuring”) as described in the Registration Statement filed by the Corporation with, and declared effective by, the Securities and Exchange Commission in connection with the Restructuring.

ARTICLE I—STOCKHOLDERS

Section 1.    Stockholder Meetings.

(1)  An annual meeting of the stockholders of the Corporation, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors of the Corporation (the “Board of Directors”) shall each year fix, which date shall be within thirteen (13) months of the last annual meeting of the stockholders.

(2)  Nominations of persons for election to the Board of Directors or for election to the nominating committee of the Corporation (the “Nominating Committee”) and the proposal of business to be transacted by stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice with respect to such meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section.

(3)  For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of the foregoing paragraph, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (2) such business must be a proper matter for stockholder action under the Delaware General Corporation Law (as amended from time to time, the “DGCL”), (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice, as that term is defined in subclause (c)(iii) of this paragraph, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice and (4) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this section. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than twenty (20) or more than sixty (60) days prior to the first anniversary (the “Anniversary”) of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that for purposes of the first annual meeting of stockholders following the Effective Time, or if the date of an annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 45th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director or member of the Nominating Committee (x) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (y) whether the stockholder proposes to nominate such person to be an Independent Director (as defined in Section 1 of Article II of these Bylaws), a Series B-1 Director, a Series B-2 Director, the Vice-Chairman Director, the Chairman Director or a member of the Nominating Committee (as such terms are defined in Section B(2) of Article VI of the Certificate of Incorporation) and, if applicable, a statement that such person satisfies the applicable criteria for Independent Directors, Series B-1 Directors, Series B-2 Directors, Vice-Chairman Director, Chairman Director or a member of the Nominating Committee, as applicable, and (z) such person’s written consent to serve as a director or member of the Nominating Committee, as applicable if elected and, if applicable, a written undertaking to promptly provide to the Secretary of the Corporation upon request any information that the Corporation deems to be relevant to the determination of whether such person satisfies the applicable criteria for Independent Directors, Series B-1 Directors, Series B-2 Directors, Vice-Chairman Director, Chairman Director or a member of the Nominating Committee, as applicable; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(4)  In the event that (a) a stockholder proposes to nominate an individual for election or reelection as a director of the Corporation or as a member of the Nominating Committee; (b) such stockholder has satisfied each of the terms and conditions set forth in paragraph (3) of this Section 1 for the nomination of such nominee; and (c) such stockholder has delivered to the Secretary of the Corporation a written petition executed by at least forty stockholders who are also holders of a Series B-1 Membership in the Board of Trade of the City of Chicago, Inc., a nonstock, for-profit subsidiary of the Corporation (the “CBOT Subsidiary”) proposing to nominate such nominee, the Corporation shall, to the extent it prepares and delivers a proxy statement and form of proxy, at its own expense, use commercially reasonable efforts to include the name of such nominee and all other information required as a matter of law in such proxy statement and form of proxy.

(5)  Notwithstanding anything in the second sentence of the third paragraph of this Section 1 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least fifty-five (55) days prior to the Anniversary, a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(6)  Only persons nominated in accordance with the procedures set forth in this Section 1 shall be eligible to be elected as directors or members of the Nominating Committee at an annual meeting of stockholders, and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(7)  For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(8)  Notwithstanding the foregoing provisions of this Section 1, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1. Nothing in this Section 1 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 2.    Special Meetings.

(1)  Special meetings of the stockholders, other than those required by statute, may be called by the Chairman of the Board or by the Board of Directors acting pursuant to a resolution adopted by a majority of the members of the Whole Board having voting rights. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board of Directors may postpone or reschedule any previously scheduled special meeting.

(2)  A special meeting shall be called by the Chairman of the Board or the Board of Directors upon receipt by the Secretary of the Corporation of a written demand of stockholders entitled to cast 10% of the total number of votes entitled to be cast at such meeting. Any such written demand shall specify the purpose of such special meeting and the special meeting so called shall be limited to the purpose so set forth. The written demand shall also specify the date of such special meeting that shall be a business day not less than sixty (60) nor more than ninety (90) days from the date of such written demand. Following an initial public offering of Class A common stock, which has occurred following the Second Approval, that has been underwritten by one or more nationally recognized underwriting firms, following which shares of Class A common stock are listed on a national securities exchange (a “Qualified Initial Public Offering”), the Class A stockholders shall have no right to demand that a special meeting of the stockholders be called pursuant to this Section 2 of Article I. For the purposes of these Bylaws the term “Second Approval” shall mean the approval of a majority of the outstanding Class A common stock, voting together as a single class, of a proposal to provide the Board of Directors the power to authorize the Corporation to issue all or any portion of the authorized shares of capital stock that remain unissued after the issuance of shares in conjunction with the Restructuring in one or more transactions of any nature when and if determined by the Board of Directors in its sole discretion.

(3)  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded. Nominations of persons for election to the Board of Directors or the Nominating Committee may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in Section 1 of this Article I. Nominations by stockholders of persons for election to the Board of Directors or the Nominating Committee may be made at such a special meeting of stockholders if the stockholder’s notice required by the third paragraph of

Section 1 of this Article I shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the day on which public announcement is first made of the date of the special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(4)  Notwithstanding the foregoing provisions of this Section 2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2. Nothing in this Section 2 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 3.    Notice of Meetings.

Notice of the place, if any, date, and time of all meetings of the stockholders, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the DGCL or the Certificate of Incorporation).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4.    Quorum.

At any meeting of the stockholders, the holders of one-third of the voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law.

If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date or time.

Section 5.    Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board or, in his or her absence, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 6.    Conduct of Business.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 7.    Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

Section 8.    Stock List.

A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law.

The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 9.    Initial Meeting.

Notwithstanding anything in these Bylaws to the contrary, with respect to stockholder nominations of persons for election to the Board of Directors at the Initial Meeting (as such term is defined in Section A of Article VI of the Certificate of Incorporation), the Board of Directors may, in its sole and absolute discretion, establish stockholder nomination notice requirements and procedures to apply in lieu of all or part of the stockholder nomination notice requirements and procedures set forth in Section 1 of this Article I and in the second paragraph of Section 2 of this Article I.

ARTICLE II—BOARD OF DIRECTORS

Section 1.    Number, Election, Term and Qualifications of Directors.

The effectiveness of the amendment and restatement of these Bylaws shall not change the size or composition of the Board of Directors and the directorships thereon shall continue to have the same voting rights

(or no voting rights) associated therewith as were associated with such directorships prior to the effectiveness of the amendment and restatement of these Bylaws. The directors shall serve for such terms and be subject to such qualifications and requirements as are set forth in the Certificate of Incorporation.

For purposes of these Bylaws and the Certificate of Incorporation, “Independent Director” means a person whom the board of directors affirmatively determines has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Notwithstanding the foregoing, the following persons shall not be considered an “Independent Director:”

(A)    a person who is, or was within the previous three years, an employee, or person whose immediate family member is an executive officer, of the Corporation;

(B)    a person who receives, or has received in the three prior years, or whose immediate family member receives, or has received in the three prior years, more than $100,000 per year in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(C)    a person who is, or was within the three prior years, affiliated with or employed by, or whose immediate family member is, or was within the three prior years, affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Corporation;

(D)    a person who is, or was within the three prior years, employed, or whose immediate family member is, or was within the three prior years, employed, as an executive officer of another company where any of the listed company’s present executives serve on that company’s compensation committee;

(E)    a person who is, or was within the three prior years, an executive officer or an employee, or whose immediate family member is, or was an executive officer of a company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Section 2.    Chairman of the Board and Vice Chairman of the Board.

The Chairman of the Board shall be the presiding officer at all meetings of the Board of Directors and shall exercise such other powers and perform such other duties as are delegated to him or her by the Board of Directors.

The Vice Chairman of the Board of Directors shall exercise such powers and perform such duties as are delegated to him or her by the Board of Directors.

Section 3.    Newly Created Directorships and Vacancies.

Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall hold office for a term expiring at the next annual meeting of the Class A stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

Section 4.    Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 5.    Special Meetings.

Special meetings of the Board of Directors may be called only by the Chairman of the Board or by a majority of the members of the Whole Board having voting rights and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telephone or by telegraphing or telexing or by facsimile or electronic transmission of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 6.    Quorum.

At any meeting of the Board of Directors, a majority of the total number of the Whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 7.    Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 8.    Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof having voting rights consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 9.    Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

ARTICLE III—COMMITTEES

Section 1.    General.

The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors. The Board of Directors shall elect a director or directors to serve as the member or members of any such committee, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2.    Executive Committee.

The executive committee of the Board of Directors (the “Executive Committee”) shall consist of the Chairman of the Board, Vice Chairman of the Board, the President, who shall be a non-voting member of the Executive Committee, and three directors who are Class B members of the CBOT Subsidiary. Two such directors may be nominated by the Chairman of the Board, subject to the approval of a majority of the Members of the Whole Board having voting rights and voting thereon. The other shall be elected by the Board of the Directors upon the nomination of directors who are Class B members of the CBOT Subsidiary but every member of the Board of Directors with exception of the President, who is a non-voting member of the Board of Directors, may vote thereon. Following a Qualified Initial Public Offering, the President will be entitled to the same voting rights held by other directors.

To be eligible to serve on the Executive Committee, a director must have served at least one year as a director. The Chairman of the Board shall be the Chairman of the Executive Committee.

Section 3.    Finance Committee.

The Chairman of the Board, with the approval of a majority of the Members of the Whole Board having voting rights and voting thereon, shall appoint a finance committee of the Board of Directors (the “Finance Committee”), which shall consist of seven members of the Board of Directors. All Finance Committee members shall be Series B-1 members of the CBOT Subsidiary, except that one Finance Committee member may be a Series B-2 member of the CBOT Subsidiary.

Each year the Chairman of the Board shall appoint the Chairman of the Finance Committee for a one-year term. The Chairman of the Board, with the approval of a majority of the Members of the Whole Board having voting rights and voting thereon, shall fill any vacancy in the Finance Committee by appointing another member of the Board of Directors to serve on the Finance Committee.

The responsibilities of the Finance Committee shall be as follows: (a) to oversee the monetary affairs of the Corporation, including cash flow, balance sheet, financing activities and investment of capital; (b) to review and recommend annual budgets and capital expenditure plans for approval of the Board of Directors; (c) to review and recommend specific capital expenditures over an amount to be determined by the Board of Directors; (d) to establish revenue-sharing policies for joint ventures and alliances; (e) to review and recommend service, transaction processing and other service fee structures; and (f) to review and recommend membership dues policy.

Section 4.    Audit Committee.

The audit committee of the Board of Directors (the “Audit Committee”) shall be composed of four members of the Board of Directors nominated by the Chairman of the Board and approved by a majority of the Members of the Whole Board having voting rights and voting thereon.

The Audit Committee shall have such responsibilities as are set forth in a charter approved by the Board of Directors.

Section 5.    Human Resources Committee.

The human resources committee of the Board of Directors (the “Human Resources Committee”) shall be composed of five members of the Board of Directors, including the Chairman of the Board. The Chairman of the Human Resources Committee shall be the Chairman of the Board. The other members of the Human Resources

Committee shall be nominated by the Chairman of the Board and approved by a majority of the Members of the Whole Board having voting rights and voting thereon.

The Human Resources Committee shall have such responsibilities as are set forth in a charter approved by the Board of Directors.

Section 6.    Nominating Committee.

After the first annual election following completion of a Qualified Initial Public Offering, the Nominating Committee will be dissolved and reconstituted as a committee of the Board of Directors in accordance with the terms and provisions of these Bylaws. The Nominating Committee shall be composed of at least three directors who meet the independence requirements of (a) Section 301 of the Sarbanes-Oxley Act of 2002 and (b) any applicable exchange rules of any exchange on which Class A Common Stock of the Corporation is listed.

After the first annual election following completion of a Qualified Initial Public Offering, the Nominating Committee shall recommend candidates for nomination for election to the Board of Directors to fill the nine (9) director positions available for election by the Class A stockholders. In addition, the Nominating Committee shall consider nominees for directorships submitted by Class A stockholders and shall have such other responsibilities as are set forth in a charter approved by the Board of Directors.

Section 7.    Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Except as otherwise determined by the Board of Directors, adequate provision shall be made for notice to members of all meetings; one-third ( 1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof (other than the President and Chief Executive Officer as a member of the Executive Committee) consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV—OFFICERS

Section 1.    Generally.

The officers of the Corporation shall consist of a President (who shall also be Chief Executive Officer), one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Corporation.

Section 2.    President.

The President shall be the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, he or she shall have the responsibility to carry on the day to day activities of the Corporation, subject to the Board’s authority to review the activities of the President and determine the policies of the Corporation, and for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive and which are delegated to him or her from time to time by the Board of Directors.

Section 3.    Vice President.

Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors. One (1) Vice President shall be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 4.    Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

Section 5.    Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 6.    Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 7.    Removal.

Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 8.    Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V—STOCK

Section 1.    Certificates of Stock.

The shares of capital stock of the Corporation shall be represented by certificates unless the Board of Directors shall by resolution provide that some or all of any class or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation. Notwithstanding the adoption of any resolution providing for uncertificated shares, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairperson or Vice Chairperson of the Board of Directors, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. The form of such certificates and the signatures thereon shall comply with the requirements of the DGCL. Any or all of the signatures on the certificate may be by facsimile.

Section 2.    Transfers of Stock.

Transfers of stock shall be subject to the restrictions on transfer set forth in the Certificate of Incorporation and shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

Section 3.    Record Date.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 4.    Lost, Stolen, Mutilated or Destroyed Certificates.

In the event of the loss, theft, mutilation or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft, mutilation or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5.    Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI—NOTICES

Section 1.    Notices.

If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 2.    Waivers.

A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the transaction of business because the meeting was not lawfully called or convened.

ARTICLE VII—MISCELLANEOUS

Section 1.    Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2.    Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 3.    Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4.    Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors from time to time.

Section 5.    Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE VIII—INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.    Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer, committee member or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, trustee, committee member or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, committee member or employee or in any other capacity while serving as a director, officer, trustee, committee member or employee shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’

fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

Section 2.    Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 1 of this Article VIII, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

Section 3.    Right of Indemnitee to Bring Suit.

If a claim under Section 1 or 2 of this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 4.    Non-Exclusivity of Rights.

The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or directors or otherwise.

Section 5.    Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, committee members, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.    Indemnification of Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 7.    Nature of Rights.

The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE IX—AMENDMENTS

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the members of the Whole Board having voting rights. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that any adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders shall require the affirmative vote of a majority of the votes cast on any such properly presented proposal at any annual or special meeting of the stockholders of the Corporation.

* * * *

APPENDIX G

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BOARD OF TRADE OF THE

CITY OF CHICAGO, INC.

(Originally incorporated in the State of Delaware under the name

Delaware CBOT, Inc. on May 12, 2000)

ARTICLE I

NAME

The name of the corporation is Board of Trade of the City of Chicago, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 9 Loockerman Street, in the City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III

CORPORATE PURPOSES

The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (as amended from time to time, the “DGCL”).

ARTICLE IV

MEMBERSHIP

A.    General.

The Corporation shall have no authority to issue capital stock. The terms and conditions of membership in the Corporation shall be as provided in or pursuant to this Certificate of Incorporation and the Bylaws of the Corporation which incorporate by reference the Rules and Regulations (collectively, the “Rules”) of the Corporation (the “Bylaws”), which shall be part of the Bylaws in all respects.

B.    Classes and Series of Membership.

Membership in the Corporation shall be divided into classes and series as set forth in this Article IV.

1.    Class A Membership.

There shall be one Class A Membership in the Corporation (the “Class A Membership” and the holder thereof, the “Class A Member”), which Class A Membership shall be held by CBOT Holdings, Inc., a Delaware corporation (“CBOT Holdings”). It shall be a term and condition of such Class A Membership that such membership may not be transferred to or held by any person or entity other than CBOT Holdings unless authorized by an amendment to this Section B(1)) of Article IV. Except to the extent (if any) expressly provided herein or required by law, the Class A Member shall have the right to vote on any matter to be voted on by the members of the Corporation other than on those matters expressly reserved to the vote of the holders of Series B-1 Memberships and Series B-2 Memberships (each as defined in Section B(2) of this Article IV) and shall have the exclusive right to receive any dividend or other distribution (including upon liquidation, dissolution, winding-up or otherwise) to be declared, paid or distributed by the Corporation (except as provided in Section B(2) of this Article IV), and no other member of or class or series of membership in the Corporation shall be entitled to vote on any matter except as set forth below or to receive any such dividend or other distribution (except as provided in Section B(2) of this Article IV). In addition to those general voting rights of the Class A Membership set forth in this Section B(1) of this Article IV, the affirmative vote of the Class A Membership shall be required to permit the Corporation to approve, in one transaction or in a series of related transactions: (a) any merger or consolidation of the Corporation with or into another entity, (b) any purchase by, investment in, or other acquisition or formation by the Corporation of any business or assets which are, or are intended to be, competitive, as determined by the board of directors of the Corporation (the “Board of Directors”) in its sole and absolute discretion, with the business conducted or proposed to be conducted at such time by the Corporation, (c) any sale (or other transfer) to a third party of assets of the Corporation that constitute a significant amount of the total assets of the Corporation, or (d) any dissolution or liquidation of the Corporation. For purposes of clause (c) of the foregoing provision, a significant amount of the total assets of the Corporation shall mean 10% of the fair market value of the assets, both tangible and intangible, of the Corporation as of the time of the approval by the Board of Directors of the proposed sale (or other transfer), as determined by the Board of Directors in its sole and absolute discretion.

2.    Class B Membership.

(a) Class B Memberships in the Corporation (each a “Class B Membership” and the holder thereof, a “Class B Member”) shall represent the right to trade on and otherwise utilize the facilities of the Corporation in accordance with and to the extent permitted by this Certificate of Incorporation, the Bylaws and the Rules. There shall be authorized three thousand six hundred eighty-one (3,681) Class B Memberships, which shall be divided into five (5) series (“Series”) as follows:

1,402 Series B-1 Memberships (each, a “Series B-1 Membership” and the holder thereof, a “Series B-1 Member”);

867 Series B-2 Memberships (each, a “Series B-2 Membership” and the holder thereof, a “Series B-2 Member”);

128 Series B-3 Memberships (each, a “Series B-3 Membership” and the holder thereof, a “Series B-3 Member”);

641 Series B-4 Memberships (each, a “Series B-4 Membership” and the holder thereof, a “Series B-4 Member”); and

643 Series B-5 Memberships (each, a “Series B-5 Membership” and the holder thereof, a “Series B-5 Member”);

(b) Notwithstanding Section (B)(2)(a) of this Article IV, (i) following the issuance of memberships of the Corporation in the merger of the Corporation with a subsidiary of CBOT Holdings (the “Merger”) to be effected in connection with the Restructuring (as defined in this Section (B)(2) of Article IV), the Corporation may issue additional authorized but unissued Series B-2 Memberships only in connection with the conversion of Series B-3 Memberships into Series B-2 Memberships pursuant to Section (D)(3) of this Article IV and no person may become or qualify as a Series B-2 Member following consummation of the Merger at any time by acquiring a theretofore authorized but unissued Series B-2 Membership except as a result of such a conversion, and (ii) the Corporation may issue authorized but unissued Series B-3 Memberships only pursuant to the terms of the agreement and plan of merger relating to the Merger and no person may become or qualify as a Series B-3 Member following consummation of the Merger at any time by acquiring a theretofore authorized but unissued Series B-3 Membership.

(c) Class B Memberships shall have no right to receive any dividend or other distribution (including upon liquidation, dissolution, winding-up or otherwise) to be declared, paid or distributed by the Corporation with the sole exception of the dividend of shares of CBOT Holdings to be declared and paid in connection with the restructuring of the Corporation and the creation of the Class B Memberships (the “Restructuring”). The respective rights and privileges of each Series of Class B Membership shall be as provided in or pursuant to this Certificate of Incorporation, the Bylaws and the Rules.

C.    Class B Voting Rights.

Except as otherwise expressly provided in this Certificate of Incorporation, the holders of Class B Memberships shall not be entitled to vote on any matter. On any matter on which the holders of Series B-1 Memberships and Series B-2 Memberships are entitled to vote together as a single class pursuant to this Certificate of Incorporation, each holder of Series B-1 Memberships shall be entitled to one (1) vote per such membership and each holder of Series B-2 Memberships shall be entitled to one-sixth ( 1/6) of one (1) vote per such membership.

D.    Special Rights of Class B Membership.

The holders of each Series of Class B Membership shall have the trading rights and other rights and privileges, and shall be subject to the restrictions, terms and conditions, set forth below.

1.    Series Trading Rights.

(a)    Series B-1 Memberships.    Each holder of a Series B-1 Membership who satisfies the qualifications for and requirements of Full Membership in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a Full Member as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

(b)    Series B-2 Memberships.    Each holder of a Series B-2 Membership who satisfies the qualifications for and requirements of Associate Membership in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, an Associate Member as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

(c)    Series B-3 Memberships.     (1)    Each holder of a Series B-3 Membership who satisfies the qualifications for and requirements of being a holder of a one-half Associate Membership as set forth in clause (2) of Rule 296.00 of the Rules shall be entitled to the rights and privileges of, and subject to the restrictions, conditions and limitations on, a holder of a one-half Associate Membership as set forth in the Certificate of Incorporation, the Bylaws and the Rules.

                                    (2)     Each holder of a Series B-3 Membership who satisfies the qualifications for and requirements of being a holder of a GIM Membership Interest in the Corporation as set forth in clause (1) of Rule 296.00 of the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a holder of a GIM Membership Interest as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

   (d)    Series B-4 Memberships.    Each holder of a Series B-4 Membership who satisfies the qualifications for and requirements of being a holder of an IDEM Membership Interest in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a holder of an IDEM Membership Interest as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

   (e)    Series B-5 Memberships.    Each holder of a Series B-5 Membership who satisfies the qualifications for and requirements of being a holder of a COM Membership Interest in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a holder of a COM Membership Interest as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

   (f)    In addition to the rights and privileges set forth above, except as otherwise provided in the Certificate of Incorporation, the Bylaws or the Rules, each holder of a Class B Membership of any Series shall be entitled to all trading rights and privileges with respect to those products that such holder is entitled to trade on the open outcry exchange system of the Corporation or any electronic trading system maintained by the Corporation or any of its affiliates or any of their respective successors or successors-in-interest.

2.    Series B-1 Membership and B-2 Membership Voting Rights.

(a)    In addition to any approval of the Board of Directors required by this Certificate of Incorporation, the Bylaws or applicable law, the affirmative vote of the holders of a majority of the votes cast by the holders of Series B-1 Memberships and Series B-2 Memberships, voting together as a class based on their respective voting rights at any annual or special meeting of the Corporation, shall be required to adopt any amendment to this Certificate of Incorporation.

(b)    In addition to any approval of the Board of Directors required by this Certificate of Incorporation, the Bylaws or applicable law, the affirmative vote of the holders of a majority of the votes cast, except in the case of paragraph (4) below, by the holders of Series B-1 Memberships and Series B-2 Memberships, voting together as a class based on their respective voting rights at any annual or special meeting of the Corporation, shall be required to adopt any amendment to the Bylaws or the Rules that, in the sole and absolute determination of the Board of Directors, adversely affects:

(1)    the allocation of products that a holder of a specific Series of Class B Membership is permitted to trade on the exchange facilities of the Corporation (including both the open outcry trading system and the electronic trading system),

(2)    the requirement that, except as provided in that certain Agreement, dated August 7, 2001, between the Corporation and the Chicago Board Options Exchange (the “CBOE”), as modified by that certain Letter Agreement, dated October 7, 2004, between the Corporation, CBOT Holdings and the CBOE, in each case, as may be amended from time to time in accordance with their respective terms, holders of Class B Memberships who meet the applicable membership and eligibility requirements will be charged transaction fees for trades of the Corporation’s products for their accounts that are lower than the transaction fees charged to any participant who is not a holder of Class B Membership for the same products, whether trading utilizing the open outcry trading system or the electronic trading system,

(3)    the membership qualifications or eligibility requirements for holding any Series of Class B Membership or exercising any of the membership rights and privileges associated with such Series,

(4)    the commitment to maintain open outcry markets set forth in Section F of Article IV of this Certificate of Incorporation, which must be approved by a majority of the voting power of the outstanding Series B-1 Memberships and Series B-2 Members, voting together as a class, or

(5)    the requirement that any proposal to offer electronic trading between the hours of 6:00 a.m., Central Time, and 6:00 p.m., Central Time, of agricultural contracts or agricultural products currently traded on the Corporation’s open outcry markets be approved by the holders of the Series B-1 Memberships and Series B-2 Memberships.

For purposes of Section D(2)(b)(1) of Article IV, the allocation of products that the holders of any Series of Class B Membership are permitted to trade on the exchange facilities of the Corporation shall be deemed to be adversely affected only if a product is eliminated from the allocation of products the holders of a particular Series of Class B Memberships are permitted to trade.

(c)    In addition to their right to vote on the matters specified in the preceding paragraph (a), holders of Series B-1 Memberships and Series B-2 Memberships shall also be entitled, at any annual or special meeting of members, to (i) adopt, repeal or amend the Bylaws of the Corporation, or (ii) make non-binding recommendations that the Board of Directors of the Corporation consider proposals that require the approval of the Board of Directors, including recommendations that the board consider a specific proposal, in each case subject to such requirements and conditions for the initiation of proposals by members as may be stated in this Certificate of Incorporation or in the Bylaws. Any proposal brought pursuant to Section D(2)(c) of this Article IV shall require the affirmative vote of the holders of a majority of the votes cast by the holders of Series B-1 Memberships and Series B-2 Memberships, voting together as a single class based on their respective voting rights, at any annual or special meeting of the Corporation.

(d)    On any matter on which holders of Series B-1 Memberships and Series B-2 Memberships are entitled to vote pursuant to paragraphs (a), (b) and (c) of this Section D(2) of Article IV, such holders of Series B-1 Memberships and Series B-2 Memberships shall be the only members of the Corporation entitled to vote thereon. Holders of Series B-1 Memberships and Series B-2 Memberships shall have no other voting rights except as expressly set forth herein and shall not have the right to take action by written consent in lieu of a meeting. One-third of the total voting power of the Series B-1 Memberships and Series B-2 Memberships present in person or by proxy shall constitute a quorum at any meeting to take action on the matters as to which such holders are entitled to vote pursuant to paragraphs (a), (b) and (c) of Section (D)(2) of this Article IV. Series B-3 Memberships, Series B-4 Memberships and Series B-5 Memberships shall have no right to vote on any matters or to initiate any proposals at or for any meeting of members. For purposes of any vote of the holders of Series B-1 Memberships and Series B-2 Memberships permitted by this Certificate of Incorporation, the Board of Directors shall be entitled to fix a record date, and only holders of record as of such record date shall be entitled to vote on the matter to be voted on.

3.    Conversion Rights of Series B-3 Memberships.

(a)    Conversion.    Subject to, and upon compliance with, the provisions of this Section D(3) of Article IV, any two (2) Series B-3 Memberships shall be convertible at the option of the holder into one (1) Series B-2 Membership.

(b)    Mechanics of Conversion.    A holder of Series B-3 Memberships may exercise the conversion right specified in Section D(3)(a) of Article IV by delivering to the Corporation or any transfer agent of the Corporation written notice stating that the holder elects to convert such memberships, accompanied by the certificates or other instruments, if any, representing the memberships to be converted. Conversion shall be deemed to have been effected on the date when delivery of such written notice, accompanied by such certificate or other instrument, if any, is made, and such date is referred to herein as the Conversion Date. As promptly as practicable after the Conversion Date, the Corporation may issue and deliver to or upon the written order of such holder a certificate or other instrument, if any, representing the number of Series B-2 Memberships to which such holder is entitled as a result of the exercise of such conversion right. The person in whose name the certificates or other instruments representing Series B-2 Memberships are to be issued shall be deemed to have become the holder of record of such Series B-2 Memberships on the applicable Conversion Date.

(c)    Memberships Reserved for Issuance. The Corporation shall take all actions necessary to reserve and make available at all times for issuance upon the conversion of Series B-3 Memberships, such number of Series B-2 Memberships as are issuable upon the conversion of all outstanding Series B-3 Memberships.

E.    Restriction on Transfer.

1. Except as otherwise provided in this Section E of Article IV, no Class B Membership may be sold, transferred or otherwise disposed of (excluding any hypothecation thereof) except (a) by operation of law, (b) in a bona fide pledge to a commercial bank, a savings and loan institution or any other lending or financial institution or any Class B Member or clearing member of the CBOT Subsidiary as security for obligations of the holder incurred to acquire a membership in the CBOT Subsidiary, or (c) in a transaction consummated in connection with and conditioned upon the sale, transfer or disposition of shares of Series A-1, Class A Common Stock of CBOT Holdings (“Series A-1 Common Stock”), Series A-2, Class A Common Stock of CBOT Holdings (“Series A-2 Common Stock”) or Series A-3 Class A Common Stock of CBOT Holdings (“Series A-3 Common Stock,” and together with Series A-1 Common Stock and the Series A-2 Common Stock, the “Restricted Class A Common Stock”), that results in the number of shares of Restricted Class A Common Stock associated with the series of such Class B Membership, as set forth hereinafter in this Section E of Article IV, being simultaneously sold, transferred or disposed of to the same transferee of such Class B Membership. The number of shares of Common Stock that must be sold, transferred or otherwise disposed of in accordance with the preceding sentence is as follows: at least nine thousand one hundred fourteen (9,114) shares of Series A-1 Common Stock, nine thousand one hundred twelve (9,112) shares of Series A-2 Common Stock and Series A-3 Common Stock with one (1) Series B-1 Membership; at least three thousand three hundred thirty-four (3,334) shares of Series A-1 Common Stock, three thousand three hundred thirty-three (3,333) shares of Series A-2 Common Stock or three thousand three hundred thirty-three (3,333) shares of Series A-3 Common Stock with one (1) Series B-2 Membership; at least one thousand six hundred sixty-eight (1,668) shares of Series A-1 Common Stock, one thousand six hundred sixty-six (1,666) shares of Series A-2 Common Stock or one thousand six hundred sixty-six (1,666) shares of Series A-3 Common Stock with one (1) Series B-3 Membership; at least three hundred sixty-eight (368) shares of Series A-1 Common Stock, three hundred sixty-six (366) shares of Series A-2 Common Stock or three hundred sixty-six (366) shares of Series A-3 Common Stock with one (1) Series B-4 Membership; and at least eight hundred thirty-four (834) shares of Series A-1 Common Stock, eight hundred thirty-three (833) shares of Series A-2 Common Stock or eight hundred thirty-three (833) shares of Series A-3 Common Stock with one (1) Series B-5 Membership. Notwithstanding the foregoing, for purposes of satisfying the requirements of this Section E(1) of Article IV, a holder of Restricted Class A Common Stock shall not be obligated to sell, transfer or dispose of any Class A Common Stock for which the applicable transfer restrictions have expired in connection with the lapse of the applicable transfer restriction period and have converted into unrestricted Class A Common Stock.

2. The restrictions contained in this Section E of Article IV shall be terms and conditions of membership in the Corporation and any purported sale, transfer or other disposition of a Class B Membership not in accordance with this Section E of Article IV shall be void and shall not be recorded on the books of or otherwise recognized by the Corporation.

3. If and when a majority of the outstanding Class A Common Stock of CBOT Holdings, voting together as a single class, approves a proposal to provide the board of directors of CBOT Holdings the power to authorize CBOT Holdings to issue all or any portion of the authorized shares of capital stock of CBOT Holdings that remain unissued after the issuance of shares in conjunction with the Restructuring in one or more transactions of any nature when and if determined by the board of directors of CBOT Holdings in its sole discretion (the “Second Approval”) the reciprocal restrictions on transfer described in Section E(1) above will terminate and Class B Memberships will thereafter be transferable without the applicable Series A-1 Common Stock, Series A-2 Common Stock and Series A-3 Common Stock, subject to any applicable membership requirements of the Corporation and any other restrictions imposed by the Bylaws, Rules and Regulations or applicable law.

F.    Commitment to Maintain Open Outcry Markets. Subject to the terms and conditions of this Section F of Article IV, the Corporation shall maintain open outcry markets operating as of the effective date of the amendment and restatement of this Certificate of Incorporation creating Class B Memberships (the “Effective Date”) and provide financial support to each such market for technology, marketing and research, which the Board of Directors determines, in its sole and absolute discretion, is reasonably necessary to maintain each such open outcry market.

Notwithstanding the foregoing or any other provision of this Certificate of Incorporation, the Board of Directors may discontinue any open outcry market at such time and in such manner as it may determine if (1) the Board of Directors determines, in its sole and absolute discretion, that a market is no longer “liquid” or (2) the holders of a majority of the voting power of the then outstanding Series B-1 Memberships and Series B-2 Memberships, voting together as a single class based on their respective voting rights, approve the discontinuance of such open outcry market.

For purposes of the foregoing, an open outcry market will be deemed “liquid” for so long as it meets either of the following tests, in each case as measured on a quarterly basis:

(a)    if a comparable exchange-traded product exists, the open outcry market has maintained at least 30 percent (30%) of the average daily volume of such comparable product (including for calculation purposes, volume from Exchange-For-Physicals transactions in such open outcry market); or

(b)    if no comparable exchange-traded product exists, the open outcry market has maintained at least 40 percent (40%) of the average quarterly volume in that market as maintained by the Corporation in 2001 (including, for calculation purposes, volume from Exchange-For-Physicals transactions in such open outcry market).

The commitment to maintain open outcry markets set forth in this Section F of Article IV will not apply to markets introduced after the Effective Date.

ARTICLE V

MANAGEMENT OF AFFAIRS

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    In accordance with Sections 141(a) and 141(j) of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, the composition of which shall be as set forth in Article VI of this Certificate of Incorporation. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation, the Bylaws or the Rules, the directors are hereby empowered to exercise all powers and do all acts and things as may be exercised or done by the Corporation.

B.    A special meeting of members shall be called by the Chairman of the Board or the Board of Directors upon receipt by the Chairman of the Board or the Secretary of the Corporation of a written demand of the holders of Series B-1 Memberships and Series B-2 Memberships entitled to cast 10% of the total number of votes entitled to be cast at such meeting. Any such written demand shall specify the purpose of such special meeting and the special meeting so called shall be limited to the purpose so set forth. The written demand shall also specify the date of such special meeting that shall be a business day not less than ten (10) nor more than sixty (60) days from the date of such written demand. The purpose of any special meeting shall be stated in the notice thereof.

C.    Any action required or permitted to be taken by the members of the Corporation must be effected at a duly called annual or special meeting of members of the Corporation and may not be effected by any consent in writing by such members, provided that the Class A Member shall have the right to effect by consent in writing any action which would require the approval of the Class A Member at a duly called annual or special meeting of the members of the Corporation.

ARTICLE VI

BOARD OF DIRECTORS

A. Designation of Directors Prior to a Qualified Initial Public Offering. After the Effective Date but prior to a Qualified Initial Public Offering, the members of the Board of Directors of the Corporation shall not be elected by the members of the Corporation but, rather, shall be those persons who are serving as directors of CBOT Holdings from time to time; such persons shall automatically become directors of the Corporation if they are directors of CBOT Holdings, and shall automatically cease to be directors of the Corporation if they cease to be directors of CBOT Holdings. The Chairman of the Board of CBOT Holdings shall, whenever he or she is serving as a member of the Board of Directors, be Chairman of the Board of Directors and the Vice Chairman of the Board of CBOT Holdings shall, whenever he or she is serving as a member of the Board of Directors, be Vice Chairman of the Board of Directors. Pursuant to Section 141(a) of the DGCL, the person appointed to serve as President and Chief Executive Officer of CBOT Holdings shall, whenever he or she is serving as a member of the Board of Directors, not be entitled to any voting rights held by other directors. For purposes of this Certificate of Incorporation, the term “Qualified Initial Public Offering” shall mean an initial public offering of Class A Common Stock of CBOT Holdings, which has occurred following the Second Approval, that has been underwritten by one or more nationally recognized underwriting firms, following which shares of Class A Common Stock of CBOT Holdings are listed on a national securities exchange.

B. Designation and Election of Directors Following a Qualified Initial Public Offering. Upon completion of a Qualified Initial Public Offering, the Board of Directors will be reconstituted such that it is composed of seventeen directors and classified into two classes of nine and eight directors, respectively, each elected to serve for two-year terms. There will be eleven directors designated as “Parent Directors” and six directors designated as “Subsidiary Directors.” Upon election or appointment as Parent Directors of CBOT Holdings, the Parent Directors shall automatically become members of the Board of Directors and shall continue to hold such directorships for so long as they remain members of the board of directors of CBOT Holdings. The Subsidiary Directors shall be elected by the holders of Series B-1 Memberships (“Series B-1 Members”) and the holders of Series B-2 Memberships (“Series B-2 Members”), voting together as a single class according to their respective voting power, beginning with the first annual election following completion of a Qualified Initial Public Offering for two-year terms. The following qualifications for Subsidiary Directors shall apply: four directors, on the date of their first nomination or selection as nominees for the Board of Directors, shall be Series B-1 Members and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations and two directors, on the date of their first nomination or selection as nominees for the Board of Directors, shall be Series B-2 Members and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations. The Chairman of the Board of CBOT Holdings shall, whenever he or she is serving as a member of the Board of Directors, be Chairman of the Board of Directors and the Vice Chairman of the Board of CBOT Holdings shall, whenever he or she is serving as a member of the Board of Directors, be Vice Chairman of the Board of Directors. The President and Chief Executive Officer of CBOT Holdings shall, whenever he or she is serving as a member of the Board of Directors, be entitled to the same voting rights held by other directors.

ARTICLE VII

NOMINATING COMMITTEE

Upon completion of a Qualified Initial Public Offering, the Corporation shall maintain an elected nominating committee (the “Nominating Committee’), which shall receive proposals from the holders of Series B-1 Memberships and Series B-2 Memberships, review the qualifications of proposed individuals and such other individuals as the Nominating Committee may from time to time select, and advise the Board of Directors of the Corporation as to its recommendations for the nomination of individuals to serve as directors of the Corporation. The members of the Nominating Committee shall be subject to the qualifications set forth below in Section A of Article VII.

A. Composition. The Nominating Committee shall be composed of five persons, including (a) four persons who shall, on the date of their first nomination or selection as nominees for election to the Nominating Committee, be Series B-1 Members and (b) one person who shall, on the date of his or her first nomination or selection as a nominee for election to the Nominating Committee, be a Series B-2 Member. Any member of the Nominating Committee who, at any time during his or her term of office, fails to continue to satisfy the qualifications under which he or she was last elected to the Nominating Committee shall thereupon cease to be qualified to serve as a member of the Nominating Committee and the term of office of such person on such committee shall automatically end.

B. Election. Members of the Nominating Committee shall be elected by Series B-1 Members and Series B-2 Members, voting together as a single class according to their respective voting power, for a term of three years.

C. Organization. The Nominating Committee shall elect its own chairman, who for so long as he or she serves in such capacity shall at all times be a Series B-1 Member.

D. Term Limits. Members of the Nominating Committee may not be elected or appointed to serve again as a member of the Nominating Committee until the third annual meeting following the annual meeting at which his or her term ended. However, there is no other limit to the number of terms a member of the Nominating Committee may serve.

E. Removal; Vacancies. Members of the Nominating Committee may be removed by a majority of the Series B-1 Members and Series B-2 Members, voting together as a single class according to their respective voting power, with or without cause. Any vacancies in the Nominating Committee shall be filled by the Board of Directors of the Corporation, and members so chosen shall hold their position for a term expiring at the next annual meeting of the members of the Corporation.

ARTICLE VIII

AMENDMENT OF BYLAWS

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation, provided that any change to the matters set forth in Section D(2)(b) of Article IV shall also require the approval of holders of Series B-1 Memberships and Series B-2 Memberships as specified therein. The Series B-1 Members and Series B-2 Members shall also have power to adopt, amend or repeal the Bylaws. The only members of the Corporation with any power to adopt, amend or repeal the Bylaws or the Rules of the Corporation shall be the Series B-1 Members and Series B-2 Members, as set forth in Section (D)(2) of Article IV of this Certificate of Incorporation, and no other member of, or class or series of membership in, the Corporation shall have any such power.

ARTICLE IX

LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its members for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director’s duty of loyalty to the Corporation or its members, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. For purposes of this Article IX, the term “director” shall, to the fullest extent permitted by the DGCL, include any person who, pursuant to this Certificate of Incorporation, is authorized to exercise or perform any of the powers or duties otherwise conferred upon a board of directors by the DGCL.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon the members of the Corporation are granted subject to this reservation. Any amendment of, or repeal of any provision contained in, this Certificate of Incorporation shall require, first, the approval of the Board of Directors and, second, the approval of the Series B-1 Members and Series B-2 Members, voting together as a single class. No other Members or Membership class shall be entitled to vote thereon and such amendment or repeal shall require the approval of the holders of a majority of the votes cast on any such properly presented proposal at any annual or special meeting of the members of the Corporation.

* * * *

APPENDIX H

FORM OF AMENDED AND RESTATED BYLAWS

OF

BOARD OF TRADE OF THE

CITY OF CHICAGO, INC.

These Bylaws shall take effect at the effective time (the “Effective Time”) of the Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”) of Board of Trade of the City of Chicago, Inc. (the “Corporation”) to be filed with the Secretary of State of the State of Delaware in connection with the merger of the Corporation and the restructuring thereof (the “Restructuring”) as described in the Registration Statement filed with the Securities and Exchange Commission in connection with the Restructuring; provided that, any limitation or restriction heretofore contained in the Bylaws, Rules and Regulations of the Corporation with respect to the rights of any holder of a Full Membership, Associate Membership, one-half participation interest in an Associate Membership, which shall constitute a membership in the Corporation of the same class as a GIM Membership Interest, GIM Membership Interest, IDEM Membership Interest or COM Membership Interest to receive the dividend to be declared and distributed in connection with the Restructuring shall be and hereby is eliminated immediately upon the adoption of these Bylaws and the holders of each of the foregoing classes of membership shall be deemed to be members of the Corporation (of their respective class) as that term is used in the Delaware General Corporation Law (as amended from time to time, the “DGCL”).

Capitalized terms used but not otherwise defined herein (including the Rules) shall have the meaning given to such terms in the Certificate of Incorporation.

ARTICLE I—RULES AND REGULATIONS

Section 1.    Incorporation of Rules and Regulations.

In accordance with the Certificate of Incorporation of the Corporation, the Rules and the Regulations, each as they may be amended from time to time, are hereby incorporated by reference into and made part of these Bylaws. For purposes of clarity, each reference to Full Memberships, Associate Memberships, GIM Membership Interests, IDEM Membership Interests and COM Membership Interests in the Rules and Regulations shall be deemed to refer to a Series B-1, B-2, B-3, B-4 and B-5 Membership, respectively. In addition, each reference to a one-half participation in an Associate Membership in the Rules shall, unless the context indicates otherwise, be deemed to refer to a Series B-3 Membership.

Section 2.    Member Consent to Be Bound.

Applicants for membership and any person or entity holding any membership in the Corporation shall be required to sign a written agreement to observe and be bound by the Certificate of Incorporation, the Bylaws and the Rules of the Corporation, as each may be amended from time to time. In addition, the Board of Directors may adopt interpretations of the Certificate of Incorporation, Bylaws and the Rules (“Interpretations”) which shall be incorporated into and deemed to be Rules.

ARTICLE II—MEMBERSHIP

Section 1.    Terms and Conditions.

The terms and conditions of membership in the Corporation, including, without limitation, the rights and obligations of members, member firms and delegates, shall be as provided herein, in the Certificate of

Incorporation and in the Rules. Without limiting the foregoing, requirements with respect to, and restrictions and limitations on, the ownership, use, purchase, sale, transfer or other disposition of any membership or interest therein, or any other interest of or relating to the Corporation or membership therein, including the payment of proceeds from the sale, transfer or other disposition of any membership or interest therein, shall be as provided herein, in the Certificate of Incorporation and in the Rules, or as otherwise provided in accordance with applicable law.

Section 2.    Voting Rights.

Members shall have such voting rights as are specified in the Certificate of Incorporation. To the extent authorized by the Certificate of Incorporation, the Board of Directors shall be entitled to fix a record date for purposes of determining the members entitled to vote on any matter. Except as expressly provided in the Certificate of Incorporation of the Corporation, on any matter upon which the holders of Series B-1 Memberships and Series B-2 Memberships are entitled to vote, such members shall have the authority to authorize such proposal on the affirmative vote of a majority of votes cast at any annual or special meeting of the members of the Corporation.

Section 3.    Annual and Special Meetings.

1. Prior to a Qualified Public Offering, the directors of the Corporation shall be elected by the holder of the Class A Membership at an annual meeting to be held on a date designated by the Board of Directors (the “Annual Meeting”), provided that no annual meeting need be held if the holder of the Class A Membership has elected directors by written consent without a meeting. Upon completion of a Qualified Initial Public Offering, the Subsidiary Directors shall be elected by the Series B-1 Members and the Series B-2 Members at the Annual Meeting. Special meetings of the members may be called only by those persons, and in the manner specified, in the Certificate of Incorporation.

2. Nominations of persons for election to the Board of Directors or the Nominating Committee may be made at the Annual Meeting (a) pursuant to the Corporation’s notice with respect to such meeting, (b) by or at the direction of the Board of Directors or (c) by any Series B-1 Member or any Series B-2 Member in good standing with the Corporation who was a member in good standing at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section.

3. For nominations to be properly brought before an Annual Meeting by a Series B-1 Member or Series B-2 Member pursuant to clause (c) of the foregoing paragraph, (1) the member must have given timely notice thereof in writing to the Secretary of the Corporation, (2) if the member has provided the Corporation with a Solicitation Notice, as that term is defined in subclause (b)(iii) of this paragraph, such member must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such member to be sufficient to elect the nominee or nominees proposed to be nominated by such member, and must, in either case, have included in such materials the Solicitation Notice and (3) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the member proposing such nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this section. To be timely, a member’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than twenty (20) or more than sixty (60) days prior to the first anniversary (the “Anniversary”) of the date on which the Corporation first mailed its proxy materials for the preceding year’s Annual Meeting; provided, however, that for purposes of the first Annual Meeting following the Effective Time, or if the date of an Annual Meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s Annual Meeting, notice by the member to be timely must be so delivered not earlier than the 90th day prior to such Annual Meeting and not later than the close of business on the later of (i) the 45th day prior to such Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Such member’s notice shall set forth: (a) as to each person whom the member proposes to nominate for election or reelection as a director or member of the Nominating Committee (x) the person’s name and a brief description of the current positions and directorships such person holds; (y) whether the member proposes to nominate such person to be a Series B-1 Director, a Series B-2 Director or a member of the Nominating Committee and, if applicable, a statement that such person satisfies the applicable criteria for Series B-1 Directors, Series B-2 Directors or members of the Nominating Committee, as applicable, and (z) such person’s written consent to serve as a director or member of the Nominating Committee, as applicable if elected and, if applicable, a written undertaking to promptly provide to the Secretary of the Corporation upon request any information that the Corporation deems to be relevant to the determination of whether such person satisfies the applicable criteria for Series B-1 Directors, Series B-2 Directors or members of the Nominating Committee, as applicable; (b) as to the member giving the notice (i) the name and address of such member, as they appear on the Corporation’s books, (ii) the series and number of memberships of the Corporation that are owned by such member, and (iii) whether such member intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

4. In the event that (a) a member proposes to nominate an individual for election or reelection as a director of the Corporation or as a member of the Nominating Committee; (b) such member has satisfied each of the terms and conditions set forth in paragraph (3) of this Section 3 for the nomination of such nominee; and (c) such member has delivered to the Secretary of the Corporation a written petition executed by at least forty persons who are holders of a Series B-1 Membership proposing to nominate such nominee, the Corporation shall, to the extent it prepares and delivers a proxy statement and form of proxy, at its own expense, use commercially reasonable efforts to include the name of such nominee and all other information required as a matter of law in such proxy statement and form of proxy.

5. Notwithstanding anything in the second sentence of the third paragraph of this Section 3 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least fifty-five (55) days prior to the Anniversary, a member’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

6. Only persons nominated in accordance with the procedures set forth in this Section 3 shall be eligible to be elected as directors or members of the Nominating Committee at an Annual Meeting. The chairman of the meeting shall have the power and the duty to determine whether a nomination to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination is not in compliance with these Bylaws, to declare that such defectively proposed nomination shall not be presented for member action at the meeting and shall be disregarded.

7. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service.

Section 4.    Notice of Meetings.

Written notice of the place, date, and time of all meetings of the members shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each member entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the DGCL or the Certificate of Incorporation of the Corporation). The notice of any special meeting of members shall also state the purpose or purposes for which such meeting is called.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which members and proxy holders may be deemed to be present in person and vote at such adjourned meeting is announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which members and proxy holders may be deemed to be present in person and vote at such adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting without regard to the presence of a quorum at such adjournment.

Section 5.    Quorum.

The presence of the holder of the Class A Membership, in person or by proxy, shall constitute a quorum with respect to any matter on which the holder of the Class A Membership is entitled to vote pursuant to the Certificate of Incorporation, or any meeting called to vote on such matters.

With respect to any matter on which the holders of Class B Memberships are entitled to vote pursuant to the Certificate of Incorporation, or any meeting called to vote on such matters, the presence of holders of Class B Memberships, in person or by proxy, representing one-third of the votes entitled to be cast on such matters, shall constitute a quorum. If a quorum shall fail to attend any meeting, the chairman of the meeting or, in his or her absence, the Chairman of the Board of Directors or the President may adjourn the meeting to another place, if any, date or time.

Section 6.    Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board of Directors or, in his or her absence, such person as may be chosen by the holder of the Class A Membership, shall call to order any meeting of the members and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman appoints.

Section 7.    Conduct of Business.

The chairman of any meeting of members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

Section 8.    Proxies and Voting.

At any meeting of the members, every member entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 9.    Written Consent of Members in Lieu of Meeting.

Except as otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of members of the Corporation, or any action which may be taken at any annual or special meeting of the members, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the number of members that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of members are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each member who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of members to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section.

ARTICLE III—BOARD OF DIRECTORS

Section 1.    General.    The Board of Directors shall be comprised of such persons, who shall be subject to such qualifications, shall be appointed in such manner and shall have and exercise such powers, as provided in the Certificate of Incorporation.

Section 2.    Quorum.    A majority of the total number of directors then in office shall constitute a quorum of the Board of Directors.

Section 3.    Attendance at Board Meetings.

Members of the Board of Directors or any committee who are physically present at a meeting of the Board of Directors or any committee may adopt as the procedure of such meeting that, for quorum purposes or otherwise, any member not physically present but in continuous communication with such meeting shall be deemed to be present. Continuous communication shall exist only when, by conference telephone or similar communications equipment, a member not physically present is able to hear and be heard by each other member deemed present, and to participate in the proceedings of the meeting.

Section 4.    Regular Meetings.

The Board of Directors shall hold regular meetings at such times as the Board of Directors may determine from time to time.

Section 5.    Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President, and shall be called by the Secretary upon the written request of three Directors. The Secretary shall give at least one hour’s notice of such meetings either by announcement on Change or by call letter.

Section 6.    Certain Rights and Restrictions.

The right of any person to vote, participate or take any action in any capacity as a member of the Board of Directors or any committee, panel or other body shall be subject to such requirements and restrictions as may be provided herein, in the Certificate of Incorporation and in the Rules.

ARTICLE IV—COMMITTEES AND DEPARTMENTS

Section 1.    General.

To the fullest extent permitted by law and the Certificate of Incorporation, the Board of Directors shall have the power to appoint, and to delegate authority to, such committees of the Board of Directors as it determines to be appropriate from time to time.

Section 2.    Additional and Standing Committees.

In addition to such committees as may be authorized by the Board of Directors from time to time, the Corporation shall have such additional and standing committees, which shall be comprised of such persons having such powers and duties, as provided in the Rules. Any person may be disqualified from serving on or participating in the affairs of any committee to the extent provided in the Rules.

Section 3.    Departments.

The Corporation shall have such departments as are authorized in or in accordance with the Rules.

ARTICLE V—OFFICERS

Section 1.    General.

The Corporation shall have such officers, with such powers and duties, as provided herein and in the Certificate of Incorporation.

Section 2.    Chairman of the Board.

The Chairman of the Board of Directors of CBOT Holdings shall, whenever he or she is serving as a member of the Board of Directors of the Corporation, be the Chairman of the Board of Directors of the Corporation.

Section 3.    President.

The President shall be the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, he or she shall have the responsibility to carry on the day to day activities of the Corporation, subject to the Board’s authority to review the activities of the President and determine the policies of the Corporation, and for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive and which are delegated to him or her from time to time by the Board of Directors.

Section 4.    Officers Other Than President.

The Board of Directors shall appoint such Vice Presidents as it may deem necessary or desirable for the efficient management and operation of the Corporation. The Executive Vice President and any other Vice Presidents shall be responsible to the President. The Board of Directors shall also appoint such other officers as may be necessary. The Board of Directors may prescribe the duties and fix the compensation of all such officers and they shall hold office during the will of the Board of Directors.

Section 5.    Bonding of Employees.

The President, Secretary, Assistant Secretary, Treasurer and Assistant Treasurer shall be placed under bond of $50,000 each, premiums to be paid out of the general funds of the Corporation; and such other employees of the Office of the Secretary, who handle funds of the Corporation, shall be bonded in the sum of $5,000 each, premiums to be paid out of the general funds of the Corporation.

Section 6.    Secretary.

The Secretary shall perform such duties as may be delegated to him or her by the Board of Directors or the President. In addition he or she shall be charged with the following specific duties:

(a) To take charge of the books, papers, and corporate seal of the Corporation;

(b) To attend all meetings of the Corporation and the Board of Directors, and to keep official records thereof;

(c) To give notices when required of all Board of Directors and membership meetings;

(d) To conduct the correspondence of the Corporation under the direction of the proper officers;

(e) To furnish to the Chairman of every Special Committee a copy of the resolution whereby such Committee was created;

(f) To post all notices which may be required to be posted upon the bulletin board;

(g) To keep his or her office open during usual business hours;

(h) To see that the rooms and property of the Corporation are kept in good order;

(i) To attest, upon behalf of the Corporation, all contracts and other documents requiring authentication;

(j) To permit members to examine the records of the Corporation upon reasonable request; and

(k) To post on the bulletin board from time to time the names of all warehouses, the receipts of which are declared regular for delivery, and also, upon direction of the Board of Directors, to post any fact tending to impair the value of receipts issued by such warehouses.

Section 7.    Assistant Secretaries.

Assistant Secretaries shall perform such duties as the Secretary or the Board of Directors may require, and shall act as Secretary in the absence or disability of the Secretary.

Section 8.    Treasurer.

The Treasurer shall have general charge of all funds belonging to the Corporation, and shall be charged with the following specific duties:

(a)    The Treasurer shall receive from the Secretary deposit of funds belonging to the Corporation. Checks in amounts over $10,000 shall be signed by either the President, the Chief Financial Officer, the Treasurer, the Secretary or the Assistant Secretary and countersigned by the Chairman of the Board of Directors, a Vice Chairman of the Board of Directors or one (1) of the three (3) other elected members of the Executive Committee;

(b)    To make an annual report to the Corporation of all receipts and disbursements; and

(c)    To keep all of his or her accounts in permanent books of account belonging to the Corporation, which books shall at all times be open to the examination of the Board of Directors or any committee thereof.

Section 8.    Assistant Treasurer.

The Assistant Treasurer shall perform such duties as the Treasurer or the Board of Directors may require, and shall act as Treasurer in the absence or disability of the Treasurer.

ARTICLE VI—NOTICES

Section 1.    Notices.

Except as otherwise specifically provided herein or required by law, all notices required to be given to any member, director, committee member, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or mailgram. Any such notice shall be addressed to such member, director, committee member, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails or by telegram or mailgram, shall be the time of the giving of the notice.

Section 2.    Waivers.

A written waiver of any notice, signed by a member, director, committee member, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such member, director, committee member, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE VII—MISCELLANEOUS

Section 1.    Facsimile Signatures.

Facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2.    Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 3.    Reliance upon Books, Reports and Records.

Each director and each member of any committee designated by the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4.    Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors from time to time.

Section 5.    Time Periods.

Except as otherwise specifically provided, in applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE VIII—INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.    Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a

“proceeding”), by reason of the fact that he or she is or was a Director, officer, committee member or employee of the Corporation or is or was serving at the request of the Corporation as a Director, officer, trustee, committee member or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, trustee, committee member or employee or in any other capacity while serving as a Director, officer, trustee, committee member or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 2.    Right to Advancement of Expenses.

The right to indemnification conferred in Section 1 of this Article VIII shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, officer, committee member or employee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Section 3.    Right of Indemnitee to Bring Suit.

If a claim under Section 1 or 2 of this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its members) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its members) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 4.    Non-Exclusivity of Rights.

The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of members or disinterested Directors or otherwise.

Section 5.    Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, committee member, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 6.    Indemnification of Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 7.    Corporation Defense Expenses.

Any member or member firm who fails to prevail in a lawsuit or any other type of legal proceeding instituted by that member or member firm against the Corporation or any of its officers, Directors, committee members, employees or agents must pay to the Corporation all reasonable expenses, including attorney’s fees, incurred by the Corporation in the defense of such proceeding. Any member or member firm required to compensate the Corporation pursuant to this section shall be assessed interest on such amount at the rate of Prime plus one percent (1%), which interest shall accrue from the date such amount was demanded in writing after the member or member firm failed to prevail in a lawsuit or any other type of legal proceeding against the Corporation.

ARTICLE IX—AMENDMENTS

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation; provided that any change to the matters set forth in Section (D)(2)(a) of Article IV of the Certificate of Incorporation shall also require the approval of Series B-1 Members and Series B-2 Members as specified therein. Series B-1 Members and Series B-2 Members shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that any adoption, amendment or repeal of the Bylaws of the Corporation by Series B-1 Members and Series B-2 Members shall require the affirmative vote of a majority of the votes cast on any such properly presented proposal at any annual or special meeting of the members of the Corporation.

* * * *

APPENDIX I

FORM OF TECHNICAL AMENDMENTS

TO THE AMENDED AND RESTATED BYLAWS OF

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

ARTICLE II    MEMBERS AND OTHER INTEREST HOLDERS*

SECTION 1    Terms and Conditions.

[(a)]  The terms and conditions of membership in the Corporation, including, without limitation, the rights and obligations, including trading rights and privileges, of members (Full, Associate or otherwise), member firms, membership interest holders, delegates and all categories and classes of memberships and other interests in the Corporation, shall be as provided herein, in the Certificate of Incorporation and in the Rules and Regulations. Without limiting the foregoing, requirements with respect to, and restrictions and limitations on, the ownership, use, purchase, sale, transfer or other disposition of any membership or interest therein, or any other interest of or relating to the Corporation or membership therein, including the payment of proceeds from the sale, transfer or other disposition of any membership or interest therein, shall be as provided herein, in the Certificate of Incorporation and in the Rules and Regulations, or as otherwise provided in accordance with applicable law.

[(b)  For the avoidance of doubt, any limitation or restriction heretofore contained in the Bylaws, Rules and Regulations of the Corporation with respect to the rights of any holder of a Full Membership, Associate Membership, one-half participation interest in an Associate Membership, which shall constitute a membership in the Corporation of the same class as a GIM Membership Interest, GIM Membership Interest, IDEM Membership Interest or COM Membership Interest to receive the dividend to be declared and distributed in connection with the Restructuring shall be and hereby is eliminated and the holders of each of the foregoing classes of membership shall be deemed to be members of the Corporation (of their respective class) as that term is used in the Delaware General Corporation Law (as amended from time to time, the “DGCL”).

(c)  Each holder of record of a Full Membership, Associate Membership, one-half participation interest in an Associate Membership, GIM Membership Interest, IDEM Membership Interest and COM Membership Interest, in each case, as described in the Rules and Regulations (as determined solely and conclusively by the records of the Corporation) on the effective date of this amendment to the Bylaws, and each transferee who thereafter acquires such membership in accordance with the Certificate of Incorporation, these Bylaws and the Rules and Regulations, shall be deemed to be the legal holder of such membership and a member of the Corporation for purposes of the Delaware General Corporation Law.]

*	Bracketed language denotes proposed additions to the Amended and Restated Bylaws of Board of Trade of the City of Chicago, Inc. to become effective immediately upon approval by the membership.

I-1

APPENDIX J

STATUS OF CERTAIN CURRENT CBOT RULES AND REGULATIONS AS A RESULT OF THE RESTRUCTURING TRANSACTIONS

The following summary provides the status of certain CBOT rules and regulations that will either be amended and restated, restated in their entirety or repealed in connection with the completion of the restructuring transactions. Where an existing rule or regulation will be either modified and restated or restated in its entirety, the location of the new provision in the certificate of incorporation of the CBOT Holdings, the form of which is attached to this document as Appendix E, and/or the bylaws of the CBOT Holdings, the form of which is attached to this document as Appendix F, has been identified for your information and reference. However, because changes are being made to many of the restated provisions, you should review and consider carefully the new provisions before voting on the propositions relating to the restructuring transactions. In addition, the CBOT’s current rules and regulations and, subject to changes to the rules and regulations occurring from time to time after the date of this document, the form of the rules and regulations of the CBOT subsidiary immediately after the restructuring transactions have been filed as exhibits to the registration statement of which this document is a part. We urge you to review carefully all of these materials in connection with your consideration of the restructuring transactions.

We currently expect that these changes to our rules and regulations, which will form part of the bylaws of the CBOT subsidiary and/or the bylaws or certificate of incorporation of CBOT Holdings, as applicable, will take effect at the time that the certificate of incorporation of the CBOT Holdings becomes effective and that the CBOT subsidiary will publish an amended and restated Rulebook as soon as reasonably practicable thereafter. We currently plan to make copies of this new Rulebook available to holders of Class B memberships in the CBOT subsidiary in accordance with our past practice and procedures.

100.00	Temporary Rule Revision Authority—Notwithstanding any other provisions of the Corporation’s bylaws and rules, the Board of Directors and/or the e-cbot Board of Directors, as applicable, (the “applicable Board”) shall be authorized to enact revisions to the Corporation’s rules on a temporary basis, without submitting such revisions to a membership vote, subject to the following conditions:

a)	The applicable Board shall determine, in its sole discretion, that there is an immediate competitive need for such rule revision and that such revision is in the best interests of the Corporation.

b)	Any such rule revision which concerns fees charged by the Corporation shall be consistent with Regulation 450.05.

c)	Each rule revision enacted pursuant to this Rule 100.00 shall expire no later than one year after its implementation, unless such revision is duly adopted by membership vote to remain in effect for any period of time beyond one year. (07/01/03)

Rule 100.00 will be repealed.

110.00	Petition Ballot Vote Communications—In the event that a ballot vote is forced by petition, all official communications, either written or presented at a Member meeting, will be accompanied by the views of both the Board and the petitioners. The Exchange will provide to the petitioners a minimum of 10 days from the receipt of notice to prepare written or presentation materials to accompany Exchange official communications. The petitioners will be represented by a registered sponsor (an individual who submits the original petitions and who chooses to register as the sponsor) or his designee. If there is no registered sponsor for the petition, the views of the Board and the petitioners should be equitably represented by the Chief Legal Counsel of the Exchange. (01/01/00)

Rule 110.00 will be repealed.

134.00	Board Member Voting Records—The voting record (except those involving strategic planning or disciplinary issues) of each individual Board member should be recorded and available the day following the vote at the Secretary’s office to any interested Full or Associate Member. (01/01/00)

Rule 134.00 will be repealed.

144.00	Assistant Secretaries—Assistant Secretaries shall perform such duties as the Secretary or the Board may require, and shall act as Secretary in the absence or disability of the Secretary. 78 (08/01/94)

Rule 144.00 will be repealed.

156.00	Nominating Committee—Until the first business day of January, 2001, the Nominating Committee shall consist of seven members: six elected members and one elected Associate Member whose terms of office shall be three years. Beginning on the first business day of January, 2001, the Nominating Committee shall consist of five members: four elected Full Members and one elected Associate Member whose terms of office shall be three years, except as provided in the Certificate of Incorporation, Exhibit B, Section 7. The Committee members shall elect their own Chairman who shall be a Full Member. The Associate Member shall serve as a full voting member of the Committee. No member of the Nominating Committee shall be eligible for re-election or reappointment for a period of three years after his term expires. 51 (11/01/00)

Rule 156.00 will be repealed. See Article VII of the Amended and Restated Certificate of Incorporation of CBOT Holdings.

162.01	Standing Committees—Standing Committees may be made up of full and associate members of the Association and members of the staff of the Association, unless otherwise specifically provided for in the Rules and Regulations. In addition, holders of GIM, IDEM or COM Membership Interests may be appointed by the Chairman of the Board to serve as non-voting advisors to any Committee. The Chairman of the Board and the President shall be ex-officio (non-voting) members of all committees of which they are not regular members. The Chairman of the Board, with the approval of the Board of Directors, may appoint full or associate members to both committees and subcommittees. (08/01/94)

Regulation 162.01 will be repealed. See Article III of the Amended and Restated Bylaws of CBOT Holdings.

162.03	Executive Committee—The Executive Committee shall consist of the Chairman of the Board, Vice Chairman of the Board, the President, who shall be a non-voting member of the Committee, and three member Directors. Two such Directors may be nominated by the Chairman of the Board, subject to the approval of the Board. The other shall be elected by the Board in the following manner:

Nominations may be made only by Directors who are members of the Exchange but every member of the Board, except the President, who is a non-voting member of the Board of Directors, may vote. A majority of all votes cast shall be necessary for election. If no nominee shall receive a majority on three ballots, a fourth ballot shall be taken when a plurality shall elect.

To be eligible to serve on the Executive Committee, a Director must have served at least one year as a Director. The Chairman of the Board shall be the Chairman of the Executive Committee. (02/01/01)

Regulation 162.03 will be repealed. See Article III of the Amended and Restated Bylaws of CBOT Holdings.

162.05	Additional Committees—In addition to those appointed by the Chairman of the Board, the Board may appoint such committees as it sees fit and prescribe the duties thereof. 1023 (08/01/94)

Regulation 162.05 will be repealed. See Article III of the Amended and Restated Bylaws of CBOT Holdings.

162.09	Strategy Committee—The Strategy Committee shall consist of no more than eleven members of the Board. A Vice Chairman of the Board will be Chairman of the Strategy Committee. The Chairman of the Board, with the approval of the Board of Directors, may fill any vacancy on the Committee by appointing another member of the Board to serve on the Committee.

The responsibilities of the Strategy Committee shall be as follows; (a) to review and recommend a strategic plan for the Exchange; (b) to develop and track performance milestones implied in the strategic plan; (c) to ensure that subcommittee activities are consistent with the strategic plan; (d) to establish policies and priorities for addressing member proposals; and (e) to understand the competitive position of the Exchange. (03/01/99)

Regulation 162.09 will be repealed. See Article III of the Amended and Restated Bylaws of CBOT Holdings.

164.00	Finance Committee—The Chairman of the Board, with the approval of the Board, shall appoint a Finance Committee, which shall consist of seven members of the Board. All Finance Committee members shall be Full Members, except that one Finance Committee member may be an Associate Member.

Each year the Chairman of the Board shall appoint the Chairman of the Committee for a one-year term provided that the Chairman of the Board upon the effective date of this Rule shall appoint the Chairman of the Committee for a term that shall expire in January 1995.

The Chairman of the Board, with the approval of the Board, shall fill any vacancy in the Committee by appointing another member of the Board to serve on the Committee.

The responsibilities of the Finance Committee shall be as follows: (a) to oversee the monetary affairs of the Exchange, including cash flow, balance sheet, financing activities and investment of member capital; (b) to review and recommend annual budgets and capital expenditure plans for Board approval; (c) to review and recommend specific capital expenditures over an amount to be determined by the Board; (d) to establish revenue-sharing policies for joint ventures and alliances; (e) to review and recommend service, transaction processing and other service fee structures; and (f) to review and recommend membership dues policy. (08/01/94)

Rule 164.00 will be repealed. See Article III of the Amended and Restated Bylaws of CBOT Holdings.

165.02	Audit Committee—The Audit Committee shall be composed of four members of the Board nominated by the Chairman of the Board and approved by the majority vote of the Board.

The Audit Committee shall be responsible for (a) recommending the outside auditor to conduct an annual audit of the financial affairs of the Association; (b) approving the scope of such audits; (c) ensuring that adequate financial reporting systems and controls are in place; (d) reviewing the audit findings and management’s response to those findings; and (e) ensuring the effectiveness of outside auditors and the internal financial audit staff. (08/01/94)

Regulation 165.02 will be repealed. See Article III of the Amended and Restated Bylaws of CBOT Holdings.

165.03	Human Resources Committee—The Human Resources Committee shall be composed of five members of the Board, including the Chairman of the Board. The Chairman of the Committee shall be the Chairman of the Board. The other members of the Committee shall be nominated by the Chairman of the Board and approved by the Board.

The Human Resources Committee shall be responsible for (a) establishing human resource policies; (b) approving, up to certain specified levels which the Board from time to time shall establish, senior management compensation specifically as follows: officer salaries (excluding the salary of the President) and, in conjunction with the President, non-officer salaries; (c) reviewing and recommending senior management appointments; (d) reviewing senior management evaluations, development and succession plans; (e) reviewing and recommending basic organizational structure; and (f) evaluating the performance of the President. (03/01/98)

Regulation 165.03 will be repealed. See Article III of the Amended and Restated Bylaws of CBOT Holdings.

181.00	Retirement—The Board is authorized to adopt, maintain, amend, and terminate, from time to time, a plan or plans for the retirement of employees of the Association and its wholly owned subsidiary corporations and for the payment of pensions to such retired employees; provided, however that no such plan or plans shall be applicable to employees who are covered by a collective bargaining agreement pension plan; and provided, further, that no retired employee now receiving retirement compensation shall have his combined Government assistance and retirement compensation which was in effect prior to September 1, 1950, reduced as a result of any such plan or plans. 76 (08/01/94)

Rule 181.00 will be repealed.

184.00	Appropriations—There shall be no appropriation of money or property of the Association except for the purpose of its legitimate business or to promote the purposes of its organization. 601 (08/01/94)

Rule 184.00 will be repealed.

185.00	Repealing Clause—These Rules shall be effective upon such days as may be proclaimed by the Board. Upon the taking effect of these Rules, all former Rules and Regulations shall be repealed, except as herein provided, and except that prior transactions shall be governed by the Rules previously in effect. 606 (08/01/94)

Rule 185.00 will be repealed.

186.00	Liability Under Previous Rules and Regulations—The provisions of the Rules and Regulations in force immediately prior to the adoption of these Rules and Regulations shall be superseded hereby, except that such adoption shall not affect the liability of any member of the Association for any offense theretofore committed, or any rights or liabilities theretofore acquired or incurred. 607 (08/01/94)

Rule 186.00 will be repealed.

188.02	Service on Board of Directors, Disciplinary Committees, Oversight Committees and Arbitration Panels—No person shall serve on any disciplinary committee (i.e., Appellate Committee, Business Conduct Committee, Financial Compliance Committee, Floor Governors Committee, Floor Conduct Committee or Hearing Committee), oversight committee (i.e. Regulatory Compliance Committee), arbitration panel or the Board of Directors of the Association:

1)	who is found by a final decision or settlement agreement (or absent a finding in the settlement agreement if any acts charged included a disciplinary offense) to have committed a disciplinary offense, as defined in Commodity Futures Trading Commission (“Commission”) Regulation 1.63 (a) (6); or

2)	whose Commission registration in any capacity has been revoked or suspended; or

3)	who is subject to an agreement with the Commission or any self-regulatory organization not to apply for registration; or

4)	who is subject to a denial, suspension or disqualification from serving on a disciplinary committee, oversight committee, arbitration panel or governing board of any self-regulatory organization as that term is defined in Section 3(a)(26) of the Securities Exchange Act of 1934; or

5)	who has been convicted of any felony listed in Section 8a(2) (D) (ii) through (iv) of the Commodity Exchange Act;

for a period of three years from the date of such final decision or for such time as the person remains subject to any suspension, expulsion or has failed to pay any portion of a fine imposed for committing a disciplinary offense, whichever is longer.

All terms used herein shall be defined consistent with Commission Regulation 1.63(a). (11/01/94)

Regulation 188.02 will be amended by deleting the words “or the Board of Directors” in the fourth line of the first paragraph. See Article VI of the Amended and Restated Certificate of Incorporation of CBOT Holdings.

188.05	Board’s Interpretive Authority—The Board of Directors, pursuant to authority granted to it by Article I, Section 2 of the Amended and Restated Bylaws of the CBOT (the “Bylaws”), may from time to time adopt Interpretations of the Amended and Restated Certificate of Incorporation of the CBOT (the “Charter”), the Bylaws, which include the Rules of the CBOT, and Regulations of the CBOT in a manner that replicates, to the largest extent permissible under the Delaware General Corporation Law, the comparable provisions of the Special Charter, Rules and Regulations of the Board of Trade of the City of Chicago, except as otherwise set forth in the Chapter, Bylaws and Regulations. (10/01/00)

Regulation 188.05 will be repealed.

190.00	Compensation Information—Information enumerating all compensation and gifts (over a value of $1,000) from the Exchange of any kind and nature, including, but not limited to, salaries, deferred payments, bonuses, retirement benefits, trusts, and potential severance payments to the President, Executive Vice-Presidents, members of the Board of Directors, or to any organizations, corporations, partnerships, or associations with which the above individuals are associated either as shareholders, partners, or by other means will be made available on a quarterly basis at the Secretary’s office to any interested Full or Associate Member requesting this information. (01/01/00) FORMAL INTERPRETATION OF CBOT RULE 190.00-COMPENSATION INFORMATION (Adopted by Board of Directors February 15, 2000)

Pursuant to Rule 190.00, the following information will be made available on a quarterly basis by the Secretary’s Office to any Full or Associate member requesting this information:

Compensation

Information enumerating all direct compensation and gifts (over a value of $1,000) from the Exchange of any kind and nature since the beginning of the CBOT’s last fiscal year, including but not limited to, salaries, deferred payments, bonuses, retirement benefits, trusts and potential severance payments to the President, Executive Vice-Presidents, and members of the Board of Directors.

Transactions

Information about any transaction or series of similar transactions to which the Exchange or any of its subsidiaries was or is a party, and in which the President, any Executive Vice-President, any member of the Board of Directors, or any immediate family member of such persons, had or has a material interest. An interest shall not be deemed “material” within the meaning of this rule:

(a)	Where the interest arises only (i) from such person’s position as a director of another corporation or organization which is a party to the transaction; or (ii) from the direct or indirect ownership by such person of less than a ten percent (10%) equity interest in another person (other than a partnership) which is a party to the transaction; or (iii) from both such position and ownership.

(b)	Where the interest arises only from such person’s position as a limited partner in a partnership in which the person and all other persons specified in the above paragraph have an interest of less than ten percent (10%); or

(c)	Where the interest arises solely from the holding of an equity interest (including a limited partnership interest, but excluding a general partnership interest) or a creditor interest in another person that is a party to the transaction with the Exchange or any of its subsidiaries, and the transaction in question represents five percent (5%) or less of the other entity’s consolidated gross revenues for its last full fiscal year. (04/01/00)

Rule 190.00 will be repealed.

210.00	Full Member CBOE “Exercise” Privilege—In accordance with the Agreement entered into on September 1, 1992 (the “Agreement”) between the Exchange and the Chicago Board Options Exchange (“CBOE”), Eligible CBOT Full Members who maintain all appurtenant trading rights and privileges of a full membership, including any new trading rights or privileges granted, assigned or issued to a CBOT full membership to the extent such right or privilege is deemed under the provisions of such Agreement to be appurtenant to a CBOT Full Membership, are eligible to become regular members of the CBOE pursuant to Article Fifth(b) of CBOE’s Certificate of Incorporation. A CBOT Full Member may delegate all of his trading rights and privileges of full membership to an individual who will then be eligible to become a regular CBOE member pursuant to Article Fifth(b) of CBOE’s Certificate of Incorporation; provided, however, if a CBOT Full Member delegates some, but not all, of the appurtenant trading rights and privileges of full membership, then neither the member nor the delegate will be eligible to be a CBOE regular member pursuant to Article Fifth(b). No person who is not either an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate (See Rule 221.00(g)(ii)) shall knowingly apply to become, or knowingly remain, a regular member of CBOE pursuant to Article Fifth(b) of CBOE’s Certificate of Incorporation.

For purposes of the Agreement entered into on September 1, 1992 between the Exchange and the CBOE, an Eligible CBOT Full Member means an individual who at the time is the holder of one of the One Thousand Four Hundred Two (1,402) CBOT full memberships (“CBOT Full Memberships”) existing on the date of the Agreement and who is in possession of all trading rights and privileges appurtenant to such CBOT Full Membership. In the event a CBOT Full Membership is registered for a partnership, corporation or other entity, only the individual who is the holder of such CBOT Full Membership and who is in possession of all trading rights and privileges appurtenant to such CBOT Full Membership shall be deemed to be an “Eligible CBOT Full Member.” “Trading rights and privileges appurtenant to such CBOT Full Membership” means (1) the rights and privileges of a CBOT Full Membership which entitle a holder or delegate to trade as principal and broker for others in all contracts traded on the CBOT, whether by open outcry, by electronic means, or otherwise during any segment of a trading day when trading is authorized; and (2) every trading right or privilege granted, assigned or issued by CBOT after the effective date of this Agreement to holders of CBOT Full Membership, as a class, but excluding any right or privilege which is the subject of an option granted, assigned or issued by CBOT to a CBOT Full Member and which is not exercised by such CBOT Full Member. (08/01/94)

Rule 210.00 will be amended and restated as follows:

Full Member CBOE “Exercise” Privilege—In accordance with the Agreement entered into on September 1, 1992 (the “1992 Agreement”) between the Exchange and the Chicago Board Options Exchange (“CBOE”), Eligible CBOT Full Members who maintain all appurtenant trading rights and privileges of a Full Membership, including any new trading rights or privileges granted, assigned or issued to a CBOT Full Membership to the extent such right or privilege is deemed under the provisions of such Agreement to be appurtenant to the CBOT Full Membership, are eligible to become regular members of the CBOE pursuant to Article Fifth(b) of CBOE’s Certificate of Incorporation.—(“Article Fifth(b)”), as follows:

(a)	A CBOT Full Member may delegate all of his trading rights and privileges of Full Membership to an individual who will then be eligible to become a regular CBOE member pursuant to Article Fifth(b); provided, however, if a CBOT Full Member delegates some, but not all, of the appurtenant trading rights and privileges of Full Membership, then neither the member nor the delegate will be eligible to be a CBOE regular member pursuant to Article Fifth(b). No person who is not either an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate (See Rule 221.00(g)) shall knowingly apply to become, or knowingly remain, a regular member of CBOE pursuant to Article Fifth(b).

For purposes of the 1992 Agreement, an “Eligible CBOT Full Member” means an individual who at the time is the holder of one of the One Thousand Four Hundred and Two (1,402) CBOT Full Memberships existing on the date of the 1992 Agreement and who is in possession of all trading rights and privileges appurtenant to such CBOT Full Membership. In the event a CBOT Full Membership is registered for a partnership, corporation or other entity, only the individual who is the holder of such CBOT Full Membership and who is in possession of all trading rights and privileges appurtenant to such CBOT Full Membership shall be deemed to be an “Eligible CBOT Full Member.” “Trading rights and privileges appurtenant to such CBOT Full Membership” means (1) the rights and privileges of a CBOT Full Membership which entitle a holder or delegate to trade as principal and broker for others in all contracts traded on the CBOT, whether by open outcry, by electronic means, or otherwise during any segment of a trading day when trading is authorized; and (2) every trading right or privilege granted, assigned or issued by CBOT after the effective date of the 1992 Agreement to holders of CBOT Full Membership, as a class, but excluding any right or privilege which is the subject of an option granted, assigned or issued by CBOT to a CBOT Full Member and which is not exercised by such CBOT Full Member.

(b)	In accordance with the Agreement entered into on December 17, 2003, between the Exchange and the CBOE (the “2003 Agreement”), and consistent with, and in furtherance of, the 1992 Agreement, the CBOT will issue upon written request to any individual, partnership, corporation or other entity that owns one of the One Thousand Four Hundred and Two (1,402) CBOT Full Memberships an “Exercise Right Privilege,” which is the Exercise Right that, to the extent provided in the Rules and Regulations of the Exchange and the 2003 Agreement, has been unbundled from the other rights and privileges appurtenant to a CBOT Full Membership in order to enable the unbundled Exercise Right Privilege to be bought, sold or leased separate and apart from such CBOT Full Membership.

In accordance with the Agreement entered into on August 7, 2001 between the Exchange and the CBOE (the “2001 Agreement”) and the related Agreement entered into on October 7, 2004 among the Exchange, CBOT Holdings and the CBOE (the “2004 Agreement”), and consistent with, and in furtherance of, the 1992 Agreement and the 2003 Agreement, upon completion of the proposed strategic restructuring of CBOT an individual shall be deemed to be an Eligible CBOT Full Member within the meaning of Paragraph (a) above only if the individual: (i) is the owner of 27,338 shares of Class A common stock of CBOT Holdings (whether restricted or unrestricted and without regard to any series thereof, such number being subject to anti-dilution adjustment in the event the Class A common stock is subject to a stock split, reverse split, stock dividend or other stock distribution made to existing shares); (ii) is the owner of one Series B-1 membership in the CBOT Subsidiary; (iii) is in possession of all of the other rights and privileges appurtenant to a CBOT Full Membership, (iv) meets the applicable membership and eligibility requirements of the CBOT and is deemed to be a “CBOT Full Member” under the Rules and Regulations then in effect and (v) if a CBOT Full Membership is one in respect of which the CBOT has issued the Exercise Right Privilege, the individual must also be in possession of one Exercise Right Privilege. The holder of a CBOT Full Membership in respect of which an Exercise Right Privilege has not been issued shall qualify as an Eligible CBOT Full Member if the requirements of the 1992 Agreement are satisfied, without having to possess an Exercise Right Privilege.

Exercise Right Privileges may be separately bought, sold, leased, or otherwise transferred and may be unbundled and rebundled with CBOT Full Memberships in respect of which an Exercise Right Privilege been issued, for purposes of qualifying the holder thereof as an

Eligible CBOT Full Member. The unbundling and issuance, and the sale, lease or transfer of an Exercise Right Privilege by a CBOT Full Member shall not effect the status of such CBOT Full Member as a CBOT Full Member under these Rules, except to the extent otherwise provided in this Rule 210.00 and Rule 221.00. For purpose hereof, the words “possess” and “in possession of” shall be deemed to include possession by ownership or lease, or as a nominee.

(c)	In connection with the sale or transfer of a CBOT Full Membership, or upon completion of the proposed restructuring of the CBOT the Series B-1 membership in the CBOT subsidiary, in which the associated Exercise Right Privilege has been previously issued by the Exchange and sold or transferred to a third party, the seller or transferor and the purchaser or transferee shall acknowledge in writing in a manner acceptable to the Exchange that the CBOT Full Membership or the Series B-1 membership in the CBOT subsidiary, as applicable, being transferred or acquired does not have associated with it an Exercise Right Privilege and therefore such purchaser or transferee, or such purchaser’s or transferee’s subsequent transferees, may not become a regular member of CBOE pursuant to Article Fifth(b) without otherwise possessing the Exercise Right Privilege and upon completion of the proposed restructuring of the CBOT, 27,338 shares of Class A common stock of CBOT Holdings (subject to anti-dilution adjustment, as applicable). A copy of such written acknowledgement shall be maintained by the CBOT in accordance with applicable document retention policies and procedures. The ownership of every Exercise Right Privilege shall be recorded in the books and records of the Exchange. No claim of ownership of an Exercise Right Privilege shall be recognized, and no sale, lease or other transfer of an Exercise Right Privilege or of any interest therein shall be valid or effective for any purpose whatsoever, unless and until it is duly reflected in the books and records of the CBOT. Subject to the foregoing, persons and entities who are not Members of the Exchange or any subsidiary or parent thereof or otherwise the holders of Membership Interests of the Exchange or any subsidiary or parent thereof, including, without limitation, the CBOE, shall be free to purchase and to hold, lease or sell Exercise Right Privileges, and notwithstanding anything else to the contrary in Regulation 249.01 or any other Rule or Regulation of the Exchange, shall not be obligated to apply or qualify for membership at the Exchange solely for the purposes of purchasing, holding, leasing or selling Exercise Right Privileges.

(d)	Without limiting the application of other Rules and Regulations of the Exchange to Exercise Right Privileges, for purposes of clarity, Rules 252.00 and 276.00 and Regulation 249.01 shall be deemed to apply to Exercise Right Privileges, and the holders, transferors and transferees thereof, in the same manner as Memberships and Membership Interests, and, in each case, the holders, transferors and transferees thereof, unless the context requires otherwise, and except that the CBOE shall be permitted to make one or more offers to purchase a substantial number of Exercise Right Privileges from the holders thereof and to acquire and own Exercise Right Privileges purchased in such offers without regard to the requirements of Regulation 249.01 other than the requirements of Regulation 249.01 reasonably related to the filing and settlement of claims against the proceeds of any such purchase by the CBOE pursuant to Rule 252.00, which shall in all circumstances apply to purchases of Exercise Right Privileges by the CBOE. In addition, the CBOE shall not be obligated to pay to the CBOT a transfer fee pursuant to Rule 243.00 upon consummation of one or more transactions in connection with any offer by it to purchase a substantial number of Exercise Right Privileges. For purposes of this Paragraph (d), a “substantial number of Exercise Right Privileges” shall mean an amount equal to the greater of (1) 20% of the Exercise Right Privileges then in existence, whether bundled or unbundled from CBOT Full Membership, and not held by the CBOE and (2) 50 Exercise Right Privileges.

211.00	Associate Memberships—A personal privilege designated as an Associate Membership is hereby created to promote orderly and liquid markets and to provide for the future growth of the Association through increased liquidity and participation in the trading on the Floor of the Exchange. Associate Members shall be allowed to trade, as hereinafter provided, all existing and prospective future contracts and options contracts which shall be listed from time to time in the Government Instruments Market; Index, Debt and Energy Market; and Commodity Options Market categories pursuant to Rule 290.00. An Associate Member shall have the right, subject to the Rules and Regulations of the Association, to trade as principal and as broker for others and to solicit orders from others on the Floor of the Exchange, in all eligible contracts and options as designated above. Associate Memberships shall not carry with them the attributes of full memberships of the Association under the Fifth Article of the Certificate of Incorporation of the Chicago Board Options Exchange. In the event of liquidation of the Association, the Associate Member’s share of the proceeds from dissolution shall be 1/6th of a full member’s share. (08/01/94)

Rule 211.00 will be amended by deleting the first and last sentence thereof.

221.00	(g) Delegation (g)(i) In accordance with the Agreement entered into on September 1, 1992 (“the Agreement”) between the Exchange and the Chicago Board Options Exchange (“CBOE”), only an individual who is an “Eligible CBOT Full Member” or an “Eligible CBOT Full Member Delegate”, as those terms are defined in the Agreement, is a “member” of the Exchange within the meaning of paragraph (b) of Article Fifth of CBOE’s Certificate of Incorporation (“Article Fifth(b)”) and only such individuals are eligible to become and to remain regular members of the CBOE pursuant to Article Fifth(b). No person who is not either an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate shall knowingly apply to become, or knowingly remain, a regular member of CBOE pursuant to Article Fifth(b) of CBOE’s Certificate of Incorporation.

(g)(ii) For purposes of the “Agreement” referenced in Rule 221.00(g)(i), an “Eligible CBOT Full Member Delegate” means the individual to whom a CBOT Full Membership is delegated (leased) and who is in possession of all trading rights and privileges appurtenant to such CBOT Full Membership. “Trading rights and privileges appurtenant to such CBOT Full Membership” means (1) the rights and privileges of a CBOT Full Membership which entitle a holder or delegate to trade as principal and broker for others in all contracts traded on the CBOT, whether by open outcry, by electronic means, or otherwise, during any segment of a trading day when trading is authorized; and (2) every trading right or privilege granted, assigned or issued by CBOT after the effective date of this Agreement to holders of CBOT Full Memberships, as a class, but excluding any right or privilege which is the subject of an option granted, assigned or issued by CBOT to a CBOT Full Member and which is not exercised by such CBOT Full Member.

Rule 221(g) will be amended and restated as follows:

(g)(i)	In accordance with the Agreement entered into on September 1, 1992 (“the 1992 Agreement”) between the Exchange and the Chicago Board Options Exchange (“CBOE”), only an individual who is an “Eligible CBOT Full Member” or an “Eligible CBOT Full Member Delegate”, as those terms are defined in the 1992 Agreement, is a “member” of the Exchange within the meaning of paragraph (b) of Article Fifth of CBOE’s Certificate of Incorporation (“Article Fifth(b)”) and only such individuals are eligible to become and to remain regular members of the CBOE pursuant to Article Fifth(b). No person who is not either an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate shall knowingly apply to become, or knowingly remain, a regular member of CBOE pursuant to Article Fifth(b).

(g)(ii)

For purposes of the 1992 Agreement, an “Eligible CBOT Full Member Delegate” means the individual to whom a CBOT Full Membership is delegated (leased) and who is in possession of all trading rights and privileges appurtenant to such CBOT Full Membership. “Trading rights and privileges appurtenant to such CBOT Full Membership” means (1) the rights and privileges of a CBOT

Full Membership which entitle a holder or delegate to trade as principal and broker for others in all contracts traded on the CBOT, whether by open outcry, by electronic means, or otherwise, during any segment of a trading day when trading is authorized; and (2) every trading right or privilege granted, assigned or issued by CBOT after the effective date of this Agreement to holders of CBOT Full Memberships, as a class, but excluding any right or privilege which is the subject of an option granted, assigned or issued by CBOT to a CBOT Full Member and which is not exercised by such CBOT Full Member.

(g)(iii) In accordance with the Agreements entered into on August 7, 2001 and December 17, 2003 respectively, between the Exchange and the CBOE and the Agreement entered into on October 7, 2004 among the Exchange, CBOT Holdings and the CBOE, and consistent with, and in furtherance of, the 1992 Agreement, upon completion of the proposed strategic restructuring of the CBOT, an individual delegate of such CBOT Full Membership shall be deemed to an Eligible CBOT Full Member Delegate only if the individual: (i) in possession of 27,338 shares of Class A common stock of CBOT Holdings (whether restricted or unrestricted and without regard to any series thereof, such number being subject to anti-dilution adjustment in the event the Class A common stock is subject to a stock split, reverse split, stock dividend or other stock distribution made to existing shareholders); (ii) is in possession of one Series B-1 membership in the CBOT subsidiary; (iii) holds one of the items listed above in (i) or (ii) through delegation rather than ownership; (iv) is in possession of all of the other rights and privileges appurtenant to a CBOT Full Membership; (v) meets the applicable membership and eligibility requirements of the CBOT and is deemed to be a “CBOT Full Member Delegate” under the Rules and Regulations of the Exchange then in effect and (vi) if a CBOT Full Membership is one in respect of which the CBOT has issued the Exercise Right Privilege, an individual delegate of such CBOT Full Membership shall be deemed to be an Eligible CBOT Full Member Delegate only if the individual is also in possession of one Exercise Right Privilege. The delegate of a CBOT Full Membership in respect of which an Exercise Right Privilege has not been issued shall qualify as an Eligible CBOT Full Member Delegate if the requirements of the 1992 Agreement are satisfied, without having to possess an Exercise Right Privilege.

Exercise Right Privileges may be separately bought, sold, leased, or otherwise transferred and may be unbundled and rebundled with the lease of CBOT Full Memberships in respect of which an Exercise Right Privilege has been issued, for purposes of qualifying the delegate thereof as an Eligible CBOT Full Member Delegate. For purpose hereof, the words “possess” and “in possession of” shall be deemed to include possession by ownership or lease, or as a nominee.

(g)(iv) In connection with the delegation (lease) of a CBOT Full Membership, or upon completion of the proposed restructuring of the CBOT the Series B-1 membership in the CBOT subsidiary in which the associated Exercise Right Privilege has been previously issued by the Exchange and sold or transferred to a third party, the delegation agreement contemplated in Paragraph (b) above shall provide, among other things, that the delegate acknowledges that the CBOT Full Membership or the Series B-1 membership in the CBOT subsidiary, as applicable being delegated (leased) does not have associated with it an Exercise Right Privilege and therefore such delegate may not become a regular member of CBOE pursuant to Article Fifth(b) without otherwise possessing the Exercise Right Privilege.

221.07	Voting Rights—On and after June 21, 1982, no full or associate member may delegate to any other person the right to vote on any matter subject to a ballot vote among the general membership. (08/01/94)

Regulation 221.07 will be amended and restated as follows:

Voting Rights—No Full Member or Associate Member may delegate (within the meaning of Rule 221.00) to any other person the voting rights associated with their membership; provided, however, that nothing herein shall prohibit a member from naming as their proxy a person or persons designated as such by the Corporation in connection with any annual or special Meeting of the Membership.

294.00	Membership Interest Participations—On April 30, 1982 there shall be created one thousand four hundred and two (1,402) one-quarter participations each in GIM Membership Interests, IDEM Membership Interests, and COM Membership Interests. Each full member of the Association as of the close of business on April 30, 1982 shall be entitled to receive as of May 3, 1982 a one-quarter participation in a GIM Membership Interest, a one-quarter participation in an IDEM Membership Interest and a one-quarter participant ion in a COM Membership Interest for each full membership held by such full member. Further, on April 30, 1982 there shall be created a quantity of one-half participations each in IDEM Membership Interests and COM Membership Interests equal to the number of associate memberships that appear on the membership list of the Association as of the close of business on April 30, 1982. Each associate member of the Association as of the close of business on April 30, 1982 shall be entitled to receive as of May 3, 1982 a one-half participation in an IDEM Membership Interest and a one-half participation in a COM Membership Interest for each associate membership held by such associate member. (08/01/94)

Rule 294.00 will be repealed.

294.01	Transfer of Membership Interest Participations—One-quarter participations in GIM Membership Interests, IDEM Membership Interests and COM Membership Interests, and one-half participations in IDEM Membership Interests and COM Membership Interests shall be transferable only to and among full, associate and conditional associate members of the Association; GIM, IDEM and COM Membership Interest holders; and member firms. Membership Interest fractional participations may be sold or purchased by authorized individuals or firms in accordance with the mechanics of the bid/ask market for Membership and Membership Interests as set forth in Regulation 249.01(a) or may be transferred intra-family between authorized individuals in accordance with the transfer procedures set forth in Regulation 249.01(d), including the deposit requirement. Membership Interest fractional participations may not be sold or transferred in any other manner. (08/01/94)

Regulation 294.01 will be repealed.

294.02	Registration of Membership Interests—Any authorized person or firm who acquires or accumulates four one-quarter participations in GIM Membership Interests may surrender to the Association such four one-quarter participations for one GIM Membership Interest, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any authorized person or firm who acquires or accumulates any combination of one-quarter and/or one-half participations in IDEM Membership Interests that equals one full participation may surrender to the Association such fractional participations for one IDEM Membership Interest, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any authorized person or firm who acquires or accumulates any combination of one-quarter and/or one-half participations in COM Membership Interests that equals one full participation may surrender to the Association such fractional participations for one COM Membership Interest, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any person or firm who surrenders participations in accordance with this Regulation shall pay a registration fee as may be established by the Board. (08/01/94)

Regulation 294.02 will be repealed.

294.03	Dues and Assessments on Membership Interest Participations—No authorized person who holds fractional participations in GIM, IDEM, or COM Membership Interests shall be responsible for the payment of any dues, fees or assessments in respect of such fractional participations. (08/01/94)

Regulation 294.03 will be repealed.

294.04	Accumulation of Membership and Membership Interest Participations by the Board—The Board of Directors, in its discretion, may accumulate, pool and require all outstanding fractional participations in Associate Memberships and IDEM and COM Membership Interests to be surrendered between April 30, 1989 and August 31, 1989. All such fractional participations in Associate Memberships and IDEM and COM Membership Interests so surrendered shall be accumulated into full Associate Memberships or IDEM or COM Membership Interests respectively and sold at prevailing market prices to any individuals who are authorized to purchase such Memberships or Membership Interests under the Rules and Regulations. The proceeds from the sale of such Associate Memberships and IDEM and COM Membership Interests shall be distributed pro-rata to those authorized persons surrendering such fractional participations in Associate Memberships and IDEM and COM Membership Interests in proportion to the number of such fractional participations in Associate Memberships and IDEM and COM Membership Interests respectively surrendered by the authorized person to the total number of such fractional participations in Associate Memberships and IDEM and COM Membership Interests respectively surrendered by all authorized persons. (08/01/94)

Regulation 294.04 will be repealed.

294.05	Time Limit for Accumulating AM Participations—To implement the provisions of Rule 294.00, any member or associate member who accumulates one-quarter AM participations and surrenders them for an associate membership by the close of business on May 28, 1982 shall be entitled to receive as of June 1, 1982, in respect of each such associate membership, a one-half participation in an IDEM Membership Interest and a one-half participation in a COM Membership Interest. A sufficient quantity of such IDEM and COM Membership Interest participations shall be created on May 28, 1982 to allow any such distribution. (08/01/94)

Regulation 294.05 will be repealed.

294.06	Claims Procedures Regarding Membership Interest Fractional Participations—Proceeds from the sale of a Membership Interest fractional participation, and the deposit required for Membership Interest fractional participations transferred pursuant to Regulations 249.01 (d) and 294.01, shall be deemed to be subject to the provisions of Rule 252.00. Claims may be filed against such proceeds in the same manner and subject to the same terms as set forth in Rule 253.00 and Regulation 249.01 (e) with respect to the filing of claims against the proceeds of the sale or transfer of a Membership or Membership Interest. The Secretary shall provide notice of sales or transfers of Membership Interest fractional participations in the same manner as he provides notice pursuant to Regulation 249.01(e) of sales or transfers of Memberships and Membership Interests. (08/01/94)

Regulation 294.06 will be repealed.

Rule 296.00    Elimination of GIM Membership Interests—Subject to the exceptions set forth below, on the effective date of the Rule, each existing GIM Membership Interest shall automatically become a one-half participation in an Associate Membership; each unaccumulated one-quarter participation in a GIM Membership Interest shall automatically become a one-eighth participation in an Associate Membership; and status as a GIM Membership Interest holder or nominee shall cease respectively for each individual who owns a GIM Membership Interest or is a nominee of a firm-owned GIM Membership Interest. Fractional participations in an Associate Membership shall carry no privileges of a Membership or Membership Interest, including but not limited to trading and voting privileges.

(1)

With respect to individuals who own GIM Membership Interests, each individual who (a) applied for approval as a GIM Membership Interest holder prior to January 21, 1986, and whose application for such approval was pending as of January 21, 1986 and/or (b) acquired his current GIM Membership Interest as of January 21, 1986, or pursuant to a bid to purchase that was listed with the Exchange as of January 21, 1986, may continue as a GIM Membership Interest holder subject to all the privileges and obligations such Membership Interest entails. However, each GIM Membership Interest covered by this exception may only be sold or transferred as a one-half participation in an Associate

Membership. The limitations on transfers of a GIM Membership Interest described in this Rule 296.00(1) shall not apply when (i) the transferor is the estate of a deceased membership interest holder and the transferee is the decedent’s spouse and (ii) the GIM Membership Interest has not already been transferred pursuant to this sentence.

(2)	With respect to nominees of firm-owned GIM Membership Interests, each nominee who has had this current GIM Membership Interest assigned to him as of January 21, 1986, may, at the assigning firm’s election, continue as a GIM Membership Interest nominee subject to all the privileges and obligations such Membership Interest entails. In addition, a firm shall be permitted to assign any GIM Membership Interest it owns to two consecutive nominees following the nominee who was assigned such Membership Interest as of January 21, 1986. However, each firm-owned GIM Membership Interest covered by this exception may only be sold as a one-half participation in an Associate Membership.

None of the foregoing shall preclude individuals covered by paragraph (1) or firms covered by paragraph (2) from treating their GIM Membership Interests as one-half participations in Associate Memberships and combining them with the other fractional participations in Associate Memberships. (11/01/99).

Rule 296.00 will be amended and restated as follows:

Transfer Restrictions on GIM Memberships / One-Half Associate Memberships—At the Effective Time, each GIM Membership and one-half Associate Membership shall be subject to the restrictions, conditions and limitations set forth below.

(1)	Non-Transferred GIM Memberships. Except as otherwise provided below, a holder of a GIM Membership that has not been sold or transferred prior to the Effective Time (“Non-Transferred GIM Memberships”) may continue as a GIM Membership holder following the Effective Time with all the privileges and obligations such Membership entails. However, in the event that any Non-Transferred GIM Membership is sold or transferred after the Effective Time, such Non-Transferred GIM Membership shall be treated as a Transferred GIM Membership (as defined in clause (2) below). This limitation shall not apply when (x) the transferor is the estate of a deceased Non-Transferred GIM Membership holder and the transferee is the decedent’s spouse and (y) the Non-Transferred GIM Membership has not already been transferred pursuant to this sentence.

Furthermore, a member firm may assign any GIM membership that it owns to two consecutive nominees following the nominee who was assigned such Membership as of January 26, 1986, and still retain the status of such membership as a Non-Transferred GIM Membership.

(2)	Transferred GIM Memberships/One-Half Associate Memberships. One-half Associate Memberships and Non-Transferred GIM memberships that have been sold or transferred after the Effective Time in a manner other than as permitted in clause (1) above (collectively, “Transferred GIM Memberships”) shall not be permitted to exercise the trading rights and privileges associated with the GIM Memberships.

None of the foregoing shall preclude the holders of Transferred GIM Memberships or Non-Transferred GIM Memberships from exercising their right to convert their GIM Membership into an one-half Associate Membership and to exchange two one-half Associate Memberships in exchange for an Associate Membership in accordance with the terms of Article IV D.3 of the Certificate of Incorporation.

296.01	Transfer of Associate Membership Participations—In accordance with the mechanics of the bid/ask market for Memberships and Membership Interests as set forth in Regulation 249.01(a), member firms and individuals may purchase or sell one-eighth or one-half participations in Associate Memberships created pursuant to Rule 296.00 or Regulation 296.03. Individuals may also transfer Associate Membership fractional participations in accordance with the transfer procedures set forth in Regulation 249.01(d), including the deposit requirement. Associate Membership fractional participations may not be sold or transferred in any other manner. Each individual who acquires a fractional participation in an Associate Membership but who is not a Full Member, Associate Member, GIM Membership Interest holder or GIM Membership Interest nominee in good standing shall apply for election to Associate Membership status under the same procedures and requirements as are specified in Regulation 249.01(a)(iii) for purchasers of Associate Memberships, and also shall be subject to the provisions of Regulation 249.01(a)(iv) and (v). However, any individual whose status as a GIM Membership Interest holder or nominee automatically ceases pursuant to Rule 296.00 on the effective date of such Rule shall have 60 days thereafter in which to acquire an Associate Membership and become an Associate Member without applying for election to Associate Membership status. Any individual required to apply for Associate Membership status under this regulation and who is elected to such status must acquire an Associate Membership within 60 days of notification of such election or within such extension of this period as may be granted by the Board of Directors. If he is unable to do so, he must, at his option, either re-apply for Associate Membership status or take all necessary steps to effect a sale of the Associate Membership fractional participations he has acquired within 30 days of the end of the period specified in the preceding sentence. (08/01/94)

Regulation 296.01 will be repealed.

296.02	Registration of New Associate Memberships—Any person or firm which acquires and accumulates any combination of fractional participations in Associate Memberships that equals one complete Associate Membership may surrender such fractional participations to the Department of Member Services for one Associate Membership, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any GIM Membership Interest holder or nominee in good standing who surrenders fractional participations under this Regulation shall not be required to apply for election to Associate Membership status. Once two or more fractional participations have been combined, they may not be separated. (08/01/94)

Regulation 296.02 will be repealed.

296.03	Additional Associate Membership Participations or GIM Membership Interests—The Board of Directors may at any time at its discretion create additional fractional participations in Associate Memberships but only if necessary to facilitate the combination of existing fractional participations into Associate Memberships. The Board of Directors may also create new GIM Membership Interests to sell to individuals who applied for approval as GIM Membership Interest holders prior to January 21, 1986, and/or to individuals whose bids to purchase GIM Membership Interests were on file with the Association as of January 21, 1986. Such new GIM Membership Interests shall be created and sold only if, in the judgment of the Board, GIM Membership Interests are not otherwise available to such individuals through bona fide purchases in the Exchange’s bid/ask market. (08/01/94)

Regulation 296.03 will be repealed.

296.04	Waiver of Transfer and Registration Fees—No fees shall be charged for transfers of fractional participations in Associate Memberships effected through the Exchange’s bid/ask market or for registrations of new Associate Memberships acquired by accumulation of fractional participations under Regulation 296.02. (08/01/94)

Regulation 296.04 will be repealed.

296.05

Dues and Assessments—Associate Members shall pay full dues, fees and assessments as provided for by the Association. However, each person or firm who acquires an Associate Membership by the accumulation and surrender of fractional participations pursuant to Regulation 296.02 shall be exempted from member dues assessed on such Associate Membership pursuant to Rule 240.00 for a period of twelve (12) consecutive calendar quarters beginning with the quarter following the quarter in which the fractional participations for such Associate Membership are surrendered. Only the original owner of each newly created Associate Membership shall be eligible for the dues waiver referenced herein. (08/01/94)

Regulation 296.05 will be repealed.

296.06	Claims Procedures Regarding Associate Membership Participations—The proceeds of Associate Membership fractional participation sales, and the deposit required for Associate Membership fractional participations transferred pursuant to Regulations 249.01(d) and 296.01, shall be deemed proceeds of membership for purposes of Rule 252.00. Claims may be filed against such proceeds in the same manner and subject to the same terms as set forth in Rule 253.00 and Regulation 249.01(e) with respect to the filing of claims against the proceeds of the sale or transfer of a membership or membership interest. The Secretary shall provide notice of sales or transfers of Associate Membership fractional participations in the same manner as he provides notice pursuant to Regulation 249.01(e) of sales or transfers of memberships and membership interests.

Regulation 296.06 will be repealed.

903.00	Association—The Board of Trade of the City of Chicago. 3 (08/01/94)

Rule 903.00 will be amended by replacing “The Board of Trade of the City of Chicago” with “Board of Trade of the City of Chicago, Inc., a Delaware nonstock for-profit corporation.”

903.01	Association—The term “Association” as defined in Rule 903.00 shall include all wholly owned subsidiaries of the Board of trade of the City of Chicago. (08/01/94)

Regulation 903.01 will be amended by replacing “The Board of Trade of the City of Chicago” with “Board of Trade of the City of Chicago, Inc., a Delaware nonstock, for-profit corporation.”

924.02	Status of GIMs, IDEMs, and COMs—The holders of GIM, IDEM and COM Membership Interests are, and shall be deemed to be, “members” of the Board of Trade of the City of Chicago, Inc. for purposes of the Delaware General Corporation Law, as amended from time to time. (04/01/01)

Regulation 924.02 will be repealed.

9B.02	Hours—The Exchange shall determine the hours during which the e-cbot system shall operate for the trading of each contract or product; however, any agricultural contract or product shall be precluded from trading through the e-cbot system during those hours which are now or in the future designated for trading that contract or product by means of open outcry.

The following additional provisions shall apply with respect to agricultural contracts and agricultural products:

•	The Exchange shall determine e-cbot trading hours only if such hours are between 6:00 p.m. and 6:00 a.m. (Chicago time).

•	e-cbot trading hours outside of the 6:00 p.m. to 6:00 a.m. timeframe shall be subject to approval by membership ballot vote pursuant to the Charter of the Board of Trade of the City of Chicago, Inc., Exhibit A, Section 7 (11/01/03)

Regulation 9B.02 will be amended by replacing the words “membership ballot vote pursuant to the Charter of the Board of Trade of the City of Chicago, Inc., Exhibit A, Section 7 (11/01/03)” with “a majority of the votes cast by the Full Members and Associate Members at an annual or special meeting called to vote on such proposal” in the last paragraph of the Regulation.

Interpretation—The Board of Directors adopted the following on April 17, 1990 as a formal rule interpretation which confirms established Exchange practice: “For purposes of all petition provisions in Rules 102.00 ‘Nominations for Elective Office’ and 107.00 ‘Amendment of Rules’, the signature of an Associate Member shall count for  1/6th of the signature of a Full Member.” (08/01/94)

The above Interpretation will be repealed.

*    *    *    *

PROXY STATEMENT AND PROSPECTUS

RELATING TO THE

RESTRUCTURING TRANSACTIONS

                        , 2004

FULL AND ASSOCIATE MEMBERS ARE

URGED TO COMPLETE AND RETURN

THEIR PROXY BALLOTS

AS SOON AS POSSIBLE

For the restructuring transactions to occur, Full and Associate Members, voting together as a single class based on their respective voting power, must approve propositions (1) through (5) relating to the restructuring transactions described in this document.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to issue these securities and solicit a proxy in connection with the propositions relating to the restructuring transactions. The information contained in this document is accurate only as of the date of this document, regardless of the date of delivery of this document or of the sale of any securities.

This is not an offer to sell, and it is not a solicitation of offers to buy the securities offered by this document in any jurisdiction where offers and sales are not permitted under the laws of such jurisdiction. In addition, this is not a solicitation of a vote to approve the restructuring transactions or any other matter in any jurisdiction where such a solicitation is not permitted under the laws of such jurisdiction.

Until 90 days following the date on which these securities are issued, all dealers that effect transactions in these securities, whether or not participating in this transaction, may be required to deliver a prospectus. This is in addition to any dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware General Corporation Law

Under Section 145 of the Delaware General Corporation Law (as amended from time to time, the “DGCL”), CBOT Holdings is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Amended and Restated Certificate of Incorporation

The amended and restated certificate of incorporation, as amended, provides that a director of CBOT Holdings shall not be personally liable to CBOT Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to CBOT Holdings or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the CBOT Holdings shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Bylaws

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of CBOT Holdings or is or was serving at the request of CBOT Holdings as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by CBOT Holdings to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits CBOT Holdings to provide broader indemnification rights than such law permitted CBOT Holdings to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as otherwise provided in the bylaws with respect to proceedings to enforce rights to indemnification, CBOT Holdings shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors.

In addition, an indemnitee shall also have the right to be paid by CBOT Holdings the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to CBOT Holdings of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses.

If a claim for indemnification is not paid in full by CBOT Holdings within sixty (60) days after a written claim has been received by CBOT Holdings, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against CBOT Holdings to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by CBOT Holdings to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by CBOT Holdings to recover an advancement of expenses pursuant to the terms of an undertaking, CBOT Holdings shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of CBOT Holdings (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by CBOT Holdings (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by CBOT Holdings to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under the bylaws or otherwise shall be on CBOT Holdings.

The rights to indemnification and to the advancement of expenses conferred in the bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, CBOT Holdings’ certificate of incorporation, agreement, vote of stockholders or directors or otherwise.

Insurance

CBOT Holdings may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of CBOT Holdings or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not CBOT Holdings would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
2.1

Form of Agreement and Plan of Merger between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and CBOT Merger Sub, Inc., a wholly owned subsidiary of CBOT Holdings, Inc. (Reference is hereby made to Appendix C of the Proxy Statement and Prospectus).

3.1

Amended and Restated Certificate of Incorporation of the not-for-profit Board of Trade of the City of Chicago, Inc. (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

3.2	Form of Amended and Restated Certificate of Incorporation of the for-profit Board of Trade of the City of Chicago, Inc. (Reference is hereby made to Appendix G of the Proxy Statement and Prospectus).

3.3

Amended and Restated Bylaws of the not-for-profit Board of Trade of the City of Chicago, Inc. (Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

3.4	Form of Amended and Restated Bylaws of the for-profit Board of Trade of the City of Chicago, Inc. (Reference is hereby made to Appendix H of the Proxy Statement and Prospectus).

4.1	Rules and Regulations of the not-for-profit Board of Trade of the City of Chicago, Inc.

4.2	Form of Rules and Regulations of the for-profit Board of Trade of the City of Chicago, Inc. (subject to further changes after the date of this Registration Statement).

4.3	Form of Common Stock certificate for CBOT Holdings, Inc.

4.4	Form of Amended and Restated Certificate of Incorporation of CBOT Holdings, Inc. (Reference is hereby made to Appendix E of the Proxy Statement and Prospectus).

4.5	Form of Amended and Restated Bylaws of CBOT Holdings, Inc. (Reference is hereby made to Appendix F of the Proxy Statement and Prospectus).

4.6

Agreement, dated September 1, 1992, by and between Board of Trade of the City of Chicago and Chicago Board Options Exchange Incorporated (previously filed as Exhibit 4.10 to Amendment No. 2 to this Registration Statement on September 23, 2002).*

4.7

Agreement, dated August 7, 2001, by and between Board of Trade of the City of Chicago, Inc. and Chicago Board Options Exchange Incorporated (Reference is hereby made to Appendix D-1 of the Proxy Statement and Prospectus).

4.8

December 17, 2003 Letter Agreement by and between Board of Trade of the City of Chicago, Inc. and Chicago Board Options Exchange Incorporated (previously filed as Exhibit 4.8 to Amendment No. 7 to this Registration Statement on June 17, 2004).*

4.9

October 7, 2004 Letter Agreement among Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago Board Options Exchange Incorporated (Reference is hereby made to Appendix D-2 of the Proxy Statement and Prospectus).

4.10

Paragraph (b) of Article Fifth of the Certificate of Incorporation of Chicago Board Options Exchange Incorporated (previously filed as Exhibit 4.15 to Amendment No. 6 to this Registration Statement on May 16, 2003).*

Exhibit Number	Description

4.11

Settlement Agreement, dated February 6, 2004, by and between the Plaintiff Class Representatives and Board of Trade of the City of Chicago, Inc. (previously filed as Exhibit 4.10 to Amendment No. 8 to this Registration Statement on June 17, 2004).*

4.12

First Amendment to Settlement Agreement dated February 6, 2004, dated April 20, 2004, by and between the Plaintiff Class Representatives and Board of Trade of the City of Chicago, Inc. (previously filed as Exhibit 4.12 to Amendment No. 8 to this Registration Statement on September 30, 2004).*

4.13

Second Amendment to Settlement Agreement dated February 6, 2004, dated July 1, 2004, by and between the Plaintiff Class Representatives and Board of Trade of the City of Chicago, Inc. (previously filed as Exhibit 4.13 to Amendment No. 8 to this Registration Statement on September 30, 2004).*

5	Form of Opinion of Morris, Nichols, Arsht & Tunnell as to legality of the securities being registered.

8.1	Form of Opinion of Kirkland & Ellis concerning certain tax matters (previously filed as Exhibit 8 to Amendment No. 1 to this Registration Statement on November 21, 2001).*

8.2	Internal Revenue Service Private Letter Ruling, dated September 30, 2002 (previously filed as Exhibit 8.2 to Amendment No. 4 to this Registration Statement on December 27, 2002).*

8.3	Supplemental Internal Revenue Service Ruling, dated January 22, 2004 (previously filed as Exhibit 8.3 to Amendment No. 8 to this Registration Statement on September 30, 2004).*

10.1

Note Purchase Agreement, dated March 1, 1997, among Board of Trade of the City of Chicago and each of the purchasers listed on Schedule A attached thereto (Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

10.2

Second Amended and Restated Limited Partnership Agreement of Ceres Trading Limited Partnership, dated September 8, 1997 (Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

10.3

License Agreement, dated June 5, 1997, between Dow Jones & Company, Inc. and Board of Trade of the City of Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (previously filed as Exhibit 10.13 to this Registration Statement on October 24, 2001).*

10.4

Amendment to License Agreement, dated September 9, 1997, between Dow Jones & Company, Inc. and Board of Trade of the City of Chicago (Incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

10.5

Second Amendment to License Agreement, dated February 18, 1998, between Dow Jones & Company, Inc. and Board of Trade of the City of Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (previously filed as Exhibit 10.15 to this Registration Statement on October 24, 2001).*

10.6

Third Amendment to License Agreement, dated May, 1998, between Dow Jones & Company, Inc. and Board of Trade of the City of Chicago (Incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

Exhibit Number	Description

10.7

Fourth Amendment to License Agreement, dated December 19, 2001, between Dow Jones & Company, Inc. and Board of Trade of the City of Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (previously filed as Exhibit 10.28 to Amendment No. 2 to this Registration Statement on September 23, 2002).*

10.8

Fifth Amendment to License Agreement, dated October 29, 2003, between Dow Jones & Company, Inc. and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (previously filed as Exhibit 10.8 to Amendment No. 7 to this Registration Statement on June 17, 2004).*

10.9

Treasury Index Agreement, dated March 29, 2004, between Dow Jones & Company and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (previously filed as Exhibit 10.9 to Amendment No. 7 to this Registration Statement on June 17, 2004).*

10.10

ISDA Master Agreement and related foreign exchange forward contracts, dated
September 27, 2000, between Bank of America, N.A. and Board of Trade of the City of Chicago, Inc. (as successor to Ceres Trading Limited Partnership) (Incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

10.11

Credit Agreement, dated January 15, 2002, between Board of Trade of the City of Chicago, Inc. and LaSalle Bank National Association (previously filed as Exhibit 10.29 to Amendment No. 2 to this Registration Statement on September 23, 2003).*

10.12

First Amendment to Line of Credit Agreement, dated January 15, 2003, between Board of Trade of the City Of Chicago, Inc. and LaSalle Bank National Association (previously filed as Exhibit 10.42 to Amendment No. 6 to this Registration Statement on May 16, 2003).*

10.13	Settlement Agreement, dated August 23, 2002, among Board of Trade of the City of Chicago, Inc., Chicago Mercantile Exchange Inc., eSpeed, Inc. and Electronic Trading Systems Corporation.

10.14.1

Amended and Restated Software License Agreement, dated August 3, 2004, between LIFFE Administration and Management and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).

10.17.1

Amended and Restated Managed Services Agreement, dated August 3, 2004, between Liffe Administration and Management and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to request for confidential treatment).

10.18

Clearing Services Agreement, dated April 16, 2003, between Chicago Mercantile Exchange Inc. and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to request for confidential treatment).

10.19

Amendment to Clearing Services Agreement, dated March 1, 2004, between Chicago Mercantile Exchange Inc. and Board of Trade of the city of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to request for confidential treatment) (previously filed as Exhibit 10.19 to Amendment No. 7 to this Registration Statement on June 17, 2004).*

Exhibit Number	Description

10.20

Executive Employment Agreement, dated May 18, 1999, between Board of Trade of the City of Chicago and Carol A. Burke (Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

10.21

Amendment to Executive Employment Agreement, dated February 28, 2001, between Board of Trade of the City of Chicago and Carol A. Burke (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

10.22

General Release and Separation Agreement, between David J. Vitale and Board of Trade of the City of Chicago, Inc. dated November 4, 2002 (previously filed as Exhibit 10.38 to Amendment No. 3 to this Registration Statement on November 13, 2002).*

10.23

Letters relating to the employment of Bernard W. Dan, dated May 11, 2001 and May 15, 2001, from Board of Trade of the City of Chicago, Inc. to Bernard W. Dan (previously filed as Exhibit 10.38 to Amendment No. 3 to this Registration Statement on November 13, 2002).*

10.24

Employment Agreement, dated September 1, 2003, between Board of Trade of the City of Chicago, Inc. and Bernard W. Dan (previously filed as Exhibit 10.24 to Amendment No. 7 to this Registration Statement on June 17, 2004).*

10.25

Letters relating to the employment of William M. Farrow III, dated May 11, 2001 and May 15, 2001, from Board of Trade of the City of Chicago, Inc. to William M. Farrow III (previously filed as Exhibit 10.39 to Amendment No. 3 to this Registration Statement on November 13, 2002).*

21	Subsidiaries of CBOT Holdings.*

23.1	Consent of Deloitte & Touche LLP.

23.2	Form of Consent of Morris, Nichols, Arsht & Tunnell (included in Exhibit 5).

23.3	Form of Consent of Kirkland & Ellis (included in Exhibit 8.1) (previously filed as Exhibit 8 to Amendment No. 1 to this Registration Statement on November 21, 2001).*

24.1	Powers of Attorney (included in signature page).*

99.1	Form of Proxy Card for Special Meeting of Members of the CBOT.

99.2	Consents of Persons to be Named as Directors of CBOT Holdings and the CBOT Subsidiary (previously filed as Exhibit 99.2 to Amendment No. 8 to this Registration Statement on September 30, 2004).*

*Previously filed.
**To	be filed with a subsequent amendment.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

(c) Report, Opinion or Appraisal Exhibits

None

Item 22. Undertakings.

Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the document pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned Registrant hereby further undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of or included in the registration statement when it became effective.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the document any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 9 to the registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Chicago, State of Illinois, on November 10, 2004.

CBOT HOLDINGS, INC.

         /s/    Bernard W. Dan

By:

Bernard W. Dan

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 9 to the registration statement has been signed by the following persons on November 10, 2004 in the capacities indicated.

Signature	Title

/S/ Bernard W. Dan Bernard W. Dan	President and Chief Executive Officer and Director (Principal Executive Officer)

* Glen M. Johnson	Chief Financial Officer (Principal Financial Officer)

* Jill A. Harley	Chief Accounting Officer (Principal Accounting Officer)

* Charles P. Carey	Chairman of the Board

*By:	/S/ BERNARD W. DAN
Bernard W. Dan Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1

Form of Agreement and Plan of Merger between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and CBOT Merger Sub, Inc., a wholly owned subsidiary of CBOT Holdings, Inc. (Reference is hereby made to Appendix C of the Proxy Statement and Prospectus).

3.1

Amended and Restated Certificate of Incorporation of the not-for-profit Board of Trade of the City of Chicago, Inc. (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

3.2	Form of Amended and Restated Certificate of Incorporation of the for-profit Board of Trade of the City of Chicago, Inc. (Reference is hereby made to Appendix G of the Proxy Statement and Prospectus).

3.3

Amended and Restated Bylaws of the not-for-profit Board of Trade of the City of Chicago, Inc. (Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

3.4	Form of Amended and Restated Bylaws of the for-profit Board of Trade of the City of Chicago, Inc. (Reference is hereby made to Appendix H of the Proxy Statement and Prospectus).

4.1	Rules and Regulations of the not-for-profit Board of Trade of the City of Chicago, Inc.

4.2	Form of Rules and Regulations of the for-profit Board of Trade of the City of Chicago, Inc. (subject to further changes after the date of this Registration Statement).

4.3	Form of Common Stock certificate for CBOT Holdings, Inc.

4.4	Form of Amended and Restated Certificate of Incorporation of CBOT Holdings, Inc. (Reference is hereby made to Appendix E of the Proxy Statement and Prospectus).

4.5	Form of Amended and Restated Bylaws of CBOT Holdings, Inc. (Reference is hereby made to Appendix F of the Proxy Statement and Prospectus).

4.6

Agreement, dated September 1, 1992, by and between Board of Trade of the City of Chicago and Chicago Board Options Exchange Incorporated (previously filed as Exhibit 4.10 to Amendment No. 2 to this Registration Statement on September 23, 2002).*

4.7

Agreement, dated August 7, 2001, by and between Board of Trade of the City of Chicago, Inc. and Chicago Board Options Exchange Incorporated (Reference is hereby made to Appendix D-1 of the Proxy Statement and Prospectus).

4.8

December 17, 2003 Letter Agreement by and between Board of Trade of the City of Chicago, Inc. and Chicago Board Options Exchange Incorporated (previously filed as Exhibit 4.8 to Amendment No. 7 to this Registration Statement on June 17, 2004).*

4.9

October 7, 2004 Letter Agreement among Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago Board Options Exchange Incorporated (Reference is hereby made to Appendix D-2 of the Proxy Statement and Prospectus).

4.10

Paragraph (b) of Article Fifth of the Certificate of Incorporation of Chicago Board Options Exchange Incorporated (previously filed as Exhibit 4.15 to Amendment No. 6 to this Registration Statement on May 16, 2003).*

4.11

Settlement Agreement, dated February 6, 2004, by and between the Plaintiff Class Representatives and Board of Trade of the City of Chicago, Inc. (previously filed as Exhibit 4.10 to Amendment No. 7 to this Registration Statement on June 17, 2004).*

Exhibit Number	Description

4.12

First Amendment to Settlement Agreement dated February 6, 2004, dated April 20, 2004, by and between the Plaintiff Class Representatives and Board of Trade of the City of Chicago, Inc. (previously filed as Exhibit 4.12 to Amendment No. 8 to this Registration Statement on September 30, 2004).*

4.13

Second Amendment to Settlement Agreement dated February 6, 2004, dated July 1, 2004, by and between the Plaintiff Class Representatives and Board of Trade of the City of Chicago, Inc. (previously filed as Exhibit 4.13 to Amendment No. 8 to this Registration Statement on September 30, 2004).*

5	Form of Opinion of Morris, Nichols, Arsht & Tunnell as to legality of the securities being registered.

8.1	Form of Opinion of Kirkland & Ellis concerning certain tax matters (previously filed as Exhibit 8 to Amendment No. 1 to this Registration Statement on November 21, 2001).*

8.2	Internal Revenue Service Private Letter Ruling, dated September 30, 2002 (previously filed as Exhibit 8.2 to Amendment No. 4 to this Registration Statement on December 27, 2002).*

8.3	Supplemental Internal Revenue Service Ruling, dated January 22, 2004 (previously filed as Exhibit 8.3 to Amendment No. 8 to this Registration Statement on September 30, 2004).*

10.1

Note Purchase Agreement, dated March 1, 1997, among Board of Trade of the City of Chicago and each of the purchasers listed on Schedule A attached thereto (Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

10.2

Second Amended and Restated Limited Partnership Agreement of Ceres Trading Limited Partnership, dated September 8, 1997 (Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

10.3

License Agreement, dated June 5, 1997, between Dow Jones & Company, Inc. and Board of Trade of the City of Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (previously filed as Exhibit 10.13 to this Registration Statement on October 24, 2001).*

10.4

Amendment to License Agreement, dated September 9, 1997, between Dow Jones & Company, Inc. and Board of Trade of the City of Chicago (Incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

10.5

Second Amendment to License Agreement, dated February 18, 1998, between Dow Jones & Company, Inc. and Board of Trade of the City of Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (previously filed as Exhibit 10.15 to this Registration Statement on October 24, 2001).*

10.6

Third Amendment to License Agreement, dated May, 1998, between Dow Jones & Company, Inc. and Board of Trade of the City of Chicago (Incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

10.7

Fourth Amendment to License Agreement, dated December 19, 2001, between Dow Jones & Company, Inc. and Board of Trade of the City of Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (previously filed as Exhibit 10.28 to Amendment No. 2 to this Registration Statement on September 23, 2002).*

Exhibit Number	Description

10.8

Fifth Amendment to License Agreement, dated October 29, 2003, between Dow Jones & Company, Inc. and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (previously filed as Exhibit 10.8 to Amendment No. 7 to this Registration Statement on June 17, 2004).*

10.9

Treasury Index Agreement, dated March 29, 2004, between Dow Jones & Company and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (previously filed as Exhibit 10.9 to Amendment No. 7 to this Registration Statement on June 17, 2004).*

10.10

ISDA Master Agreement and related foreign exchange forward contracts, dated
September 27, 2000, between Bank of America, N.A. and Board of Trade of the City of Chicago, Inc. (as successor to Ceres Trading Limited Partnership) (Incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

10.11

Credit Agreement, dated January 15, 2002, between Board of Trade of the City of Chicago, Inc. and LaSalle Bank National Association (previously filed as Exhibit 10.29 to Amendment No. 2 to this Registration Statement on September 23, 2003).*

10.12

First Amendment to Line of Credit Agreement, dated January 15, 2003, between Board of Trade of the City Of Chicago, Inc. and LaSalle Bank National Association (previously filed as Exhibit 10.42 to Amendment No. 6 to this Registration Statement on May 16, 2003).*

10.13	Settlement Agreement, dated August 23, 2002, among Board of Trade of the City of Chicago, Inc., Chicago Mercantile Exchange Inc., eSpeed, Inc. and Electronic Trading Systems Corporation.

10.14.1

Amended and Restated Software License Agreement, dated August 3, 2004, between LIFFE Administration and Management and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).

10.17.1

Amended and Restated Managed Services Agreement, dated August 3, 2004, between Liffe Administration and Management and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to request for confidential treatment).

10.18

Clearing Services Agreement, dated April 16, 2003, between Chicago Mercantile Exchange Inc. and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to request for confidential treatment).

10.19

Amendment to Clearing Services Agreement, dated March 1, 2004, between Chicago Mercantile Exchange Inc. and Board of Trade of the city of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to request for confidential treatment) (previously filed as Exhibit 10.19 to Amendment No. 7 to this Registration Statement on June 17, 2004).*

10.20

Executive Employment Agreement, dated May 18, 1999, between Board of Trade of the City of Chicago and Carol A. Burke (Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

10.21

Amendment to Executive Employment Agreement, dated February 28, 2001, between Board of Trade of the City of Chicago and Carol A. Burke (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

Exhibit Number	Description

10.22

General Release and Separation Agreement, between David J. Vitale and Board of Trade of the City of Chicago, Inc. dated November 4, 2002 (previously filed as Exhibit 10.38 to Amendment No. 3 to this Registration Statement on November 13, 2002).*

10.23

Letters relating to the employment of Bernard W. Dan, dated May 11, 2001 and May 15, 2001, from Board of Trade of the City of Chicago, Inc. to Bernard W. Dan (previously filed as Exhibit 10.38 to Amendment No. 3 to this Registration Statement on November 13, 2002).*

10.24

Employment Agreement, dated September 1, 2003, between Board of Trade of the City of Chicago, Inc. and Bernard W. Dan (previously filed as Exhibit 10.24 to Amendment No. 7 to this Registration Statement on June 17, 2004).*

10.25

Letters relating to the employment of William M. Farrow III, dated May 11, 2001 and May 15, 2001, from Board of Trade of the City of Chicago, Inc. to William M. Farrow III (previously filed as Exhibit 10.39 to Amendment No. 3 to this Registration Statement on November 13, 2002).*

21	Subsidiaries of CBOT Holdings.*

23.1	Consent of Deloitte & Touche LLP.

23.2	Form of Consent of Morris, Nichols, Arsht & Tunnell (included in Exhibit 5).

23.3	Form of Consent of Kirkland & Ellis (included in Exhibit 8.1) (previously filed as Exhibit 8 to Amendment No. 1 to this Registration Statement on November 21, 2001).*

24.1	Powers of Attorney (included in signature page).*

99.1	Form of Proxy Card for Special Meeting of Members of the CBOT.

99.2	Consents of Persons to be Named as Directors of CBOT Holdings and the CBOT Subsidiary (previously filed as Exhibit 99.2 to Amendment No. 8 to this Registration Statement on September 30, 2004).*

*Previously filed.
**To	be filed with a subsequent amendment.